As filed with the U.S. Securities and Exchange Commission on December 6, 2024.

Registration No. 333-280972

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

to

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aurous Resources

(Exact name of registrant as specified in its charter)

Cayman Islands	1000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Inanda Greens Business Park, Block A

Wierda Gables

54 Wierda Rd West, Wierda Valley

Sandton, 2196

South Africa
+27 67 166 4397

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Rigel Resource Acquisition Corp

7 Bryant Park

1045 Avenue of the Americas, Floor 25

New York, NY 10018
 (646) 453-2672

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Blyvoor Gold Resources Proprietary Limited (Exact name of co-registrant as specified in its charter)	Blyvoor Gold Operations Proprietary Limited (Exact name of co-registrant as specified in its charter)
Inanda Greens Business Park, Block A Wierda Gables 54 Wierda Rd West, Wierda Valley Sandton, 2196 South Africa +27 67 166 4397	Inanda Greens Business Park, Block A Wierda Gables 54 Wierda Rd West, Wierda Valley Sandton, 2196 South Africa +27 67 166 4397

South Africa	1000	Not Applicable	South Africa	1000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Copies of all correspondence to:

David Dixter Iliana Ongun Milbank LLP 100 Liverpool Street London, UK EC2M 2AT Tel: +44 20 7615 3000	Joshua G. DuClos George J. Vlahakos Zach Shub-Essig John W. Stribling Sidley Austin LLP 787 7th Avenue New York, NY 10019 Tel: (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Each of the registrants hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DECEMBER 6, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
RIGEL RESOURCE ACQUISITION CORP

AND

PROSPECTUS FOR 30,704,558 ORDINARY SHARES, AND 15,000,000 WARRANTS, IN EACH CASE, OF
AUROUS RESOURCES

LETTER TO SHAREHOLDERS OF RIGEL RESOURCE ACQUISITION CORP

Rigel Resource Acquisition Corp

7 Bryant Park, 1045 Avenue of the Americas, Floor 25

New York, NY 10018

Dear Rigel Shareholder:

On March 11, 2024, Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), entered into a Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”), by and among Rigel, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Aurous Gold”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Gauta Tailings” and, together with Aurous Gold, “Blyvoor” or the “Target Companies,” each, a “Target Company”), Aurous Resources (f/k/a RRAC NewCo), a Cayman Islands exempted company and wholly owned subsidiary of Rigel (“Aurous Resources”), and RRAC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Aurous Resources (“Merger Sub”). Each of Aurous Resources and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions contemplated by the Business Combination Agreement (the “Business Combination”). Concurrently with the execution of the Business Combination Agreement, Aurous Resources also entered into an Exchange Agreement (the “Exchange Agreement”), by and among Aurous Resources, Blyvoor Gold Proprietary Limited, a South African private limited liability company (“Blyvoor Gold”), Orion Mine Finance Fund II L.P., a Bermuda limited partnership (“Orion Fund II” and, together with Blyvoor Gold, the “Sellers”), and the Target Companies. The Business Combination Agreement was subsequently amended by that certain Omnibus Amendment, dated as of October 17, 2024 (the “Omnibus Amendment”). For more information on the Business Combination, see “Questions and Answers about the Business Combination and the General Meeting of the Shareholders.” The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The Omnibus Amendment is attached to this proxy statement/prospectus as Annex A-1.

Pursuant to the terms, and subject to the conditions, set forth in the Business Combination Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) Rigel will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company of the Merger and the separate corporate existence of Rigel ceasing, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of each Target Company (the “Share Exchange”). Following the consummation of the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the closing of the Business Combination (the “Closing” and, such date on which the Closing occurs, the “Closing Date”), Aurous Resources’ ordinary shares, par value $0.0001 (the “Aurous Resources Ordinary Shares”), are expected to be listed on the Nasdaq. The Business Combination Agreement stipulates, among other things and conditions, that the obligation of Blyvoor to consummate the Business Combination is subject to the availability of Aggregate Cash Proceeds (as defined in the Business Combination Agreement) of not less than $50 million at the Closing; provided that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources in connection with the Closing shall not be in excess of $17 million (the “Available Cash Condition”).

To effectuate the Business Combination, among other things and subject to the terms and conditions therein, the Business Combination Agreement provides that:

●	each Class A ordinary share of Rigel (a “Rigel Class A Ordinary Share”) issued and outstanding as of immediately prior to the effective time of the Merger (the “Merger Effective Time”) (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares (as defined below)) will be automatically cancelled and converted into the right to receive (i) cash consideration in an amount per share equal to the sum of (A) the cash value per share as of the Closing Date to be received in respect of a Rigel Class A Ordinary Share redeemed in the Rigel Shareholder Redemption (as defined below) minus (B) $10.00 (the “Cash Consideration”) and (ii) one Aurous Resources Ordinary Share (the “Equity Consideration” and together with the Cash Consideration, the “Class A Merger Consideration”);

●	each Rigel Class A Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time with respect to which a Rigel shareholder has validly exercised its redemption rights (collectively, the “Redemption Shares”) will not be converted into and become the Class A Merger Consideration, and instead will, at the Merger Effective Time, be redeemed for an amount in cash per share calculated in accordance with such shareholder’s redemption rights (such redemption, the “Rigel Shareholder Redemption”);

●	each Class B ordinary share of Rigel (a “Rigel Class B Ordinary Share” and collectively, together with the Rigel Class A Ordinary Shares, the “Rigel Ordinary Shares”) issued and outstanding immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement) will be automatically cancelled and converted into the right to receive one Aurous Resources Ordinary Share; and

●	each issued and outstanding public warrant of Rigel (the “Rigel Public Warrants”) will be converted automatically into the right of the holder thereof to receive one public warrant of Aurous Resources (the “Aurous Resources Public Warrants”), and each issued and outstanding private warrant of Rigel (the “Rigel Private Warrants”) will be converted automatically into the right of the holder thereof to receive one private warrant of Aurous Resources (the “Aurous Resources Private Warrants” and, together with the Aurous Resources Public Warrants, the “Aurous Resources Warrants”). Each Aurous Resources Public Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Public Warrants, and each Aurous Resources Private Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Private Warrants, except that in each case they will represent the right to acquire Aurous Resources Ordinary Shares.

On March 11, 2024, concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor”) entered into subscription agreements with certain institutional and accredited investors (the “PIPE Investors,” and each a “PIPE Investor,” and the subscription agreements, the “Subscription Agreements”) pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares (the “PIPE Investment Shares”), at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (the “PIPE Investment”).

Pursuant to the Subscription Agreements, a PIPE Investor may elect to reduce the number of PIPE Investment Shares it is obligated to purchase under its Subscription Agreement, on a one-for-one basis, up to the total amount of PIPE Investment Shares subscribed thereunder, to the extent such PIPE Investor (i) purchases Rigel Class A Ordinary Shares (the “Open-Market Purchase Shares”) in open market transactions at a price of less than or equal to the Closing redemption price per share, as established prior to the record date for voting at the Rigel shareholder meeting held to approve the Business Combination (the “General Meeting”),or (ii) beneficially owned any Rigel Class A Ordinary Shares as of the date of its Subscription Agreement (the “Currently Owned Shares” and together with the Open-Market Purchase Shares and the PIPE Investment Shares, the “Total PIPE Investment Shares”). This reduction right is subject to any PIPE Investor agreeing, with respect to such Open-Market Purchase Shares, to (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing, (B) not vote any such Open-Market Purchase Shares in favor of approving the Business Combination and instead submits a proxy abstaining from voting thereon and (C) to the extent such PIPE Investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights, and with respect to such Currently Owned Shares, to (X) not sell or transfer any such Currently Owned Shares prior to the Closing, (Y) vote all of its Currently Owned Shares in favor of approving the Business Combination at the General Meeting, and (Z) to the extent such PIPE Investor has the right to have all or some of its Currently Owned Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights.

In addition, in connection with the Closing and pursuant to the Subscription Agreements:

●	the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares it holds in an amount equal to (i) (A) four, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten (the “Sponsor Forfeit Shares”);

●	Blyvoor Gold shall surrender an aggregate number of Aurous Resources Ordinary Shares it receives as Exchange Consideration (as defined below) in an amount equal to (i) (A) one, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten (the “Blyvoor Forfeit Shares”); and

●	each PIPE Investor shall receive, following the Closing, a number of Aurous Resources Ordinary Shares equal to its proportion of the sum of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares (pro rata for such PIPE Investor’s Total PIPE Investment Shares), for no additional cash consideration, other than their par value.

In connection with the execution of the Business Combination Agreement, Rigel, Aurous Resources, the Target Companies, the Sponsor and the persons set forth on Schedule I thereto (collectively with the Sponsor, the “Sponsors”) have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”). The Sponsor Support Agreement was subsequently amended by the Omnibus Amendment. The Sponsor Support Agreement provides that, among other things, the Sponsors agree (i) to vote in favor of the Business Combination Agreement and the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede, frustrate, inhibit, interfere with, delay, discourage or adversely affect the timely consummation of the Business Combination, (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing Rigel Class B Ordinary Shares that would result from the issuance of Aurous Resources Ordinary Shares or Rigel Class A Ordinary Shares, (v) subject to certain conditions, to sell to Aurous Resources a certain number of either Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, (vi) subject to certain conditions, to extend, or cause their respective affiliate to extend, the maturity date of each of the Working Capital Loans (as defined in the Omnibus Amendment) and, in connection with the Sponsor Warrant Redemption (as defined below), if any, prepare and issue a non-interest bearing promissory note in favor of each Sponsor with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price and (vii) to exercise, or cause its affiliates to exercise, either of the Rigel Public Warrants or Rigel Private Warrants only on a “cashless basis” and forgo any right of conversion with respect to the Working Capital Loans (as defined in the Omnibus Amendment), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares shall be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after Closing. For more information on the Sponsor Support Agreement and the Omnibus Amendment, see “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”

Compensation of the Sponsor, its affiliates and promoters in connection with the Business Combination: The Sponsor, its affiliates and promoters will receive (i) 7,500,000 Aurous Resources Ordinary Shares upon the conversion of the 7,500,000 Founder Shares, for which they paid $25,000 in the aggregate, (ii) subject to any Rigel Warrant sales (if any) pursuant to the Sponsor Warrant Redemption (as defined below), 14,000,000 Aurous Resources Private Warrants upon the conversion of 14,000,000 Rigel Private Warrants, which were purchased for $1.00 per warrant and (iii) other compensation in the amount of approximately $10.8 million. In addition, commencing on the date the Rigel Public Units were first listed on the New York Stock Exchange (the “NYSE”), Rigel has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. This compensation and securities issuances may result in a material dilution of the equity interests of non-redeeming public shareholders. See the section entitled “Proposal No. 1—Business Combination—Compensation Received by the Sponsor” for more information.

Conflicts of interest in connection with the Business Combination: There may be actual or potential material conflicts of interest between or among (i) the Sponsor, its affiliates, Rigel officers, Rigel directors, or promoters, Blyvoor, Blyvoor officers, Blyvoor directors, Aurous Resources officers or Aurous Resources directors and (ii) unaffiliated security holders of Rigel. In addition, Rigel’s co-placement agents and advisors, Citi and Hannam, have a financial interest that may conflict with your interests. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the interests that the Sponsor and affiliates have in the Business Combination. See the section entitled “Proposal No. 1—Business Combination— Interests of Certain Persons in the Business Combination and Conflicts of Interest” for more information.

At the General Meeting, Rigel’s shareholders will be asked to consider and vote upon a proposal, as an ordinary resolution, to approve the Business Combination Agreement, attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, and the Business Combination (the “Business Combination Proposal” or “Proposal No. 1”).

Rigel’s shareholders will also be asked to consider and vote upon a proposal, as a special resolution, to approve the Merger and the related plan of merger, attached hereto as Annex B (the “Plan of Merger”), pursuant to which the Merger will be consummated (the “Merger Proposal” or “Proposal No. 2”).

At the General Meeting, Rigel’s shareholders will be asked to consider and vote upon a proposal, as an ordinary resolution, to approve a proposed 2024 Equity Incentive Plan, attached hereto as Annex C (the “2024 Equity Incentive Plan Proposal” or “Proposal No. 3”).

Rigel’s shareholders will also be asked to consider and vote upon a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition (the “Adjournment Proposal” or “Proposal No. 4”).

Each of Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4 is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

Pursuant to Rigel’s amended and restated memorandum and articles of association, Rigel is providing each of its public shareholders with the opportunity to redeem, upon the Closing, any Rigel Class A Ordinary Shares then held by such shareholder for cash equal to such Rigel shareholder’s respective pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account of Rigel, which holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of Rigel’s Initial Public Offering (as defined below) and certain of the proceeds of the Private Placement (the “Trust Account”). Public shareholders may elect to redeem their Rigel Class A Ordinary Shares even if they vote in favor of the Business Combination Proposal.

Rigel is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournments or postponements of the General Meeting. Information about the General Meeting, the Business Combination and other related business to be considered by Rigel’s shareholders at the General Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the General Meeting, all Rigel’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of Blyvoor, carefully and in its entirety. In particular, you are urged to read carefully the section entitled “Risk Factors.”

After careful consideration, the board of directors of Rigel (the “Rigel Board”) has approved the Business Combination Agreement and the Business Combination, and recommends that Rigel’s shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination and “FOR” any other proposal presented to Rigel’s shareholders in this proxy statement/prospectus. When considering the Rigel Board’s recommendation of these proposals, you should keep in mind that certain Rigel directors and officers have interests in the Business Combination that may conflict with your interests as shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the manner in which Rigel compensates Rigel’s Sponsor, officers and directors or the manner in which Rigel’s Sponsor compensates its officers and directors. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination and Conflicts of Interest” for additional information. Rigel’s Sponsor, its affiliates and certain officers and directors will receive Aurous Resources Ordinary Shares in connection with the Business Combination. This securities issuance may result in a material dilution of the equity interests of non-redeeming shareholders who hold the securities until the consummation of the Business Combination. See the section entitled “Risk Factors—Risks Related to the Redemption of Rigel’s Shares—Rigel’s public shareholders will experience immediate dilution as a consequence of the issuance of Aurous Resources Ordinary Shares as consideration in the Business Combination and due to future issuances pursuant to the 2024 Equity Incentive Plan and in the form of the Gauta Tailings Deferred Consideration and any Earnout Shares, as applicable. Having a minority share position may reduce the influence that Rigel’s current shareholders have on the management of the combined company.”

The Rigel Board considered the opinion, dated March 11, 2024, of Kroll, LLC (operating through its Duff & Phelps Opinions Practice) to the Rigel Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of Rigel Class A Ordinary Shares (other than as specified therein) of the Aggregate Consideration (as defined in this proxy statement/prospectus) to be paid by Rigel in the Business Combination, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps as set forth in such opinion. For additional information, see “Proposal No. 1—The Business Combination Proposal—Opinion of Kroll, LLC to the Rigel Board.” This opinion was only one of many factors considered by the Rigel Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Rigel Board or Rigel management with respect to the Business Combination or the Aggregate Consideration.

Approval of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the Rigel Ordinary Shares that are entitled to vote and are voted at the General Meeting. Approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the Rigel Ordinary Shares that are entitled to vote and are voted at the General Meeting. The Business Combination Agreement was not structured to require the approval of at least a majority of unaffiliated security holders of Rigel.

Rigel is and, upon consummation of the Business Combination, Aurous Resources will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Upon consummation of the Business Combination, Aurous Resources will also be a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Aurous Resources’ directors, senior management and holders of more than 10% of the issued and outstanding Aurous Resources Ordinary Shares will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Aurous Resources will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the General Meeting of Rigel’s shareholders. We encourage you to carefully read this entire document, including the annexes and other documents referred to therein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 90 of this proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your Rigel Ordinary Shares are represented at the General Meeting. If you hold your Rigel Ordinary Shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee to ensure that your Rigel Ordinary Shares are represented and voted at the General Meeting. The Business Combination will be consummated only if the Business Combination Proposal and the Merger Proposal are approved at the General Meeting. The Closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your broker, bank or other nominee how to vote, and you do not attend the General Meeting in person, your Rigel Ordinary Shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF RIGEL CLASS A ORDINARY SHARES ISSUED IN RIGEL’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”), OTHER THAN THE SPONSOR, SHAREHOLDERS OF RIGEL PRIOR TO RIGEL’S INITIAL PUBLIC OFFERING AND RIGEL’S OFFICERS AND DIRECTORS (TO THE EXTENT THAT THEY HOLD THE PUBLIC SHARES), HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE BUSINESS COMBINATION. RIGEL PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR THE MERGER PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL OR THE MERGER PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT RIGEL REDEEM YOUR RIGEL CLASS A ORDINARY SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR RIGEL CLASS A ORDINARY SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE GENERAL MEETING. YOUR REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE TRANSFER AGENT IN ORDER TO VALIDLY REDEEM ITS RIGEL CLASS A ORDINARY SHARES. YOU MAY TENDER YOUR RIGEL CLASS A ORDINARY SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR RIGEL CLASS A ORDINARY SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S (“DTC”) DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR RIGEL CLASS A ORDINARY SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD YOUR RIGEL CLASS A ORDINARY SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE RIGEL CLASS A ORDINARY SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Rigel Board, I would like to thank you for your support of Rigel and look forward to a successful completion of the Business Combination.

Sincerely,

Jonathan Lamb
Chief Executive Officer

      , 2024

Important Notice Regarding the Availability of Proxy Materials for the General Meeting to be held on      , 2024.

The notice of the General Meeting and the related proxy statement will be available at www.cstproxy.com/[       ].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED PARTY TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated      , 2024 and is expected to be first mailed or otherwise delivered to Rigel’s shareholders on or about      , 2024.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF RIGEL RESOURCE ACQUISITION CORP
TO BE HELD ON      , 2024

To Shareholders of Rigel:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Rigel, will be held on [       ], 2024 at [       ], New York City time, at Sidley Austin LLP, located at 787 Seventh Avenue New York, New York 10019, and via a live webcast at www.cstproxy.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned. You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following items:

●	Business Combination Proposal – a proposal, as an ordinary resolution, to approve the Business Combination Agreement, attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, and the Business Combination;

●	Merger Proposal – a proposal, as a special resolution, to approve the Merger and the Plan of Merger, attached hereto as Annex B, pursuant to which the Merger will be consummated;

●	2024 Equity Incentive Plan Proposal – a proposal, as an ordinary resolution, to approve a proposed 2024 Equity Incentive Plan, attached hereto as Annex C; and

●	Adjournment Proposal – a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

To attend the meeting virtually, please visit www.cstproxy.com/[       ] and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

The record date for the General Meeting for Rigel shareholders is [       ], 2024. For Rigel shareholders holding their Rigel Ordinary Shares in “street name,” only shareholders holding such Rigel Ordinary Shares at the close of business on the record date may vote at the General Meeting or any adjournment thereof. Rigel shareholders that hold their Rigel Ordinary Shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Rigel Ordinary Share held on the record date of the General Meeting.

Pursuant to the terms, and subject to the conditions, set forth in the Business Combination Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) Rigel will merge with and into Merger Sub, with Merger Sub being the surviving company of the Merger and the separate corporate existence of Rigel ceasing, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of the Target Companies. Following the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the Closing, the Aurous Resources Ordinary Shares are expected to be listed on the Nasdaq.

To effectuate the Business Combination, among other things and subject to the terms and conditions therein, the Business Combination Agreement provides that:

●	each Rigel Class A Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically cancelled and converted into the right to receive the Class A Merger Consideration;

●	the Redemption Shares will not be converted into and become the Class A Merger Consideration, and instead will at the Merger Effective Time be redeemed for an amount in cash per share calculated in accordance with such shareholder’s redemption rights;

●	each Rigel Class B Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement) will be automatically cancelled and converted into the right to receive one Aurous Resources Ordinary Share; and

●	each issued and outstanding Rigel Public Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Public Warrant, and each issued and outstanding Rigel Private Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Private Warrant. Each Aurous Resources Public Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Public Warrants, and each Aurous Resources Private Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Private Warrants, except that in each case they shall represent the right to acquire Aurous Resources Ordinary Shares.

On March 11, 2024, concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor, as part of the PIPE Investment, entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (subject to certain adjustments further described herein).

Pursuant to the Subscription Agreements, a PIPE Investor may elect to reduce the number of PIPE Investment Shares it is obligated to purchase under its Subscription Agreement, on a one-for-one basis, up to the total amount of PIPE Investment Shares subscribed thereunder, to the extent such PIPE Investor (i) purchases Open-Market Purchase Shares in open market transactions at a price of less than or equal to the Closing redemption price per share, as established prior to the record date for voting at the General Meeting, or (ii) beneficially owned any Rigel Class A Ordinary Shares as of the date of its Subscription Agreement. This reduction right is subject to PIPE Investor agreeing, with respect to such Open-Market Purchase Shares, to (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing, (B) not vote any such Open-Market Purchase Shares in favor of approving the Business Combination and instead submit a proxy abstaining from voting thereon and (C) to the extent such PIPE Investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights, and with respect to such Currently Owned Shares, to (X) not sell or transfer any such Currently Owned Shares prior to the Closing, (Y) vote all of its Currently Owned Shares in favor of approving the Business Combination at the General Meeting and (Z) to the extent such PIPE Investor has the right to have all or some of its Currently Owned Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights.

In addition, in connection with the Closing and pursuant to the Subscription Agreements:

●	the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares it holds in an amount equal to (i) (A) four, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten;

●	Blyvoor Gold shall surrender an aggregate number of Aurous Resources Ordinary Shares it receives as Exchange Consideration in an amount equal to (i) (A) one, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten; and

●	each PIPE Investor shall receive, following the Closing, a number of Aurous Resources Ordinary Shares equal to its proportion of the sum of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares (pro rata for such PIPE Investor’s Total PIPE Investment Shares), for no additional cash consideration, other than their par value.

In connection with the execution of the Business Combination Agreement, Rigel, Aurous Resources, the Target Companies and the Sponsors have entered into the Sponsor Support Agreement. The Sponsor Support Agreement was subsequently amended by the Omnibus Amendment. The Sponsor Support Agreement provides that, among other things, the Sponsors agree (i) to vote in favor of the Business Combination Agreement and the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede, frustrate, inhibit, interfere with, delay, discourage or adversely affect the timely consummation of the Business Combination, (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing Rigel Class B Ordinary Shares that would result from the issuance of Aurous Resources Ordinary Shares or Rigel Class A Ordinary Shares, (v) subject to certain conditions, to sell to Aurous Resources a certain number of either Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, (vi) subject to certain conditions, to extend, or cause their respective affiliate to extend, the maturity date of each of the Working Capital Loans (as defined in the Omnibus Amendment) and, in connection with the Sponsor Warrant Redemption (as defined below), if any, prepare and issue a non-interest bearing promissory note in favor of each Sponsor with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price and (vii) to exercise, or cause its affiliates to exercise, either of the Rigel Public Warrants or Rigel Private Warrants only on a “cashless basis” and forgo any right of conversion with respect to the Working Capital Loans (as defined in the Omnibus Amendment), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares shall be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after Closing. For more information on the Sponsor Support Agreement and the Omnibus Amendment, see “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”.

The above matters are more fully described in this proxy statement/prospectus, which includes, as Annex A, a copy of the Business Combination Agreement and as Annex A-1, a copy of the Omnibus Amendment. You are urged to read carefully this proxy statement/prospectus in its entirety, including each of the Annexes hereto and the accompanying financial statements provided herein.

Pursuant to Rigel’s amended and restated memorandum and articles of association, Rigel is providing each of its public shareholders with the opportunity to redeem, upon the Closing, any Rigel Class A Ordinary Shares then held by such shareholder for cash equal to such Rigel shareholder’s respective pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account, which holds the proceeds (including interest accrued thereon, which shall be net of taxes payable) of Rigel’s Initial Public Offering and certain of the proceeds of the Private Placement. Public shareholders may elect to redeem their Rigel Class A Ordinary Shares even if they vote in favor of the Business Combination Proposal.

The Closing of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Class A Ordinary Shares and the Rigel Class B Ordinary Shares (together, the “Rigel Ordinary Shares”) represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

By Order of the Board of Directors,

Oskar Lewnowski
Chairman of the Board of Directors

             , 2024

New York, New York

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Aurous Resources constitutes a prospectus of Aurous Resources under Section 5 of the Securities Act (as defined below) with respect to the shares of Aurous Resources to be issued to Rigel’s shareholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the General Meeting of Rigel’s shareholders, at which such shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, among other matters and proposals.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus. None of Rigel, Blyvoor or Aurous Resources takes any responsibility for, and can provide no assurances as to the reliability of, any other information or representation others may give you. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Rigel, Blyvoor or Aurous Resources since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Rigel, free of charge, by written request to 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018.

In order for Rigel’s shareholders to receive timely delivery of the documents in advance of the General Meeting, you must request the information no later than      , 2024, or five business days prior to the date of the General Meeting.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

●	“$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

●	“R,” “ZAR” and “rand” each refer to the South African rand.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. For further information see below under “Important Information About IFRS and Non-IFRS Financial Measures—Convenience Translation of rand into U.S. Dollars.”

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

This proxy statement/prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. Aurous Gold and Gauta Tailings present non-IFRS measures because they are used by Aurous Gold’s and Gauta Tailings’ management in monitoring their businesses and because Aurous Gold and Gauta Tailings believe that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in their industry.

Presentation of Financial Information

This proxy statement/prospectus contains:

(i)	the audited financial statements of Rigel as of and for the years ended December 31, 2023 and 2022, prepared in accordance with U.S. GAAP;

(ii)	the unaudited financial statements of Rigel as of and for the quarters ended September 30, 2024 and 2023, prepared in accordance with U.S. GAAP (together with the audited financial statements of Rigel referred to above, the “Rigel Historical Financial Information”);

(iii)	the audited consolidated financial statements of Aurous Gold as of and for the years ended February 29, 2024 and February 28, 2023, prepared in accordance with IFRS;

(iv)	the unaudited consolidated financial statements of Aurous Gold as of and for the six months ended August 31, 2024 and 2023, prepared in accordance with IFRS;

(v)	the audited financial statements of Gauta Tailings as of and for the years ended February 29, 2024 and February 28, 2023, prepared in accordance with IFRS;

(vi)	the unaudited financial statements of Gauta Tailings as of and for the six months ended August 31, 2024 and 2023, prepared in accordance with IFRS (together with the financial statements of Aurous Gold referred to above, the “Blyvoor Historical Financial Information”);

(vii)	the audited balance sheet of Aurous Resources as of September 30, 2024, prepared in accordance with U.S. GAAP (the “Aurous Resources Historical Financial Information”) and

(viii)	the unaudited pro forma condensed combined financial information of Aurous Resources as of August 31, 2024 and for the year ended February 29, 2024 and the six months ended August 31, 2024, prepared in accordance with Article 11 of Regulation S-X.

The Blyvoor Historical Financial Information included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are reported in rand.

Aurous Resources

Aurous Resources was incorporated on February 8, 2024, for the purpose of effectuating the Business Combination described herein. Aurous Resources has no material assets and does not operate any businesses. The balance sheet of Aurous Resources included in this proxy statement/prospectus has been prepared in accordance with U.S. GAAP. Following the Business Combination, Aurous Resources will qualify as a foreign private issuer as defined under Rule 405 under the Securities Act and will prepare its financial statements denominated in rand and in accordance with IFRS. Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and is denominated in rand.

IFRS

Unless otherwise stated, the financial information in this proxy statement/prospectus has been prepared in accordance with IFRS as issued by the IASB.

Other Non-IFRS Financial Measures

This proxy statement/prospectus contains certain unaudited financial and operating measures that are not defined or recognized under IFRS that we use to assess the performance of our business. Explanations of these measures are set out under “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Aurous Gold’s Results of Operations—Costs and effects of inflation—Non-IFRS Cost Indicators.” For example, in this proxy statement/prospectus, we present non-IFRS financial measures such as all-in sustaining cost, all-in cost, adjusted all-in sustaining cost, and adjusted all-in cost which we use to, among other things, evaluate the performance of our operations, develop budgets, and measure our performance against those budgets. As there are no generally accepted accounting principles governing the calculation of non-IFRS financial and operating measures, other companies may calculate such measures differently or may use such measures for different purposes than we do, and such measures should therefore not be used to compare us against another company.

We believe that the above non-IFRS financial measures assist in evaluating our trading performance, as these measures are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. These non-IFRS measures are used by different companies for differing purposes and are often calculated in ways that reflect the particular circumstances of those companies. You should exercise caution in comparing these measures reported by us to such measures or other similar measures as reported by other companies. Investors should not consider these non-IFRS measures (i) as a substitute for operating results (as determined in accordance with IFRS) or as a measure of our operating performance, (ii) as a substitute for cash flow from or used in operating, investing and financing activities (as determined in accordance with IFRS) or as a measure of our ability to meet cash needs or (iii) as a substitute for any other measure of performance under IFRS. These measures may not be indicative of our historical operating results or financial condition, nor are such measures meant to be predictive of our future results or financial condition.

Rounding and Negative Amounts

Certain figures in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures which precede them.

In presenting the Blyvoor Historical Financial Information, as well as other information, of Aurous Gold and Gauta Tailings, most numerical figures are presented in thousands of rand or millions of rand, and in presenting the Rigel Historical Financial Information, as well as other information, of Rigel, and the Aurous Resources Historical Financial Information, as well as other information of, Aurous Resources, most numerical figures are presented in thousands of U.S. dollars or millions of U.S. Dollars. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest one thousand or nearest one hundred thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in the Blyvoor Historical Financial Information, Rigel Historical Financial Information and Aurous Resources Historical Financial Information.

In tables, negative financial amounts are shown between brackets. Otherwise, negative financial amounts may also be shown by “–” or “negative” before the amount.

Convenience Translation of rand into U.S. Dollars

Certain amounts in rand included elsewhere in this proxy statement/prospectus have been expressed in U.S. dollars for convenience. Except as otherwise expressly indicated, the rate we used to convert these amounts was R19.1884 to $1.00 (the “Reference Rate”), subject to rounding adjustments, which was the noon buying rate as of February 29, 2024 in the City of New York as announced for custom purposes by the Federal Reserve Bank of New York. The U.S. dollar equivalent information included elsewhere in this proxy statement/prospectus is provided solely for convenience of investors, is not in accordance with any generally accepted accounting principles and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at this rate or at any other rate.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which Blyvoor competes as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Blyvoor’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Blyvoor management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TECHNICAL MINING INFORMATION

Cautionary Note Regarding Presentation of Mineral Reserve and Mineral Resource Estimates

The SEC adopted new mineral property disclosure requirements in subpart 1300 of Regulation S-K (the “S-K 1300”) effective January 2021 that are applicable to all mining companies filing registration statements with the SEC. Blyvoor has inferred, indicated and measured mineral resources and probable and proven mineral reserves. Investors should understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. An inferred mineral resource has a lower level of confidence than that applying to an indicated or measured mineral resource and may not be converted to a mineral reserve.

The Blyvoor Gold Mine is currently in commercial operation, but is expected to enter a ramp-up phase in order to reach steady-state production. There is currently no commercial production at the Gauta Tailings Project. A feasibility study level report titled “S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa” with respect to the Blyvoor Gold Mine has been prepared for Aurous Gold with an effective date of February 29, 2024 (referred to herein as “Mine TRS”). A prefeasibility study level report titled “S-K 1300 Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa” with respect to the Gauta Tailings Project has been prepared for Gauta Tailings with an effective date of February 29, 2024 (referred to herein as “Tailings TRS”). Gauta Tailings intends to commission a formal feasibility study level report for the Gauta Tailings Project (the “Gauta Feasibility Study”). The Gauta Feasibility Study has not yet been started and is not expected to be completed until fiscal 2026.

You are cautioned that, except for that portion of mineral resources classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under S-K 1300, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource can be economically or legally mined, or that it will ever be upgraded to a higher category. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded to mineral reserves.

Qualified Person Statement

Some technical mining information contained herein with respect to the Blyvoor Gold Mine and the Gauta Tailings Project is derived from the Mine TRS, and the Tailings TRS. Each of Mr. Uwe Engelmann BSc (Zoo. & Bot.), BSc Hons (Geol.), Pr.Sci.Nat., FGSSA and Mr. Daniel (Daan) van Heerden B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA have approved and verified the technical mining information related to the Blyvoor Gold Mine and Gauta Tailings Project contained in the Mine TRS and Tailings TRS, respectively, and reproduced in this proxy statement/prospectus.

SELECTED DEFINITIONS

In this proxy statement/prospectus unless stated otherwise or the context otherwise requires, a reference to:

●	“2024 Equity Incentive Plan” means the proposed equity incentive plan of Aurous Resources, further described under “Proposal No. 3—The 2024 Equity Incentive Plan Proposal”;

●	“Additional PIPE Investors” means additional investors participating in the PIPE Funding pursuant to a Subscription Agreement, other than the PIPE Investors;

●	“AEL” means atmospheric emissions license;

●	“Aggregate Cash Proceeds” shall have the meaning set forth in the Business Combination Agreement;

●	“Aggregate Consideration” means, in the aggregate, the Exchange Consideration, the Gauta Tailings Deferred Consideration (as defined below) and the Earnout Shares (as defined below);

●	“AMCU” means the Association of Mineworkers and Construction Union;

●	“Ancillary Agreements” means, collectively, the Exchange Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Subscription Agreements, the Orion Forward Purchase Agreement, the Assumed Warrant Agreement, the Side Letter, the Proposed Organizational Documents and, as applicable, any subscription agreements entered into with respect to the PIPE Financing;

●	“Assumed Warrant Agreement” means the Warrant Assignment, Assumption and Amendment Agreement, into which Aurous Resources, Rigel and Continental Stock Transfer & Trust Company intend to enter at the Closing, amend the Original Warrant Agreement in order to effectuate the transfer of Rigel Warrants into Aurous Resources Warrants;

●	“August 2024 Working Capital Loan” means the promissory note between Rigel, as maker, and the Sponsor, as payee, dated August 23, 2024;

●	“Aurous Gold” means Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company;

●	“Aurous Gold Consideration” means 28,017,500 Aurous Resources Ordinary Shares issuable to Blyvoor Gold in exchange for its shares of Aurous Gold;

●	“Aurous Resources” means Aurous Resources, a Cayman Islands exempted company and wholly owned subsidiary of Rigel;

●	“Aurous Resources Board” means the board of directors of Aurous Resources;

●	“Aurous Resources Ordinary Shares” means ordinary shares, par value $0.0001 per share, in the share capital of Aurous Resources;

●	“Aurous Resources Private Warrant” means one warrant of Aurous Resources entitling the holder thereof to purchase one Aurous Resources Ordinary Share on substantially the same terms and conditions described in the Final Prospectus with respect to the Rigel Private Warrants;

●	“Aurous Resources Public Warrant” means one warrant of Aurous Resources entitling the holder thereof to purchase one Aurous Resources Ordinary Share on substantially the same terms and conditions described in the Final Prospectus with respect to the Rigel Public Warrants;

●	“Aurous Resources Warrants” means, collectively, the Aurous Resources Public Warrants and the Aurous Resources Private Warrants;

●	“AURS” means the ticker symbol that Aurous Resources Ordinary Shares are expected to be traded under on Nasdaq;

●	“AURSW” means the ticker symbol that Aurous Resources Public Warrants are expected to be traded under on Nasdaq;

●	“Available Cash Condition” means the closing condition, set forth in the Business Combination Agreement, whereby the obligation of Blyvoor to consummate the Business Combination is subject to the availability of Aggregate Cash Proceeds of not less than $50 million at the Closing; provided that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources in connection with the Closing shall not be in excess of $17 million;

●	“BEE” means Black Economic Empowerment;

●	“Benoryn” means Benoryn Investment Holdings Proprietary Limited, a South African private limited liability company;

●	“Blyvoor” or “Target Companies” means Aurous Gold and Gauta Tailings, together;

●	“Blyvoor Capital” means Blyvoor Gold Capital Proprietary Limited, a South African private limited liability company;

●	“Blyvoor Forfeit Shares” means the Aurous Resources Ordinary Shares Blyvoor Gold receives as Exchange Consideration in an amount equal to (i) (A) one, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten that Blyvoor Gold shall surrender in connection with the Closing and pursuant to the Subscription Agreements;

●	“Blyvoor Gold” means Blyvoor Gold Proprietary Limited, a South African private limited liability company, a shareholder of Aurous Gold and the sole shareholder of Gauta Tailings;

●	“Blyvoor Gold Mine” means the underground gold mine situated in the Carletonville Goldfield of the Witwatersrand Basin in South Africa, the main asset of Aurous Gold;

●	“Blyvoor Group” or “Target Group Companies” means Aurous Gold and Gauta Tailings, together with their respective subsidiaries (if any);

●	“Blyvoor Processing Plant” means the processing/metallurgical plant to treat orebodies at the Blyvoor Gold Mine;

●	“BWU” means the Blyvoor Workers Union;

●	“Business Combination” means all of the transactions contemplated by the Business Combination Agreement and the other transaction documents contemplated therein;

●	“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 11, 2024 by and among Aurous Gold, Gauta Tailings, Rigel, Aurous Resources, and Merger Sub, which is attached hereto as Annex A, as it may be amended from time to time, including pursuant to the Omnibus Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A-1;

●	“capital expenditure” means capital expenditures or capital costs;

●	“Carbon Tax Act” means the Carbon Tax Act, 15 of 2019 of the Republic of South Africa as amended;

●	“Carletonville Goldfield” means the goldfield located in the Witwatersrand Basin near the town of Carletonville, Gauteng, South Africa;

●	“Cash Consideration” means cash consideration in an amount per share equal to the sum of (i) the cash value per share as of the Closing Date to be received in respect of a Rigel Class A Ordinary Share redeemed in the Rigel Shareholder Redemption minus (ii) $10.00;

●	“Cash Redemption Amount” means the aggregate amount of cash required to satisfy any valid exercise by Rigel public shareholders of their right to have Rigel redeem their Rigel Class A Ordinary Shares in connection with the Business Combination;

●	“Citi” means Citigroup Global Markets Inc.;

●	“Class A Merger Consideration” means the Equity Consideration and the Cash Consideration;

●	“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement;

●	“Closing Date” means the date on which the Closing will occur;

●	“CMA” means the Common Monetary Area, which includes South Africa, Namibia, Lesotho and Eswatini;

●	“Code” means the Internal Revenue Code of 1986, as may be amended from time to time;

●	“Companies Act” means the Cayman Islands Companies Act (As Revised);

●	“Company Benefit Plan” has the meaning set forth in the Business Combination Agreement;

●	“Converted Mining Right” means converted mining right GP 30/5/1/2/2/143 MR granted to Blyvoor Capital;

●	“CPI” means consumer price index;

●	“Currently Owned Shares” means beneficially owned Rigel Class A Ordinary Shares by each PIPE Investor as of the date of its Subscription Agreement;

●	“December 2023 Working Capital Loan” means the promissory note between Rigel, as maker, and the Sponsor, as payee, dated December 28, 2023;

●	“DMRE” means the Department of Mineral Resources and Energy of the Republic of South Africa;

●	“DTC” means Depository Trust Company;

●	“DWAC” means the Deposit Withdrawal At Custodian system operated by DTC;

●	“DWS” means the Department of Water and Sanitation of the Republic of South Africa;

●	“EA” means environmental authorization, construed in accordance with the laws of the Republic of South Africa;

●	“Earnings Threshold” means the threshold which is determined by the Minister of Employment and Labour from time to time pursuant to section 6(3) of the Basic Conditions of Employment Act, 1997 as amended, together with the rules and regulations promulgated thereunder;

●	“EBIT” means earnings before interest and taxes;

●	“EEAA” means the Employment Equity Amendment Act No. 4 of 2022 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“Emergent” means Emergent Capital Solutions 3 Proprietary Limited;

●	“Equity Consideration” means one Aurous Resources Ordinary Share to be received by each holder of Rigel Class A Ordinary Shares at the Merger Effective Time for each Rigel Class A Ordinary Share it owns;

●	“EU” means the European Union;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

●	“Exchange Agreement” means that certain Exchange Agreement dated March 11, 2024, by and among Aurous Resources, Blyvoor Gold, Orion Fund II, Aurous Gold and Gauta Tailings;

●	“Exchange Consideration” means, collectively, the Gauta Tailings Consideration, the Aurous Gold Consideration and the Orion Resources Consideration;

●	“Exchange Control Regulations” means the Exchange Control Regulations, 1961 made in terms of the Currency and Exchanges Act No. 9 of 1993 (and all directives and rulings issued thereunder);

●	“Exotix” means Exotix Partners LLP;

●	“Final Prospectus” means Rigel’s final prospectus dated November 4, 2021 and filed with the SEC on November 8, 2021;

●	“FinSurv” means the Financial Surveillance Department of the SARB;

●	“First Extension Loan” means the convertible promissory note between Rigel, as maker, and the Sponsor and Orion GP, each as payee, dated May 8, 2023, as amended and restated on December 28, 2023;

●	“fiscal” when followed by a year means the fiscal year of the entity referenced, with the fiscal year of Aurous Gold, Gauta Tailings and Aurous Resources running from March 1 to February 28 (or to February 29 if a leap year, such as 2024) on each year, and the fiscal year of Rigel ending on December 31 on each year;

●	“Founder Shares” means the Rigel Class B Ordinary Shares purchased by the Sponsor in a private placement prior to Rigel’s Initial Public Offering;

●	“FPR” means the Financial Provisioning Regulations of the Republic of South Africa that were published on November 20, 2015;

●	“Gauta Feasibility Study” means the feasibility accuracy level study, which Gauta Tailings expects to commission for the Gauta Tailings Project;

●	“Gauta Tailings” means Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company;

●	“Gauta Tailings Consideration” means 600,000 Aurous Resources Ordinary Shares issuable to Blyvoor Gold in exchange for its shares of Gauta Tailings;

●	“Gauta Tailings Deferred Consideration” means a number of Aurous Resources Ordinary Shares equal to the product of (i) the quotient of (A) the aggregate amount of proceeds from the PIPE Investment (as defined in the Business Combination Agreement), divided by (B) 100,000, multiplied by (ii) 346.6666667, which Blyvoor Gold will be entitled to receive, as promptly as practicable after the date that is 90 days following the Closing;

●	“Gauta Tailings Project” means the surface Gauta Tailings’ planned tailings retreatment project, which is currently in pre-development phase;

●	“GDPR” means the European General Data Protection Regulation;

●	“General Meeting” means the extraordinary general meeting of the shareholders of Rigel that is the subject of this proxy statement/prospectus;

●	“General Notarial Covering Bond” means the mortgage granted by Blyvoor Capital, as mortgagor, to the Security Agent, as mortgagee, securing an amount of R842.4 million over all of its movable property, including its plant, equipment and machinery;

●	“Goldman” means Goldman Sachs & Co. LLC, as the underwriter in Rigel’s Initial Public Offering consummated on November 9, 2021;

●	“Hannam” means H&P Advisory Ltd;

●	“HDP” means Historically Disadvantaged Persons, as construed in accordance with the laws of the Republic of South Africa;

●	“IDC” means the Industrial Development Corporation of South Africa Limited;

●	“IDC Loan” means the loan made available to Blyvoor Capital pursuant to the IDC Loan Agreement;

●	“IDC Loan Agreement” means the loan agreement entered into on August 29, 2018, between IDC, as lender, and Blyvoor Capital, as borrower, and Aurous Gold, as shareholder of Blyvoor Capital, as amended from time to time;

●	“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board (the “IASB”);

●	“Initial Public Offering” means Rigel’s initial public offering that was consummated on November 9, 2021;

●	“Intercreditor Agreement” means the intercreditor agreement entered into on April 3, 2019, between IDC, as senior creditor and as lender under the IDC Loan Agreement, Orion Fund II (succeeded by Sandstorm), as junior creditor and as purchaser under the Sandstorm Stream Agreement, Blyvoor Capital, as borrower under the IDC Loan Agreement and seller under the Sandstorm Stream Agreement, and Aurous Gold as shareholder of Blyvoor Capital under the IDC Loan Agreement;

●	“Investment Company Act” means the Investment Company Act of 1940, as amended;

●	“JSE” means the Johannesburg Stock Exchange;

●	“Joinder Agreement” means that certain Joinder to Sponsor Support Agreement, dated as of October 17, 2024, by and among the Sponsor, Rigel, Aurous Resources, Aurous Gold, Gauta Tailings, Orion GP and Orion Fund III, pursuant to which Orion GP and Orion Fund III each became a party to the Sponsor Support Agreement as a “Sponsor” for all purposes thereunder;

●	“LBMA” means the London Bullion Market Association;

●	“LRA” means Labour Relations Act, 1995, of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“May 2024 Working Capital Loan” means the promissory note between Rigel, as maker, and the Sponsor, as payee, dated May 30, 2024;

●	“Management Incentive Awards” means the Aurous Resources Ordinary Shares issuable under the Management Incentive Share Scheme;

●	“Management Incentive Share Scheme” means the scheme to be instituted under the 2024 Equity Incentive Plan pursuant to which the Management Incentive Awards will be awarded in accordance with the terms described therein;

●	“Merger” means the merger of Rigel with and into Merger Sub, as a result of which the separate corporate existence of Rigel will cease and Merger Sub will continue as the surviving entity, and the shareholders of Rigel (other than shareholders of Rigel electing to redeem their Rigel Class A Ordinary Shares) will become shareholders of Aurous Resources;

●	“Merger Effective Time” means the effective time of the Merger;

●	“Merger Sub” means RRAC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Aurous Resources;

●	“MHSA” means the Mine Health and Safety Act, 1996 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“MHSI” means the Mine Health and Safety Inspectorate of the Republic of South Africa;

●	“Mine” shall have the meaning set forth in the Business Combination Agreement, solely for the purposes of the Milestone Conditions;

●	“Mine LoM Plan” means Aurous Gold’s plan for the development of the Blyvoor Gold Mine;

●	“Mine TRS” means the feasibility study level report titled “S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa” with respect to the Blyvoor Gold Mine, which has been prepared by Minxcon, in accordance with S-K 1300, for Aurous Gold with an effective date of February 29, 2024;

●	“Minerals Minister” means the Minister of Mineral Resources and Energy of the Republic of South Africa;

●	“Minimum Percentage” means the aggregate amount of Aurous Resources Ordinary Shares representing at least a majority of the issued and outstanding Aurous Resources Ordinary Shares on a fully diluted, as exercised and as converted basis, as of the Closing;

●	“Mining Charter 2018” means the Broad-Based Socio-Economic Empowerment Charter for the Mining and Minerals Industry;

●	“Mining Right Mortgage Right” means the right to a mortgage over the Converted Mining Right, granted on November 14, 2018, by Blyvoor Capital, in favor of Sandstorm as purchaser under the Sandstorm Stream Agreement;

●	“Minister of Finance” means the Minister of Finance of the Republic of South Africa;

●	“Minxcon” means Minxcon (Pty) Ltd;

●	“MRDS” means regulations regarding the Planning and Management of Residue Deposits and Stockpiles of the Republic of South Africa;

●	“Nasdaq” means the Nasdaq Stock Market LLC;

●	“National Treasury” means the National Treasury of the Republic of South Africa;

●	“NEMA” means the National Environmental Management Act, 107 of 1998 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“NEMLA” means the National Environmental Management Laws Amendment Act 2 of 2022 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“NNR Act” means the National Nuclear Regulator Act of the Republic of South Africa;

●	“NUM” means the National Union of Mineworkers;

●	“NWA” means the National Water Act of the Republic of South Africa;

●	“ODMWA” means the Occupational Diseases in Mines and Works Act, 78 of 1973 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“Omnibus Amendment” means that certain Omnibus Amendment, dated as of October 17, 2024, by and among Aurous Gold, Gauta Tailings, Rigel, Aurous Resources, and Merger Sub, which is attached hereto as Annex A-1;

●	“Open-Market Purchase Shares” means the Rigel Class A Ordinary Shares that a PIPE Investor may elect to purchase in open market transactions at a price of less than or equal to the Closing redemption price per share, as established prior to the record date for voting at the General Meeting;

●	“Original Warrant Agreement” means that certain Warrant Agreement, dated as of November 4, 2021, and filed with the SEC on November 9, 2021, by and between Rigel and the Warrant Agent, which governs Rigel Private Warrants and Rigel Public Warrants;

●	“Orion Forward Purchase Agreement” means the Forward Purchase Agreement, entered into as of November 4, 2021, by and between Rigel and Orion Fund III, as amended, restated, modified or supplemented from time to time;

●	“Orion Fund II” means Orion Mine Finance Fund II L.P., a Bermuda limited partnership, a shareholder of Aurous Gold;

●	“Orion Fund III” means Orion Mine Finance Fund III LP, a Cayman limited partnership and an affiliate of the Sponsor;

●	“Orion GP” means Orion Mine Finance GP III LP, a Cayman limited partnership and an affiliate of the Sponsor;

●	“Orion Resource Partners” means Orion Resource Partners (USA) LP, a Delaware limited partnership and an affiliate of the Sponsor;

●	“Orion Resources Consideration” means 6,982,500 Aurous Resources Ordinary Shares issuable to Orion Fund II in exchange for its shares of Aurous Gold;

●	“Orphans” means certain assets encompassed in the historic mining right 46/99 that preceded the Converted Mining Right, which assets were not purchased by Blyvoor Capital or Gauta Tailings and are now owned by third parties;

●	“Orphans Liability” means the environmental rehabilitation and closure liabilities which relate to the Orphans and attach to the Converted Mining Right by operation of the laws of the Republic of South Africa;

●	“PAEL” means a provisional air emission license;

●	“Peter Skeat Shaft” or “PS Shaft” means the main operational shaft at the Blyvoor Gold Mine;

●	“Peter Skeat Sub-vertical Shaft” or “PSSV Shaft” means the no. 5 sub-vertical shaft sunk in 1985, which forms part of the Blyvoor Gold Mine;

●	“PFIC” means passive foreign investment company;

●	“PIPE Financing” means the commitments to make private investments in Aurous Resources in the form of the purchase of Aurous Resources Ordinary Shares, other securities of Aurous Resources or indebtedness (including convertible indebtedness) of Aurous Resources, including a committed equity facility on terms acceptable to the Target Companies and Rigel, in exchange for an aggregate purchase price of at least $48,500,000 pursuant to any additional subscription agreements to be entered into in connection with the Business Combination;

●	“PIPE Financing Shares” means, as applicable, the aggregate number of Aurous Resources Ordinary Shares that certain PIPE Investors have agreed to subscribe for and purchase from Aurous Resources at the Closing at a purchase price of $10 per share in connection with the PIPE Financing;

●	“PIPE Funding” means, collectively, the PIPE Investment and the PIPE Financing;

●	“PIPE Investment” means the commitments from certain PIPE Investors for a private placement of Aurous Resources Ordinary Shares pursuant to the terms of one or more Subscription Agreements pursuant to which such PIPE Investors have agreed to subscribe for and purchase the PIPE Investment Shares;

●	“PIPE Investment Shares” means 750,000 Aurous Resources Ordinary Shares that certain PIPE Investors have agreed to subscribe for and purchase from Aurous Resources at the Closing at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000;

●	“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to a Subscription Agreement;

●	“PIPE Resale Registration Statement” means the registration statement required to be filed with the SEC under the Subscription Agreements registering the resale of the PIPE Financing Shares;

●	“Plan of Merger” means the plan of merger, attached hereto as Annex B, to be filed with the Registrar of Companies in the Cayman Islands, as required to effect the Merger in accordance with the Companies Act;

●	“Private Placement” means the sale of the 14,000,000 Rigel Private Warrants concurrently with the closing of the Initial Public Offering, to the Sponsor, Orion GP and certain directors and officers of Rigel at a purchase price of $1.00 per Rigel Private Warrant;

●	“pro forma” means giving pro forma effect to the Business Combination;

●	“Proposed Organizational Documents” means the second amended and restated memorandum and articles of association of Aurous Resources;

●	“public shareholders” means holders of Rigel Class A Ordinary Shares (including those underlying the Rigel Public Units), whether acquired in Rigel’s Initial Public Offering or acquired in the secondary market;

●	“public shares” means the Rigel Class A Ordinary Shares (including those underlying the Rigel Public Units) that were offered and sold by Rigel in its Initial Public Offering and registered pursuant to the Final Prospectus, or the Aurous Resources Ordinary Shares issued as a matter of law upon the Closing, as context requires;

●	“Qualified Person” or “QP” means a qualified person as described in S-K 1300;

●	“redemption” means each redemption of Rigel Class A Ordinary Shares for cash pursuant to Rigel’s amended and restated memorandum and articles of association;

●	“Redemption Shares” means, collectively, each Rigel Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time with respect to which a Rigel Shareholder has validly exercised its redemption rights;

●	“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement that Aurous Resources, the Sponsor and certain other holders of the Aurous Resources Ordinary Shares will enter into at Closing;

●	“Resale Registration Statement” means the registration statement required to be filed with the SEC under the Registration Rights Agreement;

●	“RMB” means First Rand Bank Limited, acting through its Rand Merchant Bank Division;

●	“Rigel” means Rigel Resource Acquisition Corp;

●	“Rigel Board” means the board of directors of Rigel;

●	“Rigel Class A Ordinary Shares” means the class A ordinary shares, par value $0.0001 per share, in the share capital of Rigel;

●	“Rigel Class B Ordinary Shares” means the class B ordinary shares, par value $0.0001 per share, in the share capital of Rigel;

●	“Rigel Initial Holders” means the Sponsor, Orion GP, and the directors and officers of Rigel holding Rigel Class B Ordinary Shares;

●	“Rigel Ordinary Shares” means collectively, the Rigel Class A Ordinary Shares and the Rigel Class B Ordinary Shares;

●	“Rigel Private Warrant” means a warrant of Rigel entitling the holder thereof to purchase one Rigel Class A Ordinary Share in accordance with terms described in the Final Prospectus with respect to the private warrants of Rigel;

●	“Rigel Public Units” means the units issued in Rigel’s Initial Public Offering, with each unit representing one Rigel Class A Ordinary Share and one-half of one Rigel Public Warrant;

●	“Rigel Public Warrant” means a warrant of Rigel entitling the holder thereof to purchase one Rigel Class A Ordinary Share in accordance with terms described in the Final Prospectus with respect to the public warrants of Rigel;

●	“Rigel Shareholder Approval” means the approval of the Rigel Shareholder Approval Matters by Rigel’s shareholders at the General Meeting;

●	“Rigel Shareholder Approval Matters” means the matters specified in the Business Combination Agreement for which proxies are being solicited from holders of Rigel Class A Ordinary Shares to vote in favor of at the General Meeting pursuant to this proxy statement/prospectus;

●	“Rigel Shareholder Redemption” means the opportunity given to Rigel’s public shareholders, pursuant to the Business Combination Agreement and in accordance with Rigel’s amended and restated memorandum and articles of association and the Final Prospectus, to have their Rigel Class A Ordinary Shares redeemed by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two business days prior to the date of the General Meeting;

●	“Rigel Transaction Expenses” shall have the meaning set forth in the Business Combination Agreement;

●	“Rigel Warrants” means, collectively, the Rigel Public Warrants and the Rigel Private Warrants;

●	“Royalty Act” means the Mineral and Petroleum Resources Royalty Act, 28 of 2008 of the Republic of South Africa, as amended;

●	“RRAC” means the ticker symbol that Rigel Class A Ordinary Shares were traded under;

●	“RRAC.U” means the ticker symbol that Rigel Public Units were traded under;

●	“RRAC.WS” means the ticker symbol that Rigel Public Warrants were traded under;

●	“S-K 1300” means subparts 1300-1305 of Regulation S-K promulgated by the SEC;

●	“SA Treasury” means, in relation to any matter contemplated by the Exchange Control Regulations, the Minister of Finance of the Republic of South Africa or an officer in National Treasury who, by virtue of the division of work in National Treasury, deals with the matter on the authority of the Minister of Finance of the Republic of South Africa;

●	“SARB” means the South African Reserve Bank;

●	“SARS” means the South African Revenue Service;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Second Extension Loan” means the convertible promissory note between Rigel, as maker, and the Sponsor and Orion GP, each as payee, dated August 9, 2023, as amended and restated on December 28, 2023;

●	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

●	“Security Agent” means Capmount 16 Proprietary Limited, in its capacity as security agent under the Intercreditor Agreement;

●	“Sellers” means Orion Fund II and Blyvoor Gold;

●	“Share Exchange” means the acquisition by Aurous Resources of all of the issued and outstanding equity interests of Aurous Gold and Gauta Tailings;

●	“Side Letter” means the side letter entered into on March 11, 2024, pursuant to the terms of the Business Combination Agreement, between Rigel, Orion Fund II and Aurous Gold;

●	“SLS” means Super Laboratory Services;

●	“Special Notarial Covering Bond” means the mortgage granted by Blyvoor Capital, as mortgagor, to the Security Agent, as mortgagee, securing an amount of R842.4 million over certain specified corporeal movable property, as identified in the mortgage, mainly consisting of surface Blyvoor Gold Mine equipment;

●	“Sponsor” means Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company;

●	“Sponsor Forfeit Shares” means the aggregate number of Rigel Class B Ordinary Shares that the Sponsor holds in an amount equal to (i) (A) four, multiplied by (B) the aggregate number of Total PIPE Investment Shares, divided by (ii) ten, which the Sponsor shall surrender in connection with the Closing and pursuant to the Subscription Agreements;

●	“Sponsor Promissory Notes” means, collectively, the Working Capital Loan, the First Extension Loan, the Second Extension Loan, the December 2023 Working Capital Loan, the May 2024 Working Capital Loan, the Third Extension Loan and the August 2024 Working Capital Loan;

●	“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of March 11, 2024, by and among Rigel, Aurous Resources, the Target Companies and the Sponsors, as amended by the Omnibus Amendment, as amended from time to time, including pursuant to the Omnibus Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A1;

●	“Sponsors” means the Sponsor and the persons set forth on Schedule I to the Sponsor Support Agreement;

●	“Stratocorp” means Stratocorp Proprietary Limited;

●	“Stratocorp Holdings” means Stratocorp Holdings (Pty) Limited;

●	“Subscription Agreements” means the subscription agreements with certain institutional and accredited investors that Rigel, Aurous Resources, Blyvoor Gold and the Sponsor entered into concurrently with the execution of the Business Combination Agreement;

●	“Tailings TRS” means the prefeasibility study level report titled “S-K 1300 Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa” with respect to the Gauta Tailings Project, which has been prepared by Minxcon, in accordance with S-K 1300, for Gauta Tailings with an effective date of February 29, 2024;

●	“Target Group Company Transaction Expenses” shall have the meaning set forth in the Business Combination Agreement;

●	“Termination Date” means December 31, 2024;

●	“Third Extension Loan” means the convertible promissory note between Rigel, as maker, and the Sponsor and Orion GP, together as payee, dated as of August 12, 2024;

●	“Total PIPE Investment Shares” means, collectively, the PIPE Investment Shares, the Currently Owned Shares and the Open-Market Purchase Shares;

●	“Transaction Success Equity Awards” means the Aurous Resources Ordinary Shares issuable under the Transaction Success Incentive Share Scheme;

●	“Transaction Success Incentive Share Scheme” means the scheme to be instituted under the 2024 Equity Incentive Plan pursuant to which the Transaction Success Equity Awards will be awarded in accordance with the terms described therein;

●	“Transfer Agent” means Continental Stock Transfer & Trust Company;

●	“Trust Account” means the trust account of Rigel that holds the proceeds from Rigel’s Initial Public Offering and certain of the proceeds of the Private Placement;

●	“U.S. GAAP” means the United States generally accepted accounting principles;

●	“Warrant Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company, in its capacity as warrant agent under the Original Warrant Agreement;

●	“Water Act” means the Water Act, 54 of 1954 of the Republic of South Africa, as amended, together with the rules and regulations promulgated thereunder;

●	“Witwatersrand Basin” means the largely underground geological formation, containing the world’s largest known gold reserves, which surfaces in the Witwatersrand in Gauteng, South Africa;

●	“Working Capital Loan” means the convertible promissory note between Rigel, as maker, and the Sponsor, as payee, dated May 18, 2022; and

●	“WUL” means the water use license under no. 10/C23E/GJACEFGI/14399, issued on May 14, 2024, construed in accordance with the laws of the Republic of South Africa.

GLOSSARY OF TECHNICAL TERMS

The following explanations are not intended as technical definitions, but rather are intended to assist the general reader in understanding certain terms as used in this proxy statement/prospectus.

●	Acid mine drainage or “AMD”: Acidic run-off water from mine waste dumps and mill tailings ponds containing sulfide minerals. Also refers to ground water pumped to surface from mines.

●	Adjusted all-in costs or “Adjusted AIC”: A non-IFRS financial measure based on AIC, which we define as AIC less the sum of non-operating expenses directly attributable to Business Combination-related transaction costs, which consist of (i) consulting and legal fees, (ii) accounting fees and (iii) employee costs.

●	Adjusted all-in sustaining costs or “Adjusted AISC”: A non-IFRS financial measure based on AISC, which we define as AISC less the sum of non-operating expenses directly attributable to Business Combination-related transaction costs, which consist of (i) consulting and legal fees, (ii) accounting fees and (iii) employee costs.

●	All-in costs or “AIC”: A non-IFRS financial measure developed by the World Gold Council aimed at showcasing costs related to sustaining current production plus additional costs which relate to the growth of the company, which we define as AISC plus non-sustaining (or expansion) capital expenditure.

●	All-in sustaining costs or “AISC”: A non-IFRS financial measure developed by the World Gold Council aimed at showcasing costs related to sustaining current production, which we define as the sum of cost of sales, other operating expenses and sustaining capital expenditure.

●	Assay: A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

●	Ball mill: A steel cylinder filled with steel balls into which crushed ore is fed. The ball mil is rotated, causing the balls to cascade and grind the ore.

●	Carbon-in-leach or “CIL”: Gold is leached from a slurry of gold ore with cyanide in agitated tanks and adsorbed on to carbon granules in the same circuit. The carbon granules are separated from the slurry and treated to remove the gold.

●	Carbon-in-pulp or “CIP”: Gold is leached conventionally from a slurry of gold ore with cyanide in agitated tanks. The leached slurry passes into the CIP circuit where carbon granules are mixed with the slurry and gold is absorbed onto the carbon. The carbon granules are separated from the slurry and treated to remove gold.

●	Concentrate: A clean product, which has been upgraded sufficiently for downstream processing or sale.

●	Conglomerate: A course-grained classic sedimentary rock, composed of rounded to sub-angular fragments larger than 2mm in diameter (granules, pebbles, cobbles, boulders) set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica or hardened clay.

●	Crosscut: A horizontal opening driven from a shaft and at (or near) right angles to the strike of a vein or other orebody.

●	Cut-off grade: When determining economically viable Mineral Reserves, the lowest grade of mineralized material that can be mined and processed at a profit. Pay limit is used in a similar fashion.

●	Cyanidation: A method of extracting exposed gold grains from crushed or ground ore by dissolving it in a weak cyanide solution. May be carried out in tanks inside a mill or in heaps of ore out of doors.

●	Decline: An inclined underground access way.

●	Depletion: The decrease in quantity of ore in a deposit or property resulting from extraction or production.

●	Deposit: An informal term for an accumulation of mineralization or other valuable earth material of any origin.

●	Development: Process of accessing an orebody through shafts or tunneling in underground mining.

●	Dilution: Unmineralized rock that is, by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.

●	Dyke: A long and relatively thin body of igneous rock that, while in the molten state, intruded a fissure in older rocks.

●	Economically viable: When used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.

●	Elution: Removal of the gold from the activated carbon before the zinc precipitation stage.

●	Exploration: Activities associated with ascertaining the existence, location, extent or quality of mineralized material, including economic and technical evaluation of mineralized material.

●	Fabricated gold: Gold on which work has been performed to turn it into a product, such as jewelry, which differs from a pure investment product, such as a gold bullion bar.

●	Feasibility Study: A comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable modifying factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate at the time of reporting that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. The confidence level of the study will be higher than that of a prefeasibility study.

●	Footwall: The underlying side of a fault, orebody or stope.

●	Geological: Relating to the study of rocks which compose the earth.

●	Geotechnical: Of or relating to practical applications of Geological science in civil engineering, mining, etc.

●	Gold doré: Rough or unrefined gold produced in the mine’s metallurgical plant.

●	Gold produced: Refined gold derived from the mining process, measured in ounces or kilograms in saleable form.

●	Grade: Quantity of gold contained in a unit weight of gold-bearing material, generally expressed in ounces per short ton or ore or in kilograms per metric tonne.

●	Indicated Mineral Resource: That part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

●	Inferred Mineral Resource: That part of a Mineral Resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. Geological evidence is sufficient to imply, but not verify, geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of an Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration.

●	ktpm: Thousand metric tonnes per month.

●	Leaching: Dissolution of gold from crushed or milled material, including reclaimed tailings, prior to absorption on to activated carbon.

●	Level: The workings or tunnels of an underground mine that are on the same horizontal plane.

●	Measures: Conversion factors from metric units to U.S. units are provided below.

Metric Unit		U.S. Equivalent
1 tonne 1 gram 1 gram per tonne 1 kilogram per tonne 1 kilogram 1 meter 1 centimeter 1 millimeter 1 hectare	= 1 t = 1 g = 1 g/t = 1 kg/t = 1 km = 1 m = 1 cm = 1 mm = 1 ha	= 1.10231 short tons = 0.03215 ounces = 0.02917 ounces per short ton = 29.16642 ounces per short ton = 0.621371 miles = 3.28084 feet = 0.3937 inches = 0.03937 inches = 2.47105 acres

●	Measured Mineral Resource: That part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of modifying factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated or an Inferred Mineral Resource. It may be converted to either a Proven Mineral Reserve or a Probable Mineral Reserve.

●	Metallurgical plant: A processing plant used to treat ore and extract the contained gold, such as the Blyvoor Processing Plant.

●	Metallurgy: The science and art of separating metals and metallic minerals from their ores by mechanical and chemical processes.

●	Milling/mill: The communition of the ore, although the term has come to cover the broad range of machinery inside the treatment plant where the gold is separated from the ore.

●	Mine Call Factor or “MCF”: The ratio expressed as a percentage which the specific product accounted for in “recovery plus residue” bears to the corresponding product “called for” by the mine’s measuring and evaluation methods.

●	Mineral: A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

●	Mineral Reserve: The economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at prefeasibility or feasibility level as appropriate that include application of modifying factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.

●	Mineral Resource: A concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

●	Mineralization: The presence of a target mineral in a mass of host rock.

●	Modifying Factors: Considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

●	Moz: Million ounces.

●	Mt: Metric ton. Metric measurement of weight equivalent to 1,000 kilograms or 2,204.6 pounds.

●	Ore: A mixture of mineralized material from which at least one of the contained minerals can be mined and processed at an economic profit.

●	Ore grade: The average amount of gold contained in a ton of gold bearing ore expressed in ounces per ton or grams per tonne.

●	Orebody: A well-defined mass of mineralized material of sufficient mineral content to make extractions economically viable.

●	Ounce: One Troy ounce, which equals 31.1035 grams.

●	Placer: A sedimentary deposit containing economic quantities of valuable minerals mainly formed in alluvial environments.

●	Prefeasibility Study: A comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open-pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the modifying factors and the evaluation of any other relevant factors which are sufficient for a competent person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A prefeasibility study is at a lower confidence level than a feasibility study.

●	Prospect: An area of land with insufficient data available on the mineralization to determine if it is economically recoverable, but warranting further investigation.

●	Probable Mineral Reserve: The economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the modifying factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

●	Proven Mineral Reserve: The economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the modifying factors.

●	Pyrite: A brassy-colored mineral of iron sulfide (compound of iron and sulfur).

●	QA/QC: quality assurance and quality control.

●	Quartz: A mineral compound of silicon and oxygen.

●	Reclamation: Restoration of mined land to original contour, use, or condition where possible.

●	Reef: A gold-bearing sedimentary horizon, normally a conglomerate band, which may contain economic levels of gold.

●	Refining: The final stage of metal production in which final impurities are removed from the molten metal by introducing air and fluxes. The impurities are removed as gases or slag.

●	Rehabilitation: The process of restoring mined land to a condition approximating its original state.

●	Run-of mine or “RoM”: The unprocessed mined material which consists of the rock, minerals, middlings, contamination and impurities.

●	Sampling: Taking small pieces of rock at intervals along exposed mineralization for assay (to determine the mineral content).

●	Shaft: A shaft provides principal access to the underground workings for transporting personnel, equipment, supplies, ore and waste. A shaft is also used for ventilation and as an auxiliary exit. It is equipped with a surface hoist system that lowers and raises conveyances for men, material and ore in the shaft. A shaft generally has more than one conveyancing compartment.

●	Slurry: A fluid comprising fine solids suspended in a solution (generally water containing additives).

●	Smelting: Thermal processing whereby molten metal is liberated from beneficiated mineral or concentrate with impurities separating as lighter slag.

●	Spot price: The current price of a metal for immediate delivery.

●	Stockpile: A store of unprocessed ore.

●	Stope: The underground excavation within the orebody where the main gold production takes place.

●	Strike: The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

●	Sulfide: A mineral characterized by the linkages of sulfur with a metal or semi-metal, such as pyrite, FeS.

●	Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.

●	Tailings storage facility or tailings dam or “TSF”: Dam facilities designed to store discarded tailings.

●	Ton: One ton is equal to 2,000 pounds (also known as a “short” ton).

●	Tonnage: Quantities where the ton or tonne is an appropriate unit of measure. Typically used to measure reserves of gold-bearing material in situ or quantities of ore and waste material mined, transported or milled.

●	Tonne: One tonne is equal to 1,000 kilograms (also known as a “metric” tonne).

●	Trend: The arrangement of a group of ore deposits or a geological feature or zone of similar grade occurring in a linear pattern.

●	Unconformity: The structural relationship between two groups of rock that are not in normal succession.

●	Waste: One rock mined with an insufficient gold content to justify processing.

●	Waste rock: The non-mineralized rock and/or rock that generally cannot be mined economically that is hoisted to the surface for disposal on the surface normally close to the shaft on an allocated dump.

●	Yield: The actual grade of ore realized after the mining and treatment process.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE GENERAL MEETING OF THE SHAREHOLDERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the General Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to Rigel’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the General Meeting, which will be held on [       ], 2024 at [       ], New York City time, at Sidley Austin LLP, located at 787 Seventh Avenue New York, New York 10019, or virtually via live webcast. To participate in the General Meeting, visit www.cstproxy.com/[       ] and enter the control number included on your proxy card. You may register for the meeting as early as 5:00 p.m., New York City time, on [       ], 2024. If you hold your shares in “street name” through a broker, bank or other nominee, you will need to take additional steps to participate in the General Meeting, as described in this proxy statement/prospectus. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	Rigel’s shareholders are being asked to consider and vote upon (i) a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, as amended by the Omnibus Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A-1, and the transactions contemplated thereby, including the Business Combination, (ii) a proposal to approve the Merger and the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex A pursuant to which the Merger will be consummated, (iii) a proposal to approve a proposed 2024 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex C and (iv) a proposal to adjourn the General Meeting to a later date or dates, if necessary, (A) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (B) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (C) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

The Business Combination Agreement provides, among other things, that: (i) Rigel will undergo the Merger, pursuant to which any Rigel Class A Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time will be converted automatically into the right to receive the Class A Merger Consideration, following which all such Rigel Class A Ordinary Shares will automatically be cancelled and cease to exist; (ii) following the Merger, non-redeeming Rigel shareholders participating in the Business Combination will be entitled to receive their applicable portion of the Class A Merger Consideration; (iii) following the Merger, Aurous Resources will acquire all of the issued and outstanding equity interests of the Target Companies; and (iv) at the Closing, the register of members will be updated to reflect the allotment and issue of the PIPE Investment Shares to the PIPE Investors and, as applicable, the PIPE Financing Shares to the Additional PIPE Investors.

Rigel will hold the General Meeting to consider and vote upon these proposals. This proxy statement/prospectus and its Annexes each contain important information about the Business Combination and the other matters to be acted upon at the General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The Rigel Board believes that each of the Business Combination Proposal, Merger Proposal, 2024 Incentive Equity Plan Proposal and Adjournment Proposal to be presented at the General Meeting is in the best interests of Rigel and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

When considering the Rigel Board’s recommendation that Rigel’s shareholders vote in favor of the approval of the Business Combination Proposal and the Merger Proposal, Rigel’s shareholders should be aware that, aside from their interests as shareholders, the Rigel Initial Holders have interests in the Business Combination that are different from, or in addition to, those of other Rigel shareholders generally. The Rigel Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, and in recommending to Rigel’s shareholders that they approve the Business Combination Proposal and the Merger Proposal. Rigel’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger Proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these interests.

Your vote is important. You are encouraged to submit your proxy as soon as possible after reviewing this proxy statement/prospectus and its annexes and the accompanying financial statements of Rigel and Blyvoor, in each case, carefully and in its entirety.

Q:	When and where is the General Meeting?

A:	The General Meeting will be held on [ ], 2024 at [ ], New York City time, at Sidley Austin LLP, located at 787 Seventh Avenue New York, New York 10019, and via a live webcast at www.cstproxy.com/[ ], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q:	Who is entitled to vote at the General Meeting?

A:	As a shareholder of Rigel, you have a right to vote on certain matters affecting Rigel. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. Shareholders of Rigel will be entitled to vote or direct votes to be cast at the General Meeting if they owned Rigel Ordinary Shares at the close of business on [ ], 2024, which is the record date for the General Meeting.

Q:	How many votes do I have?

A:	Rigel’s shareholders are entitled to one vote at the General Meeting for each Rigel Ordinary Share held of record as of the record date. As of the close of business on the record date for the General Meeting, there were 14,629,558 Rigel Ordinary Shares outstanding, of which 7,129,558 are Rigel Class A Ordinary Shares and 7,500,000 are Rigel Class B Ordinary Shares held by the Rigel Initial Holders (including Founder Shares transferred by the Sponsor in the amount of 425,000 Founder Shares to certain of Rigel’s officers and directors and 1,170,000 Founder Shares to Orion GP, an affiliate of the Sponsor).

Q:	What are the specific proposals on which I am being asked to vote at the General Meeting?

A:	Rigel’s shareholders are being asked to approve the following proposals:

(i)	Business Combination Proposal – a proposal, as an ordinary resolution, to approve the Business Combination Agreement attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, and the Business Combination;

(ii)	Merger Proposal – a proposal, as a special resolution, to approve the Merger and the Plan of Merger, attached hereto as Annex B, pursuant to which the Merger will be consummated;

(iii)	2024 Equity Incentive Plan Proposal – a proposal, as an ordinary resolution, to approve a proposed 2024 Equity Incentive Plan, attached hereto as Annex C; and

(iv)	Adjournment Proposal – a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

Q:	What are the recommendations of the Rigel Board?

A:	After careful consideration, the Rigel Board has approved the Business Combination Agreement and the Business Combination, and recommends that Rigel’s shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination and “FOR” any other proposal presented to Rigel’s shareholders in this proxy statement/prospectus. When you consider the Rigel Board’s recommendation of these proposals, you should keep in mind that certain Rigel directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	Why is Rigel proposing the Business Combination?

Rigel is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Rigel Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Rigel Board to identify, acquire and operate one or more businesses.

On March 6, 2024, the Rigel Board (i) determined that it is in the commercial interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination Agreement and the documents contemplated thereby and (ii) approved the execution and delivery of the Business Combination Agreement and the documents and transactions contemplated thereby. Additionally, the Rigel Board has determined that it is in the best interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination. In evaluating the Business Combination, the Rigel Board consulted with Rigel’s senior management and legal, financial, accounting and other advisors and, in making these determinations and this recommendation, the Rigel Board consulted with Rigel’s senior management and considered a wide variety of factors, including the reasons for the Business Combination and the risks related thereto, in each case, as described in the section “Risk Factors—Risks Related to the Business Combination” and “Proposal No. 1—The Business Combination Proposal—The Rigel Board’s Reasons for the Business Combination.”

Q:	Why is Rigel proposing the 2024 Equity Incentive Plan Proposal?

A:	The purpose of the 2024 Equity Incentive Plan Proposal is to further align the interests of the eligible participants with those of shareholders by providing long-term incentive compensation opportunities following completion of the Business Combination. Please see the section entitled “Proposal No. 3—The 2024 Equity Incentive Plan Proposal.”

Q:	Why is Rigel providing shareholders with the opportunity to vote on the Business Combination?

A:	The approval of the Business Combination is required under Rigel’s amended and restated memorandum and articles of association and under Cayman Islands law. In addition, such approval is also a condition to the Closing. Additionally, under Rigel’s amended and restated memorandum and articles of association, Rigel must provide all holders of Rigel Class A Ordinary Shares with the opportunity to have their Rigel Class A Ordinary Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, including that Rigel believed that a tender offer would require additional time and expense and that the decision to provide for redemption with a vote was negotiated in the Business Combination Agreement, Rigel has elected to provide its shareholders with the opportunity to have their Rigel Class A Ordinary Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Rigel is seeking to obtain the approval of its shareholders of the proposals contemplated by this proxy statement/prospectus and also allow its public shareholders to effectuate redemptions of their Rigel Class A Ordinary Shares in connection with the Closing in accordance with Rigel’s amended and restated memorandum and articles of association.

Q:	What will happen in the Business Combination?

A:	Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions therein, among other things: (i) Rigel will merge with and into Merger Sub, with Merger Sub being the surviving company, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of the Target Companies. Following the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the Closing, Aurous Resources Ordinary Shares are expected to be listed on the Nasdaq. Please see the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	How has the announcement of the Business Combination affected the trading price of Rigel’s Class A Ordinary Shares?

A:	On March 8, 2024, the trading date before the public announcement of the Business Combination, the Rigel Class A Ordinary Shares and Rigel Public Warrants closed at $11.13 and $0.08, respectively. On [ ], 2024, the trading date immediately prior to the date of this proxy statement/prospectus, the Rigel Class A Ordinary Shares and Rigel Public Warrants closed at $[ ] and $[ ], respectively.

Q:	Following the Business Combination, will Rigel’s securities continue to trade on a stock exchange?

A:

No. On November 4, 2024, Rigel received a notice from the NYSE stating that the staff of NYSE Regulation has determined to delist Rigel Class A Ordinary Shares, Units and Rigel Public Warrants pursuant to Sections 102.06e and 802.01B of the NYSE’s Listed Company Manual because Rigel failed to consummate a business combination within 36 months of its initial public offering, resulting in the NYSE delisting the Rigel Class A Ordinary Shares, the Rigel Public Units and the Rigel Public Warrants on November 5, 2024. Rigel’s Class A Ordinary Shares, Public Units and Public Warrants currently are quoted over-the-counter under the symbols “RRACF,” “RRAUF” and “RRAWF,” respectively. Rigel has applied to list the Rigel Class A Ordinary Shares on the OTC Markets (OTCQX) and currently expects the Rigel Class A Ordinary Shares to be listed on the OTCQX prior to the consummation of the Business Combination.

However, Aurous Resources intends to list the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants on the Nasdaq under the symbols “AURS” and “AURSW,” respectively, upon the Closing. The approval of Aurous Resources’ listing application by the Nasdaq is a condition to Closing: Aurous Resources’ initial listing application with the Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved and, immediately following the Closing, Aurous Resources shall satisfy any applicable initial and continuing listing requirements of the Nasdaq with regard to the listing of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:	No. Rigel does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Blyvoor to access the U.S. public markets.

Q:	Will the management of Blyvoor change in the Business Combination?

A:	The current executive officers of Blyvoor are Richard Floyd, as Chief Executive Officer, Alan Smith, as Executive Chairman, Izak Marais, as Chief Operating Officer, and Pieter du Preez, as Chief Financial Officer. Upon consummation of the Business Combination, Richard Floyd, Alan Smith and Izak Marais are expected to serve in the same capacity for Aurous Resources. Aurous Resources expects to name a full-time chief financial officer following the consummation of the Business Combination. Pending naming such full-time chief financial officer, Aurous Resources expects to be supported by the finance department of Blyvoor.

Upon the consummation of the transactions contemplated by the Business Combination Agreement, Aurous Resources will initially be governed through a staggered board of directors, divided in three classes and comprised of seven members, with each director serving a term of three years, in accordance with the Proposed Organizational Documents.

Please see the sections entitled “Comparison of Shareholder Rights” and “Management of Aurous Resources Following the Business Combination” for additional information.

Q:	What will holders of Rigel Ordinary Shares and Rigel’s Public Warrants and the Sellers each receive in the Business Combination?

A:	At the Closing, after giving effect to the Business Combination and as more fully described in the Business Combination Agreement, the Ancillary Agreements and elsewhere in this proxy statement/prospectus:

●	each Rigel Class A Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically cancelled and converted into the right to receive the Class A Merger Consideration;

●	the Redemption Shares will not be converted into and become the Class A Merger Consideration, and instead will at the Merger Effective Time be redeemed for an amount in cash per share calculated in accordance with such shareholder’s redemption rights;

●	each Rigel Class B Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement) will be automatically cancelled and converted into the right to receive one Aurous Resources Ordinary Share;

●	each issued and outstanding Rigel Public Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Public Warrant, and each issued and outstanding Rigel Private Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Private Warrant. Each Aurous Resources Public Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Public Warrants, and each Aurous Resources Private Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Private Warrants, except that in each case they shall represent the right to acquire Aurous Resources Ordinary Shares; and

●	the consideration to the holders of Aurous Gold’s and Gauta Tailings’ issued and outstanding equity interests at the Closing will consist of (i) 600,000 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Gauta Tailings, (ii) 28,017,500 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Aurous Gold and (iii) 6,982,500 Aurous Resources Ordinary Shares to Orion Fund II in exchange for its shares of Aurous Gold.

As additional consideration for its shares of Gauta Tailings, Blyvoor Gold will be entitled to receive, as promptly as practicable after the date that is 90 days following the Closing, a number of Aurous Resources Ordinary Shares equal to the product of (i) the quotient of (A) the aggregate amount of proceeds from the PIPE Investment, divided by (B) 100,000, multiplied by (ii) 346.6666667 (the “Gauta Tailings Deferred Consideration”).

In addition to the foregoing, the Sellers will have the contingent right to receive additional Aurous Resources Ordinary Shares, as described below, (the “Earnout Shares”), subject to the following conditions (the “Milestone Conditions”):

(i)	If Net Cash Proceeds (as defined in the Business Combination Agreement) are equal to or greater than $33 million as of immediately prior to Closing:

●	the Sellers will be entitled to receive, upon the cumulative payable gold production of the Mine (as defined in the Business Combination Agreement) exceeding 55,000 ounces (the “First Base Case Milestone”) for the 12-month period ending on the date that is the 18-month anniversary of the last day of the calendar month in which the Closing occurs (the “First Earnout Period”), 1,050,000 Aurous Resources Ordinary Shares; and

●	the Sellers will be entitled to receive, upon the cumulative payable gold production of the Mine exceeding 95,000 ounces (the “Second Base Case Milestone”) for the 12-month period ending on the date that is the 30-month anniversary of the last day of the calendar month in which the Closing occurs (the “Second Earnout Period” and together with the First Earnout Period, the “Earnout Periods”), 1,575,000 Aurous Resources Ordinary Shares.

(ii)	If Net Cash Proceeds are less than $33 million as of immediately prior to Closing:

●	the Sellers will be entitled to receive (such amount not to exceed 1,050,000 Aurous Resources Ordinary Shares), upon the cumulative payable gold production of the Mine for the First Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 32,650 ounces) the product of (1) the First Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier (as defined in the Business Combination Agreement), a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed 1,050,000 Aurous Resources Ordinary Shares) the product of (I) 1,050,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier (as defined in the Business Combination Agreement); and

●	the Sellers will be entitled to receive (such amount not to exceed 2,625,000 Aurous Resources Ordinary Shares), upon the cumulative payable gold production of the Mine for the Second Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 56,240 ounces) the product of (1) the Second Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier, a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed, in the aggregate with the First Earnout Share Consideration (as defined in the Business Combination Agreement), 2,625,000 Aurous Resources Ordinary Shares) the product of (I) 1,575,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier.

For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Structure of the Business Combination.”

Q:	What will the ownership of Aurous Resources be after the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination: (i) Rigel’s public shareholders will own, in aggregate, approximately 12.69% of the issued and outstanding Aurous Resources Ordinary Shares; (ii) the Rigel Initial Holders will own, in aggregate, approximately 12.82% of the issued and outstanding Aurous Resources Ordinary Shares; (iii) Blyvoor Gold will own approximately 50.81% of the issued and outstanding Aurous Resources Ordinary Shares; (iv) Orion Fund II will own approximately 12.43% of the issued and outstanding Aurous Resources Ordinary Shares; (v) the PIPE Investors will own, in aggregate, approximately 2.00% of the issued and outstanding Aurous Resources Ordinary Shares; (vi) Orion Fund III will own approximately 8.90% of the issued and outstanding Aurous Resources Ordinary Shares upon the exercise of its right to purchase Aurous Resources Ordinary Shares and Aurous Resources Warrants pursuant to the Orion Forward Purchase Agreement; and (vii) the recipients of the Transaction Success Equity Awards will own, in aggregate, approximately 0.36% of the issued and outstanding Aurous Resources Ordinary Shares.

The above ownership percentages with respect to Aurous Resources following the Business Combination do not take into account (i) the issuance of any Earnout Shares, (ii) the issuance of any Aurous Resources Ordinary Shares pursuant to the Management Incentive Share Scheme (as described below), (iii) the issuance to Blyvoor Gold of the Gauta Tailings Deferred Consideration or (iv) the dilutive effects or conversion into Aurous Resources Ordinary Shares of any Aurous Resources Warrants, including the Aurous Resources Private Warrants, the Aurous Resources Public Warrants and any Aurous Resources Warrants issued pursuant to either the Orion Forward Purchase Agreement or the Sponsor Promissory Notes. Further, the above percentages assume (i) no Rigel Class A Ordinary Shares are elected to be redeemed by Rigel’s public shareholders, (ii) 1,125,000 Aurous Resource Ordinary Shares are issued to the PIPE Investors pursuant to the PIPE Investment, (iii) the issuance of 1,075,000 Aurous Resources Ordinary Shares as part of the 2024 Equity Incentive Plan and (iv) the issuance of 5,000,000 Aurous Resources Ordinary Shares pursuant to the Orion Forward Purchase Agreement at the Closing, which does not reflect the exercise of any Aurous Resources Warrants issued under the Orion Forward Purchase Agreement. If the actual facts are different from these assumptions (which they are likely to be), the ownership percentages in Aurous Resources will be different. For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Ownership of Aurous Resources” and “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”

In addition to the above, the following table illustrates varying ownership levels in Aurous Resources immediately following the consummation of the Business Combination, after giving effect to additional potential sources of dilution, assuming (i) the maximum number of redemptions by Rigel’s public shareholders such that the Available Cash Condition will still be satisfied (the “Maximum Scenario”), (ii) the number of redemptions by Rigel’s public shareholders equal to 75% of the Maximum Scenario (the “75% Scenario”), (iii) the number of redemptions by Rigel’s public shareholders equal to 50% of the Maximum Scenario (the “50% Scenario”) and (iv) the number of redemptions by Rigel’s public shareholders equal to 25% of the Maximum Scenario (the “25% Scenario”).

	Assuming 25% Scenario(1)		Assuming 50% Scenario(1)		Assuming 75% Scenario(1)		Assuming Maximum Scenario(1)
	Shares	%	Shares	%	Shares	%	Shares	%
Rigel Public Shareholders	6,278,651	7.15%	5,427,745	6.24%	4,576,838	5.31%	3,725,931	4.37%
Rigel Initial Holders(2)	21,200,000	24.13%	21,200,000	24.37%	21,200,000	24.61%	21,200,000	24.85%
Blyvoor Gold(3)	30,669,813	34.91%	30,669,813	35.25%	30,669,813	35.60%	30,669,813	35.95%
Orion Fund II(4)	7,506,188	8.54%	7,506,188	8.63%	7,506,188	8.71%	7,506,188	8.80%
PIPE Investors(5)	1,125,000	1.28%	1,125,000	1.29%	1,125,000	1.31%	1,125,000	1.32%
Orion Fund III(6)	5,000,000	5.69%	5,000,000	5.75%	5,000,000	5.80%	5,000,000	5.86%
Holders of Rigel Public Warrants	15,000,000	17.07%	15,000,000	17.24%	15,000,000	17.41%	15,000,000	17.58%
Transaction Success Incentive Share Scheme Awards recipients	200,000	0.23%	200,000	0.23%	200,000	0.23%	200,000	0.23%
2024 Equity Incentive Plan awards recipients(7)	875,000	1.00%	875,000	1.01%	875,000	1.02%	875,000	1.03%
Total	87,854,651	100.0%	87,003,746	100.0%	86,152,838	100.00%	85,301,931	100.00%

(1)	The Maximum Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 3,403,627 Rigel Class A Ordinary Shares. The 75% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 2,552,720 Rigel Class A Ordinary Shares. The 50% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 1,701,813 Rigel Class A Ordinary Shares. The 25% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 850,907 Rigel Class A Ordinary Shares.
(2)	Represents 21,200,000 Aurous Resources Ordinary Shares in the aggregate including those issuable upon (i) the conversion of the outstanding Rigel Class B Ordinary Shares, after giving effect to the transfer of 300,000 Sponsor Forfeit Shares to the PIPE Investors, and (ii) the exercise of the purchase rights in respect of the 14,000,000 Rigel Private Warrants held by the initial private holders, not accounting for any Rigel Warrant sales (if any) pursuant to the Sponsor Warrant Redemption.

(3)	Represents 28,568,500 Aurous Resources Ordinary Shares issuable to Blyvoor Gold as Aurous Gold Consideration, Gauta Tailings Consideration and Gauta Tailings Deferred Consideration, after giving effect to the transfer of 75,000 Blyvoor Forfeit Shares to the PIPE Investors plus, in the Minimum Scenario and Median Scenario, the issuance of 2,101,313 Aurous Resources Ordinary Shares issuable as Earnout Shares upon the achievement of the Milestone Conditions.
(4)	Represents 6,982,500 Aurous Resources Ordinary Shares issuable to Orion Fund II as Orion Resources Consideration plus, in the Minimum Scenario and Median Scenario, the issuance of 523,688 Aurous Resources Ordinary Shares issuable as Earnout Shares upon the achievement of the Milestone Conditions.
(5)	Represents 1,125,000 Aurous Resources Ordinary Shares issuable to PIPE Investors, including (i) 750,000 Aurous Resources Ordinary Shares assuming no reduction by the PIPE Investors of their subscription amounts with Currently Owned Shares or Open-Market Purchase Shares pursuant to the Subscription Agreements, (ii) 300,000 Aurous Resources Ordinary Shares from the transfer of the Sponsor Forfeit Shares to the PIPE Investors and (iii) 75,000 Aurous Resources Ordinary Shares from the transfer of the Blyvoor Forfeit Shares to the PIPE Investors.
(6)	Represents 5,000,000 Aurous Resources Ordinary Shares issuable to Orion Fund III assuming the exercise of its right to purchase Aurous Resources Ordinary Shares pursuant to the Orion Forward Purchase Agreement.
(7)

Represents the Aurous Resources Ordinary Shares issuable under the Transaction Success Incentive Share Scheme and Management Incentive Share Scheme each pursuant to the 2024 Equity Incentive Plan, including (i) 200,000 Aurous Resources Ordinary Shares issuable to key employees pursuant to the Transaction Success Incentive Share Scheme plus, (ii) 875,000 Aurous Resources Ordinary Shares issuable to certain members of the Blyvoor management team pursuant to the Management Incentive Share Scheme.

Q:	What revenues and profits and losses has Aurous Gold generated in the last two years?

A:	For the six months ended August 31, 2024 and 2023, Aurous Gold had revenue of R438.5 million and R417.6 million, respectively, and a profit of R10.5 million and R11.6 million respectively. Additionally, as of August 31, 2024, Aurous Gold’s total assets were R4,748.5 million and its total liabilities were R2,023.3. For the years ended February 29, 2024 and February 28, 2023, Aurous Gold had revenue of R772.0 million and R752.5 million, respectively, and a profit of R3.8 million and R69.3 million, respectively. Additionally, as of February 29, 2024 and February 28, 2023, Aurous Gold’s total assets were R4,697.2 million and R4,734.2 million, respectively, and its total liabilities were R1,982.4 million and R2,023.3 million, respectively. For additional information, please see the section entitled “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Q:	What revenues and profits and losses has Gauta Tailings generated in the last two years?

A:	As a pre-development stage company, Gauta Tailings has not generated material profits or losses in the last two years. For additional information, please see the section entitled “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Q:	What is the PIPE Funding?

A:	In connection with the Business Combination and concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor, as part of the PIPE Investment, entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (subject to certain adjustments further described herein).

In addition, Rigel must use its reasonable best efforts to secure the PIPE Financing on terms (including as to type of security and price per security) reasonably acceptable to Blyvoor, including doing all things reasonably necessary to obtain executed subscription agreements with respect to the PIPE Financing, which will have terms and be in a form substantially similar to the Subscription Agreements, from the investors that are reasonably acceptable to Blyvoor and Rigel (the “Additional PIPE Investors”), pursuant to which the Additional PIPE Investors commit to make private investments in Aurous Resources in the form of the purchase of Aurous Resources Ordinary Shares, other securities of Aurous Resources or indebtedness (including convertible indebtedness) of Aurous Resources, including a committed equity facility on terms acceptable to Blyvoor and Rigel, in exchange for an aggregate purchase price of at least $48.5 million.

Unless waived by Blyvoor, the Business Combination Agreement provides that Blyvoor’s obligation to consummate the Business Combination is conditioned on, among other things, the satisfaction of the Available Cash Condition. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties.

Q:	What is the 2024 Equity Incentive Plan Proposal?

A:	The purpose of the 2024 Equity Incentive Plan Proposal is to further align the interests of the eligible participants with those of shareholders by providing long-term incentive compensation opportunities following completion of the Business Combination. Please see the section entitled “Proposal No. 3—The 2024 Equity Incentive Plan Proposal.”

Q:	Why is Rigel proposing the Adjournment Proposal?

A:	Rigel is proposing the Adjournment Proposal to allow it to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition. Please see the section entitled “Proposal No. 4—The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Rigel Ordinary Shares before the General Meeting?

A:	The record date for the General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Rigel Ordinary Shares after the applicable record date but before the General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the General Meeting. However, you will not be able to seek redemption of your Rigel Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Rigel Ordinary Shares prior to the applicable record date, you will have no right to vote those shares at the General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the General Meeting?

A:	Approval of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Accordingly, a Rigel shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/[ ]) at the General Meeting will not be counted towards the number of Rigel Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on any proposal.

Q:	How will the Sponsor and Rigel’s other current directors and officers vote?

A:	Prior to Rigel’s Initial Public Offering, Rigel entered into agreements with the Rigel Initial Holders, pursuant to which each agreed to vote any Rigel Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to Rigel Initial Holders, as they relate to the Founder Shares and any other public shares held by Rigel Initial Holders and the requirement to vote all of the Founder Shares and such other public shares held by the Sponsor and other officers and directors of Rigel in favor of the Business Combination Proposal, the Merger Proposal, the 2024 Equity Incentive Plan Proposal, and for any other proposal presented to Rigel’s shareholders in this proxy statement/prospectus. As of the record date, Rigel Initial Holders own 7,500,000 Founder Shares, representing 23.4% of the Rigel Ordinary Shares then outstanding and entitled to vote at the General Meeting.

You should keep in mind that certain Rigel directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	What interests do the Rigel Initial Holders and Rigel’s other current officers and directors have in the Business Combination?

A:	The Rigel Initial Holders and Rigel’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include the following considerations:

●	prior to the Business Combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of Rigel’s Founder Shares may remove a member of the Rigel Board for any reason;

●	Rigel Initial Holders have agreed not to redeem any Rigel Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

●	the Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per Rigel Class A Ordinary Share on [ ], 2024, the record date for the General Meeting;

●	Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company;

●	the Rigel Initial Holders have agreed, for no consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Rigel fails to complete an initial business combination by May 9, 2025 (unless such date is extended), and, in the event Rigel fails to complete an initial business combination by such date, the Founder Shares would have no value;

●	at the Closing, the Rigel Initial Holders will enter into the Registration Rights Agreement with Aurous Resources and certain former shareholders of Blyvoor, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions that a managing underwriter determines is applicable when the dollar amount or the number of securities desired to be sold exceeds the maximum dollar amount or maximum number of securities that can be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, with respect to the Aurous Resources Ordinary Shares or warrants to purchase Aurous Resources Ordinary Shares held by certain parties following the Closing. The cumulative number of shares entitled to registration rights under the Registration Rights Agreement will be approximately 38,451,000 Aurous Resources Ordinary Shares as of the Closing;

●	the rights of the Rigel Initial Holders to sell Aurous Resources Ordinary Shares, including those to be issued upon exercise of any Aurous Resources Private Warrants, is subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any Aurous Resources Ordinary Shares issued in connection with the PIPE Funding). The lock-ups are subject to early release in the event that the closing price for the Aurous Resource Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period, beginning 180 days after the Closing. In addition, the lock-ups are subject to certain customary exceptions including, transfers to affiliates, gifts to family members or charitable organizations, bona fide pledges and in the event of Aurous Resources’ liquidation, stock exchange or sale, as more fully described in “Shares Eligible for Future Sale—Lock-up Periods”;

●	the Sponsor paid an aggregate of $14 million for 14,000,000 Rigel Private Warrants and such Rigel Private Warrants will expire and be worthless if a business combination is not consummated by May 9, 2025 (unless such date is extended). The Rigel Private Warrants had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per warrant on [ ], 2024 the record date for the General Meeting;

●	Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million;

●	in connection with the PIPE Investment, the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares in an amount equal to the number of Sponsor Forfeit Shares, which Sponsor Forfeit Shares will be surrendered to Rigel prior to the consummation of the Business Combination. As soon as reasonably practicable thereafter, Rigel shall transfer the Sponsor Forfeit Shares to Aurous Resources and Aurous Resources shall subsequently transfer such Sponsor Forfeit Shares to the applicable PIPE Investor immediately prior to Closing, for no additional cash consideration other than their par value;

●	Orion Fund II, an affiliate of the Sponsor, owns 19.95% of Aurous Gold and is party to the Orion Shareholder Loan Agreement (as defined below). See “Certain Relationships and Related Party Transactions—Aurous Gold’s Related Party Transactions—Orion Shareholder Loan” for more information about the Orion Shareholder Loan Agreement;

●	Orion Resource Partners, an affiliate of the Sponsor, is also an affiliate of Sandstorm (as defined below), a PIPE Investor, which is also party to the Sandstorm Stream Agreement (as defined below). See “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement” for more information about the Sandstorm Stream Agreement;

●	the continued indemnification of Rigel’s existing directors and officers and the continuation of Rigel’s directors’ and officers’ liability insurance after the Business Combination;

●	the Sponsor and Rigel’s officers and directors will lose their entire investment in Rigel and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 9, 2025 (unless such date is extended). The aggregate value of all out-of-pocket expenses for which the Sponsor and Rigel’s officers and directors are entitled to reimbursement as of [ ], 2024, the record date for the General Meeting, is $[ ];

●	if the Trust Account is liquidated, including in the event Rigel is unable to complete an initial business combination within the required time period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed under certain circumstances that it will be liable to Rigel if and to the extent any claims by a third party (other than Rigel’s independent registered public accounting firm) for services rendered or products sold to Rigel, or a prospective target business with which Rigel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account; and

●	the 5,905,000 Founder Shares held by the Sponsor, the 425,000 Founder Shares held by certain of Rigel’s officers and directors and the 1,170,000 Founder Shares held by Orion GP will be exchanged and converted into an equivalent number of Aurous Resources Ordinary Shares.

These interests may influence Rigel’s directors in making their recommendation that Rigel’s shareholders vote in favor of the approval of the Business Combination Proposal. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Q:	What interests do Citi and Hannam have in the Business Combination?

In addition to the interests of Rigel Initial Holders and Rigel’s other current officers and directors in the Business Combination, you should be aware that Rigel’s co-placement agents and advisors, Citi and Hannam, have a financial interest that may conflict with your interests.

On October 18, 2023, Rigel executed an engagement letter with Citi (the “Citi EL”), pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination, and Citi will receive fixed and variable fees based on the size of the PIPE Funding, as well as certain fee and expense reimbursements in connection therewith. On August 7, 2024, Rigel and Citi amended the Citi EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Citi EL. On October 18, 2023, Rigel executed an engagement letter with Citi and Hannam (the “Joint EL”), engaging them to act as co-placement agents in connection with the PIPE Funding. On August 7, 2024, Rigel, Citi and Hannam amended the Joint EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Joint EL. In connection with performing their services as co-placement agents, Citi and Hannam will receive for such services a percentage of the amount raised in the PIPE Funding as well as fee and expense reimbursements customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel).

More specifically, these interests include that:

●	Rigel has agreed to pay to Citi and Hannam, in connection with performing their services as co-placement agents, a percentage of the amount raised in the PIPE Funding as fees customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel);

●	Rigel has agreed to pay to Citi, in connection with performing its services as capital markets advisor, a fixed fee, plus a variable fee that is a percentage of the amount raised in the PIPE Funding and an incremental fixed fee upon consummation of the Business Combination if the aggregate cash proceeds from the Trust Account plus the PIPE Funding are greater than $70 million (subject to the terms and conditions of its engagement letter with Rigel);

●	Rigel has agreed to reimburse each of Citi and Hannam, irrespective of the consummation of the PIPE Funding, in their capacity as placement agents, for certain reasonable and documented expenses, including certain reasonable and documented fees and disbursements of their external counsel and other external professional advisors incurred in connection with the PIPE Funding, as agreed in their engagement letter with Rigel; and

●	Rigel has also agreed to reimburse Citi, irrespective of whether any Business Combination is consummated, in its capacity as Rigel’s capital markets advisor, for all reasonable and out of pocket expenses incurred for its services under its engagement letter with Rigel, including reasonable fees and expenses of Citi’s legal counsel.

Q:	What happens if the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal are not approved?

A:	In the event that the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal do not receive the requisite vote for approval, Rigel will not consummate the Business Combination (unless, in the case of the 2024 Equity Incentive Plan Proposal, a waiver of the related condition to Closing is obtained). If Rigel does not consummate the Business Combination and fails to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	What constitutes a quorum at the General Meeting?

A:	The holders of a majority of the issued and outstanding Rigel Ordinary Shares entitled to vote at the General Meeting must be present, in person (including virtual presence by visiting www.cstproxy.com/[ ]) or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Rigel Initial Holders who currently own 23.4% of the issued and outstanding Rigel Ordinary Shares, will count towards this quorum. In the absence of a quorum, the General Meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Rigel Board may determine. As of the record date for the General Meeting, 7,314,780 Rigel Ordinary Shares would be required to achieve a quorum.

Q:	What happens if I vote against any of the proposals contemplated by this proxy statement/prospectus?

A:	If you vote against the Business Combination Proposal and/or the Merger Proposal but the Business Combination Proposal and the Merger Proposal still obtain the requisite vote of holders of Rigel Ordinary Shares to approve the Business Combination Proposal and the Merger Proposal respectively, then the Business Combination Proposal and the Merger Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to Closing, the Business Combination and the transactions contemplated thereby will be consummated in accordance with the terms of the Business Combination Agreement.

Approval of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Accordingly, a Rigel shareholder’s failure to vote by proxy or to vote in person (including virtually by visiting www.cstproxy.com/[       ]) at the General Meeting will not be counted towards the number of Rigel Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on any proposal.

The Closing is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal, the Merger Proposal or the 2024 Equity Incentive Plan Proposal does not receive the requisite vote for approval, Rigel will not consummate the Business Combination (unless, in the case of the 2024 Equity Incentive Plan Proposal, a waiver of the related condition to Closing is obtained). If Rigel does not consummate the Business Combination and fails to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Can the Rigel Initial Holders redeem their Founder Shares in connection with consummation of the Business Combination?

A:	No. The Rigel Initial Holders have agreed, for no consideration in return, to waive their redemption rights with respect to any Founder Shares held by them in connection with the consummation of an initial business combination. However, if the Rigel Initial Holders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Rigel fails to consummate an initial business combination within the prescribed time frame.

Q:	Is there a limit on the total number of Rigel public shares that may be redeemed?

A:	Yes. A holder of Rigel Ordinary Shares, together with any affiliate of it or any other person with whom it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Rigel Class A Ordinary Shares (i.e., in excess of 1,069,434 Rigel Class A Ordinary Shares). Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. The Business Combination Agreement provides that Blyvoor’s obligation to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the Available Cash Condition. If, as a result of redemptions of Rigel Class A Ordinary Shares by Rigel’s public shareholders, the Available Cash Condition is not met and is not waived by Blyvoor, then Blyvoor may elect not to consummate the Business Combination. Under these circumstances, Rigel’s shareholders may exercise their redemption rights with respect to a maximum of 7,129,558 redeemable Rigel Class A Ordinary Shares upon consummation of the Business Combination at an estimated redemption price of approximately $11.52 per share. The estimated per-share redemption value of $11.52 was calculated by dividing the Trust Account balance of approximately $82.1 million as of September 30, 2024, by 7,129,558 Rigel Class A Ordinary Shares outstanding.

The condition to Closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by such parties.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your Rigel Class A Ordinary Shares for or against, or whether you abstain from voting on, the Business Combination Proposal, the Merger Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by Rigel shareholders who will redeem their shares and will not be shareholders of Aurous Resources after the consummation of the transactions contemplated by the Business Combination Agreement.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must: (i) if you hold Rigel Public Units, separate the underlying Rigel Class A Ordinary Shares and Rigel Public Warrants; (ii) prior to 5:00 p.m., New York City time, on [ ], 2024 (two business days before the scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Rigel redeem your public shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address: Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, Attention: Compliance Department; and (iii) deliver your public shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their broker, bank or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

You do not have to be a shareholder on the record date in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name,” are required to either (i) tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal, the Merger Proposal or any other proposal described by this proxy statement/prospectus at the General Meeting, or (ii) deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

If you hold Rigel Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Rigel Class A Ordinary Shares and Rigel Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you, if applicable, so that you may then exercise your redemption rights upon the separation of the Rigel Class A Ordinary Shares from the Rigel Public Units.

If a broker, bank or other nominee holds your Rigel Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Rigel Class A Ordinary Shares and Rigel Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of Rigel Class A Ordinary Shares from the Rigel Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Rigel Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination Proposal and each other proposal described by this proxy statement/prospectus. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically).

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

If you exercise your redemption rights, your Rigel Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Aurous Resources Ordinary Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Aurous Resources, if any. You will be entitled to receive cash for your Rigel Class A Ordinary Shares only if you properly and timely demand redemption.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	It is expected that a U.S. Holder (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Rigel Class A Ordinary Shares will generally be treated as selling such ordinary shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—Redemption of a U.S. Holder’s Rigel Class A Ordinary Shares Pursuant to the Rigel Shareholder Redemption.”

All holders considering exercising redemption rights are urged to consult their tax advisors regarding the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What are the U.S. federal income tax consequences as a result of the Business Combination to U.S. Holders of Rigel Ordinary Shares and Rigel Public Warrants?

A:	As discussed more fully in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—The Merger,” the Merger should qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code (an “F Reorganization”). Assuming that the Merger so qualifies, and subject to the “passive foreign investment company” rules discussed below and under “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations,” U.S. Holders will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Rigel Ordinary Shares and Rigel Public Warrants for Aurous Resources Ordinary Shares and Aurous Resources Public Warrants, as applicable, in the Merger. U.S. Holders who receive Cash Consideration in the Merger will be treated as receiving a corporate distribution. See the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—The Cash Consideration.”

As discussed more fully under “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations,” Rigel believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If Rigel were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the treatment of the Merger as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. In the event Rigel Ordinary Shares or Rigel Public Warrants constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of Rigel Ordinary Shares and Rigel Public Warrants in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	If I am a Rigel Public Warrant holder, can I exercise redemption rights with respect to my Rigel Public Warrants?

A:	No. There will be no redemption rights or liquidating distributions with respect to Rigel Public Warrants, which will expire and be worthless if Rigel fails to complete its initial business combination by May 9, 2025 (unless such date is extended).

Q:	How do the Rigel Public Warrants differ from the Rigel Private Warrants and what are the related risks for any holders of Rigel Public Warrants following the Business Combination?

A:	The Rigel Private Warrants are identical to the Rigel Public Warrants in all material respects. The Sponsor, or its permitted transferees, has the option to exercise the Rigel Private Warrants on a cashless basis. If the Rigel Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Rigel Private Warrants will be redeemable by Rigel in all redemption scenarios and exercisable by the holders on the same basis as the Rigel Public Warrants. At the Closing, Aurous Resources, Rigel and Continental Stock Transfer & Trust Company will enter into the Assumed Warrant Agreement pursuant to which, as of the Merger Effective Time, Rigel will assign to Aurous Resources all of its rights, interests and obligations in and under the Original Warrant Agreement and amend the Original Warrant Agreement to reflect the assumption of the Rigel Warrants by Aurous Resources.

As a result, following the Business Combination, Aurous Resources may redeem your Aurous Resources Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Aurous Resources will have the ability to redeem outstanding Aurous Resources Public Warrants for cash at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Aurous Resources Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Aurous Resources will not redeem the Aurous Resources Public Warrants as described above unless a registration statement under the Securities Act covering the Aurous Resources Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Aurous Resources Ordinary Shares is available throughout the 30-day redemption period. If and when the Aurous Resources Public Warrants become redeemable by Aurous Resources, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Aurous Resources Public Warrants could force you (i) to exercise your Aurous Resources Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Aurous Resources Public Warrants at the then-current market price when you might otherwise wish to hold your Aurous Resources Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Aurous Resources Public Warrants are called for redemption, is likely to be substantially less than the market value of your Aurous Resources Public Warrants.

In addition, Aurous Resources will have the ability to redeem the outstanding Aurous Resources Public Warrants for Aurous Resources Ordinary Shares at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Aurous Resources Ordinary Shares equals or exceeds $10.00 but is less than $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders (in which case, all Aurous Resources Private Warrants may also be redeemed).

In each case, Aurous Resources may only call the Aurous Resources Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Aurous Resources Public Warrants prior to the time of redemption and, at Aurous Resources’ election, any such exercise may be required to be on a cashless basis.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the Business Combination?

A:	Rigel’s shareholders may be entitled to give notice to Rigel prior to the meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for their Rigel Ordinary Shares if they follow the procedures set forth in the Companies Act, however any such dissention rights may be limited by Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes shares of any company which at the effective date of the merger are listed on a national securities exchange. Accordingly, if the closing condition to list the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants on Nasdaq is satisfied and not waived, dissention rights may not be available at the effective time of the consummation of the Business Combination in circumstances where the consummation of the Business Combination is before the expiry date of the period allowed for written notice of an election to dissent under the Companies Act (As Revised) of the Cayman Islands. For more information, please see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement provides that Blyvoor’s obligation to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the Available Cash Condition. If the Business Combination is consummated, Aurous Resources will use the Aggregate Cash Proceeds for the following purposes: (i) payment of the expenses of Rigel and its affiliates incurred prior to the Closing Date (other than Rigel Transaction Expenses), (ii) payment of the Rigel Transaction Expenses, (iii) payment of the Target Group Company Transaction Expenses, (iv) payment of the Payoff Indebtedness (as defined in the Business Combination Agreement), and (v) payment of the aggregate Cash Consideration. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?

A:	In the event that the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal do not receive the requisite vote for approval, Rigel will not consummate the Business Combination (unless, in the case of the 2024 Equity Incentive Plan Proposal, a waiver of the related condition to Closing is obtained). If Rigel does not consummate the Business Combination and fails to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions including, among others: (i) the absence of a material adverse effect on Blyvoor and Rigel, (ii) approval by Rigel’s shareholders of the Business Combination Proposal, (iii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iv) receipt of approval for listing on the Nasdaq of the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants to be issued in connection with the transactions contemplated by the Business Combination Agreement, (v) receipt of certain required regulatory approvals, (vi) absence of any governmental orders enjoining or prohibiting the Business Combination, (vii) that the Available Cash Condition is met and (viii) satisfaction of customary bringdowns of the representations, warranties and covenants of the parties therein. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

Q:	What do I need to do now?

A:	Your vote is very important. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying Rigel Historical Financial Information, Blyvoor Historical Financial Information and Aurous Resources Historical Financial Information to fully understand the Business Combination before voting on the proposals to be considered at the General Meeting.

Whether or not you plan to attend the General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your shares are represented at the General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal are approved at the General Meeting (unless, in the case of the 2024 Equity Incentive Plan Proposal, a waiver of the related condition to Closing is obtained). The Closing is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?

A:	Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The table below presents the net tangible book value per Rigel Class A Ordinary Share as of September 30, 2024, as adjusted in order to give effect to certain material probable or consummated transactions and other material effects in connection with the Business Combination, excluding the Business Combination itself. In addition, the net tangible book value per share is adjusted for the following redemption scenarios: (i) the maximum number of redemptions by Rigel’s public shareholders such that the Available Cash Condition will still be satisfied (the “Maximum Scenario”), (ii) the number of redemptions by Rigel’s public shareholders equal to 75% of the Maximum Scenario (the “75% Scenario”), (iii) the number of redemptions by Rigel’s public shareholders equal to 50% of the Maximum Scenario (the “50% Scenario”) and (iv) the number of redemptions by Rigel’s public shareholders equal to 25% of the Maximum Scenario (the “25% Scenario”). The following table also presents the valuation of Blyvoor at each of the foregoing scenarios that would result in a non-redeeming public shareholders’ interest per share to be at least the initial public offering price per Rigel Class A Ordinary Share.

The information presented in the following table is calculated as of September 30, 2024, the most recent balance sheet date available for Rigel, in accordance with the rules issued by the SEC.

Total assets as of September 30, 2024	$82,411,017
Minus: Total intangible assets as of September 30, 2024	-
Minus: Total liabilities as of September 30, 2024	$(31,578,208)
Net tangible book value as of September 30, 2024	$50,832,809
Total Rigel Public Shares (Class A)	7,129,288
Net tangible book value per share as of September 30, 2024	$7.13

Per Share IPO Offering Price: $10.00	Assuming 25% Scenario(1)	Assuming 50% Scenario(1)	Assuming 75% Scenario(1)	Assuming Maximum Scenario(1)
Net Tangible Book Value ($)	50,832,809	50,832,809	50,832,809	50,832,809
Less: Estimated Rigel Transaction Expenses ($)	(5,480,200)	(5,480,200)	(5,480,200)	(5,480,200)
Less: Redemption Amounts per Scenario ($)	(9,907,219)	(19,814,437)	(29,721,656)	(39,628,874)
Plus: PIPE Financing ($)	7,500,000	7,500,000	7,500,000	7,500,000
Total (a)	42,945,390	33,038,172	23,130,953	13,223,735

Shares:
Issuable to non-redeeming public shareholders	6,269,286	5,409,285	4,549,283	3,689,282
Issuable to PIPE Investors	1,125,000	1,125,000	1,125,000	1,125,000
Issuable to Rigel Initial Holders	7,200,000	7,200,000	7,200,000	7,200,000
Total (b)	14,594,286	13,734,285	12,874,283	12,014,282

Net Tangible Book Value Per Share, as adjusted ($) (a/b)	2.94	2.41	1.80	1.10
Difference between Per Share IPO Offering Price and Net Tangible Book Value Per Share, as adjusted ($)	7.06	7.59	8.20	8.90
Blyvoor valuation resulting in non-redeeming public shareholder per share interest to be at least equal to IPO price per share(2)	$588.5 million	$579.9 million	$571.3 million	$562.7 million

(1)	The Maximum Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 3,440,006 Rigel Class A Ordinary Shares. The 75% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 2,580,005 Rigel Class A Ordinary Shares. The 50% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 1,720,003 Rigel Class A Ordinary Shares. The 25% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 860,002 Rigel Class A Ordinary Shares. The foregoing scenarios are based on the outstanding Rigel Class A Ordinary Shares as of September 30, 2024.
(2)	Calculated as the aggregate number of Aurous Resources Ordinary Shares issuable (a) pursuant to the Business Combination to the Rigel Initial Holders (7,200,000 shares), Blyvoor Gold (30,669,813 shares), Orion Fund II (7,506,122 shares), Orion Fund III (5,000,000 shares) and the PIPE Investors (1,125,000 shares), (b) pursuant to the Transaction Success Incentive Share Scheme (200,000 shares) and the Management Incentive Share Scheme (875,000 shares) and (c) to the non-redeeming Rigel public shareholders (6,269,286 shares in the 25% Scenario, 5,409,285 shares in the 50% Scenario, 4,549,283 shares in the 75% Scenario and 3,689,282 shares in the Maximum Scenario), multiplied by $10. In addition to the dilutive impacts from the sources shown in the above table in calculating net tangible book value per share, as adjusted, other potential sources of future dilution exist that may impact non-redeeming public shareholders, including (i) the issuance of any Earnout Shares, (ii) the issuance of any Aurous Resources Ordinary Shares pursuant to the Management Incentive Share Scheme, (iii) the issuance to Blyvoor Gold of the Gauta Tailings Deferred Consideration and (iv) the dilutive effects or conversion into Aurous Resources Ordinary Shares of any Aurous Resources Warrants, including the Aurous Resources Private Warrants, the Aurous Resources Public Warrants and any Aurous Resources Warrants issued pursuant to either the Orion Forward Purchase Agreement or the Sponsor Promissory Notes. See the section entitled “Proposal No. 1—The Business Combination Agreement—Ownership of Aurous Resources” for additional information.

Q:	How do I vote?

A:	If you are a Rigel shareholder of record, you may vote by mail, in person or virtually at the General Meeting. Each Rigel Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the General Meeting. Your one or more proxy cards show the number of Rigel Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee to ensure that your shares are represented and voted at the General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Rigel Ordinary Shares will be voted as recommended by the Rigel Board. The Rigel Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the 2024 Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [       ], New York City time, on [       ], 2024.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the General Meeting and vote in person, you will need to bring to the General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Rigel can be sure that the broker, bank or nominee has not already voted your Rigel Ordinary Shares.

Voting Virtually at the Meeting. If your shares are registered in your name with Continental Stock Transfer & Trust Company and you attend the General Meeting and plan to vote virtually, you must visit www.cstproxy.com/[       ], enter the control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the General Meeting, you will need to bring to the General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. See the section entitled “Extraordinary General Meeting of Rigel’s Shareholders” below for more details.

Q:	What will happen if I abstain from voting or fail to vote at the General Meeting?

A:	At the General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, broker non-votes and abstentions will have no effect on the Business Combination Proposal, the Merger Proposal, the 2024 Equity Incentive Plan Proposal or the Adjournment Proposal (other than as counted for purposes of determining whether a quorum is present).

If you fail to take any action with respect to the General Meeting and the Business Combination is approved by Rigel’s shareholders and the Business Combination is consummated, you will become a shareholder or warrant holder of Aurous Resources. If you fail to take any action with respect to the General Meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of Rigel. However, even if you fail to vote with respect to the General Meeting, you will nonetheless be able to elect to redeem your Rigel public shares in connection with the Business Combination.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the General Meeting.

Q:	If I am not going to attend the General Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the General Meeting or not, please read this proxy statement/prospectus carefully in its entirety, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Rigel intends to hold the General Meeting in person as well as virtually, via a live webcast at www.cstproxy.com/[       ]. Rigel may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location. Rigel plans to announce any such updates on its proxy website at www.cstproxy.com/[       ], and encourages you to check this website prior to the meeting if you plan to attend.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your broker, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Rigel believes all the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by (i) sending a later-dated, completed and signed proxy card (ii) sending notice to Rigel in writing before the General Meeting that you have revoked your proxy (in the case of clauses (i) and (ii), so that such card or notice is received prior to the vote at the General Meeting scheduled to take place on [ ], 2024) or (iii) attending the General Meeting, revoking your proxy and voting in person (including by virtual means).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:	Rigel’s shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental Stock Transfer & Trust Company prior to the General Meeting.

Rigel’s shareholders must complete the procedures for electing to redeem their public shares in the manner described in the section entitled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights” prior to 5:00 p.m., New York City time, on [       ], 2024 (two business days before the scheduled General Meeting) in order for such shares to be redeemed.

Rigel’s warrant holders should not submit the certificates relating to their Rigel Public Warrants. Public shareholders who do not elect to have their Rigel Class A Ordinary Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Rigel Class A Ordinary Shares.

Upon the Closing, holders of Rigel Ordinary Shares and Rigel Public Warrants will receive Aurous Resources Ordinary Shares and Aurous Resources Public Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Rigel Class A Ordinary Shares (unless such holder elects to redeem either their Rigel Public Units or their Rigel Class A Ordinary Shares in accordance with the procedures set forth in the section titled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights” below), Rigel Class B Ordinary Shares or Rigel Public Warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your Rigel Ordinary Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the General Meeting?

A:	Rigel will bear the entire cost of the proxy solicitation, and Rigel and Blyvoor, collectively, will bear the costs incurred in connection with the preparation, filing and mailing of this proxy statement/prospectus and the related proxy materials. Rigel has engaged Sodali & Co (“Proxy Solicitor”), to assist in the solicitation of proxies for the General Meeting. Rigel will pay Proxy Solicitor a fee of $22,500, plus disbursements and indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Rigel’s proxy solicitor. Rigel and Blyvoor will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Rigel’s shareholders. Directors, officers and employees of Rigel and Blyvoor who solicit proxies will not be paid any additional compensation for soliciting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or the proposals included in this proxy statement/prospectus or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Sodali & Co
333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: rrac.info@investor.sodali.com

To obtain timely delivery, Rigel’s shareholders must request the materials no later than [       ], 2024, or five business days prior to the General Meeting.

You may also obtain additional information about Rigel from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of Rigel public shares and intend to seek redemption of such shares, you will need to deliver your public shares (either physically or electronically) to the Transfer Agent. Holders must complete the procedures for electing to redeem such shares in the manner described in the section entitled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights” prior to 5:00 p.m., New York City time, on [       ], 2024 (two business days before the scheduled General Meeting) in order for such shares to be redeemed. If you have questions regarding the certification of your position or delivery of your public shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Compliance Department

SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying Blyvoor Historical Financial Information, Rigel Historical Financial Information and Aurous Resources Historical Financial Information to fully understand the Business Combination before voting on the proposals to be considered at the General Meeting. Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Aurous Resources

Aurous Resources is an exempted company incorporated under the laws of the Cayman Islands on February 8, 2024 for the purpose of entering into and consummating the Business Combination. Aurous Resources owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the Aurous Resources Board is composed of two directors: Alan Smith and Richard Floyd; and the sole shareholder of Aurous Resources is Rigel.

Upon consummation of the Business Combination, Aurous Resources Ordinary Shares and Aurous Resources Warrants are expected to be traded on Nasdaq under the ticker symbols “AURS” and “AURSW”, respectively.

The mailing address of Aurous Resources’ principal executive office is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196 and the telephone number is +27 67 166 4397.

Aurous Gold

Aurous Gold is a private limited liability company incorporated under the laws of South Africa on August 29, 2016. Aurous Gold is engaged in underground gold mining. Aurous Gold’s operations are located in the Witwatersrand region, near Johannesburg, South Africa, which is one of the most prolific regions for gold production in the world. Its principal asset is the Blyvoor gold mine in the Carletonville Goldfield of the Witwatersrand Basin (the “Blyvoor Gold Mine”), a producing, high-grade, long-life underground gold mine in which it holds a 74% interest.

The mailing address of Aurous Gold’s principal executive office is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196 and the telephone number is +27 67 166 4397.

Gauta Tailings

Gauta Tailings is a private limited liability company incorporated under the laws of South Africa on July 24, 2015. Gauta Tailings holds interests in gold mining by-products, from which it intends to further extract gold. Gauta Tailings holds a 100% interest in the Gauta Tailings retreatment project (the “Gauta Tailings Project”), a surface tailings retreatment project that it aims to develop by utilizing tailings storage facilities (“TSFs”) created from past production from the Blyvoor Gold Mine and adjacent mines and from current Blyvoor Gold Mine production.

The mailing address of Gauta Tailings’ principal executive office is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196 and the telephone number is +27 67 166 4397.

Rigel

Rigel is a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on April 6, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Rigel consummated its Initial Public Offering on November 9, 2021, generating gross proceeds of $300 million.

The mailing address of Rigel’s principal executive office is 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018, and the telephone number is +1 646-453-2672.

Merger Sub

Merger Sub is an exempted company, and wholly owned subsidiary of Aurous Resources, incorporated under the laws of the Cayman Islands to facilitate the consummation of the Business Combination. In the Business Combination, Rigel will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity.

The mailing address of Merger Sub’s registered office is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the telephone number is +1 646-453-2672.

Emerging Growth Company

Each of Rigel and Aurous Resources is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, they are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Aurous Resources’ securities less attractive as a result, there may be a less active trading market for Aurous Resources’ securities and the prices of Aurous Resources’ securities may be more volatile.

Aurous Resources will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the date on which Aurous Resources Ordinary Shares were offered in connection with the Business Combination, (B) in which it has total annual gross revenues of at least $1.235 billion or (C) in which it is deemed to be a large accelerated filer, which means the market value of Aurous Resources Ordinary Shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

After the consummation of the Business Combination, Aurous Resources will be considered a “foreign private issuer” under the securities laws of the U.S. and the rules of Nasdaq. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Aurous Resources will not be subject to the SEC’s proxy rules. Under the Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Accordingly, Aurous Resources’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Aurous Resources intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq corporate governance rules and listing standards.

Because Aurous Resources is a foreign private issuer, its directors, senior management and holders of more than 10% of the issued and outstanding Aurous Resources Ordinary Shares are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

The Business Combination Agreement

On March 11, 2024, Rigel entered into the Business Combination Agreement, by and among Rigel, Aurous Gold, Gauta Tailings, Aurous Resources and Merger Sub. Each of Aurous Resources and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, Aurous Resources also entered into the Exchange Agreement, by and among, Aurous Resources, the Sellers, Aurous Gold and Gauta Tailings.

Pursuant to the terms, and subject to the conditions, set forth in the Business Combination Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) Rigel will merge with and into Merger Sub, with Merger Sub being the surviving company, and (ii) Aurous Resources will undertake the Share Exchange. Following the Merger and the Share Exchange, each of Aurous Gold, Gauta Tailings and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the Closing, the Aurous Resources Ordinary Shares are expected to be listed on the Nasdaq.

The Business Combination is expected to be consummated after the required approval by the Rigel shareholders and the satisfaction of certain other conditions summarized below.

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Share Exchange

The consideration to the holders of Aurous Gold’s and Gauta Tailings’ issued and outstanding equity interests at the Closing will consist of (i) 600,000 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Gauta Tailings, (ii) 28,017,500 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Aurous Gold, and (iii) 6,982,500 Aurous Resources Ordinary Shares to Orion Fund II in exchange for its shares of Aurous Gold. Pursuant to the Exchange Agreement, the Sellers have agreed, subject to customary exceptions, not to transfer any Aurous Resources Ordinary Shares received as Exchange Consideration until the six-month anniversary of the Closing.

As additional consideration for its shares of Gauta Tailings, Blyvoor Gold will be entitled to receive, as promptly as practicable after the date that is 90 days following the Closing, the Gauta Tailings Deferred Consideration.

In addition to the foregoing, the Sellers will have the contingent right to receive the Earnout Shares, as described below, subject to the following Milestone Conditions:

(i)	If Net Cash Proceeds (as defined in the Business Combination Agreement) are equal to or greater than $33 million as of immediately prior to Closing:

(a)	the Sellers will be entitled to receive, upon exceeding the First Base Case Milestone for the First Earnout Period, 1,050,000 Aurous Resources Ordinary Shares; and

(b)	the Sellers will be entitled to receive, upon exceeding the Second Base Case Milestone for the Second Earnout Period, 1,575,000 Aurous Resources Ordinary Shares.

(ii)	If Net Cash Proceeds are less than $33 million as of immediately prior to Closing:

(a)	the Sellers will be entitled to receive (such amount not to exceed 1,050,000 Aurous Resources Ordinary Shares), upon the cumulative payable gold production of the Mine for the First Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 32,650 ounces) the product of (1) the First Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier (as defined in the Business Combination Agreement), a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed 1,050,000 Aurous Resources Ordinary Shares) the product of (I) 1,050,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier; and

(b)	the Sellers will be entitled to receive (such amount not to exceed 2,625,000 Aurous Resources Ordinary Shares), upon the cumulative payable gold production of the Mine for the Second Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 56,240 ounces) the product of (1) the Second Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier, a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed, in the aggregate with the First Earnout Share Consideration (as defined in the Business Combination Agreement), 2,625,000 Aurous Resources Ordinary Shares) the product of (I) 1,575,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier.

The respective Milestone Conditions described above will be deemed to be achieved, and the respective Earnout Shares for the applicable Earnout Period(s) will be issued to the Sellers if, at any point prior to the end of the applicable Earnout Period(s), there is a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of Aurous Gold and Gauta Tailings or a merger, consolidation, recapitalization or other transaction in which any person other than Aurous Resources or any affiliate of Aurous Resources becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Aurous Gold and Gauta Tailings, taken as a whole. Any Earnout Shares not properly earned by the end of the Earnout Periods shall no longer be issuable to Sellers and the obligations of Aurous Resources to issue such Earnout Shares shall be terminated.

Effect of the Merger

On the terms, and subject to the conditions, set forth in the Business Combination Agreement, at the Merger Effective Time, by virtue of the Merger:

(i)	each Rigel Class A Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically cancelled and converted into the right to receive (A) the Cash Consideration and (B) the Equity Consideration;

(ii)	the Redemption Shares will not be converted into and become the Class A Merger Consideration, and instead will at the Merger Effective Time be redeemed for an amount in cash per share calculated in accordance with such shareholder’s redemption rights;

(iii)	each Rigel Class B Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement) will be automatically cancelled and converted into the right to receive one Aurous Resources Ordinary Share; and

(iv)	each issued and outstanding Rigel Public Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Public Warrant, and each issued and outstanding Rigel Private Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Private Warrant. Each Aurous Resources Public Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Public Warrants, and each Aurous Resources Private Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Private Warrants, except that in each case they shall represent the right to acquire Aurous Resources Ordinary Shares.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, standing, formation and authority, (ii) authorization to enter into the Business Combination Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) absence of changes, (vii) license and permits, (viii) litigation, (ix) material contracts, (x) intellectual property, (xi) taxes, (xii) real and personal properties, (xiii) employee matters, (xiv) benefit plans, (xv) compliance with laws, (xvi) environmental matters, (xvii) affiliate transactions, (xviii) insurance, (xix) business practices and (xx) finders and brokers. Except in the case of fraud or intentional and willful breach, the representations and warranties of the parties contained in the Business Combination Agreement will terminate and be of no further force and effect as of the Closing.

Covenants

The Business Combination Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) the operation of Aurous Gold’s and Gauta Tailings’ businesses in the ordinary course of business prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to the Business Combination, (iii) Aurous Resources’ adoption of an equity incentive plan that provides for grants and awards to eligible service providers, (iv) the protection of, and access to, confidential information of the parties and (v) the parties’ efforts to obtain necessary approvals from Governmental Authorities (as defined in the Business Combination Agreement).

Pursuant to the Business Combination Agreement, Rigel’s public shareholders will be given an opportunity, in accordance with Rigel’s amended and restated memorandum and articles of association, to have their Rigel Class A Ordinary Shares redeemed, in conjunction with the Rigel Shareholder Approval.

During the Interim Period (as defined in the Business Combination Agreement), each of the parties to the Business Combination Agreement will not, and shall cause its representatives not to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person concerning an Acquisition Transaction or a Business Combination Proposal (in each case, as defined in the Business Combination Agreement), as applicable.

Conditions to Closing

The consummation of the transactions contemplated by the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) the Rigel Shareholder Approval, (ii) no governmental order enjoining or prohibiting the consummation of the Business Combination being in force, (iii) the Exchange Control Approval (as defined in the section entitled “Proposal No. 1—The Business Combination Proposal—Blyvoor’s Conduct of Business Prior to the Completion of the Business Combination—Regulatory Approvals.”) and the termination or expiration of any applicable waiting period(s) under applicable antitrust laws in respect of the Business Combination (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of any Governmental Authority) shall have expired or been terminated or obtained, as applicable, (iv) a registration statement on Form F-4 having become effective, (v) the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants to be issued pursuant to the Business Combination Agreement having been approved for listing on the Nasdaq and (vi) certain other customary bring-down conditions. In addition, the obligation of the Sellers to consummate the Business Combination is subject to the satisfaction or waiver of the Available Cash Condition.

Termination

The Business Combination Agreement may be terminated as follows:

(i)	by mutual written consent of Aurous Gold, Gauta Tailings and Rigel;

(ii)	prior to the Closing, by written notice to Aurous Gold and Gauta Tailings from Rigel if:

(a)	there is any breach of any representation, warranty, covenant or agreement on the part of Aurous Gold and Gauta Tailings set forth in the Business Combination Agreement, such that certain closing conditions therein would not be satisfied; provided that Aurous Gold and Gauta Tailings are provided the option to cure such breach as specified in the Business Combination Agreement;

(b)	the Closing has not occurred on or before the Termination Date; or

(c)	the consummation of the Business Combination is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order; and

(iii)	prior to the Closing, by written notice to Rigel from Aurous Gold and Gauta Tailings if:

(a)	there is any breach of any representation, warranty, covenant or agreement on the part of Rigel, Aurous Resources or Merger Sub set forth in the Business Combination Agreement, such that certain closing conditions therein would not be satisfied; provided that Rigel, Aurous Resources, or Merger Sub, as applicable, are provided the option to cure such breach as specified in the Business Combination Agreement;

(b)	the Closing has not occurred on or before the Termination Date;

(c)	the consummation of the Business Combination is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order; or

(d)	there has been a Change in Recommendation (as defined in the Business Combination Agreement).

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.”

Ancillary Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Rigel, Aurous Gold, Gauta Tailings and the Sponsors have entered into the Sponsor Support Agreement. The Sponsor Support Agreement was subsequently amended by the Omnibus Amendment. The Sponsor Support Agreement provides that, among other things, the Sponsors agree (i) to vote in favor of the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede the Business Combination, (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing shares that would result from the issuance of Aurous Resources Ordinary Shares, (v) subject to certain conditions, to sell to Aurous Resources a certain number of either Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, (vi) subject to certain conditions, to extend, or cause their respective affiliate to extend, the maturity date of each of the Working Capital Loans (as defined in the Omnibus Amendment) and, in connection with the Sponsor Warrant Redemption (as defined below), if any, prepare and issue a non-interest bearing promissory note in favor of each Sponsor with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price and (vii) to exercise, or cause its affiliates to exercise, either of the Rigel Public Warrants or Rigel Private Warrants only on a “cashless basis” and forgo any right of conversion with respect to the Working Capital Loans (as defined in the Omnibus Amendment), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares will be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing. For more information on the Sponsor Support Agreement and the Omnibus Amendment, see “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”

For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement.”

Amended and Restated Registration Rights Agreement

Pursuant to the terms of the Business Combination Agreement, at the Closing, Aurous Resources, the Sponsor and certain other holders of the Aurous Resources Ordinary Shares will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Aurous Resources, at Aurous Resources’ expense, to register the Aurous Resources Ordinary Shares that they hold, on customary terms, including customary demand and piggyback registration rights. The Registration Rights Agreement will also provide that Aurous Resources pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.

For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Amended and Restated Registration Rights Agreement.”

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor, as part of the PIPE Investment, entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (subject to certain adjustments further described herein).

Pursuant to the Subscription Agreements, a PIPE Investor may elect to reduce the number of PIPE Investment Shares it is obligated to purchase under its Subscription Agreement, on a one-for-one basis, up to the total amount of PIPE Investment Shares subscribed thereunder, to the extent a PIPE Investor (i) purchases Open-Market Purchase Shares in open market transactions at a price of less than or equal to the Closing redemption price per share, as established prior to the record date for voting at the General Meeting, or (ii) beneficially owned any Currently Owned Shares as of the date of its Subscription Agreement. This reduction right is subject to PIPE Investor agreeing, with respect to such Open-Market Purchase Shares, to (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing, (B) not vote any such Open-Market Purchase Shares in favor of approving the Business Combination and instead submits a proxy abstaining from voting thereon and (C) to the extent such PIPE Investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights, and, with respect to such Currently Owned Shares, to (X) not to sell or transfer any such Currently Owned Shares prior to the Closing, (Y) vote all of its Currently Owned Shares in favor of approving the Business Combination at the General Meeting, and (Z) to the extent such investor has the right to have all or some of its Currently Owned Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights. The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

In addition, in connection with the Closing and pursuant to the Subscription Agreements:

(i)	the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares it holds in an amount equal to (A) (I) four, multiplied by (II) the aggregate number of Total PIPE Investment Shares, divided by (B) ten;

(ii)	Blyvoor Gold shall surrender an aggregate number of Aurous Resources Ordinary Shares it receives as Exchange Consideration in an amount equal to (A) (I) one, multiplied by (II) the aggregate number of Total PIPE Investment Shares, divided by (B) ten; and

(iii)	each PIPE Investor shall receive, following the Closing, a number of Aurous Resources Ordinary Shares equal to its proportion of the sum of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares (pro rata for such PIPE Investor’s Total PIPE Investment Shares), for no additional cash consideration, other than their par value.

For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Subscription Agreements.”

In addition, the PIPE Investment may have a dilutive impact to non-redeeming Rigel public shareholders. For more information, see the Question “What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?” and “Proposal No. 1—The Business Combination Agreement—Ownership of Aurous Resources.”

Warrant Assignment, Assumption and Amendment Agreement

At the Closing, Aurous Resources, Rigel and the Warrant Agent will enter into the Assumed Warrant Agreement, which will amend the Original Warrant Agreement, which governs the Rigel Private Warrants and Rigel Public Warrants. The Original Warrant Agreement provides, among other things, that the holders of Rigel Warrants shall no longer entitle the holders thereof to purchase the amount of Rigel Ordinary Shares set forth therein and, in substitution thereof, such Rigel Warrants shall entitle the holders thereof to acquire such equal number of Aurous Resources Ordinary Shares per such whole number of Rigel Warrants. Immediately after the Merger Effective Time, Aurous Resources anticipates that there will be approximately 15,000,000 Aurous Resources Public Warrants and approximately 14,000,000 Aurous Resources Private Warrants outstanding, not accounting for any Rigel Warrant sales (if any) pursuant to the Sponsor Warrant Redemption.

For additional information, see the section entitled “Description of Aurous Resources Securities and proposed Organizational Documents—Aurous Resources Warrants” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Warrant Assignment, Assumption and Amendment Agreement.”

Side Letter

Pursuant to the terms of the Business Combination Agreement, Rigel, Orion Fund II and Aurous Gold entered into a side letter on March 11, 2024, which contemplates that, prior to the Closing, the Target Group Companies will be permitted to establish the Transaction Success Cash Awards in an aggregate amount not to exceed $2,000,000 to compensate certain key members of the Aurous Gold management team for the efforts associated with successfully consummating the Business Combination, which will be funded from proceeds received in connection with the Business Combination.

For additional information, see the section entitled “Description of Aurous Resources Securities—Aurous Resources Warrants” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Side Letter.”

Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement

On October 17, 2024, Rigel, Aurous Resources, Merger Sub, Aurous Gold and Gauta Tailings entered into an Omnibus Amendment, pursuant to which Rigel, Aurous Resources, Merger Sub, Aurous Gold and Gauta Tailings agreed to amend the Business Combination Agreement to, among other things:

●	change the termination date of the Business Combination Agreement from August 9, 2024 to December 31, 2024;

●	amend the definition of “Rigel Transaction Expenses” under the Business Combination Agreement to include the aggregate amount of outstanding principal and accrued interest of Rigel or Aurous Resources under the Working Capital Loans (as defined in the Omnibus Amendment), including any amounts owed to the Sponsor, Orion GP or any of their respective affiliates pursuant to the Working Capital Loans (as defined in the Omnibus Amendment) existing as of October 17, 2024 or, subject to the approval of Blyvoor Gold, issued through the Closing Date;

●	provide for the order of priority in which closing payments related to Rigel Transaction Expenses (including the Working Capital Loans (as defined in the Omnibus Amendment)) and Target Group Company Transaction Expenses are to be paid under the Business Combination Agreement;

●	provide that Rigel will, and will cause its affiliates to, procure that Orion Fund III will in no event receive any Rigel Public Warrants or Rigel Private Warrants in connection with the exercise of any rights to purchase or otherwise acquire any equity interests of Rigel or otherwise pursuant to the Orion Forward Purchase Agreement; and

●	provide that the parties to the Business Combination Agreement will ensure that, as of the Closing, a majority of the Aurous Resources Board will be South African citizens who are ordinarily residents of South Africa.

In addition, the Omnibus Amendment amends the Sponsor Support Agreement to, among other things:

●	provide that, in the event Blyvoor Gold would not beneficially own, as of the Closing, an aggregate amount of Aurous Resources Ordinary Shares representing at least a majority of the issued and outstanding Aurous Resources Ordinary Shares on a fully diluted, as exercised and as converted basis (the “Minimum Percentage”), each Sponsor under the Sponsor Support Agreement will sell to Aurous Resources immediately prior to the Merger Effective Time, but subject to at the Closing, a certain number of either the Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, such that, after giving effect to such sale, Aurous Gold will beneficially own an aggregate amount of Aurous Resources Ordinary Shares representing at least the Minimum Percentage (such sale, the “Sponsor Warrant Redemption”);

●	provide that, in the event the aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses (including the Working Capital Loans, as defined in the Omnibus Amendment) exceeds an amount equal to (a) the sum of (i) the amount left in the Trust Account after giving effect to Rigel shareholder redemptions, (ii) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and (iii) the aggregate amount of cash that has been funded to Aurous Resources pursuant to the Orion Forward Purchase Agreement, less (b) the sum of (i) the Cash Consideration and (ii) $33 million (any such excess, the “Expense Overage Amount”);

●	each of Aurous Resources and the Sponsor will, and will cause their respective affiliates to, (i) extend the maturity date on each of the Working Capital Loans (as defined in the Omnibus Amendment) in which the principal amount of indebtedness outstanding thereunder comprises a portion of the unpaid Expense Overage Amount for an additional 12-month period, such extension to be effective as of Closing Date and (ii) provide that such applicable Working Capital Loans (as defined in the Omnibus Amendment) will bear interest beginning on three-month anniversary of the Closing;

●	in connection with the Sponsor Warrant Redemption (if any), Aurous Resource will, in lieu of a cash payment in respect of the per warrant purchase price, prepare and issue non-interest bearing promissory notes in favor of each Sponsor under the Sponsor Support Agreement with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price; and

●	provide that each Sponsor under the Sponsor Support Agreement will, and will cause its affiliates to, (i) exercise either of the Rigel Public Warrant or Rigel Private Warrant only on a “cashless basis” pursuant to the terms thereof and (ii) forgo any right of conversion with respect to any Working Capital Loans (as defined in the Omnibus Amendment) (including any right to convert any such Working Capital Loans (as defined in the Omnibus Amendment) into Aurous Resources Ordinary Shares).

For additional information, see the section entitled “Description of Aurous Resources Securities—Aurous Resources Warrants” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”

Joinder Agreement

On October 17, 2024, Rigel, the Target Companies, the Sponsor, Orion GP and Orion Fund III entered in a joinder pursuant to which Orion GP and Orion Fund III each became a party to the Sponsor Support Agreement as a “Sponsor” for all purposes thereunder. For additional information, see the section entitled “Description of Aurous Resources Securities—Aurous Resources Warrants” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Joinder Agreement.”

The Rigel Board’s Reasons for the Business Combination

Rigel is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Rigel Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Rigel Board to identify, acquire and operate one or more businesses. The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

In considering the Business Combination, the Rigel Board determined that the Business Combination was an attractive business opportunity. More specifically, the Rigel Board considered the following factors (although not weighted or in any order of significance):

●	Blyvoor’s Proven Operations. Blyvoor operates an existing underground mine with a proven operating track record of profitable operations. The Blyvoor Gold Mine is located within the Carletonville Goldfield, one of the most significant historical gold deposits that contains some of the largest underground mines in the world. The mine is well positioned to scale with proceeds from the Business Combination and take advantage of rising global gold prices.

●	Blyvoor Operates with High Barriers to Entry. The Rigel Board believes structural barriers to entry exist in the form of the ownership of high cost equipment and the limited availability of land leases at proven and prospective mining sites.

●	Expansion Opportunities. Gauta Tailings represents a natural, nearby source of gold for retreatment. Blyvoor Gold wholly owns Gauta Tailings which owns the six tailings deposits created from historical Blyvooruitzicht (Rand Mines Ltd) and Doornfontein (Goldfields Ltd) mine production (TSF No. 6 is currently in use for depositing new tailings). Adjacent to further tailings deposits from the Savuka mine (Harmony) and Driefontein mine (Sibanye).

●	Opinion of Rigel’s Financial Advisor. The Rigel Board considered the opinion, dated March 11, 2024, of Duff & Phelps (as defined below) to the Rigel Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates) of the Aggregate Consideration to be paid by Rigel in the Business Combination, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps as set forth in such opinion. For additional information, see “Proposal No. 1—The Business Combination Proposal—Opinion of Kroll, LLC to the Rigel Board.”

●	Results of Due Diligence. The Rigel Board considered the scope and results of the due diligence examinations conducted by Rigel’s management team and other advisors and evaluated the results thereof and information available to it related to Blyvoor, including extensive virtual meetings and calls with Blyvoor management regarding its operations.

●	Strong Employee Relations. Blyvoor is affiliated with the BWU. The BWU is not affiliated with larger unions such as the NUM or the AMCU, nor is it affiliated with any trade union federation. The BWU has been highly collaborative with management regarding wage increases and other matters of mutual interest negotiated periodically as agreed. Union members benefit from profit-share payments. BEE-structured ownership of 26% of the Blyvoor Gold Mine is split as follows: 20% ownership ultimately held by the Blyvoor Workers Trust, 3% ownership ultimately held by the Blyvoor Community Trust and 3% ownership ultimately held by an SPV-focused on black entrepreneurs.

●	Other Alternatives. The Rigel Board believes, after a review of other opportunities reasonably available to Rigel, that the Business Combination represents an optimal potential business combination opportunity for Rigel and is in the best interest of Rigel and Rigel shareholders.

●	Experienced Management Team. The current Blyvoor management team has successfully repositioned the mine into a top-tier asset and has established a strong operational track record over the past few years. The Rigel Board believes that Blyvoor’s management team has extensive experience in key aspects of the mining business, diverse backgrounds and experience. Blyvoor’s management team is led by Richard Floyd, who serves as the Chief Executive Officer of Blyvoor, and executives with more than a decade of experience in mining and engineering operations.

The Rigel Board also identified and considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):

●	Macroeconomic Risk: macroeconomic uncertainty and the effects it could have on Aurous Resources’ revenues in the future;

●	Uncertainty of Benefits: the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

●	Redemption Risk: the risk that some of Rigel’s shareholders decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to meet the Available Cash Condition and adequately support Aurous Resources’ growth agenda following completion of the Business Combination;

●	Liquidation of Rigel: the risks and costs to Rigel if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Rigel being unable to effectuate a business combination by May 9, 2025 (unless such date is extended), and force Rigel to liquidate in accordance with its amended and restated memorandum and articles of association;

●	Exclusivity: that the Business Combination Agreement includes an exclusivity provision that prohibits Rigel from, among other things, initiating discussions in connection with other business combination proposals, restricting Rigel’s ability, as long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement;

●	Commodity Risk: the risk that, if the market price of gold falls or fluctuates, the valuation on which the Aggregate Consideration is based may not reflect the fair market value of Blyvoor at the time of the Closing;

●	Diversion of Management: the potential for diversion of Blyvoor management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on the Target Companies’ business as a result thereof;

●	Shareholder Vote: the risk that Rigel’s shareholders may fail to provide the respective votes necessary to effectuate the Business Combination;

●	Non-Survival: that the remedies for breach of representations, warranties or covenants will not survive the Closing;

●	Limitations of Due Diligence: that although Rigel and its advisors conducted due diligence examinations on Blyvoor, there are inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that Rigel discovered all material issues that may be present with regards to Blyvoor’s business or that issues outside of Blyvoor’s control will not later arise;

●	Rigel Shareholders Receiving a Minority Position: the risk that Rigel shareholders will hold a minority position in Aurous Resources;

●

Closing Conditions: that completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within Rigel’s control, including (i) the absence of a material adverse effect on Blyvoor and Rigel, (ii) approval by Rigel’s shareholders of the Business Combination Proposal, (iii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iv) receipt of approval for listing on the Nasdaq of the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants to be issued in connection with the transactions contemplated by the Business Combination Agreement, (v) receipt of certain required regulatory approvals, (vi) absence of any governmental orders enjoining or prohibiting the Business Combination, (vii) that the Available Cash Condition is met, which is impacted by, among other things, the quantum of Rigel’s shareholders that elect to redeem their Rigel Class A Ordinary Shares and (viii) satisfaction of customary bringdowns of the representations, warranties and covenants of the parties therein;

●	Public Company Readiness: the challenges associated with preparing Blyvoor, as foreign, private entities, for the applicable disclosure and listing requirements to which Aurous Resources will be subject to as a publicly traded company, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements;

●	Working Capital: Blyvoor may not be able to raise sufficient capital to satisfy its working capital needs to ensure the success of its business plans, including ensuring the timely ramp-up of production at the Mine;

●	Labor: risks associated with how the combined company can ensure strong relationships with local unions and reduce other labor risks, including those inherent risks to labor engaged in the mining industry;

●	E&S Governance: the challenges associated with implementing additional environmental and social governance policies and oversight in compliance with international standards; and

●	Other: various other risks associated with the Business Combination, the business of Rigel, the business of Blyvoor and the business of Aurous Resources, as described further under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Rigel Board also considered that certain of the officers and directors of Rigel may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Rigel’s shareholders (see “—Interests of Certain Persons in the Business Combination and Conflicts of Interest”). However, the Rigel Board concluded that such potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Rigel’s Initial Public Offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Rigel with any other target business or businesses and (iii) such officers and directors of Rigel hold equity interests in Rigel with value that, after the Closing, will be based on the future performance of Aurous Resources. Additionally, Rigel’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Rigel Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Rigel Board concluded, based on its review of the foregoing considerations as a whole, that the potential benefits that it expected Rigel and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Rigel Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to and in the commercial interests of Rigel and its shareholders. Additionally, the Rigel Board has determined that it is in the best interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination. The Rigel Board realized that there can be no assurance about future results, including results considered or expected, as disclosed in the foregoing reasons.

For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Rigel Board’s Reasons for the Business Combination.”

The Blyvoor boards’ Reasons for the Business Combination

In the course of reaching the decision to engage in the Business Combination, the boards of Blyvoor held numerous meetings, consulted with Blyvoor’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the boards of Blyvoor concluded that the Business Combination, together with the potential liquidity provided by the PIPE Funding, was the best option to generate capital resources to support the realization of Blyvoor’s business plan in the most optimal way.

Additional reasons and benefits that the boards of Blyvoor considered include the following:

●	the envisaged injection of liquidity provided by the Business Combination and the PIPE Funding, which is expected to support Blyvoor’s business plan and provide funding for the ramp-up of production at the Blyvoor Gold Mine and the development of the Gauta Tailings Project;

●	the Business Combination Agreement is structured such that the Available Cash Condition being met secures currently anticipated funding for the ramp-up of production at the Blyvoor Gold Mine in accordance with the Mine LoM Plan;

●	the opportunity costs related to a more gradual expansion in the Blyvoor Gold Mine’s production capacity if only internally generated cash flows were utilized;

●	the ability to obtain a stock exchange listing;

●	the ability to optimize Blyvoor’s capital structure and reduce its weighted average cost of capital;

●	the potential benefits from enhanced institutional visibility and credibility, as well as increased public market awareness of Blyvoor and its business model; and

●	that the Business Combination will provide current Blyvoor shareholders with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Blyvoor and the range of investors potentially available as a public company, compared to the investors Blyvoor could otherwise gain access to if it continued to operate as a privately-held company, thereby enhancing its ability to fund potential future acquisitive and organic growth opportunities.

The boards of Blyvoor also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Business Combination, including the following:

●	the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Blyvoor’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

●	the risk that the Business Combination might not be completed in a timely manner;

●	the significant costs involved in connection with completing the Business Combination, including legal, accounting, regulatory and management costs (for further information, see also the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”);

●	the extensive time and effort of Blyvoor senior management required to complete the Business Combination;

●	the potential disruptions to Blyvoor’s business operations and future prospects, including relationships with employees, suppliers and partners and others that do business or may do business in the future with Blyvoor;

●	the additional expenses and obligations that Blyvoor will incur following the completion of the Business Combination that Blyvoor has not previously been required to comply with, and the operational changes to Blyvoor’s business, in each case that result from being a public company; and

●	various other risks associated with Aurous Resources and Business Combination, including the risks described in the section entitled “Risk Factors.”

In light of the number of factors it considered in connection with their evaluation of the Business Combination including, but not limited to, the factors discussed above, the boards of Blyvoor did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that they considered in reaching its determination and supporting their decision. The boards of Blyvoor viewed their decision as being based on all of the information available at the time and the factors presented to and considered by them. In addition, individual members of the boards of Blyvoor may have given different weight to different factors. This explanation of the Blyvoor boards’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the boards of Blyvoor in their consideration of the Business Combination. The boards of Blyvoor concluded that the benefits, advantages and opportunities of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the boards of Blyvoor approved the Business Combination Agreement and the Business Combination, subject to satisfying the conditions precedent therein.

For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Rigel Blyvoor boards’ Reasons for the Business Combination.”

The General Meeting of Rigel’s Shareholders

Date, Time and Place of General Meeting

The General Meeting of Rigel shareholders will be held on [       ], 2024 at [       ], New York City time, at Sidley Austin LLP, located at 787 Seventh Avenue, New York, New York 10019, and via a live webcast at www.cstproxy.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

To attend the meeting virtually please visit www.cstproxy.com/[       ] and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Proposals of the General Meeting

●	Business Combination Proposal – a proposal, as an ordinary resolution, to approve the Business Combination Agreement, attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, and the Business Combination;

●	Merger Proposal – a proposal, as a special resolution, to approve the Merger and the Plan of Merger attached hereto as Annex B, pursuant to which the Merger will be consummated;

●	2024 Equity Incentive Plan Proposal – a proposal, as an ordinary resolution, to approve a proposed 2024 Equity Incentive Plan, attached hereto as Annex C; and

●	Adjournment Proposal – a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Merger Proposal,” “Proposal No. 3—The 2024 Equity Incentive Plan Proposal” and “Proposal No. 4—The Adjournment Proposal.”

Registering for the General Meeting

Any shareholder wishing to attend the General Meeting virtually should register for the General Meeting by [       ], 2024 at www.cstproxy.com/[       ]. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of Rigel Ordinary Shares:

●	If your Rigel Ordinary Shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to www.cstproxy.com/[ ], enter the control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting, you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

●	Beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the broker, bank or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the General Meeting. After contacting Continental Stock Transfer and Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer and Trust Company at least five business days prior to the General Meeting date in order to ensure access.

Voting Power; Record Date

As a Rigel shareholder, you have a right to vote on certain matters affecting Rigel. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the General Meeting if you owned Rigel Ordinary Shares at the close of business on [       ], 2024, which is the record date for the General Meeting. You are entitled to one vote for each Rigel Ordinary Share that you owned as of the close of business on the record date. If your Rigel Ordinary Shares are held in “street name” through a broker, bank or other nominee, or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 14,629,558 Rigel Ordinary Shares outstanding, of which 7,129,558 are Rigel Class A Ordinary Shares and 7,500,000 are Founder Shares held by the Rigel Initial Holders. Rigel shareholders that hold their Rigel Ordinary Shares in registered form are entitled to one vote on each proposal presented at the General Meeting for each Rigel Ordinary Share held on the record date of the General Meeting.

Vote of the Rigel Initial Holders

Prior to Rigel’s Initial Public Offering, Rigel entered into agreements with the Rigel Initial Holders, pursuant to which each agreed to vote any Rigel Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Rigel Initial Holders as it relates to the Founder Shares and any other public shares held by the Rigel Initial Holders and the requirement to vote all of the Founder Shares and such other public shares held by the Rigel Initial Holders in favor of the Business Combination Proposal and for any other proposal presented to Rigel shareholders in this proxy statement/prospectus. As of the record date, the Rigel Initial Holders own 7,500,000 Founder Shares, representing 23.4% of the Rigel Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The Rigel Initial Holders have entered into a letter agreement with Rigel, pursuant to which they have agreed, for no consideration, to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Rigel fails to complete its initial business combination by May 9, 2025 (unless such date is extended). However, if the Rigel Initial Holders acquire public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Rigel fails to complete its initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals at the General Meeting

The holders of a majority of the issued and outstanding Rigel Ordinary Shares entitled to vote at the General Meeting must be present, in person (including virtual presence by visiting www.cstproxy.com/[       ]) or represented by proxy, at the General Meeting to constitute a quorum and in order to conduct business at the General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Rigel Initial Holders, who currently own 23.4% of the issued and outstanding Rigel Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the General Meeting has power to adjourn the General Meeting. As of the record date for the General Meeting, 7,314,780 Rigel Ordinary Shares would be required to achieve a quorum.

Recommendation to Rigel’s Shareholders

The Rigel Board believes that each of the Business Combination Proposal, the Merger Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal to be presented at the General Meeting is in the best interests of Rigel and its shareholders and recommends that its shareholders vote “FOR” each of the proposals.

Opinion of Kroll, LLC to the Rigel Board

Rigel has engaged Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), as an independent financial advisor to the Rigel Board to provide an opinion regarding the Aggregate Consideration payable in the Business Combination. In connection with this engagement, Duff & Phelps provided a written opinion, dated March 11, 2024, to the Rigel Board (solely in their capacity as members of the Rigel Board) as to the fairness, from a financial point of view, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates) of the Aggregate Consideration to be paid by Rigel in the Business Combination. The full text of Duff & Phelps’ written opinion, dated March 11, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps, is attached as Annex E to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Duff & Phelps’ opinion set forth herein is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion. Duff & Phelps’ opinion was furnished for the use and benefit of the Rigel Board (in its capacity as such) in connection with its evaluation of the fairness of the Aggregate Consideration from a financial point of view and did not address any other terms, aspects or implications of the Business Combination or any related transactions, the underlying business decision of Rigel to effect or enter into the Business Combination or any related transactions, the relative merits of the Business Combination or any related transactions as compared to any alternative strategy or transaction or the effect of any other transaction. Duff & Phelps’ opinion was not a recommendation as to how the Rigel Board, and is not a recommendation as to how any shareholder, should vote or act with respect to any matters relating to the Business Combination or any related transactions, including without limitation, whether shareholders of Rigel should redeem their shares in connection with the Business Combination, or whether to proceed with the Business Combination or any related transaction. For additional information, see “Proposal No. 1—The Business Combination Proposal—Opinion of Kroll, LLC to the Rigel Board.”

Interests of Certain Persons in the Business Combination and Conflicts of Interest

When considering the Rigel Board’s recommendation that Rigel shareholders vote in favor of the approval of the Business Combination Proposal, Rigel shareholders should be aware that aside from their interests as shareholders, the Rigel Initial Holders, Rigel’s other current officers and directors and the Sponsor’s affiliates have interests in the Business Combination that are different from, or in addition to, those of Rigel shareholders generally. The Rigel Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Rigel shareholders that they approve the Business Combination Proposal. Rigel shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

●	the fact that, prior to the Business Combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of Rigel’s Founder Shares may remove a member of the Rigel Board for any reason;

●	the fact that the Rigel Initial Holders have agreed not to redeem any Rigel Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per Rigel Class A Ordinary Share on [ ], 2024, the record date for the General Meeting;

●	the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company;

●	the fact that at the Closing, the Rigel Initial Holders will enter into the Registration Rights Agreement with Aurous Resources and certain former shareholders of Blyvoor, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions that a managing underwriter determines is applicable when the dollar amount or the number of securities desired to be sold exceeds the maximum dollar amount or maximum number of securities that can be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, with respect to the Aurous Resources Ordinary Shares or warrants to purchase Aurous Resources Ordinary Shares held by certain parties following the Closing. The cumulative number of shares entitled to registration rights under the Registration Rights Agreement will be approximately 38,451,000 Aurous Resources Ordinary Shares as of the Closing;

●	the fact that the rights of the Rigel Initial Holders to sell Aurous Resources Ordinary Shares, including those to be issued upon exercise of any Aurous Resources Private Warrants, is subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any Aurous Resources Ordinary Shares issued in connection with the PIPE Funding). The lock-ups are subject to early release in the event that the closing price for the Aurous Resource Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period, beginning 180 days after the Closing. In addition, the lock-ups are subject to certain customary exceptions including, transfers to affiliates, gifts to family members or charitable organizations, bona fide pledges and in the event of Aurous Resources’ liquidation, stock exchange or sale, as more fully described in “Shares Eligible for Future Sale—Lock-up Periods”;

●	the fact that the Sponsor paid an aggregate of $14 million for 14,000,000 Rigel Private Warrants and such Rigel Private Warrants will expire and be worthless if a business combination is not consummated by May 9, 2025 (unless such date is extended). The Rigel Private Warrants had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per warrant on [ ], 2024, the record date for the General Meeting;

●	the fact that Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million;

●	the fact that, in connection with the PIPE Investment, the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares in an amount equal to the number of Sponsor Forfeit Shares, which Sponsor Forfeit Shares will be surrendered to Rigel prior to the consummation of the Business Combination. As soon as reasonably practicable thereafter, Rigel shall transfer the Sponsor Forfeit Shares to Aurous Resources and Aurous Resources shall subsequently transfer such Sponsor Forfeit Shares to the applicable PIPE Investor immediately prior to Closing, for no additional cash consideration other than their par value;

●	the fact that Orion Fund II, an affiliate of the Sponsor, owns 19.95% of Aurous Gold and is party to the Orion Shareholder Loan Agreement. See “Certain Relationships and Related Party Transactions—Aurous Gold’s Related Party Transactions—Orion Shareholder Loan” for more information about the Orion Shareholder Loan Agreement;

●	the fact that Orion Resource Partners, an affiliate of the Sponsor, is also an affiliate of Sandstorm, a PIPE Investor, which is also party to the Sandstorm Stream Agreement. See “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement” for more information about the Sandstorm Stream Agreement;

●	the continued indemnification of Rigel’s existing directors and officers and the continuation of Rigel’s directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and Rigel’s officers and directors will lose their entire investment in Rigel and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 9, 2025 (unless such date is extended). The aggregate value of all out-of-pocket expenses for which the Sponsor and Rigel’s officers and directors are entitled to reimbursement as of [ ], 2024, the record date for the General Meeting, is $[ ];

●	the fact that if the Trust Account is liquidated, including in the event Rigel is unable to complete an initial business combination within the required time period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed, under certain circumstances, that it will be liable to Rigel if and to the extent any claims by a third party (other than Rigel’s independent registered public accounting firm) for services rendered or products sold to Rigel, or a prospective target business with which Rigel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account; and

●	the fact that the 5,905,000 Founder Shares held by the Sponsor, the 425,000 Founder Shares held by certain of Rigel’s officers and directors and the 1,170,000 Founder Shares held by Orion GP will be exchanged and converted into an equivalent number of Aurous Resources Ordinary Shares.

These interests may influence Rigel’s directors in making their recommendation that Rigel’s shareholders vote in favor of the approval of the Business Combination Proposal. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination and Conflicts of Interest” for additional information.

There may be actual or potential material conflicts of interest related to the officers or directors of Aurous Gold or Gauta Tailings and the unaffiliated security holders of Rigel, including by reason of the Transaction Success Equity Awards and the Transaction Success Cash Awards and due to the fact that Michael Barton, a director of Aurous Gold is an employee of Orion Resource Partners, an affiliate of the Sponsor.

In addition to the interests of Rigel Initial Holders and Rigel’s other current officers and directors in the Business Combination, you should be aware that Rigel’s co-placement agents and advisors, Citi and Hannam, have a financial interest that may conflict with your interests.

On October 18, 2023, Rigel executed the Citi EL pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination, and Citi will receive fixed and variable fees based on the size of the PIPE Funding, as well as certain fee and expense reimbursements in connection therewith. On August 7, 2024, Rigel and Citi amended the Citi EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Citi EL. On October 18, 2023, Rigel executed the Joint EL, engaging them to act as co-placement agents in connection with the PIPE Funding. On August 7, 2024, Rigel, Citi and Hannam amended the Joint EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Joint EL. In connection with performing their services as co-placement agents, Citi and Hannam will receive for such services a percentage of the amount raised in the PIPE Funding as well as fee and expense reimbursements customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel).

More specifically, these interests include that:

●	Rigel has agreed to pay to Citi and Hannam, in connection with performing their services as co-placement agents, a percentage of the amount raised in the PIPE Funding as fees customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel);

●	Rigel has agreed to pay to Citi, in connection with performing its services as capital markets advisor, a fixed fee, plus a variable fee that is a percentage of the amount raised in the PIPE Funding and an incremental fixed fee upon consummation of the Business Combination if the aggregate cash proceeds from the Trust Account plus the PIPE Funding are greater than $70 million (subject to the terms and conditions of its engagement letter with Rigel);

●	Rigel has agreed to reimburse each of Citi and Hannam, irrespective of the consummation of the PIPE Funding, in their capacity as placement agents, for certain reasonable and documented expenses, including certain reasonable and documented fees and disbursements of their external counsel and other external professional advisors incurred in connection with the PIPE Funding, as agreed in their engagement letter with Rigel; and

●	Rigel has also agreed to reimburse Citi, irrespective of whether any Business Combination is consummated, in its capacity as Rigel’s capital markets advisor, for all reasonable and out of pocket expenses incurred for its services under its engagement letter with Rigel, including reasonable fees and expenses of Citi’s legal counsel.

Compensation Received by the Sponsor

Set forth below is a summary of amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

	Securities to be Received	Other Compensation
Sponsor

5,905,000 Aurous Resources Ordinary Shares upon conversion of the 5,905,000 Founder Shares held by the Sponsor. The Sponsor paid $25,000 for the total Founder Shares initially issued on May 6, 2021.

11,300,000 Aurous Resources Private Warrants upon the conversion of the 11,300,000 Rigel Private Warrants held by the Sponsor. The Sponsor initially purchased the Rigel Private Warrants for $1.00 per warrant.

Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million.

Commencing on the date the Rigel Public Units were first listed on the NYSE, Rigel has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.

Rigel Independent Directors

270,000 Aurous Resources Ordinary Shares upon conversion of the 270,000 Founder Shares held in the aggregate by the Rigel Independent Directors. On July 13, 2021, the Sponsor transferred 35,000 Founder Shares to each of the Rigel independent directors. On October 16, 2021, the Sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price of approximately $0.01.

Christine Cougnard, Kelvin Dushinksy and L. Peter O’Hagen will receive 35,000, 25,000 and 200,000 Aurous Resources Private Warrants, respectively, upon conversion of the equivalent number of Rigel Private Warrants held by each of them. The Rigel Private Warrants were initially purchased for $1.00 per warrant.

None.

Nathanael Abebe

155,000 Aurous Resources Ordinary Shares upon conversion of the 155,000 Founder Shares held by Nathanael Abebe, which were purchased from the Sponsor at their original per-share purchase price of approximately $0.01.

100,000 Aurous Resources Private Warrants upon the conversion of the 100,000 Rigel Private Warrants held by Nathanael Abebe, which were initially purchased for $1.00 per warrant.

None.

	Securities to be Received	Other Compensation
Orion GP

1,170,000 Aurous Resources Ordinary Shares upon conversion of the 1,170,000 Founder Shares held by Orion GP, which were transferred from the Sponsor at their original per-share purchase price of approximately $0.01.

2,340,000 Aurous Resources Private Warrants upon conversion of the 2,340,000 Rigel Private Warrants held by Orion GP, which were initially purchased for $1.00 per warrant.

None.

Orion Fund II

6,982,500 Aurous Resources Ordinary Shares as Orion Resources Consideration.

Up to 523,688 Aurous Resources Ordinary Shares as Earnout Shares.

See “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Structure of the Business Combination” for a description of the Orion Resources Consideration and the Earnout Shares.

None.

Orion Fund III	Up to 5,000,000 Aurous Resources Ordinary Shares and 2,500,000 Aurous Resources Warrants assuming the exercise of Orion Fund III’s right to purchase Aurous Resources Ordinary Shares and Aurous Resources Ordinary Warrants pursuant to the Orion Forward Purchase Agreement. The Sponsor did not receive any consideration in connection with Orion Fund III’s entry into the Orion Forward Purchase Agreement.	None.

The securities issuable to the Sponsor and its affiliates may result in the material dilution of the equity interests of the non-redeeming Rigel Class A shareholders. See the Question “What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?” and “Proposal No. 1—The Business Combination Agreement—Ownership of Aurous Resources.”

Redemption Rights

Pursuant to Rigel’s amended and restated memorandum and articles of association, any holders of Rigel Class A Ordinary Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account less taxes payable. For illustrative purposes, as of September 30, 2024, the estimated per share redemption price would have been approximately $11.52.

If a holder of Rigel Class A Ordinary Shares exercises its redemption rights, then such holder will be exchanging its Rigel Class A Ordinary Shares for cash and will not own Aurous Resources Ordinary Shares following the Closing. Such a holder will be entitled to receive cash for its Rigel Class A Ordinary Shares only if it properly demands redemption and delivers its Rigel Class A Ordinary Shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described in this proxy statement/prospectus. For more information, see the section entitled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights.” The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the Rigel Class A Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Rigel Class A Ordinary Shares. Accordingly, all Rigel Class A Ordinary Shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Each redemption of Rigel Class A Ordinary Shares by Rigel public shareholders will reduce the amount in the Trust Account, which held cash with a fair value of approximately $81.3 million as of August 9, 2024. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Rigel Class A Ordinary Shares by Rigel’s public shareholders, the Available Cash Condition is not met or is not waived by Blyvoor, then Blyvoor may elect not to consummate the Business Combination. Under these circumstances, Rigel’s shareholders may exercise their redemption rights with respect to a maximum of 7,129,558 redeemable Rigel Class A Ordinary Shares upon consummation of the Business Combination at an estimated redemption price of approximately $11.52 per share. The estimated per share redemption value of $11.52 was calculated by dividing the Trust Account balance of approximately $82.1 million as of September 30, 2024, by 7,129,558 Rigel Class A Ordinary Shares outstanding. See “Questions and Answers about the Business Combination and the General Meeting of the Shareholders—What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?”

Rigel’s shareholders who wish to redeem their Rigel Class A Ordinary Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights” in order to properly redeem their Rigel Class A Ordinary Shares.

Except for the Subscription Agreements, as described under “Proposal No.1—The Business Combination Agreement—Ancillary Agreements—Subscription Agreements,” there are no other agreements or arrangements with unaffiliated Rigel shareholders relating to the redemption of outstanding securities of Rigel.

Comparison of Shareholder Rights

Until consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Cayman Islands law and Rigel’s amended and restated memorandum and articles of association will continue to govern the rights of Rigel shareholders. After consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, Cayman Islands law and the Proposed Organizational Documents will govern the rights of Aurous Resources shareholders.

There are certain differences in the rights of Rigel shareholders prior to the Business Combination and the rights of Aurous Resources shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Material Tax Considerations of the Business Combination

As discussed more fully under the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U. S. Holders—The Merger,” the Merger should qualify as an “F reorganization” within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Merger so qualifies, and subject to the “passive foreign investment company” rules discussed below under “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations,” U.S. Holders (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—U.S. Holders”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Rigel Ordinary Shares and Rigel Public Warrants for Aurous Resources Ordinary Shares and Aurous Resources Public Warrants in the Merger. U.S. Holders who receive Cash Consideration in the Merger will be treated as receiving a corporate distribution. See the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—The Cash Consideration.”

As discussed more fully under “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations,” Rigel believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If Rigel were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the treatment of the Merger as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. In the event Rigel Ordinary Shares or Rigel Public Warrants constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of Rigel Ordinary Shares and Rigel Public Warrants in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination to U.S. Holders of Rigel Ordinary Shares and Rigel Public Warrants, see the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination is not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because Rigel does not meet the definition of a “business” in accordance with IFRS 3 given its assets consists predominately of cash in the Trust Account. Rather, the Business Combination will be accounted for within the scope of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Aurous Resources issued to participating Rigel shareholders over the fair value of Rigel’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Aurous Resources equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Business Combination.

The acquisition of Gauta Tailings as part of the Business Combination, will be accounted for as a common control transaction considering both Aurous Gold and Gauta Tailings are controlled by Blyvoor Gold both before and after the Business Combination. Such acquisition under common control is outside the scope of IFRS 3 and is accounted for using the predecessor value method. Accordingly, the net assets of Gauta Tailings will be stated at historical cost, with no goodwill or other intangible assets recorded.

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Business Combination.”

Regulatory Approvals Required for the Business Combination

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any regulatory requirement or approval, except for (i) filings with the Cayman Registrar of Companies to effect the Merger, (ii) filings required with the SEC pursuant to the reporting requirements applicable to Rigel, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Rigel shareholders, and (iii) approval by the Financial Surveillance Department (“FinSurv”) of the South African Reserve Bank (“SARB”) or SA Treasury. Aurous Resources must meet the applicable initial listing requirement of Nasdaq in connection with the listing of the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants at the Closing.

Appraisal Rights

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein. For more information, see the section entitled “Proposal No 1—The Business Combination Proposal—Appraisal Rights.”

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via email or other electronic correspondence. Rigel has engaged Sodali & Co to assist in the solicitation of proxies.

If a Rigel shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. A Rigel shareholder may change their vote by (i) sending a later-dated, completed and signed proxy card, (ii) sending notice to Rigel’s Secretary in writing before the General Meeting that such shareholder has revoked their proxy (in the case of clauses (i) and (ii), so that such card or notice is received prior to the vote at the General Meeting scheduled to take place on [       ], 2024) or (iii) attending the General Meeting, revoking their proxy and voting in person (including by virtual means). See “Extraordinary General Meeting of Rigel’s Shareholders—Revoking Your Proxy.”

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to, the factors described below.

Risks Related to Our Industry

●	A change in the dollar price of gold, which in the past has fluctuated widely, is beyond our control.

●	Global political and economic conditions could adversely affect our profitability of operations.

●	Inflation may increase our operational costs.

●	We are subject to extensive and rapidly changing environmental, health and safety laws and regulations. Failure to comply with these requirements could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures.

●	Compliance with tailings management requirements and standards, and potential liabilities in the event of a failure to timely comply with these requirements, or an incident involving a tailings storage facility, could adversely impact our business, financial condition and results of operations.

●	Mining is inherently hazardous and is subject to risks of events that may cause disruptions to our mining operations and adversely affect the environment, the health, safety or security of our workers or the local community.

●	We face strong competition and industry consolidation.

●	We are increasingly expected to operate in a sustainable manner and to provide benefits to and mitigate adverse impacts on affected communities. Failure to do so can result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment, adverse reputational impacts and loss of “social license to operate.”

Risks Related to Our Operations and Business

●	Our sole revenue-generating asset is the Blyvoor Gold Mine.

●	We may experience unforeseen difficulties, delays, costs or funding shortfalls in implementing our business strategy at the Blyvoor Gold Mine and the Gauta Tailings Project.

●	Our operations are vulnerable to processing risk, particularly in respect to tailings, including not achieving planned production throughput and recoveries, as well as the operation of tailings storage facilities.

●	Our operations are vulnerable to supply chain disruptions such as shortages or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or metallurgical plant materials and production inputs.

●	Our production costs may increase.

●	Seismicity may result in delays in production.

●	We have at present and expect to have significant financing requirements from time to time and may incur substantial additional indebtedness in the future.

●	Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.

●	Our ability to replace our mineral resources and reserves is subject to project evaluation activities as well as competition within the industry for attractive mining properties.

●	Our inability to retain our senior management may have an adverse effect on our business.

●	We compete with mining and other companies for key human resources with critical skills and our inability to retain key personnel or sufficient “Historically Disadvantaged Persons” (HDPs) representation in management positions could have an adverse effect on our business.

●	Risks associated with misclassification of independent contractors.

●	The use of contractors may expose us to delays or suspensions in mining activities and increased mining costs.

●	Artisanal and illegal mining may occur at our mines, which can disrupt our business, have adverse environmental, health, safety and security impacts, and expose us to liability.

●	Since our South African labor force has substantial trade union participation, we face the risk of disruption from labor disputes and new South African labor laws.

●	Labor unrest could adversely affect our production.

●	The closure of adjacent mines could adversely affect our mining operations if appropriate preventative steps are not taken.

●	Our business is dependent on our ability to modernize our operations.

●	Title to our properties may be subject to challenge.

●	Our operations may be affected by an outbreak of infectious diseases, a pandemic or other public health issues.

●	Our operations are subject to various climate change-related physical risks which may adversely impact our production activities, mine sites and personnel and/or result in resource shortages or environmental damages.

●	We have been, are currently, and may from time to time be involved in, legal, tax or regulatory proceedings or disputes and to heightened risk of claims against us.

●	Events may occur for which we are not insured or for which our insurance is inadequate. There can be no assurance that our insurance coverage will adequately satisfy all potential claims in the future.

●	Blyvoor has identified material weaknesses in its internal control over financial reporting and Aurous Resources may be unable to remediate these material weaknesses or may identify additional material weaknesses in the future and, for these reasons, may fail to maintain effective internal control over financial reporting, which in turn may result in material misstatements of the consolidated financial statements, Aurous Resources’ ability to comply with applicable regulations and a loss of investor confidence in Aurous Resources.

●	Our inability to protect our intellectual property rights could have a material adverse effect on our business, financial conditions and results of operations.

Risks Related to South Africa

●	Political or economic instability in South Africa may reduce our production and profitability.

●	Organized crime activities may target gold in our plants.

●	Theft at our sites, particularly of copper and pipelines, may result in greater risks to employees or interruptions in production.

●	Power stoppages or shortages may disrupt or halt our operations and the cost of power may increase.

Risks Related to Climate Change

●	Extreme weather may interrupt production and our supply chain.

●	Scarcity of water may restrict our operations.

●	Adapting or transitioning to climate change measures may increase our operating costs.

Risks Related to Government Regulation

●	Government policies in South Africa may adversely affect our operations and profits.

●	Our mining royalties costs may increase as a result of tax reforms.

●	Failure to comply with the requirements of the Broad Based Socio-Economic Empowerment Charter 2018 could have an adverse effect on our business, operating results and financial condition of our operations.

●	Government policies in South Africa may adversely affect our operations and profits related to financial provisioning for rehabilitation.

●	The implementation of Carbon Tax Act that became effective on June 1, 2019 may have a direct or indirect material adverse effect on our business, operating results and financial condition.

●	The cost of occupational health care services and the potential liabilities related to occupational health diseases may increase in the future and may be substantial.

●	The tax rate at which our income from gold mining is taxed for corporate income tax purposes may increase as a result of the application of the “gold mining tax formula.”

●	Assessment of unredeemed capital expenditure by the South African Revenue Service could increase our mining income tax.

●	Assessed loss utilization rules could have an adverse effect on our financial results.

●	Tax regulations and challenges by tax authorities could have a material adverse effect on us and we may be subject to challenges by tax authorities.

●	Our operations are subject to water use and other licenses, which could impose significant costs in South Africa.

●	Our financial flexibility could be materially constrained by South African currency restrictions.

●	We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside of the United States.

●	Breaches in cybersecurity and violations of data protection laws may adversely affect or disrupt our business.

Risks Related to the Aurous Resources Ordinary Shares

●	There has been no prior public trading of the Aurous Resources Ordinary Shares.

●	A significant portion of the total outstanding Aurous Resources Ordinary Shares following the Closing may not be immediately resold but may be sold into the market soon after the Closing. This could cause the market price of the Aurous Resources Ordinary Shares to drop significantly, even if Aurous Resources’ business is doing well.

●	The issuance of additional debt or equity securities by Aurous Resources, including in connection with the 2024 Equity Incentive Plan and any share incentive or share option plan, existing shareholder warrants or convertible notes may dilute all other shareholdings and may adversely affect the market price of the Aurous Resources Ordinary Shares.

●	Aurous Resources may not pay dividends or make similar payments to shareholders in the future.

●	Shareholders may not be able to participate in a future rights offer.

●	Aurous Resources is incorporated and exists under the laws of Cayman Islands. The rights of Aurous Resources’ shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

●	The Proposed Organizational Documents designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by our shareholders and the United States District Court for the Southern District of New York as the exclusive forum for litigation arising under the federal securities laws of the United States, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with Aurous Resources.

●	U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against Aurous Resources or Aurous Resources’ executive officers or its board of directors.

●	Aurous Resources is a holding company that will be dependent on its subsidiaries to make dividend payments and distributions.

●	Aurous Resources may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders.

●	Economic substance legislation of the Cayman Islands may adversely impact Aurous Resources or its operations.

Risks Related to Being a Public Company

●	Public company compliance may make it more difficult to attract and retain officers and directors.

●	Aurous Resources’ management has no or limited experience operating a public company.

●	Aurous Resources’ will be a foreign private issuer and, as a result, not subject to U.S. proxy rules but subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

●	Aurous Resources may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	In addition to being a foreign private issuer, Aurous Resources may be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, will be eligible for exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

●	As a company incorporated in the Cayman Islands, Aurous Resources is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

Risks Related to the Business Combination

●	Aurous Resources has no operating or financial history, and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

●	During the pre-closing period, each of Rigel, Aurous Gold and Gauta Tailings is prohibited from entering into certain transactions that might otherwise be beneficial to Rigel, Aurous Gold, Gauta Tailings or their respective shareholders.

●	The Rigel Initial Holders agreed to vote in favor of the Business Combination, regardless of how Rigel’s public shareholders vote.

●	The consummation of the Business Combination is subject to a number of conditions, some of which are beyond the control of Rigel, Blyvoor and Aurous Resources, including the approval of the Rigel shareholders and the Available Cash Condition. If such conditions are not satisfied or waived, the consummation of the Business Combination may not occur, and the Business Combination Agreement may be terminated in accordance with its terms.

●	The consummation of the Business Combination is subject to a number of regulatory approvals, some of which are beyond the control of Rigel, Blyvoor and Aurous Resources, including the Exchange Control Approval (as defined below).

●	Each of Rigel and Blyvoor have incurred (and are expected to continue incurring) significant transaction costs in connection with the Business Combination, exceeding the limits established for the Available Cash Condition.

●	The underwriter of Rigel’s Initial Public Offering was to be compensated in part on a deferred basis for already-rendered services in connection with Rigel’s Initial Public Offering. However, the underwriter of Rigel’s Public Offering has gratuitously waived such compensation. The underwriter had no role in this Business Combination and does not have any responsibility for this proxy statement/prospectus.

●	Securities of companies formed through business combinations similar to the Business Combination may experience a material decline in price relative to the share price of the publicly-listed company prior to the business combination.

●	The Rigel Initial Holders have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

●	Certain other parties involved in the Business Combination, including Citi and Hannam, have interests in the Business Combination that are different from or are in addition to Rigel shareholders.

●	Certain other parties involved in the Business Combination, including Target Companies’ directors and officers, may have interests in the Business Combination that are different from or are in addition to Rigel shareholders.

●	The exercise of Rigel’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Rigel’s shareholders’ best interest.

●

Aurous Resources may be controlled by Blyvoor Gold, and Aurous Resources’ board appointment rights and shareholding pattern may also have the effect of concentrating voting control with Blyvoor Gold for the foreseeable future, which may limit or preclude the ability of other shareholders to influence corporate matters.

●	Activities taken by existing Rigel shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Rigel’s and/or Aurous Resources’ securities.

●	The announcement of the Business Combination could disrupt Blyvoor’s relationships with its customers, service providers, business partners and others, as well as its operating results and business generally.

●	Following the Closing, Aurous Resources’ only significant asset will be its ownership interest in the Blyvoor business and such ownership may not be sufficiently profitable or valuable to enable Aurous Resources to pay any dividends on Aurous Resources Ordinary Shares or satisfy Aurous Resources’ other financial obligations.

●	The Sponsor and Rigel’s directors and executive officers who hold Founder Shares and/or Rigel Private Warrants may receive a positive return on the Founder Shares and/or Rigel Private Warrants even if Rigel’s public shareholders experience a negative return on their investment after consummation of the Business Combination.

Risks if the Adjournment Proposal Is Not Approved

●	If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Rigel Board will not have the ability to adjourn the General Meeting to a later date in order to, among other things, solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Business Combination Is Not Consummated

●	If Rigel is not able to complete the Business Combination with the Target Companies by May 9, 2025, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Rigel amended and restated memorandum and articles of association, Rigel would cease all operations except for the purpose of winding up and Rigel would redeem its Rigel Class A Ordinary Shares and liquidate the Trust Account, in which case Rigel’s public shareholders may only receive approximately $11.52 per share and the Rigel Public Warrants will expire and be worthless.

●	You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Rigel Class A Ordinary Shares and/or Rigel Public Warrants, potentially at a loss.

●	If Rigel has not completed its initial business combination, its public shareholders may not receive any redemption from the Trust Account until after May 9, 2025.

●	If the Business Combination is not completed, potential target businesses may perceive leverage over Rigel in negotiating an initial business combination, which could undermine Rigel’s ability to complete an initial business combination on terms that would produce value for Rigel’s public shareholders.

●	Because of Rigel’s limited resources and the significant competition for initial business combination opportunities, if this Business Combination is not completed, it may be more difficult for Rigel to complete an initial business combination. In addition, resources could be used to research acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another target business. If Rigel is unable to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel’s public shareholders may receive only approximately $11.52 per share on the liquidation of the Trust Account (or less than $11.52 per share in certain circumstances where a third party brings a claim against Rigel and its assets in the Trust Account that the Sponsor is unable to indemnify), and the Rigel Public Warrants will expire and be worthless.

Risks Related to Rigel

●	As of November 5, 2024, Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants have been delisted from the NYSE because it failed to consummate a business combination within 36 months of its initial public offering. This may result in Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants to be traded over the counter, which could have a material adverse effect on the market prices of our securities and on shareholder liquidity.

●	The Sponsor or any of Rigel’s directors, officers or advisors (and, in each case, their respective affiliates) may elect to purchase Rigel Ordinary Shares or Rigel Public Warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Rigel’s securities.

●	The ability of the holders of Rigel Ordinary Shares to exercise redemption rights with respect to a large number of Rigel Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that Rigel’s public shareholders would have to wait for liquidation to redeem their shares or deplete the Trust Account.

●	The exercise of Rigel’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Rigel’s shareholders’ best interest.

●	Subsequent to consummation of the Business Combination, Aurous Resources may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

●	Investors will not have the same benefits as an investor in an underwritten public offering.

●	The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our initial business combination and may constrain the circumstances under which we could complete a business combination.

●	If Rigel is deemed to be an investment company for purposes of the Investment Company Act, Rigel may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate and dissolve.

●	If third parties bring claims against Rigel, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per Rigel Public Unit in Rigel’s Initial Public Offering).

●	If, before distributing the proceeds in the Trust Account to Rigel’s public shareholders, Rigel files a winding-up or bankruptcy or insolvency petition, or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Rigel public shareholders, and the per share amount that would otherwise be received by Rigel’s public shareholders in connection with Rigel’s liquidation may be reduced.

●	If, after Rigel distributes the proceeds in the Trust Account to its public shareholders, Rigel files a winding-up or bankruptcy or insolvency petition, or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Rigel Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Rigel Board and Rigel to claims of damages.

●	We may not be able to complete an initial business combination since such initial business combination may be subject to review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

●	Rigel’s shareholders may be held liable for claims by third parties against Rigel to the extent of distributions received by them upon redemption of their public shares.

●	Because Rigel is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Risks Related to the Redemption of Rigel’s Shares

●	Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

●	If a public shareholder fails to receive notice of Rigel’s offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●	If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group) will lose the ability to redeem all such shares in excess of 15% of the public shares.

●	There is no guarantee that a shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

●	The Target Companies’ obligation to consummate the Business Combination is subject to the satisfaction or waiver of the Available Cash Condition, which may make it more difficult for Rigel to complete the Business Combination. as currently contemplated.

●	Rigel’s public shareholders will experience immediate dilution as a consequence of the issuance of Aurous Resources Ordinary Shares as consideration in the Business Combination and due to future issuances pursuant to the 2024 Equity Incentive Plan and in the form of the Gauta Tailings Deferred Consideration and any Earnout Shares, as applicable. Having a minority share position may reduce the influence that Rigel’s current shareholders have on the management of the combined company.

SUMMARY OF HISTORICAL FINANCIAL AND OTHER INFORMATION

The following tables present selected financial information as of the dates and for the periods indicated. The selected financial information in the tables entitled “Selected Consolidated Statement of Comprehensive Income Data of Aurous Gold,” “Selected Statement of Comprehensive Income or Loss Data of Gauta Tailings,” “Selected Condensed Statements of Operations of Rigel,” “Selected Consolidated Statement of Financial Position Data of Aurous Gold,” “Selected Statement of Financial Position Data of Gauta Tailings,” “Selected Condensed Balance Sheets of Rigel,” “Selected Statement of Cash Flows Data of Aurous Gold,” and “Selected Consolidated Statement of Cash Flows Data of Gauta Tailings” below have been extracted without material adjustment from the Rigel Historical Financial Information and the Blyvoor Historical Financial Information. For a detailed discussion of the presentation of financial data, see “Important Information about IFRS and Non-IFRS Financial Measures—Presentation of Financial Information.”

Summary of Historical Financial and Other Information – Aurous Gold and Gauta Tailings

The consolidated financial information of Aurous Gold and the financial statements of Gauta Tailings as of and for the six months ended August 31, 2024 and 2023 and as of and for the years ended February 29, 2024, and February 28, 2023, has been derived from the Blyvoor Historical Financial Information, included elsewhere in this proxy statement/prospectus. See “Important Information about IFRS and Non-IFRS Financial Measures—Presentation of Financial Information,” “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Blyvoor Historical Financial Information included elsewhere in this proxy statement/prospectus.

The Aurous Gold and Gauta Tailings results as of and for the six months ended August 31, 2024, and 2023 are not necessarily indicative of the results to be expected for the year ending February 28, 2025.

The Blyvoor Historical Financial Information contained within this section was prepared in accordance with IFRS. Presentation of financial information in accordance with IFRS requires management to make various estimates and assumptions which may affect the values shown in the Blyvoor Historical Financial Information and the respective notes thereto. The actual values may differ from such assumptions and such differences may be material. The summary financial data and other data should be read in conjunction with the sections entitled “Important Information about IFRS and Non-IFRS Financial Measures—Presentation of Financial Information,” “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Blyvoor Historical Financial Information included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of future expected results.

Aurous Gold

Selected Consolidated Statement of Comprehensive Income Data of Aurous Gold

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in thousands of rand)		(restated, in thousands of U.S. dollars) (1)	(restated, in thousands of rand)
Revenue	22,855	438,553	417,638	40,233	772,015	752,544
Cost of sales	(17,190)	(329,843)	(348,260)	(33,555)	(643,876)	(580,954)
Gross profit	5,665	108,710	69,378	6,678	128,139	171,590
Other operating income	36,013	691	411	39	745	228
Other operating losses	(272)	(5,216)	(2,163)	(246)	(4,728)	(8,821)
Other operating expenses	(3,314)	(63,590)	(42,032)	(4,503)	(86,406)	(48,815)
Operating profit	2,116	40,596	25,594	1,967	37,750	114,182
Finance income	19	371	450	37	713	789
Finance costs	(880)	(16,894)	(14,408)	(1,266)	(24,301)	(34,047)
Profit before taxation	1,255	24,073	11,637	738	14,162	80,924
Income tax expense	(707)	(13,561)	-	(541)	(10,384)	(11,631)
Profit for the period	548	10,512	11,637	197	3,777	69,293
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income for the period	548	10,512	11,637	197	3,777	69,293

Total comprehensive income attributable to:
Owners of the parent	405	7,779	8,611	183	3,513	64,447
Non-controlling interest	142	2,733	3,026	14	264	4,847
	548	10,512	11,637	197	3,777	69,293

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Selected Consolidated Statement of Financial Position Data of Aurous Gold

	As of August 31,		As of February 29,		As of February 28,
	2024		2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in thousands of rand)	(restated, in thousands of U.S. dollars) (1)	(restated, in thousands of rand)
Assets
Property, plant and equipment	236,439	4,536,878	237,402	4,555,372	4,621,334
Tailings resources	53	1,018	54	1,027	1,043
Mining rights	94	1,800	94	1,800	1,800
Loans to group companies	35	666	35	666	1,202
Total Non-Current Assets	236,620	4,540,361	237,584	4,558,864	4,625,380

Inventories	2,501	47,982	1,136	21,803	11,701
Loan to shareholder	7	139	7	139	112
Loans receivable	1,835	35,219	1,382	26,525	15,343
Trade and other receivables	5,664	108,684	3,929	75,384	45,968
Current tax receivable	5	88	5	88	88
Cash and cash equivalents	837	16,059	749	14,371	35,626
Total Current Assets	10,849	208,171	7,208	138,309	108,838
Total Assets	247,469	4,748,532	244,792	4,697,173	4,734,217

Stated capital	13,233	253,915	13,233	253,915	253,915
Revaluation reserves	116,061	2,227,018	116,061	2,227,018	2,227,018
Accumulated loss	(16,240)	(311,625)	(16,646)	(319,404)	(322,917)
Equity Attributable to Equity Holders of Parent	113,053	2,169,308	112,648	2,161,529	2,158,016
Non-controlling interest	28,973	555,942	28,830	553,208	552,944
Total Equity	142,026	2,725,249	141,478	2,714,737	2,710,960

Loans from group company	16,323	313,212	16,323	313,212	314,123
Loan from shareholder	3,851	73,889	3,851	73,889	73,889
Amounts received in advance	27,303	523,905	28,247	542,016	570,667
Borrowings	2,429	46,611	2,429	46,611	70,713
Deferred tax	43,053	826,111	42,346	812,550	802,166
Provisions	3,352	64,321	3,215	61,694	123,719
Total Non-Current Liabilities	96,311	1,848,048	96,411	1,849,973	1,955,277

Trade and other payables	5,576	107,003	3,588	68,849	15,079
Amounts received in advance	1,702	32,659	1,493	28,651	26,460
Borrowings	1,854	35,572	1,822	34,963	26,442
Total Current Liabilities	9,132	175,234	6,903	132,463	67,981
Total Liabilities	105,443	2,023,283	103,314	1,982,436	2,023,257
Total Equity and Liabilities	247,469	4,748,532	244,792	4,697,173	4,734,217

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Selected Consolidated Statement of Cash Flows Data of Aurous Gold

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in thousands of U.S. dollars)(1)	(unaudited, in thousands of rand)		(in thousands of U.S. dollars)(1)	(in thousands of rand)
Cash flows from operating activities
Cash generated from (used in) operations	2,361	45,312	68,065	6,140	117,821	129,195
Finance income	19	371	450	37	713	789
Finance costs	(880)	(16,894)	(14,408)	(1,266)	(24,301)	(34,047)
Net cash from operating activities	979	28,789	54,107	4,911	94,233	95,937

Cash flows from investing activities
Purchase of property, plant and equipment	(991)	(19,015)	(48,596)	(4,623)	(88,709)	(72,516)
Proceeds from sale of property, plant and equipment	-	-	-	-	-	5,133
Proceeds from sale of scrap	-	-	115	20	384	(258)
(Advances) receipts of loans receivable (to) from group companies	-	-	(310)	28	537	(220)
Advances of loans receivable	(453)	(8,694)	(7,177)	(583)	(11,182)	(7,637)
Advances of loans receivable to shareholder	-	-	(3,289)	(1)	(26)	(33)
Net cash outflow used in investing activities	(1,444)	(27,709)	(59,257)	(5,159)	(98,997)	(75,530)

Cash flows from financing activities
Repayment of loans from group companies	-	-	-	(47)	(911)	-
Proceeds from borrowings	32	609	-	-	-	-
Repayment of borrowings	-	-	(11,387)	(812)	(15,581)	(8,259)
Net cash from (outflow used in) financing activities	(32)	(609)	(11,387)	(859)	(16,492)	(8,259)

Total cash movement for the period	88	1,689	(16,537)	(1,108)	(21,255)	12,148
Cash at the beginning of the period	749	14,371	35,626	1,857	35,626	23,478
Total cash at end of the period	837	16,059	19,089	749	14,371	35,626

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Gauta Tailings

Selected Statement of Comprehensive Income or Loss Data of Gauta Tailings

	Six months ended August 31			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in U.S. dollars)(1)	(unaudited, in rand)		(in U.S. dollars)(1)	(in rand)
Operating expenses	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	(26,639)
Loss before taxation	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	(26,639)
Income tax expense	-	-	-	-	-	1,497,000
Profit (loss) for the period	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	1,470,361
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income (loss) for the period	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	1,470,361

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Selected Statement of Financial Position Data of Gauta Tailings

	As of August 31,		As of February 29,		As of February 28,
	2024		2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in rand)	(in U.S. dollars) (1)	(in rand)
Assets
Mineral Resources	8,048,873	154,445,000	8,048,873	154,445,000	154,445,000
Total Non-Current Assets	8,048,873	154,445,000	8,048,873	154,445,000	154,445,000

Loan to group company	67,476	1,294,756	67,476	1,294,756	1,294,756
Trade and other receivables	5,470	104,970	5,470	104,970	104,809
Cash and cash equivalents	-	-	42	815	51
Total Current Assets	72,946	1,399,726	72,989	1,400,541	1,399,617
Total Assets	8,121,820	155,844,726	8,121,862	155,845,541	155,844,617

Stated capital	-	-	-	-	-
Revaluation reserves	5,617,144	107,784,000	5,617,144	107,784,000	107,784,000
Retained income	38,210	733,181	59,228	1,136,496	1,482,456
Total Equity	5,655,353	108,517,181	5,676,372	108,920,496	109,266,456

Deferred tax	2,106,429	40,419,000	2,106,429	40,419,000	40,419,000
Total Non-Current Liabilities	2,106,429	40,419,000	2,106,429	40,419,000	40,419,000

Loan from group company	22,938	440,140	22,938	440,140	426,238
Borrowings	297,081	5,700,500	297,081	5,700,500	5,700,500
Trade and other payables	38,330	735,483	17,353	332,982	-
Current tax payable	1,690	32,423	1,690	32,423	32,423
Total Current Liabilities	360,038	6,908,546	339,061	6,506,045	6,159,161
Total Liabilities	2,466,466	47,327,546	2,445,490	46,925,045	46,578,161
Total Equity and Liabilities	8,121,820	155,844,726	8,121,862	155,845,541	155,844,617

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Selected Statement of Cash Flows Data of Gauta Tailings

	Six months ended August 31			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in U.S. dollars)(1)	(unaudited, in rand)		(in U.S. dollars)(1)	(in rand)
Cash flows from operating activities
Cash used in operations	(42)	(815)	(7,196)	(685)	(13,139)	(26,639)
Net cash used in operating activities	(42)	(815)	(7,196)	(685)	(13,139)	(26,639)

Cash flows from investing activities
Loss to group company repaid	-	-	-	-	-	1,000
Net cash from investing activities	-	-	-	-	-	1,000

Cash flows from financing activities
Proceeds from loan from group company	-	-	8,612	725	13,902	25,502
Net cash from financing activities	-	-	8,612	725	13,902	25,502

Total cash movement for the period	(42)	(815)	1,146	40	763	(137)
Cash at the beginning of the period	43	815	52	3	52	189
Total cash at end of the period	-	-	1,468	42	815	52

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Summary of Historical Financial and Other Information – Rigel

Rigel’s balance sheet data as of September 30, 2024 and December 31, 2023 and the statement of operations data for the nine months ended September 30, 2024 and the year ended December 31, 2023 are derived from the Rigel Historical Financial Information included elsewhere in this proxy statement/prospectus. See “Important Information about IFRS and Non-IFRS Financial Measures—Presentation of Financial Information,” “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Historical Financial Information included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with the Rigel Historical Financial Information and related notes and “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Rigel’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Selected Condensed Statements of Operations of Rigel

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
	(unaudited, in U.S. dollars, As Restated)	(in U.S. dollars)
Expenses
Administration fee- related party	90,000	120,000
General and administrative	6,039,261	2,330,738
Total Expenses	6,129,261	2,450,738

Other Income (Expense)
Income earned on Cash and Investments held in Trust Account	7,855,408	13,460,331
Gain on waiver of deferred underwriting commission	680,400	-
Change in fair value of convertible promissory notes- related parties	(66,170)	8,792
Change in fair value of derivative liabilities	(8,730,878)	(3,545,682)
Total Other Income (Expense), Net	(261,240)	9,923,441
Net (loss) income	(6,390,501)	7,472,703

Weighted average number of Class A ordinary shares outstanding, basic and diluted	21,260,111	27,887,520
Basic and diluted net (loss) income per Class A ordinary share	(0.22)	0.21

Weighted average number of Class B ordinary shares outstanding, basic and diluted	7,500,000	7,500,000
Basic and diluted net (loss) income per Class B ordinary share	(0.22)	0.21

Selected Condensed Balance Sheets of Rigel

	As of September 30, 2024	As of December 31, 2023
	(unaudited, in U.S. dollars, As Restated)	(in U.S. dollars)
Assets
Current Assets:
Cash	211,463	70,748
Prepaid expenses	70,680	55,414
Total Current Assets	282,143	126,162

Cash and Investments held in the Trust Account	82,128,874	270,667,736
Total Assets	82,411,017	270,793,898

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	4,341,520	706,279
Accrued offering costs	378,324	378,324
Convertible promissory notes- related parties	9,635,959	5,556,896
Total Current Liabilities	14,355,803	6,641,499
Derivative liabilities	17,222,405	8,491,527
Deferred underwriting commission	-	10,500,000
Total Liabilities	31,578,208	25,633,026

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 7,129,288 and 24,570,033 shares, respectively (at redemption value of $11.52 and $11.02 per share as of September 30, 2024 and December 31, 2023, respectively)	82,128,875	270,667,736

Shareholders’ deficit:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, no shares issued and outstanding at September 30, 2024 and December 31, 2023 (excluding 7,129,288 and 24,570,033 shares subject to possible redemption as of September 30, 2024 and December 31, 2023, respectively)	-	-
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 7,500,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	750	750
Additional paid-in capital	185,931	-
Accumulated deficit	(31,482,747)	(25,507,614)
Total Shareholders’ Deficit	(31,296,066)	(25,506,864)
Total Liabilities, Ordinary Shares subject to Possible Redemption and Shareholders’ Deficit	82,411,017	270,793,898

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the securities laws of certain jurisdictions, including U.S. securities laws. Forward-looking statements include statements about Rigel’s, Aurous Gold’s, Gauta Tailings’ and Aurous Resources’ future business prospects, revenues and income, information relating to new or ongoing development projects, all-in-sustaining costs, all-in costs, expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology. Additionally, forward-looking statements include, without limitation, any estimates, forecasts, forward-looking information derived from reports prepared or obtained by Aurous Gold or Gauta Tailings, including by market researchers, market respondents, independent professional organizations and other external sources from compiling data, market sampling, and/or exercising subjective judgments that may be cited in this proxy statement/prospectus. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “seek,” “should,” “will” and “would,” or similar words or phrases, or, in each case, their negative or other variations or comparable terminology or by the discussions of strategies, plans, objectives, targets, goals, future events or intentions, may identify forward-looking statements, but the absence of these words and phrases does not necessarily mean that a statement is not forward-looking. They appear in a number of places throughout this proxy statement/prospectus and include, without limitation, statements regarding Rigel’s, Aurous Gold’s, Gauta Tailings’ or Aurous Resources’, as applicable, intentions, beliefs, estimates or current expectations concerning, among other things, their respective results of operations, financial condition, liquidity, prospects, growth, strategies and the market and industry in which Rigel, Aurous Gold, Gauta Tailings or Aurous Resources operate and appear in the sections entitled, among others, “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings,” “Business of Rigel and Certain Information about Rigel” and “Risk Factors.”

Many factors may cause Rigel’s, Aurous Gold’s, Gauta Tailings’ or Aurous Resources’ results of operations, financial condition, liquidity and the development of the industry in which they operate to differ materially from those expressed or implied by the forward-looking statements contained in this proxy statement/prospectus.

These factors include, among others:

●	fluctuations in gold prices and exchange rates;

●	inflation;

●	changes in the imposition of industry standards, regulatory costs and relevant government regulations, particularly environmental, tax, health and safety regulations and new legislation affecting water, mining, mineral rights and business ownership, including any interpretation thereof which may be subject to dispute;

●	changes in economic, social and political and market conditions, globally and in South Africa;

●	inability to comply with tailings management and standards;

●	power stoppages or shortages;

●	Blyvoor having a sole revenue generating asset, the Blyvoor Gold Mine;

●	Blyvoor’s future financial position, plans, strategies, objectives, operations and production costs;

●	Material changes in mineral resource/reserve estimates and grades of mineralization;

●	climate change, including extreme weather and scarcity of water;

●	seismicity;

●	organized crime activities or theft at sites;

●	power stoppages or shortages;

●	the use of contractors;

●	labor unrest and disputes resulting from trade unions;

●	infectious diseases, pandemic or other public health issues;

●	the occurrence of hazards associated with mining;

●	the effect of mining hazards and events that could cause disruptions to Blyvoor’s mining operations and the environment;

●	the outcome of pending or future litigation proceedings;

●	any supply chain disruptions;

●	the adequacy of Blyvoor’s insurance coverage; and

●	other factors discussed under the section entitled “Risk Factors.”

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and are based on potentially inaccurate assumptions. Forward-looking statements are not guarantees of future performance. The risks outlined above and others described under “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the results of operations, financial condition, liquidity and the development of the industry operated in, in each case, of Aurous Gold, Gauta Tailings, Rigel or Aurous Resources. New risks can emerge from time to time, and it is not possible to predict all such risks, nor can it be assessed the effect of all such risks on the business of Aurous Gold, Gauta Tailings, Rigel or Aurous Resources, or the extent to which any such risks or combinations of risks and other factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these results and uncertainties, you should not rely on forward-looking statements as a prediction of actual results.

Accordingly, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. None of Rigel, Aurous Resources, Aurous Gold nor Gauta Tailings undertakes any obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks Aurous Resources describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “Aurous Gold believes,” “Gauta Tailings believes,” “Rigel believes” or “Aurous Resources believes” (as applicable) and similar statements reflect Aurous Gold’s, Gauta Tailings’, Rigel’s or Aurous Resources’ (as applicable) beliefs and opinions on the relevant subject. These statements are based on information available to Aurous Gold, Gauta Tailings, Rigel and Aurous Resources (as applicable) as of the date of this proxy statement/prospectus. While Aurous Gold, Gauta Tailings, Rigel and Aurous Resources (as applicable) each believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. None of Aurous Gold’s, Gauta Tailings’, Rigel’s nor Aurous Resources’ (as applicable) statements should be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although Aurous Gold, Gauta Tailings, Rigel and Aurous Resources (as applicable) each believe the expectations reflected in the forward-looking statements were reasonable at the time made, none of Aurous Gold, Gauta Tailings, Rigel nor Aurous Resources (as applicable) can guarantee future results, level of activity, performance or achievements. Moreover, none of Aurous Gold, Gauta Tailings, Rigel, Aurous Resources nor any other person or entity assumes responsibility for the accuracy or completeness of any of these forward-looking statements, nor does any of Aurous Gold, Gauta Tailings, Rigel or Aurous Resources assume any obligation to update forward-looking statements set forth in this proxy statement/prospectus. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by Aurous Gold, Gauta Tailings, Rigel or Aurous Resources (in each case, as applicable) or persons acting on any of their behalf.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating the Business Combination and the proposals to be voted on at the General Meeting.

For purposes of this section, “we,” “our,” “us” and “ourselves” each refers to Aurous Gold and Gauta Tailings, together with their respective subsidiaries prior to the consummation of the Business Combination or Aurous Resources and its subsidiaries on or after the Business Combination.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition and results of operations of Aurous Resources following the Business Combination. The risk factors described below disclose both material and other risks and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to Blyvoor, Aurous Resources or Rigel or that any of the foregoing currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect their respective businesses, financial conditions, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to their business, financial condition and prospects.

Risks Related to Our Industry

A change in the dollar price of gold, which in the past has fluctuated widely, is beyond our control.

Historically, the gold price has fluctuated widely and is affected by numerous industry factors over which we have no control, including:

●	actual or expected gold sales, purchases or divestment by central banks and the International Monetary Fund of their gold holdings;

●	the level of physical supply of gold from world-wide production, and new gold discoveries, or other significant changes in the level of production of other gold producers;

●	the physical supply of gold from world-wide scrap sales, and other secondary sources;

●	the cost of production of other gold producers and significant changes in their cost of production;

●	the overall level of forward sales by other gold producers;

●	gold hedging and de-hedging by gold producers;

●	the demand for gold for investment purposes, industrial and commercial use, and in the manufacturing of jewelry;

●	speculative trading activities in gold;

●	international or regional political and economic events or trends;

●	the strength of the U.S. dollar (the currency in which gold prices generally are quoted) and of other currencies, including of those where gold is produced and used;

●	financial market expectations regarding the rate of inflation; and

●	interest rates and financial market expectations regarding changes in interest rates.

In addition, the price of gold is often subject to rapid short-term changes because of speculative activities. During fiscal 2024, the gold price reached a high of $2,078 per ounce and a low of $1,811 per ounce. During the six months ended August 31, 2024, gold never traded below its opening price of $2,048 per ounce and ended the period at $2,513 per ounce. Although gold price remained high during fiscal 2024 due to the slow global economic recovery, economic uncertainty and geopolitical tensions, there can be no assurance, however, that gold prices will continue to remain high.

As we measure our financial performance in rand, the rand/U.S. dollar exchange rate also determines the price that we receive in rand when we sell our gold. The rand/U.S. dollar exchange rate was volatile throughout fiscal 2024 mainly as a result of uncertainties in the global and South African economies, including uncertainties resulting from the global economic slowdown sentiment, rapidly rising global inflation, continued geopolitical tensions in Ukraine and Israel and perceived political and economic instability, and structurally weak economic growth of the South African economy exacerbated by increasing loadshedding by power utility Eskom as it battles with power supply.

The factors mentioned above could place negative pressure on the price of gold in the future. Our profitability may be negatively affected by a decline in the gold price as we incur losses when revenue from gold sales drops below the cost of production for an extended period.

Global political and economic conditions could adversely affect our profitability of operations.

Our operations and performance depend significantly on worldwide economic conditions. Despite signs of economic recovery in certain geographic markets, global economic conditions remain fragile with significant uncertainty regarding recovery prospects, levels of recovery and long-term economic growth effects.

Disruptions to international credit markets and financial systems have caused in the past, and may cause in the future, a loss of investor confidence resulting in widening credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Any economic recovery may remain limited in geographic scope. A significant risk also remains that this recovery could be slow or that the global economy could fall back into a recession.

In February 2023, South Africa was “grey-listed” by the Financial Action Task Force. This subjects the country to increased monitoring, which may discourage foreign investment and may have a negative impact on South Africa’s financial growth. Any such negative impact on the South African economy may adversely affect the South African gold mining industry and, in turn, adversely affect our business, financial condition and results of operations.

Global economic turmoil, or the expectation that economic turmoil could worsen, could have follow-on effects on our business that include inflationary cost pressures, interest rate fluctuations and commodity market fluctuations. The COVID-19 pandemic resulted in disruption and volatility in global financial markets and capital markets and a significant decrease in global economic activity, which had an adverse effect on physical demand for gold despite some speculative demand for gold. COVID-related supply-chain disruptions adversely affected the profitability of our operations. A deterioration in economic conditions could lead to a decline in demand for gold. The cumulative effect and timing of economic events are uncertain and could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, the geopolitical tensions, the Israel-Hamas conflict, the Israel-Hezbollah conflict, the war between Russia and Ukraine and the retaliatory measures that have been taken in respect to these conflicts, and could be taken in the future, by the United States, the European Union (“EU”), the United Kingdom, NATO and other jurisdictions have created global security concerns that could result in a regional or global conflict and otherwise have a lasting impact on regional and global economies, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

Other factors that could adversely affect our business, financial condition and results of operations include, for example, the insolvency of key suppliers or contractors, which could result in contractual breaches and a supply chain breakdown and a reduction in the availability of credit, which may make it more difficult for us to obtain financing for our operations and capital expenditures or make that financing more costly.

Inflation may increase our operational costs.

South Africa has experienced high rates of inflation and inflationary pressures have been exacerbated by recent geopolitical tensions and supply constraints resulting in increases in energy and other input commodity costs. Working costs have increased considerably over the past several years, resulting in significant cost pressures for the mining industry. These inflationary pressures could also cause interest rates and the cost of borrowing to increase and could have a material adverse effect on the financial markets and economic conditions throughout the world. Costs of mining consumables tend to broadly reflect changes in the Producer Price Index for final manufactured goods (“PPI”) in South Africa, which tends to be relatively volatile and has averaged 7.1% (2021), 14.4% (2022) and 6.7% (2023) for the last three completed calendar years, as measured by Statistics South Africa (“SSA”) (source: Statistics South Africa, July 25, 2024). Additionally working costs in the mining industry tend to broadly reflect changes in the Consumer Price Index for final manufactured goods (“CPI”) in South Africa, which has averaged 4.5% (2021), 6.9% (2022) and 6.0% (2023) for the last three completed calendar years, as measured by SSA (source: Statistics South Africa, August 21, 2024). There is no assurance that various management initiatives, planned or in place, to mitigate future inflationary pressures, will be implemented successfully or at all, and it is possible that significantly higher future inflation in South Africa may result in an increase in operational costs in rand without an increase in the U.S. dollar price of gold. When inflation reaches highly inflationary levels, social unrest and union activity may increase, which in turn may have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive and rapidly changing environmental, health and safety laws and regulations. Failure to comply with these requirements could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures.

Our operations are subject to extensive and rapidly changing environmental, health and safety laws and regulations. In particular, South Africa’s Constitution of 1996 grants the right to an environment that is not harmful to human health or well-being to its people and to the protection of that environment for the benefit of present and future generations through reasonable legislation and other measures that secure ecologically sustainable development. In addition, the South African Constitution and various environmental legislation enacted and implemented since 1996, grant legal standing to a wide range of interest groups to enforce their environmental rights against private entities as well as the South African government.

South African environmental legislation requires companies with activities that are reasonably expected to have environmental impacts to obtain authorizations, permits, licenses and other approvals to ensure such companies assess the extent of such impacts and put reasonable and practicable measures in place to manage and mitigate these impacts. These authorizations, licenses, permits or approvals may be suspended or cancelled on any number of grounds including challenges by third parties. Any such cancellation or suspension may result in disruption of our operations.

The applicable national environmental, health and safety laws and regulations, and international industry standards establish limits and conditions on our ability to conduct our operations and govern, among other things, the extraction, use and conservation of water resources; air emissions (including dust control); mine and dam safety; water treatment and discharge; regulatory and community reporting; rehabilitation and clean-up of contamination; land use and conservation of protected areas; safety and health of employees and community health; and the generation, transportation, storage and disposal of solid and hazardous wastes, such as hydrocarbons, reagents, radioactive materials and mine tailings.

The cost of compliance with environmental, health and safety laws and regulations is expected to continue to be significant to us. From time to time, new or updated laws, regulations and standards are introduced and may be more stringent than those to which we are currently subject. Compliance with these laws, regulations and standards may require a material increase in expenditures or material changes or interruptions to operations or production, including as a result of any incident or failure to comply with applicable regulations. Pursuant to the terms of our environmental authorization, we are required to annually submit environmental audit reports prepared by a qualified environmental practitioner. We may face increased costs of compliance in procuring such environmental audit reports, the findings of which may not always be favorable to us, as a result of which we may face additional compliance costs.

Further, the South African environmental legislation imposes a general duty of care towards the environment which provides that every person who causes, has caused or may cause significant pollution or degradation of the environment must take reasonable measures to prevent such pollution or degradation from occurring, continuing or recurring, or, in so far as such harm to the environment is authorized by law or cannot reasonably be avoided or stopped, to minimize and rectify such pollution or degradation of the environment. Failure to comply with this duty could result in incurring fines, penalties, clean-up costs and be subject to third-party claims for personal injury or property damage, suffer reputational damage, or be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations of environmental, health and safety laws and regulations or the terms of our permits. Furthermore, the government may suspend or revoke our operating permits, enforce a total or partial shutdown of facilities, including tailings storage facilities, or require us to conduct investigations into the cause of safety or environmental incidents involving those facilities or at those operations.

On August 28, 2023, we received from the DMRE a notice of intent to issue a compliance notice under the National Environmental Management Act, 107 of 1998 (“NEMA”), which is enforced by the DMRE for the mining industry, (the “Pre-Compliance Notice”). We responded to the concerns raised by the DMRE, within the statutory timeframe, on October 23, 2023. As of the date of this proxy statement/prospectus, the DMRE has not reverted with a response. In the event the DMRE is not satisfied with our responses, it may proceed with issuing a compliance notice under the NEMA. If a compliance notice is issued and we fail to remedy matters set out in the compliance notice, we may be subject to administrative penalties, including monetary penalties and revocation of authorizations to which the compliance notice relates. In turn, this may impair our ability to operate, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, our reputation could be damaged by any of the above or any other significant governmental investigation or enforcement action for non-compliance with health and safety laws, regulations, or standards.

Environmental impact arising in connection with our operations could lead to the imposition of legal obligations, including the remediation of environmental contamination, claims for property damage and personal injury from adjacent communities and restrictions on mining operations. Leaks or discharges of hazardous materials could result in liabilities for clean-up or personal injury that may not be covered by insurance. In addition, closure of a mine could trigger or accelerate regulatory or other obligations, including to conduct environmental rehabilitation activities or to address historical impacts on environmental quality in the area surrounding the mine. Costs that we incur in excess of our existing provisions for such matters could have a material adverse effect on our business, financial condition and results of operations.

In addition, the use of hazardous materials in metallurgical processing remains under continued scrutiny. As there are few, if any, effective substitutes in extracting gold from the ore, any ban or material restrictions on the use of such materials in mining operations in South Africa could adversely affect our business, financial condition and results of operations.

Our operations are heavily dependent upon access to substantial volumes of water for use in the mining and extractive processes and are typically subject to water-use licenses or rights to extract water from certain natural sources that govern usage. Our operations also require, among other things, that mining operations maintain certain water quality upon discharge. Water supply, quality and usage are areas of concern across all of our operations. Any failure to secure access to suitable water supplies or achieve and maintain compliance with applicable requirements of the permits or rights could result in curtailment or halting of production. Incidents of water pollution or shortage can, in certain cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations. A failure to comply with water contamination related directives may result in further, more stringent, directives being issued against us, which may, in some cases, result in a temporary or partial shutdown of some of our operations.

The Regulations on Financial Provisioning (2015) impose additional burdens on mining industry participants in South Africa. Mining companies are required by law to close their operations at the end of the mine life and rehabilitate the impacted areas to a determined standard for alternative use. Estimates of the total ultimate closure, reclamation and rehabilitation costs for gold mining operations are significant and are based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing infrastructure and facilities design and current legal and regulatory requirements that may change materially. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations.

Costs associated with rehabilitating land disturbed by mining processes and addressing environmental, health, safety and community issues are estimated, and financial provision made, based upon current available information based on our commitments, applicable environmental legislation or agreements with the government. Estimates relate to discount rates, which may vary due to changes in global economic and political risk conditions and assumptions, each of which is subject to change, and mine plans, which may change in line with variations in cash flows, designs of tailings storage facilities and methodologies used to compute liabilities (including as a result of a request from environmental regulatory authorities). As such, estimates may be insufficient and further costs may be identified at any stage that may exceed the provisions that we have made. In 2019, we calculated R366.3 million of rehabilitation obligations attaching to our Converted Mining Right, which also include environmental closure liabilities relating to assets owned by third parties, but which are formally attached to our Converted Mining Right (the “Orphans Liability”). We agreed on a funding plan with the DMRE for this R366.3 million and as of this date of this proxy statement/prospectus we have provided guarantees to the DMRE in the amount of R265.4 million. In 2024, we updated our initial rehabilitation obligations assessment, which we estimate to be R492.5 million, such increase being primarily attributable to inflation. Pending any further agreement with the DMRE, we remain subject to a rehabilitation obligation of R492.5 million. Further, failure to adjust the rehabilitation obligation in accordance with the terms of NEMA may lead to administrative fines up to R10 million and criminal sanctions. Generally, underestimated or unidentified rehabilitation costs would reduce earnings and could materially and adversely affect our asset values, earnings and cash flows. Finally, sudden changes in a life-of-mine plan or the accelerated closure of a mine may give rise to the recognition of additional liabilities that are not anticipated.

Environmental laws, regulations and standards are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating requirements could adversely affect our operations, rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could have a material adverse effect on our business, financial condition and results of operations.

Compliance with tailings management requirements and standards, and potential liabilities in the event of a failure to timely comply with these requirements, or an incident involving a tailings storage facility, could adversely impact our business, financial condition and results of operations.

Our mining operations generate waste rock and tailings. We could be subject to significant liabilities if we fail to manage related solid and hazardous materials, including dust, oils and greases and residual chemicals and metals, or suffer a breach, leak, or other failure of a waste rock facility or tailings storage facility, including any associated dam. An incident at our operations could result in the voluntary or mandatory shutdown of a tailings storage facility, enforcement, obligations to remediate environmental contamination, negative press coverage, claims for property or natural resources damages and claims for personal injury.

Our tailings storage facilities are exposed to numerous risks, the occurrence of which may result in the failure, breach or damage of such facilities. These may include sabotage, piping or seepage failures, spillages, failure by our employees to adhere to the codes of practice and natural disasters such as excessive rainfall, any of which could force us to stop or limit operations. These risks may exacerbate with the effects of climate change. In addition, such facilities could overflow, or a side wall could collapse, jeopardizing the health and safety of our employees and the communities living around such facilities and potentially resulting in extensive property and environmental damage. In the event of damage to, or any failure of, our tailings storage facilities, we could face legal proceedings (including criminal proceedings and public civil actions) and investigations for significant amounts of damages. Such actions may entail significant costs and potentially involve the need for large expenditures to compensate for damages.

Incidents at other mining companies’ operations could also result in governmental action to tighten regulatory requirements and restrict certain mining activities, in particular with respect to tailings storage facilities.

In recent years, environmental licensing processes for mining companies have become more stringent, and especially those involving tailings storage facilities. Changes in law and regulation to impose more stringent standards may also lead to increased capital expenditure to update our facilities, to expand our facilities or to continue to meet existing or more stringent legal (including permitting) requirements.

Mining is inherently hazardous and is subject to risks of events that may cause disruptions to our mining operations and adversely affect the environment, the health, safety or security of our workers or the local community.

Our mining operations are subject to risks of events that may adversely affect our ability to produce gold and meet production and cost targets. These events include, but are not limited to, those listed below, many of which have occurred in the past:

●	accidents or incidents, including due to human error, during the production, drilling, blasting or transportation of ore and waste material, resulting in injury, loss of life or damage to equipment or infrastructure;

●	air, land and water pollution;

●	social or community disputes or interventions;

●	security incidents, including the activities of artisanal or illegal miners;

●	surface or underground fires or explosions;

●	labor force disputes and disruptions;

●	loss of information integrity or data;

●	mechanical failure or breakdowns and ageing infrastructure;

●	failure of unproven or evolving technologies;

●	unusual or unexpected geological formations, ground conditions, including lack of mineable face length and ore-pass blockages;

●	fall-of-ground accidents in underground operations;

●	cave-ins, sinkholes, subsidence, rock falls, rock bursts or landslides;

●	failure of mining pit slopes, water or solution dams, waste stockpiles and tailings facility walls;

●	flooding or inundation of mine pits;

●	employee incidents with dangerous chemicals, like cyanide;

●	insufficient ventilation of working places;

●	safety-related stoppages;

●	seismic activity; and

●	other natural phenomena, such as floods, droughts or weather conditions, potentially exacerbated by climate change.

Any of these events or incidents could, individually or in the aggregate, have a material adverse effect on our business, financial condition and results of operations.

We face strong competition and industry consolidation.

The gold mining industry is competitive in all of its phases. Other gold mining companies may have greater financial resources, operational experience and technical capabilities than us and may also be lower on the industry cost curve or have lower cost of capital and better access to scarce capital than us. We also compete with other gold mining companies for specialized equipment, components and supplies necessary for our operations and development activities and the acquisition of mining assets.

Further, industry consolidation may lead to increased competition due to lesser availability of mining and exploration assets. A number of transactions have been completed in the gold mining industry in recent years. In this regard, some of our competitors have made acquisitions or entered into business combinations, joint ventures, partnerships or other strategic relationships. Similar consolidations in the form of acquisitions, business combinations, joint ventures, partnerships or other strategic relationships may continue in the future. The companies or alliances resulting from these transactions or any further consolidation involving our competitors may benefit from greater economies of scale as well as significantly larger, more diversified, lower cost and higher quality asset bases than us. Such developments may have a material adverse effect on our business, financial condition and results of operations.

We are increasingly expected to operate in a sustainable manner and to provide benefits to and mitigate adverse impacts on affected communities. Failure to do so can result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment, adverse reputational impacts and loss of “social license to operate.”

As a result of public concern about the perceived ill effects of economic globalization and resource extraction activities, businesses in general and mining corporations in particular face increasing public scrutiny of their activities. Issues relating to the sustainable development of mining operations could place significant demands on personnel resources and increase capital and operating costs.

Mining companies are under increasing pressure to demonstrate that, while they seek a satisfactory return on investment for shareholders, the benefit of their commercial activities also extends to other social partners, including employees, host communities and, more broadly, the countries in which they operate. Such pressures tend to be particularly targeted towards companies whose activities are perceived to have, or have, a high impact on their social and physical environment. Social media and other web-based tools to share user-generated content further increases the potential scope and force of public scrutiny. Adverse publicity in cases where companies are perceived as failing to create sufficient social and economic benefit may result in reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor divestment. If we negatively affect our neighboring communities with dust generation, waste storage failure, water pollution or shortages of quality water, we may face community protest, regulatory sanctions or withdrawal of community and government support for our operations. If we are unsuccessful in securing community support for our operations, there could be disputes, restricted access to our land or delays in production, which may result in a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Operations and Business

Our sole revenue-generating asset is the Blyvoor Gold Mine.

Our sole revenue-generating asset is the Blyvoor Gold Mine in the Carletonville Goldfield, South Africa. While we plan to commission the Gauta Feasibility Study (as defined below) and further progress our plans to develop the Gauta Tailings Project, the Gauta Tailings Project is not expected to commence production activities prior to fiscal 2027 and it is located adjacent to the Blyvoor Gold Mine. As a result, any adverse conditions affecting the Blyvoor Gold Mine or its surrounding region could have a material adverse effect on our business, financial condition and results of operations.

We may experience unforeseen difficulties, delays, costs or funding shortfalls in implementing our business strategy at the Blyvoor Gold Mine and the Gauta Tailings Project.

Our ability to grow our business depends on the successful implementation of our strategic initiatives at the Blyvoor Gold Mine, such as the full operational re-opening of the Peter Skeat Sub-vertical Shaft, refurbishing of the underground and surface infrastructure, reopening of underground passages, tackling seismicity and increasing the mill throughput. We intend to use proceeds from the Business Combination, cash flows from operating activities and potentially incur incremental debt to fund the expansion of the Blyvoor Gold Mine and its associated processing plant. The growth of our business also depends on our strategic initiatives at the Gauta Tailings Project, intended to be financed by debt, where we intend to construct a new processing plant and convert tailings into slurry through high-pressure water monitoring before transporting it by pipeline to the new processing plant for treatment. The success of our strategic initiatives depends on our ability to raise equity and debt financing to refurbish and construct adequate infrastructure. We may not be able to raise equity or debt financing, in a timely manner, on terms favorable to us, or at all, or may not successfully execute our strategic initiatives, which may materially adversely affect our future plans and results of operations.

For example, access to the mining areas requires that existing underground tunnels be re-opened, re-equipped and re-commissioned to gain access to additional mining face length to allow increased production tonnages and grades to be achieved from the underground operations at the Blyvoor Gold Mine. On April 22, 2023, there was a heavy seismic event which resulted in a fatality that led us to amend our mining plan to focus on mining only in a western direction in the high-grade Carbon Leader Reef, also invest in the expansion of our seismicity monitoring network and on strengthening underground support structures. Reliable rail, ports, roads, bridges, power sources, power transmission facilities and water supply are also critical. Currently, we rely on Harmony, another mining company, to pump approximately 25 Ml of water daily from underground. We plan to implement our own dewatering operation in the medium term to facilitate the implementation of the medium-term mine plan, which could be subject to delays, which in turn would impede us in obtaining access below 29 Level and the planned ramp-up to 80 ktpm, as per our Mine LoM Plan. As in the case of our water supply, infrastructures and services are often provided by third parties whose operational activities are outside of our control. Establishing infrastructure for our strategic initiatives requires significant financial resources, identification of adequate sources of raw materials and supplies, and the application of knowledge and skills, none of which can be assured. We may also face delays in production as a result of failure in achieving planned mining efficiencies, not achieving the planned mine call factor (which has been the case in our operations thus far), lower than planned plant feed grade, lower than planned face advance (including as a result of structural features of the Mine LoM Plan, which envisages scattered mining areas and relatively small mining blocks), insufficient ventilation and excessive heat in planned working areas which could constrain our ability to advance as per the Mine LoM Plan, not achieving planned hoisting targets, gold loss and dilution, and reduced availability of consistent skilled labor, utilities, transportation and/or appropriate treatment, smelting and refining arrangements. Any of these issues may result in a failure to achieve planned production ramp-up and maintaining steady-state production.

Our ability to build adequate infrastructure is also limited by the low level of detail for planned accesses in the old Blyvooruitzicht section. Little current information is available to determine the work required to replace or refurbish existing infrastructure and the current condition of these accesses is unknown. While the majority of planned mining areas have been confirmed within the first five years, planned areas after five years are unconfirmed due to a lack of access. In addition, the scattered nature of the planned mining areas and small mining blocks means it may take longer to achieve the planned face advance (i.e., to access and mine the areas planned for mining).

Any of the above may affect our ability to successfully implement or fund our strategic initiatives, which failure may, in turn, materially adversely affect our prospects, business, financial condition, or results of operations.

Our operations are vulnerable to processing risk, particularly in respect to tailings, including not achieving planned production throughput and recoveries, as well as the operation of tailings storage facilities.

We face inherent risks in our management of milled ore residue and water, known as tailings, which includes the operation of tailings storage facilities and other tailings disposal systems. Tailings storage facilities are engineered structures built for the containment of tailings.

The use of tailings storage facilities exposes us to certain risks, including the failure of a tailings dam due to events such as high rainfall, overtopping of the dam, piping or seepage failures. The potential occurrence of a dam failure at one of our tailings storage facilities could lead to the loss of human life and extensive property and environmental damage. Although we have a tailings storage facility management system, the effectiveness of our designs, construction quality or regular monitoring cannot be guaranteed throughout our operations, and it cannot be guaranteed that these measures will prevent the failure of one or more of our tailings dams or that such potential failure will be detected in advance.

The failure of a tailings storage facility will lead to multiple legal proceedings and investigations, which could include criminal proceedings and public civil actions (against us or individuals) for significant amounts of damages. As a result of future dam failures, additional environmental and health and safety laws and regulations may be forthcoming, which may ban the storage of wet tailings completely. In addition, changes in laws and regulations may impose more stringent conditions in connection with the construction of tailings dams. Furthermore, we may see changes in the licensing process of projects and operations, the imposition of significant financial assurance requirements, and increased criminal and civil liability for companies, officers and contractors.

The unexpected failure of a dam at a tailings storage facility could lead to the need for a large expenditure on contingencies and on recovering the areas and people affected, extensive and permanent environmental damage and the payment of penalties, fines or other money damages. The occurrence of any of such risks could have a material adverse effect on our business, financial condition and results of operations.

Our mining operations are also vulnerable to general processing risk. This could include poor grade control procedures and ore loss due to cross tramming (the mixing of gold-bearing reef material and the waste tips during transit). For example, the lack of sweepings and vamping (the cleaning and collection of loose, fine-grained material remaining after the bulk of the ore has been removed from the mining face), as well as dilution through the addition of waste rock to the ore, can lead to disruptions in operations. Our methods for extracting useful samples (particularly using fire assay), our accuracy of process measurements and data reporting may also be flawed. Our quality assurance and quality control measures may lead to errors in assay results. The occurrence of any of such processing risks could have a material adverse effect on our business, financial condition and results of operations.

Our operations are vulnerable to supply chain disruptions such as shortages or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or metallurgical plant materials and production inputs.

Our operations could be adversely affected by both shortages and increased lead times in the delivery of strategic spares, critical consumables, mining equipment and metallurgical plant materials and production inputs. In the past, particularly during COVID-19, we and other gold mining companies experienced shortages in critical items and consumables and we also experienced increased delivery times for these items. Shortages in essential commodities, including, for example, cyanide and ammonium nitrate, have resulted in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

We have limited influence over manufacturers and suppliers of these items. In certain cases, there are a limited number of suppliers for certain strategic spares, critical consumables, mining equipment or metallurgical plant materials and production inputs who command bargaining power superior to ours. Furthermore, supply chains and rates can be affected by natural or man-made disasters, such as earthquakes, severe weather, such as storms, heavy rainfall and other impacts that may be increasing due to climate change, as well as other phenomena that include unrest, strikes, theft, stockpiling and fires. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or metallurgical plant materials and production inputs, we might have to suspend some or all of our operations and this could have a material adverse effect on our business, financial condition and results of operations.

Similarly, an outbreak of infectious diseases, a pandemic or other public health threat could cause supply chain delays and disruptions, import restrictions or shipping disruptions, as well as operational shutdowns (including as part of government-mandated containment measures). For example, in response to the COVID-19 outbreak, the South African government imposed significant restrictions on the movement of goods, services and persons (including travel), including nationwide lockdowns of businesses and their citizens, quarantine and temporary suspension of mining activities. Such disruptions and other manufacturing and logistical restraints could result in extended lead times in supply and distribution networks, as well as the exercise of force majeure measures, the effects of which could result in stoppage of mining operations. They could also result in the need to increase inventories on long lead time items and critical consumables and spares which may lead to an increase in working capital. In addition, restrictions in travel, including air travel, and border access may affect our ability to source and transport goods and services required to operate mines, transport rough or unrefined gold produced in the mine’s metallurgical plant (“gold doré”) to refineries and ship refined gold from refineries as well as increase the cost of these activities. We cannot guarantee that our crisis management measures will be adequate or that the supply chain and operations will not be adversely affected by future epidemic or pandemic outbreaks. Export restrictions related to any epidemic or pandemic (including as a result of government regulation and prevention measures) could similarly have a material adverse effect on our business, financial condition and results of operations.

Our production costs may increase.

Our production costs consist mainly of labor and materials including reagents and steel, electricity, specialized service providers, machine hire, security, water, fuels, lubricants and other oil and petroleum-based products. Production costs have in the past, and could in the future, increase at rates in excess of our annual inflation rate and affect our results of operation and can result in the restructuring of these operations at substantial cost.

Production costs are affected by, among other things, the following:

●	rising global and national inflation;

●	labor stability, productivity and increases in labor costs;

●	increases in electricity and water prices;

●	increases in crude oil and steel prices;

●	increases in security measures to protect our employees, our operations and our infrastructure;

●	changes in regulation;

●	unforeseen changes in ore grades and recoveries;

●	unexpected changes in the quality or quantity of reserves;

●	technical production issues;

●	availability and cost of smelting and refining arrangements;

●	environmental and industrial accidents;

●	insufficient cost control and systems;

●	gold theft;

●	shortages or availability of materials and consumables used in production;

●	environmental factors; and

●	pollution.

Increases in production costs, if material, will adversely impact our results of operations. In addition, any initiatives that we pursue to reduce costs, such as reducing our labor force, negotiating wage agreements with our workforce, a reduction of the corporate overhead, negotiating lower price increases for consumables and cost controls may not be successful or sufficient to offset the increases affecting our operations and could have a material adverse effect on our business, financial condition and results of operations.

Seismicity may result in delays in production.

The Blyvoor Gold Mine has a history of seismic activity. Seismicity is often associated with deep mines and remnant mining such as at the Blyvoor Gold Mine. We continuously monitor seismic activities and incorporate seismic management in our mine planning through adjusted mining sequencing and the implementation of additional and adapted underground support measures, as advised by our rock engineering department. There can be no assurance, however, that such measures will be effective. If we are exposed to seismic activity or if such activity is not adequately managed, this could lead to reduction in available mine faces, accidents and delays in production and could have a material adverse effect on our business, financial condition and results of operations.

We have at present and expect to have significant financing requirements from time to time and may incur substantial additional indebtedness in the future.

The operation and expansion of the Blyvoor Gold Mine and the development of the Gauta Tailings Project will require significant funding. Our capital expenditure plans and requirements are subject to a number of risks, contingencies and other factors, some of which are beyond our control, including volatile or sustained lower gold prices, and therefore actual future capital expenditure and investments may differ significantly from the current planned amounts. If we are unable to obtain sufficient funding on a timely basis and on acceptable terms, we may be required to significantly curtail, delay or discontinue one or more projects or discontinue our operations.

As we strive to grow our business, our expenses may increase, particularly as we make investments to develop and ramp up in accordance with our mine plan. Our strategic initiatives will require a substantial amount of capital expenditure in a short time frame to ensure we can achieve production goals that make us a sustainable operation. According to the Mine TRS, our capital expenditure is estimated to be $28.4 million in year one of our Mine LoM Plan and $44.2 million in year two of our Mine LoM Plan for the Blyvoor Gold Mine and, on a cumulative annual cash flow basis according to the Tailings TRS, $91 million to bring the Gauta Tailings Project into operation, which $91 million may be revised upon conclusion of the Gauta Feasibility Study. Although the capital expenditure for the Blyvoor Gold Mine is planned to be financed from cash flows from operating activities, in addition to proceeds from the Business Combination and potentially incurring incremental debt, there can be no assurance that proceeds from the Business Combination will accrue as estimated, that we will be able to raise incremental debt if needed or that we will be able to generate cash flows in an amount sufficient to support our planned capital expenditure. The $91 million in capital expenditure for the Gauta Tailings Project is planned to be financed with debt to be incurred in the future, which we may not be able to obtain or, even if it is obtained, may be more expensive or have a shorter maturity than expected.

A shortfall in available capital or funding may also lead to a reduction in our capital expenditure, which in turn may result in lower levels of production than planned or otherwise disrupt our Mine LoM Plan. For example, at the Blyvoor Gold Mine, the lower than planned level of available working capital since August 2023 has placed a higher focus on mining existing underground face lengths rather than opening up new faces for mining, resulting in a higher risk to gold production when the mining of existing faces is disrupted by seismic or other events.

Aurous Gold had a marginal profit of R3.8 million for the year ended February 23, 2024. As a result, in addition to the significant capital expenditures required for our Mine LoM Plan, we may face increased funding requirements to continue our operations. Marginal profit levels in our last fiscal year, may impair our ability to secure financing on favorable terms or at all. If we do not find sources of financing as and when we need them, including to fund planned capital expenditure, we may be required to severely curtail, or even to cease, our operations.

Under the IDC Loan Agreement, we are required to meet certain financial maintenance ratios, the failure to meet which, as calculated by IDC, could lead to IDC declaring an event of default under the IDC Loan Agreement and requiring that the IDC Loan be immediately due and payable. We are in compliance with such financial maintenance ratios, as of the last reporting date under the IDC Loan Agreement, and are engaged in regular discussions with IDC to manage the conditions and commitments arising under the IDC Loan Agreement, including recent discussions around restructuring the facility and increasing the IDC commitment thereunder. There are no assurances that we will always meet such financial maintenance ratios and that IDC will not declare an event of default under the IDC Loan Agreement. Such an event of default may materially increase our outstanding indebtedness, legal costs, divert management attention and limit our ability to finance our operations with debt, either of which could have a material adverse effect on our business, financial condition and results of operations. For further discussion, see “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

Overall, our ability to further raise and service significant new sources of capital will be a function of macroeconomic conditions, the condition of the financial markets, future gold prices, our operational performance, operating cash flow and debt position, and expected project returns, among other factors. Our ability to raise further debt, equity or quasi-equity financing in the future and the cost of such financing will depend on, among other factors, any credit rating assigned to us, which may be affected by our ability to maintain our outstanding debt and financial ratios at levels acceptable to the credit ratings agencies, our business prospects, risks relating to the countries in which we operate and other factors. As a result, in the event of depressed gold prices, unanticipated operating or financial challenges, any dislocation in financial markets (including due to the impact of conflicts, public health crises, epidemics or pandemics) or new funding limitations, our ability to pursue new business opportunities on reasonable terms, invest in existing and new projects, fund our ongoing business activities, exit projects and retire or service outstanding debt and pay dividends could be significantly constrained, all of which could have a material adverse effect on our business, financial condition and results of operations.

Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.

Our mineral reserves and mineral resources are estimates based on assumptions regarding, among other things, our costs, expenditures, gold price, currency exchange rates, and mining and metallurgical recovery assumptions, any of which may prove inaccurate due to a number of factors, many of which are beyond our control, including assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Mineral reserves are classified as proved or probable, to reflect the level of confidence in both the underlying techno-economic assumptions and mineral resources. The mineral resource estimates that feed into the mineral reserves depend on statistical inferences drawn from drilling and face samples, which may prove to be unreliable or unrepresentative. Although inherent uncertainty is taken into account in mineral resource classifications, unexpected geologic conditions, such as faulting, dykes or poor ground conditions can be encountered as mining proceeds. The effect of these can result in additional area losses, increased costs and additional dilution of ore grade during mining operations. We undertake revisions to our mineral resources and reserves estimates based upon production results, depletion, new geological/geotechnical information, model revisions, revised mine planning, fluctuations in production, forecasts of commodity prices, economic assumptions and operating and other costs as well as asset sales and acquisitions. If we adversely revise any of the techno-economic assumptions that underlie our mineral reserves, this may result in a revision of mining plans and/or mineral reserves. Any downward revision in our mineral reserves and mineral resources may lead to an impairment or write down of assets.

While Gauta Tailings intends to commission the Gauta Feasibility Study, this process has not yet commenced and is not expected to be completed until fiscal 2026. As such, estimated proven or probable mineral reserves, mineral resources, expected mine life and mineral pricing may prove significantly different or lower than currently expected in the Tailings TRS.

You should not rely on the technical reports, preliminary economic assessments or feasibility studies, if and when completed and published, as indications that we will have successful commercial operations in the future. The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as a smelter, roads and a point for shipping, the effectiveness of the mine plan, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Our ability to replace our mineral resources and reserves is subject to project evaluation activities as well as competition within the industry for attractive mining properties.

We replace our mineral reserves depleted by mining and production to maintain or increase production levels from the existing mineral resources. We do not undertake any exploration activities, although as part of the Gauta Feasibility Study, we may undertake some exploratory drilling to convert additional tailings mineral resources to tailings mineral reserves. There can be no assurance that any such exploratory drilling would be successful. We also face competition for the acquisition of attractive mining properties. Any acquisitions may not result in the expansion or replacement of current production, the maintenance of our existing mineral reserve net of production or yield an increase in mineral reserve.

Our results of operations and financial condition are related to our ongoing ability to replace or increase the existing mineral reserve from the existing mineral resources as it is depleted. If we are not able to maintain or increase our mineral reserve, this could have a material adverse effect on our business, financial condition and results of operations.

Our inability to retain our senior management may have an adverse effect on our business.

Our success depends largely upon the continued service of our senior management, including our chief executive officer, executive chairman, chief operating officer, chief financial officer, mine manager, chief engineer and chief safety officer. Not all anticipated members of management for Aurous Resources have been confirmed, and current Blyvoor senior management not continuing to serve in Aurous Resources or the departure of one or more members of our senior management may have an adverse effect on our business, results of operations and financial condition. In addition, the loss of one or more members of the senior management team, coupled with any reduced attractiveness of the gold mining sector, could lead to the departures of other members of our management team. In addition, recruitment to replace any of the senior management team may incur significantly higher salary costs. Our inability to retain our senior management could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

We compete with mining and other companies for key human resources with critical skills and our inability to retain key personnel or sufficient “Historically Disadvantaged Persons” (HDPs) representation in management positions could have an adverse effect on our business.

Our ability to operate or expand effectively depends largely on the experience, skills and performance of our senior management team and technically skilled employees. However, the mining industry continues to experience a global shortage of qualified senior management and technically skilled employees. In particular, there is a shortage of appropriate management and technically skilled personnel in the South African gold mining industry. We may not be able to hire or retain appropriate senior management, technically skilled employees or other management personnel, or may have to pay higher levels of remuneration than we currently intend in order to do so. Additionally, in accordance with the employment equity HDP targets under the Mining Charter, 2018, we must ensure that there is sufficient HDP participation (including women and employees with disabilities) at the board and all other relevant management levels, and failure to do so could result in fines or the loss or suspension of our mining rights. If we are not able to hire and retain appropriate management and technically skilled personnel or are not able to obtain sufficient HDP representation at the board level and in management positions or if there are not sufficient succession plans in place, this could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are required to comply with sectoral targets to be set by the Minister of Employment and Labour as contemplated in the Employment Equity Amendment Act No. 4 of 2022 (“EEAA”) which has been signed into law and is awaiting a commencement date. Failing to do so may result in our being fined for non-compliance and not being issued with an EEAA certificate of compliance. The EEAA amends the existing Employment Equity Act, No. 55 of 1998 with new measures to promote diversity and equality in the workplace and also amended the definition of people with disabilities. On February 1, 2024, the Minister of Employment and Labour published the draft employment equity regulations, which contain the sectoral targets, for comment, the purpose of which is to ensure the equitable representation of people from designated groups (historically disadvantaged groups of people based on race, gender and disability) at all occupational levels in the workforce. Members of the public are invited to comment until May 2, 2024. The Minister has not yet published the final regulations. There can be no assurance as to the outcome of the final version of the final regulations and the contents of the final regulations could have a materially adverse effect on our business, financial condition and results of operations.

Risks associated with misclassification of independent contractors.

We utilize some independent contractors to conduct work within the mine. As a result, there is a possibility that independent contractors may be presumed to be our employees in terms of the Labour Relations Act, 1995 (“LRA”). The presumption of employment that is applicable to independent contractors is rebuttable. The deeming provisions under the LRA are only limited to those employees who earn below the earnings threshold which is determined by the Minister of Employment and Labour from time to time in terms of section 6(3) of the Basic Conditions of Employment Act, 1997 (“Earnings Threshold”). The Earnings Threshold is currently set at R254,371.67 per annum. A misclassification of independent contractors could increase our exposure to liabilities, particularly in respect of labor law and tax, which could in turn have a materially adverse effect on our business, financial condition and results of operations.

The use of contractors may expose us to delays or suspensions in mining activities and increased mining costs.

We use contractors at certain of our non-core operations at the mine and the processing plant as well as for other purposes. Contracting costs do not represent a significant proportion of the total operating costs of these operations.

Our operations could be disrupted, resulting in additional costs and liabilities, if the mining contractors have financial difficulties, if a dispute arises in renegotiating a contract, or if there is a delay in replacing an existing contractor and its operating equipment to meet business needs at expected cost levels. Increases in contract mining rates, in the absence of associated productivity increases, may also have an adverse impact on our business, results of operations and financial condition. In addition, restrictions on travel imposed by governments as a result of the outbreak of infectious diseases, a pandemic or other public health threat may prevent mining contractors and other employees from reaching our mining sites, which could have an adverse effect on the operations of those sites.

Contractor disputes can also arise after the termination of the contractual relationship.

In addition, our reduced control over those aspects of operations which are the responsibility of contractors, their failure to comply with applicable legal, human rights and regulatory requirements, or their inability to manage their workforce or provide high quality services or a high level of productivity may result in our incurrence of liability to third parties, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Artisanal and illegal mining may occur at our mines, which can disrupt our business, have adverse environmental, health, safety and security impacts, and expose us to liability.

Artisanal and illegal miners may lead to interference with our operations and result in conflict that presents a security threat to property and human life. Artisanal and illegal small-scale mining is associated with a number of negative impacts, including environmental degradation, flouting of land rights, poor safety practices, erosion of civil society, human rights abuse and funding of conflict. The environmental, social, safety and health impacts of artisanal mining are frequently attributed to formal mining activity, and it is often assumed that artisanally-mined gold is channeled through large-scale mining operators, even though artisanal and large-scale miners have distinct supply and distribution chains. These misconceptions impact negatively on the reputation of the industry.

The activities of the illegal miners, which include theft and shrinkage, could cause damage to our mines and surface water, pollution, disruptions to previously rehabilitated areas, underground fires, or personal injury or death, for which we could potentially be held responsible. Illegal mining could also result in the depletion of mineral reserves and resources, potentially making the future mining of such deposits uneconomical. The presence of illegal miners could lead to disputes regarding the operation and development activities, causing delays or stoppages. We incur substantial security costs in our operations and such costs may increase as a result of, or because of a perception of, illegal mining or other criminal activities in our properties. In addition, illegal mining could lead to an increase in the level of organization and funding of criminal activity around some of our operations.

Since our South African labor force has substantial trade union participation, we face the risk of disruption from labor disputes and new South African labor laws.

Labor costs are significant for us, constituting 43.0% of our production costs for the six months ended August 31, 2024 (six months ended August 31, 2023: 44.6%) and 45.0% of our production costs for fiscal 2024 (fiscal 2023: 45.3%). As of February 29, 2024, Aurous Gold provided full-time employment for 1,324 employees (of whom approximately 99% were members of trade unions or employee associations), while Gauta Tailings does not have any full-time employees. We have entered into various agreements regulating wages and working conditions at our mines, including a recent 30-month wage agreement with the BWU (the “BWU Wage Agreement”). There can be no assurance that any agreements with our workforce, including the BWU Wage Agreement, will remain in place or be performed as envisaged. Further, unreasonable wage demands could increase production costs to levels where our operations are no longer profitable. This could lead to accelerated mine closures and labor disruptions. We are also susceptible to strikes by workers from time to time, which could result in disruptions and/or closure to and closure of our mining operations.

In recent years, labor laws in South Africa have changed in ways that significantly affect our operations. In particular, laws that seek to stringently regulate the employment of foreign nationals and laws that impose large monetary penalties for non-compliance with the administrative and reporting requirements of affirmative action policies could result in significant costs to us. In addition, future South African legislation and regulations relating to labor may further increase our costs or alter our relationship with our employees. Labor cost increases could have a material adverse effect on our business, financial condition and results of operations.

Labor unrest could adversely affect our production.

During March 2022 to June 2022 there was strike action by staff at the Sibanye-Stillwater gold mines near us. Strike action and intimidation at mining operations near our operations could have an adverse impact on our business, financial condition and results of operations. On November 10, 11, and between 15 and 17, 2023, our employees embarked on an unprotected strike action, which resulted in materially decreased production levels over the period. On November 22, 2023, Blyvoor Gold Mine and BWU concluded a collective agreement that settled the dispute that gave rise to the strike, which concerned payment of incentives and a closed-shop agreement with the BWU. Following the conclusion of the collective agreement, no further strike action has occurred. The duration of this collective agreement is 12 months from November 22, 2023. We also recently concluded the BWU Wage Agreement, effective as of September 1, 2024. There can be no assurance that any agreements with our workforce will remain in place or be performed as envisaged, or that any future industrial action will be mitigated by virtue of these agreements. Our mining operations may be disrupted by social unrest, stay-aways, national shutdowns or strikes, including the risk of service delivery protests, sickness, or natural or man-made disasters at settlements in the vicinity of our operations. This may disrupt our business or may lead to greater social or regulatory impositions and, in turn, have a material adverse impact on our business, financial condition and results of operations.

The closure of adjacent mines could adversely affect our mining operations if appropriate preventative steps are not taken.

Our mining operations are adjacent to the mining operations of other companies. A closure of an adjacent mine can affect the operations of our mine if appropriate preventative steps are not taken. In particular, this could include the ingress of underground water when pumping operations at the closed mine are suspended, including pumping operations currently undertaken by Harmony Gold and CWC (as defined in the section “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings—History”). Flooding and potential decant in the future resulting from a failure in pumping and water-related infrastructure could pose an unpredicted event, which could result in financial liability for us. The long-term water management solution relies on a regional strategy co-created with neighboring and inter-connected mines.

Our business is dependent on our ability to modernize our operations.

Our business is increasingly dependent on our ability to modernize our operations, including operating models, IT systems and digital technology. Improvements to these systems are necessary for us to increase our resource to reserve conversion, reduce costs, decrease power consumption and reduce environmental impact, among other things.

Modernization of our operations require us to adopt new technologies, new organizational structures and new skills. It also requires us to manage our technology development and costs. Among other things, we may have to form partnerships with original equipment manufacturers over whom we do not have operational control. Implementation of new technologies and systems is capital intensive and there is no guarantee that the use of new technologies and systems will deliver the intended benefits. Initiatives to modernize our operations may cause operational disruptions, IT failures, safety system failures, increased costs, lower productivity and other challenges.

Our competitors are also undertaking modernization initiatives which may result in it becoming more difficult for us to compete if we fail to update our operations. Failure to modernize our operations may also make it more difficult for us to effectively convert resources to reserves, reduce costs, improve security measures and attract employees with critical skills. This may also have negative effects on our reputation. Any of the above could have a material adverse effect on our business, financial condition and results of operations.

Title to our properties may be subject to challenge.

Our operations are in South Africa where historic ownership of land is uncertain and where disputes may arise in relation to the right of ownership. Certain of our properties may be subject to the rights or the asserted rights of various community stakeholders.

Title to our properties may also be subject to challenge. Title insurance generally is not available, and title review does not necessarily preclude third parties from contesting the right to ownership. The precise area and location of our claims may be in doubt and concessions granted under various titles in a single area may turn out not to be perfectly contiguous, leaving title to areas between concessions open to challenge. Accordingly, our mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, and title may be affected by, among other things, undetected defects.

Our operations may be affected by an outbreak of infectious diseases, a pandemic or other public health issues.

An outbreak of infectious diseases, a pandemic or other public health threat, such as the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and results of operations. Our operations were affected by the COVID-19 pandemic, which caused serious illness or death of our employees and contractors. These effects were exacerbated by employees and contractors living in close quarters and working in close proximity to each other in an underground mine. In addition, particular underlying health conditions, including conditions which compromise the immune system, have worsened the outcomes among the individuals infected with COVID-19. Although COVID-19 vaccines have been administered globally, including in the regions where we operate, it is difficult to determine how effective these vaccines will be in the long run, particularly in relation to new variants.

The prevalence of HIV/AIDS in South Africa poses the risks of potentially reduced productivity and increased medical and other costs. This risk is compounded by concomitant infections that can accompany HIV/AIDS illness such as tuberculosis, particularly during the latter stages, and cause additional healthcare-related costs. If there is a significant increase in the incidence of HIV/AIDS infection and related diseases among the workforce, this may have a material adverse effect on our business, financial condition and results of operations.

Other tropical diseases pose significant health risks to our operations where such diseases may assume epidemic proportions because of ineffective national control programs. Malaria is a major cause of death in young children and pregnant women but also gives rise to deaths and absenteeism in adult men. Other conditions such as heart disease, alcohol or substances addiction, chronic diseases and obesity are also of increasing incidence and concern. Such diseases impair the health of workers and negatively affect productivity and profitability as a result of workers’ diminished focus or skill, absenteeism, treatment costs and allocated resources. Any current or future medical program may not be successful in preventing or reducing the infection rate among our employees or in affecting consequent illness or mortality rates. We may incur significant costs in addressing these issues in the future, which could also have a material adverse effect on our business, financial condition and results of operations.

The full extent to which infectious diseases, a pandemic or other public health issues will affect our operational and financial performance, whether directly or indirectly, will depend on future developments, which are highly uncertain and cannot be predicted. Any disruption to production or increased operational costs as a result of infectious diseases, a pandemic or other public health issues have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to various climate change-related physical risks which may adversely impact our production activities, mine sites and personnel and/or result in resource shortages or environmental damages.

Our operations are exposed to a number of physical risks resulting from climate change, such as changes in rainfall rates or patterns leading to increased water stress or floods, rising sea levels, higher temperatures, fires and severe weather events such as tropical cyclones. These events or conditions could disrupt our mining, transport and supply chain operations, mineral processing and environmental rehabilitation efforts, create resource or energy shortages, damage our property or equipment and increase on-site health and safety risks due to, for example, erosion and geotechnical instability.

In contrast, increasing water stress at some of our operations could, in the future, negatively impact our ability to successfully implement our environmental rehabilitation programs and/or to suppress dust from our operations. These events or conditions also could have adverse effects on our workforce and on the communities around its mines, such as an increased risk of food insecurity, drinking water scarcity, access to power and prevalence of disease.

Events or conditions that are catastrophic or are otherwise not adequately addressed by our adaptation and risk management strategies, could have an adverse effect on our production activities and assets, and have a material adverse effect on our business, financial condition and results of operations.

We have been, are currently, and may from time to time be involved in, legal, tax or regulatory proceedings or disputes and to heightened risk of claims against us.

We are from time to time involved as a party in litigation, arbitration, regulatory proceedings and other disputes. Litigation, arbitration, regulatory proceedings and other types of disputes involve inherent uncertainties and, as a result, we face risks associated with adverse judgments or outcomes in such cases. We are currently involved in legal proceedings related to Exotix Partners LLP (“Exotix”), under which we are subject to a claim of £3.14 million. As of February 29, 2024, we have not made any provisions in our financial statements with respect to such legal proceedings. Although we may ultimately prevail on the merits of any such dispute, we may incur significant costs defending our rights or lose certain rights or benefits, while litigation, arbitration, regulatory proceeding or other disputes are pending, or suffer negative publicity or reputational damage as a result of our involvement. There can be no assurance as to the outcome of any litigation, arbitration, regulatory proceeding or other dispute, and the adverse determination of material litigation could have a material adverse effect on our business, financial condition and results of operations.

Events may occur for which we are not insured or for which our insurance is inadequate. There can be no assurance that our insurance coverage will adequately satisfy all potential claims in the future.

We maintain insurance to protect against events which could have a significant adverse effect on our operations and profitability. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, damage and third-party claims arising from catastrophic events may exceed the limit of liability covered under these insurance policies. Furthermore, our insurance does not cover all potential risks associated with our business and may exclude certain parts of our business. For example, there are specific exclusions for third-party and public liability insurance cover with respect to certain of our tailings storage facilities. We may elect not to insure certain risks due to the high premia or for various other reasons, including an assessment that the risks are remote. Our insurance coverage also contains customary exclusions for acts of war and terrorism.

In order to reduce or maintain the cost of our insurance program, we may in some instances retain a portion of the financial loss associated with an insurable event. These financial losses could be significant and could have a material adverse effect on our business, financial condition and results of operations.

Insurance for certain risks in particular, such as loss of title to mineral property, political risks in certain jurisdictions, environmental pollution, or other hazards resulting from exploration and production, is not generally available to mining companies on acceptable terms. The availability and cost of insurance coverage can vary considerably from year to year as a result of events beyond our control or as a result of previous claims. This can result in higher premia and periodically being unable to maintain the levels or types of insurance we typically carry.

The failure to obtain adequate insurance could impair our ability to continue to operate in the normal course of our business. This could have a material adverse effect on our business, financial condition and results of operations.

Blyvoor has identified material weaknesses in its internal control over financial reporting and Aurous Resources may be unable to remediate these material weaknesses or may identify additional material weaknesses in the future and, for these reasons, may fail to maintain effective internal control over financial reporting, which in turn may result in material misstatements of the consolidated financial statements, Aurous Resources’ ability to comply with applicable regulations and a loss of investor confidence in Aurous Resources.

As a privately held company, Blyvoor has not been required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal controls over financial reporting. As a public company, however, Aurous Resources and its management will be required to establish and maintain internal control over financial reporting. As a public company, Aurous Resources will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase Aurous Resources’ legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on Aurous Resources’ personnel, systems, and resources.

In connection with the audit of Aurous Gold’s consolidated financial statements as of and for fiscal 2023 and fiscal 2024 and Gauta Tailings’ financial statements as of and for fiscal 2023 and fiscal 2024, Blyvoor and its auditors identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

In this regard, Blyvoor and its auditors identified:

A.	a factual misstatement in Aurous Gold’s consolidated statements of profit or loss and other comprehensive income or loss for fiscal 2023 and fiscal 2024, whereby Aurous Gold believes that the classification related to the depreciation of assets used in the gold production process amounting to R79,098,184 in fiscal 2024 and R79,284,529 in fiscal 2023 was improperly classified as “other operating expenses.” In both cases, the proper classification of such expenses should have been as “cost of sales” to reflect all costs necessary to generate revenue. This material weakness was primarily due to limited inhouse accounting and financial reporting personnel at Blyvoor. Aurous Gold’s financial statements as of and for fiscal 2024 and 2023 included elsewhere in this proxy statement/prospectus were subsequently amended to rectify these errors and note 39 added thereto;

B.	a factual misstatement in Aurous Gold’s statement of financial position as of February 29, 2024, whereby Aurous Gold believes that the classification related to the non-current portion of its amounts received in advance under the Sandstorm Stream Agreement and the Orion Fund II Prepayment under Trident Offtake Agreement amounting to R542,015,820 as of February 29, 2024 and R570,667,004 as of February 28, 2024 was improperly classified as “current liabilities” (reflected in “trade and other payables.”) Instead, the proper classification of such amounts received in advance should have been as “non-current liabilities”. This misstatement, which qualifies as a material weakness, was previously identified by the financial reporting personnel at Blyvoor, who were advised to use the former improper classification. Note 41 was added to Aurous Gold’s financial statements as of and for fiscal 2024 and 2023 included elsewhere in this proxy statement/prospectus to rectify this error;

C.	issues related to internal controls over information technology relating to substantially all of the information systems used by Blyvoor (e.g., Sage Pastel Payroll, Paypal, Sage Pastel Partner, Sage Intacct, Xtime, etc.) to support Blyvoor’s financial reporting were not sufficient to prevent or detect a material error arising from program change management or user access and created segregations of duties risks, which in the aggregate constitute a material weakness. Specifically, concerns that led to identifying a material weakness were the following: (i) lack of periodic user access rights reviews; (ii) inadequate password configurations; (iii) lack of periodic data backup restoration testing; (iv) lack of network security management controls; and (iv) lack of data conversion controls. This material weakness was primarily due to historically insufficient investment in information technology systems and hardware related to financial reporting at Blyvoor; and

D.	several internal control deficiencies, which in the aggregate constitute a material weakness, related to the financial reporting of Blyvoor with respect to various internal processes including, among others, journal entry review, certain monthly reconciliations, technical accounting positions from external experts prior to the issuance of the financial statements, approval of environmental rehabilitation provision calculations, review of significant material variances, review of the financial statement package by financial manager and CFO and review of the CFO for related parties transactions. This material weakness was primarily due to limited availability of suitably qualified internal resources to assist the Blyvoor financial division on a full-time basis.

The management of Blyvoor intends to implement a remediation plan for these material weaknesses, including, among other things: (a) hiring additional inhouse accounting and financial reporting personnel, with specialized expertise, to ensure that financial statement presentation is complete and accurate and to identify and address emerging risks, which is expected to occur following the completion of the Business Combination; (b) conducting an internal investigation to optimize the configuration of hardware used by the company; and (c) selecting a different third-party provider with expertise in internal controls over the information systems used by the company. This remediation plan is very recent, and management has not had sufficient time to evaluate and validate it. There can be no assurance that senior financial and accounting personnel that will lead these activities at Blyvoor, or Aurous Resources after it becomes a public company, will have the requisite skills or the ability to sustain and ensure the remediation of the identified material weaknesses, nor that there are no other material weaknesses in Blyvoor’s, nor that there will not be any in Aurous Resources’, internal control over financial reporting that management has to date failed to identify or foresee or that management will be able to prevent the development of new material weaknesses.

To comply with the requirements of being a public company, other than remediating the material weaknesses identified above, Aurous Resources may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Blyvoor as a privately-held company. We anticipate that we will continue to expend significant resources, including accounting-related costs and significant management oversight. Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business.

We cannot assure you that these measures will significantly improve our disclosure controls and procedures and internal control over financial reporting or that identified material weaknesses will be remediated. The implementation of these measures will be in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully ensure an effective system of disclosure controls and procedures and internal control over financial reporting is uncertain. There can be no assurance that we will be able to meet our filing obligations in a timely manner and maintain continued compliance with Nasdaq’s listing rules. Failure to comply with applicable laws or regulations, as interpreted and applied, or our reporting obligations with the SEC, could have a material adverse effect on our reputation, the price of Aurous Resources Ordinary Shares and our business and results of operations.

Our controls may be inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to remediate, develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations or, if applicable, independent registered public accounting firm audits of our internal control over financial reporting. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in us, which would likely have a negative effect on the trading price of Aurous Resources Ordinary Shares, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Our inability to protect our intellectual property rights could have a material adverse effect on our business, financial conditions and results of operations.

We do not currently develop any material intellectual property, own or rely on any material intellectual property for the operations of our business. However, we own a few registered intellectual property assets (namely applications for the RANDLORD marks that are not used in our operations and the internet domain names www.blyvoorgold.com and www.aurousresources.com), and may rely on, trademark, trade dress, domain name, copyright, trade secret and patent laws, as well as work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships, to protect any intellectual property rights that may be created on our behalf by such persons. We cannot guarantee that we have, or in the future will, enter into such agreements with each party that has or may have had access to any trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, dilution, misappropriation or other violations of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information, thus resulting in the impairment or destruction of the value of our intellectual property. Moreover, various other events outside of our control could pose a threat to our intellectual property rights. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in the jurisdiction in which we seek protection. Also, our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. We could become party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant impact on our business, financial condition or operating results. We could receive claims from third parties that allege that we have infringed, diluted, misappropriated or otherwise violated their intellectual property rights. There can be no assurance our intellectual property rights, or efforts to protect the same, will be sufficient to protect against others infringing, diluting, misappropriating or otherwise violating such intellectual property rights or protect against others alleging that allege that we have infringed, diluted, misappropriated or otherwise violated their intellectual property rights.

Risks Related to South Africa

Political or economic instability in South Africa may reduce our production and profitability.

All of our operations are currently in South Africa. Our operations are situated in close proximity to urban areas where most of the communities that live near our facilities are in the grip of poverty and experience socioeconomic stress. As a result, political and economic risks relating to South Africa, which have been escalating over the last few years, could have a significant effect on our production and profitability. Large parts of the South African population are unemployed and do not have access to adequate education, health care, housing and other services, including water and electricity. Government policies aimed at alleviating and redressing the disadvantages suffered by most citizens under previous governments may increase our costs and reduce our profitability. Crime levels in recent years in South Africa have increased which expose the business to an increase in frequency and severity of security issues that may disrupt business operations. These problems may impede foreign direct investment into South Africa and increase emigration of skilled workers and as a result, we may have difficulties retaining qualified employees.

The sustained high unemployment rate of 32.6% for 2023 amongst the youth, rising inequality and increased lawlessness has increased the risk of social unrest, such as protests and conflict, in our surrounding communities. Continuous lack of service delivery, political instability and slow reformative action being taken by all spheres of the South African government, specifically, in combating unemployment particularly in the youth of the country adds to a sense of frustration that may increase the potential of violent strikes that could cause damage to property, harm to people and disrupt operations. This frustration was a contributing factor that led to social unrest, people committing crimes, vandalizing property, and damaging infrastructure during 2023. A prolonged economic downturn could result in an extended period of high unemployment, further exacerbating anti-mining sentiments in South Africa. Poor service delivery by local government has caused communities to shift expectations to the private sector to provide essential services and for increased support and assistance. Poverty and high levels of unemployment have led to demands to participate in, and benefit from, the economic activities of our business. Failure to recognize these could result in miscommunication, misaligned expectations and loss of trust that in turn could threaten our social license to operate.

The African National Congress (“ANC”) has consistently been the ruling party of South Africa since 1994. In the recent national and provincial government elections, which took place on May 29, 2024, the ANC dropped below 50% of the vote for the first time at a national level and in key provinces such as Gauteng and KwaZulu-Natal.

This has resulted in the formation of a coalition “Government of National Unity” at the national level and in certain provinces like KwaZulu-Natal and Gauteng. Although the coalition includes South Africa’s two largest parties, the ANC and the Democratic Alliance, there are ideological differences between the two parties and it remains uncertain as to how effectively these coalition governments will function going forward. The risks associated with these political structures are, among other things, delays in government’s decision-making, policy uncertainty, governmental instability and civil unrest, all of which have a negative impact on investor confidence and our customers and suppliers, which in turn may have a materially adverse effect on our business, financial condition, results of operations, and prospects.

Organized crime activities may target gold in our plants.

In October 2019, a number of companies in South Africa were subject to armed attacks targeting the gold in the plants or high-grade gold bearing material. These incidents were well organized and in all the incidents the thieves were armed. In some of the incidents, employees of companies were also held hostage until the targeted material was obtained. In the 2019 incident, a security officer was fatally injured.

Any such incidents may occur at our mines and result in losses of gold or life or other damage which could have a material adverse effect on our business, financial condition and results of operations.

Theft at our sites, particularly of copper and pipelines, may result in greater risks to employees or interruptions in production.

Price increases for copper and steel have resulted in theft of copper cables and pipelines. Our operations experience high incidents of copper cable theft and pipelines despite the implementation of enhanced security measures which have increased our security spend. Such incidences may result in serious injuries of our security personnel. In addition to the general risk to employees’ lives in an area where theft occurs, we may suffer production losses and incur additional costs as a result of power interruptions caused by cable theft and theft of bolts used for the pipeline.

Power stoppages or shortages may disrupt or halt our operations and the cost of power may increase.

Our mining operations are dependent on electrical power supplied by Eskom, South Africa’s state-owned utility company and the sole supplier of our electricity. Electricity makes up approximately 10% to 12% of our operating costs. Eskom has become incapable of satisfying the energy requirements of the South African economy and is applying a system of power rationing or load shedding to prevent a complete collapse of the national electricity grid. Eskom’s inability to fully meet South African power demands has led, and may continue to lead, to further load shedding, load curtailment, rolling blackouts and possibly a total blackout due to a collapse of the grid. There is no assurance that Eskom’s efforts to protect the national electricity grid will prevent a partial or complete national blackout, which would have a material adverse effect on our business, financial condition and results of operations. It is owed billions of rands by local municipalities and has also suffered damage to its supply grid through incessant cable theft. This poses a threat to our ability to maintain the requisite volume throughput to deliver on our business plan, while the steps we are required to take to curtail load during load shedding, like intermittently switching off our mills, also affect recovery efficiencies. The private sector has responded by accelerating private production of renewable power, with an estimated 2GW of installed ‘roof-top’ capacity in place. The South African government’s own measures are lagging, however, and it has been slow to administer the freeing up of power generation on a larger scale. Although load-shedding was significantly reduced in the weeks leading up to the May 29, 2024 elections, there is no guarantee that this will continue to be the case going forward, and there remains a significant risk that load-shedding may continue or even rise further, particularly in the winter months.

National Energy Regulator of South Africa (“NERSA”) approved Eskom annual tariff increases of 12.74% effective April 1, 2024, significantly above the South African CPI (source: National Energy Regulator of South Africa, February 20, 2024). These increases have had an adverse effect on our production costs and similar or higher future increases could have a material adverse effect on our business, financial condition and results of operations.

The security of future power supply as well as the cost thereof remains a risk and may have major implications for our operations, which may result in significant production losses.

In 2019, the President of South Africa announced the vertical unbundling of Eskom to improve efficiencies and have an independent grid operator and open competition for energy generation at lower cost to the consumer. While full state ownership of the power grid and existing Eskom infrastructure will be maintained, the unbundling is expected to result in the separation of Eskom’s generation, transmission and distribution functions into separate entities, which may require legislative and/or policy reform. The unbundling is still ongoing; however, it is expected to be completed by 2024 in respect of the generation and distribution functions. The exact timing and effect of the vertical unbundling is unknown but it may result in tariff increases, price instability or poor reliability in the supply of electricity. Poor reliability of the supply of electricity and instability in prices through the unbundling process is expected to continue. Eskom’s coal fired power plants have not performed well for a number of years, with national rotational power cuts (load shedding) having been implemented intermittently through the last number of fiscal years. Should we experience further power tariff increases, this could have a material adverse effect on our business, financial condition and results of operations.

To manage any future power disruptions, we have entered into an agreement with a third party for the establishment of up to 40 MW of solar power production on Blyvoor Gold Mine land by Decentral Energy Managers (Pty) Ltd and are also implementing the supply of emergency diesel generation power. However, these measures may prove costly, and we will continue to be subject to risks relating to Eskom until these measures are operational; further, there can be no assurance that these measures will successfully mitigate risks relating to Eskom, which could in turn adversely affect our business, financial condition and results of operations.

Risks Related to Climate Change

Extreme weather may interrupt production and our supply chain.

As a result of climate change, our operations are exposed to severe weather events that have in the past and could in the future interrupt production and our supply chain. Major property, infrastructure and/or environmental damage as well as loss of human life could be caused by extreme weather events such as droughts, extreme rainfall and high wind volumes which are all on the increase in terms of frequency, duration and intensity. Specifically, we have experienced an increase in intensity of events, such as thunderstorms. It is believed that the long-term upward trend in global temperature is directly correlated with the increase in global severe weather events both in terms of magnitude and frequency. For example, dry weather conditions have prompted water restrictions on residential water users in the Johannesburg area. In the cases where municipal water is used, these restrictions can result in reclamation sites not being able to transfer material to the processing plants and also the processing plants not being able to operate at full capacity. Severe thunderstorms and high winds, especially during the summer rainy season, may also cause damage to operational infrastructure that may in turn cause an interruption in the production of gold. Such incidents and other weather events may cause damage to infrastructure, particularly to the tailings facilities, and may result in water shortages which can impact our operations and cause the interruption of gold production and tailings deposition until the damage is repaired or alternative infrastructure is put in place.

The occurrence of these risks and events may result in adverse effects on our workforce, production interruptions, increased operational costs associated with mitigations measures and power and supply chain disruptions, project delays and increased production pricing. All of this may result in a material adverse effect on our business, financial condition and results of operations.

Scarcity of water may restrict our operations.

South Africa is a relatively dry area and dry conditions are expected to worsen. South Africa faces water shortages, which may lead to the revision of water usage strategies by several sectors in the South African economy, including electricity generation and municipalities. This may result in rationing of water or increased water costs. Such changes would adversely affect our surface retreatment operations, which use water to transport the reclaimed tailings from the tailings facilities to the processing plant and to the re-deposition tailings facilities. In addition, as our gold plants and piping infrastructure were designed to carry certain minimum throughputs, any reductions in the volumes of available water may require us to adjust production at these operations.

Adapting or transitioning to climate change measures may increase our operating costs.

We are also exposed to a growing number of critical drivers of change and expectations relating to climate change. This includes new national and international regulations, increased public concerns as well as pressure from lobby groups, regulators and investors for companies to address and report on the impact of climate change risks in a meaningful manner.

The need to adapt or transition in response to climate change, including complying with new regulations and responding to increased stakeholder expectations, could result in increased compliance and operating costs as well as adverse impacts on production costs and capacity. Failure to adopt measures in the face of transition risks may also negatively impact the business and could lead to reduced investor confidence.

Risks Related to Government Regulation

Government policies in South Africa may adversely affect our operations and profits.

The mining industry in South Africa is extensively regulated through legislation and regulations issued through the government’s administrative bodies. These involve directives relating to health and safety, water usage, the mining and exploration of minerals and managing the impact of mining operations on the environment. A variety of permits and authorities are required to mine lawfully, and the government enforces its regulations through the various government departments. Lack of communication between the government and regulators as well as ineffective regulators remains an issue that may increase the cost of compliance and obtaining permits. The formulation or implementation of government policies may be discretionary and unpredictable on certain issues, including changes in conditions for the issuance of licenses insofar as social and labor plans are concerned, transformation of the workplace, laws relating to mineral rights, ownership of mining assets and the rights to prospect and mine, additional taxes on the mining industry and in extreme cases, nationalization. A change in regulatory or government policies may result in increased project costs and potential delays and could have a material adverse effect on our business, financial condition and results of operations.

Our mining royalties costs may increase as a result of tax reforms.

The Mineral and Petroleum Resources Royalty Act, No.28 of 2008 (the “Royalty Act”) imposes a royalty on the transfer of refined and unrefined mineral extracted from within South Africa payable to the South African government unless a relevant exemption applies. Any holder of an exploration, prospecting, or mining right (or a lease or sublease in respect of such a right) or any other person who has recovered a mineral resource in South Africa must register in terms of the Mineral and Petroleum Resources Royalty Act (Administration), No.29 of 2008 and must render the prescribed returns as concerns the royalty imposed by the Royalty Act.

Royalties imposed differ between refined minerals and unrefined minerals but in both instances are based on a percentage of gross sales, derived from a pre-determined formula measuring the ratio of earnings before interest and taxes (“EBIT”) and gross sales in respect of the minerals multiplied by a pre-determined number. EBIT and gross sales are defined in the Royalty Act. Refined minerals attract a maximum royalty of 5% of the gross sales of the extractor and a minimum of 0.5% of gross sales if the EBIT is negative. A maximum royalty of 7% of gross sales is applicable in respect of unrefined minerals, with a minimum of 0.5% of gross sales where the EBIT is negative. Royalties are payable half yearly, payable in the year in which the underlying transfer is made, with an optional top-up payment to occur within six months after the end of the fiscal year. An annual return is due 12 months after the end of the fiscal year. Introduction of further revenue-based royalties or any adverse future tax reforms could have an adverse effect on our business, operating results and financial condition.

The South African Minister of Finance appointed the Davis Tax Committee to investigate and review the current mining tax regime. The committee’s first interim report on mining, which was released for public comment on August 13, 2015, proposed no changes to the royalty regime but recommended the discontinuation of the upfront capital expenditure write-off regime in favor of an accelerated capital expenditure depreciation regime. In addition, the report recommended retaining the so called “gold formula” for existing gold mines only, as new gold mines would be unlikely to be established in circumstances where profits are marginal or where gold mines would conduct mining of the type intended to be encouraged by the formula. The committee also recommended the phasing out of additional capital allowances available to gold mines in order to bring the gold mining corporate income tax regime in line with the tax system applicable to all taxpayers. In November 2017, following a period of public comment, the Davis Tax Committee issued its final report which largely reaffirmed its initial recommendations. The National Treasury will continue to consider the Davis Tax Committee’s final recommendations. It is not clear at this stage which, if any, of the recommendations will be adopted as legislation in the future. Any adverse future tax reforms could have an adverse effect on our business, operating results and financial condition.

Failure to comply with the requirements of the Broad Based Socio-Economic Empowerment Charter 2018 could have an adverse effect on our business, operating results and financial condition of our operations.

On September 27, 2018, the Broad-Based Socio-Economic Empowerment Charter for the Mining and Minerals Industry, 2018 (“Mining Charter 2018”) was published in Government Gazette No. 41934 of Government Notice No. 639 on September 27, 2018 and came into effect on the same day. Mining Charter 2018 requires, inter alia, an enduring 30% Black Economic Empowerment (“BEE”) interest in respect of new mining rights. It also has extensive provisions in respect of Historically Disadvantaged Persons (“HDP”) representation at the board level and in management positions, as well as provisions relating to local procurement of goods and services. The procurement target of the total spend on services from South African companies has been pegged at 80% (up from 70% in Mining Charter III) and 60% of the aggregate spend thereof must be apportioned to BEE entrepreneurs.

In March 2019, the Mineral Council of South Africa brought an application in the High Court, Pretoria for a judicial review and setting aside of certain provisions in Mining Charter 2018.

On September 21, 2021, the High Court of South Africa ruled that the Mining Charter 2018 is not binding subordinate legislation but an instrument of policy. This ruling affirmed that the Minerals Minister was not entitled to make law through the Mining Charter 2018 to require 30% HDP ownership for the renewal of existing mining rights. In addition, the court set aside a number of specific clauses of the Mining Charter, 2018, including the procurement targets. The Minerals Minister confirmed that they will not appeal the ruling as they are looking to amend the underlying law and policy.

We may be required to increase participation by HDP in senior positions and allocate additional resources for the development of the mine community, human resources, sustainability, procurement and enterprise. We may also be required to make further adjustment to the ownership structure of its South African mining assets, including increasing the ownership of HDP, in order to meet the Mining Charter 2018 requirements. Any such additional measures could have a material adverse effect on our business, financial condition and results of operations.

In addition, if we are unable to obtain sufficient representation of HDP at the board level and in management positions or if there are not sufficient succession plans in place, this could result in the imposition of fines and a negative effect on production levels. The mining industry continues to experience a global shortage of qualified senior management and technically skilled employees. We may be unable to hire or retain appropriate senior management, technically skilled employees or other management personnel, or may have to pay higher levels of remuneration than it currently intends in order to do so.

Also, there is no guarantee that any steps we have already taken or might take in the future will ensure the retention of our existing mining rights, the successful renewal of our existing mining rights, the granting of applications for new mining rights or that the terms of renewals of its mining rights would not be significantly less favorable than the terms of our current mining rights. Any further adjustment to the ownership structure of our South African mining assets in order to meet the above-mentioned requirements could have a material adverse effect on the value of our securities.

Government policies in South Africa may adversely affect our operations and profits related to financial provisioning for rehabilitation.

FPR were published on November 20, 2015, under the NEMA. Since then, various iterations of draft FPR have been published. On July 11, 2022, the Minister of Environment published the fourth draft of the FPR meant to replace the 2015 FPR. One of the notable provisions is that no holder may withdraw funds or allow funds to be withdrawn, unless, inter alia, the withdrawal application is made within the 10-year period immediately preceding the scheduled final closure of operations. The draft 2022 FPR remains in draft form.

The 2015 FPR includes transitional provisions under which existing holders of mining rights were provided with various extensions within which to comply with the 2015 FPR. The latest extension was published on February 1, 2024. In terms of this extension, the Minerals Minister has amended regulation 17B to provide that the transitional period will continue to apply until the Minerals Minister publishes a date by when all holders are required to comply with the 2015 FPR.

The adoption of the amended FPR may result in increased compliance costs and could have a material adverse effect on our business, financial condition and results of operations.

The implementation of Carbon Tax Act that became effective on June 1, 2019 may have a direct or indirect material adverse effect on our business, operating results and financial condition.

Energy is a significant input and cost to our mining operations. Our principal energy sources are electricity and purchased petroleum products.

The Carbon Tax Act No 15 of 2019 (the “Carbon Tax Act”) came into effect on June 1, 2019 and introduced a carbon tax on identified affected sectors on the basis of their greenhouse gas emission concentrations as a controlled climate change mitigation measure.

Carbon tax has been introduced in a phased manner, with the first phase initially running until December 31, 2022, and since then extended by three years for the period January 1, 2023 to December 31, 2025. The carbon tax rate for the current tax period January 1, 2024 to December 31, 2024 is R190 per tonne of CO2 emissions. The carbon tax rates will increase to R236 (2025 tax period), R308 (2026 tax period), R347 (2027 tax period), R385 (2028 tax period), R424 (2029 tax period) and R462 (2030 tax period). Thereafter, the Minister of Finance will announce any increases in the carbon tax rates in the national annual budget.

On April 25, 2024, the South African National Council of Provinces approved the Climate Change Bill (B92022) (the “Climate Change Bill”), which introduced the concept of a “carbon budget” for each person. The National Treasury has announced that a higher rate of carbon tax at R640 per ton of CO2 emissions will apply to emissions which exceed an allocated carbon budget. If the Climate Change Bill is enacted, this will further affect the carbon tax regime.

The carbon tax regime includes several tax-free allowances that effectively reduce the carbon tax rate, including a basic tax-free allowance of 60%. However, in the 2022 Budget, the South African government proposed a gradual reduction of this basic tax-free allowance for carbon tax from January 1, 2026 to December 31, 2030. Future proposals for the second phase of the carbon tax will be published for public comment later in 2024. If the proposals are accepted, this will increase the effective rate of carbon tax.

The Carbon Offset Regulations issued under section 19 of the Carbon Tax Act, which took effect on June 1, 2019, provide a material mechanism permitting companies to reduce their carbon tax liability (between 5% to 10% of their total greenhouse gas emissions) through investment in a carbon offset program. Regulations detailing the tax-free emission allowances during the second phase have not been published to date. While we have not incurred any carbon tax liability to date, the tax-free emission allowances may be significantly reduced or the scope of implementation of the Carbon Tax Act may be significantly increased in the second phase of implementation of the Carbon Tax. In addition, the potential increases in costs resulting from suppliers passing through their Carbon Tax exposure to us may have a material adverse effect on our business, financial condition and results of operations.

The impact of carbon tax on us is both direct (where we may have a carbon tax liability in the future) and indirect (where suppliers to us are subject to carbon tax and increase the prices of their goods due to the carbon tax). Our principal energy sources include electricity where the electricity generator is subject to carbon tax. As part of the South African government’s electricity price neutrality commitment, at present, electricity producers can deduct certain amounts from their carbon tax liability. Thus, electricity producers, such as our supplier Eskom do not have any carbon tax liability and the carbon tax has not had an impact on the price of electricity thus far. As a result of the extension of the first phase to December 31, 2025, the electricity price neutrality commitment will also be extended until December 31, 2025. However, following the review of the carbon tax at the end of the first phase it is possible that these arrangements may change, and we may be further impacted by the carbon tax. This may increase the price of electricity and, in turn, our electricity costs and the price of goods and services sold to us by suppliers.

The Customs and Excise Act No. 91 of 1964 imposes a carbon levy on stationary and non-stationary mobile emissions resulting from the use of liquid fuels: mostly petrol and diesel, through a carbon fuel levy which, along with the general fuel levy, comprise the fuel levy. The fuel levy is a tax levied directly on manufacturers and importers of petroleum products, although consumers of petroleum products indirectly carry the economic cost of these levies via increases to the fuel price. The carbon fuel levy is excluded from the diesel refund regime. We use gasoline and diesel fuel for site vehicles. We are also implementing the supply of emergency diesel generation power for electricity. We will not be able to claim a refund on the carbon fuel levy on diesel specifically.

There can be no assurance that we will be able to meet our voluntary targets relating to greenhouse gas emissions or comply with targets that may be imposed on the mining industry by external regulators. Furthermore, a potential change in regulations in this area, such as the imposition of stricter limits than those currently contemplated, could have a material adverse effect on business, financial condition, results of operations and prospects.

The cost of occupational health care services and the potential liabilities related to occupational health diseases may increase in the future and may be substantial.

Our operations are subject to health and safety regulations which could impose significant cost burdens. In South Africa, the MHSA imposes various duties on mines and grants the authorities broad powers to, among others, close mines which are unsafe or hazardous to the health of persons and order corrective action on health and safety matters.

There is a risk that the cost of providing health services, complying with applicable regulations, including the Compensation for Occupational Injuries and Diseases Act, 130 of 1993 (“COIDA”), and the Occupational Diseases in Mines and Works Act, 78 of 1973 (“ODMWA”), and implementing various programs could increase in future, depending on changes to underlying legislation, legal claims and the profile of our employees. This increased cost, should it transpire, could be substantial, but is currently indeterminate.

The tax rate at which our income from gold mining is taxed for corporate income tax purposes may increase as a result of the application of the “gold mining tax formula.”

Non-mining income, as well as mining income not derived from gold mining is taxed at the flat statutory corporate tax rate of 27%. Taxable income derived from the mining for gold on any gold mine is subject to a tax rate determined in terms of the formula y = 33 – (165/x) (the “gold mining tax formula”), where (i) y is the rate of tax to be applied and (ii) x is the ratio, expressed as a percentage, which the taxable income derived from gold mining (excluding taxable income determined to be attributable to the disposal of certain assets, but before the set-off of any assessed loss) bears to the total income from gold mining (with the said exclusion).

The result of the gold mining tax formula is thus affected by the profitability of the gold mine such that gold mines with marginal profitability are subject to tax rates on their gold mining income which are lower than the normal corporate tax rate, or no tax at all, while more profitable gold mines are subject to a tax rate greater than the normal corporate tax rate.

Increases in the profitability of our operations may thus be offset by income taxes being levied at a progressively higher rate and increases in our after-tax profitability ratios may be muted as a result of the application of the gold mining tax formula. This could have a material adverse effect on our business, financial condition and results of operations.

Assessment of unredeemed capital expenditure by the South African Revenue Service could increase our mining income tax.

The South African Revenue Service (“SARS”) assesses capital expenditure connected with mining operations on an ongoing basis as part of tax audits or verifications. A different interpretation by SARS coupled with a successful challenge could result in increased income tax and could potentially result in payments to SARS of substantial amounts relating to taxes, interest, fines or penalties.

Assessed loss utilization rules could have an adverse effect on our financial results.

The assessed loss carry-forward and utilization rules are regulated by section 20 of the Income Tax Act No 58 of 1962 (the “ITA”). The preceding year’s balance of assessed loss is brought forward to the current year of assessment to be applied, either in part or in full, in reduction of the current year’s taxable income (if any).

In determining the taxable income of the current year, companies are permitted to utilize so much of the balance of assessed loss brought forward, by setting this off against taxable income, as does not exceed the higher of R1 million and 80% of the amount of taxable income determined for the current year (before taking into account such balance of assessed loss and any deductions of capital expenditure). The unutilized balance of assessed loss will be carried forward to the following year of assessment. There is no time limit placed on the carry-forward of the balance of assessed loss provided a trade is carried on.

Accordingly, despite the existence of a balance of assessed loss, a cash outflow as concerns income tax may potentially occur in certain years and this may have a material adverse effect on our business, financial condition and results of operations.

Tax regulations and challenges by tax authorities could have a material adverse effect on us and we may be subject to challenges by tax authorities.

Changes in tax laws could result in higher tax-related expenses and payments. Legislative changes could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. Additionally, the uncertain tax environment in which we operate may limit our ability to successfully challenge adverse determination by local tax authorities. SARS performs tax audits or verifications on a regular basis, and SARS could challenge tax positions taken by Aurous Resources. The South African tax rules are complex, and certain of these rules could be interpreted in more than one way, which could affect our effective tax rate. Future interpretations or developments of tax regimes or a higher than anticipated effective tax rate could have a material adverse effect on our tax liability, return on investments and business operations.

Further, in developing internal control systems and processes with respect to financial and tax reporting, we are reviewing the production of tax account balances and their related disclosures, as well as past tax positions taken. Tax positions are inherently uncertain and depend on management judgement and estimates, as well as effective internal controls, on which material weaknesses have been identified and which may not always prove to be correct or complete and could expose us to tax liability. We may seek to modify certain historic tax positions taken, including by working in conjunction with relevant tax authorities, where we believe this may result in reducing our tax risk profile. There is, however, no guarantee that any such actions will indeed reduce our tax risk profile or the likelihood of future challenges from tax authorities. The tax authorities in jurisdictions in which we operate may disagree with and challenge our assessment of the transactions, tax position, deductions, exemptions, tax residency, application of tax treaties or the content of these, or other matters. If we are unsuccessful in responding to any such challenge from a tax authority, we may be required to pay additional taxes, interest, fines or penalties, we may be subject to taxes for the same business in more than one jurisdiction or may also be subject to higher tax rates, withholding taxes or other taxes. A successful challenge could potentially result in payments to the relevant tax authority of substantial amounts.

Even if we are successful in responding to challenges by taxing authorities, responding to such challenges may be expensive, consume time and other resources, or divert management’s time and focus from our operations or businesses. Therefore, a challenge to our tax position or status or transactions, even if unsuccessful, may have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to water use and other licenses, which could impose significant costs in South Africa.

Under the NWA a person may only undertake a “water use” subject to a water use license (and the conditions contained therein) issued under the NWA, a general authorization issued by the Minister of Water and Sanitation or in terms of a prior existing water use, such as a water permit issued under the NWA’s predecessor, Water Act, 54 of 1954 (“Water Act”). Persons undertaking water use under a general authorization or prior existing water use are required to register this use with the Department of Water and Sanitation (“DWS”) and are required to comply with the conditions contained in the published general authorization or any conditions contained in any prior existing water use (to the extent there are any).

Use of water for our operations is predominantly regulated under the water use license issued pursuant to the NWA. To ensure our operations are carried out in accordance with current best practice and water quality standards, we obtained on May 14, 2024 a new water use license under No. 10/C23E/GJACEFGI/14399 covering all of our existing water uses (“WUL”). The WUL is valid for a period of 20 years from its issuance. If our water use license is revoked, this may result in a disruption of our operations as water uses cannot be undertaken without a valid authorization under South African law.

Our WUL is valid for a period of 20 years from its issuance and pursuant to its terms we may need to implement alternative water management measures that may require significant cost implication for our business. We intend to work collaboratively with the regional departments and catchment management agencies (which are aimed at decentralizing water management and facilitating inclusive stewardship of water resources) to reach a sustainable outcome for both us and the water resource/environment.

Failing to comply with the conditions of a water use license may result in the competent authority issuing a compliance notice or directive to us instructing us to take measures to correct the non-compliance and, in some instances, to cease operations pending the resolution of the non-compliance. In addition, failing to comply with a water use license is an offense that may result in prosecution. If we are successfully prosecuted, the court may impose fines, damages, director and employee liability and imprisonment. The DWS published the National Water Amendment Bill in Government Gazette 49733 on November 17, 2023 under General Notice 4097. This bill proposes amending section 151(2) of the NWA to increase the fines for specified offenses to a fine not exceeding R10 million or to imprisonment not exceeding ten years, or to both such fine and imprisonment.

In addition to the licensing requirements mentioned above, the NWA imposes a duty of care on us to take reasonable measures to prevent pollution or contamination of water resources. The nature and extent of the reasonable measures will depend on the circumstances of each case. If we fail to implement the measures required of it, a directive may be issued by the competent authority instructing us to implement certain measures within a prescribed period. Failing to comply with a directive is an offense and may result in prosecution and the penalties contemplated above. In addition, the competent authority could implement the necessary measures using its own methods and resources, and thereafter recoup the costs from us.

Any such environmental levy could have a material adverse effect on our business, operating results and financial condition. In addition, the occurrence of acid mine drainage (“AMD”) at any of our mines could affect our ability to comply with our water use license requirements.

Obligations in respect of the pumping and treatment of extraneous water must also be addressed in connection with our final closure plans for each of our operations and we are responsible for these liabilities until a closure certificate is issued pursuant to the MPRDA and possibly thereafter under the NEMA.

In addition to the water use license and water related obligations above, the Blyvoor Gold Mine and Gauta Tailings operations are subject to the following licenses, rights, servitudes, usufructs and certificates. If we fail to successfully apply, receive, maintain or retain such licenses, rights, servitudes, usufructs and certificates, this could have a material adverse effect on our business, operating results and financial condition.

Gauta Tailings requires a waste management license pursuant to the Waste Act to mine the portion of TSF No. 6 comprising tailings deposited post-2015 that could currently be considered waste. We currently do not have this license but we intend to obtain all required regulatory approvals at the time of the Gauta Tailings Project development. For more information, see “Business of Aurous Gold and Gauta Tailings—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Mineral and Land Tenure.”

The Blyvoor Gold Mine is encompassed under a converted mining right GP 30/5/1/2/2/143 MR (the “Converted Mining Right”) issued in the name of Blyvoor Capital. The Converted Mining Right commenced on February 17, 2017 and will expire on February 16, 2047. The Converted Mining Right may be renewed following an application no later than 60 working days prior to its date of expiry. To ensure the Converted Mining Right is not cancelled or suspended, Blyvoor Capital must continue to conduct mining operations in accordance with the terms and conditions thereof, implement the approved Social and Labor plan, the Environmental Management Program and other laws. For more information, see “Business of Aurous Gold and Gauta Tailings—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Mineral and Land Tenure.”

A number of servitudes and usufructs for services are required for our operations. These services include water, electricity and pumping, amongst others. We also have registered servitudes and usufructs, for a period of 99 years and 11 months from the date of issue for all operational areas of the Blyvoor Gold Mine and for Gauta Tailings, as applicable. For further detail see Item 3(c) of the Tailings TRS and Item 3(c) of the Mine TRS, as well as “Business of Aurous Gold and Gauta Tailings—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Environmental Authorization and Permits” and “Business of Aurous Gold and Gauta Tailings — Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Environmental Authorization and Permits.”

Pursuant to the EA, which was granted to Blyvoor Capital on February 19, 2020 under reference number GP 30/5/1/2/3/2/1 (143) EM, TSF reclamation, deposition onto TSF No. 6 and TSF care and maintenance activities for a 15-year life of mine have been approved. In accordance with the granted EA, TSF No. 6 and TSF No. 7 are sanctioned for re-mining activities (under listing notice GNR 921) and deposition onto these footprints Gauta Tailings expects to initially rely on the EA issued to Blyvoor Capital, following agreement with Blyvoor Capital. Further application is required for mining the remainder of the TSFs and for altering the footprint of TSF No. 7.

A provisional air emissions license under No. PAEL/GP/WR-BGC/04/09/2023-6545-VAR was issued to Blyvoor Capital for the Blyvoor Gold Mine. We have not yet successfully converted the provisional air emissions license to an AEL. Additionally, Gauta Tailings will have to submit an application with the Department of Forestry Fisheries and Environment for an AEL, but such application could only be made once the Gauta Tailing Project has commenced operations.

A certificate of registration with the National Nuclear Regulator was issued to Blyvoor Capital on January 15, 2024 under certificate number COR-293 (Variation 0). Such certificate of registration is also applicable to activities to be undertaken as part of the Gauta Tailings Project. Gauta Tailings expects to initially rely on the COR issued to Blyvoor Capital, following agreement with Blyvoor Capital.

Any deficiency in licenses required for the operation of the Blyvoor Gold Mine or the Gauta Tailings Project, any terms imposed by regulatory authorities or failure to comply with the terms of licenses granted or the regulatory framework, could have a material adverse effect on our business, financial condition and results of operation.

Our financial flexibility could be materially constrained by South African currency restrictions.

The Exchange Control Regulations, 1961 made in terms of the Currency and Exchanges Act No. 9 of 1993 (and all directives and rulings issued thereunder) (the “Exchange Control Regulations”) regulate all flows of capital between “residents” and “non-residents,” in order to prevent the loss of foreign currency resources, the control over which currency resources is vested in the SA Treasury, and are administered by FinSurv and “Authorized Dealers” (commercial banks) appointed by FinSurv. A “resident” is any person (i.e., a natural person or legal entity) who has taken up permanent residence, is domiciled or registered in SA. A “non-resident” is a person whose normal place of residence, domicile or registration is outside the Common Monetary Area (consisting of Lesotho, Namibia, South Africa, and Eswatini).

Aurous Resources’ subsidiaries may hold foreign currency, incur indebtedness with non-residents, or acquire an interest in a foreign venture, provided that such transactions comply with and fall within the pre-determined criteria for these transactions and an Authorized Dealer has pre-approved such transactions. Where such transactions do not comply with the predetermined criteria, such transactions will require the pre-approval of the FinSurv.

Aurous Resources’ South African subsidiaries require FinSurv approval in order to provide guarantees for the obligations of Aurous Resources or any of its non-South African subsidiaries. Outward foreign direct investment (minimum 10% interest) is allowed where the total outflow does not exceed R5 billion per company per calendar year, subject to the investment application being processed by an Authorized Dealer and compliance with annual reporting obligations.

These limitations placed on flowing funds in an unregulated manner could constrain our financial and strategic flexibility. In addition, the ability to generate cash flows at the level of Aurous Resources depends on the ability of its South African subsidiaries to upstream funds. Exchange controls could thus have a material adverse effect on our business, results of operations, financial condition and prospects. There is no assurance that restrictions on currency exchange will not be reinstated or implemented in the future or that these restrictions will not limit the ability of Aurous Resources’ subsidiaries to transfer cash or borrow from outside the CMA. The payment of dividends by South African companies to non-South African shareholders is permissible provided the share certificates held by non-South African shareholders contain the necessary endorsements. Apart from the latter, it is rather unlikely that restrictions will be imposed to limit the payment of dividends from South African profits to non-South African shareholders.

Any of the risks above materializing, or any currency, dividends, guarantees or other restrictions that may be imposed by virtue of or in connection with South African currency restrictions or otherwise by South African regulatory bodies may have an adverse effect to our financial condition or results of operations or may limit our ability and the manner in which we are able to declare and pay dividends to our shareholders.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside of the United States.

The U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. This includes aggressive investigations and enforcement proceedings by both the U.S. Department of Justice and the SEC, increased enforcement activity by non-U.S. regulators, and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with applicable anti-bribery laws. Our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees, the employees of any of our businesses, or third-party intermediaries. If we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we would investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in criminal or civil sanctions, inability to do business with existing or future business partners (either as a result of express prohibitions or to avoid the appearance of impropriety), injunctions against future conduct, profit disgorgements, disqualifications from directly or indirectly engaging in certain types of businesses, the loss of business permits, reputational harm or other restrictions which could disrupt our business and have a material adverse effect on our business, financial condition and results of operations.

We face risks with respect to compliance with the FCPA and similar anti-bribery laws through potential acquisition of new companies and the due diligence we may perform in connection with an acquisition may not be sufficient to enable us fully to assess an acquired company’s historic compliance with applicable regulations.

Breaches in cybersecurity and violations of data protection laws may adversely affect or disrupt our business.

We maintain global information, digital technology and communication networks and applications to support our business activities. We must continuously monitor the solutions implemented to support our global digital technology and communication networks and applications to maintain a suitable and well-managed environment. There can be no assurance that these efforts will always be successful.

The sophistication and magnitude of cybersecurity incidents are increasing and include malicious software, attempts to gain unauthorized access to data and other electronic security and protected information breaches that could lead to production downtimes, operational delays, safety incidents, the compromising of confidential or otherwise protected information, destruction or corruption of data, other manipulation or improper use of our systems and networks or financial losses from remedial actions. A sharp increase in ransomware-related threats have also been recorded throughout the mining industry with several high-profile organizations experiencing disruptions.

Digital technology security processes may not prevent future malicious actions, denial-of-service attacks, or fraud, which could result in the corruption of operating systems, theft of commercially sensitive data, misappropriation of funds and business and operational disruption. We are not currently insured against cyber-related crimes and incidents as part of the global insurance program, and material system breaches and failures could result in significant interruptions that could adversely affect our operating results and reputation.

The interpretation and application of consumer and data protection laws in South Africa are evolving. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. Complying with these various laws is essential and could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

For example, the penalties for failure to comply with the South African Protection of Personal Information Act, No. 4 of 2013, as amended, together with the rules and regulations promulgated thereunder (“POPIA”) are severe and may include an administrative fine of up to R10 million or imprisonment of up to ten years. The European General Data Protection Regulation (“GDPR”) may lead to administrative fines of up to €20 million or four percent of a company’s total worldwide annual turnover of the preceding financial year, whichever is higher. Also, the GDPR has a scope that extends beyond the borders of the EU and does not only affect EU operations.

Risks Related to the Aurous Resources Ordinary Shares

There has been no prior public trading of the Aurous Resources Ordinary Shares.

Until trading on Nasdaq commences after the Closing, there will have been no public trading market for the Aurous Resources Ordinary Shares. There can be no assurance that an active trading market for the Aurous Resources Ordinary Shares will develop, or, if developed, can be sustained or will be liquid following the Closing. If an active trading market is not developed or maintained, the liquidity and trading price of Aurous Resources Ordinary Shares could be adversely affected, as well as increase their price volatility. An illiquid market for the Aurous Resources Ordinary Shares may result in lower market prices and increased volatility, which could materially adversely affect the value of an investment in the Aurous Resources Ordinary Shares.

A significant portion of the total outstanding Aurous Resources Ordinary Shares following the Closing may not be immediately resold but may be sold into the market soon after the Closing. This could cause the market price of the Aurous Resources Ordinary Shares to drop significantly, even if Aurous Resources’ business is doing well.

Sales of a substantial number of Aurous Resources Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of Aurous Resources Ordinary Shares intend to sell shares, could reduce the market price of the Aurous Resources Ordinary Shares. After the Business Combination, the Sponsor will hold approximately 8.17% of the Aurous Resources Ordinary Shares (assuming no redemptions by Rigel’s public shareholders and (i) excluding the issuance of (A) any Earnout Shares, (B) any Aurous Resources Ordinary Shares issuable upon the exercise of the Aurous Resources Warrants and (C) the Management Incentive Awards, but (ii) including the issuance of (A) the Gauta Tailings Deferred Consideration and (B) the Transaction Success Equity Awards).

In particular, pursuant to the Subscription Agreements, Aurous Resources has agreed that, within 45 calendar days after the consummation of the Business Combination, Aurous Resources will file with the SEC (at Aurous Resources’ sole cost and expense) the PIPE Resale Registration Statement, and Aurous Resources will use its commercially reasonable efforts to have the PIPE Resale Registration Statement, declared effective as soon as practicable after the filing thereof. The sale of shares under the PIPE Resale Registration Statement is likely to have an adverse effect on the trading price of the Aurous Resources Ordinary Shares.

Further, pursuant to the Registration Rights Agreement, Aurous Resources has agreed that, within 45 days after the date of the Registration Rights Agreement, Aurous Resources will file with the SEC the Resale Registration Statement and Aurous Resources will use its commercially reasonable efforts to have the Resale Registration Statement, declared effective as soon as practicable after the filing thereof. The sale of shares under the Resale Registration Statement is likely to have an adverse effect on the trading price of the Aurous Resources Ordinary Shares.

Further, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares will be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing. The sale of shares following the expiry of such lock-up periods is likely to have an adverse effect on the trading price of the Aurous Resources Ordinary Shares.

Additionally, pursuant to the Exchange Agreement, the Sellers have agreed, subject to customary exceptions, not to transfer any Aurous Resources Ordinary Shares received as Exchange Consideration until the six-month anniversary of the Closing.

For more information, see “Shares Eligible for Future Sale—Lock-up Periods” and “Shares Eligible for Future Sale—Registration Rights.”

The issuance of additional debt or equity securities by Aurous Resources, including in connection with the 2024 Equity Incentive Plan and any share incentive or share option plan, existing shareholder warrants or convertible notes may dilute all other shareholdings and may adversely affect the market price of the Aurous Resources Ordinary Shares.

Aurous Resources has committed to issuing a number of Aurous Resources Ordinary Shares upon Closing and may in the future seek to raise capital through public or private debt or equity financings. Prior to the Closing, Blyvoor expects to establish a Management Incentive Share Scheme and a Transaction Success Share Incentive Scheme comprising Aurous Resources Ordinary Shares. Aurous Resources has and may continue to establish employee share incentive or share option plans or raise financing to fund future acquisitions and other growth opportunities. Upon the Closing, the Aurous Resources’ Board, subject to shareholder approval, will adopt the 2024 Equity Incentive Plan. All employees, certain consultants and non-employee directors of the Aurous Resources Board will be eligible to participate in the 2024 Equity Incentive Plan, at the discretion of the Aurous Resources Board (or, to the extent applicable, a committee thereof). Subject to any changes, the aggregate number of Aurous Resources Ordinary Shares that will be initially reserved for issuance under the 2024 Equity Incentive Plan will be equal to 7.5% of the Aurous Resources Ordinary Shares outstanding as of immediately following the Closing, plus the number of Aurous Resources Ordinary Shares required to satisfy awards under the Management Incentive Share Scheme and the Transaction Success Incentive Share Scheme. The 2024 Equity Incentive Plan also includes an “evergreen” share refresh feature which will provide that the number of Aurous Resources Ordinary Shares available for issuance under the 2024 Equity Incentive Plan will be automatically increased on the first day of each of the first nine (9) fiscal years commencing after the Closing Date by 2% of the total aggregate Aurous Resources Ordinary Shares outstanding as of December 31 of the immediately preceding calendar year. The Aurous Resources Board (or, to the extent applicable, a committee thereof), may grant non-qualified share options and incentive share options, restricted Aurous Resources Ordinary Shares and other share-based awards that are all not inconsistent with the terms of the 2024 Equity Incentive Plan. For more information, see “Proposal No. 3—The 2024 Equity Incentive Plan Proposal.” The 2024 Equity Incentive Plan has not yet been adopted and, thus, may be amended at any time prior to or after the completion of the Business Combination. Aurous Resources may also issue additional Aurous Resources Ordinary Shares or debt or equity securities convertible into Aurous Resources Ordinary Shares or rights to acquire these securities, and Aurous Resources’ existing shareholders will not have the right to acquire additional shares on a pro rata basis. As a result of the above, future plans, and upon exercise of Aurous Resources Public Warrants or Aurous Resources Private Warrants existing holders of Aurous Resources Ordinary Shares may suffer dilution in their percentage ownership of Aurous Resources if and when such shares are issued.

Any additional offering or issuance of Aurous Resources Ordinary Shares by Aurous Resources, or the perception that an offering or issuance may occur, could also have a negative impact on the market price of the Aurous Resources Ordinary Shares and could increase the volatility in the market price of the Aurous Resources Ordinary Shares.

Aurous Resources may not pay dividends or make similar payments to shareholders in the future.

Aurous Resources pays cash dividends only if there are sufficient funds available for that purpose. Fund availability depends upon many factors, including the amount of cash available, taking into account Aurous Resources’ capital expenditure on existing infrastructure and exploration and other projects. Additionally, under Cayman Islands law, a company is entitled to pay a dividend or similar payment to its shareholders only if the company meets the solvency and liquidity tests set out in legislation and its founding documents.

Given these factors, including the capital and investment needs of Aurous Resources, and the Aurous Resources Board’s discretion to declare a dividend (including the amount and timing thereof), cash dividends may not be paid in the future.

Shareholders may not be able to participate in a future rights offer.

Shareholders in certain countries, including the U.S., may not be able to participate in a rights offer unless Aurous Resources complies with local requirements, or, in the case of the U.S., unless a registration statement under the Securities Act is effective with respect to such rights and the Aurous Resources Ordinary Shares or an exemption from the registration requirements is available. In such cases, shareholders not being able to participate in a rights offer, as the case may be, may experience a dilution of their holding of Aurous Resources Ordinary Shares, possibly without such dilution being offset by any compensation received in exchange for subscription rights. Aurous Resources will evaluate at the time of any rights offer, as the case may be, the costs and potential liabilities associated with compliance with any such local laws (including Cayman Islands law) or any such registration statement, as well as the indirect benefits to it of enabling participation in a rights offer, as the case may be, and any other factors considered appropriate at the time and then make a decision as to whether to comply with such local laws or file a registration statement. Aurous Resources cannot assure investors that any steps will be taken to enable participation in a rights offer.

Aurous Resources is incorporated and exists under the laws of Cayman Islands. The rights of Aurous Resources’ shareholders may be different from the rights of shareholders in companies governed by the laws of U.S. jurisdictions.

Aurous Resources is incorporated and exists under the laws of Cayman Islands. Aurous Resources’ corporate affairs are governed by its amended and restated articles of association and by the laws governing companies, including listed companies, incorporated in the Cayman Islands. The rights of Aurous Resources’ shareholders and the responsibilities of members of the Aurous Resources Board may be different from the rights and obligations of shareholders and directors of companies governed by the laws of the U.S. In the performance of its duties, the Aurous Resources Board is required by Cayman Islands law to consider the interests of Aurous Resources and may also have regard to the interests of its shareholders, its employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of Aurous Resources’ shareholders. Cayman Islands corporate law limits the ability of Aurous Resources’ shareholders to challenge in court resolutions made or other actions taken by the Aurous Resources Board.

Aurous Resources’ shareholders generally are not permitted to file a suit to reverse a decision, or an action taken by the Aurous Resources Board but are instead only permitted to seek damages for breaches of fiduciary duty. As a matter of Cayman Islands law, shareholder claims against a member of the Aurous Resources Board for breach of fiduciary duty would have to be brought in the competent courts in the Cayman Islands or where the relevant member of the Aurous Resources Board is domiciled. In addition, under Cayman Islands law, any claims by Aurous Resources’ shareholders against Aurous Resources must be brought exclusively in the competent courts in the Cayman Islands. U.S.-style class actions and derivative actions are not available under Cayman Islands law. There can be no assurance that Cayman Islands law will not change in the future, the occurrence of which could adversely affect the rights of Aurous Resources’ shareholders, or that Cayman Islands law will protect Aurous Resources’ shareholders in a similar fashion as under U.S. corporate law principles.

The Proposed Organizational Documents designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by our shareholders and the United States District Court for the Southern District of New York as the exclusive forum for litigation arising under the federal securities laws of the United States, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with Aurous Resources.

The Proposed Organizational Documents designate the courts of the Cayman Islands as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Proposed Organizational Documents, including but not limited to any purchase or acquisition of our Aurous Resources, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against Aurous Resources which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

However, the Proposed Organizational Documents contains a provision which provides that, unless Aurous Resources consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than Aurous Resources. Any person or entity purchasing or otherwise acquiring our securities cannot waive compliance with the Securities Act and Exchange Act and the rules and regulations thereunder and shall be deemed to have notice of and consented to the same.

The forum selection provisions in the Proposed Organizational documents may increase a shareholder’s cost and limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings, and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find these provisions in the Proposed Organizational Documents to be inapplicable or unenforceable in an action, Aurous Resources may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on its business, financial conditions and results of operations.

U.S. shareholders may not be able to obtain judgments or enforce civil liabilities against Aurous Resources or Aurous Resources’ executive officers or its board of directors.

Aurous Resources is an exempted company organized and incorporated under the laws of Cayman Islands with its principal executive office located at Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196, and the majority of its assets located outside the U.S. Moreover, a number of Aurous Resources’ directors and executive officers are not residents of the U.S., and all or a substantial portion of the assets of such persons are or may be located outside the U.S. As a result, investors may not be able to effect service of process within the U.S. upon Aurous Resources or upon such persons, or to enforce judgments obtained against Aurous Resources or such persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the securities laws of the U.S. There is doubt that a lawsuit based upon U.S. federal or state securities laws could be brought in an original action in the Cayman Islands and that a judgment of a U.S. court based upon U.S. securities laws would be enforced in the Cayman Islands.

The U.S. and the Cayman Islands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the U.S., whether or not predicated solely upon U.S. securities laws, may not be enforceable in the Cayman Islands.

Aurous Resources is a holding company that will be dependent on its subsidiaries to make dividend payments and distributions.

Aurous Resources’ principal sources of funds will be dividends from its subsidiaries, amounts that may be borrowed from banks or raised through the issuance of equity or debt securities in the capital markets and interest and repayment of principal on any intercompany loans that have been made to its subsidiaries. The amount of dividends and distributions, if any, which may be paid from any subsidiary to Aurous Resources will depend on many factors, including such subsidiary’s results of operations, and financial condition, limits on dividends under applicable law, its constitutional documents and documents governing any indebtedness of Aurous Resources or its subsidiaries and other factors which may be outside the control of Aurous Resources. If Aurous Resources’ subsidiaries are unable to generate sufficient profit, Aurous Resources may be unable or determine not to make dividend payments or distributions.

As an equity investor in its subsidiaries, Aurous Resources’ right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that Aurous Resources is recognized as a creditor of subsidiaries, Aurous Resources’ claims may still be subordinated to any security interest in, or other lien on, their assets and to any of their debt or other obligations that are senior to Aurous Resources’ claims.

Aurous Resources may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Aurous Resources is a PFIC for any taxable year (or portion thereof) in which a U.S. Holder (as defined in the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders”) holds Aurous Resources Ordinary Shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.

Because Aurous Resources’ PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which may be determined in large part by reference to the market price of the Aurous Resources Ordinary Shares from time to time, which could be volatile), there can be no assurance that Aurous Resources will not be a PFIC for the taxable year ending on December 31, 2024 or any future taxable year.

Additionally, even if Aurous Resources is not a PFIC following the Merger, Aurous Resources Ordinary Shares could be treated as stock of a PFIC with respect to a U.S. Holder who held Rigel securities in a taxable year in which Rigel was treated as a PFIC. Because Rigel is a blank check company with no active business, it is likely that Rigel was a PFIC for the taxable year ending on December 31, 2023.

For a more detailed discussion of the PFIC rules and the tax consequences of PFIC classification to U.S. Holders of Aurous Resources securities, please see the section entitled “Material Tax Considerations—United States Federal Income Tax Considerations to U.S. Holders—PFIC Considerations.” U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Aurous Resources securities.

Economic substance legislation of the Cayman Islands may adversely impact Aurous Resources or its operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Organisation for Economic Co-operation and Development’s (OECD) Base Erosion and Profit Shifting (BEPS) initiative as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act, (As Revised) (the “Economic Substance Act”) contains economic substance requirements for in-scope Cayman Islands entities (each a “relevant entity”) which are engaged in certain “relevant activities.” As Aurous Resources is a Cayman Islands company, its compliance obligations will include filing an annual notification, which needs to state whether it is a relevant entity which is carrying out any relevant activities and if so, whether it has satisfied economic substance tests to the extent required under the Economic Substance Act. If the Cayman Islands Tax Information Authority determines that Aurous Resources or any of its Cayman Islands subsidiaries has failed to meet the requirements imposed by the Economic Substance Act Rigel may face significant financial penalties, restriction on the regulation of its business activities and/or be struck off as a registered entity in the Cayman Islands.

As it is still a relatively new regime, it is anticipated that the Economic Substance Act and associated guidance will evolve and may be subject to further clarification and amendments. Aurous Resources may need to allocate additional resources to keep updated with these developments and may have to make changes to its operations in order to comply with all requirements under the Economic Substance Act. Failure to satisfy these requirements may subject Aurous Resources to penalties under the Economic Substance Act.

Risks Related to Being a Public Company

Public company compliance may make it more difficult to attract and retain officers and directors.

Public company compliance may make it more difficult to attract and retain officers and directors. The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. Aurous Resources expects these rules and regulations to increase its compliance costs following the Closing and beyond and to make certain activities more time consuming and costly. As a public company, Aurous Resources also expects that these new rules and regulations may make it more difficult and expensive to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Aurous Resources to attract and retain qualified persons to serve on its board of directors or as executive officers.

Aurous Resources’ management has no or limited experience operating a public company.

Aurous Resources’ executive officers have no or limited experience in the management of a publicly traded company and its management team may not successfully or effectively manage Aurous Resources’ transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of time may be devoted to these activities which will result in less time being devoted to the management and growth of Aurous Resources’ business. Additionally, the development and implementation of the standards and controls necessary for Aurous Resources to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected.

Aurous Resources’ will be a foreign private issuer and, as a result, not subject to U.S. proxy rules but subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Because Aurous Resources will qualify as a foreign private issuer under the federal securities laws and although it will follow Cayman Islands laws and regulations with regard to such matters, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, foreign private issuers are required to file their annual report on Form 20-F within four months after the end of each fiscal year, while U.S. domestic issuers that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, Aurous Resources will be required to file reports on Form 6-K disclosing whatever information it has made or is required to make public pursuant to the laws of the Cayman Islands or distribute to its shareholders and that is material to Aurous Resources, you may not have the same protections afforded to shareholders of companies that are U.S. domestic issuers.

Aurous Resources may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Aurous Resources will qualify as a foreign private issuer, and therefore, not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, Aurous Resources may lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents, and (2) a majority of its directors or executive officers are U.S. citizens or residents, or if it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Aurous Resources loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Aurous Resources will also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Aurous Resources will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Aurous Resources will incur significant additional legal, accounting and other expenses that it may not incur as a foreign private issuer.

In addition to being a foreign private issuer, Aurous Resources may be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, will be eligible for exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Aurous Resources may be a ‘controlled company’ within the meaning of Nasdaq listing rules and, if so, may elect to be exempt from certain corporate governance requirements under such rules. Under Nasdaq listing rules, a company of which more than 50% of the voting for the election of directors is held by an individual, group or another company is a ‘controlled company’ and may elect not to comply with certain corporate governance requirements, including requirements that:

●	a majority of its board of directors consist of ‘independent directors’ as defined under the rules of the Nasdaq;

●	its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee purpose and responsibilities; and

●	its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.

Although Aurous Resources does not intend to rely on the ‘controlled company’ exemptions following the Closing, it may elect to rely on these exemptions in the future. If Aurous Resources elected to rely on the ‘controlled company’ exemption, a majority of the members of its board of directors might not be independent directors and its nominating and corporate governance and compensation committees might not consist entirely of independent directors upon the Closing. As a result, investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Further, Aurous Resources’ status as a controlled company could cause Aurous Resources Ordinary Shares and Aurous Resources Warrants to look less attractive to certain investors or otherwise harm the trading price of its securities.

As a company incorporated in the Cayman Islands, Aurous Resources is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

Aurous Resources, as a foreign private issuer that intends to apply to list Aurous Resources Ordinary Shares on the Nasdaq, may rely on a provision in the Nasdaq corporate governance listing standards that allows it to follow Cayman Islands law or “home country practice” with regard to certain aspects of corporate governance. This allows Aurous Resources to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq.

For example, Aurous Resources will be exempt from Nasdaq regulations that require a listed U.S. company to:

●	have a majority of the board of directors consist of independent directors;

●	require independent directors to meet on a regular basis without management present;

●	adopt a formal written compensation committee charter and nominating and corporate governance committee charter;

●	have a compensation committee of at least two members, each of whom must be an independent director. and/or to have a nominating and corporate governance committee each of whom must be an independent director;

●	nominate directors in a vote in which only independent directors participate, or a nominations committee comprised constituting a majority of the board of director’s independent directors;

●	for any meeting of the holders of common stock have a quorum of more than 33 1/3% of the outstanding shares of the company’s common voting stock;

●	seek shareholder approval in certain circumstances prior to an issuance of securities in connection with the acquisition of the stock or assets of another company;

●	seek shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company; and

●	seek shareholder approval for the implementation of certain equity compensation plans and dilutive issuances of Aurous Resources Ordinary Shares, such as transactions, other than a public offering, involving the sale of 20% or more of Aurous Resources Ordinary Shares for less than the Minimum Price of the shares as such term is defined in Nasdaq Listing Rules.

As a foreign private issuer, Aurous Resources will be permitted to follow “home country practice” in lieu of the above requirements and intends to avail itself of some or all of these “home country practice” exemptions. However, Aurous Resources’ audit committee will be required to comply with the provisions of Rule 10A-3 of the Exchange Act, which is applicable to U.S. companies listed on the Nasdaq. Aurous Resources intends to rely on such home country practice exemptions and its shareholders may not be provided with all the benefits of certain corporate governance requirements of Nasdaq.

Risks Related to the Business Combination

Aurous Resources has no operating or financial history, and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.

Aurous Resources has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for Aurous Resources. The unaudited pro forma condensed combined statement of operations of Aurous Resources combines: (A) (i) for Aurous Gold (i) the historical audited results of operations for the year ended February 29, 2024 and (ii) the historical unaudited results of operations for the six months ended August 31, 2024; (B) for Gauta Tailings (i) the historical audited results of operations for the year ended February 29, 2024 and (ii) the historical unaudited results of operations for the six months ended August 31, 2024, and (C) for Rigel (i) the historical audited results of operations for the year ended December 31, 2023 and (ii) the historical unaudited results of operations for the six months ended June 30, 2024; and gives pro forma effect to the Business Combination as if it had been consummated as of March 1, 2023. The unaudited pro forma condensed combined balance sheet of Aurous Resources combines the historical balance sheets of Aurous Gold and Gauta Tailings as of February 29 and August 31, 2024; Rigel as December 31, 2023 and June 30, 2024; and Aurous Resources as of September 30; and gives pro forma effect to the Business Combination as if it had been consummated on September 1, 2024.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Aurous Resources. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Blyvoor and Rigel currently believe are reasonable. The unaudited pro forma condensed combined financial information has been prepared based on a number of assumptions, including, but not limited to, Rigel being treated as the “acquired” company for financial reporting purposes, the total debt obligations and the amount of cash and cash equivalents of Aurous Resources on the Closing Date and the number of Rigel Class A Ordinary Shares that are redeemed in connection with the Business Combination. Accordingly, Aurous Resources’ business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

During the pre-closing period, each of Rigel, Aurous Gold and Gauta Tailings is prohibited from entering into certain transactions that might otherwise be beneficial to Rigel, Aurous Gold, Gauta Tailings or their respective shareholders.

Until the earlier of the consummation of the Business Combination or termination of the Business Combination Agreement, each of Rigel, Aurous Gold and Gauta Tailings is subject to certain limitations on the operations of its respective business. See “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Covenants and Agreements.” The limitations on Rigel’s, Aurous Gold’s and Gauta Tailings’ conduct of their respective businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Rigel Initial Holders agreed to vote in favor of the Business Combination, regardless of how Rigel’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their Founder Shares and any public shares purchased by them during or after such company’s Initial Public Offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Rigel Initial Holders have agreed, and their permitted transferees have agreed, among other things, pursuant to the terms of the Sponsor Support Agreement, to vote all securities of Rigel beneficially owned by them in favor of the Business Combination, subject to the terms and conditions contemplated by the Sponsor Support Agreement and applicable law. As of the date of this proxy statement/prospectus, the Rigel Initial Holders own 23.4% of the issued and outstanding Rigel Ordinary Shares. As of the record date, the Rigel Initial Holders and the current directors and officers of Rigel own 7,500,000 Founder Shares, representing 23.4% of the Rigel Class A Ordinary Shares then outstanding and entitled to vote at the General Meeting.

The consummation of the Business Combination is subject to a number of conditions, some of which are beyond the control of Rigel, Blyvoor and Aurous Resources, including the approval of the Rigel shareholders and the Available Cash Condition. If such conditions are not satisfied or waived, the consummation of the Business Combination may not occur, and the Business Combination Agreement may be terminated in accordance with its terms.

Rigel may agree to waive, in whole or in part, one or more of the conditions to Rigel’s obligations to consummate the Business Combination, to the extent permitted by Rigel’s memorandum and articles of association and applicable laws.

Even if the Business Combination Proposal is approved by Rigel’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the transactions contemplated therein, including, among other things, the Available Cash Condition, which may be waived only by Blyvoor and which is currently not being met under the Median and Maximum Redemption Scenarios. For further information, see “Unaudited Pro Forma Condensed Combined Financial Information.” Rigel and Aurous Resources may not satisfy all of the conditions to the Closing in the Business Combination Agreement, and, accordingly, the transactions contemplated therein may not be completed. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Rigel and Aurous Resources to each lose some or all of the intended benefits of the Business Combination.

The consummation of the Business Combination is subject to a number of regulatory approvals, some of which are beyond the control of Rigel, Blyvoor and Aurous Resources, including the Exchange Control Approval.

The Closing is conditioned upon certain approvals and authorizations by regulatory authorities in various jurisdictions. Among others, such regulatory approvals include (i) the exchange control approval of the Business Combination pursuant to the Exchange Control Regulations, 1961 made in terms of the Currency and Exchanges Act No. 9 of 1993 (and all directives and rulings issued thereunder) of the Republic of South Africa, which approval is required to be formally communicated in writing by FinSurv to the relevant Authorized Dealer at or prior to the Closing (the “Exchange Control Approval”), (ii) certain filings with the Cayman Registrar of Companies to effect the Merger and (iii) filings required with the SEC pursuant to the reporting requirements applicable to Rigel, and the requirements of the Securities Act and the Exchange Act, including the requirements to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Rigel shareholders. Blyvoor received initial feedback from FinSurv and is in the process of providing clarifications and resubmitting an application for the Exchange Control Approval, the granting of which may require input from other governmental agencies or regulators in the Republic of South Africa. There can be no assurances that Aurous Resources, Blyvoor or Rigel will be able to timely obtain these or any other regulatory approvals, or at all. Even if the required regulatory approvals are obtained, such approvals could be subject to certain conditions and undertakings, such as an obligation to conduct a secondary listing on the Johannesburg Stock Exchange (the “JSE”) within a specified time period following the Closing, which could be onerous and frustrating to the Business Combination or the prospects of Aurous Resources in the future, or adversely affect the price of Aurous Resources Ordinary Shares. If any regulatory approvals are not obtained, or are not obtained with acceptable conditions, the Business Combination will not occur or will be delayed, and such delay may cause Rigel and Aurous Resources to each lose some or all of the intended benefits of the Business Combination.

Each of Rigel and Blyvoor have incurred (and are expected to continue incurring) significant transaction costs in connection with the Business Combination, exceeding the limits established for the Available Cash Condition.

Each of Blyvoor and Rigel have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination.

Each of Blyvoor and Rigel may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination Agreement and the Business Combination, including legal, accounting, consulting, financial advisor, investment banking and other fees, expenses and costs, will be paid on or prior to the Closing Date out of the proceeds available to Aurous Resources in connection with the Business Combination or by Aurous Resources following the consummation of the Business Combination, which will reduce the amount of proceeds available for operations and other business purposes.

The incurrence of these expenses has resulted in the inability to satisfy the Available Cash Condition given that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources in connection with the Closing was not to exceed $17 million, and as of October 31, 2024, the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources amounts to $18.2 million.

Consequently, the Target Companies would need to waive the Available Cash Condition in order to consummate the Business Combination. There can be no assurance, however, that the Target Companies will waive the Available Cash Condition and that the Business Combination will be consummated.

The underwriter of Rigel’s Initial Public Offering was to be compensated in part on a deferred basis for already-rendered services in connection with Rigel’s Initial Public Offering. However, the underwriter of Rigel’s Public Offering has gratuitously waived such compensation. The underwriter had no role in this Business Combination and does not have any responsibility for this proxy statement/prospectus.

Pursuant to the underwriting agreement Rigel entered into in connection with its initial public offering, Goldman, as the underwriter of Rigel’s Initial Public Offering, was entitled to deferred compensation in the aggregate amount of $0.35 per Rigel Public Unit purchased thereunder to be paid out of the Trust Account upon consummation of Rigel’s initial business combination as consideration for services rendered to Rigel in connection with Rigel’s Initial Public Offering. Even though the services the underwriter owed Rigel for such deferred compensation had already been provided in full in connection with Rigel’s Initial Public Offering, on February 7, 2024, Goldman executed a letter agreement agreeing to gratuitously waive its entitlement to the payment of the deferred compensation. Goldman was not provided, and will not be provided, any consideration in exchange for its waiver of their entitlement to the payment of the deferred compensation. Other than with respect to the receipt of the waiver in the letter agreement on February 7, 2024, Rigel has not had other contractual relationships with Goldman.

There is no dispute among Rigel and Goldman with respect to their role as the underwriter of Rigel’s Initial Public Offering. Goldman had no role in connection with this Business Combination. The underwriter was not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and Rigel shareholders do not have the benefit of any such involvement. Rigel’s shareholders should not place any reliance on the fact that Goldman was involved with Rigel’s Initial Public Offering. Certain provisions of the underwriting agreement that Rigel entered into with Goldman in connection with Rigel’s Initial Public Offering survive the waiver of Goldman’s entitlement to the remaining deferred fees. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the underwriting agreement; however, we do not expect any of the obligations to give rise to any material impacts or obligations to Rigel. Such a fee waiver for services already rendered is unusual.

Securities of companies formed through business combinations similar to the Business Combination may experience a material decline in price relative to the share price of the publicly-listed company prior to the business combination.

As with most initial public offerings of special purpose acquisition companies in recent years, Rigel issued Rigel Class A Ordinary Shares for $10.00 per share upon the closing of its Initial Public Offering, with each Rigel Class A Ordinary Share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account, currently equal to approximately $11.52 per share (based on the amount in the trust account as of September 30, 2024). Prior to consummation of the Business Combination, Rigel has had limited operations.

As part of the Business Combination, the outstanding Rigel Class A Ordinary Shares will ultimately be exchanged for Aurous Resources Ordinary Shares that will no longer have any such redemption right and will be solely dependent upon the fundamental value of Aurous Resources, which is affected by factors that are different from those currently affecting the results of Rigel’s operations and, like the securities of other companies formed through business combinations similar to the Business Combination in recent years, may be significantly less than $10.00 per share.

The Rigel Initial Holders have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Rigel Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, our shareholders should be aware that the Sponsor, its affiliates and certain directors and officers of Rigel have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. These interests include:

●	the fact that, prior to the Business Combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of Rigel’s Founder Shares may remove a member of the Rigel Board for any reason;

●	the fact that the Rigel Initial Holders have agreed not to redeem any Rigel Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per Rigel Class A Ordinary Share on [ ], 2024, the record date for the General Meeting;

●	the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company;

●	the fact that the Rigel Initial Holders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Rigel fails to complete an initial business combination by May 9, 2025 (unless such date is extended), and, in the event Rigel fails to complete an initial business combination by such date, the Founder Shares would have no value;

●	the fact that at the Closing, the Rigel Initial Holders will enter into the Registration Rights Agreement with Aurous Resources and certain former shareholders of Blyvoor, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions that a managing underwriter determines is applicable when the dollar amount or the number of securities desired to be sold exceeds the maximum dollar amount or maximum number of securities that can be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, with respect to the Aurous Resources Ordinary Shares or warrants to purchase Aurous Resources Ordinary Shares held by certain parties following the Closing. The cumulative number of shares entitled to registration rights under the Registration Rights Agreement will be approximately 38,451,000 Aurous Resources Ordinary Shares as of the Closing;

●	the fact that the rights of the Rigel Initial Holders to sell Aurous Resources Ordinary Shares, including those to be issued upon exercise of any Aurous Resources Private Warrants, is subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any Aurous Resources Ordinary Shares issued in connection with the PIPE Funding). The lock-ups are subject to early release in the event that the closing price for the Aurous Resource Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period, beginning 180 days after the Closing. In addition, the lock-ups are subject to certain customary exceptions including, transfers to affiliates, gifts to family members or charitable organizations, bona fide pledges and in the event of Aurous Resources’ liquidation, stock exchange or sale, as more fully described in “Shares Eligible for Future Sale—Lock-up Periods”;

●	the fact that the Sponsor paid an aggregate of $14 million for 14,000,000 Rigel Private Warrants and such Rigel Private Warrants will expire and be worthless if a business combination is not consummated by May 9, 2025 (unless such date is extended). The Rigel Private Warrants had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per warrant on [ ], 2024, the record date for the General Meeting;

●	the fact that Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million;

●	the fact that, in connection with the PIPE Investment, the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares in an amount equal to the number of Sponsor Forfeit Shares, which Sponsor Forfeit Shares will be surrendered to Rigel prior to the consummation of the Business Combination. As soon as reasonably practicable thereafter, Rigel shall transfer the Sponsor Forfeit Shares to Aurous Resources and Aurous Resources shall subsequently transfer such Sponsor Forfeit Shares to the applicable PIPE Investor immediately prior to Closing, for no additional cash consideration other than their par value;

●	the fact that Orion Fund II, an affiliate of the Sponsor, owns 19.95% of Aurous Gold and is party to the Orion Shareholder Loan Agreement. See “Certain Relationships and Related Party Transactions—Aurous Gold’s Related Party Transactions—Orion Shareholder Loan” for more information about the Orion Shareholder Loan Agreement;

●	the fact that Orion Resource Partners, an affiliate of the Sponsor, is also an affiliate of Sandstorm, a PIPE Investor, which is also party to the Sandstorm Stream Agreement. See “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement” for more information about the Sandstorm Stream Agreement;

●	the continued indemnification of Rigel’s existing directors and officers and the continuation of Rigel’s directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and Rigel’s officers and directors will lose their entire investment in Rigel and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 9, 2025 (unless such date is extended). The aggregate value of all out-of-pocket expenses for which the Sponsor and Rigel’s officers and directors are entitled to reimbursement as of [ ], 2024, the record date for the General Meeting, is $[ ];

●	the fact that if the Trust Account is liquidated, including in the event Rigel is unable to complete an initial business combination within the required time period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed, under certain circumstances, that it will be liable to Rigel if and to the extent any claims by a third party (other than Rigel’s independent registered public accounting firm) for services rendered or products sold to Rigel, or a prospective target business with which Rigel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account; and

●	the fact that the 5,905,000 Founder Shares held by the Sponsor, the 425,000 Founder Shares held by certain of Rigel’s officers and directors and the 1,170,000 Founder Shares held by Orion GP will be exchanged and converted into an equivalent number of Aurous Resources Ordinary Shares.

The personal and financial interests of Rigel’s officers and directors may have influenced their motivation in identifying and selecting Blyvoor, completing a business combination with Blyvoor and may influence their operation of Aurous Resources following the Business Combination. This risk may become more acute as the deadline of May 9, 2025 (unless such date is extended) for completing an initial business combination nears.

In addition, Rigel has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by Rigel or in any transaction to which Rigel is a party or has an interest. Rigel does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by Rigel. Accordingly, such persons or entities may have a conflict between their interests and Rigel’s.

The Rigel Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Rigel shareholders that they vote “FOR” the proposals presented at the General Meeting. In considering the recommendations of the Rigel Board to vote for the proposals, its shareholders should consider these interests.

Certain other parties involved in the Business Combination, including Citi and Hannam, have interests in the Business Combination that are different from or are in addition to Rigel shareholders.

On October 18, 2023, Rigel executed the Citi EL with Citi, pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination, and Citi will receive fixed and variable fees based on the size of the PIPE Funding, as well as certain fee and expense reimbursements in connection therewith. On August 7, 2024, Rigel and Citi amended the Citi EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Citi EL. On October 18, 2023, Rigel executed the Joint EL with Citi and Hannam, engaging them to act as co-placement agents in connection with the PIPE Funding. On August 7, 2024, Rigel, Citi and Hannam amended the Joint EL to carveout any amounts raised pursuant to the Emergent Agreement (as defined below) from the amounts considered when calculating fees payable under the Joint EL. In connection with performing their services as co-placement agents, Citi and Hannam will receive for such services a percentage of the amount raised in the PIPE Funding as well as fee and expense reimbursements customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel).

More specifically, these interests include that:

●	Rigel has agreed to pay to Citi and Hannam, in connection with performing their services as co-placement agents, a percentage of the amount raised in the PIPE Funding as fees customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel);

●	Rigel has agreed to pay to Citi, in connection with performing its services as capital markets advisor, a fixed fee, plus a variable fee that is a percentage of the amount raised in the PIPE Funding and an incremental fixed fee upon consummation of the Business Combination if the aggregate cash proceeds from the Trust Account plus the PIPE Funding are greater than $70 million (subject to the terms and conditions of its engagement letter with Rigel);

●	Rigel has agreed to reimburse each of Citi and Hannam, irrespective of the consummation of the PIPE Funding, in their capacity as placement agents, for certain reasonable and documented expenses, including certain reasonable and documented fees and disbursements of their external counsel and other external professional advisors incurred in connection with the PIPE Funding, as agreed in their engagement letter with Rigel; and

●	Rigel has also agreed to reimburse Citi, irrespective of whether any Business Combination is consummated, in its capacity as Rigel’s capital markets advisor, for all reasonable and out of pocket expenses incurred for its services under its engagement letter with Rigel, including reasonable fees and expenses of Citi’s legal counsel.

In considering whether to vote “FOR” the proposals presented in the General Meeting, Rigel shareholders should consider these interests, which may conflict with the interests of Rigel shareholders.

Certain other parties involved in the Business Combination, including Target Companies’ directors and officers, may have interests in the Business Combination that are different from or are in addition to Rigel shareholders.

When considering whether to vote in favor of the approval of the Business Combination Proposal and other proposals described in this proxy statement/prospectus, Rigel shareholders should be aware certain of the Target Companies’ directors and officers may have interests in the Business Combination that may be different from, or in addition to, the interests of Rigel Shareholders generally. These interests include:

●	the fact that Michael Barton, a director of Aurous Gold, is an employee of Orion Resource Partners, an affiliate of the Sponsor;

●	the fact that certain key employees of the Blyvoor Group may be beneficiaries of the Transaction Success Equity Awards, in an amount not to exceed 200,000 Aurous Resources Ordinary Shares, upon the completion of the Business Combination, subject to such person’s continued employment with the Blyvoor Group through the Closing; and

●	the fact that certain key members of the Aurous Gold management team may be compensated in an aggregate amount not to exceed $2,000,000 for the efforts in successfully consummating the Business Combination from proceeds received in connection with the Business Combination.

In considering whether to vote “FOR” the proposals presented in the General Meeting, Rigel shareholders should consider these interests, which may conflict with, or be in addition to, the interests of Rigel shareholders.

The exercise of Rigel’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Rigel’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Rigel to agree to amend the Business Combination Agreement, to consent to certain actions taken by Blyvoor or to waive rights that Rigel is entitled to under, or conditions of, the Business Combination Agreement. Such events could arise because of changes in the course of Blyvoor’s business, a request by Blyvoor to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Blyvoor’s business and would entitle Rigel to terminate the Business Combination Agreement. In any of such circumstances, it would be at Rigel’s discretion, acting through the Rigel Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Rigel and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Rigel does not believe there will be any material changes or waivers that Rigel’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, Rigel will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Aurous Resources may be controlled by Blyvoor Gold, and Aurous Resources’ board appointment rights and shareholding pattern may also have the effect of concentrating voting control with Blyvoor Gold for the foreseeable future, which may limit or preclude the ability of other shareholders to influence corporate matters.

Subject to the terms of the Business Combination Agreement, Blyvoor Gold will receive a majority of Aurous Resources Ordinary Shares in exchange for its shares of Aurous Gold and Gauta Tailings, respectively. As a result, Blyvoor Gold will be able to exert control over Aurous Resources’ management and affairs and over matters requiring shareholder approval. After the Business Combination Blyvoor Gold is expected to own Aurous Resources Ordinary Shares representing approximately 50.81 % of the Aurous Resources Ordinary Shares (assuming no redemptions by Rigel’s public shareholders of their Rigel Class A Ordinary Shares and (i) excluding the issuance of (A) any Earnout Shares, (B) Management Incentive Awards, (C) any shares issuable upon the exercise of the Aurous Resources Warrants, (C) and (D) the Gauta Tailings Deferred Consideration, but (ii) including the issuance of (A) 1,125,000 Aurous Resources Ordinary Shares to the PIPE Investors pursuant to the PIPE Investment, (B) 200,000 Aurous Resources Ordinary Shares as part of the Transaction Success Incentive Share Scheme and (C) 5,000,000 Aurous Resources Ordinary Shares pursuant to the Orion Forward Purchase Agreement). This concentrated control will limit investors’ ability to influence certain corporate matters.

Subject to the terms of the Proposed Organizational Documents, Aurous Resources can, by passing an ordinary resolution, appoint any willing person to be a director either as an additional director or to fill a vacancy where a director has stopped being a director for some reason. However, any director nominated and appointed by Blyvoor Gold (each a “Blyvoor Director”), during the period ending at Aurous Resources’ third annual general meeting, shall only be removed upon the passing of a special resolution, in respect of which Blyvoor Gold shall have the sole right to nominate and appoint any person to fill such vacancy by way of written notice to Aurous Resources. As a result, Blyvoor Gold will be able to control elections of certain directors and certain amendments to the Proposed Organizational Documents. Additionally, Blyvoor Gold may cause Aurous Resources to make strategic decisions or pursue acquisitions that could involve risks to other investors or may not be aligned with their interests. This control may materially adversely affect the market price of the Aurous Resources Shares.

Activities taken by existing Rigel shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Rigel’s and/or Aurous Resources’ securities.

At any time prior to the General Meeting, during a period when they are not then aware of any material nonpublic information regarding Rigel, Aurous Resources or their respective securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares or vote their Rigel Class A Ordinary Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Rigel’s or Aurous Resources’ securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the General Meeting.

The announcement of the Business Combination could disrupt Blyvoor’s relationships with its customers, service providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the Business Combination, risks relating to the impact of the announcement of the Business Combination on Blyvoor’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect Blyvoor’s ability to retain and hire key personnel and other employees on whom Blyvoor is dependent;

●	customers, service providers, business partners and other parties with which Blyvoor maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Blyvoor or fail to extend an existing relationship with Blyvoor; and

●	Blyvoor has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Blyvoor’s results of operations and cash available to fund its business.

Following the Closing, Aurous Resources’ only significant asset will be its ownership interest in the Blyvoor business and such ownership may not be sufficiently profitable or valuable to enable Aurous Resources to pay any dividends on Aurous Resources Ordinary Shares or satisfy Aurous Resources’ other financial obligations.

Following the Closing, Aurous Resources will have no direct operations and no significant assets other than its ownership interest in the Blyvoor business. Aurous Resources will depend on the Blyvoor business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the Aurous Resources Ordinary Shares. The earnings from, or other available assets of, the Blyvoor business may not be sufficient to pay dividends or make distributions or loans to enable Aurous Resources to pay any dividends on the Aurous Resources Ordinary Shares or satisfy our other financial obligations.

This lack of diversification may subject Aurous Resources to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse effect upon the particular industry in which Aurous Resources may operate subsequent to the Business Combination. Please see the section titled “Risks Related to Our Operations and Business.”

The Sponsor and Rigel’s directors and executive officers who hold Founder Shares and/or Rigel Private Warrants may receive a positive return on the Founder Shares and/or Rigel Private Warrants even if Rigel’s public shareholders experience a negative return on their investment after consummation of the Business Combination.

If Rigel is able to consummate a business combination within the required time period, the Sponsor and Rigel’s directors and executive officers who hold Founder Shares and/or private warrants may receive a positive return on their investments which were acquired prior to the Business Combination, or concurrently with the consummation of the Business Combination, even if Rigel’s public shareholders experience a negative return on their investment in Rigel’s Class A Ordinary Shares after the consummation of the Business Combination.

The Merger may result in adverse tax consequences to holders of Rigel Ordinary Shares and Rigel Public Warrants.

It is intended that the Merger qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code (an “F Reorganization”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as Rigel, whether the Merger qualifies as an F Reorganization is not entirely clear. Neither Aurous Resources nor Rigel intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the U.S. federal income tax treatment of the Merger discussed herein. The failure of the Merger to qualify as such a reorganization for U.S. federal income tax purposes could result in a U.S. Holder of Rigel Ordinary Shares and Rigel Public Warrants recognizing income, gain or loss with respect to the Rigel Ordinary Shares and Rigel Public Warrants surrendered by such U.S. Holder.

Even if the Merger qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. Rigel believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In the event Rigel Ordinary Shares or Rigel Public Warrants constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of Rigel Ordinary Shares and Rigel Public Warrants in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Risks if the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Rigel Board will not have the ability to adjourn the General Meeting to a later date in order to, among other things, solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The Rigel Board is seeking approval, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented, or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

If the Adjournment Proposal is not approved, the Rigel Board will not have the ability to adjourn the General Meeting to a later date and, therefore, will not have more time to take actions in furtherance of consummating the transactions contemplated by the Business Combination Agreement, including solicit votes. In such events, the Business Combination may not be completed.

Risks if the Business Combination Is Not Consummated

If Rigel is not able to complete the Business Combination with the Target Companies by May 9, 2025, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Rigel amended and restated memorandum and articles of association, Rigel would cease all operations except for the purpose of winding up and Rigel would redeem its Rigel Class A Ordinary Shares and liquidate the Trust Account, in which case Rigel’s public shareholders may only receive approximately $11.52 per share and the Rigel Public Warrants will expire and be worthless.

Rigel’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases.

If Rigel is not able to complete the Business Combination with the Target Companies by May 9, 2025, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Rigel’s amended and restated memorandum and articles of association, Rigel will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders of Rigel (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Rigel’s remaining shareholders and the Rigel Board, liquidate and dissolve, subject in each case to Rigel’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Rigel’s Public Warrants, which will expire and be worthless if Rigel fails to complete its initial business combination by May 9, 2025, unless extended pursuant to Rigel’s amended and restated memorandum and articles of association. The Rigel Initial Holders have agreed, for no consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Rigel fails to complete an initial business combination by May 9, 2025 (unless such date is extended), and therefore would not be entitled to the same consideration as the other public shares in the event an initial business combination is not completed by May 9, 2025 (unless such date is extended).

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Rigel Class A Ordinary Shares and/or Rigel Public Warrants, potentially at a loss.

Rigel’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) completion of an initial business combination (including the Closing), and then only in connection with those Rigel Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend Rigel’s amended and restated memorandum and articles of association (A) to modify the substance or timing of Rigel’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of Rigel’s public shares if it does not complete an initial business combination by May 9, 2025, as such date may be extended pursuant to Rigel’s amended and restated memorandum and articles of association, or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of Rigel’s public shares if it has not completed an initial business combination by May 9, 2025, as such date may be extended pursuant to Rigel’s amended and restated memorandum and articles of association, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Rigel Public Warrants will not have any right to the proceeds held in the Trust Account with respect to such warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or Rigel Public Warrants, potentially at a loss.

If Rigel has not completed its initial business combination, its public shareholders may not receive any redemption from the Trust Account until after May 9, 2025.

If Rigel is not able to complete the Business Combination with the Target Companies by May 9, 2025, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Rigel’s amended and restated memorandum and articles of association, Rigel will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders of Rigel (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Rigel’s remaining shareholders and the Rigel Board, liquidate and dissolve, subject in each case to Rigel’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than or equal to the initial public offering price per unit in Rigel’s Initial Public Offering. In addition, if Rigel fails to complete any initial business combination by May 9, 2025 (unless such date is extended), there will be no redemption rights or liquidating distributions with respect to Rigel Public Warrants, which will expire and be worthless.

With respect to redemption rights, holders of Rigel Class B Ordinary Shares have different incentives than holders of Rigel Class A Ordinary Shares with respect to the completion of any proposed business combination (including the Business Combination) and/or the exercise of any right to redeem. In particular, holders of Rigel Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the Rigel Class B Ordinary Shares is dependent on the consummation of an initial business combination. In the event no initial business combination is consummated by May 9, 2025 (unless such date is extended), the Rigel Class B Ordinary Shares would be rendered valueless. Holders of Rigel Class A Ordinary Shares, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed shares even if an initial business combination is not completed. Therefore, the interests of holders of Rigel Class A Ordinary Shares and Rigel Class B Ordinary Shares may not be aligned. Holders of Rigel Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination.

If Rigel has not completed its initial business combination by May 9, 2025 (unless such date is extended), Rigel will distribute the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders of Rigel (including the right to receive further liquidating distributions, if any) and cease all operations except for the purposes of winding up of Rigel’s affairs, as further described in this proxy statement/prospectus. If Rigel is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond May 9, 2025 (unless such date is extended) before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. Rigel has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, Rigel consummates an initial business combination (including the Business Combination) or amends certain provisions of the Rigel amended and restated memorandum and articles of association, and only then in cases where investors have properly sought to redeem their public shares. Only upon Rigel’s redemption or any liquidation will public shareholders be entitled to distributions if Rigel has not completed an initial business combination within the required time period (unless such date is extended) and does not amend certain provisions of the Rigel amended and restated memorandum and articles of association prior thereto.

If the Business Combination is not completed, potential target businesses may perceive leverage over Rigel in negotiating an initial business combination, which could undermine Rigel’s ability to complete an initial business combination on terms that would produce value for Rigel’s public shareholders.

Any potential target business with which Rigel enters into negotiations concerning a business combination will be aware that Rigel must complete an initial business combination by May 9, 2025 (unless such date is extended). Consequently, if Rigel is unable to complete this Business Combination, a potential target may obtain leverage over Rigel in negotiating an initial business combination, knowing that Rigel may be unable to complete an initial business combination with another target business by May 9, 2025 (unless such date is extended). This risk will increase as Rigel gets closer to the timeframe described above. In addition, Rigel may have limited time to conduct due diligence.

Because of Rigel’s limited resources and the significant competition for initial business combination opportunities, if this Business Combination is not completed, it may be more difficult for Rigel to complete an initial business combination. In addition, resources could be used to research acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another target business. If Rigel is unable to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel’s public shareholders may receive only approximately $11.52 per share, on the liquidation of the Trust Account (or less than $11.52 per share in certain circumstances where a third party brings a claim against Rigel and its assets in the Trust Account that the Sponsor is unable to indemnify), and the Rigel Public Warrants will expire and be worthless.

If Rigel is unable to complete the Business Combination, Rigel would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Rigel could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Rigel does and Rigel’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Rigel believes there are numerous target businesses Rigel could potentially acquire with the net proceeds of its Initial Public Offering and the sale of its Rigel Private Warrants, Rigel’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Rigel’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, Rigel is obligated to pay cash for the public shares redeemed, potentially reducing the resources available to Rigel for an initial business combination. Any of these obligations may place Rigel at a competitive disadvantage in successfully negotiating an alternative initial business combination.

Rigel anticipates that, if it is unable to complete this Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Rigel decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Rigel reaches an agreement relating to a specific target business, Rigel may fail to complete such business combination (including the Business Combination) for any number of reasons including those beyond Rigel’s control. Any such event will result in a loss to Rigel of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If Rigel does not complete this Business Combination and is unable to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel’s public shareholders may receive only approximately $11.52 per share on the liquidation of the Trust Account (or less than $11.52 per share in certain circumstances where a third party brings a claim against Rigel and its assets in the Trust Account that the Sponsor is unable to indemnify) and the Rigel Public Warrants will expire and be worthless.

Risks Related to Rigel

As of November 5, 2024, Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants have been delisted from the NYSE because it failed to consummate a business combination within 36 months of its initial public offering. This may result in Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants to be traded over the counter, which could have a material adverse effect on the market prices of our securities and on shareholder liquidity.

Section 102.06(e) of the NYSE Listed Company Manual requires that any acquisition company, such as the Company, must within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the company specifies in its constitutive documents, complete one or more business combinations. The date that is 36 months following the effectiveness of our registration statement is November 4, 2024.

On November 4, 2024, Rigel received a notice from the NYSE stating that the staff of NYSE Regulation has determined to delist the Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants pursuant to Sections 102.06e and 802.01B of the NYSE’s Listed Company Manual because Rigel failed to consummate a business combination within 36 months of its initial public offering. As a result of the determination, trading of Rigel’s Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants on the NYSE was suspended beginning on November 5, 2024 and the securities were subsequently delisted following the completion by the NYSE of their applicable procedures.

Since the NYSE delisted Rigel’s securities from trading on its exchange, Rigel’s securities are traded over the counter. Since Rigel’s securities are traded over the counter, Rigel could face significant material adverse consequences, including:

●	a limited availability of market quotations for Rigel’s securities;

●	reduced liquidity for Rigel’s securities;

●	a determination that Rigel’s common stock is a “penny stock” which will require brokers trading in Rigel Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Rigel’s securities;

●	a limited amount of news and analyst coverage;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	Rigel’s ability to complete an initial business combination or being an attractive merger partner; and

●	Rigel’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, in which case our securities would be subject to regulation in each state where we offer and sell securities.

The Sponsor or any of Rigel’s directors, officers or advisors (and, in each case, their respective affiliates) may elect to purchase Rigel Ordinary Shares or Rigel Public Warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Rigel’s securities.

At any time at or prior to the Business Combination, unless Rigel is otherwise engaged in a tender offer for Rigel Ordinary Shares or Rigel Private Warrants, subject to applicable securities laws (including with respect to material non-public information), the Sponsor or any of Rigel’s directors, officers or advisors (and, in each case, their respective affiliates) may (i) purchase Rigel Ordinary Shares or Rigel Public Warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Business Combination Proposal or the Adjournment Proposal, or elect to redeem, or indicate an intention to redeem, Rigel Ordinary Shares, (ii) execute agreements to purchase such shares or warrants from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares or Rigel Public Warrants, vote their public shares in favor of the Business Combination Proposal or the Adjournment Proposal, or not redeem their Rigel Class A Ordinary Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Rigel’s public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or any of Rigel’s directors, officers or advisors (and, in each case, their respective affiliates) purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Rigel does not anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules, and purchases will be prohibited from the time of the public announcement of the tender offer until the expiration of the offer. This prohibition will also apply to any person acting, directly or indirectly, in concert with (a) Rigel or its affiliates, (b) Rigel’s dealer-manager and its affiliates, if any, and (c) any advisor of the foregoing whose compensation is dependent upon the completion of the offer, in each case in connection with any purchase or arrangement to purchase any subject securities or any related securities.

The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of two-thirds of the Rigel Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the Merger Proposal, (ii) satisfaction of the requirement that holders of at least a majority of the Rigel Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal, (iii) satisfaction of the Available Cash Condition, (iv) otherwise limiting the number of Rigel Class A Ordinary Shares electing to redeem and (iv) Rigel’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of Rigel Public Warrants would be to reduce the number of Rigel Public Warrants outstanding or to vote such Rigel Public Warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination.

Entering into any such arrangements may have a depressive effect on Rigel Ordinary Shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of Rigel Ordinary Shares or Rigel Public Warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of Rigel’s securities and the number of beneficial holders of Rigel’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Rigel’s securities on a national securities exchange.

The ability of the holders of Rigel Ordinary Shares to exercise redemption rights with respect to a large number of Rigel Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that Rigel’s public shareholders would have to wait for liquidation to redeem their shares or deplete the Trust Account.

At the time that Rigel entered into the Business Combination Agreement and related transaction documents for the Business Combination, it did not know how many of its public shareholders would exercise their redemption rights. If a larger number of Rigel Class A Ordinary Shares are submitted for redemption than initially expected, this could lead to a failure to consummate the Business Combination, or a failure by Aurous Resources to meet the initial listing requirements of Nasdaq at the Closing.

The exercise of Rigel’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Rigel’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Rigel to agree to amend the Business Combination Agreement, to consent to certain actions taken by Blyvoor or to waive rights that Rigel is entitled to under, or as conditions of, the Business Combination Agreement. Such events could arise because of changes in the course of Blyvoor’s business, a request by Blyvoor to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Blyvoor’s business and would entitle Rigel to terminate the Business Combination Agreement. In any of such circumstances, it would be at Rigel’s discretion, acting through the Rigel Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Rigel and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Rigel does not believe there will be any material changes or waivers that Rigel’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, Rigel will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, Aurous Resources may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Rigel cannot assure you that the due diligence conducted in relation to the Target Companies has identified all material issues or risks associated with the Target Companies or either of their respective businesses or the industries in which they compete.

Furthermore, Rigel cannot assure you that factors outside of the Target Companies’, Aurous Resources’ and Rigel’s control will not later arise. As a result of these factors, Aurous Resources may be exposed to liabilities and incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Rigel’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Rigel’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Aurous Resources’ financial condition and results of operations and could contribute to negative market perceptions, including about the Target Companies, Aurous Resources or Rigel or their respective securities. Additionally, Rigel has no indemnification rights against the Target Companies or their shareholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any holders of Rigel Ordinary Shares or Rigel Public Warrants who choose to remain holders of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants following the Business Combination could suffer a reduction in the value of their shares or warrants. Such holders of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Rigel’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors will not have the same benefits as an investor in an underwritten public offering.

Aurous Resources will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Aurous Resources’ securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the below.

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Rigel and the Target Companies have each engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the Nasdaq on the trading day immediately following the Closing, there will be no book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of Aurous Resources Ordinary Shares on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Aurous Resources’ securities or helping to stabilize, maintain or affect the public price of Aurous Resources Ordinary Shares following the Closing. In addition, since Aurous Resources will become public through the Business Combination, securities analysts of major brokerage firms may not provide coverage of Aurous Resources since there is no incentive to brokerage firms to recommend the purchase of Aurous Resources Ordinary Shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Aurous Resources’ behalf. All of these differences from an underwritten public offering of Aurous Resources Ordinary Shares could result in a more volatile price for Aurous Resources Ordinary Shares.

Further, neither Rigel nor the Target Companies will conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of the Aurous Resources Ordinary Shares on the Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to Aurous Resources Ordinary Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for Aurous Resources Ordinary Shares.

In addition, the Rigel Initial Holders and Rigel’s directors and officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from, or in addition to, those of Rigel’s shareholders and warrant holders generally and that would not be present in an underwritten public offering of Aurous Resources Ordinary Shares. Such interests may have influenced the Rigel Board in making their recommendation that Rigel’s shareholders vote in favor of the approval of the Business Combination Proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination and Conflicts of Interest.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Aurous Resources became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our initial business combination and may constrain the circumstances under which we could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating to, among other things, (i) disclosures in business combination transactions between special purpose acquisition companies (each a “SPAC”) such as us and private operating companies, (ii) the condensed financial statement requirements applicable to transactions involving shell companies, and (iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. The SPAC Rules will become effective 125 days after their publication in the Federal Register. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in proposed business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act based on certain facts and circumstances such as duration, asset composition, sources of income, business purpose and activities of the SPAC and its management team in furtherance of such goals.

Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with the SPAC Rules, or pursuant to the SEC’s views expressed in the SPAC Guidance, may increase the costs and time required to consummate a business combination and may constrain the circumstances under which we could complete a business combination.

If Rigel is deemed to be an investment company for purposes of the Investment Company Act, Rigel may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate and dissolve.

As described above, the SPAC Guidance relates to, among other things, the circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company will be a question of facts and circumstances under the subjective test of Section 3(a)(1)(A) of the Investment Company Act. A specific duration period of a SPAC is not the sole determinant, but one of the long-standing factors to consider in determination of a SPAC’s status under the Investment Company Act. A SPAC could be deemed to be an investment company at any stage of its operation. The determination of a SPAC’s status as an investment company includes analysis of a SPAC’s activities, depending upon the facts and circumstances, including but not limited to, the nature of SPAC assets and income, the activities of a SPAC’s officers, directors and employees, the duration of a SPAC, the manner in which a SPAC is holding itself out to investors, and the merging with an investment company.

It is possible that a claim could be made that Rigel has been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If Rigel were deemed to be an investment company for purposes of the Investment Company Act, it might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If Rigel is required to liquidate, Rigel’s investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of its shares and warrants following such a transaction, and its warrants would expire and be worthless.

In an effort to mitigate the risk that Rigel may be deemed to have been operating as an unregistered investment company under the Investment Company Act, Rigel instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities held in the Trust Account in August 2023 and to thereafter hold all funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of Rigel’s initial business combination or Rigel’s liquidation. There can be no assurance that this action will foreclose a judicial or regulatory finding, or an allegation, that Rigel is an investment company.

If third parties bring claims against Rigel, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per Rigel Public Unit in Rigel’s Initial Public Offering).

Rigel’s placing of funds in the Trust Account may not protect those funds from third-party claims against Rigel. Although Rigel seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Rigel does business execute agreements with Rigel waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Rigel’s public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Rigel’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Rigel’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial than any alternative.

Examples of possible instances where Rigel may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Rigel is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Rigel and will not seek recourse against the Trust Account for any reason. Upon redemption of Rigel’s public shares, if Rigel has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with such initial business combination, Rigel will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by Rigel’s shareholders could be less than the $10.20 per public share initially held in the Trust Account.

The Sponsor has agreed, under certain circumstances, that it will be liable to Rigel if, and to the extent, any claims by a third party (other than Rigel’s independent registered public accounting firm) for services rendered or products sold to Rigel, or a prospective target business with which Rigel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Rigel has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Rigel and, therefore, the Sponsor may not be able to satisfy those obligations. None of Rigel’s officers or directors will indemnify Rigel for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Rigel has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per public share initially held in the Trust Account. In such event, Rigel may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

If, before distributing the proceeds in the Trust Account to Rigel’s public shareholders, Rigel files a winding-up or bankruptcy or insolvency petition, or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Rigel public shareholders, and the per share amount that would otherwise be received by Rigel’s public shareholders in connection with Rigel’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Rigel’s public shareholders, Rigel files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Rigel’s insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any insolvency claims deplete the Trust Account, Rigel cannot assure you it will be able to return $11.52 per share to its public shareholders.

If, after Rigel distributes the proceeds in the Trust Account to its public shareholders, Rigel files a winding-up or bankruptcy or insolvency petition, or an involuntary winding-up or bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Rigel Board may be viewed as having breached their fiduciary duties, thereby exposing the members of the Rigel Board and Rigel to claims of damages.

If, after Rigel distributes the proceeds in the Trust Account to Rigel’s public shareholders, Rigel files a winding-up or bankruptcy petition, or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a bankruptcy court could seek to recover some or all amounts received by Rigel’s shareholders. Furthermore, the Rigel Board may be viewed as having breached its fiduciary duty to Rigel or Rigel’s creditors or may have acted in bad faith, and thereby exposing itself and Rigel to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Rigel cannot assure you that claims will not be brought against it for these reasons.

We may not be able to complete an initial business combination since such initial business combination may be subject to review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. We do not expect the Company to be considered a “foreign person” under the regulations administered under CFIUS. However, entities that are “controlled” by “foreign persons” may themselves be deemed to be “foreign persons” under the CFIUS regulations. Were we considered to be a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings.

The Sponsor is a Cayman limited liability company and is not controlled by a non-U.S. person. The managing member of the Sponsor is an investment fund, Orion Fund III, which is a Cayman limited partnership. Orion Fund III is controlled by its general partner, Orion GP, which is ultimately controlled by U.S. persons in the United States. The owners of the Sponsor are Orion Fund III and Orion GP. Although the Company does not believe that any of the aforementioned facts or relationships regarding the Sponsor would, by themselves, subject a potential initial business combination to regulatory review, including review by CFIUS, if it were subject to such review because of the parties to a potential initial business combination or otherwise, the potential initial business combination could be delayed or prohibited.

While we do not believe the Business Combination is subject to CFIUS review because we are not controlled by a non-U.S. person, if it were to become controlled by a non-U.S. person or if our potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, we may be unable to consummate an initial business combination with such business. In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by May 9, 2025, because the review process extends beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, we cannot guarantee the per share amount that our public shareholders will receive and the Rigel Warrants will expire and be worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Rigel’s shareholders may be held liable for claims by third parties against Rigel to the extent of distributions received by them upon redemption of their public shares.

If Rigel enters into an insolvency proceeding, any distributions received by Rigel’s public shareholders could be viewed as an unlawful payment if it was proved that, for example, immediately following the distribution, Rigel was unable to pay its debts as they fall due in the ordinary course of business. As a result, a debtor, trustee or liquidator could seek to recover some or all amounts received by Rigel’s public shareholders. Furthermore, the Rigel Board may be viewed as having breached its fiduciary duty to Rigel or Rigel’s creditors or may have acted in bad faith, and thereby exposing itself and Rigel to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Rigel cannot assure you that claims will not be brought against it for these reasons.

Because Rigel is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Rigel is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Rigel’s public shareholders to effect service of process within the U.S. upon Rigel’s directors or officers, or enforce judgments obtained in U.S. courts against Rigel’s directors or officers.

Rigel’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Rigel’s directors to Rigel under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Rigel’s shareholders and the fiduciary responsibilities of Rigel’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a court of the U.S.

Shareholders of Cayman Islands exempted companies like Rigel have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Rigel’s directors have discretion under its amended and restated memorandum and articles of association to determine whether or not, and under what conditions, Rigel’s corporate records may be inspected by our shareholders, but are not obliged to make them available to shareholders of Rigel. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Rigel judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Rigel predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be: (i) one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (ii) final and conclusive; (iii) either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non money relief; and (iv) neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. As a result of English case law, which will likely be highly persuasive in the Cayman Islands, the Cayman Islands courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circumstances. Cayman Islands courts may stay enforcement proceedings if concurrent proceedings are brought elsewhere.

As a result of all of the above, Rigel’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by Rigel’s management or members of the Rigel Board than they would as public shareholders of a U.S. company.

Risks Related to the Redemption of Rigel’s Shares

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (A) holds public shares or (B) if such public shares are held through units, elects to separate its units into the underlying public shares and warrants prior to exercising its redemption rights with respect to the public shares; (ii) prior to 5:00 p.m., Eastern Time on [       ] (two business days before the scheduled date of the General Meeting) submits a written request to Continental Stock Transfer & Trust Company, Rigel’s transfer agent, that Rigel redeem all or a portion of its public shares for cash, affirmatively certifying in its request if such shareholders “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to in excess of 15% of the public shares of Rigel’s common stock; and (iii) delivers its public shares to Rigel’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a shareholder’s broker or clearing broker, DTC and Rigel’s transfer agent will need to act to facilitate this request. It is Rigel’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from its transfer agent. However, because Rigel does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If a public shareholder fails to receive notice of Rigel’s offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Rigel’s compliance with the proxy rules, a public shareholder fails to receive its proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Rigel is furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Rigel’s Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Rigel will require each public shareholder seeking to exercise redemption rights to certify to it whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as filings under Section 13D, Section 13G and Section 16 of the Exchange Act, will be the sole basis on which Rigel makes the above-referenced determination. A shareholder’s inability to redeem any such excess shares will reduce their influence over Rigel’s ability to consummate the Business Combination, and such shareholder could suffer a material loss on their investment in us if they sell such excess shares in open market transactions.

Additionally, such shareholder(s) will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, such shareholder(s) will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, such shareholder(s) would be required to sell their stock in open market transactions, potentially at a loss. Rigel cannot assure its shareholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Rigel’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Rigel’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Rigel can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Rigel might realize in the future had the shareholder not redeemed its public shares. Similarly, if a shareholder does not redeem its public shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its public shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The Target Companies’ obligation to consummate the Business Combination is subject to the waiver of the Available Cash Condition, which may make it more difficult for Rigel to complete the Business Combination.

The Business Combination Agreement provides that the Target Companies’ obligation to consummate the Business Combination is conditioned on, among other things, the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from (i) the PIPE Funding and (ii) amounts, if any, funded pursuant to the Orion Forward Purchase Agreement and less the Cash Consideration paid in connection with the Merger (prior to any Target Group Company Transaction Expenses or Rigel Transaction Expenses) being equal to or greater than $50 million; provided that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources in connection with the Closing may not be in excess of $17 million.

As of October 31, 2024, the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Aurous Resources amounts to $18.2 million. Consequently, the Target Companies would need to waive the Available Cash Condition in order to consummate the Business Combination. There can be no assurance, however, that the Target Companies will waive the Available Cash Condition and that the Business Combination will be consummated.

Under these circumstances, Rigel’s shareholders may exercise their redemption rights with respect to a maximum of 7,129,558 redeemable Rigel Class A Ordinary Shares upon consummation of the Business Combination at an estimated redemption price of approximately $11.52 per share. Such estimated per share redemption value of $11.52 was calculated by dividing the Trust Account balance of approximately $82.1 million as of September 30, 2024 by 7,129,558 Rigel Class A Ordinary Shares outstanding.

Rigel does not know how many of its shareholders may exercise their redemption rights, thereby depleting the amount in its Trust Account. In addition, if a larger number of shares are submitted for redemption than initially expected, Rigel may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account.

Rigel’s public shareholders will experience immediate dilution as a consequence of the issuance of Aurous Resources Ordinary Shares as consideration in the Business Combination and due to future issuances pursuant to the 2024 Equity Incentive Plan and in the form of the Gauta Tailings Deferred Consideration and any Earnout Shares, as applicable. Having a minority share position may reduce the influence that Rigel’s current shareholders have on the management of the combined company.

It is anticipated that, immediately following the Business Combination, on a fully-diluted basis, (i) Rigel’s public shareholders are expected to collectively own approximately 7.15% (assuming the 25% Scenario) or 4.37.% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (ii) the Rigel Initial Holders are expected to collectively own approximately 24.13% (assuming the 25% Scenario) or 24.85% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (iii) Blyvoor Gold is expected to own approximately 34.91% (assuming the 25% Scenario) or 35.95% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (iv) Orion Fund II is expected to own approximately 8.54% (assuming the 25% Scenario) or 8.80% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (v) the PIPE Investors are expected to collectively own approximately 1.28% (assuming the 25% Scenario) or 1.32% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (vi) Orion Fund III is expected to own approximately 5.69% (assuming the 25% Scenario) or 5.86% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; (vii) the holders of Aurous Resources Public Warrants are expected to collectively represent an ownership interest of approximately 17.07% (assuming the 25% Scenario) or 17.58% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares, in each case upon exercise thereof; (viii) the recipients of the Transaction Success Equity Awards recipients are expected to collectively represent an ownership interest of approximately 0.23% (assuming the 25% Scenario) or 0.23% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares; and (ix) the recipients of the 2024 Equity Inventive Plan Awards are expected to collectively represent an ownership interest of approximately 1.00% (assuming the 25% Scenario) or 1.03% (assuming the Maximum Scenario) of the outstanding Aurous Resources Ordinary Shares.

For more information, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Ownership of Aurous Resources,” “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” and “Questions and Answers about the Business Combination and the General Meeting of the Shareholders—What will the ownership of Aurous Resources be after the consummation of the Business Combination?”

The issuance of additional Aurous Resources Ordinary Shares following the Business Combination will significantly dilute the equity interests of existing holders of Rigel Class A Ordinary Shares (assuming that they do not redeem their Rigel Class A Ordinary Shares in connection with to the Business Combination) and prevailing market prices of Aurous Resources Ordinary Shares or Aurous Resources may be adversely affected and not comparable with prevailing market prices of Rigel Class A Ordinary Shares or Rigel Public Warrants.

Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in Aurous Resources and may take actions that conflict with the interests of existing holders of Rigel Class A Ordinary Shares (assuming that they do not redeem their Rigel Class A Ordinary Shares in connection with to the Business Combination). The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Aurous Resources. The Sponsor and its affiliates may also pursue acquisition opportunities that may be complementary to Aurous Resources’ business and, as a result, those acquisition opportunities may not be available to the combined company. In addition, the Sponsor may have an interest in Aurous Resources pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to the combined company and its shareholders.

EXTRAORDINARY GENERAL MEETING OF RIGEL’S SHAREHOLDERS

This proxy statement/prospectus is being provided to Rigel’s shareholders as part of a solicitation of proxies by the Rigel Board for use at the General Meeting to be held on [       ], 2024 and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [       ], 2024 to all shareholders of record of Rigel as of      , 2024, the record date for the General Meeting. All Rigel’s shareholders of record who owned Rigel Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the General Meeting. On the record date, there were 14,629,558 Rigel Ordinary Shares outstanding.

Date, Time and Place of General Meeting

The General Meeting of Rigel shareholders will be held on [       ], 2024 at [       ] a.m., New York City time, at the offices of Sidley Austin LLP, located at 787 Seventh Avenue New York, New York 10019, and via a live webcast at www.cstproxy.com/[       ], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

To attend the meeting virtually please visit www.cstproxy.com/[       ] and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Proposals at the General Meeting

At the General Meeting, Rigel shareholders will vote on the following proposals:

●	Business Combination Proposal – a proposal, as an ordinary resolution, to approve the Business Combination Agreement, attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, and the Business Combination;

●	Merger Proposal – a proposal, as a special resolution, to approve the Merger and the Plan of Merger, attached hereto as Annex B, pursuant to which the Merger will be consummated;

●	2024 Equity Incentive Plan Proposal – a proposal, as an ordinary resolution, to approve a proposed 2024 Equity Incentive Plan, attached hereto as Annex C; and

●	Adjournment Proposal – a proposal, as an ordinary resolution, to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

THE RIGEL BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS

Registering for the General Meeting

Any shareholder wishing to attend the General Meeting virtually should register for the General Meeting by [       ], 2024 at www.cstproxy.com/[       ]. To register for the General Meeting, please follow these instructions as applicable to the nature of your ownership of Rigel Ordinary Shares:

(i)	If your Rigel Ordinary Shares are registered in your name with Continental Stock Transfer and Trust Company and you wish to attend the online-only meeting, go to www.cstproxy.com/[ ], enter the control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

(ii)	Beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the broker, bank or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the General Meeting. After contacting Continental Stock Transfer and Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer and Trust Company at least five business days prior to the General Meeting date in order to ensure access.

Voting Power; Record Date

As a shareholder of Rigel, you have a right to vote on certain matters affecting Rigel. The proposals that will be presented at the General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. If you are a shareholder that holds your shares in “street name,” you will be entitled to vote or direct votes to be cast at the General Meeting if you owned Rigel Ordinary Shares at the close of business on [       ], 2024, which is the record date for the General Meeting. You are entitled to one vote for each Rigel Ordinary Share that you owned as of the close of business on the record date. On the record date, there were 14,629,558 Rigel Ordinary Shares outstanding, of which 7,129,558 are Rigel Class A Ordinary Shares and 7,500,000 are Founder Shares held by the Rigel Initial Holders. If your shares are held in “street name” through a broker, bank or other nominee, or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. For the avoidance of doubt, no additional action is required prior to the record date for Rigel shareholders that hold their shares in registered form and are registered as shareholders in Rigel’s register of members.

Quorum and Required Vote for Proposals for the General Meeting

A quorum of Rigel shareholders is necessary to hold a valid meeting. A quorum will be present at the General Meeting if one or more shareholders who together hold a majority of the issued and outstanding Rigel Ordinary Shares entitled to vote at the General Meeting are represented in person or by proxy at the General Meeting. As of the record date for the General Meeting, 7,314,780 Rigel Ordinary Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Approval of the Merger Proposal requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The Closing is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the 2024 Equity Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on any of the proposals.

In general, if your shares are held in “street name” and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the General Meeting.

Voting Your Shares – Shareholders of Record

If you are a Rigel shareholder of record, you may vote by mail, in person or virtually at the General Meeting. Each Rigel Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the General Meeting. Your one or more proxy cards show the number of Rigel Ordinary Shares that you own. If you hold your shares in “street name” through a broker, bank or other nominee, see “—Voting Your Shares—Beneficial Owners” below for details on how to vote your shares.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed pre-paid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the General Meeting so that your shares will be voted if you are unable to attend the General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Rigel Ordinary Shares will be voted as recommended by the Rigel Board. The Rigel Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the 2024 Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [       ] a.m., New York City time, on [       ], 2024.

Voting in Person at the Meeting. If you attend the General Meeting and plan to vote in person, you will be provided with a ballot at the General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the General Meeting. See “—Attending the General Meeting” below for more details.

Voting Virtually at the Meeting. If your shares are registered in your name with Continental Stock Transfer and Trust Company and you attend the General Meeting and plan to vote virtually, you must visit www.cstproxy.com/[       ], enter the control number included on your proxy card or notice of the General Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the General Meeting you will need to log back into the General Meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Voting Your Shares – Beneficial Owners

If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account and may obtain a legal proxy from your broker, bank or other nominee in order to vote in person or virtually at the General Meeting as described below.

Voting by Mail. You can vote your shares by following the instructions provided to you by your broker, bank or other nominee along with this proxy statement/prospectus to ensure that your shares are represented and voted at the General Meeting. The Rigel Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the 2024 Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [       ], New York City time, on [       ], 2024.

Voting in Person at the Meeting. If you wish to attend the General Meeting and plan to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring such legal proxy authorizing you to vote the shares in your account to the General Meeting. That is the only way Rigel can be sure that the broker, bank or nominee has not already voted your Rigel Ordinary Shares. See “—Attending the General Meeting” below for more details. You will be provided with a ballot at the General Meeting.

Voting Virtually at the Meeting. If you wish to attend the virtual meeting and plan to vote virtually, you must obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com at least five business days prior to the General Meeting date. Once you email a valid legal proxy you will be issued a meeting control number that will allow you to register to attend and participate in the virtual meeting. See “—Attending the General Meeting” below for more details.

Attending the General Meeting

Only Rigel shareholders on the record date or their legal proxy holders may attend the General Meeting. To be admitted to the General Meeting, you will need a form of photo identification and valid proof of ownership of Rigel Ordinary Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the broker, bank or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf. Shareholders that hold their shares in registered form on the record date of the General Meeting are entitled to attend and vote at the General Meeting.

Beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the broker, bank, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an email prior to the General Meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the General Meeting date in order to ensure access.

No Additional Matters

The General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, the 2024 Equity Incentive Plan Proposal and the Adjournment Proposal. Under the Rigel amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the General Meeting, no other matters may be considered at the General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the General Meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the General Meeting or at the General Meeting by doing any one of the following:

(i)	you may send another proxy card with a later date;

(ii)	you may notify Rigel in writing before the General Meeting that you have revoked your proxy; or

(iii)	you may attend the General Meeting, revoke your proxy, and vote in person (including by virtual means), as indicated above.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Rigel Ordinary Shares, you may call Sodali & Co, Rigel’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to Rigel’s amended and restated memorandum and articles of association, any holders of Rigel Class A Ordinary Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable. For illustrative purposes, as of September 30, 2024, the estimated per share redemption price would have been approximately $11.52.

If a holder of Rigel Class A Ordinary Shares exercises its redemption rights, then such holder will be exchanging its Rigel Class A Ordinary Shares for cash and will not own Aurous Resources Ordinary Shares following the Closing. Such a holder will be entitled to receive cash for its Rigel Class A Ordinary Shares only if it properly demands redemption and delivers its Rigel Class A Ordinary Shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the Rigel Class A Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Rigel Class A Ordinary Shares. Accordingly, all Rigel Class A Ordinary Shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

In order to exercise your redemption rights, you must:

(i)	if you hold Rigel Public Units, separate the underlying Rigel Class A Ordinary Shares and Rigel Public Warrants;

(ii)	prior to 5:00 p.m., New York City time, on [ ], 2024 (two business days before the scheduled General Meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your Rigel Class A Ordinary Shares and tender your Rigel Class A Ordinary Shares physically or electronically and submit a request in writing that Rigel redeem your Rigel Class A Ordinary Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street
New York, New York 10004
Attention: Compliance Department; and

(iii)	deliver your Rigel Class A Ordinary Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled General Meeting. Rigel shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Rigel shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Rigel shareholders who hold their shares in “street name” will have to coordinate with their broker, bank or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Rigel Class A Ordinary Shares as described above, your Rigel Class A Ordinary Shares will not be redeemed.

You do not have to be a holder as of the record date in order to exercise your redemption rights. Shareholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal at the General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination and the Merger are approved.

Holders of outstanding Rigel Public Units must separate the underlying Rigel Class A Ordinary Shares and Rigel Public Warrants prior to exercising redemption rights with respect to the public shares.

If you hold Rigel Public Units registered in your own name, you must deliver the certificate for such units if certificated, or appropriate notice if not certificated, to the Transfer Agent with written instructions to separate such units into Rigel Class A Ordinary Shares and Rigel Public Warrants. If your units are certificated, this must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the Rigel Class A Ordinary Shares from the Rigel Public Units.

If a broker, bank or other nominee holds your Rigel Public Units, you must instruct such nominee to separate your Rigel Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Rigel Public Units to be split and the nominee holding such Rigel Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Rigel Class A Ordinary Shares and Rigel Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Rigel Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Rigel Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of Rigel Class A Ordinary Shares by Rigel public shareholders will reduce the amount in the Trust Account, which held cash with a fair value of approximately $82.1 million as of September 30, 2024. The conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Rigel Class A Ordinary Shares by Rigel’s public shareholders, the Available Cash Condition is not met or is not waived by Blyvoor, then Blyvoor may elect not to consummate the Business Combination. Under these circumstances, Rigel’s shareholders may exercise their redemption rights with respect to a maximum of 7,129,558 redeemable Rigel Class A Ordinary Shares upon consummation of the Business Combination at an estimated redemption price of approximately $11.52 per share. The estimated per share redemption value of $11.52 was calculated by dividing the Trust Account balance of approximately $82.1 million as of September 30, 2024, by 7,129,558 Rigel Class A Ordinary Shares outstanding. See “Questions and Answers about the Business Combination and the General Meeting of the Shareholders—What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?” Rigel’s shareholders who wish to redeem their Rigel Class A Ordinary Shares for cash must refer to and follow the procedures set forth in this section in order to properly redeem their Rigel Class A Ordinary Shares.

With respect to redemption rights, holders of Rigel Class B Ordinary Shares have different incentives than holders of Rigel Class A Ordinary Shares with respect to the completion of any proposed business combination (including the Business Combination) and/or the exercise of any right to redeem. In particular, holders of Rigel Class B Ordinary Shares are not entitled to participate in any redemption with respect to such shares. The value of the Rigel Class B Ordinary Shares is dependent on the consummation of an initial business combination. In the event no initial business combination is consummated by May 9, 2025 (unless such date is extended), the Rigel Class B Ordinary Shares would be rendered valueless. Holders of Rigel Class A Ordinary Shares, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed shares even if an initial business combination is not completed. Therefore, the interests of holders of Rigel Class A Ordinary Shares and Rigel Class B Ordinary Shares may not be aligned. Holders of Rigel Class A Ordinary Shares should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Business Combination.

Prior to exercising redemption rights, Rigel’s shareholders should verify the market price of the Rigel Class A Ordinary Shares, as shareholders may receive higher proceeds from the sale of their Rigel Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Rigel Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Rigel Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Rigel Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account, less taxes payable. You will no longer own those shares and you will not receive any Aurous Resources Ordinary Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Aurous Resources, if any. You will be entitled to receive cash for your Rigel Class A Ordinary Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Rigel does not consummate an initial business combination by May 9, 2025 (unless such date is extended), Rigel will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the public shareholders and all of the Rigel Warrants will expire and be worthless.

None of the holders of Rigel Ordinary Shares or Rigel Warrants have appraisal rights in connection with the Business Combination under the Companies Act. Rigel shareholders may be entitled to give notice to Rigel prior to the General Meeting that they wish to dissent to the Business Combination and to receive payment of fair market value for their Rigel Ordinary Shares if they follow the procedures set forth in the Companies Act, noting that any such dissention rights may be limited pursuant to Section 239 of the Companies Act, which states that no such dissention rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes shares of any company which at the effective date of the merger are listed on a national securities exchange.

Proxy Solicitation Costs

Rigel is soliciting proxies on behalf of the Rigel Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Rigel has engaged Sodali & Co to assist in the solicitation of proxies for the General Meeting. Rigel and its directors, officers and employees may also solicit proxies in person. Rigel will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Rigel will bear the cost of the proxy solicitation. Rigel will pay Sodali & Co a fee of $22,500, plus disbursements and indemnify Sodali & Co and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as proxy solicitor. Rigel will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Rigel’s shareholders. Directors, officers and employees of Rigel who solicit proxies will not be paid any additional compensation for soliciting.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations to U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences for U.S. Holders (defined below) of Rigel Class A Ordinary Shares and/or Rigel Public Warrants (which, for purposes of this section, are referred to collectively as the “Rigel securities”) of (i) the Merger, (ii) owning and disposing of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants (which, for purposes of this section, are referred to collectively as the “Aurous Resources securities”) and (iii) electing to have Rigel Class A Ordinary Shares redeemed for cash. This discussion does not address any of the U.S. federal income tax consequences (i) to the Rigel Sponsor or its affiliates or members or any other sponsor, officer or director of Rigel, (ii) to any person holding Founder Shares or Rigel Private Warrants, (iii) to any PIPE Investors, (iv) to Aurous Gold or Gauta Tailings, or any of its respective affiliates or (v) to any holder that is not a U.S. Holder. This discussion only applies to holders of Rigel or Aurous Resources securities that hold their Rigel or Aurous Resources securities as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Code, and does not describe all of the tax consequences that may be relevant to holders of Rigel or Aurous Resources securities in light of their particular circumstances, including alternative minimum taxes and the tax on net investment income, or consequences to holders who are subject to special rules, such as:

●	banks, thrifts, mutual funds and other financial institutions or financial services entities;

●	insurance companies;

●	tax-exempt organizations, pension funds or governmental organizations;

●	regulated investment companies and real estate investment trusts;

●	United States expatriates and former citizens or former long-term residents of the United States;

●	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

●	taxpayers that are subject to a mark-to-market method of tax accounting with respect to the Rigel or Aurous Resources securities;

●	brokers or dealers in securities or foreign currency;

●	individual retirement and other deferred accounts;

●	persons holding their Rigel or Aurous Resources securities as part of a “straddle,” hedge, conversion, constructive sale or other risk reducing transactions;

●	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;

●	persons who purchase or sell their shares as part of a wash sale for tax purposes;

●	grantor trusts;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

●	holders that are “controlled foreign corporations” or “passive foreign investment companies,” referred to as “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	persons subject to the alternative minimum tax;

●	expatriates and former citizens or long-term residents of the United States; or

●	a person required to accelerate the recognition of any item of gross income with respect to Rigel or Aurous Resources securities as a result of such income being recognized on an applicable financial statement.

●	This discussion does not consider the tax treatment of entities that are (or arrangements that are treated as) partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold Rigel or Aurous Resources securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Rigel or Aurous Resources securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the Internal Revenue Service (“IRS”) regarding the Business Combination or an exercise of redemption rights or U.S. federal income tax issues relevant thereto. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders of Rigel or Aurous Resources securities are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purpose of this discussion, a “U.S. Holder” is a beneficial owner of Rigel or Aurous Resources securities, who is, or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF RIGEL OR AUROUS RESOURCES SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND RELATED TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

The Merger

The discussion under this heading “—The Merger” constitutes the opinion of Sidley Austin LLP, tax counsel to Aurous Resources, insofar as it discusses the material U.S. federal income tax consideration applicable to holders of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants as a result of the F Reorganization (as defined below), based on, and subject to, customary assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Aurous Resources and Rigel. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion may be adversely affected, and the tax consequences could differ from those described under this heading. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

The U.S. federal income tax consequences of the Merger will depend primarily upon whether it qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form or place of organization of one corporation, however effected” (an “F Reorganization”).

In the opinion of Sidley Austin LLP, the Merger should qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as Rigel, whether the Merger qualifies as an F Reorganization is not entirely clear. Neither Aurous Resources nor Rigel intends to or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the U.S. federal income tax treatment of the Merger discussed herein. The remainder of this discussion assumes that the Merger will qualify as an F Reorganization.

Except as provided below under “—PFIC Considerations”:

●	U.S. Holders of Rigel Securities generally will not recognize taxable gain or loss as a result of the Merger for U.S. federal income tax purposes;

●	the tax basis of a share of Aurous Resources Ordinary Shares or an Aurous Resources Public Warrant received by a U.S. Holder will equal the U.S. Holder’s tax basis in the Rigel Class A Ordinary Shares or Rigel Public Warrants surrendered in exchange therefor; and

●	the holding period for a share of Aurous Resources Ordinary Shares or Aurous Resources Warrants received by a U.S. Holder will include such U.S. Holder’s holding period for the Rigel Class A Ordinary Shares or Rigel Public Warrants surrendered in exchange therefor.

If the Merger were to fail to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, then, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its Rigel Class A Ordinary Shares and Rigel Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding Aurous Resources Ordinary Shares or Aurous Resources Public Warrants received in the Merger and the U.S. Holder’s adjusted tax basis in the Rigel Class A Ordinary Shares or Rigel Public Warrants surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the Aurous Resources Ordinary Shares or Aurous Resources Public Warrants received in the Merger would be equal to the fair market value of such Aurous Resources Ordinary Shares or Aurous Resources Public Warrants on the date of the Merger, and such U.S. Holder’s holding period for the Aurous Resources Ordinary Shares or Aurous Resources Public Warrants received in the Merger would begin on the day following the date of the Merger. U.S. Holders of Rigel securities are urged to consult their own tax advisors regarding the tax consequences of the Merger to them.

The Cash Consideration

Subject to the PFIC rules discussed below under “—PFIC Considerations,” a U.S. Holder who receives Cash Consideration in the Merger will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of Aurous Resources (which shall generally include the earnings and profits of Rigel), as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Aurous Resources Ordinary Shares received in the Merger. Any remaining excess will be treated as gain realized on the sale or other disposition of the Rigel Class A Ordinary Shares.

Ownership and Disposition of Aurous Resources Ordinary Shares

Taxation of Dividends and Other Distributions on Aurous Resources Ordinary Shares

Subject to the PFIC rules discussed below, if Aurous Resources makes a distribution of cash or other property to a U.S. Holder of Aurous Resources Ordinary Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Aurous Resources’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Aurous Resources Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Aurous Resources Ordinary Shares. Because Aurous Resources does not expect to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by Aurous Resources will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) Aurous Resources Ordinary Shares are readily tradable on an established securities market in the U.S. (such as the Nasdaq) or (ii) Aurous Resources is eligible for the benefits of an applicable income tax treaty, in each case provided that Aurous Resources is not treated as a PFIC in the taxable year in which the dividend was paid or in any previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Aurous Resources Ordinary Shares.

Taxation on the Disposition of Aurous Resources Ordinary Shares

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Aurous Resources Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such shares.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. However, it is unclear whether the redemption rights with respect to the Rigel Class A Ordinary Shares may prevent the holding period of the Aurous Resources Ordinary Shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to various limitations.

Exercise of an Aurous Resources Public Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of an Aurous Resources Public Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of an Aurous Resources Public Warrant. The U.S. Holder’s tax basis in the Aurous Resources Ordinary Shares received upon exercise of the Aurous Resources Public Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Aurous Resources Public Warrant and the exercise price of such Aurous Resources Public Warrant. A U.S. Holder’s holding period for the Aurous Resources Ordinary Shares received upon exercise of the Aurous Resources Public Warrants will commence on the date of exercise of the Aurous Resources Public Warrants and will not include the period during which the U.S. Holder held the Aurous Resources Public Warrants.

The tax consequences of a cashless exercise of an Aurous Resources Public Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Aurous Resources Ordinary Shares received would generally equal the holder’s tax basis in the Aurous Resources Public Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period for the Aurous Resources Ordinary Shares would generally commence on the date of exercise of the Aurous Resources Public Warrant or the day following the date of exercise of the Aurous Resources Public Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Aurous Resources Ordinary Shares would include the holding period of the Aurous Resources Public Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Aurous Resources Public Warrants having a fair market value equal to the exercise price paid for the total number of Aurous Resources Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Aurous Resources Ordinary Shares represented by the Aurous Resources Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the Aurous Resources Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Aurous Resources Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the Aurous Resources Public Warrants exercised and the exercise price of such Aurous Resources Public Warrants. A U.S. Holder’s holding period for the Aurous Resources Ordinary Shares received upon exercise of the Aurous Resources Public Warrants will commence on the date of exercise of the Aurous Resources Public Warrants and will not include the period during which the U.S. Holder held the Aurous Resources Public Warrants.

Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of an Aurous Resources Public Warrant

Subject to the PFIC rules discussed below, upon a sale, exchange (other than by exercise), redemption, or expiration of an Aurous Resources Public Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition or expiration and (ii) the U.S. Holder’s tax basis in the Aurous Resources Public Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Aurous Resources Public Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If an Aurous Resources Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Aurous Resources Public Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Aurous Resources Public Warrant provide for an adjustment to the number of Aurous Resources Ordinary Shares for which the Aurous Resources Public Warrant may be exercised or to the exercise price of the Aurous Resources Public Warrant in certain events. An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of Aurous Resources Public Warrants would be treated as receiving a constructive distribution from Aurous Resources if, for example, the adjustment increases the holder’s proportionate interest in Aurous Resources’ assets or earnings and profits (e.g., through an increase in the number of Aurous Resources Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of Aurous Resources Ordinary Shares which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Taxation of Dividends and Other Distributions on Aurous Resources Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from Aurous Resources equal to the fair market value of such increased interest.

Redemption of a U.S. Holder’s Rigel Class A Ordinary Shares Pursuant to the Rigel Shareholder Redemption

In the event that a U.S. Holder’s Rigel Class A Ordinary Shares are redeemed for cash pursuant to the Rigel Shareholder Redemption, subject to the PFIC rules discussed below under “—PFIC Considerations,” the treatment of the redemption for U.S. federal income tax purposes depends on whether the redemption qualifies as a sale of the Rigel Class A Ordinary Shares under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of ordinary shares of Rigel treated as held by the U.S. Holder relative to all of the ordinary shares of Rigel outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by former holders of Aurous Gold’s and Gauta Tailings’ outstanding equity interests as a result of the Share Exchange.

The redemption of Rigel Class A Ordinary Shares generally is treated as a sale of the Rigel Class A Ordinary Shares if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Rigel, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally must take into account not only Rigel Class A Ordinary Shares actually owned by such U.S. Holder, but also ordinary shares of Rigel such U.S. Holder is treated as constructively owning. A U.S. Holder may be treated as constructively owning ordinary shares of Rigel owned by certain related individuals and entities (including Aurous Resources following the Merger) in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, such as the Rigel Public Warrants or Aurous Resources Public Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the ordinary shares of Rigel actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Rigel Class A Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock of Rigel actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock of Rigel actually or constructively owned by such U.S. Holder immediately prior to the redemption. The redemption of the Rigel Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Rigel. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Rigel will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, subject to the PFIC rules discussed below under “—PFIC Considerations,” the U.S. Holder would generally be required to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Rigel Class A Ordinary Shares. Such gain or loss generally would be treated as long-term capital gain or loss if such shares were held for more than one year on the date of the redemption. A U.S. Holder’s tax basis in such holder’s Rigel Class A Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, subject to the PFIC rules discussed below under “—PFIC Considerations,” then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of Rigel, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Rigel Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Rigel Class A Ordinary Shares.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ordinary shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

PFIC Considerations

A non-U.S. (foreign) corporation will be classified as a PFIC for any taxable year (i) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (ii) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income including for these purposes its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

It is likely that Rigel will meet the PFIC asset or income test during the taxable years prior to the business combination, which would generally result in Rigel being treated as a PFIC in those taxable years. Because Aurous Resources’ PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year and may depend in part on the value of its unbooked goodwill (which may be determined in large part by reference to the market price of the Aurous Resources Ordinary Shares from time to time, which could be volatile), there can be no assurance that Aurous Resources will not be a PFIC for the taxable year ending on December 31, 2024 or any future taxable year. Additionally, even if Aurous Resources is not a PFIC following the Merger, Aurous Resources Ordinary Shares could be treated as stock of a PFIC with respect to a U.S. Holder who held Rigel securities in a taxable year in which Rigel was treated as a PFIC.

If Rigel or, after the Business Combination, Aurous Resources, is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Rigel or Aurous Resources securities and, in the case of Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares (as applicable), the U.S. Holder did not make either (i) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Rigel’s or Aurous Resources’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares, (ii) a QEF election along with a “purging election,” or (iii) a “mark-to-market” election with respect to the Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares (hereinafter, each a “PFIC Election”), such holder generally will be subject to special rules with respect to “excess distributions” with respect to its Rigel or Aurous Resources securities generally including:

●	any gain realized by the U.S. Holder on the sale or other disposition of its Rigel or Aurous Resources securities; and

●	any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Rigel Class A Ordinary Shares or Aurous Resources Ordinary Shares.

Under these rules,

●	the U.S. Holder’s excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Rigel or Aurous Resources securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Rigel’s or Aurous Resources’ first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Rigel and, after the Business Combination, Aurous Resources. Pursuant to the Business Combination Agreement, following the Closing Date, but, in the case of any taxable period that ends after the Closing Date, only if Aurous Resources knows, reasonably should know or there is a substantial likelihood that Aurous Resources is a PFIC, Aurous Resources is obligated to use its commercially reasonable efforts to provide such information to U.S. Holders. However, there can otherwise be no assurance that Aurous Resources will provide such information within the timeframe that would permit any particular U.S. Holder to make the QEF election. In addition, U.S. Holders of Rigel Public Warrants or Aurous Resources Public Warrants are not able to make a QEF election with respect to their warrants.

In addition, whether or not the Merger qualifies as an F Reorganization, U.S. Holders who exchange Rigel securities for Aurous Resources securities pursuant to the Merger may be subject to adverse U.S. federal income tax consequences under the passive foreign investment company, or “PFIC,” provisions of the Code. In addition, a U.S. Holder who elects to have its Rigel Class A Ordinary Shares redeemed for cash pursuant to the redemption provisions may be subject to the PFIC rules.

Even if the Merger qualifies as an F Reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. In the event Rigel securities constitute shares in a PFIC with respect to any U.S. Holder, so long as the Merger qualifies as an F Reorganization, those proposed Treasury Regulations, if finalized in their current form, would provide an exception to gain recognition otherwise required under the PFIC rules for U.S. Holders of Rigel securities in connection with the Merger. However, it is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Furthermore, in the event that a U.S. Holder’s Rigel Class A Ordinary Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus and said redemption is treated as either a sale or exchange of Rigel Class A Ordinary Shares or as a distribution on the Rigel Class A Ordinary Shares, such deemed sale or exchange or distribution, as applicable, would also be treated as a sale or exchange or distribution, as applicable, for purposes of the PFIC rules described above.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Rigel or Aurous Resources securities should consult its own tax advisor concerning PFIC elections and the application of the PFIC rules to such securities under such holder’s particular circumstances.

Reporting and Backup Withholding

Payments of dividends on Rigel Class A Ordinary Shares and Aurous Resources securities (including constructive distributions, as described above under “Possible Constructive Distributions”) and proceeds from a sale, exchange, redemption or other taxable disposition of Rigel Class A Ordinary Shares or Aurous Resources securities that are made within the United States or through certain U.S.-related financial intermediaries may be subject to U.S. information reporting or backup withholding (currently at a rate of 24%), unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules to the Merger and the Cash Distribution.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS AND OWNERSHIP OF AUROUS RESOURCES SECURITIES WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH HOLDER OF RIGEL OR AUROUS RESOURCES SECURITIES. HOLDERS OF RIGEL OR AUROUS SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Cayman Islands Tax Considerations

The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Aurous Resources Ordinary Shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Aurous Resources is a resident of South Africa for purposes of income tax, with such tax residency arising due to its effective management being located in South Africa.

As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Act (As Revised). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations.

Payments of dividends and capital in respect of Aurous Resources Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of Aurous Resources Ordinary Shares be subject to Cayman Islands income or corporation tax.

South African Tax Considerations

This summary is based on the currently enacted provisions of the South African Income Tax Act No. 58 of 1962 (as amended from time to time) (the “South African Income Tax Act”), and the prevailing practice adopted by the South African Revenue Service (“SARS”), published in writing prior to the date hereof. This summary does not consider legislative proposals to amend the South African Income Tax Act. This summary is of a general nature only and is not intended to be legal or tax advice to any particular shareholder. This summary is not exhaustive of all South African income tax considerations. Accordingly, shareholders should consult their own tax advisors as to the tax consequences under the tax laws of the country of which they are resident or otherwise subject to tax.

South Africa follows a residency-based tax system, and accordingly South African tax considerations are attendant upon the tax residency status of the relevant person(s) in question as determined by the South African Income Tax Act. South African income tax is payable through withholding tax, normal tax or a combination thereof.

A person who is a tax resident of South Africa for purposes of the South African Income Tax Act (“SA Income Tax Resident” or “resident”) is subject to South African income tax on their worldwide income. A person who is not a tax resident of South Africa for purposes of the South African Income Tax Act (“SA Income Tax Non-Resident” or “non-resident”) is subject to South African income tax on their income which is of South African source. Where a double tax treaty has been entered into between South Africa and the jurisdiction of the non-resident recipient of South African source income and, provided that in terms of the provisions of the relevant treaty such non-resident may rely on the double tax treaty and the relevant article of the tax treaty in context of the income, this could potentially reduce the withholding tax rate or normal tax on such income, or could deny South Africa with the taxing rights to such income (depending on the relevant relief provisions provided by the specific tax treaty).

The summary which follows very briefly describes the key principles of South African dividends tax, income tax and capital gains tax, all of such taxes being levied in terms of the South African Income Tax Act.

Dividends tax

South Africa levies tax on dividends at a statutory rate of 20% (“South African Dividends Tax”). Where the company declaring the dividend is an SA Income Tax Resident, Dividends Tax is leviable on all dividends declared by such company (being of South African source), irrespective of its listing status or the location(s) of exchanges where shares of the company are listed.

As concerns a cash dividend, South African Dividends Tax will be imposed on the shareholder and will be collected through a withholding mechanism, whilst dividends in specie will result in South African Dividends Tax being imposed on the declaring company.

Various exemptions from, or reductions in the statutory rate of, South African Dividends Tax may apply, depending on, amongst others, the identity of and/or legal nature of the beneficial owner of the dividend or whether the provisions of a relevant double tax treaty finds application to such dividend income and further provides for such exemption or reduction, provided that certain administrative reporting requirements have been complied with by the beneficial owner of the dividend prior to such dividend being paid.

Normal tax on dividend income and capital gains / income from the disposal of shares

SA Income Tax Residents are subject to South African income tax, in terms of the South African Income Tax Act, on their worldwide income, with the implication that income earned on both capital and revenue account must be included in whole or in part in South African income, subject to certain exemptions. Dividends received or accrued in respect of shares held in SA Tax Resident companies are exempt from normal tax and thus does not form part of taxable income. Where foreign tax (i.e., non-South African imposed tax) is suffered by the resident on income included in taxable income, unilateral tax relief may potentially apply to reduce the South African tax burden on such income.

SA Income Tax Non-Residents will only be subject to South African income tax under the South African Income Tax Act with respect to income arising from a South African source. Dividends declared by a company which is an SA Income Tax Resident is of South African source, however, such dividend is exempt from normal tax. Income tax on dividends, if any, is leviable via South Africa Dividends Tax. Capital gains arising from the disposal of shares in South African companies will only be of South African source where such shares are equity shares and (i) constitute an interest in immovable property situated in South Africa (i.e., if 80% or more of the market value of those equity shares, as of the time of the disposal thereof by the non-resident, is attributable directly or indirectly to immovable property or a right or interest to or in immovable property situated in South Africa and such shareholder, together with connected persons, directly or indirectly holds at least 20% of those equity shares); or (ii) are attributable to a permanent establishment of the non-resident who is disposing of the shares in question. Where a tax treaty finds application, this could potentially reduce the South African normal tax (i.e., capital gains tax) on such income, or could deny South Africa with the taxing rights to such income.

SA Income Tax Resident shareholders

South African Dividends Tax at 20% will be withheld on any cash dividends declared and paid by Aurous Resources to SA Tax Resident Shareholders, subject to any applicable exemptions that may apply. In terms of such exemptions, inter alia, cash dividends declared and paid to “a company which is a resident” for tax purposes in South Africa pursuant to section 64F(1)(a) of the South African Income Tax Act (“SA Corporate”) will generally be fully exempt resulting in no South African Dividends Tax being withheld, provided that the SA Tax Resident shareholder has submitted, prior to the payment of the dividend, the prescribed declarations and undertakings to Aurous Resources or the relevant regulated intermediary (as appropriate) as required in terms of section 64G(2)(a) or section 64H(2) of the South African Income Tax Act. The declaration and undertaking entitling the shareholder to a reduced dividend tax rate will no longer be valid after a period of five years from the date of the declaration and should accordingly be renewed before the expiry of the noted period, unless an exemption to the renewal requirement applies.

SA Tax Resident shareholders that dispose of, or are deemed to dispose of, their Aurous Resources Ordinary Shares will be subject to either income tax (in the case of share dealers) or capital gains tax as levied in accordance with the South African Income Tax Act (“CGT”) (in the case of capital investors) unless a relevant exemption applies.

SA Income Tax Non-Resident shareholders

South African Dividends Tax at 20% will be withheld on any cash dividends declared and paid by Aurous Resources to SA Income Tax Non-Resident shareholders, subject to any applicable exemptions or reductions that may apply, either in terms of the Income Tax Act or an applicable double tax agreement, provided that the non-resident beneficial owner of the dividend has submitted, prior to the payment of the dividend, the prescribed declarations and undertakings to Aurous Resources or the relevant regulated intermediary (as appropriate) as required in terms of section 64G(2)(a), section 64G(2)(3), section 64H(2) or section 64H(3) (as relevant) of the South African Income Tax Act. The declaration and undertaking entitling the shareholder to a reduced dividend tax rate will no longer be valid after a period of five years from the date of the declaration and should accordingly be renewed before the expiry of the noted period, unless an exemption to the renewal requirement applies.

Generally, under the terms of the double tax treaty entered into between South Africa and the United States (the “US-SA Treaty”) the withholding tax on dividends may be reduced to 5% of the gross amount of the dividends if the beneficial owner of the shares, being a resident of the United States, is a company holding directly at least 10% of the voting stock of the company paying the dividends and to 15% of the gross amount of the dividends in all other cases, provided certain requirements in terms of the US-SA Treaty are met. The reduction of the rate of the withholding tax on dividends in terms of the US-SA Treaty is subject to the making of declarations and undertakings, and their relevant timeframes, as set out above.

SA Income Tax Non-Resident shareholders that dispose of their Aurous Resources Ordinary Shares will be subject to CGT (in the case of capital investors) or income tax (in the case of share dealers) in South Africa to the extent that such shares (i) constitute an interest in immovable property situated in South Africa (equity shares in Aurous Resources if 80% or more of the market value of those equity shares, as of the time of the disposal thereof by the non-resident shareholder, is attributable directly or indirectly to immovable property or a right or interest to or in immovable property situated in South Africa and such non-resident shareholder, together with connected persons, directly or indirectly holds at least 20% of those equity shares); or (ii) are attributable to a permanent establishment of the non-resident shareholder in South Africa. Non-SA Tax Resident Shareholders should read the above in conjunction with the provisions of any applicable double tax agreement between South Africa and their country of residence.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information of Aurous Resources has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. No management adjustments by Aurous Resources’ management have been included by Aurous Resources and, therefore, only transaction accounting adjustments are included in the following unaudited pro forma condensed combined financial information, which presents the combination of the historical financial information of Aurous Gold, Gauta Tailings and Rigel adjusted to give effect to the Business Combination, the PIPE Investment and certain other related events contemplated by the Business Combination.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Aurous Gold and the historical financial statements of Gauta Tailings, in each case, prepared in accordance with IFRS as issued by IASB and the historical financial statements of Rigel, adjusted to give effect to the Business Combination and the PIPE Investment. Rigel historically prepared its financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Rigel’s historical financial information to IFRS and its reporting currency to rand.

The following unaudited pro forma condensed combined statement of financial position as of August 31, 2024, the pro forma condensed combined statement of operations for the six months ended August 31, 2024, and the pro forma condensed combined statement of operations for the year ended February 29, 2024, have been prepared using and combining, and should be read in conjunction with, the following (in the case of the statement of financial position, giving effect to the Business Combination as if it had been consummated as of August 31, 2024, and in the case of the case of the statement of operations, giving effect to the Business Combination as if it had been consummated as of March 1, 2023):

●	Aurous Gold’s historical consolidated financial statements as of and for the year ended February 29, 2024, as included elsewhere in this proxy statement/prospectus;

●	Aurous Gold’s historical condensed consolidated interim financial statements as of and for the six-months ended August 31, 2024, as included elsewhere in this proxy statement/prospectus;

●	Gauta Tailings’ historical financial statements as of and for the year ended February 29, 2024, as included elsewhere in this proxy statement/prospectus;

●	Gauta Tailings’ historical condensed interim financial statements as of and for the six-months ended August 31, 2024, as included elsewhere in this proxy statement/prospectus;

●	Rigel’s historical financial statements as of and for the year ended December 31, 2023, as included elsewhere in this proxy statement/prospectus;

●	Rigel’s historical financial statements as of and for the six-months ended June 30, 2024, as included elsewhere in this proxy statement/prospectus; and

●	Aurous Resources’ historical consolidated balance sheet and related notes as of September 30, 2024, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined companies’ financial condition or results of operations would have been had the Business Combination been completed as of the dates indicated. The unaudited pro forma combined condensed financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The unaudited pro forma adjustments represent the estimates of Aurous Gold’s, Gauta Tailings’, Rigel’s and/or Aurous Resources’ management, as applicable, based on information available as of the date of these unaudited pro forma condensed combined financial information.

Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of Aurous Gold, Gauta Tailings, Rigel and Aurous Resources have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented and are subject to change as additional information becomes available and analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. For more information, please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The unaudited pro forma condensed combined financial information should be read together with Aurous Gold’s, Gauta Tailings’ and Rigel’s historical financial statements and related notes thereto, as applicable, and the sections titled “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Additionally, the unaudited pro forma condensed combined financial information should be read together with the Aurous Resources Historical Financial Information and other financial information included elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Rigel will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Aurous Gold issuing shares at the Closing for the net assets of Rigel as of the Closing, accompanied by a recapitalization. The net assets of Rigel will be stated at historical cost, with no goodwill or other intangible assets recorded.

Aurous Gold has been determined to be the accounting acquirer based on the following:

●	the Sellers will have the largest voting interest in Aurous Resources under each of the scenarios described below under “Basis of Pro Forma Presentation”;

●	the existing senior management of Aurous Gold will constitute much of the senior management of Aurous Resources;

●	the business of Aurous Resources will primarily comprise the ongoing operations of Aurous Gold; and

●	Aurous Gold is the largest entity, both in terms of substantive operations and number of employees.

The Business Combination is not within the scope of IFRS 3, Business Combinations (“IFRS 3”) because Rigel does not meet the definition of a “business” in accordance with IFRS 3 given its assets consists predominately of cash in the Trust Account. Rather, the Business Combination will be accounted for within the scope of IFRS 2, Share-based Payment (“IFRS 2”). Any excess of fair value of equity in Aurous Resources issued to participating Rigel shareholders over the fair value of Rigel’s identifiable net assets acquired represents compensation for the service of a stock exchange listing, which is expensed as incurred. The fair value of Aurous Resources equity, and ultimately the expense recognized in accordance with IFRS 2, may differ materially from the unaudited pro forma condensed combined financial information, due to developments occurring prior to the date of consummation of the Business Combination.

The acquisition of Gauta Tailings as part of the Business Combination, will be accounted for as a common control transaction considering both Aurous Gold and Gauta Tailings are controlled by Blyvoor Gold both before and after the Business Combination. Such acquisition under common control is outside the scope of IFRS 3 and is accounted for using the predecessor value method. Accordingly, the net assets of Gauta Tailings will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Subscription Agreements related to the PIPE Investment will result in the issuance of Aurous Resources Ordinary Shares, leading to an increase in share capital and share premium along with a corresponding increase in cash and cash equivalents reflecting the funds from the PIPE Investment.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the three redemption scenarios set forth below with respect to the potential redemption by Rigel shareholders for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account.

●	Scenario 1: Assuming No Redemptions: This presentation assumes that no Rigel shareholders exercise their redemption rights with respect to their Rigel ordinary shares upon the consummation of the Business Combination, i.e., the “Minimum Redemption Scenario.”

●	Scenario 2: Assuming Redemptions of 50%: This presentation assumes that Rigel public shareholders holding 3,564,779 Rigel Class A Ordinary Shares will exercise their redemption rights for R732,043,399 ($41,064,437) upon consummation of the Business Combination at a redemption price of approximately R205.35 per share (or approximately $11.52 per share), i.e. the “Median Redemption Scenario.”

●	Scenario 3: Assuming Maximum Redemptions: This presentation assumes that Rigel public shareholders holding 7,129,558 Rigel Class A Ordinary Shares will exercise their redemption rights for R1,464,086,798 ($82,128,874) upon consummation of the Business Combination at a redemption price of approximately R205.35 per share (or approximately $11.52 per share), i.e. the “Maximum Redemption Scenario.”

Currently, pro forma cash balances under the Median Redemption Scenario and the Maximum Redemption Scenario do not suffice to satisfy the Available Cash Condition. If the Available Cash Condition is not met at the Closing, Blyvoor is not obligated to consummate the Business Combination. For more information, please see “Risk Factors ̶ Risk Related to the Business Combination ̶ The consummation of the Business Combination is subject to a number of conditions, some of which are beyond the control of Rigel, Blyvoor and Aurous Resources, including the approval of the Rigel shareholders and the Available Cash Condition. If such conditions are not satisfied or waived, the consummation of the Business Combination may not occur, and the Business Combination Agreement may be terminated in accordance with its terms.”

The future exercise of warrants outstanding after the consummation of the Business Combination in each redemption scenario discussed above, including those held by redeeming Rigel shareholders, will increase the number of Aurous Resources Ordinary Shares eligible for future resale in the public market and may result in dilution to the holders of Aurous Resources Ordinary Shares. Also, certain information presented below may not sum to total due to rounding.

Upon the consummation of the Business Combination and the PIPE Investment, the ownership of Aurous Resources under each scenario is as follows:

Weighted average shares outstanding, basic and diluted(1)	Assuming No Redemptions	% of Holding	Assuming 50% Redemptions	% of Holding	Assuming Maximum Redemptions	% of Holding
Aurous Resources Ordinary Shares issued to Blyvoor Gold	28,568,500	56.00%	28,568,500	60.22%	28,568,500	65.12%
Aurous Resources Ordinary Shares issued to Orion Fund II	6,982,500	13.69%	6,982,500	14.72%	6,982,500	15.91%
Aurous Resources Ordinary Shares issued to Rigel Shareholders
Rigel public shareholders	7,129,558	13.98%	3,564,779	7.51%	0	0%
Rigel Initial Holders	7,200,000	14.12%	7,200,000	15.18%	7,200,000	16.41%
Aurous Resources Ordinary Shares issued to PIPE Investors	1,125,000	2.21%	1,125,000	2.37%	1,125,000	2.56%
Total	51,005,558	100%	47,440,779	100%	43,876,000	100%

(1)	The ownership percentages set forth above and in the tables below do not take into account the following:
(i)	any Aurous Resources Ordinary Shares reserved for issuance under the 2024 Equity Incentive Plan;
(ii)	any issuance of Rigel Ordinary Shares underlying the Rigel Warrants (which after the Business Combination, will be exchanged for the Aurous Resources Warrants); and
(iii)	the Earnout Shares.

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF
FINANCIAL POSITION AS OF AUGUST 31, 2024

	Historical							Scenario 1 Assuming No Redemptions				Scenario 2 Assuming 50% Redemptions				Scenario 3 Assuming Maximum Redemptions
(Unaudited, expressed in rand)	Aurous Gold Aug 31, 2024 (IFRS Historical)	Gauta Tailings Aug 31, 2024 (IFRS Historical)	Aurous Resources Sept 30, 2024 (US GAAP Historical)	Rigel June 30, 2024 (US GAAP Historical)	IFRS conversion and presentation alignment	Note		Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined
Assets noncurrent assets
Property, plant and equipment	4,536,877,533	-	-	-	-			-			4,536,877,533	-			4,536,877,533	-			4,536,877,533
Tailings resources	1,018,094	-	-	-	-			-			1,018,094	-			1,018,094	-			1,018,094
Mining rights	1,800,000	-	-	-	-			-			1,800,000	-			1,800,000	-			1,800,000
Mineral resources	-	154,445,000	-	-	-			-			154,445,000	-			154,445,000	-			154,445,000
Cash and investments held in the Trust Account	-	-	-	4,968,305,961	-			(1,459,002,944)	2	a)	-	(1,469,170,652)	2	a)	-	(1,469,170,652)	2	a)	-
								10,167,708	2	k)		10,167,708	2	k)		10,167,708	2	k)
								(10,167,708)	2	l)		-				-
								(3,545,393,064)	2	m)		(3,545,393,064)	2	m)		(3,545,393,064)	2	m)
								34,278,623	2	n)(i)		34,278,623	2	n)(i)		34,278,623	2	n)(i)
								1,811,424	2	o)(i)		1,811,424	2	o)(i)		1,811,424	2	o)(i)
Loans to group companies	665,570	-	-	-	-			(440,140)	2	i)	225,430	(440,140)	2	i)	225,430	(440,140)	2	i)	225,430
Total noncurrent assets	4,540,361,197	154,445,000	-	4,968,305,961	-			(4,968,746,101)			4,694,366,057	(4,968,746,101)			4,694,366,057	(4,968,746,101)			4,694,366,057
Current assets Inventories	47,981,900	-	-	-	-			-			47,981,900	-			47,981,900	-			47,981,900
Loan to group company	-	1,294,756	-	-	-			(1,294,756)	2	i)	-	(1,294,756)	2	i)	-	(1,294,756)	2	i)	-
Loan to shareholder	138,805	-	-	-	-			-			138,805	-			138,805	-			138,805
Loan receivable	35,218,711	-	-	-	-			-			35,218,711	-			35,218,711	-			35,218,711
Trade and other receivable	108,683,985	104,970	-	-	-			-			108,788,955	-			108,788,955	-			108,788,955
Current tax receivable	88,251	-	-	-	-			-			88,251	-			88,251	-			88,251
Prepaid expenses	-	-	-	1,663,873	-			-			1,663,873	-			1,663,873	-			1,663,873
Receivable from Rigel	-	-	-	-	18	1	a)	-			18	-			18	-			18
Cash and cash equivalents	16,059,356	-	-	9,505,767	-			1,459,002,944	2	a)	823,796,175	1,469,170,652	2	a)	393,683,790	1,469,170,652	2	a)	-
								133,700,250	2	b)		133,700,250	2	b)		133,700,250	2	b)
								(193,390,941)	2	c)(i)		-				-
								(53,920,671)	2	c)(ii)		(53,920,671)	2	c)(ii)		(53,920,671)	2	c)(ii)
								(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)
								(76,300,915)	2	c)(ii)		(76,300,915)	2	c)(ii)		(76,300,915)	2	c)(ii)
								(83,492,323)	2	c)(ii)		(83,492,323)	2	c)(ii)		(83,492,323)	2	c)(ii)
								(21,392,966)	2	c)(ii)		(21,392,966)	2	c)(ii)		(21,392,966)	2	c)(ii)
								(6,744,268)	2	c)(iv)		(6,744,268)	2	c)(iv)		(6,744,268)	2	c)(iv)
								-				-				241,798,668	2	c)(iii)
								-				(732,043,399)	2	d)(i)		(1,464,086,798)	2	f)
								(193,121,882)	2	d)(i)		(96,560,941)	2	d)(i)		-
								(33,032,875)	2	e)(vi)		(33,032,875)	2	e)(vi)		(33,032,875)	2	e)(vi)
								(1,811,424)	2	o)(ii)		-				-
								(116,965,450)	2	j)		(116,965,450)	2	j)		(116,965,450)	2	j)
Total Assets	4,748,532,205	155,844,726	-	4,979,475,601	18			(4,171,809,805)			5,712,042,745	(4,601,922,190)			5,281,930,360	(4,995,605,980)			4,888,246,570

Liabilities and Shareholders’ Equity
Non-Current liabilities
Class A shares subject to possible redemption	-	-	-	-	4,968,305,961	1	a)	(1,464,086,798)	2	d)(i)	-	(1,464,086,798)	2	d)(i)	-	(1,464,086,798)	2	f)	-
								41,173,901	2	n)(ii)		41,173,901	2	n)(ii)		41,173,901	2	n)(ii)
								(3,545,393,064)	2	m)		(3,545,393,064)	2	m)		(3,545,393,064)	2	m)
Borrowings	46,610,940	-	-	-	-			-			46,610,940	-			46,610,940	-			46,610,940
Deferred tax	826,111,073	40,419,000	-	-	-			-			866,530,073	-			866,530,073	-			866,530,073
Provisions	64,321,197	-	-	-	-			-			64,321,197	-			64,321,197	-			64,321,197
Loan from group companies	313,212,341	-	-	-	-			(1,294,756)	2	i)	311,917,585	(1,294,756)	2	i)	311,917,585	(1,294,756)	2	i)	311,917,585
Loan from Shareholder	73,888,674	-	-	-	-			-			73,888,674	-			73,888,674	-			73,888,674
Amounts received in advance	523,904,131	-	-	-	-			-			523,904,131	-			523,904,131	-			523,904,131
Derivative liabilities	-	-	-	258,402,901	-			(9,861,730)	2	p)(i)	248,541,171	(9,861,730)	2	p)(i)	248,541,171	(9,861,730)	2	p)(i)	248,541,171
Total noncurrent liabilities	1,848,048,356	40,419,000	-	258,402,901	4,968,305,961			(4,979,462,447)			2,135,713,771	(4,979,462,447)			2,135,713,771	(4,979,462,447)			2,135,713,771
Current liabilities
Trade and other payables	107,002,653	735,482	-	76,300,914	6,744,268	1	a)	(76,300,915)	2	c)(ii)	99,016,032	(76,300,915)	2	c)(ii)	99,016,032	(76,300,915)	2	c)(ii)	340,814,700
								(83,492,323)	2	c)(ii)		(83,492,323)	2	c)(ii)		(83,492,323)	2	c)(ii)
								(6,744,268)	2	c)(iv)		(6,744,268)	2	c)(iv)		(6,744,268)	2	c)(iv)
								74,770,221	2	c)(ii)		74,770,221	2	c)(ii)		74,770,221	2	c)(ii)
								116,965,450	2	j)		116,965,450	2	j)		241,798,668	2	c)(iii)
								(116,965,450)	2	j)		(116,965,450)	2	j)		(116,965,450)	2	j)
																116,965,450	2	j)
Amounts received in advance	32,659,426	-	-	-	-			-			32,659,426	-			32,659,426	-			32,659,426
Accrued offering costs	-	-	-	6,744,268	(6,744,268)	1	a)	-			-	-			-	-			-
Promissory notes - related parties	-	-	-	151,808,754	-			(151,808,754)	2	c)(i)	-	-			163,787,886	-			163,787,886
								10,167,708	2	k)		10,167,708	2	k)		10,167,708	2	k)
								(10,167,708)	2	l)		-				-
								1,811,424	2	o)(i)		1,811,424	2	o)(i)		1,811,424	2	o)(i)
								(1,811,424)	2	o)(ii)		-				-
Loan from group companies	-	440,140	-	-	-			(440,140)	2	i)	-	(440,140)	2	i)	-	(440,140)	2	i)	-
Current tax payable	-	32,423	-	-	-			-			32,423	-			32,423	-			32,423
Borrowings	35,572,310	5,700,500	-	-	-			-			41,272,810	-			41,272,810	-			41,272,810
Total liabilities	2,023,282,745	47,327,545	-	493,256,837	4,968,305,961			(5,223,478,626)			2,308,694,462	(5,059,690,740)			2,472,482,348	(4,817,892,072)			2,714,281,016
Shareholders’ equity
Aurous Gold
Stated capital	253,914,817	-	-	-	-			(253,914,817)	2	e)(i)	-	(253,914,817)	2	e)(i)	-	(253,914,817)	2	e)(i)	-
Revaluation reserve	2,227,018,190	-	-	-	-			(2,227,018,190)	2	e)(i)	-	(2,227,018,190)	2	e)(i)	-	(2,227,018,190)	2	e)(i)	-
(Accumulated loss) retained income	(311,625,116)	-	-	-	-			311,625,116	2	e)(i)	-	311,625,116	2	e)(i)	-	311,625,116	2	e)(i)	-
Non-controlling Interest	555,941,569	-	-	-	-			-			555,941,569	-			555,941,569	-			555,941,569
Gauta Tailings
Stated capital	-	-	-	-	-			-			-	-			-	-			-
Share premium reserve	-	-	-	-	-			-			-	-			-	-			-
Revaluation reserve	-	107,784,000	-	-	-			(107,784,000)	2	e)(ii)	-	(107,784,000)	2	e)(ii)	-	(107,784,000)	2	e)(ii)	-
(Accumulated loss) retained income	-	733,181	-	-	-			(733,181)	2	e)(ii)	-	(733,181)	2	e)(ii)	-	(733,181)	2	e)(ii)	-
Rigel
Class A shares subject to possible redemption	-	-	-	4,968,305,961	(4,968,305,961)	1	a)	1,464,086,798	2	d)(i)	-	1,464,086,798	2	d)(i)	-	1,464,086,798	2	d)(i)	-
								(1,464,086,798)	2	d)(i)		(1,464,086,798)	2	d)(i)		(1,464,086,798)	2	d)(i)
Class B shares	-	-	-	13,370	-			(13,370)	2	d)(ii)	-	(13,370)	2	d)(ii)	-	(13,370)	2	d)(ii)	-
Additional paid-in capital	-	-	-	39,259,955	-			(39,259,955)	2	d)(iii)	-	(39,259,955)	2	d)(iii)	-	(39,259,955)	2	d)(iii)	-
(Accumulated loss) retained income	-	-	-	(521,360,522)	-			(41,582,186)	2	c)(i)	-	-			-	-			-
								(41,173,901)	2	n)(ii)		(41,173,901)	2	n)(ii)		(41,173,901)	2	n)(ii)
								34,278,623	2	n)(i)		34,278,623	2	n)(i)		34,278,623	2	n)(i)
								569,837,986	2	d)(iv)		528,255,800	2	d)(iv)		528,255,800	2	d)(iv)

Aurous Resources
Ordinary share capital	-	-	18	-	-			-			95,632	-			89,268	-			78,234
Receivable from Rigel	-	-	(18)	-	18	1	a)	-				-				-
								1,337	2	b)		1,337	2	b)		1,337	2	b)
								12,710	2	d)(i)		6,346	2	d)(i)		-
								13,370	2	d)(ii)		13,370	2	d)(ii)		13,370	2	d)(ii)
								63,509	2	e)(iii)		63,509	2	e)(iii)		63,509	2	e)(iii)
								4,688	2	e)(v)		4,688	2	e)(v)		-

Share premium reserve	-	-	-	-	-			133,698,913	2	b)	9,794,859,591	133,698,913	2	b)	9,159,383,497	133,698,913	2	b)	8,109,390,973
								(74,770,221)	2	c)(ii)		(74,770,221)	2	c)(ii)		(74,770,221)	2	c)(ii)
								(53,920,671)	2	c)(ii)		(53,920,671)	2	c)(ii)		(53,920,671)	2	c)(ii)
								1,464,074,088	2	d)(i)		732,037,054	2	d)(i)		-
								(193,121,882)	2	d)(i)		(96,560,941)	2	d)(i)		-
								253,914,817	2	e)(i)		253,914,817	2	e)(i)		253,914,817	2	e)(i)
								6,350,876,633	2	e)(iii)		6,350,876,633	2	e)(iii)		6,350,876,633	2	e)(iii)
								(569,837,986)	2	d)(iv)		(528,255,800)	2	d)(iv)		(528,255,800)	2	d)(iv)
								2,030,169,534	2	e)(iv)		1,988,587,347	2	e)(iv)		1,988,587,347	2	e)(iv)
								414,516,411	2	e)(v)		414,516,411	2	e)(v)		-
								39,259,955	2	d)(iii)		39,259,955	2	d)(iii)		39,259,955	2	d)(iii)

Revaluation reserve	-	-	-	-	-			2,227,018,190	2	e)(i)	2,334,802,190	2,227,018,190	2	e)(i)	2,334,802,190	2,227,018,190	2	e)(i)	2,334,802,190
								107,784,000	2	e)(ii)		107,784,000	2	e)(ii)		107,784,000	2	e)(ii)

(Accumulated loss) retained income	-	-	-	-	-			(311,625,116)	2	e)(i)	(9,282,350,699)	(311,625,116)	2	e)(i)	(9,240,768,512)	(311,625,116)	2	e)(i)	(8,826,247,412)
								733,181	2	e)(ii)		733,181	2	e)(ii)		733,181	2	e)(ii)
								(6,350,940,142)	2	e)(iii)		(6,350,940,142)	2	e)(iii)		(6,350,940,142)	2	e)(iii)
								(2,030,169,534)	2	e)(iv)		(1,988,587,347)	2	e)(iv)		(1,988,587,347)	2	e)(iv)
								(21,392,966)	2	c)(ii)		(21,392,966)	2	c)(ii)		(21,392,966)	2	c)(ii)
								(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)
								(414,521,100)	2	e)(v)		(414,521,100)	2	e)(v)		-
								(33,032,875)	2	e)(vi)		(33,032,875)	2	e)(vi)		(33,032,875)	2	e)(vi)
								9,861,730	2	p)(i)		9,861,730	2	p)(i)		9,861,730	2	p)(i)
								(116,965,450)	2	j)		(116,965,450)	2	j)		(116,965,450)	2	j)
Total Shareholders’ equity	2,725,249,460	108,517,181	-	4,486,218,764	(4,968,305,943)			1,051,668,821			3,403,348,283	457,768,550			2,809,448,012	(177,713,908)			2,173,965,554
Total liabilities and Shareholders’ equity	4,748,532,205	155,844,726	-	4,979,475,601	18			(4,171,809,805)			5,712,042,745	(4,601,922,190)			5,281,930,360	(4,995,605,980)			4,888,246,570

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE SIX MONTH ENDED AUGUST 31, 2024

		Historical				Scenario 1 Assuming No Redemptions				Scenario 2 Assuming 50% Redemptions				Scenario 3 Assuming Maximum Redemptions
(Unaudited, expressed in Rand)	Aurous Gold Aug 31, 2024 (IFRS Historical)	Gauta Tailings Aug 31,2024 (IFRS Historical)	Aurous Resources Sept 30, 2024 (US GAAP Historical)	Rigel conversion June 30, 2024 (US GAAP Historical)	IFRS conversion and presentation and on alignment	Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined
Revenue	438,553,179	-	-	-	-	-			438,553,179	-			438,553,179	-			438,553,179
Cost of sales	(329,842,866)	-	-	-	-	-			(329,842,866)	-			(329,842,866)	-			(329,842,866)
Gross profit (loss)	108,710,313	-	-	-	-	-			108,710,313	-			108,710,313	-			108,710,313
Other operating income	691,033	-	-	-	-	-			691,033	-			691,033	-			691,033
Other operating loss	(5,215,829)	-	-	-	-	-			(5,215,829)	-			(5,215,829)	-			(5,215,829)
Other operating expenses	(63,589,540)	(403,315)	-	-	-	53,062,232	2	c)(ii)	(10,930,623)	53,062,232	2	c)(ii)	(10,930,623)	53,062,232	2	c)(ii)	(10,930,623)
Administrative fee – related parties	-	-	-	(1,108,634)	-	-			(1,108,634)	-			(1,108,634)	-			(1,108,634)
General and administrative	-	-	-	(86,167,861)	-	73,802,538	2	c)(ii)	(12,365,323)	73,802,538	2	c)(ii)	(12,365,323)	73,802,538	2	c)(ii)	(12,365,323)
Operating profit (loss)	40,595,977	(403,315)	-	(87,276,495)	-	126,864,770			79,780,938	126,864,770			79,780,938	126,864,770			79,780,938
Finance income	370,704	-	-	-	-	-			370,704	-			370,704	-			370,704
Income earned on cash and investments held in Trust Account	-	-	-	109,616,626	-	(109,616,626)	2	g)	-	(109,616,626)	2	g)	-	(109,616,626)	2	g)	-
Gain on waiver of deferred underwriting commission	-	-	-	12,571,905	-	-			12,571,905	-			12,571,905	-			12,571,905
Change in fair value of convertible notes payable – related party	-	-	-	(730,183)	-	730,183	2	h)	-	-			(730,183)	-			(730,183)
Change in fair value of derivative liabilities	-	-	-	(110,932,592)	-	5,583,322	2	p)(ii)	(105,349,270)	5,583,322	2	p)(ii)	(105,349,270)	5,583,322	2	p)(ii)	(105,349,270)
Finance costs	(16,894,062)	-	-	-	-	-			(16,894,062)	-			(16,894,062)	-			(16,894,062)
Profit (loss) before taxation	24,072,619	(403,315)	-	(76,750,739)	-	23,561,649			(29,519,785)	22,831,466			(30,249,968)	22,831,466			(30,249,968)
Income tax expense	(13,560,652)	-	-	-	-	-			(13,560,652)	-			(13,560,652)	-			(13,560,652)
Profit (loss) for the year	10,511,967	(403,315)	-	(76,750,739)	-	23,561,649			(43,080,437)	22,831,466			(43,810,620)	22,831,466			(43,810,620)
Other comprehensive income	-	-	-	-	-	-			-	-			-	-			-
Total comprehensive profit (loss) for the year	10,511,967	(403,315)	-	(76,750,739)	-	23,561,649			(43,080,437)	22,831,466			(43,810,620)	22,831,466			(43,810,620)
Total comprehensive income (loss)
Profit attributable to owners of the Parent	7,778,855
Profit attributable to NCI	2,733,112

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED FEBRUARY 29, 2024

	Historical					Scenario 1 Assuming No Redemptions				Scenario 2 Assuming 50% Redemptions				Scenario 3 Assuming Maximum Redemptions
(Unaudited, expressed in Rand)	Aurous Gold Feb 29, 2024 (IFRS Historical)	Gauta Tailings Feb 29, 2024 (IFRS Historical)	Rigel December conversion 31, 2023 (US GAAP Historical)	IFRS conversion and presentation and on alignment	Note	Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined	Transaction accounting adjustments	Note		Pro forma combined
Revenue	772,014,749	-	-	-		-			772,014,749	-			772,014,749	-			772,014,749
Cost of sales	(643,875,974)	-	-	-		-			(643,875,974)	-			(643,875,974)	-			(643,875,974)
Gross profit (loss)	128,138,775	-	-	-		-			128,138,775	-			128,138,775	-			128,138,775
Other operating income	744,917	-	-	-		-			744,917	-			744,917	-			744,917
Other operating loss	(4,727,732)	-	-	-		-			(4,727,732)	-			(4,727,732)	-			(4,727,732)
Other operating expenses	(86,406,171)	(345,960)	-	-		(2,030,169,534)	2	e)(iv)	(2,210,888,884)	(1,988,587,347)	2	e)(iv)	(2,169,306,697)	(1,988,587,347)	2	e)(iv)	(2,169,306,697)
				-		(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)		(14,298,427)	2	c)(ii)
				-		(53,062,232)	2	c)(ii)		(53,062,232)	2	c)(ii)		(53,062,232)	2	c)(ii)
				-		(26,606,560)	2	j)		(26,606,560)	2	j)		(26,606,560)	2	j)
Administrative fee – related parties	-	-	(2,241,384)	-		-			(2,241,384)	-			(2,241,384)	-			(2,241,384)
General and administrative	-	-	(43,533,991)	-		(33,032,875)	2	e)(vi)	(76,566,866)	(33,032,875)	2	e)(vi)	(76,566,866)	(33,032,875)	2	e)(vi)	(76,566,866)
Operating profit (loss)	37,749,789	(345,960)	(45,775,375)	-		(2,157,169,628)			(2,165,541,174)	(2,115,587,441)			(2,123,958,987)	(2,115,587,441)			(2,123,958,987)
Finance income	713,086	-	-	-		-			713,086	-			713,086	-			713,086
Income earned on cash and investments held in Trust Account	-	-	251,414,754	-		(251,414,754)	2	g)	-	(251,414,754)	2	g)	-	(251,414,754)	2	g)	-
Change in fair value of convertible notes payable – related party	-	-	164,219	-		(164,219)	2	h)	-	-			164,219	-			164,219
Change in fair value of derivative liabilities	-	-	(66,226,958)	-		713,068	2	p)(ii)	(65,513,890)	713,068	2	p)(ii)	(65,513,890)	713,068	2	p)(ii)	(65,513,890)
Finance costs	(24,301,187)	-	-	-		-			(24,301,187)	-			(24,301,187)	-			(24,301,187)
Profit (loss) before taxation	14,161,688	(345,960)	139,576,640	-		(2,408,035,533)			(2,254,643,165)	(2,366,289,127)			(2,212,896,759)	(2,366,289,127)			(2,212,896,759)
Income tax expense	(10,384,225)	-	-	-		-			(10,384,225)	-			(10,384,225)	-			(10,384,225)
Profit (loss) for the year	3,777,463	(345,960)	139,576,640	-		(2,408,035,533)			(2,265,027,390)	(2,366,289,127)			(2,223,280,984)	(2,366,289,127)			(2,223,280,984)
Other comprehensive income	-	-	-	-		-			-	-			-	-			-
Total comprehensive profit (loss) for the year	3,777,463	(345,960)	139,576,640	-		(2,408,035,533)			(2,265,027,390)	(2,366,289,127)			(2,223,280,984)	(2,366,289,127)			(2,223,280,984)
Total comprehensive income (loss)
Profit attributable to owners of the Parent	3,513,255
Profit attributable to NCI	264,208

NOTES TO UNAUDITED PROFORMA CONDENSED
COMBINED FINANCIAL INFORMATION

1)	Note 1—IFRS Adjustments and Reclassifications

The historical financial information of each of Aurous Gold and Gauta Tailings as of and for the six months ended August 31, 2024 and for the year ended February 29, 2024, was prepared in accordance with IFRS and presented in rand. The historical statement of financial position of Rigel, as of June 30, 2024, was translated from U.S. dollars to rand using the historical closing exchange rate, as of August 30, 2024, of $1.00 to R17.8267. The historical statement of operations of Rigel for the year ended December 31, 2023 was translated using the average exchange rate for the period from March 1, 2023 to February 29, 2024 of $1.00 to R18.6782 and the historical statement of operations of Rigel for the six months ended June 30, 2024 was translated using the average exchange rate for the period from March 1, 2024 to August 30, 2024 of $1.00 to R18.4772. Additionally, the historical financial information of Rigel as of and for the six months ended June 30, 2024 and for the year ended December 31, 2023 was prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS.

1a)	The IFRS adjustments and reclassifications included in the unaudited pro forma combined balance sheet as of August 31, 2024 are as follows:

i)	Reflects the reclassification adjustments to align Rigel’s historical financial statement balances with the presentation of Aurous Gold’s and Gauta Tailings’ historical financial statements. This reclassification has no impact on total assets and liabilities; and

ii)	Reflects the reclassification adjustments to align Aurous Resources historical financial statement balances with the presentation of Aurous Gold’s and Gauta Tailings’ historical financial statements.

2)	Note 2—Transaction Accounting Adjustments

2a)	The Minimum Redemption Scenario, reflects the reclassification of R1,459,002,944 ($81,843,692) of cash and investments held in the Trust Account that became available to fund the Business Combination. The Median and Maximum Redemption Scenarios reflect the reclassification of R1,469,170,652 ($82,414,056) of cash and investments held in the Trust Account that became available to fund the Business Combination.

2b)	Reflects the proceeds received in relation to the PIPE Investment from the corresponding issuance of 750,000 Aurous Resources Ordinary Shares, with a nominal value of $0.0001, assuming an ordinary share price of $10.00 per share. The unaudited pro forma combined balance sheet reflects this payment as an increase in cash and cash equivalents of R133,700,250 ($7,500,000) with a corresponding increase to ordinary share capital of R1,337 ($75) and increase to share premium reserve of R133,698,913 ($7,499,925).

2c)	Reflects the adjustments and reclassifications due to:

i)	in the Minimum Redemption Scenario, there will be a repayment of the promissory notes resulting in the reduction in cash and cash equivalents of R193,390,941 ($10,848,387), accompanied by a corresponding decrease in promissory note of R151,808,754 ($8,515,808) and a loss charged to accumulated deficit of R41,582,186 ($2,332,579) on the extinguishment of the promissory notes.

In the Median and Maximum Redemption Scenarios, given the Expense Overage Amount is exceeded, the promissory notes will be reflected as a liability in Unaudited Pro Forma Condensed Combined Financial Statements.

ii)	preliminary estimated transaction costs pertaining to the proposed transaction by Rigel and Blyvoor of approximately R172,464,102 ($9,674,483) and R151,711,422 ($8,510,348), respectively, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination. The breakup of the aforesaid cost is summarized below:

a.	transaction costs in the amount of R74,770,221 ($4,194,283) represent PIPE Financing costs to be incurred by Rigel which have been recognized in the pro forma balance sheet date by increase in trade payables with a corresponding adjustment in share premium. R53,920,671 ($3,024,714) transaction costs represent equity issuance costs to be incurred by Blyvoor which have been adjusted in share premium and settled in cash by way of a corresponding decrease in cash and cash equivalents;

b.	transaction costs in the amount of R159,793,238, comprised of R76,300,915 ($4,280,148) and R83,492,323 ($4,683,555), for Rigel and Blyvoor respectively, have already been accrued in their respective historical financial statements. At the Closing, these costs will be settled as a reduction of cash and cash equivalents with a corresponding decrease to trade & other payables;

c.	the remaining transaction costs of R21,392,966 ($1,200,052) for Rigel and R14,298,427 ($802,079) for Blyvoor represent other costs which are not directly attributable towards equity issuance costs and have been reflected as an adjustment to accumulated deficit with a corresponding reduction of cash and cash equivalents;

d.	transaction costs of R53,062,232 ($2,976,559) for Blyvoor represent costs already accrued for in the historical Statement of Financial Position as of August 31, 2024. In the pro forma Statement of Operations, it was assumed that the costs were incurred for the year ended February 29, 2024 rather than for the six-months period ended August 31, 2024. Therefore, transaction expenses of R53,062,232 ($2,976,559) recorded in the statements of operations for the period ending August 31, 2024, were moved back to February 29, 2024 as a pro forma adjustment; and

e.	transaction costs of R73,802,538 ($4,140,000) for Rigel represent costs already accrued for in the historical Statement of Financial Position as of June 30, 2024. In the pro forma Statement of Operations, it was assumed that the costs were incurred for the year ended December 31, 2023 rather than for the period ended June 30, 2024. Therefore, transaction expenses of R73,802,538 ($4,140,000) recorded in the statements of operations for the period ended June 30, 2024, were moved back to January 01, 2023 as a part of listing expense adjustment as described in note 2e)(iv).

iii)	the reclassification of the negative cash and cash equivalents balance under the Maximum Scenario to other current liabilities. In the Maximum Scenario, Aurous Resources would need to raise an additional R241,798,668 ($13,563,849) to have sufficient cash to pay all the transaction expenses at the Closing Date.

iv)	the accrued offering costs totaling R6,744,268 ($378,324) as of June 30, 2024 will be settled in cash at the Closing. Accordingly, this has been reflected as a reduction of cash and cash equivalents with a corresponding decrease in Trade and other payables.

2d)	Reflects the adjustments and recapitalizations arising from the reorganization between Rigel and Aurous Resources with Aurous Resources as the surviving entity, including:

i)	the resulting exchange of Rigel Class A Ordinary Shares and Rigel Warrants for Aurous Resources Ordinary Shares and Aurous Warrants, respectively. The reorganization is the first step to be completed as part of the Business Combination and holders of Rigel Class A Ordinary Shares will receive one Aurous Resources Ordinary Share and holders of Rigel Private Warrants and Rigel Public Warrants will receive Aurous Resources Private Warrants and Aurous Resources Public Warrants, respectively. The warrants will be exchanged on an equivalent basis. Due to the fact that the equity is exchanged on a one for one basis, there is no impact on the combined company financial information with the exception of the reclassification of the Rigel Class A Ordinary Shares subject to redemption of R1,464,086,798 ($82,128,874) from liabilities to equity. Immediately prior to the reorganization, holders of Rigel Class A Ordinary Shares may elect to redeem their shares for cash, and as a result these shares will not be reclassified but will rather be derecognized. The unaudited pro forma combined balance sheet reflects this reclassification as a decrease of loans and borrowings of R1,464,086,798 ($82,128,874) and under the Minimum Redemption Scenario, an increase to Aurous Resources ordinary share capital of R12,710 ($713) with a corresponding increase to Aurous Resources share premium reserve of R1,464,074,088 ($82,128,161) while under the Median Redemption Scenario, an increase to Aurous Resources ordinary share capital of R6,346 ($356) with a corresponding increase to Aurous Resources share premium reserve of R732,037,054 ($41,064,081) and remaining Rigel Class A Ordinary Shares of R732,043,399 ($41,064,437) will be redeemed and deducted from cash and cash equivalents. In addition to Aurous Resources Ordinary Shares, holders of Rigel Class A Ordinary Shares are also entitled to payment of the Trust Account premium, estimated at $1.52 as of September 30, 2024, in cash amounting to R193,121,882 ($10,833,294) under the Minimum Redemption Scenario and R96,560,941 ($5,416,647) under the Median Redemption Scenario, each based on September 30, 2024 estimates, resulting in corresponding decreases of cash and cash equivalents and share premium reserve under each scenario;

ii)	the net adjustment in respect of Rigel Class B Ordinary Shares in relation to the reorganization between Rigel and Aurous Resources and the Business Combination. Upon completion of the reorganization between Rigel and Aurous Resources, each holder of Rigel Class B Ordinary Shares will receive one Aurous Resources Ordinary Share. The unaudited pro forma combined balance sheet reflects these adjustments as a reduction to Rigel Class B share capital of R13,370 ($750) with a corresponding increase to Aurous Resources ordinary share capital of R13,370 ($750);

iii)	reflects elimination of Rigel’s historical additional paid in capital. The unaudited pro forma combined balance sheet reflects this adjustment as a reduction to Rigel's additional paid in capital with a corresponding increase to Aurous Resources share premium reserve; and

iv)	the elimination of Rigel’s historical accumulated loss after recording the transaction adjustment as described in note 2c)(i).

2e)	Reflects the adjustments and recapitalizations arising from the recapitalization of Aurous Gold and Gauta Tailings through:

i)	the contribution of all the aggregate share capital, revaluation reserve, and accumulated loss in Aurous Gold to Aurous Resources of R253,914,817 ($14,243,512), R2,227,018,190 ($124,925,992), and R311,625,116 ($17,480,808), respectively;

ii)	the contribution of all the revaluation reserve and retained income in Gauta Tailings to Aurous Resources of R107,784,000 ($6,046,212) and R733,181 ($41,128), respectively;

iii)	the issuance of 35,626,000 Aurous Resources Ordinary Shares in connection with the Business Combination. The issuance is recorded as follows:

a)	28,017,500 Aurous Resources ordinary shares will be issued to Blyvoor Gold in exchange for its shares of Aurous Gold. Additionally, 600,000 Aurous Resources Ordinary Shares will be issued to Blyvoor Gold in exchange for its shares of Gauta Tailings, along with the Gauta Tailings Deferred Consideration, currently amounting to 26,000 Aurous Resources Ordinary Shares. This brings the total to 28,643,500 Aurous Resources Ordinary Shares that will be issued to Blyvoor Gold. Out of the 28,643,500 Aurous Resources Ordinary Shares that will be issued to Blyvoor Gold, 75,000 Aurous Resources Ordinary Shares will be forfeited as part of the Blyvoor Forfeit Shares and will be allocated to PIPE Investors. Consequently, the total number of Aurous Resources Ordinary Shares that will be issued to Blyvoor Gold, after accounting for the Blyvoor Forfeit Shares, amounts to 28,568,500 shares. Thus, there is a reclassification of the Blyvoor Forfeit Shares between Blyvoor Gold and PIPE Investors without any change in the total outstanding interest; and

b)	6,982,500 Aurous Resources Ordinary Shares will be issued to Orion Fund II in exchange for its shares of Aurous Gold.

The pro forma combined balance sheet reflects this as an increase in Aurous Resources ordinary share capital of R63,509 ($3,563) and an increase in Aurous Resources share premium reserve of R6,350,876,633 ($356,256,437), with a corresponding adjustment to Aurous Resources accumulated deficit of R6,350,940,142 ($356,260,000).

iv)	the fair value of the share consideration and the excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination under each scenario is as follows:

●	Minimum Redemption Scenario: Fair value of share consideration of R2,741,667,666 ($153,795,580) and R2,030,169,534 ($113,883,643) in excess over the value of the net monetary assets acquired;

●	Median Redemption Scenario: Fair value of share consideration of R2,106,185,208 ($118,147,790) and R1,988,587,347 ($111,551,064) in excess over the value of the net monetary assets acquired; and

●	Maximum Redemption Scenario: Fair value of share consideration of R1,470,702,750 ($82,500,000) and R1,988,587,347 ($111,551,064) in excess over the value of the net monetary assets acquired;

Under IFRS 2, this excess amount is recognized as “Other Operating Expenses” in the unaudited pro forma combined statement of operations;

v)	an adjustment pertaining to the fair valuation of the Earnout Shares given by Aurous Resources to Aurous Gold and Gauta Tailings reflected under the specified scenarios as follows:

●	Minimum Redemption Scenario and Median Redemption Scenario: Reflects the issuance of 2,625,000 Aurous Resources Ordinary to Aurous Gold’s and Gauta Tailings’ shareholders as Earnout Shares. The unaudited pro forma condensed combined statement of financial position reflects the issuance of contingent shares to the Target Companies’ shareholders as a classification between Share Capital of R4,688 ($263) and Share Premium of R414,516,411 ($23,252,560); and

●	Maximum Redemption Scenario: According to the management assessment on Earnout Shares, the probability of the Milestone Conditions being met is 0%. Therefore, there is no adjustment in the pro forma condensed combined statement of financial position.

In order to determine the above amounts, a valuation assessment was conducted by management. This assessment incorporated key assumptions including:

●	Probability Assessment:

●	Probability of Milestone Conditions being met was evaluated by considering the net capital amount raised on Closing and the historical track record of the management team; and

●	Probability attributed to achieving the production Milestone Conditions varied under different redemption scenarios are as follows:

●	Minimum Redemption Scenario and Median Redemption Scenario: 100%

●	Maximum Redemption Scenario: 0%

●	Exchange Rates and Inflation:

●	Differential inflation per annum between the United States and South Africa was 1.0291; and

●	R/$ exchange rate was 17.8267 as of August 30, 2024, and is estimated as 18.6141 as of February 28, 2026, and 19.1563 as of February 28, 2027 by applying the inflation rates.

●	Discount Rates:

●	Discount rate per annum for the First Earnout Period was 8.73% which is calculated using South African government bills / bond yields; and

●	Discount rate per annum for the Second Earnout Period was 9.17% which is calculated using South African government bills / bond yields.

As the Merger is expected to be accounted for as a reverse recapitalization and the “fixed to fixed” test is met as per IAS 32, the fair value of the Earnout Shares arrangement will be accounted for as an equity transaction as of the closing date of the Merger. As such, this adjustment to accumulated loss and additional paid in capital is for the estimated fair value of the Earnout Shares.

vi)	this adjustment reflects the impact of Transaction Success Cash Awards on the unaudited pro forma combined balance sheet, reducing cash and cash equivalents by R33,032,875 ($1,853,000) with a corresponding debit recorded in the accumulated deficit. This adjustment also reflects the impact of the Transaction Success Cash Award, a one-time cash bonus expense, amounting to R33,032,875 ($1,853,000) for certain Blyvoor employees upon Closing. The unaudited pro forma condensed combined financial information presented has not been adjusted to reflect any potential equity awards under the 2024 Equity Incentive Plan (including the Management Incentive Share Scheme), as the amount, valuation, timing and other terms and conditions thereof have not been determined and cannot, therefore, be quantified. The amount of any compensation charge incurred upon the grant of any such equity awards may be material.

2f)	Reflects the adjustments and reclassifications under the Maximum Redemption Scenario related to the redemption of 7,129,558 Rigel Class A Ordinary Shares for aggregate redemption payments of R1,464,086,798 ($82,128,874). The unaudited pro forma combined balance sheet reflects this payment as a reduction to cash and cash equivalents of R1,464,086,798 ($82,128,874) with a corresponding decrease in Rigel Class A Ordinary Shares subject to possible redemption of R1,464,086,798 ($82,128,874).

2g)	Reflects the elimination of interest income on cash and investments held in the Trust Account.

2h)	Reflects the elimination of change in fair value of promissory notes payable under the Minimum Redemption Scenario arising from the disposition of the of the promissory note due to Orion GP as detailed in note 2c)(i).

2i)	Represents the elimination of inter-company transactions pertaining to loans between Aurous Gold and Gauta Tailings.

2j)	Reflects the impact of the contingent liabilities on Benoryn and Stratocorp in the unaudited pro forma condensed combined statement of financial position and statement of operations, which correspond to the Payoff Indebtedness (as defined in the Business Combination Agreement), which is intended to be discharged, using proceeds from the Business Combination, substantially simultaneously with the Closing pursuant to the terms of the Business Combination Agreement. The unaudited pro forma condensed combined statement of financial position accounts for the recognition of these contingent liabilities by increasing trade payables by R116,965,450 ($6,561,251), with a corresponding adjustment recorded in accumulated deficit and R26,606,560 ($1,492,512) in the unaudited pro forma condensed combined statement of operations which pertains to current year.

Substantially simultaneously with the Closing, the contingent liability will be settled through cash resulting in a decrease to cash & cash equivalents with a corresponding reduction in the contingent liability in all three scenarios.

2k)	Reflects the receipt of proceeds through the Third Extension Loan in the amount of R10,167,708 ($570,364) for four months at a rate of R2,541,927 ($142,591) per month out of a total of R22,877,378 ($1,283,321) available for drawdown.

2l)	Reflects the cash repayment in the Minimum Redemption Scenario of the Third Extension Loan described in note 2k) upon completion of the Business Combination.

In the Median and Maximum Redemption Scenarios, given the Expense Overage Amount is exceeded, the Third Extension Loan will be reflected as a liability in the Unaudited Pro Forma Condensed Combined Financial Statements.

2m)	On August 9, 2024, Rigel held an extraordinary general meeting of shareholders to amend Rigel’s amended and restated memorandum and articles of association to extend the date by which Rigel must either consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. In connection with the extraordinary general meeting, shareholders holding 17,440,475 Rigel Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.40 per share, for an aggregate redemption amount of approximately R3,545,393,064 ($198,881,064), leaving approximately R1,449,334,687 ($81,301,345) in the Trust Account. Following redemptions, Rigel had 7,129,558 Rigel Class A Ordinary Shares outstanding. The pro forma financial information has been adjusted to reflect the redemptions in connection with the extraordinary general meeting held on August 9, 2024.

2n)	i)	Reflects the interest earned on the cash and investments held in the Trust Account subsequent to June 30, 2024 through September 30, 2024 amounting to R34,278,623 ($1,922,881) with corresponding adjustment in accumulated deficit.

ii)	Reflects the accretion in the value of Rigel Class A Ordinary Shares to redemption price ($11.52 per share) amounting to R41,173,901 ($2,309,676) resulting in an increase in the liability of Rigel Class A Ordinary Shares with corresponding adjustment in accumulated deficit.

2o)	i)	Reflects the increase in the Cash & Cash Equivalent by the cash contributions in the amount of R1,811,424 ($101,613) under the Second Extension Loan, with a corresponding increase to the liability related to promissory notes - related parties.

ii)	In the Minimum Redemption Scenario, the promissory notes as described in note 2o)(i) amounting to R1,811,424 ($101,613) will be paid in cash upon completion of the Business Combination and, accordingly, the necessary adjustment has been made in Cash and Cash Equivalents.

In the Median and Maximum Redemption Scenarios, given the Expense Overage Amount is exceeded, the promissory notes will be reflected as a liability in the Unaudited Pro Forma Condensed Combined Financial Statements.

2p)	i)	Reflects the change in fair value of the Forward Purchase Agreement due to amendments in the Business Combination Agreement entered into as of October 14, 2024. This has resulted in a reduction of R9,861,730 ($553,200) in the carrying amount of the liability for the Forward Purchase Agreement and a corresponding adjustment to accumulated deficit.

ii)	Reflects the elimination of the warrant component from the fair value of the Forward Purchase Agreement liability pursuant to the amendments in the Business Combination Agreement entered into as of October 14, 2024 in the amount of R713,068 ($40,000) for the year ended December 31, 2023 and R5,583,322 ($313,200) for the six months ended June 30, 2024.

3)	Note 3—Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since March 1, 2023: i.e., from beginning of the period. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. The computation of diluted loss per share excludes the effect of Aurous Resources Warrants to purchase Aurous Resources Ordinary Shares Ordinary Shares and the potential issuance of the Earnout Shares as the inclusion of any of these securities would be anti-dilutive.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternate levels of redemption of Rigel Class A Ordinary Shares:

For the Six Months ended August 31, 2024:

	Six Months ended August 31, 2024
Loss per share, basic and diluted	Scenario 1 Assuming No Redemptions (in rand)	Scenario 2 Assuming 50% Redemption (in rand)	Scenario 3 Assuming Maximum Redemption (in rand)
Pro forma Profit/(loss)	(43,080,437)	(43,810,620)	(43,810,620)
Weighted average shares outstanding, basic and diluted	51,005,558	47,440,779	43,876,000
Loss per share, basic and diluted (1)	(0.84)	(0.92)	(1.00)

For the Year Ended February 29, 2024:

	Year Ended February 29, 2024
Loss per share, basic and diluted	Scenario 1 Assuming No Redemptions (in rand)	Scenario 2 Assuming 50% Redemption (in rand)	Scenario 3 Assuming Maximum Redemption (in rand)
Pro forma Profit/(loss)	(2,265,027,390)	(2,223,280,984)	(2,223,280,984)
Weighted average shares outstanding, basic and diluted	51,005,558	47,440,779	43,876,000
Loss per share, basic and diluted (1)	(44.41)	(46.86)	(50.67)

The weighted average number of outstanding Aurous Resources Ordinary Shares for pro forma net loss per share for the six months ended August 31, 2024, and for the year ended December 31, 2023, is as follows:

Weighted average shares outstanding, basic and diluted	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming 50% Redemption	Scenario 3 Assuming Maximum Redemption
Aurous Resources Ordinary Shares issued to Blyvoor Gold	28,568,500	28,568,500	28,568,500
Aurous Resources Ordinary Shares issued to Orion Fund II	6,982,500	6,982,500	6,982,500
Aurous Resources Ordinary Shares issued to Rigel shareholders
Rigel Class A Shareholder	7,129,558	3,564,779	0
Rigel Class B Shareholder	7,200,000	7,200,000	7,200,000
Aurous Resources Ordinary Shares issued to PIPE Investors	1,125,000	1,125,000	1,125,000
Total	51,005,558	47,440,779	43,876,000

(1) Excluded Securities:
Aurous Resources Public Warrants	15,000,000	15,000,000	15,000,000
Aurous Resources Private Warrants	14,000,000	14,000,000	14,000,000
Transaction Success Equity Awards	200,000	200,000	200,000
Management Incentive Share Awards	875,000	875,000	-
Earnout Shares	2,625,000	2,625,000	-
Orion Forward Purchase Agreement shares	5,000,000	5,000,000	5,000,000

COMPARATIVE SHARE INFORMATION

The following tables set forth:

1.	historical per share information of Rigel as of and for the nine months ended September 30, 2024;

2.	historical per share information of each of the Target Companies as of and for the six months ended August 31, 2024; and

3.	unaudited pro forma per share information of the combined company as of and for the six months ended August 31, 2024, after giving effect to the Business Combination and the PIPE Investment, assuming the redemption scenarios as follows:

●	Assuming no Redemptions: This presentation assumes that no holders of Rigel Class A Ordinary Shares exercise their redemption rights upon consummation of the Business Combination;

●	Assuming 50% Redemptions: This presentation assumes that holders of Rigel Class A Ordinary Shares exercise their redemption rights with respect to 3,564,779 shares upon consummation of the Business Combination; and

●	Assuming Maximum Redemptions: This presentation assumes that holders of Rigel Class A Ordinary Shares exercise their redemption rights with respect to 7,129,558 shares upon consummation of the Business Combination.

The following pro forma combined tables assume that 7,500,000 Aurous Resources Ordinary Shares are issued in the PIPE Investment. If the actual facts are different from these assumptions, the below numbers will be different. These figures also do not take into account the number of Aurous Resources Warrants to purchase Aurous Resources Ordinary Shares that will be outstanding immediately following the completion of the Business Combination and the number of Aurous Resources Ordinary Shares issued to the Target Companies’ shareholders pursuant to the transactions contemplated by the Business Combination Agreement.

The historical information should be read in conjunction with the sections entitled “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of the Target Companies and Rigel contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport (i) to represent what the actual results of operations of Aurous Resources would have been had the Business Combination been completed or (ii) to project Aurous Resources’ results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Aurous Resources would have been had the Business Combination been completed nor the book value per share for any future period.

				Pro Forma Combined
	Rigel Historical (in U.S. dollars)	Aurous Gold Historical (in rand)	Gauta Tailings Historical (in rand)	Assuming No Redemptions (in rand)	Assuming 50% Redemptions (in rand)	Assuming Maximum Redemptions (in rand)
As of and for the nine-months ended September 30, 2024
Book value per ordinary share (1)	(4.17)
Basic and diluted weighted average shares outstanding – Class A Ordinary Shares	21,260,111
Basic and diluted net loss per share – Class A Ordinary Shares	(0.22)
Basic and diluted weighted average shares outstanding – Class B Ordinary Shares	7,500,000
Basic and diluted net loss per share – Class B Ordinary Shares	(0.22)
As of and for the six months ended August 31, 2024
Book value per share (2)		3,682,770	1,085,172	66.73	59.22	49.55
Weighted average of outstanding shares – basic and diluted		740	100	51,005,558	47,440,779	43,876,000
Net income (loss) per share – basic and diluted		14,205	(4,033)	(0.84)	(0.92)	(1.00)

(1)	The historical book value per share for Rigel is calculated by dividing total shareholders’ deficit, excluding share subject to possible redemption, by the number of non-redeemable Rigel Class B Ordinary Shares outstanding.
(2)	The historical book value per share for Aurous Gold and Gauta Tailings is calculated by dividing total equity by the number of Aurous Gold and Gauta Tailings, respectively.

BUSINESS OF AUROUS RESOURCES BEFORE THE BUSINESS COMBINATION

The information provided below pertains to Aurous Resources prior to the Business Combination. As of the date of this proxy statement/prospectus, Aurous Resources has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Rigel, Aurous Gold and Gauta Tailings will effect a transaction, the result of which is Aurous Resources will become the ultimate parent of Aurous Gold and Gauta Tailings. For information about Aurous Resources’ management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of Aurous Resources Following the Business Combination.”

Incorporation

Aurous Resources is an exempted company incorporated under the laws of the Cayman Islands on February 8, 2024.

As of the date of this proxy statement/prospectus, there is one Aurous Resources Ordinary Share of par value $1 issued and outstanding and no preference shares issued and outstanding. Upon completion of the Business Combination, Aurous Resources will have an authorized share capital of $50,500 divided into 500,000,000 ordinary shares with a par value of $0.0001 each and 5,000,000 preference shares with a par value of $0.0001 each. To date, Aurous Resources has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents.

Proposed Organizational Documents

Prior to or simultaneously with consummation of the Business Combination and immediately after the completion of the Business Combination, Aurous Resources’ current memorandum and articles of association will be amended and restated in their entirety to be in the form of the Proposed Organizational Documents attached as Annex D to this proxy statement/prospectus. Aurous Resources’ current articles of association may be amended at any time prior to or after the consummation of the Business Combination by a resolution of Aurous Resources’ shareholder subject to the quorum required by law or the articles of association. For more information, please see the section entitled “Description of Aurous Resources Securities and Proposed Organizational Documents.”

Name

Aurous Resources is registered with the Registrar of Companies in the Cayman Islands under the registration number 407187 and the legal name Aurous Resources.

Registered Office

The mailing address of Aurous Resources’ principal executive office is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196 and the telephone number is +27 67 166 4397.

Financial Year

After the consummation of the Business Combination, Aurous Resources’ financial year is expected to run from March 1 up to and including February 28 (or February 29 on a leap year).

Subsidiaries

RRAC Merger Sub is a subsidiary of Aurous Resources.

Sole Shareholder

Rigel, a blank check company formed as an exempted company incorporated under the laws of the Cayman Islands on April 6, 2021 and registered with the Cayman Islands Registrar of Companies under registration number 373971, is currently the sole shareholder of Aurous Resources. In connection with the Business Combination, the shareholders of Rigel, Aurous Gold and Gauta Tailings will become shareholders of Aurous Resources pursuant to the Merger and Share Exchange.

Board of Directors

The Aurous Resources Board is, as of the date of this proxy statement/prospectus, composed of two directors, Alan Smith and Richard Floyd. Upon consummation of the Business Combination, Richard Floyd, Alan Smith, Izak Marais, Jan Hendrik (Hennie) van Greuning, Christine Coignard and Stephen Hayes will be members of the Aurous Resources Board.

Executive Officers

As of the date of this proxy statement/prospectus, Aurous Resources does not have any executive officers, other than Jeff Feeley who serves as Chief Financial Officer.

Legal Proceedings

As of the date of this proxy statement/prospectus, Aurous Resources was not party to any material legal proceedings. In the future, Aurous Resources may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Aurous Resources does not anticipate would have a material adverse effect on its financial position, results of operations or cash flows.

Properties

As of the date of this proxy statement/prospectus, Aurous Resources does not own or lease any physical property.

Employees

As of the date of this proxy statement/prospectus, Aurous Resources has no employees.

BUSINESS OF AUROUS GOLD AND GAUTA TAILINGS AND CERTAIN INFORMATION ABOUT
AUROUS GOLD AND GAUTA TAILINGS

For purposes of this section, “we,” “our,” “us” and “ourselves” each refers to Aurous Gold and Gauta Tailings, together with their respective subsidiaries prior to the consummation of the Business Combination or Aurous Resources and its subsidiaries on or after the Business Combination.

Overview

We are a cash-generating gold producer mining group in South Africa with industry-leading, mid-term production growth and a first quartile cost position. Our operations are located in the Witwatersrand region, near Johannesburg, South Africa, which is one of the most prolific regions for gold production in the world. Our principal asset, in which Aurous Gold holds a 74% interest through Blyvoor Capital, is the Blyvoor Gold Mine, a producing, high-grade, long-life underground gold mine. Gauta Tailings also holds a 100% interest in the Gauta Tailings retreatment project (the “Gauta Tailings Project”), a surface tailings retreatment project we aim to develop by utilizing tailings storage facilities (“TSFs”) created from past production from the Blyvooruitzicht gold mine complex (“Blyvooruitzicht”), the Doornfontein gold mine (“Doornfontein”) and current Blyvoor Gold Mine production.

South Africa, where our operations are located, is one of the most prolific gold-mining regions in the world. In 2021, South Africa contained the second largest gold resource base in the world, second only to Australia. Specifically, some of the largest underground gold mines in the world are located in the Witwatersrand region, which contains one of the most significant gold deposits, in terms of historical production, and currently represents approximately 2-3% of global gold production. Owing to its long history of gold production, the region boasts strong local infrastructure, including Rand Refinery, the world’s leading gold refinery, and several world-class gold mines, such as the Kusasalethu and Mponeng gold mines operated by Harmony Gold and the Driefontein mine operated by Sibanye-Stillwater, adjacent or in close proximity to the Blyvoor Gold Mine.

The favorable gold price, which as of February 29, 2024 stood at 2,048 $/oz, has supported a revival of the historical underground gold mining operations in the Witwatersrand region. We believe that, with the guidance of our seasoned and agile management team, we are very well positioned to benefit from strong gold prices. We expect to continue to invest in optimization projects designed to accelerate production growth and lower operating costs at our already-operating Blyvoor Gold Mine. Subject to conducting the Gauta Feasibility Study which successfully demonstrates that gold extraction from the Gauta Tailings Project is economically viable, funding and receipt of permits, we expect our Gauta Tailings Project to become a second source of organic growth, transforming Aurous Resources into a multi-asset operation.

History

Gold has been mined at Blyvooruitzicht, to which the Blyvoor Gold Mine belongs, for over 75 years, with initial systematic gold production occurring in 1942. Cumulative historical production from mining right GP 30/5/1/2/2/143 MR (used by Blyvooruitzicht, Doornfontein, and currently the Blyvoor Gold Mine), between 1942 and 2021, amounts to over 50 Moz of gold. First production, under the ownership of Rand Mines Ltd., was extracted from the Carbon Leader Reef (“CL Reef”), a remarkably rich orebody based on sampling at the time. Soon after, Goldfields opened the neighboring gold mine, Driefontein.

In 1947, work began on the sinking of the No. 1 Shaft. In 1950, Blyvooruitzicht was declared the most profitable mine in South Africa, with the first uranium plant being built on-site the same year and, in 1951, Blyvooruitzicht achieved the greatest amount of gold production globally. In subsequent years, shaft-sinking continued, with the Doornfontein No. 1 Shaft (currently Blyvooruitzicht No. 6 Shaft) sunk in 1961, Doornfontein No. 2 Shaft sunk in 1964, and the Doornfontein No. 2 Sub-vertical Shaft sunk in 1969. Mining at the Middelvlei Reef (“MV Reef”) began in 1979, with average gold grades from the MV Reef averaging around half of those from the CL Reef.

In 1984, the Doornfontein No. 3 Shaft (later renamed as the Blyvooruitzicht No. 5 Shaft and currently referred to as the “Peter Skeat Shaft” or “PS Shaft”) was sunk and, in 1985, the No. 5 Sub-vertical Shaft (currently, the “Peter Skeat Sub-vertical Shaft” or “PSSV Shaft”) was sunk. The PSSV shaft was commissioned in 1988. In 1991, stoping operations began at the PSSV Shaft. In 1992, the Doornfontein No. 2 Shaft and the Doornfontein No. 2 Sub-vertical shaft were closed. During the early 2000s, DRD Gold Ltd. (“DRD”) commenced retreatment of tailings from TSFs No. 4 and No. 5, which had an in situ average grade of 0.57 g/t.

In terms of ownership history, what is currently the Converted Mining Right lease area was divided into Blyvooruitzicht in the east owned by Rand Mines and Doornfontein gold mine in the west, owned by Goldfields South Africa. In 1971, Barlow Rand Ltd. purchased Rand Mines Ltd. In 1995, Blyvooruitzicht and Doornfontein gold mine merged to form Blyvooruitzicht Mining Company (“BGMC”) under the ownership of Rand Mines. In 1997, DRD purchased BGMC from Rand Mines. Village Main Reef Limited (“VMR”) purchased BGMC from DRD in 2011, as part of its expansion activities. However, several of VMR’s mines did not fare well during the gold price downturn in 2012, which resulted in the stoppage of production from its mines, including those in Blyvooruitzicht, and BGMC being placed into provisional liquidation in 2013. Resulting from the liquidation, AngloGold Ashanti Limited (“AGA”) purchased Blyvooruitzicht No. 4 Shaft and Blyvooruitzicht No. 6 Shaft (these assets were subsequently transferred to Harmony Gold), and took over water pumping activities through these shafts via their subsidiary Covalent Water Company (“CWC”), in order to protect its operating mines Savuka, Tau Tona and Mponeng.

The liquidation proceedings affecting BGMC allowed us to seize the opportunity and acquire select assets from BGMC without assuming some of the historic liabilities, such as the need to fund ancillary infrastructure created over the years. In 2014, we acquired the Blyvooruitzicht metallurgical plant and in 2016, we acquired the PS Shaft complex and the mining right. Further, in 2015, through Gauta Tailings, we acquired six TSFs, being all of the Blyvooruitzicht TSFs except for TSF No. 4 and No. 5. As part of a concerted management effort, we transferred the mining right in 2017 from BGMC to us, just one year after purchasing it. In 2020, we were granted environmental authorization for Blyvoor Gold Mine and Gauta Tailings operations. During the period of 2019 to 2021 a significant refurbishment of the surface and underground infrastructure associated with the PS Shaft complex was undertaken, including the establishment of a new treatment plant for treating the underground ore. Finally, in fiscal 2022, the Blyvoor Gold Mine began production through the PS Shaft and has been ramping up production since then. In 2023, we prepared updated technical reports for the Blyvoor Gold Mine and the Gauta Tailings Project.

Our business

Our business centers around underground gold mining at the Blyvoor Gold Mine, which is our focus and currently our main operating asset. We also aim to proceed with the establishment of our Gauta Tailings Project to retreat surface tailings resources in our possession.

Gold mining can be conducted through underground operations or surface operations (e.g., an open-pit operation). Our Blyvoor Gold Mine is an underground operation. After initial exploration, which consists of geological surveys and drilling programs to identify gold deposits, assessment of the potential economic viability for gold extraction is undertaken. Once it has been established that an orebody may be economically extracted, the development phase ensues, which includes establishing underground infrastructure, including shafts, declines and tunnels to access underground ore bodies, often requiring significant initial investment and engineering expertise. Given that the Blyvoor Gold Mine has been operating for more than 75 years, the ore resource benefits from a significant number of ore samples that have been, and continue to be, taken on the active mining faces and the Blyvoor Gold Mine benefits from the historical expenditure on surface and underground infrastructure. We employ conventional mining methods in extracting ore from underground workings. Extracted ore is transported to the surface for processing, involving crushing, grinding, and mineral processing to extract gold. Our in-house processing plant is situated adjacent to the PS Shaft, allowing for short transport times. Processed ore is smelted into doré bars before being transported by helicopter to Rand Refinery, with which we have entered into a refining agreement, for further refining and smelting to produce marketable gold bullion. Refined gold is then sold by way of crediting accounts in the over-the-counter London markets. Currently all of our revenue is generated in connection with underground gold mining from the Blyvoor Gold Mine.

We intend to further engage in surface tailings retreatment operations after commissioning the Gauta Feasibility Study in fiscal 2026. Following successful completion of the Gauta Feasibility Study, we intend to secure funding for our Gauta Tailings Project, which we expect will be financed with debt, and proceed with the build-out of our Gauta Tailings Project, supplementing our sources of organic production and transforming us into a multi-asset operation. Surface tailings retreatment involves the extraction of gold from TSFs, containing the waste material from underground gold mining activities. Once geological, geotechnical and metallurgical assessments have been conducted to determine the stability and suitability of the tailings for retreatment, tailings reclamation may be undertaken. Surface tailings are reclaimed from the TSFs using mechanical excavation or hydraulic methods, and transported to a centralized processing facility for further treatment. Reclaimed tailings undergo processing through screening, grinding, and gravity separation or flotation to liberate and concentrate gold particles. Advanced metallurgical techniques may be employed to optimize gold recovery from the tailings material, including cyanidation, carbon-in-leach (“CIL”), or carbon-in-pulp (“CIP”) processes. Ultimately, gold-bearing concentrates are further treated to produce refined gold doré before being transported by helicopter for refining prior to sale in the market.

Organizational structure

Our corporate structure chart as of the date of this proxy statement/prospectus is as follows:

Stratocorp (Pty) Ltd
(South Africa)
Avaya Development Trade Inc
(British Virgin Islands)
60%
40%
Blyvoor Gold (Pty) Ltd
(South Africa)
Orion Mine Finance II LP
(Bermuda)
The Blyvoor Community Trust
(South Africa)
Blyvoor Mapogo (Pty) Ltd
(South Africa)
The Blyvoor Gold Workers Trust
(South Africa)
19.95%
100%
80.05%
11.54%
11.54%
76.92%
Blyvoor Gold Operations (Pty) Ltd
(South Africa)
Blyvoor Gold Resources (Pty) Ltd
(South Africa)
Blyvoor Empowerment Partners (RF) (Pty) Ltd
(South Africa)
74%
26%
Blyvoor Gold Capital (Pty) Ltd
(South Africa)
100%
Other subsidiaries
(South Africa)
Legend
Target Company
Company
Trust
Ownership
Bermuda
South Africa
British Virgin Islands

Figure 1: Aurous Gold and Gauta Tailings current organizational structure.

Our Projects

Certain information that follows relating to the Blyvoor Gold Mine and the Gauta Tailings Project is derived from, and in some instances is an extract from, the Technical Report Summary for the Blyvoor Gold Mine (the “Mine TRS”) and/or the Technical Report Summary for the Gauta Tailings Project (the “Tailings TRS”) prepared in accordance with Item 1300 of Regulation S-K promulgated by the SEC (“S-K 1300”). Portions of the following information, estimates and projections are based upon assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the Mine TRS and the Tailings TRS, which are included as exhibits to this proxy statement/prospectus. We strongly encourage you to read the full text of the Mine TRS and the Tailings TRS.

The Blyvoor Gold Mine

Overview

The Blyvoor Gold Mine is an underground gold mine situated in the Carletonville Goldfield of the Witwatersrand Basin, 14km southwest of the town of Carletonville in the Gauteng province, near Johannesburg, South Africa. The site is well-served by national, provincial and local roads, as well as rail connections and a functional regional airport. The Blyvoor Gold Mine is well-situated amongst other high-grade gold operations and is part of the broader gold-production ecosystem in Witwatersrand. Its location allows ease of access to a seasoned workforce in the area, specialized ancillary services and refining facilities, such as the Rand Refinery.

GAUTENG PROVINCE
Polokwane
Pretoria
Johannesburg
PROJECT AREA
Bloemfontein
Durban
Cape Town
Port Elizabeth
MAGALIESBURG
GAUTENG PROVINCE
ROODEPOORT
JOHANNESBURG
RANDFONTEIN
VENTERSDORP
WESTONARIA
CARLETONVILLE
WELVERDIEND
BLYVOOR MINING LEASE AREA
NORTH WEST PROVINCE
FOCHVILLE
MEYERTON
POTCHEFSTROOM
Legend
MR143GP
Town
River
Road
Railway Line
Provincial Boundary
Kilometers
0
10
20
30
WGS84
Drawn by: MA, Minxcon (Pty) Ltd. July 2017

Figure 2: Location of Blyvoor Gold Mine

We acquired the Blyvoor Gold Mine out of the liquidation process of BGMC. Specifically, over 2014-2017, we acquired BGMC’s legacy metallurgical and processing plant, the PS Shaft complex, consisting of the PS Shaft and the PSSV Shaft, and achieved the transfer of the mining right from BGMC to us in just one year. We own a 74% interest in the Blyvoor Gold Mine, through our subsidiary Blyvoor Capital.

Our current mining right, enabling gold production at the Blyvoor Gold Mine, covers an area of 6,708.4273 ha and is in force until February 16, 2047. In February 2020, we received environmental authorization for underground operations at the mine. In fiscal 2022, following a period of planning and receipt of permits, we successfully restarted production at the Blyvoor Gold Mine.

Infrastructure

Owing to its long operating history, significant historical infrastructure is in place at the Blyvoor Gold Mine. Based on comparable projects, we estimate the replacement value of such infrastructure at around $1 billion, if such infrastructure were to be replaced today. Since our acquisition of the Blyvoor Gold Mine, we have further invested approximately $141 million in repairing and upgrading historical infrastructure, as well as building new infrastructure on-site. Focus of our investment was directed at reopening the underground operations, including, among others, refurbishment of existing infrastructure, underground opening-up and development, establishing production faces, and associated engineering and equipping.

Underground infrastructure in the PS Shaft complex consists of a system of vertical hoisting and ventilation shafts. We have made significant investments aimed at repairing and reinstating the PS Shaft, including re-establishing shaft and hoisting infrastructure, repairing power supply infrastructure, refurbishing, installing new, and recommissioning man, materials and ore winder infrastructure, opening up of haulages and purchasing the necessary hydro mining equipment. The majority of required refurbishments, repairs and maintenance on PS Shaft infrastructure and equipment has been completed and recommissioned. Outstanding work mainly entails the re-equipping of the planned levels and workings, the development of which is planned in accordance with our LoM plan for the development of our Blyvoor Gold Mine (the “Mine LoM Plan”). Below is a schematic representation of key existing and planned underground infrastructure:

Doornfontein Sect.
Old Blyvooruitzicht Sect.
Peter Skeat Shaft
Surface
New Dewatering Column
1 Level
9 Level
6 Level
No. 2A Sub-vertical Shaft – Not to be used
Peter Skeat Sub-vertical Shaft
No. 1A Sub-vertical Shaft – Emergency Secondary Escape
1677m to Surface
14 Level Dams
15 Level
15 Level
12 Level
17 Level
New Dewatering Column
A5 Incline
New Orepass System
19 Level
16 Level
21 Level
23 Level
27.5 Mid Shaft Loading
19 Level
Level Closed - FOG
25 Level
B5 Incline
24 Level
29 Level Dams
29 Level
Boundry
B5A Incline
33 Mid Shaft Loading
31 Level
33 Level
2566m to Surface
33 Level Dams
34 Level
Legend:
Existing Development and Infrastructure
New Development
Existing Traveling Ways
New Dewatering Column
Existing Ore passes
43 Level Loading Station
47 Level
Shaft Bottom -3462.8

Figure 3: Key existing and planned underground infrastructure

Surface infrastructure of the Blyvoor Gold Mine includes mine offices, mine parking area, change houses, lamp room and time and attendance facilities, workshops, stores, headgear, winder house, sub-stations, main vent fans, explosives receiving bay, sewage plant, ore conveyor, and access road. We have restored historical infrastructure to a fair to good condition, by necessary repairs and upgrades, and have constructed new infrastructure on-site, including the new processing plant (the “Blyvoor Processing Plant”).

Notably, we have invested approximately $15 million, including expansion, sustaining and contingency capital expenditure, towards the Blyvoor Processing Plant located adjacent to the PS Shaft. The Blyvoor Processing Plant consists of a conventional crushing, milling, leaching carousel CIP, batch elution and smelting currently running at approximately 15 ktpm. We monitor the performance and operational efficiencies of the Blyvoor Processing Plant on an ongoing basis, aimed at increasing run time and plant utilization. We expect that plant expansions and improvements will increase the treatment capacity of RoM to a rate of 20 ktpm within one year and to 80 ktpm within seven years, reaching steady state production.

Electricity is provided by two independent 132 kV overhead lines from Eskom. We have made significant investments in improving electricity infrastructure on-site, including investments to refurbish existing electricity distribution infrastructure to receive 40 MVA supply of electricity from Eskom and investments in on-mine electricity distribution infrastructure to distribute power to all surface and underground infrastructure. Due to load-shedding concerns and the current situation with Eskom, we are actively working towards reducing our dependency on Eskom. See “Risk Factors—Risks Related to South Africa—Power stoppages or shortages may disrupt or halt our operations and the cost of power may increase.” We have invested in standby generation capability of approximately 15 MVA, by purchasing six generation units each with a capacity of 2.5 MVA. We intend to proceed with installing and commissioning such diesel generation units in due course depending on operational priorities. On November 16, 2022, we entered into a project development agreement with Decentral Energy Managers Pty Ltd (“Decentral”) to construct a 40MW solar generation plant on our premises (the “Decentral Solar Plant Development Agreement”). The solar generation plant will be constructed and operated by Decentral and, pursuant to the Decentral Solar Plant Development Agreement, we have concluded certain key terms on which we will enter into a land agreement and a long-term power purchase agreement, which are currently under negotiation. Based on historical consumption (measured using our operational energy costs for the last twelve months ended September 2023 as the base) and certain assumptions, we expect that, upon commissioning, which is expected by the end of 2025, this solar generation plant will reduce our operational energy costs by approximately 9%, alongside enhancing energy security and flexibility for our operations.

Potable water for our operations is supplied by Merafong City Local Municipality, with which we have entered into a water supply agreement. Our underground operations benefit from available underground fissure water, which is captured in the existing underground infrastructure, and is directed to the operating areas as required. Dewatering is currently undertaken by CWC, which performs dewatering operations for the benefit of the neighboring Harmony mines; however, we expect to undertake our own dewatering operations in the medium term, in accordance with the Mine LoM Plan.

Below is a view of our key current surface infrastructure:

Legend
5# Lamproom and Crush
5# Offices and Admin Block
5# Surface Winderhouse
Blyvoor 5 Shaft Distribution Substation
Blyvoor 5 Shaft Engineering and Infrastructure Battery Limit
Blyvoor 5 Shaft Headgear and Shaft
Blyvoor Intake Yard, Sub and PFC Equipment
Eskom Substation
Explosives Bay
Process Plant Battery Limit
Sewage Plant
Shaft Parking Area
Shaft Silo Feed Conveyor
Surface Compressor and Cooling Towers
Surface Store
Surface Ventilation Fans
Surface Workshop

Figure 4: View of PS Shaft key surface infrastructure

Mineral Rights and Licenses

The Blyvoor Gold Mine is encompassed under the Converted Mining Right issued in the name of Blyvoor Capital and a number of servitudes and usufructs are required for the operation of the Blyvoor Gold Mine. Further, operation of the Blyvoor Gold Mine is reliant on certain environmental authorizations and permits, including an integrated environmental authorization, which authorizes specific waste management activities issued on February 19, 2020, a provisional air emissions license, issued on November 10, 2023 and valid until December 2024, a certificate of registration with the National Nuclear Regulator, issued on January 15, 2024 and a water use license issued on May 14, 2024. For further information, see “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Mineral and Land Tenure,” “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Environmental Authorization and Permits,” “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Social and Community Related Requirements” and “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Environmental Rehabilitation Closure Provisioning and Funding” below.

Sandstorm Stream Agreement

On August 30, 2018, our subsidiary Blyvoor Capital entered into a long-term stream agreement with OMF Fund II (SO) Ltd, as purchaser (currently Sandstorm Gold Ltd. (“Sandstorm”)), as amended on April 1, 2019, and further amended on August 11, 2022 (the “Sandstorm Stream Agreement”). Orion Resource Partners, an affiliate of the Sponsor and OMF Fund II (SO) Ltd, is also an affiliate of Sandstorm. On January 1, 2022, OMF Fund II (SO) Ltd merged with Nomad Royalty Company Ltd. and, on May 1, 2022, Sandstorm acquired all shares of Nomad Royalty Company Ltd. Sandstorm is a PIPE Investor in relation with the Business Combination.

In connection with the Sandstorm Stream Agreement, we received a prepayment of $37 million from Sandstorm for the delivery of refined gold, in specified percentages of output, to Sandstorm at a purchase price equal to the lesser of (i) 572 $/oz and (ii) the afternoon per ounce LBMA Gold Price in U.S. dollars. The proceeds of such upfront payment were applied towards initial construction and development of the Blyvoor Gold Mine in accordance with our mine plan and construction budget. Until delivery of an initial 300,000 oz of gold to Sandstorm, we are obliged to sell under the Sandstorm Stream Agreement, (i) 10% of annual production, capped at 16,000 oz delivered or 160,000 oz produced per year and (ii) thereafter, 5% of annual production in excess of 160,000 oz produced per year. After delivery of an initial 300,000 oz of gold to Sandstorm, we are obliged to sell under the Sandstorm Stream Agreement, 0.5% of annual production, capped at 500 oz delivered or 100,000 oz produced per year. Sandstorm Stream Agreement terminates upon production of 10,320,000 oz of refined gold. The Sandstorm Stream Agreement provides for certain customary events of default. Subject to the terms of the Intercreditor Agreement, obligations under the Sandstorm Stream Agreement are secured by substantially all assets and receivables of Blyvoor Capital, including, among others, by means of the General Notarial Covering Bond, the Special Notarial Covering Bond, and a right to establish a mortgage over the Converted Mining Right in favor of Sandstorm as purchaser under the Sandstorm Stream Agreement (the “Mining Right Mortgage Right”), and all proceeds and products of the foregoing. The shares of Blyvoor Gold in Aurous Gold are pledged under the Sandstorm Stream Agreement; Sandstorm is aware of and has consented to the implementation of the Business Combination. As of August 31, 2024, February 29, 2024, August 31, 2023 and February 28, 2023, we have delivered a cumulative 6,553.1 oz, 5,462.6 oz, 4,440.4 oz and 3,161.4 oz of refined gold in connection with the Sandstorm Stream Agreement, and the equivalent value of approximately $28.4 million (the U.S dollar amount having increased due to an appreciation of the rand over the 6-month period), $26.4 million, $27.5 million and $28.3 million of bullion to be delivered against such prepayment was outstanding, in each case respectively (converted into U.S. Dollars using the prevailing exchange rate as of the end of the relevant period and not the Reference Rate).

The description of the Sandstorm Stream Agreement set forth herein is qualified in its entirety by reference to the full text of the Sandstorm Stream Agreement, attached as an exhibit to this proxy statement/prospectus.

Trident Offtake Agreement

On August 30, 2018, our subsidiary Blyvoor Capital entered into a long-term offtake agreement with OMF Fund II (SO) Ltd., novated to OMF Fund II (O) Ltd on May 12, 2020, further amended on August 24, 2021 and novated to TRR Offtakes LLC (“Trident”) on January 11, 2022 (the “Trident Offtake Agreement”). Orion Resource Partners, an affiliate of the Sponsor and OMF Fund II (O) Ltd, was also an affiliate of Trident until May 8, 2024. Under the Trident Offtake Agreement, Trident has the right to sell up to 2,700,000 oz of refined gold on our behalf. Based on a quotational period of seven days, with the seven days commencing four days prior to the delivery date of any bullion delivered under the Trident Offtake Agreement. Trident select the selling price that Blyvoor Gold Mine will receive for the bullion delivered and this is paid on the seventh day of the quotation period. The Trident Offtake Agreement provides for certain customary events of default. The Trident Offtake Agreement terminates upon our delivery of 2,700,000 oz of refined gold to Trident under the Offtake Agreement and final payment by Trident. As of August 31, 2024, February 29, 2024, August 31, 2023 and February 28, 2023 we have delivered a cumulative 58,867,0 oz, 49,221.6 oz, 40,313.0 oz and 29,421.5 oz of refined gold in connection with the Trident Offtake Agreement, respectively.

As of December 2, 2021, we received prepayment from Orion Fund II in the amount of $5 million in five installments for the delivery of refined gold under the Trident Offtake Agreement. Such prepayment was not novated to Trident and remains due to Orion Fund II. The proceeds of gold delivered against the prepayment arrangement to Orion Fund II have reduced the outstanding prepayment balance as of August 31, 2024, February 29, 2024, August 31, 2023 and February 28, 2023 to approximately $3.2 million, $3.3 million, $3.6 million and $4.0 million, respectively (converted into U.S. Dollars using the prevailing exchange rate as of the end of the relevant period and not the Reference Rate).

The description of the Trident Offtake Agreement set forth herein is qualified in its entirety by reference to the full text of the Trident Offtake Agreement, attached as an exhibit to this proxy statement/prospectus.

The Gauta Tailings Project

Overview

The Gauta Tailings Project is a pre-development, prefeasibility stage project that targets the re-treatment of TSFs from the historical Blyvooruitzicht and Doornfontein mines that contain gold, with minor uranium and sulfide. The Gauta Tailings Project is situated 14 km southwest of the town of Carletonville and 80 km southwest of Johannesburg, Gauteng Province, South Africa. The site is well-served by national, provincial, and local roads, as well as rail connections and a functional regional airport. The Gauta Tailings Project is well-situated amongst other high-grade gold operations and part of the broader gold-production ecosystem in Witwatersrand. Its location allows ease of access to a seasoned workforce in the area, specialized ancillary services and refining facilities, such as the Rand Refinery.

Doornfontein TSF No. 2
Doornfontein TSF No. 3
Doornfontein TSF No. 1
TSF No. 1
TSF No. 7
TSF No. 6
CARLETONVILLE
Carletonville Aerodrome
Blyvooruitzicht/Blyvoor Mine
Doornfontein Mine (Historical)
Northdene
The Village
Eastdene
The Hill
Skurwekoppies
Southdene
Blyvooruitzicht Golf Course
BLYVOORUITZICHT GOLD MINE
Legend
New Plant
Old Plant Area
Mine
TSF Expansion (Planned)
Blyvooruitzicht TSF
Doornfontein TSF
Kilometers
WGS84
Drawn by MA Minxcon (Pty) Ltd. March 2020

Figure 5: View of Gauta Tailings Project TSFs

We acquired the six TSFs forming the Gauta Tailings Project out of the liquidation process of BGMC. Specifically, over 2014-2017, we acquired Doornfontein TSFs No. 1, No. 2 and No.3, and TSFs No. 1, No. 6 and No. 7 (collectively, the “Gauta TSFs”).

In 2020, we commissioned a prefeasibility study with respect to the Gauta Tailings Project and production from the Gauta TSFs, upon which the Tailings TRS is based. The most recent exploration program concluding in November 2020 served to infill the existing drilling in TSFs No. 6 and No. 7 and enable the definition of Measured and Indicated Mineral Resources in both. In the short-term, we expect to commission and undertake the Gauta Feasibility Study, showcasing that extraction is economically viable.

Subject to successful completion of the Gauta Feasibility Study, the Gauta Tailings Project specifically aims to remine TSF No. 6 and TSF No. 7 at a newly established plant, with the newly reprocessed tailings being deposited onto an extended TSF No. 7 footprint. At a later stage, the Doornfontein TSFs will be remined with reprocessed tailings deposited onto the then-vacant TSF No. 6 footprint.

Mineral Rights and Licenses

Gauta Tailings has legal title to the immovable property comprising the Gauta Tailings Project. The right to mine the Gauta TSFs derives from common-law ownership of mining dumps and the regulatory framework regarding TSF reclamation is governed by the dates on which the TSF was created and the final tailings deposited thereon. Gauta Tailings expects to initially rely on the environmental authorization granted to Blyvoor Capital on February 19, 2020, the water use license issued to Blyvoor Capital on May 14, 2024 and the certificate of registration with the National Nuclear Regulator issued to Blyvoor Capital on January 15, 2024; additionally, Gauta Tailings will have to submit an application with the Department of Environment, Forestry and Fisheries for an AEL, but such application could only be made once the Gauta Tailing Project has commenced operations. For further information, see “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Mineral and Land Tenure,” “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Environmental Authorization and Permits,” “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Social and Community Related Requirements” and “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Environmental Rehabilitation Closure Provisioning and Funding” below.

Key Strengths

Proven, low-cost gold producer in the first quartile of the cost curve with a strong track-record

The Blyvoor Gold Mine is a long-producing asset, with over 75 years of historical operations on site. Mineralogy is well-understood on both the CL Reef and MV Reef, which form the basis of underground extraction at the Blyvoor Gold Mine. Following our initial restart of operations at the Blyvoor Gold Mine, we have been successful in managing production and operations. Due to historical investments in the Blyvoor Gold Mine and our own investments, much of the infrastructure required to execute our life-of-mine plan is in place. Compared to some of our peers, our operations are geographically concentrated, simple and employ mainly conventional mining methods. Based on the Mine TRS, we expect an average all-in-sustaining cost (“AISC”) of 905 $/oz Au produced over the Blyvoor Gold Mine’s 34-year life of mine (“LoM”), which positions us well in the first quartile of the global gold production cost curve, net of by-product credits, using Wood Mackenzie data for total cash plus sustaining cost, as a proxy for AISC (source: Wood Mackenzie, December 21, 2023).

Well-situated to benefit from a favorable outlook for gold

Gold as a store of value and enduring medium enhances its perception as a safe-haven asset in times of economic turbulence. Recently, gold price has reached historic levels of above 2,500 $/oz furthering a favorable outlook for the gold industry. We believe we are well-positioned to capitalize on this favorable economic environment, with our already-producing Blyvoor Gold Mine and carefully-crafted plan for the build-out of our Gauta Tailings Project. We believe that the Gauta Tailings Project, which is subject to successful completion of the Gauta Feasibility Study, funding and minimal requirements for additional permits, will supplement our business with an incremental source of organic growth. Further, we believe we have one of the largest Reserves and Resources bases, according to Capital IQ data (source: Capital IQ, June 10, 2024) for comparable mines and based on Mineral Resources and Reserves Estimates in the Mine TRS. The foregoing information was obtained from the Gold production by region from the Global gold mine supply summary Q4 2023, a product of Wood Mackenzie (source: Wood Mackenzie, December 21, 2023). Finally, we are confident that the 34-year LoM of our Blyvoor Gold Mine will ensure we maintain our position in the industry in the medium-term. The foregoing information was obtained from the Gold cost curve from Gold Mine Composite Costs Q4 2023, a product of Wood Mackenzie (source: Wood Mackenzie, December 21, 2023).

Experienced and agile leadership and project execution team

We have a highly experienced management team with a proven track record and a philosophy embedded in agile leadership. Richard Floyd, who was a part of the pioneer team spearheading our establishment and the revival of the Blyvoor Gold Mine, has been our Chief Executive Officer since 2015 and has approximately 15 years of experience in the mining industry, including in mining operations associated with East Daggafontein and Galaxy Gold, and serving as director at Raven Mining and Galaxy Gold. Alan Smith, our Executive Chairman, is a mining engineer and brings a wealth of experience to the team with over 45 years of mining experience, including executive officer at Anglo Gold Ashanti South Africa, CEO of FreeGold Ltd and General Manager of De Beers’ Central Mines. Izak Marais, our Chief Operating Officer, is a mining engineer with over 30 years of experience in the industry, including chief executive officer of Sallies, chief operating officer of Gold One Group, benchmarking manager for Gold Fields and operations manager of the ultra-deep Kloof gold mine. We believe our management and technical project team is committed in continuing to serve under Aurous Resources, and their collective commercial experience combined with their deep technical expertise in mining, mineral processing and extractive metallurgy will provide the essential foundation to successfully ramping up operations in the Blyvoor Gold Mine and to executing our plan for the Gauta Tailings Project.

Our Business Strategies

The overall aim of our strategy is to generate sustainable cash flow improvements and returns over the longer term and, in so doing, to create and preserve value for all our stakeholders. We aim to become a successful example of revitalizing a historic asset by applying innovative and operationally efficient approaches to a conventional industry. The centerpiece of our business will be the Blyvoor Gold Mine. Our strategic focus areas guide decision-making and are aimed at generating increased cash flows; extending mine lives; creating an organic pipeline of economically viable orebodies; and enhancing our social license to operate. Our strategic focus areas are the following:

●	Ramp-up of the Blyvoor Gold Mine. We have developed an ambitious, yet realistic, Mine LoM Plan. Our Mine LoM Plan contemplates an average annual production of approximately 142 koz of gold for the life of the mine, surpassing 80 koz in Mine LoM Plan Year 3 and 87 koz in Year 4. In the short term, to achieve planned production targets, we aim to focus on further underground opening-up, including opening-up works for underground level 15, the operational reinstatement of the PSSV Shaft infrastructure (among others, commissioning the 27.5 level mid-shaft loading station, dewatering flooded workings and recommissioning pump stations), re-establishing power, water and communications services to the old Blyvooruitzicht section and establishing a connection from the Doornfontein section to the old Blyvooruitzicht section. We also aim to upgrade the Blyvoor Processing Plant to enable treating orebodies at a rate of approximately 80 ktpm reaching steady state production within seven years, which primarily entails, among others, installing a new primary ball mill, an additional concentrate thickener, additional leaching and CIP tanks. As such, the LoM plan entails significant capital expenditures in the short-term. Specifically, in Year 1 of the Blyvoor Gold Mine LoM Plan, we expect to incur $28.4 million of capital expenditure, of which $27.8 million in mining capital expenditure and $0.6 million in Blyvoor Processing Plant capital expenditure. Of this $28.4 million, $23.1 million is categorized as expansion capital expenditure. Further, in Year 2, we expect to incur $44.2 million of capital expenditure, of which $38.8 million in mining capital expenditure and $5.5 million in Blyvoor Processing Plant capital expenditure. Of this $44.2 million, $36.8 million is categorized as expansion capital expenditure. Subject to successful completion of the Business Combination, we intend to execute our Mine LoM Plan and have taken steps to ensure we are positioned to manage growth sustainably.

●	Development of our Gauta Tailings Project. We have a detailed prefeasibility level study that informs a range of options for viable economic processing of historical TSFs in our possession. In fiscal 2026, we aim to undertake the Gauta Feasibility Study, which we expect will demonstrate that gold extraction as part of our Gauta Tailings Project is economically viable. Following successful completion of the Gauta Feasibility Study, we intend to secure debt financing and build out our Gauta Tailings Project, the main component of which will be a new tailings retreatment plant. Our focus is on maximizing production potential of our assets in a sustainable fashion. Once fully built, we aim to explore opportunities for reprocessing other historical tailings deposits in the area, thus organically extending the Gauta Tailings Project mine life.

●	Efficiencies. We pride ourselves in our lean organizational model and in achieving significant cost-efficiencies. We intend to be evaluating value-maximizing priority areas on an ongoing basis and optimizing overhead costs and capital expenditure. All spending decisions are thoroughly scrutinized to ensure they are optimally structured and necessary to fulfill our core business objectives.

●	Sustainability. We are deeply committed in the communities and region we operate in and prioritize people, safety, health, environment and communities. This strategic focus area embodies our corporate ethos and encompasses our sustainability performance. It underpins our business strategy and the delivery of sustained, long-term value creation and is aligned with our values and responsibilities as a corporate citizen. This strategic focus area covers our employees, their safety, health and wellbeing, communities and the environment. We are fully committed to our pursuit of “harm-free” mining.

Gold Market

The gold market is relatively liquid compared to other commodity markets, and the price of gold is quoted in U.S. dollars. Physical demand for gold is primarily for manufacturing purposes, and gold is traded on a world-wide basis. Refined gold has a variety of uses, including jewelry, electronics, dentistry, decorations, medals and official coins. In addition, central banks, financial institutions and private individuals buy, sell and hold gold bullion as an investment and as a store of value.

The use of gold as a store of value and the large quantities of gold held for this purpose in relation to annual mine production have meant that historically the potential total supply of gold has been far greater than demand. Thus, while current supply and demand play some part in determining the price of gold, this does not occur to the same extent as in the case of other commodities. Instead, the gold price has from time to time been significantly affected by macro-economic factors such as expectations of inflation, interest rates, exchange rates, changes in reserve policy by central banks and global or regional political and economic crises. In times of inflation and currency devaluation or economic uncertainty gold is often seen as a safe haven, leading to increased purchases of gold and support for its price.

The average gold price for fiscal 2024 and more recently remained high due to continued economic uncertainty as global economies attempt to recover from all the after-effects of COVID-19 and the conflict in Ukraine, as well as rapidly rising inflation. In addition, we were affected by movements in the exchange rate of the rand against the dollar as described below.

We generally take full exposure to the U.S. dollar spot price of gold and rand/ U.S. dollar exchange rate. Subject to the Sandstorm Stream Agreement and the Trident Offtake Agreement, the higher the gold price, the higher our profit margin and vice versa, subject to exchange rate fluctuations.

The average gold spot price increased by 8.8% from 1,808 $/oz to 1,968 $/oz during fiscal 2024, after having on average increased by 0.5% to 1,808 $/oz during fiscal 2023 and having decreased by 0.8% from 1,813 $/oz during fiscal 2022. For the six months ended August 31, 2024 the average gold spot price increased by 20.0% to 2,341 $/oz from 1,951 $/oz for the six months ended August 31, 2023. As a result, the average gold price received by us in rand for fiscal 2024 increased by 28.1% to 1,123,043 R/kg compared to the previous year’s average of 876,939 R/kg, which reflected an increase of 9.1% over the fiscal 2022 average price of 841,576 R/kg, which was the Blyvoor Gold Mine’s first year of production. Further, the average gold price received by us in rand for the six-months ended August 31, 2024 increased by 15.6% to 1,294,928 R/kg compared to 1,120,631 R/kg for the six-months ended August 31, 2023. At present, all our revenue is generated from our Blyvoor Gold Mine operation in South Africa.

Looking ahead, we are of the opinion that the global economic environment, including escalating sovereign and personal levels of debt, economic volatility and the oversupply of foreign currency, will continue to make gold attractive to investors. The annual supply of gold has shrunk in recent years and is likely to shrink even more due to the significantly reduced capital expenditure, and exploration and development activity occurring in the sector. We believe that this, coupled with global economic and political uncertainty, is likely to provide support to the gold price in the long-term.

All the gold we produce is sold pursuant to the terms of the Sandstorm Stream Agreement and the Trident Offtake Agreement. The doré gold bars which we produce consist of approximately 85% gold, 5-10% silver and the remaining balance comprises copper and other common elements. The gold bars are sent to Rand Refinery for assaying and final refining where the gold is purified to 99.8% and cast into troy ounce bars of varying weights. In exchange for this service, we pay Rand Refinery a variable refining fee and administration fees.

Capital Expenditure

For details in relation to the capital expenditure undertaken and the capital expenditure that we propose to undertake following the completion of the Business Combination, see “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Aurous Gold’s Results of Operations—Production at Blyvoor Gold Mine,” “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Aurous Gold’s Results of Operations—Costs and Effects of Inflation—Non-IFRS Cost Indicators,” “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Significantly Affect Gauta Tailings’ Future Results of Operations,” and “Gauta Tailings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Significantly Affect Gauta Tailings’ Future Results of Operations—Timing of the Development of the Gauta Tailings Project.”

Our current capital expenditure primarily relates to the ongoing development of the Blyvoor Gold Mine, financed mainly from operating cash flows. Currently, we do not have any divestitures in progress and have not had any divestitures in the last two financial years.

For further details on project-specific planned capital expenditures, see “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Capital Expenditures” and “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Gauta Tailings Project—Capital Expenditures.”

Properties

Corporate Office

Our corporate office is located in South Africa at Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, 2196 and our telephone number is +27 67 166 4397.

The Blyvoor Gold Mine

The Blyvoor Gold Mine is our producing underground gold mining operation located in the Carletonville Goldfield of the Witwatersrand Basin, 14 km southwest of the town of Carletonville in the Gauteng province, near Johannesburg, South Africa. For further information, see “—Our projects—The Blyvoor Gold Mine.”

The Gauta Tailings Project

The TSFs constituting our Gauta Tailings Project are located 14 km southwest of the town of Carletonville and 80 km southwest of Johannesburg, Gauteng Province, South Africa. For further information, see “—Our projects—The Gauta Tailings Project.”

Others

Other than the above, our property, plant and equipment includes transportation equipment, underground mining equipment, buildings, the Blyvoor Processing Plant and other plant and machinery, PS Shaft surface assets, the PS Shaft complex, and office and computer equipment.

Corporate Information

Aurous Gold (Blyvoor Gold Resources Proprietary Limited) is a private limited liability company incorporated under the laws of South Africa on August 29, 2016. Gauta Tailings (Blyvoor Gold Operations Proprietary Limited) is a private limited liability company incorporated under the laws of South Africa on July 24, 2015. The mailing address of our principal executive office is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196, our telephone number is +27 67 166 4397 and our website is https://blyvoorgold.com/. Information contained on our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on our website to be part of this proxy statement/prospectus.

Employees

The table below sets out our permanent employees by function as of the dates indicated:

	As of
	February 29, 2024		February 28, 2023		February 28, 2022
Function	Number of employees	% of total	Number of employees	% of total	Number of employees	% of total
Technical – Mining	865	65.3	895	70.0	433	62.4
Technical – Engineering	223	16.8	196	15.3	113	16.3
Technical – Treatment	99	7.5	84	6.6	77	11.1
General & Administration	53	4.0	28	2.2	22	3.2
Finance	23	1.7	18	1.4	7	1.0
Environment	22	1.7	18	1.4	18	2.6
Technical – Exploration/Geology	14	1.1	19	1.5	7	1.0
Management	13	1.0	11	0.9	7	1.0
OHS	11	0.8	9	0.7	9	1.3
Community Relations	1	0.1	1	0.1	1	0.1
Total	1,324		1,279		694

As the ramp-up of the Blyvoor Gold Mine progresses, we expect to increase the number of employees. For the year ended February 29, 2024, our employee turnover rate was 16%.

We also retain qualified technical contractors and utilize the services of qualified consultants with geological and mineralogical expertise as deemed necessary. As of February 29, 2024, in addition to our employees, we engaged 57 consultants and professional service providers, and we are likely to engage additional consultants going forward. We also engage various contractors on an ad-hoc basis for specific projects.

We consider our employee relations to be particularly good. Since 2018, our employees, other than senior management, are organized under the BWU, according to a “closed-shop” agreement. The BWU union is not affiliated with larger unions in South Africa, such as the NUM or the AMCU, nor is it affiliated with any trade union federation. We engage in regular formal and informal meetings with the BWU leadership to ensure transparent communication with our employees and attempt to proactively address any employee concerns. We recently concluded a 30-month wage agreement with the BWU, effective from September 1, 2024, in line with our commitment to transparent and open employee relations, providing substantial visibility and predictability in one of our largest cost drivers.

Insurance

Currently, we maintain comprehensive general liability insurance, directors’ and officers’ insurance, bullion and marine insurance, and motor vehicle insurance. We anticipate purchasing directors’ and officers’ insurance in accordance with U.S. listed company standards. However, we currently do not insure against mine exploration and development risks or business interruption risks or other losses. See also, “Risk Factors—Risks Related to Our Operations and Business—Events may occur for which we are not insured or for which our insurance is inadequate. There can be no assurance that our insurance coverage will adequately satisfy all potential claims in the future.”

Seasonality

Neither the gold market nor our underground mining operations demonstrate seasonality effects.

Intellectual Property

We do not currently develop any material intellectual property, own any material intellectual property or rely on any material intellectual property for the operations of our business. We own a few registered intellectual property assets (namely applications for the RANDLORD marks that are not used in our operations and the internet domain names www.blyvoorgold.com and www.aurousresources.com).

Raw Materials

We currently require raw materials mainly with respect to our operations in the Blyvoor Gold Mine. Other than customary material for production operations such as petrol and diesel fuel for site vehicles, oil, greases, and gas, oxygen and acetylene for boiler making, we require significant amounts of water, steel and other construction materials, sisal ropes, steel wire ropes, explosive materials, processed timber, cement, and crushed rock for our underground operations. The Blyvoor Processing Plant requires liquid oxygen, sodium cyanide, caustic soda, hydrochloric acid, lime, nitric acid, carbon, flocculant, sodium hydroxide, and sulfamic acid. We expect to require further raw materials for the development of our Gauta Tailings Project.

Marketing

We currently have in place the Sandstorm Stream Agreement and the Trident Offtake Agreement. For further information see “—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement” and “—Our Projects—The Blyvoor Gold Mine—Trident Offtake Agreement” above. Other than in connection with the Business Combination, we do not incur material advertising and marketing expenses.

Competition

The metals extraction industry is competitive in all of its phases. The gold production industry is fragmented, and we are currently a small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established operations.

However, we believe that our current focus on a single geography in South Africa and proximity of our leadership team to the operations of the Blyvoor Gold Mine and the planned development of our Gauta Tailings Project, has been enabling us to stand out as a low-cost, resilient gold producer. For further details, see “Risk Factors—Risks Related to Our Industry—We face strong competition and industry consolidation.”

Occupational Safety and Health

We are fully committed in our pursuit of “harm-free” mining, ensuring high health and safety standards in our operations and aspiring to become an example in health and safety standards in the region. Some of our key initiatives to improve safety in operations at our Blyvoor Gold Mine include:

●	Development of internal processes towards ensuring implementation of ISO 45001 (Occupational Health and Safety). We aim to have fully implemented ISO 45001-compliant processes by the end of 2024.

●	Making ongoing adjustments to our mining plan, in terms of mining sequence and support characteristics to reduce the potency of seismic incidents, including recently installing “five end grain packs” in the CL Reef, which have higher resistance characteristics and contribute to preventing larger seismic events.

●	Proactively focusing on improving the pre-conditioning of mining faces and face shapes to reduce seismicity incidents.

●	Closer scrutiny and more vigorous investigation into seismic incidents. We are also expanding our network of geophones to ensure accurate and timely detection of seismic incidents and more complete analysis.

●	Establishing a messaging line made known to our workforce, for reporting safety incidents and at-risk situations or behavior, aimed ensuring rapid response and enhancing incident-prevention.

●	Establishing our “Visible Felt Leadership” (“VFL”) program since August 2023. VFL allocates all mine employees to an employee group where any safety concerns or at-risk situations identified can be discussed in an open setting. The “Pea Whistle Initiative”, since February 2024, empowers all VFL members to stop work when in sight of potential at-risk situations, encouraging employees to reassess risk before continuing to work safely.

A key tenet of our health and safety commitment is structured around accurate measurement and transparent reporting of safety incidents, including injuries to an employee which cause the employee to not be able to report to work on the day following the injury, i.e., lost time injuries (“LTI”). Below is a chart of our LTI injuries per month and the LTI frequency rate per 1 million hours worked (“LTIFR”) for the period from September 2022 to January 2024:

Note: Calculated as: number of LTI’s / total hours worked x 1,000,000 hours. The calculation for the statistic divides the number of LTIs which occur in one month by the number of manhours worked in that month and then multiplies the result by 1,000,000-man hours.

Environmental, Social and Governance (“ESG”) matters

We are committed to high ESG standards. These are central to maintaining our ‘social license to operate’, as well as creating value for all stakeholders and delivering commercial success. Mining in Africa, and South Africa specifically, has historically brought with it several unique ESG risks and opportunities. The government of South Africa has created a regulatory framework for opportunities and benefits that come from mining to be realized in country and benefit interested stakeholders. Such initiatives include, inter alia, the Mining Charter, the B-BBEE Act. For further information, see “—Governmental regulations and their effects on our business—The Broad-Based Black Economic Empowerment Act, 2003 (the “B-BBEE Act”) and the Broad-Based Black Economic Empowerment Amendment Act, 2013 (the “B-BBEE Amendment Act”).”

Environmental

Promoting sustainable environmental practices is at the core of our operations. Mining and gold processing is an energy-heavy undertaking. As part of our commitment to increasing our energy security in a sustainable manner, we have entered into a project development agreement with Decentral to construct a 40MW solar generation plant on our premises. We are confident that our on-site renewable energy generating capabilities will contribute to decreasing our environmental footprint.

Further, in the context of the integrated environmental authorization granted in February 2020 in relation to the Blyvoor Gold Mine and the Gauta Tailings Project, we have engaged an external consultant, Digby Wells Environmental, to prepare an Environmental Impact Assessment (“EIA”) and Environmental Management Programme (“EMP”) report. As part of the integrated environmental authorization, we have undertaken to, amongst other things, ensure safe disposal of all waste, ensure dust suppression, maintain an emergency preparedness plan, adhere to the EMP, submit annual environmental audit reports prepared by a qualified environmental practitioner and facilitate monitoring by the relevant authorities.

Pursuant to our agreement with the DMRE for the purchase of the mining right out of the VMR liquidation proceedings, we have assumed the environmental closure liabilities related to the Blyvoor Gold Mine processing plant, the PS Shaft and the TSFs we acquired (the “Blyvoor Liability”). However, as per our agreement with the DMRE, we have also assumed the Orphans Liability. We are committed in fulfilling our closure liabilities, in accordance with South African law, and have agreed on a funding period with the DMRE to implement closure funding, as initially assessed in 2019 at R366.3 million. Concurrently, we have purchased insurance products from Guardrisk Insurance Company Limited (“GICL”) to address the Blyvoor Liability and the Orphans Liability.

Finally, we are engaged in ongoing and proactive monitoring of surface and groundwater. We have entered into an agreement with CWC in ensuring dewatering of our underground operations at the Blyvoor Gold Mine and expect, in the medium term, to engage in our own dewatering operations. Further, we have constructed and are operating an onsite plant to treat sewage from our operations. We work closely with Harmony Gold, which operates adjacent mines, on water issues, including surface and groundwater monitoring programs that are currently managed by Harmony Gold. We also work with local authorities in water monitoring programs.

Social

We are committed to being an active participant in the sustainable development of the local community, in partnership with affected people, the national and local South African authorities and other development partners. We have also implemented previously disadvantaged community development initiatives in response to specific requests from either the local community or local government authorities, including a recent pilot project to install solar-powered streetlights in key risk areas of the nearby Blyvoor village.

We are strong proponents of the ownership-sharing arrangements instituted by the regulatory regime in South Africa, including the B-BBEE Act. In compliance with the regulatory regime, a special purpose B-BBEE company, Blyvoor Empowerment Partners (RF) (Pty) Ltd. owns 26% of the Blyvoor Gold Mine, through its shareholding in Blyvoor Capital. In turn, Blyvoor Empowerment Partners (RF) (Pty) Ltd. is owned by a trust in favor of the local community, the Blyvoor Community Trust (3% effective ownership of the Blyvoor Gold Mine), a trust in favor of black entrepreneurs, Blyvoor Mapogo (Pty) Ltd. (3% effective ownership of the Blyvoor Gold Mine), and a trust in favor of our Blyvoor Gold Mine employees, the Blyvoor Gold Workers Trust (20% effective ownership of the Blyvoor Gold Mine). An initial distribution in terms of this profit-sharing arrangement was made to our employees in April 2023. For the year ended February 29, 2024, profit-share payments to our employees amounted to R8.1 million.

Our Social and Labor Plan (“SLP”), approved by the DMRE for the 2022-2026 reporting period, contains key pillars of our commitment to empowering equitable and sustainable community development through initiatives that we aim to undertake, such as training and development programs, career progression plans, employment equity plans, commitment to local employment and others. In collaboration with DRD Gold, Sibanye-Stillwater, Harmony Gold and the Merafong municipality, we hold meetings with stakeholder engagement representatives to strengthen community relationships. Our employees primarily originate from local communities, which were significantly compromised following the closure of BGMC. Notably, we have invested approximately $26 million via employment in the local economy for the 5-year period ended February 28, 2023.

Governance

We have a number of internal policies in place towards ensuring effective governance, including an anti-bribery and corruption policy, which requires monthly reporting. In addition, in preparation for the Business Combination, we are also further enhancing and establishing policies and systems to promote ethical conduct and mitigate against a variety of risks, including ethics, conduct, modern slavery, antibribery and corruption, human rights, environmental, health and safety, insider trading and disclosure, trade compliance and sanctions, data protection and whistle-blowing.

Aurous Resources will be considered a “foreign private issuer” under U.S. securities laws and Nasdaq listing rules. Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. We generally intend to avail ourselves of the accommodations afforded to “foreign private issuers.” We intend to form an audit committee consisting of at least three independent directors under Nasdaq listing rules. For more information, see “Management of Aurous Resources Following the Business Combination—Board Committees.”

Governmental regulations and their effects on our business

Mining Rights

The Mineral and Petroleum Resources Development Act (the “MPRDA”)

Under the MPRDA, which came into effect in 2004, mining rights are valid for a maximum period of 30 years and can be renewed upon application for further periods, each of which may not exceed 30 years at a time. A wide range of factors and principles will be considered by the Minerals Minister when exercising his discretion whether to grant these rights. A prospecting or mining right can be suspended or cancelled if the holder conducts prospecting or mining operations in breach of the MPRDA, a term or condition of the right or an environmental management plan, program or environmental authorization (as may be applicable), or if the holder of the right submits false, incorrect or misleading information to the DMRE. The MPRDA sets out a process which must be followed before the Minerals Minister is entitled to suspend or cancel the prospecting or mining right.

All our operations have been granted their new-order mining rights.

The MPRDA empowers the Minerals Minister to develop a Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry to set the framework, targets and timetable for effecting entry of Historically Disadvantaged Persons (the “HDPs”) into the mining industry and to allow such South Africans to benefit from the exploitation of the country’s mineral resources.

The MPRDA also requires mining companies to submit annual reports detailing the holder’s compliance with the HDP requirements and implementation of the approved SLP applicable to the mining right in question, in which the SLP sets out their commitments including, among other things, those relating to human resource development and local economic development.

On March 27, 2020, the Minerals Minister published amendments to the MPRDA Regulations (“Amended MPRDA Regulations”). The amendments include, among other things:

●	expansion of the definition of interested and affected parties who may be impacted by the proposed or existing prospecting or mining operation to include mine communities, landowners (traditional and title deed owners); traditional authority as defined in the Traditional Leadership and Governance Framework Act; land claimants under the Restitution of Land Rights Act; lawful land occupiers; holders of informal land rights under the Interim Protection of Informal Land Rights Act, the Department of Water and Sanitation, the Department of Co-operative Governance and Traditional Affairs; the Department of Agriculture, Land Reform and Rural Development; any other person (including on adjacent and non-adjacent properties) whose socio-economic conditions may be directly affected by the proposed prospecting or mining operation; civil society, the local municipality and the relevant Government Departments, agencies and institutions responsible for the various aspects of the environment and for infrastructure which may be affected by the proposed project;

●	requirement of “meaningful consultation” with interested or affected parties in applying for mining rights, including giving such parties a reasonable opportunity to provide comments in respect of the land subject to the application about the impact the prospecting or mining activities would have on his right of use of the land in order to enable the parties to make an informed decision regarding the impact of the proposed activities;

●	introduction of a new requirement that mining companies be obliged to publish the approved SLPs relating to their operations in English and one other dominant official language commonly used in the mine community on its company website, in local newspapers, as well as in municipal offices, local schools and public libraries within 30 days of approval, and the availability and content of the approved SLP must be announced, on local radio stations and in relevant news outlets;

●	introduction of a new requirement to collaborate on SLPs, which collaboration must be transparent, inclusive and based on meaningful consultation with mine communities and interested and affected persons and any amendment or variation of an approved SLP pursuant to the collaboration is subject to the consent of the Minerals Minister;

●	repeal of regulations that have been incorporated into the NEMA and the Environmental Impact Assessment Regulations, 2014 (the “EIA Regulations”);

●	amendments to require mining right holders to prepare closure reports in accordance with the provisions of NEMA, Regulations Pertaining to the Financial Provision for Prospecting, Exploration, Mining or Production Operations, 2015 and the EIA Regulations; and

●	introduction of new procedures for lodging internal appeals in terms of section 96 of the MPRDA which overhauls the appeal procedure provided in the 2004 MPRDA Regulations.

Geoscience Regulations

On March 30, 2022, the Minerals Minister published the Geoscience Act Regulations 2022 (the “Geoscience Regulations”) pursuant to section 25(1)(e) of the Geoscience Act, 1993 to manage and promote the search for and exploration of minerals, knowledge and investment in the field of geoscience. The Geoscience Regulations establish the Council for Geoscience (the “CGS”), to which it is mandatory for mining and exploration companies to submit certain geoscience data related to their prospecting and reconnaissance activities, as applicable. It also places an obligation on owners of onshore and offshore geoscience data, and information not related to prospecting and reconnaissance, to submit geoscience data and information to the CGS. The interpretation of the Geoscience Regulations may be subject to dispute in the future and could impose significant costs and burdens on our business if it is found to be applicable to mining operations conducted under mining rights. It may also affect our business given the proprietary nature of the data and information.

2018 Mining Charter

On September 27, 2018, the Broad-Based Socio-Economic Empowerment Charter for the Mining and Minerals Industry, 2018 (the “2018 Mining Charter”) was published and came into effect on the same day. In September 2021, the High Court of South Africa held that the 2018 Mining Charter is a policy document and does not, per se, bind holders of mining titles, unless its terms have been lawfully incorporated into such mining titles. The High Court also set aside various provisions of the 2018 Mining Charter. Following the judgment, the 2018 Mining Charter recognizes the “once empowered, always empowered” principle in relation to existing rights and requires that all applications for new mining rights must have a minimum of 30% HDP ownership.

While the constitutional and legislative processes required for the amendments to the MRPDA may be lengthy, to the extent necessary to comply with legislative changes, Aurous Resources may in the future be required to adjust the ownership structure of the company’s mining asset in order to meet B-BBEE requirements, which may be prescribed by law at such time. We may also incur significant costs or have to issue additional shares as a result of changes in the interpretation of existing laws and guidelines or the imposition of new laws relating to HDP ownership requirements.

The B-BBEE Act and the B-BBEE Amendment Act

The B-BBEE Act established a national policy on broad-based black economic empowerment with the objective of increasing the participation of HDPs in the economy. The B-BBEE Act provides for various measures to promote black economic empowerment, including empowering the Minister of Trade, Industry and Competition to issue the Codes of Good Practice for Broad based Black Economic Empowerment (the “B-BBEE Codes”), with which organs of state and public entities and parties interacting with them or obtaining rights and licenses from them would be required to comply. There has been some debate as to whether or to what extent the mining industry was subject to the B-BBEE Act and the policies and codes provided for thereunder, which apply generally to other industries in South Africa. The B-BBEE Act and the B-BBEE Codes do not require the DMRE to apply the B-BBEE Codes when determining the qualification criteria for the issuing of mining rights, nor do they require that the DMRE apply the B-BBEE Codes as a requirement for the retention of existing mining rights. The B-BBEE Codes will nevertheless apply to mining companies if they wish to be scored for the purpose of contracting with state institutions. B-BBEE also has a cascading effect, even where a particular company does not interact with the South African government or the public sector. In order to score highly on the procurement element of the scorecard, companies need to ensure that as many of their service providers as possible also score highly on the scorecard and will, therefore, give preference to service providers who have good B-BBEE credentials.

In addition, compliance with the B-BBEE Codes is often a commercial imperative as opposed to a legal one.

In 2014, the B-BBEE Amendment Act, 2013 was brought into operation. The B-BBEE Amendment Act inserted a new provision in the B-BBEE Act, whereby the B-BBEE Act would trump the provisions of any other law in South Africa which conflicts with the provisions of the B-BBEE Act, provided such conflicting law was in force immediately prior to the effective date of the B-BBEE Amendment Act. The B-BBEE Amendment Act also stipulates that this provision would only be effective one year after the B-BBEE Amendment Act is brought into effect. This provision came into effect on October 24, 2015 and, on October 27, 2015, the Minister for Trade, Industry and Competition published a government gazette notice declaring an exemption in favor of the DMRE from applying the requirements contained in section 10(1) of the B-BBEE Act for a period of 12 months. The exemption can be read as confirmation that the Department of Trade, Industry and Competition sees the B-BBEE Codes as “applicable” to the Mining Industry after the exemption was lifted on October 27, 2016. It is not clear whether the DMRE is likely to continue implementing the Mining Charter in its current form or whether it will apply the B-BBEE Act and follow the B-BBEE Codes.

This raises the question of whether the B-BBEE Act and the B-BBEE Codes may overrule the Mining Charter (which for the purposes of comparison with the B-BBEE Act, would include later iterations of the Mining Charter) in the future. There is no clarity on this point at this stage, but this creates a burden of double compliance reporting for the industry, and compliance with one does not guarantee compliance with the other. B-BBEE certificates are not obtained under the Mining charter but are obtained under the revised Broad-Based Black Economic Empowerment Codes of Good Practice (the “Revised BEE Codes”), which specify requirements for each industry. The Revised BEE Codes were published on October 11, 2013 and became effective on May 1, 2015. Both the B-BBEE Amendment Act and the Revised BEE Codes expressly stipulate that where an economic sector in South Africa has a sector code in place for BEE purposes, companies in that sector must comply with the Sector Code. For purposes of the B-BBEE Act, the Mining Charter (as amended) is not a Sector Code. It is not clear at this stage how the Mining Charter and Revised BEE Codes relate to each other. On February 17, 2016, the Minister of Trade, Industry and Competition published a gazette notice which repealed and confirmed the validity of a number of Sector Codes. The omission of the Mining Charter from the notice can be interpreted as confirmation that the Mining Charter is not contemplated as a Sector Code. This supports the interpretation that the B-BBEE Act was not intended to trump the Mining Charter. While it remains to be seen how this will be interpreted, it appears that the B-BBEE Act and the Revised BEE Codes will not overrule the Mining Charter in the future. However, this remains undetermined in law and may be resolved through either government clarification or judicial intervention.

Housing and Living Conditions Standard

The Housing and Living Conditions Standard (the “Housing Standard”) was published by the Minerals Minister in December 2019. Among other things, the Housing Standard provides that:

●	an existing mining right holder must, within a period of twelve months from the date of publication of the Housing Standard, submit a detailed Housing and Living Conditions Plan;

●	a new mining right holder must, within a period of twelve months from the date of granting of the mining right, consult with organized labor, the relevant municipality and the Department of Human Settlements regarding its mine employee housing and living conditions needs;

●	a mining right holder who intends to develop accommodation for its mine employees shall, after consultation with relevant stakeholders, where feasible, acquire land within close proximity of the mine operations and plan housing needs in support of compact, integrated and mixed land use environment; and

●	a mining right holder must offer employees a range of housing options, which includes, amongst others, rental accommodation, private home ownership, government subsidized home ownership and living-out allowance.

Under South African case law, the Housing Standard (as with the Mining Charter) does not have the status of law, as would be the case with legislation and regulations. As such, the MPRDA does not entitle the DMRE to cancel or suspend a mining right in terms of section 47 of the MPRDA on the basis of a failure to comply with the Housing Standard. Furthermore, section 93 of the MPRDA does not authorize the DMRE to issue directives for failures to comply with the Housing Standard. However, in practice, the DMRE may issue directives in the absence of the requisite statutory authority. In this instance, the mining right holder would be entitled to challenge that exercise of public power by the DMRE.

Mine Community Resettlement Guidelines, 2022

The Minerals Minister published the Mine Community Resettlement Guidelines, 2022 (the “Guidelines”) on March 30, 2022. Some of the key provisions of the Guidelines are as follows:

●	the Guidelines apply to both applicants and existing holders of mining rights, prospecting rights and mining permits in terms of the MPRDA where prospecting or mining activities will have the effect of displacement or resettlement of the affected parties; and

●	the Guidelines require applicants and holders to make provision for development of a Resettlement Plan, Resettlement Action Plan and Resettlement Agreement. Furthermore, the Guidelines provide that no mining activity shall commence until a Resettlement Agreement is reached on the appropriate amount of compensation as a result of resettlement of the affected parties. An applicant or holder, where feasible, must provide financial assistance to affected parties. The Guidelines also envisage a “party to party dispute resolution process” that must be invoked prior to embarking on the regional manager-led process in section 54 of the MPRDA.

Employment Equity Amendment Act, 2022

In April 2023, President Cyril Ramaphosa signed into law the Employment Equity Amendment Act No 4 of 2022 of the Republic of South Africa as amended, together with the rules and regulations promulgated thereunder (the “EEAA”). The EEAA, which has not yet come into force, amends the existing Employment Equity Act, 1998 with new measures to promote diversity and equality in the workplace. The key aspects of the EEAA includes the introduction of sectoral numerical targets, as set by the South African Minister of Employment and Labor, the purpose which is to ensure the equitable representation of people from designated groups (historically disadvantaged groups of people based on race, gender and disability) at all occupational levels in the workforce. Aurous Resources will be required to comply with any sectoral targets set by the South African Minister of Employment and Labor as well as the EEAA more broadly, and will be subject to penalties for non-compliance.

The EEAA has also amended the definition of people with disabilities. The Employment Equity Act, 1998 currently defines people with disabilities as “people who have a long-term or recurring physical or mental impairment which substantially limits their prospects of entry into, or advancement in, employment.” The EEAA amends the definition of people with disabilities to mean “includes people who have a long-term or recurring physical or mental, intellectual or sensory impairment which, in interaction with various barriers, may substantially limit their prospects of entry into, or advancement in, employment, and ‘persons with disabilities’ has a corresponding meaning.” The definition in the EEAA includes people with intellectual or sensory impairment.

The Income Tax Act

Companies carrying on mining operations in South Africa are subject to income tax in terms of the South African Income Tax Act.

South African mining taxable income is determined after the deduction of qualifying mining capital expenditure, provided that such deduction cannot result in an assessed loss. Capital expenditure amounts not deducted in a particular tax year are carried forward as unredeemed capital expenditure, which amounts are available to be deducted from future income earned from the carrying on of mining operations. Accounting depreciation is ignored for the purposes of calculating mining tax.

Non-mining income, as well as mining income not derived from gold mining is taxed at the flat statutory corporate tax rate of 27%. Taxable income derived from the mining for gold on any gold mine is subject to a tax rate determined in terms of the formula y = 33 – (165/x) (the “gold mining tax formula”), where (i) y is the rate of tax to be applied and (ii) x is the ratio, expressed as a percentage, which the taxable income derived from gold mining (excluding taxable income determined to be attributable to the disposal of certain assets, but before the set-off of any assessed loss) bears to the total income from gold mining (with the said exclusion).

The result of the gold mining tax formula is thus affected by the profitability of the gold mine such that gold mines with marginal profitability are subject to tax rates on their gold mining income which are lower than the normal statutory corporate tax rate, or no tax at all, while more profitable gold mines are subject to a tax rate greater than the statutory corporate tax rate. Accordingly, depending on the profitability of the gold mining operations, the effective gold mining tax rate can differ significantly from year-to-year.

The Royalty Act

The Mineral and Petroleum Resources Royalty Act, No.28 of 2008 of the Republic of South Africa as amended (the “Royalty Act”) imposes a royalty, payable to the South African government, on the transfer of refined and unrefined mineral extracted within South Africa unless a relevant exemption applies.

Any holder of a mining permit or exploration, prospecting, or mining right (or a lease or sublease in respect of such a right) or any other person who has recovered a mineral resource in South Africa must register in terms of the Mineral and Petroleum Resources Royalty Act (Administration), No.29 of 2008 and must render the prescribed returns with respect to the royalty imposed by the Royalty Act.

Royalties imposed differ between the transfer of refined minerals and unrefined minerals but in both instances are based on a percentage of gross sales, with such a percentage derived from applying a pre-determined formula. In context of our operations, solely the royalty calculation formula as applies to the transfer of refined minerals is applicable. The formula measures the ratio of earnings before interest and taxes (“EBIT”) and gross sales in respect of the minerals, with such ratio multiplied by 12.5 where refined minerals is concerned, to which result a base percentage of 0.5% is added. EBIT and gross sales are defined in the Royalty Act. Where EBIT is negative, EBIT is deemed to be nil. Further, the percentage is limited to 5% in the case of refined minerals. Accordingly, the transfer of refined minerals may attract a royalty of up to 5% of the gross sales of the extractor and a minimum of 0.5% of gross sales if the EBIT is negative. Royalties are payable half yearly, payable in the year in which the underlying transfer is made, with an optional top-up payment to occur within six months after the end of the fiscal year.

We currently pay a royalty based on the refined minerals royalty calculation as applied to our gross sales.

Exchange Controls

South Africa’s Exchange Control Regulations regulate all flows of capital between “residents” and “non-residents,” and are administered by FinSurv and “Authorized Dealers” (commercial banks) appointed by FinSurv. A “resident” is any person (i.e., a natural person or legal entity) who has taken up permanent residence, is domiciled or registered in SA. A “non-resident” is a person whose normal place of residence, domicile or registration is outside the Common Monetary Area (consisting of Lesotho, Namibia, South Africa, and Eswatini).

We may hold foreign currency, incur indebtedness with non-residents, or acquire an interest in a foreign venture, provided that such transactions comply with and fall within the pre-determined criteria for these transactions and an Authorized Dealer has pre-approved such transactions. Where the noted transactions do not comply with the predetermined criteria, such transactions may still be undertaken provided that the FinSurv has provided pre-approval for such transactions. We would require FinSurv pre-approval in order to provide guarantees for the obligations of non-residents.

Environmental

Overview

Our operations are subject to various laws and regulations relating to the protection of the environment. In particular, South Africa’s Constitution of 1996 grants the right to an environment that is not harmful to the health or well-being of its people, and to the protection of that environment for the benefit of present and future generations through reasonable legislation and other measures including measures that secure ecologically sustainable development. In addition, the South African Constitution and various environmental legislation enacted and implemented since 1996, grant legal standing to a wide range of interest groups to enforce their environmental rights against private entities as well as the South African government.

South African environmental legislation requires companies with activities that are reasonably expected to have environmental impacts to obtain authorizations, permits, licenses and other approvals to ensure such companies assess the extent of such impacts and put reasonable and practicable measures in place to manage and mitigate these impacts.

The most critical and applicable environmental legislation for the mining industry in South Africa are the NEMA and the National Water Act (the “NWA”). Under the One Environmental System (the “OES”), which came into effect in December 2014, the Minerals Minister (and thus by delegation, the prescribed officials of the DMRE) is the Competent Authority for all environmental issues within the mining industry, including the approval or rejection of environmental authorizations under the NEMA framework for listed activities pertaining to prospecting and mining operations. The Minister of the Department of Environment, Forestry and Fisheries is the Appeal Authority for applications/authorizations rejected by the Minerals Minister. Under the transitional arrangement between the MPRDA and the NEMA, all EMPs previously approved under the MPRDA, are currently deemed to be approved environmental authorizations as if approved under the subsequent NEMA framework. The Constitutional Court recently dismissed a challenge to this principle, although similar challenges have yet to be decided. Proposed amendments to NEMA, discussed below, aim to clarify this legal position.

NEMA contains the following four key provisions: (i) company directors, in their personal capacity, may be held liable for any environmental degradation and/or the remediation thereof; (ii) every holder of a mining right will remain responsible for any environmental liability, pollution or ecological degradation, the pumping and treatment of polluted or extraneous water and the management and sustainable closure thereof, notwithstanding the issuance of a closure certificate; (iii) the Minerals Minister is obliged to appoint environmental mineral resource inspectors to monitor the compliance of mining companies, as well as the enforcement of provisions insofar as it relates to prospecting, exploration, mining or production; and (iv) a duty of care to the environment is imposed on all persons to take reasonable measures to prevent pollution and environmental degradation.

The Regulations on Financial Provisioning first issued under NEMA in November 2015, and most recently the draft regulations published in 2022, remain controversial to the mining industry, primarily due to impracticalities around implementation and significant financial implications. The Regulations on Financial Provisioning require mining companies to make financial provision available prior to the commencement of mining activities in respect of environmental degradation and rehabilitation in order to ensure that the mining company is able to fund environmental liabilities upon mine closure. Various vehicles may be utilized, including rehabilitation guarantees and rehabilitation trust funds. Mining companies are also required to undertake progressive rehabilitation on an ongoing basis in respect of environmental rehabilitation. Our rehabilitation financial guarantees are issued through approved insurance products from GICL. All the required approvals for the change in method and transfer of the rehabilitation trust funds were obtained from the DMRE and a thorough consideration of tax and legal impacts were completed prior to the funds being transferred to GICL directly from the rehabilitation trust where the funds were previously held.

When we initially acquired the Converted Mining Right, we performed an assessment of our rehabilitation obligations, in 2019 in the amount of R366.3 million. Subsequently, we engaged with the DMRE and concluded on a plan towards funding the R366.3 million by 2027. In addition to the Blyvoor Liability, our rehabilitation obligations also include the Orphans Liability, which relates to assets not in our ownership but that are captured by the Converted Mining Right. As of the date of this proxy statement/prospectus, Blyvoor Capital has provided rehabilitation guarantees to the DMRE in the amount of R265.4 million, which were issued by GICL on behalf of Blyvoor Capital. We have fully funded insurance premiums for these GICL guarantees, which are valid until October 29, 2026. In 2024, we updated the assessment of our rehabilitation obligations, which we estimated to be R492.5 million, such increase being primarily attributable to inflation. We intend to further engage with the DMRE to (i) transfer the Orphans Liability to the new owners of the Orphans assets and (ii) come to an agreement with the DMRE on a funding plan for the incremental approximately R126.2 million in newly assessed environmental rehabilitation obligations. If we are successful in transferring the Orphans Liability (R153.7 million), we believe such transfer will largely offset the R126.2 million increase in rehabilitation obligations currently attaching to our Converted Mining Right. Pending any further agreement with the DMRE, we remain subject to a rehabilitation obligation of R492.5 million in relation to our Converted Mining Right and, Blyvoor Capital, as holder of the Converted Mining Right, is liable up to this amount. Failure to adjust the rehabilitation obligation in accordance with the terms of NEMA may lead to administrative fines up to R10 million and criminal sanctions. For further information, see “Risk Factors—Risks Related to Our Industry—We are subject to extensive and rapidly changing environmental, health and safety laws and regulations. Failure to comply with these requirements could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures.”

The National Environmental Management Laws Amendment Act 2 of 2022 (“NEMLA”) was assented to by the President on June 22, 2022, and with the exception of certain provisions, came into force on June 30, 2023. NEMLA amends the NEMA as well as a number of other specific environmental laws, including the NWA, Waste Act and the Air Quality Act. The notable amendments include the following:

●	NEMA was amended to expressly provide for “progressive rehabilitation,” expand vehicles that may be utilized for financial provision (which includes a rehabilitation trust fund) and to enable drawdowns of financial provision up to ten years before the final decommissioning and closure;

●	Regulation of residue stockpiles and deposits will be shifted from the Waste Act to NEMA. However, in this regard it is important to note that the revised definition of “waste” and the repeal of section 43A of the Waste Act, did not commence due to a decision of the Constitutional Court in South African Iron and Steel Institute and Others v Speaker of the National Assembly and Others 2023 ZACC 18, meaning that, for the time being, residue stockpiles and deposits such as tailings are still regulated under the Waste Act and a waste management license may be required to process tailings deposits established after 2015; and

●	applicants for rectification of unlawful commencement of a listed activity under 24G of NEMA will be required to undertake certain measures, including suspending, investigating, assessing and/or remediating the adverse impacts of certain activities and increasing the maximum administrative fine to R10 million.

Carbon Tax

Energy is a significant input and cost to our mining and processing operations, with our principal energy sources being electricity and purchased petroleum products.

The Carbon Tax Act No 15 of 2019 (the “Carbon Tax Act”) came into effect on June 1, 2019, and introduced a carbon tax on identified affected sectors on the basis of their greenhouse gas emission concentrations as a controlled climate change mitigation measure.

Carbon tax has been introduced in a phased manner, with the first phase initially running until December 31, 2022 and since then extended by three years for the period January 1, 2023 to December 31, 2025. The carbon tax rate for the current tax period January 1, 2024 to December 31, 2024 is R190 per tonne of CO2 emissions. The carbon tax rates per ton of CO2 emissions will increase to R236 (2025 tax period), R308 (2026 tax period), R347 (2027 tax period), R385 (2028 tax period), R424 (2029 tax period) and R462 (2030 tax period). Thereafter the Minister of Finance will announce any increases in the carbon tax rates in the national annual budget.

The carbon tax regime provides several tax-free allowances that effectively reduce the carbon tax rate. All activities are granted a basic tax-free allowance of 60%. This means that only 40% of total CO2 emissions from any activity are taxable. In the 2022 Budget government proposed a gradual reduction of the carbon tax’s basic tax-free allowance from 1 January 2026 to 31 December 2030. Future proposals for the second phase of the carbon tax will be published for public comment later in 2024.

The Carbon Offset Regulations issued under section 19 of the Carbon Tax Act, which took effect on June 1, 2019, provide a material mechanism permitting companies to reduce their carbon tax liability (between 5% to 10% of their total greenhouse gas emissions) through investment in a carbon offset program. Regulations detailing the tax-free emission allowances during the second phase have not been published to date. While we have not incurred any carbon tax liability to date, the tax-free emission allowances may be significantly reduced or the scope of implementation of the Carbon Tax Act may be significantly increased in the second phase of implementation of the carbon tax.

The impact of the carbon tax on us is both direct (where we may have a carbon tax liability in the future) and indirect (where suppliers to us are subject to carbon tax and increase the prices of their goods due to the carbon tax). Our principal energy sources include electricity where the electricity generator is subject to carbon tax. As part of the South African government’s electricity price neutrality commitment, at present, electricity producers can deduct certain amounts from their carbon tax liability. Thus, electricity producers, such as our supplier Eskom do not have any carbon tax liability and the carbon tax has not had an impact on the price of electricity thus far. As a result of the extension of the first phase to December 31, 2025, the electricity price neutrality commitment will also be extended until December 31, 2025. However, following the review of the carbon tax at the end of the first phase it is possible that these arrangements may change, and we may be further impacted by the carbon tax.

Simultaneously with the introduction of the carbon tax under the Carbon Tax Act, a carbon fuel levy was introduced under the Customs and Excise Act No. 91 of 1964, as part of the current South African fuel levy regime. The fuel levy now includes a carbon fuel levy (along with the general fuel levy), which applies to liquid fuels both manufactured in and imported into South Africa, including petrol and diesel. The carbon fuel levy on diesel, which came into effect on June 5, 2019, is currently R0.14 per liter (rate effective from April 3, 2024).

On April 25, 2024, the South African National Council of Provinces approved the Climate Change Bill (B92022), which still has to follow a legislative avenue to be finally enacted into law. The Climate Change Bill in its current form will impose so-called “carbon budgets” which means an assigned amount of greenhouse gas emissions allocated to a person for direct emissions arising from the operations of that person over a defined time period. The National Treasury announced that a higher rate of carbon tax at R640 per ton of CO2 emissions will apply to emissions which exceed an allocated carbon budget, once the Climate Change Bill is enacted, and carbon budget regulations are in place.

Air Quality Act

Under the Air Quality Act, the South African government has established minimum emission standards for certain activities that result in air emissions and for which AELs must be held. Non-compliance with the conditions of an AEL as well as the minimum emissions standards under the Air Quality Act, is an offense. Emissions are reported to the regulator in accordance with the license conditions. Air dispersion modelling is conducted as part of air quality impact assessments. This is used to predict air quality concentrations at receptor locations in nearby communities. The AEL reports, which include results of stack emissions, are in place to demonstrate levels of conformance.

Waste Act

The Waste Act, among other things, regulates the identification, investigation, remediation, rehabilitation and inventorying of contaminated land. Though historically under the scope of the MPRDA’s mineral laws, as of December 2014, residue deposits and residue stockpiles became subject to regulation under the Waste Act, and accordingly, waste management licenses for activities relating to their establishment and reclamation became required. Regulations regarding the Planning and Management of Residue Deposits and Stockpiles (“MRDS”) were published in July 2015, which had financial implications for the management of residue deposits and residue stockpiles since they imposed various classifications and associated liner requirements for new residue deposits and residue stockpiles. Due to the onerous nature and the anticipated financial impact these regulations would have on industry with little or no benefit from a pollution control/containment perspective, the regulations were amended in September 2018 to provide for a case-by-case analysis of the pollution control measures required for residue stockpiles and residue deposits. In addition, NEMLA introduced key changes including amending the definitions of “residue deposits,” “residue stockpiles” and “waste,” such that these items no longer fall within the scope of the Waste Act and instead become subject to the NEMA. This development is considered beneficial to the industry from a technical and legal perspective given the existing regulation of MRDS in legislation other than the Waste Act.

Water Use

Under South African law, mining operations are subject to water use licenses and/or authorizations that govern each operation’s water usage and that require, among other things, mining operations to achieve and maintain certain water quality limits regarding all water discharges. The NWA provides for the management of all surface and groundwater resources including the protection of the water systems for ecological requirements. The NWA as well as the associated notices published in relation to the Act provide for conditions that must be adhered to and dictate the requirements for water use authorization for various water uses that contain activity specific requirements based on the specialist information submitted by means of the application process. Aurous Resources has obtained and/or applied for these water use licenses. We possess a water use license under no. 10/C23E/GJACEFGI/14399, issued on May 14, 2024, covering all of our existing water uses. See also, “Risk Factors—Risks Related to Government Regulation—Our operations are subject to water use and other licenses, which could impose significant costs in South Africa” and “—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine—Environmental Authorization and Permits.”

Biodiversity Act

The Biodiversity Act aims to protect the natural diversity within South Africa, particularly threatened and endangered species, as well as the protection of essential ecosystems and the associated services. The Biodiversity Act necessitates certain management requirements and permits.

National Nuclear Regulator Act (“NNR Act”)

Aurous Resources undertakes activities which are regulated by the NNR Act. The NNR Act requires Aurous Resources to obtain authorization from the National Nuclear Regulator and undertake activities in accordance with the conditions of such authorizations. We have obtained a NNR certificate of registration on January 15, 2024, with respect to our operations at the Blyvoor Gold Mine.

Enforcement of Environmental Laws

The NEMA (for the mining industry enforced by the DMRE), the MPRDA (enforced by the DMRE) and the NWA (enforced by the DWS) all contain provisions for the appointment of environmental management inspectors, which have sweeping authority and mandates to enforce environmental legislation. There are certain new environmental laws and regulations, such as the Regulations on Financial Provisioning (2015), which were viewed as having a negative impact on the growth and development of the mining industry. On August 28, 2023, we received a notice of intent to issue a compliance notice under section 31L of NEMA by the DMRE regarding our Converted Mining Right, raising certain concerns of the DMRE with respect to our operations. If unaddressed within 60 days from receipt a Pre-compliance Notice may result in a compliance notice under NEMA being issued. We responded to the concerns raised by the DMRE on October 23, 2023. As of the date of this proxy statement/prospectus, the DMRE has not reverted with a response. For additional information, see “Risk Factors—Risks Related to Our Industry—We are subject to extensive and rapidly changing environmental, health and safety laws and regulations. Failure to comply with these requirements could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures.”

Health and Safety

Mining health and safety performance is regulated by the South African Mine Health and Safety Act, 1996 (“MHSA”). The MHSA, among others, requires the employer to ensure, as far as reasonably practicable, that operating mines provide and maintain a safe and healthy working environment. For non-operating mines where no closure certificate has been issued, the employer must take reasonable steps to continuously prevent injuries, ill-health, loss of life or damage of any kind. Employees have the right to refuse to perform hazardous work or enter into an unsafe working place. The MHSA describes the powers and functions of the Mine Health and Safety Inspectorate (“MHSI”), within the jurisdiction of the DMRE, as part of the process of enforcement. As legally required, all employees are represented in formal joint management/worker health and safety committees, through their representatives, to help monitor and advise on occupational health and safety programs. Under the MHSA, an employer is obligated, among others, to ensure, as far as reasonably practicable, that mines are designed, constructed and equipped to provide conditions for safe operation and a healthy working environment, and the mines are commissioned, operated, maintained and decommissioned in such a way that employees can perform their work without endangering their health and safety or that of any other person. Every employer must ensure, as far as reasonably practicable, that people who are not employees, but who may be directly affected by the activities at a mine, are not exposed to any health and safety hazards. If there is reason to believe that any occurrence, practice or condition at a mine endangers or may endanger the health or safety of any person, the MHSA authorizes MHSI inspectors to restrict or stop, partially or wholly, operations at any mine or a workplace, and require an employer to take steps to rectify the occurrence, practice or condition before such restriction or stoppage can be lifted. The principal safety risks associated with mining operations in South Africa include technical complexity, depth of operations, intensity of labor, the narrow nature of ore body and mature mines. The principal health risks arise from occupational exposure to silica dust, noise, heat and certain hazardous chemicals. The most significant occupational diseases affecting our workforce include lung diseases such as silicosis, TB, a combination of both, and COAD, as well as NIHL. The Occupational Diseases in Mines and Works Act, 1973 (“ODMWA”) governs compensation paid to mining employees who contract certain occupational illnesses, such as silicosis. The South African Constitutional Court has ruled that a claim for compensation under ODMWA does not prevent an employee from seeking compensation from an employer in a civil action under common law (either as individuals or as a class). A failure to comply with MHSA is a criminal offense for which an employer, or any responsible person, may be charged and, if successfully prosecuted, be fined or imprisoned, or both. The MHSI also has the power to impose administrative fines upon an employer in the event of a breach of the MHSA. The maximum administrative fine that may be imposed is R1 million per transgression.

Legal Proceedings

From time-to-time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of business, including for breaches of contract or employment-related matters. Although the results of legal proceedings, formal complaints and investigations are inherently unpredictable and uncertain, to the knowledge of our management, there is no litigation, arbitration or governmental or other proceeding or investigation currently pending against us that, if determined adversely to us, is currently believed to, either individually or taken together, have a material adverse effect on our business, operating results or financial condition.

Exotix, initially Alphier Capital LLP v Blyvoor Capital

In 2018, Blyvoor Capital sought the financial intermediary services of an investment bank to introduce international investors to the Blyvoor Gold Mine. Blyvoor Capital entered into an agreement with Exotix and Legacy Hill Capital Limited (“LHC”) under which the parties were to jointly pursue funding, in return for a specified success fee. Funding was secured from Orion Resource Partners UK LLP.

On March 1, 2023, Alphier Capital LLP (“Alphier”) initiated proceedings against Blyvoor Capital before the High Court of Justice in London (the “High Court”), claiming a success fee of $2.625 million is due to it, by virtue of assignment of such claim from Exotix to Tellimer Limited (“Tellimer”) and subsequently from Tellimer to Alphier. The total amount being claimed is approximately £3.14 million, comprising the success fee and statutory interest under English law. Blyvoor Capital has submitted its defense to the matter on May 26, 2023, alleging that as Exotix played no (or no substantial) role in negotiating the funding and Exotix procured its entrance into the tripartite agreement by misrepresentations, it was not entitled to a success fee. Blyvoor Capital subsequently submitted an application to the High Court on October 31, 2023 to strike out the matter, or in the alternative, obtain security for costs. The application to strike out is on the basis that there was no effective assignment of Exotix’s rights to claim the fee to Alphier, and if this application is successful, the case will be dismissed. Alternatively, Blyvoor Capital seeks a “security for costs” order for Alphier to pay into court a sum that represents Blyvoor Capital’s reasonable costs to trial, on the basis that Alphier will be unable to pay their costs if ordered to do so. If such an order is made, all proceedings will be stayed until the aforementioned security is given.

A hearing of our “strike out”/“security for costs” application, took place on October 21, 2024. The judge struck out Alphier’s claim with costs and permitted Exotix as the new claimant, subject to Exotix providing acceptable legal cost guarantees, and ruled on a fast-track timetable with (a) disclosure in six weeks, (b) witness statements in 12 weeks, and (c) trial in April 2025 or as soon as possible thereafter. As of August 31, 2024, no provision has been recognized in Aurous Gold’s financial statements with respect to this case based on the judgment and assessments made by legal experts retained and Aurous Gold’s management.

Mineral Resource and Mineral Reserve Summary Disclosure

Certain information that follows relating to the Blyvoor Gold Mine and the Gauta Tailings Project is derived from, and in some instances is an extract from, the Mine TRS and/or the Tailings TRS prepared in accordance with Regulation S-K 1300. Portions of the following information, estimates and projections are based upon assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the Mine TRS and the Tailings TRS, which are included as exhibits to this proxy statement/prospectus. We strongly encourage you to read the full text of the Mine TRS and the Tailings TRS.

Mineral Resources and Mineral Reserves are estimates that contain inherent risk and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. For additional information on the risks and uncertainties associated with Aurous Resources’ mining properties, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Our mining properties include the operating underground Blyvoor Gold Mine, and the Gauta Tailings Project, to be developed. We own 74% of the Blyvoor Gold Mine and 100% of the Gauta Tailings Project.

The following table sets out the unreviewed aggregate production and other operating data of Blyvoor’s mining operations for the periods indicated. All production was from the Blyvoor Gold Mine.

	Three-months ended		Six-months ended	Fiscal year ended
	May 31, 2024	August 31, 2024	August 31, 2024	February 29, 2024	February 28, 2023	February 28, 2022
Gold sold (kg)	157.0	181.7	338.7	687.4	858.1	155.3
Gold sold (troy oz)	5,046	5,842	10,888	22,101	27,590	4,993
Gold produced (kg)	160.7	179.4	340.1	689.1	842.0	160.2
Gold produced (troy oz)	5,167	5,767	10,934	22,155	27,071	5,154
Milled Tonnes (tonnes)	41,033	52,480	93,513	198,895	189,926	77,828

Locations of Properties

Canary Islands
Tunisia
Morocco
Algeria
Libya
Egypt
Cape Verde
Mauritania
Mali
Niger
Chad
Sudan
Eritrea
Djibouti
Gambia
Guinea-Bissau
Nigeria
Ethiopia
Sierra Leone
Liberia
Ghana
Togo
Benin
Somalia
Equatorial Guinea
Sao Tome and Principe
Kenya
Rwanda
Burundi
D. R. Congo
Tanzania
Seychelles
Comoros
Angola
Zambia
Namibia
Madagascar
Mauritius
Malawi
South Africa
Swaziland
Lesotho
LIMPOPO PROVINCE
MPUMALANGA
NORTHWEST
GAUTENG
FREE STATE
NORTHERN CAPE
Lesotho
EASTERN CAPE
WESTERN CAPE
Cape Town
N
10km
WESTONARIA
CARLETONVILLE
DRIEFONTEIN
(EAST & WEST)
BLYVOOR
SAVUKA
KUSASALETHU
FOCHVILLE
REFERENCE
Limpopo
Mpumalanga
North-West
PRETORIA
Brits
Sun City
Rustenburg
Mamelodi
Bronkhorstspruit
Witbank
Centurion
Midrand
Delmas
Sandton
Randburg
Magaliesburg
Krugersdorp
JOHANNESBURG
Benoni
Boksburg
Roodepoort
Germiston
Carletonville
Gauteng
Springs
Nigel
Devon
Leandra
Soweto
Alberton
Heidelberg
Meyerton
Vereeniging
Vanderbijlpark
Free State

Figure 6: Location of the Blyvoor Gold Mine and the Gauta Tailings Project.

Both the Blyvoor Gold Mine and the Gauta Tailings Project are located 14 km southwest of the town of Carletonville and 80 km southwest of Johannesburg, Gauteng Province, South Africa.

Maps showing the location of individual properties as well as infrastructure and licenses are shown in “—Individual Property Disclosure” below.

Overview of Mining Properties and Operations

The following information is detailed individually for the Blyvoor Gold Mine and the Gauta Tailings Project in “—Individual Property Disclosure” below:

●	the location of the properties;

●	the type and amount of ownership interests;

●	the identity of the operator or operators;

●	titles, mineral rights, leases or options and acreage involved;

●	the stages of the properties (exploration, development or production);

●	key permit conditions;

●	mine types and mineralization styles; and processing plants and other available facilities.

Methodology

Mineral Resources

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of an Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration.

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of modifying factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated or an Inferred Mineral Resource. It may be converted to either a Proven Mineral Reserve or a Probable Mineral Reserve.

For a discussion of key parameters used in the estimation of Mineral Resources, including cut-off assumptions, please see “—Individual Property Disclosure” below.

Mineral Reserves

Modifying factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at prefeasibility or feasibility level as appropriate that include application of modifying factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.

A Probable Mineral Reserve is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the modifying factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the modifying factors.

A prefeasibility study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open-pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the modifying factors and the evaluation of any other relevant factors which are sufficient for a competent person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A prefeasibility study is at a lower confidence level than a feasibility study.

A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable modifying factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate at the time of reporting that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. The confidence level of the study will be higher than that of a prefeasibility study.

For a discussion of key parameters used in the reporting of Mineral Reserves, including modifying factors, see “—Individual Property Disclosure”.

Assumptions

Portions of the information presented in this section and the information contained in the Mine TRS and the Tailings TRS rely on a number of estimates and assumptions, including estimates and assumptions which are inherently subject to significant scientific, business, economic and competitive uncertainties and contingencies that could be material should those assumptions be incorrect. These assumptions include, but are not limited to, certain assumptions as to capital costs, production rates, operating costs, recovery and timing of construction and production; assumptions that the current price and demand for gold and other metals will be sustained or will improve; assumptions that the equipment and personnel required for permitting, construction and operations will be available on a continual basis; there are no significant errors in calculations and information used in mineral resource and reserve estimates, there will be no unforeseen delays, unexpected geological or other effects, equipment failures, or significant permitting delays. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this section, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Mine TRS and the Tailings TRS, which are included as exhibits to this proxy statement/prospectus. The estimates and assumptions contained in the Mine TRS and the Tailings TRS are dated as of February 29, 2024 have not been further updated. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of additional industry and business risks and assumptions.

Mineral Resources (exclusive of Mineral Reserves)

As of February 29, 2024, Aurous Resources had aggregate attributable Measured and Indicated Resources (exclusive of Mineral Reserves), reported in situ, of approximately 2.02 million ounces of gold.

Operations	Measured Resources			Indicated Resources			Measured and Indicated Resources			Inferred Resources
Gold	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)
Blyvoor Gold Mine(1)	11.25	4.74	1.72	2.75	3.45	0.30	14.00	4.50	2.02	58.81	4.40	8.32
Gauta Tailings Project(2)	-	-	-	-	-	-	-	-	-	58.32	0.28	0.53
Total	11.25	4.74	1.72	2.75	3.45	0.30	14.00	4.50	2.02	117.13	2.35	8.85

(1)	Includes Mineral Resources for both the CL Reef and the MV Reef. Measured, Indicated and Inferred Mineral Resources are based on Ordinary Kriging. Estimation was performed in 2D space for the CL Reef and MV Reef. Geological losses of 5%, 10% and 15% were applied to Measured, Indicated and Inferred Mineral Resources, respectively. Mineral Resources are reported at a 300 cm.g/t (2.56 g/t over 117 cm stoping width equivalent) pay limit, which pay limit is calculated at a gold price of 1,850 $/oz, being the 90th percentile of the real term gold price since 1980. Depletions were applied. Boundary pillars were excluded from the Mineral Resources, reported inclusive of internal pillars and shaft pillars. A geological loss of 5% for Measured, 10% for Indicated and 15% for Inferred Mineral Resources has been applied. Mineral Resources are 74% attributable to Aurous Resources and occur within the Converted Mining Right perimeter. Mineral Resources are exclusive of Mineral Reserves.
(2)	No cut-off applied, as the entire resource was above the cut-off, which was based on a gold price of 1,500 $/oz, estimated as the real term average between the two gold price support levels over the 10 years prior to the time of estimation, i.e., 1,250 $/oz and 1,750 $/oz. No geological loss applied. Mineral Resources are 100% attributable to Aurous Resources. Mineral Resources are exclusive of Mineral Reserves. The Gauta Tailings LoM plan mines the total TSF No. 6 and TSF No. 7, including Inferred Mineral Resources attributed to TSF No. 6 and TSF No. 7 (totaling 16 koz); these are not reflected in the Mineral Reserves as they are considered to fall within the Inferred Mineral Resource category. These ounces are, however, not reflected in the Mineral Resource table as they will be entirely mined out.

Mineral Reserves

As of February 29, 2024, Aurous Resources had aggregate attributable Proven and Probable Mineral Reserves, reported as delivered to plant, of approximately 4.62 million ounces of gold.

Operations	Proven Reserves			Probable Reserves			Total Mineral Reserves
Gold	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)
Blyvoor Gold Mine(1)	5.88	5.69	1.07	15.46	5.49	2.73	21.33	5.54	3.80
Gauta Tailings Project(2)	-	-	-	84.27	0.30	0.82	84.27	0.30	0.82
Total	5.88	5.69	1.07	99.73	1.10	3.53	105.30	1.36	4.62

(1)	Mineral Reserves stated at a long-term gold price of 1,900 $/oz, estimated as the real term average between the two gold price support levels over the past 10 years, i.e., 1,600 $/oz and 2,200 $/oz, and a long-term exchange rate of 19.15 R/$. Mineral Reserves are reported at a 496 cm.g/t cut-off grade applied. Minimum remnant area of 1,000 m2 applied. Mining extraction of 80% applied to all remnants. Pillar provision of 15% applied.
(2)	Mineral Reserves stated at a long-term gold price of 1,900 $/oz, estimated as the real term average between the two gold price support levels over the past 10 years, i.e., 1,600 $/oz and 2,200 $/oz, and a long-term exchange rate of 19.15 R/$. Mineral Reserve cut-off of 0.14g/t was applied, but the entire TSF’s average will be more than the cut-off, therefore everything is mined. Mineral Resources are 100% attributable to Aurous Resources. Mineral Resources are exclusive of Mineral Reserves. The Gauta Tailings LoM plan mines the total TSF No. 6 and TSF No. 7, including Inferred Mineral Resources attributed to TSF No. 6 and TSF No. 7 (totaling 16 koz); these are not reflected in the Mineral Reserves as they are considered to fall within the Inferred Mineral Resource category. These ounces are, however, not reflected in the Mineral Resource table as they will be entirely mined out.

Mineral Resource and Mineral Reserve Individual Property Disclosure

The Blyvoor Gold Mine

Property description and location

The Blyvoor Gold Mine is located approximately 14 kilometers by road southwest of the town of Carletonville, in the south-western extremity of the Gauteng Province, South Africa, and within the Oberholzer Magisterial District. The town of Fochville lies 30 kilometers due southeast and Westonaria 42 kilometers due northeast. To the northeast, Johannesburg can be accessed over a well-established road network of 80 kilometers. The Blyvoor Gold Mine is centered on the coordinates (WGS84 system) 26°25’31”S, 27°20’42”E.

26°0'0"E
26°30'0"E
27°0'0"E
27°30'0"E
28°0'0"E
28°30'0"E
29°0'0"E
26°0'0"S
26°30'0"S
27°0'0"S
27°30'0"S
28°0'0"S
N
CARLETONVILLE GOLDFIELD
Johannesburg
EAST RAND GOLDFIELD
BLYVOOR GOLD MINE
WEST RAND GOLDFIELD
CENTRAL RAND GOLDFIELD
Secunda
EVANDER GOLDFIELD
Klerksdorp
Parys
KLERKSDORP GOLDFIELD
SOUTH RAND GOLDFIELD
WELKOM GOLDFIELD
Welkom
LEGEND
City/Town
MR143GP
Goldfield
Witwatersrand Basin
Central Rand Group
West Rand Group
Dominion Group
Granitic Basement
Kilometers
0 20 40 60 80
WGS84
Drawn by: MA Minxcon (Pty) Ltd. Septmber 2017.

Figure 7: Location of Blyvoor Gold Mine in relation to the goldfields of the Witwatersrand Basin.

We operate the PS Shaft complex and hold the mining right covering the underground gold mining operation of Blyvoor Gold Mine. The mining right, GP 30/5/1/2/2/143 MR, covers an area of 6,708.4273 hectares. Gold mineralization is accessed via the PS Shaft, which recommenced operations in the second quarter of 2019, with a restart of production operations in fiscal 2022, after operation shutdown in 2013. Ore is processed at our Blyvoor Processing Plant adjacent to the PS Shaft.

For further details see Items 3(a) and 3(b) of the Mine TRS.

History

For further information on the history of Blyvoor Gold Mine, see “—History” and Item 5 of the Mine TRS.

Geology and Mineralization

The Blyvoor Gold Mine is situated in the Carletonville Goldfield or Far West Wits Line, which lies within the late Archaean (2.7-2.8 Ga) Witwatersrand Basin. The sediments consist mainly of quartzites and shales and less prevalent, but generally economically important, gold-bearing conglomeratic zones occur on regional unconformities. These are commonly referred to as “reefs” or placers. The reefs occur in goldfields that are geographically separated.

Numerous economically viable conglomerate horizons occur in this goldfield within the Central Rand Group, which in turn is unconformably overlain by the Venterspost Conglomerate Formation (the “VCR”) at the base of the Ventersdorp Supergroup. Three principal economic horizons are exploited, namely the CL Reef and MV Reef (both part of our mining operations) and the VCR. The CL Reef and the MV Reef are the most important economic horizons, both of which occur within the lowermost Randfontein Formation.

SIMPLIFIED GEOLOGICAL SECTION OF BLYVOORUITZICHT GOLD MINING COMPANY
LOOKING WEST

SOUTH
Southern Boundary
Northern Boundary
NORTH
Datum
No.1 Shaft
Elev.-790
No.4 Shaft
Pretoria Series
Quartzites
Shale
TRANSVAAL SYSTEM
Malmanie
Subgroup
Water Level
Dolomites
Cherts
Bird South Black Reefs
VENDERSDORP SYSTEM
Andesitic Lava
Contact Reef
Doornfontein Quartzite
Booysens Shale
CENTRAL RAND GROUP
Johannesburg Subgroup
Bird Reef
Main Reef
Carbon Leader
North Leader
WEST RAND GROUP
Jeppestown Sub-Group
Top Shale
Middle Shale
Jeppestown
Amygdaloid
-500
-1000
-1500
-2000
-2500
-3000
-3500
Scale 1 : 10 000
blyv-section.dgn

Figure 8: Blyvoor Gold Mine simplified geological section looking West.

The majority of the Blyvoor Gold Mine is structurally relatively undisturbed. In the western section, however, the area is structurally complex due to the presence of the Master Bedding Fault which rejuvenated older faults and formed new ones in close proximity to its plane. Major structures in close proximity to historical mining activities below 35 Level are the Boulder and Alpha Dykes. Large areas of the Blyvoor Gold Mine are underlain by dolomite and have been subjected to various types of surface instability as a result of dewatering. Various groundwater compartments are developed across the goldfield, bounded generally by impermeable dykes. Methane intersections tend to be associated with dykes, especially in the deeper sections of the Blyvoor Gold Mine.

Gold and uranium deposits in the Witwatersrand Basin are hosted by quartz-pebble conglomerates, which are developed on laterally continuous unconformity surfaces. These reefs are generally characterized by shallow dips of between 10° to 25° and thicknesses of 1.0 m to 2.5 m that make them suitable for exploitation by means of typical narrow stoping techniques.

At the Blyvoor Gold Mine, two economic placer horizons have been exploited: the CL Reef and MV Reef. These occur in quartzites of the Main Reef Conglomerate Formation of the Johannesburg Subgroup of the Central Rand Group. The CL Reef is a high grade, predominantly thin (<40 cm) carbon-rich reef and is the principle economic horizon at Blyvoor God Mine, whose grade generally decreases down dip (south) and towards the west, associated with a reduction in carbon.

Figure 9: CL Reef eight domains or facies zones relative to gold content.

The MV Reef is the second economic horizon at Blyvoor Gold Mine. Owing to the variable payability and presence of sedimentologically controlled pay shoots, the MV Reef has been mined in scattered payable areas and is present over the whole lease area.

Figure 10: MV Reef three domains or facies relative to gold content.

The Carletonville Goldfield, in addition to gold, produces uranium and pyrite (for sulfuric acid production) as by-products.

For further details see Item 6 and Item 11 of the Mine TRS.

Mining method

The mining strategy for the Blyvoor Gold Mine is to extract both the gold-rich CL Reef and quartz-pebble MV Reef utilizing the PS Shaft complex via a conventional mining method and selective blast mining (“SBM”), where appropriate.

All new development ends that are required will be developed by conventional methods and SBM, where appropriate. The required development consists of footwall drives, crosscuts, traveling ways, raises and orepasses. The footwall drives are developed off-reef. From the footwall drive, a crosscut is developed horizontally perpendicular to the drive and towards the orebody. Once the reef is intersected, a horizontal reef drive is installed along the strike of the orebody. A traveling way is also developed from the crosscut towards the orebody to provide entry exclusively for personnel to travel from the crosscut into the workings. A raise is developed on-reef from the reef drive following the dip of the orebody from one level towards the next to provide access to the stoping panels for men and materials and for the extraction of ore. A raise follows the line (dip) of the reef connecting one working level to another. An orepass is located between two operating levels and allows gravitational movement of ore from a higher mining location to the level below, namely the on-reef raise to the crosscut, from where it will be transported to the shaft and hoisted to surface. The current workings have been re-opened or opening up development with re-equipping has been done and will continue whilst mining.

Currently, conventional stoping methods are implemented at the PS Shaft using hand-held hydro-powered drills to clear ore to existing ore passes. Cleaning of the stopes is conducted by face, strike gully and center gully scraping into orepasses that are connected to the underlying cross-cut. The current workings have been re-opened or opening up development, including with SBM, with re-equipping has been conducted and will continue as mining progresses throughout the Mine LoM Plan.

For further details see Item 13 of the Mine TRS.

Mineral Processing and Recovery Methods

Our gold processing facility adjacent to the PS Shaft uses well-established technology which is suitable for the present type of mineralization. Processing of gold-bearing ore at the processing facility consists of conventional crushing, milling, leaching, carousel CIP, batch elution and smelting. In particular, the plant employs a conventional flowsheet, consisting of:

●	Crushed ore from the mine passing into either of two mills, a leaching circuit, to CIP circuit with the option of gravity concentration prior to the leach circuit;

●	Loaded carbon from the CIP circuit is fed into the elution circuit to strip the gold off the carbon; and

●	On-site smelting producing doré bars of approximately 85% purity on average for delivery to Rand Refinery for further refining.

Currently the plant design allows for the treatment of run-of-mine (“RoM”) from the main orebodies at a rate of approximately 40 ktpm (while the current rate achieved is approximately 15 ktpm), which is intended to be increased to approximately 80 ktpm, reaching steady state production within seven years, once planned upgrades have taken place.

Tailings are deposited onto the existing No. 6 TSF and will potentially form part of tailings retreatment feedstock as part of Gauta Tailings Project.

For further details see Item 14 of the Mine TRS.

Operational Infrastructure

The key infrastructure component of the Blyvoor Gold Mine, the PS Shaft, is a historically operated mine and is thus well-established in terms of infrastructure. The surface infrastructure is in place and in a fair to good condition, which has been repaired and upgraded during the execution of our PS Shaft refurbishment project.

The PS Shaft Complex consists of a system of vertical hoisting and ventilation shafts. These include PS Shaft (surface to 17 Level), PSSV Shaft (15 Level to 47½ Level), No. 1A Sub-vertical Shaft and a Sub-vent Shaft in the vicinity of PSSV Shaft. No. 1A Sub-vertical Shaft is equipped with a winder and pod and is utilized as an emergency secondary escape only.

Surface operations for the PS Shaft include the man and rock winders, two main ventilation fans, electrical intake/distribution sub-station, shaft headgear and ore conveyor and surface buildings and facilities.

PS Shaft, PSSV Shaft and No. 1A Sub-vertical orepass system will be used in the planned mining operations. The shaft system provides access to the current workings and to future workings. The No. 6 Shaft is utilized as a second egress to surface as per agreement with the current owner, CWC. The No. 6 Shaft is equipped to be capable of being utilized as a second egress.

The current mining infrastructure, namely the existing main surface shaft (PS Shaft), underground sub-shafts (PSSV Shaft and No. 1A Sub-vertical Shaft) and orepass system, existing footwall drives and crosscuts will be utilized as access to the workings. All the existing excavations required to access the underground workings (stopes and development ends) have been, or will be, refurbished as necessary to provide safe access for men and material.

Men and material will be transported via PS Shaft and PSSV Shaft. Ore will be cage hoisted to 15 Level, where the ore is then cross trammed to PS Shaft and hoisted to surface. A mid-shaft loading station has now been established on 27.5 Level, and ore is now hoisted via the PSSV Shaft to 15 Level. The re-establishment and extension of the 15-19 Level incline shaft to 21 Level will assist in reducing the cage-hoisting requirements within the PSSV Shaft. Below 21 Level, ore will be transferred from active mining levels via a new orepass system to the newly established mid-shaft loading station at 27.5 Level in the PSSV Shaft. Ore from 23 Level and 25 Level will initially be cage hoisted to 15 Level until the orepass system, between 23 Level and 25 Level to the current mid shaft loading arrangement on 27 Level, is completed. Ore from 17 Level, 19 Level and 21 Level will be hoisted via an existing incline system between 19 Level and 15 Level. This ore will then be cross trammed to the existing ore handling arrangements and the PS shaft. The incline shaft is required to be furnished down to 19 Level and then deepened and equipped between 19 Level to 21 Level. Ore will be hoisted from the mid-shaft loading station on 27.5 Level to 14 Level and then transferred on 15 Level to the PS Shaft ore loading system to be hoisted to surface.

The Blyvoor Processing Plant was designed by Darrel Tonkin and constructed by us to treat RoM ore from the Blyvoor Gold Mine. Tramp iron magnets (located ahead of the crushers) remove scrap iron before it enters the cone crushers. A metal detector is installed to detect any residual metal that is in the feed which might have failed to be picked up by the magnet. The crushed ore is stored in two 600t silos from where material is fed to the ball mills. The two parallel mills currently are operated in closed circuit with a set of 6/4AH metal Cavex cyclones. The cone crusher has a feed opening of approximately 1,000 mm. The crushers can operate independently and feed an NMS Industries vibrating screen unit. There are two 12 ft x 16 ft ball mills which operate in parallel. Each feed belt has a mill feed mass meter which is used to control and measure the mill feed rate. The crusher ore silos have a capacity of about 600 t providing the primary mills with about 19 hours of operation at an expected throughput rate of 32 tph.

The quality of the equipment is considered good and we undertake preventative and other maintenance activities with the aim of increasing utilization time. We intend to further expand the Blyvoor Processing Plant to increase milling throughput to RoM of approximately 80 ktpm. The envisaged expansion mainly entails installing a new primary ball mill, of 12 ft x 18 ft, which will be operated in open circuit, with its discharge being fed to the two existing mills in parallel. As part of the planned expansion, we intend to install additional contingency diesel generators, such that pumping of the TSF lines can continue. In accordance with our Mine LoM Plan, we intend to further refurbish existing infrastructure and establish new infrastructure to meet our LoM operational and production targets.

On April 3, 2019, Blyvoor Capital, as mortgagor, granted certain mortgages to Capmount 16 Proprietary Limited (“Security Agent”), as mortgagee, securing an amount of R842.4 million over each of (i) all of its movable property, including its plant, equipment and machinery under a general notarial covering bond (the “General Notarial Covering Bond”) and (ii) certain specified corporeal movable property, mainly consisting of surface Blyvoor Gold Mine equipment, under a special notarial covering bond (the “Special Notarial Covering Bond”). The Security Agent is a special purpose vehicle which holds security, including the mortgages, in favor of Sandstorm under the Sandstorm Stream Agreement and IDC under the IDC Loan Agreement, pursuant to the terms of the Intercreditor Agreement. Pursuant to the General Notarial Covering Bond and the Special Notarial Covering Bond, Blyvoor Capital may not further remove, encumber, hypothecate, sell, lease, donate, alienate, pledge, dispose of or give up possession of mortgaged assets, without the prior written consent of the Security Agent.

The “Property, Plant, and Equipment” as of August 31, 2024, including buildings and mine infrastructure, mining assets, as well as the mineral and decommissioning assets, had a carrying value of approximately R4.5 billion (approximately $236 million, calculated as at the Reference Rate).

For further details see Items 13(a) and 15 of the Mine TRS, and “—Our projects—The Blyvoor Gold Mine—Operational Infrastructure.”

Capital Expenditures

Most capital expenditure estimates were developed from first principles, although some were estimated based on factored references and experience with similar projects elsewhere, and were adjusted for inflation where appropriate. Reclamation financial assurance costs are not included in the capital costs. Vendor quotes were obtained for all major equipment and operating consumables. Additional assumptions that were used to estimate capital expenditure are presented in the Mine TRS. The capital expenditure estimates are considered to have an accuracy range of -15% to +25% by the QP. We expect that approximately $27 million of our planned capital expenditure for Year 1 and Year 2 will be financed through proceeds from the Business Combination and the remainder will be financed though internally generated operating cash flows and potential debt financing.

The table below provides a summary of capital expenditure estimates for the Blyvoor Gold Mine, over the Blyvoor Gold Mine LoM, Year 1 and Year 2 of the Mine LoM Plan.

Capital Expenditure Areas	LoM ($ m)	Year 1 ($ m)	Year 2 ($ m)
Mining Capital Expenditure
Underground Pump Stations	4.3	0.0	0.2
Stope Equipping	2.5	0.2	0.7
Shafts	29.5	5.5	7.3
Electrical Reticulation	8.7	0.9	1.4
Winders	15.6	2.5	4.4
Fans	5.0	0.0	0.0
Compressed Air	0.2	0.2	0.0
Refrigeration Plant	15.4	0.0	4.6
Underground Logistics Services	0.1	0.0	0.0
Underground Material & Ore Transport	4.8	0.0	0.0
Lamp Room	0.2	0.2	0.1
Loading Station	1.0	0.0	0.0
General Infrastructure	3.2	0.2	0.2
Production	27.2	3.6	6.0
Services	10.4	1.8	1.3
Environmental & Vent	2.0	0.1	0.4
Chairlift	0.6	0.0	0.0
Preliminary & General / Engineering Procurement & Construction Management	5.5	0.5	1.3
Capitalized Expansion Capital Expenditure	36.1	6.9	4.0
Total Direct Mining Capital Expenditure	172.3	22.6	32.0
Capitalized Sustaining Capital Expenditure	280.1	2.4	2.2
Renewals And Replacement Capital	108.9	0.0	0.0
Stay In Business Mining Capital Expenditure	389.0	2.4	2.2
Mining Capital Expenditure Contingency	36.2	2.8	4.5
Total Mining Capital Expenditure	597.5	27.8	38.8
Plant Capital Expenditure
Plant Expansion	7.9	0.2	3.7
TSF Expansion	20.9	0.0	0.0
Wet Screen and Tertiary Crusher	1.1	0.0	1.1
Workshop & Change House	0.3	0.3	0.0
Total Direct Plant Capital Expenditure	30.2	0.5	4.8
Stay In Business Plant Capital Expenditure	32.5	0.0	0.0
Plant Capital Expenditure Contingency	4.5	0.1	0.7
Total Plant Capital Expenditure	67.2	0.6	5.5
Total Expansion Capital Expenditure	202.5	23.1	36.8
Total SIB Capital Expenditure	421.5	2.4	2.2
Total Capital Expenditure Contingencies	40.7	2.9	5.2
Total Capital Expenditure	664.7	28.4	44.2

Exploration

Exploration at the Blyvoor Gold Mine is strictly of a historical nature as the mine is a mature operation. The Qualified Person (“QP”) is of the opinion that no further exploration work is deemed necessary due to the fact that no new ground is being explored. Data from adjacent operations is utilized in conjunction with available project data for interpretations and Mineral Resource estimations.

It is noted that sampling information is recorded over the whole of the greater Blyvoor Gold Mine area. According to the QP, sampling techniques historically utilized on the greater Blyvoor Gold Mine are consistent with those utilized on all South African Gold Mines. In particular, chip sampling is considered appropriate for carbon-rich reefs such as the CL Reef and the MV Reef.

Non-drilling work and underground sampling was considered for purposes of the Mine TRS. The QPs are of the opinion that sampling procedures pertaining to drilling are of historical relevance only. Historical drilling was conducted from surface during the 1930s and the data does not form part of the database utilized for Mineral Resource estimation, with the exception of the Middelvlei surface drillholes drilled west of PS Shaft.

Figure 11: Blyvoor Gold Mine underground and drillholes plan, 2007.

A large number of underground chip sampling data (in excess of 0.5 million data points) is available for the Blyvoor Gold Mine. The database used to estimate the Mineral Resource is sourced from underground development and stope chip sampling. The sampling coverage target was based on a face sample position every 36 m2. The sampling coverage was reviewed and graphed on a monthly basis. The sample coverage steadily decreased from one sample per 20.7 m2 in July 2009 to 54.6 m2 in April 2010. The data available for July 2010 – March 2011 indicates that the target was achieved. For that twelve-month period, the average value was one sample per 34.2 m2, with only August and December 2010 total mine not obtaining the target of one sample per 36 m2. The periods 2008-2009 and 2009-2010 recorded total mine averages of 28.5 m² and 31.0 m² per sample, respectively.

Chip sample handling prior to dispatch is considered adequate. Historical sample preparation and analysis until and including DRD’s tenure in the mine, was performed by the in-house Blyvoor Gold Mine laboratory. Analysis was conducted to appropriate industry standards. Since 2021, samples have been prepared and assayed by Super Laboratory Services (“SLS”). The procedure for preparation of a pulp for fire assay by SLS is summarized below:

●	Samples are dried under an infrared drier or in a drying oven at a temperature of at least 110 degrees Celsius until no visible signs of moisture are apparent. The sample is checked for signs of moisture by turning the sample with a clean rod, spatula, spoon, or other suitable mixing implement.

●	Crush the sample using a primary crusher. The sample is crushed to obtain a product that is at least >80% - 25mm.

●	The sample is split through a Jones riffle splitter to obtain a workable mass of approximately 2kg.

●	The sample is dried.

●	The sample is crushed in a Keegor secondary crusher.

●	The setting of the crusher ensures that a crushed sample passes through a 6mm screen, and that the fineness of the product is at least >80% -10mm.

●	The sample is split using a Jones riffle splitter to obtain a workable mass of 250 to 500g.

●	The sample is pulverized using either a vertical spindle pulverizer of a LM 2 or six-pot swing mill to obtain a produce of fineness >70% - 75um.

●	For each pulverizer, at least one sample is selected for grading out of every group of no more than fifty samples that have been processed. Grade the selected sample and record the findings.

●	Should the selected sample fail to meet the requirements, the entire group of samples shall be re-pulverized.

●	The sample is then mixed by means of either a clean plastic sheet or clean cocktail mixer, and a grab sample taken for packing. The sample is packed into a suitable container such as a paper or plastic bag along with the client’s sample ticket.

For further details see Item 7 of the Mine TRS.

Internal Controls

Given the historical nature of the Blyvoor Gold Mine, limited quality assurance and quality control (“QA/QC”) data is available, as the bulk of the sampling was undertaken prior to the introduction of mineral reporting codes and requirements for detailed QA/QC practices and audits. Prior to 1996, the sampling conducted at the Doornfontein area of the Blyvooruitzicht lease area would have been analyzed at the neighboring Goldfields laboratory, which is not accredited and for which no QA/QC data is available.

More recently, no standards, blanks or duplicates were inserted into the sample stream before dispatch to the assay laboratory, however Blyvooruitzicht relied on routine quality control procedures implemented at the assay laboratory. Laboratory internal QA/QC and round robin checks were regularly conducted by the assay laboratory during the ownership period of DRD and VMR. The assay laboratory produced quality assurance data to ensure that the analysis conducted had the accuracy and precision appropriate for Mineral Resource and Mineral Reserve declarations.

The Blyvooruitzicht laboratory was not an accredited laboratory, however the laboratory was audited in April 2005 by ProOptima Audit Services (“ProOptima”). ProOptima concluded that the laboratory was efficiently and effectively managed and that it achieved a high level of compliance to the applicable standards, laws, and regulations through a disciplined and systematic approach.

SLS has been assaying all samples since the reinstatement of the operation. Samples were initially analyzed at the Springs laboratory, while the new laboratory was commissioned on site. Super Laboratory Services is ISO 17025 accredited (accreditation number T0494). Certified reference material, AMIS0705 and AMIS0780, are inserted in batches with chip samples. The results are suitable for estimation as most of the results fall within two-standard deviations from the mean, and all results are within three-standard deviations from the mean. The QP performed a comprehensive review of historical sampling databases for both the CL Reef and MV Reef as part of the QP’s 2021 estimation process. Data verification for the estimates completed in 2024 focused on new sampling and depletion information received from Aurous Gold.

In the opinion of the QP, the sample preparation, security and analytical procedures meet regional and industry standards for data quality and integrity, and there are no factors related to sampling or sample preparation that would materially affect Mineral Resource and Mineral Reserve estimation. However, there are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices, and market prices being generally in line with estimates. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

For further details see Item 8 of the Mine TRS.

Production and operating data

The following table sets out the unreviewed aggregate production and other operating data of Blyvoor Gold Mine operations for the periods indicated.

	Three-months ended		Six-months ended	Fiscal year ended
	May 31, 2024	August 31, 2024	August 31, 2024	February 29, 2024	February 28, 2023	February 28, 2022
Gold sold (kg)	157.0	181.7	338.7	687.4	858.1	155.3
Gold sold (troy oz)	5,046	5,842	10,888	22,101	27,590	4,993
Gold produced (kg)	160.7	179.4	340.1	689.1	842.0	160.3
Gold produced (troy oz)	5,167	5,767	10,934	22,155	27,071	5,154
Milled Tonnes (tonnes)	41,033	52,480	93,513	198,895	189,926	77,828

Mineral and Land Tenure

Mining rights are issued by the DMRE in accordance with the MPRDA.

The Blyvoor Gold Mine is encompassed under the Converted Mining Right issued in the name of Blyvoor Capital. The below table provides a summary of the details of the Converted Mining Right.

Right Number	Registered to	Area	Area (ha)	Commodity	Commencement Date	Expiry Date
GP 30/5/1/2/2/143 MR	Blyvoor Capital	Various portions of the farms Blyvooruitzicht 116 IQ, Doornfontein 118 IQ, and Varkenslaagte 119 IQ	6,708.4273	Gold	February 17, 2017	February 16, 2047

The Converted Mining Right may be renewed following an application no later than 60 working days prior to its date of expiry. To ensure the Converted Mining Right is not cancelled or suspended, Blyvoor Capital must continue to conduct mining operations in accordance with the Broad Based Socio Economic Empowerment Charter and Social and Labor plan, the Environmental Management Program and other laws. Blyvoor Capital must pay royalties, levies, and consideration to the state pursuant to South African laws. For further information on royalties, please see “—Governmental regulations and their effects on our business—Mining Rights—The Royalty Act” and “Risk Factors—Risks Related to Government Regulation—Our mining royalties costs may increase as a result of tax reforms.”

The Mining Right Mortgage Right under the Sandstorm Stream Agreement gives Sandstorm the right to establish a mortgage over the Converted Mining Right. An amendment application in terms of Section 102 of the MPRDA has been submitted to the DMRE to include additional commodities (silver, nickel, copper, platinum group metals). We are currently awaiting the outcome of this application.

A number of servitudes and usufructs for services are required for our operations. These services include water, electricity and pumping, amongst others. Servitudes and usufructs are registered for all operational areas of the Blyvoor Gold Mine. The usufructs have a validity period of 99 years and 11 months from the date of issue under our ownership.

Usufruct over	Location	Area	Comment
Notarial Deed of Usufruct, number K6306/2018S	The Remaining Extent of Portion 24 of Farm Doornfontein No. 118, Registration Division I.Q, Gauteng	457.8333 hectares	In favor of Blyvoor Capital, held by Deed of Transfer No. T99764/2001
Notarial Deed of Usufruct, number K6387/2022S and SG diagram number 812/201	The Remaining Extent of Portion 1 of Farm Blyvooruitzicht No. 116, Registration Division I.Q, Gauteng	500.4945 hectares	In favor of Blyvoor Capital, held by Deed of Transfer Nos. T28220/1984, T14831/1986, T14833/1986, T31306/1985 and T39040/1985
Notarial Deed of Servitude, number K2546/2019S and SG diagram number 361/2017	Over Portion 21 of Farm Doornfontein No. 118, Registration Division I.Q., Gauteng	17.1306 hectares	In favor of Blyvoor Capital held by Deed of Transfer No. T99764/2001;
Notarial Deed of Servitude, number K6308/2018S and SG diagram numbers 841/2017 and 842/2017	Over the Remaining Extent of Portion 24 of Farm Varkenslaagte No. 119, Registration Division I.Q., Gauteng	934.0283 hectares	In favor of Blyvoor Capital held by Deed of Transfer No. T99764/2001
Notarial Deed of Servitude, number K11953/2019S(1) and SG diagram number 2056/2019	Over the Remaining Extent of Portion 24 of Farm Varkenslaagte No. 119, Registration Division I.Q., Gauteng	934.0283 hectares,	In favor of Blyvoor Capital
Notarial Deed of Servitude, number K2547/2019S and SG diagram numbers 826/2017 and 839/2017	Over the Remaining Extent of Portion 24 of Farm Varkenslaagte No. 119, Registration Division I.Q., Gauteng	954.9109 hectares	In favor of Blyvoor Capital
Notarial Deed of Usufruct, number K6852/2022S and SG diagram number 819/2017	Over Portion 21 of Farm Doornfontein No. 118, Registration Division I.Q., Gauteng	17.1306 hectares	In favor of Blyvoor Capital
Notarial Deed of Usufruct, number K6851/2022S and SG diagram numbers 773/2018 and 776/2018	Over the Remaining Extent of Portion 10 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	112.7893 hectares	In favor of Blyvoor Capital

Notarial Deed of Usufruct, number K3065/2020S and SG diagram numbers 824/2017, 828/2017, 830/2017 and 835/2017	Over Portion 66 and the Remaining Extent of Portion 10 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	385.4701 and 112.7893 hectares	In favor of Gauta Tailings
Notarial Deed of Servitude, number K6529/2022S and SG diagram number 843/2017	Over Portions 15, 26, 66 and 70 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng, measuring 127.9740, 51.4629, 385.4701 and 487.2125 hectares, held by Deed of Transfer Nos., T5039/1951, T5834/1943, T11810/1961 and T11479/1966 and Portions 26, 27 and 28 of Farm Varkenslaagte No. 119, Registration Division I.Q., Gauteng	99.3372, 2789.9359 and 122.4361 hectares	In favor of Gauta Tailings Operations and held by Deed of Transfer Nos., T11810/1961 and T29774/1966
Notarial Deed of Servitude, number K1250/2018S and SG diagram number 829/2017	Over the Remaining Extent of Portion 24 of Farm Varkenslaagte No. 119, Registration Division I.Q., Gauteng	954.9109 hectares	In favor of Gauta Tailings held by Deed of Transfer No. T119563/1998
Notarial Deed of Servitude, number K5757/2020S and SG diagram number 827/2017	Over Portion 51 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	79.2900 hectares	In favor of Gauta Tailings held by Deed of Transfer No. T99764/2001
Notarial Deed of Servitude, number K5758/2020S and SG diagram number 817/2017	Over Portion 23 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	4.2827 hectares	In favor of Gauta Tailings held by Deed of Transfer No. T17309/1954
Notarial Deed of Servitude, number K3014/2020S and SG diagram number 816/2017	Over the Remaining Extent of Portion 2 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	199.8575 hectares	In favor of Gauta Tailings held by Deed of Transfer No. T99764/2001
Notarial Deed of Servitude, number K3067/2020S and SG diagram number 820/2017	Over the Remaining Extent of Portion 2 of Farm Blyvooruitzicht No. 116	199.8575 hectares	In favor of Blyvoor Capital, held by Deed of Transfer No. T99764/2001
Notarial Deed of Servitude, number K3066/2020S and SG diagram number 833/2017	Over the Remaining Extent of Portion 2 of Farm Blyvooruitzicht No. 116	385.4701 hectares	In favor of Gauta Tailings, held by Deed of Transfer No. T11810/1961
Notarial Deed of Servitude, number K3069/2020S and SG diagram number 828/2017	Over the Remaining Extent of Portion 10 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	112.7893 hectares	In favor of Blyvoor Capital, held by Deed of Transfer Nos. T28220/1984, T14831/1986, T14833/1986, T31306/1985 and T39040/1985

Notarial Deed of Servitude, number K3068/2020S and SG diagram number 818/2017	Over Portion 66 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	385.4701 hectares	In favor of Blyvoor Capital held by Deed of Transfer No. T99764/2001;
Notarial Deed of Servitude, number K6530/2022S and SG diagram number 823/2017	Over The Remaining Extent of Portion 10 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	112.7893 hectares	In favor of Blyvoor Capital, held by Deed of Transfer No. T99764/2001
Notarial Deed of Usufruct, number K6527/2022S	Over The Remaining Extent of Portion 15 of Farm Blyvooruitzicht No. 116, Registration Division I.Q., Gauteng	127.9740 hectares	In favor of Blyvoor Capital

(1)	This notarial deed of servitude runs in perpetuity.

For further details see Item 3(c) of the Mine TRS.

Environmental Authorization and Permits

Environmental Authorization (“EA”) in respect of the Converted Mining Right was issued on February 19, 2020, following submission of the EIA and EMP. Under the terms of the EA, annual environmental audit reports prepared by a qualified environmental practitioner are required. We are in the process of commissioning such environmental audit report. A waste management license was also issued on February 19, 2020.

A PAEL issued under No. PAEL/GP/WR-BGC/04/09/2023-6545-VAR on November 10, 2023 and is valid until December 2024. Pursuant to the PAEL, quarterly reports are required to be submitted, failure to submit which is an offense; the initial quarterly report is pending. A Certificate of Registration (“COR”) with the National Nuclear Regulator was issued on January 15, 2024 under certificate number COR-293 (Variation 0). It is expected that an inspection will be conducted to confirm the PAEL, whereafter, upon successful inspection, the PAEL will be converted into an AEL.

A water use license under No. 10/C23E/GJACEFGI/14399 was issued to Blyvoor Capital on May 14, 2024, and is valid for a period of twenty years. The WUL covers all existing water uses for the Blyvoor Gold Mine.

For further details see Item 3(f) of the Mine TRS and “Risk Factors—Risks Related to Government Regulation—Our operations are subject to water use and other licenses, which could impose significant costs in South Africa.”

Social and Community-Related Requirements

The MPRDA requires mining companies to submit annual reports detailing the holder’s compliance with the HDP requirements and implementation of the approved SLP applicable to the mining right in question, in which the SLP sets out their commitments including, among other things, those relating to human resource development and local economic development. The Blyvoor Gold Mine has an updated SLP in place, which was submitted and accepted by the DMRE for the 2022-2026 reporting period, a progress report on which is required to be submitted to the DMRE regional department annually.

For further details see Item 17(d) of the Mine TRS and above “—Governmental regulations and their effects on our business—Mining Rights—The Mineral and Petroleum Resources Development Act (the “MPRDA”).”

Environmental Rehabilitation Closure Provisioning and Funding

In accordance with South African mining legislation, all mining companies are required to rehabilitate the land on which they work to a determined standard for alternative use. The rehabilitation liability provision was updated and apportioned to the three entities/groupings as set out in the table below. The exercise specifically included the re-estimation of closure costs of certain components of the historic mining right 46/99 that preceded the Converted Mining Right, which components are now owned by other parties (the “Orphans”) together with Blyvoor Capital and Gauta Tailings closure costs.

Description	DMRE Financial Provision Assessment (in R million)	Percentage of Liability
Blyvoor Capital	125.3	25%
Gauta Tailings	213.5	43%
Orphans	153.7	32%
Total	492.5	100%

Table: Assessed Rehabilitation Liabilities attached to the Converted Mining Right

Total assessed rehabilitation obligations currently amount to R492.5 million. In 2019, we performed an assessment of our rehabilitation obligations in the amount of R366.3 million. Subsequently, we engaged with the DMRE and concluded on a plan towards funding the R366.3 million by 2027. In addition to the Blyvoor Liability, our rehabilitation obligations also include the Orphans Liability, which relates to assets not in our ownership but that are captured by the Converted Mining Right. As of the date of this proxy statement/prospectus, Blyvoor Capital has provided rehabilitation guarantees to the DMRE in the amount of R265.4 million, which were issued by GICL on behalf of Blyvoor Capital. We have fully funded insurance premiums for these GICL guarantees, which are valid until October 29, 2026. In 2023, we updated the assessment of our rehabilitation obligations, which we estimated to be R492.5 million, such increase being primarily attributable to inflation. We intend to further engage with the DMRE to (i) transfer the Orphans Liability to the new owners of the Orphans assets, and (ii) come to an agreement with the DMRE on a funding plan for the incremental approximately R126.2 million in newly assessed environmental rehabilitation obligations. If we are successful in transferring the Orphans Liability (R153.4 million), we believe such transfer will largely offset the R126.2 million increase in rehabilitation obligations currently attaching to our Converted Mining Right. Pending any further agreement with the DMRE, we remain subject to a rehabilitation obligation of R492.5. million in relation to our Converted Mining Right and, Blyvoor Capital, as holder of the Converted Mining Right, is liable up to this amount.

For further details see Item 3(e) of the Mine TRS and “Risk Factors—Risks Related to Our Industry—We are subject to extensive and rapidly changing environmental, health and safety laws and regulations. Failure to comply with these requirements could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures.”

Mineral Resource Estimate

Mineral Resources for the Blyvoor Gold Mine have been estimated using industry best practices and conform to the requirements of S-K 1300 as Mineral Resource Estimates and the economic viability thereof performed at a feasibility study level, considered to have reasonable prospects for economic extraction.

The QP undertook an initial assessment of the mineralized body to determine the reasonable prospects of eventual economic extraction. Economic, metallurgical, and mining parameters were used to derive the pay limit. The parameters are tabulated in the table below. The gold price used is the 90% percentile of the real term gold price since 1980. The Mine Call Factor (“MCF”) and costs are the reserve cut-off costs and MCF but with a 10% improvement to account for potential improvements in the future.

Pay Limit Derivation Factors	Unit		Value
Gold Price	$/oz		1,850
Exchange Rate	R/$		15.50
Gold Price	R/kg		1,040,881
Stoping Width	cm		117
Operating Cost	R/milled tonne		2,039
Dilution		%	0
Mine Call Factor		%	80
Plant Call Factor		%	94.5
Mineral Resource cut-off	cmg/t		300

All underground Mineral Resources are stated at a pay limit of 300 cm.g/t. No socio-economic, legal, or political modifying factors have been taken into account in the estimation of Mineral Resources for Blyvoor Gold Mine. The QP deems the total Mineral Resource as stated in the Mine TRS to have ‘reasonable prospects of economic extraction.’

The Mineral Resource estimate for the Blyvoor Gold Mine attributable to us, reported in situ, as of February 29, 2024, exclusive of the reported Mineral Reserves, is summarized in the table below.

	Fiscal Year Ended February 29,
	2024
Mineral Resource Category (1)	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (Moz)
Measured	11.25	4.74	1.72
Indicated	2.75	3.45	0.30
Total Measured + Indicated	14.00	4.50	2.02
Inferred	58.81	4.40	8.32

(1)	Includes Mineral Resources for both the CL Reef and the MV Reef. Measured, Indicated and Inferred Mineral Resources are based on Ordinary Kriging. Estimation was performed in 2D space for the CL Reef and MV Reef. Geological losses of 5%, 10% and 15% were applied to Measured, Indicated and Inferred Mineral Resources, respectively. Mineral Resources are reported at a 300 cm.g/t (2.56 g/t over 117 cm stoping width equivalent) pay limit, which pay limit is calculated at a gold price of 1,850 $/oz, being the 90th percentile of the real term gold price since 1980. Depletions were applied. Boundary pillars were excluded from the Mineral Resources, reported inclusive of internal pillars and shaft pillars. A geological loss of 5% for Measured, 10% for Indicated and 15% for Inferred Mineral Resources has been applied. Mineral Resources are 74% attributable to Aurous Resources and occur within the Converted Mining Right perimeter. Mineral Resources are exclusive of Mineral Reserves.

For further details see Item 11 of the Mine TRS. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Mineral Reserve Estimate

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operational mine planning processes. All Mineral Reserves have been categorized and reported in accordance with the guidelines of §229.1302(e)(2) of S-K 1300. Only diluted Indicated and Measured Mineral Resources in the Mine LoM Plan were considered for conversion to Mineral Reserves. Inferred Mineral Resources have been excluded from the economic assessment for Mineral Reserve estimates. Mine planning utilizes and takes into consideration historical technical parameters achieved. The production schedule output is reported as in situ Mineral Resources within the Mine LoM Plan. The extraction of these Mineral Resources is adjusted by applying modifying factors to estimate the actual grade and gold content delivered to the processing facility.

A cut-off of 496 cm.g/t for both the CL Reef and MV Reef has been used to determine the mining areas to be included in the Mine LoM Plan. The assumptions and calculation to determine the cut-off are detailed in the table below.

Cut-off Calculation	Unit		Value
Gold Price	$/oz		1,650
Exchange Rate	R/$		17,50
Gold Price	R/kg		928,353
Stoping Width	cm		117
Operating Cost	R/milled tonne		2,266
Sundries Dilution		%	12.8
Discrepancies		%	10.4
Mine Call Factor		%	75
Plant Call Factor		%	95
Mineral Reserve cut-off	cmg/t		496

Mineral Reserve modifying factors are the consideration of mining factors used to convert Mineral Resources to Mineral Reserves. These factors are applied to adjust the in situ Mineral Resources in the LoM planning to realistic and accurate mill feed, volumes, and grade. The Mineral Reserve modifying factors applied to the Mineral Resources in the Mine LoM Plan, are detailed in the table below. All Mineral Reserve conversion factors have been applied equally to the CL Reef and MV Reef.

Description(1)	Units		Conventional Mining	SBM Mining
Geological Losses (applied to Mineral Resources)
Measured		%	5	5
Indicated		%	10	10
Inferred		%	15	15
Pillar Provision and Mining Extraction
Pillar Provision		%	5	15
Mining Extraction		%	0	80
Dilution
Sundries Dilution		%	12.4	32.8
Discrepancy Dilution		%	10.8	22.6
Mine Call Factor
Mine Call Factor Year 1 & 2		%	70	70
Mine Call Factor Year 1 & 2		%	75	75
Mine Call Factor Year 3 onward		%	80	80

(1)	The Mineral Reserve conversion factors are applied to individual mining blocks within the mining schedule. Pillar Provision has been applied to all polygon estimation mining block in the schedule. Mining extraction has been applied to all polygon estimation mining blocks in the schedule.

Further, the following additional factors were considered:

●	Processing and Metallurgical: The plant with a RoM capacity of 40 ktpm consists of crushing, ball milling, gravity concentration, leach and carbon-in-pulp, elution and gold room related circuits to produce gold doré. Tailings will be deposited onto the existing No. 6 TSF by means of daywall deposition. The by-month average grade of the total residue, for the twelve-month period ending February 2023, is 0.401 g/t.

●	Infrastructure: No infrastructure constraints have been identified.

●	Economic and Marketing: No economic factors affecting the Mineral Reserve have been identified.

●	Legal, Environmental, Social and Governmental: No legal, environmental, social, and governmental factors affecting the Mineral Reserves have been identified.

No socio-economic, legal or political modifying factors have been taken into account in the estimation of Mineral Reserves for the Blyvoor Gold Mine.

The Mineral Resource estimate for the Blyvoor Gold Mine attributable to us, as of February 29, 2024, reported as delivered to plant, is summarized in the table below.

	Fiscal Year Ended February 29,
	2024
Mineral Reserve Category(1)	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (Moz)
Proven	5.88	5.69	1.07
Probable	15.46	5.47	2.73
Total Proven + Probable	21.33	5.54	3.80

(1)	Mineral Reserves stated at a long-term gold price of 1,900 $/oz, estimated as the real term average between the two gold price support levels over the past 10 years, i.e., 1,600 $/oz and 2,200 $/oz, and a long-term exchange rate of 19.15 R/$. Mineral Reserves are reported at a 496 cm.g/t cut-off grade applied. Minimum remnant area of 1,000 m² applied. Mining extraction of 80% applied to all remnants. Pillar provision of 15% applied.

For further details see Item 12 of the Mine TRS. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Qualified Persons

The information related to Mineral Reserves and Mineral Resources is based on information compiled by the Qualified Persons as defined in S-K 1300. The Qualified Persons are not employed by us. We have evaluated the qualification and experience of the Qualified Persons and are satisfied that they meet the requirements in accordance with S-K 1300. We obtained written consents from the Qualified Persons prior to publication of the Mine TRS. The Qualified Person responsible for the compilation and reporting of Geology and Mineral Resources is Mr. Uwe Engelmann. The Qualified Person responsible for the compilation and reporting of Mineral Processing, Mineral Extraction, Economic Analysis and Mineral Reserves is Mr. Daniel (Daan) van Heerden. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Qualified Persons	Qualifications	TRS Section Responsibility	Personal Inspection
Mr. Uwe Engelmann	BSc (Zoo. & Bot.), BSc Hons (Geol.), Pr.Sci.Nat., FGSSA	1-11 & 20-25	March 11, 2021
Mr. Daniel (Daan) van Heerden	B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA	12-19 & 20-25	March 11, 2021 & May 19, 2023

The Gauta Tailings Project is a pre-development, prefeasibility study stage project that comprises the Gauta TSFs in our possession that contain gold, with minor uranium and sulfide content, which were created during the operation of the underground Blyvooruitzicht and Doornfontein gold mines that targeted the MV Reef and CL Reef in the Far West Rand Goldfield.

The town of Carletonville lies immediately north of TSF No. 1, in the southwestern extremity of the Gauteng Province, South Africa. The town of Fochville lies 14 km due southeast. To the northeast, Johannesburg can be accessed over a road network of 80 km. The TSFs illustrated in figure 5 above are centered on the co-ordinates displayed in the table below.

TSF	Centre Co-ordinates (WGS84)		Footprint	Property
	Latitude	Longitude	km2
TSF No. 1	26°22’53.96”S	27°23’28.28”E	0.29	RE of Portion 15 and Portion 26, Blyvooruitzicht 116 IQ
TSF No. 6	26°25’12.83”S	27°21’38.97”E	1.14	RE of Portion 1, Blyvooruitzicht 116 IQ
TSF No. 7	26°24’41.22”S	27°23’04.26”E	0.75	RE of Portion 70 and Portion 66, Blyvooruitzicht 116 IQ
Doornfontein TSF No. 1	26°23’15.58”S	27°19’39.80”E	0.53	Portion 26, Varkenslaagte 119 IQ
Doornfontein TSF No. 2	26°22’43.43”S	27°19’12.91”E	0.38	Portion 27, Varkenslaagte 119 IQ
Doornfontein TSF No. 3	26°22’58.76”S	27°20’19.39”E	0.74	Portion 28, Varkenslaagte 119 IQ

The Gauta Tailings Project aims to remine TSF No. 6 and TSF No. 7 at a newly established plant, with newly reprocessed tailings being deposited onto an extended TSF No. 7 footprint. At a later stage, the Doornfontein TSFs will be remined, along with reprocessed tailings deposited onto the vacant TSF No. 6 footprint. The Blyvoor Gold Mine is depositing tailings onto TSF No. 6 since late 2019. This has not been considered in the evaluation of the Mineral Resources and Mineral Reserves in the Tailings TRS.

Subject to the conclusion of the Gauta Feasibility Study, the Gauta Tailings Project is expected to require the construction of a new TSF (as an eastern extension to the current TSF no. 7 area) that will be utilized for the deposition of tailings material subsequent to the processing of the reclaimed tailings.

For further details, see Items 3(a) and 3(b) of the Tailings TRS and “—Our projects—The Gauta Tailings Project—Overview.”

History

For further information on the history of the Gauta Tailings Project, see “—History” and Item 5 of the Mine TRS.

Geology and Mineralization

The Gauta Tailings Project area falls within the Carletonville Goldfield or Far West Wits Line, which lies within the late Archaean (2.7-2.8 Ga) Witwatersrand Basin.

The TSFs are a man-made stratified deposit from the residue product of processing of gold ores of the Witwatersrand Supergroup. They comprise fine grained material that contains gold mineralization which was not extracted during previous metallurgical processes. The TSFs were formed by pumping milled and treated material into paddocks on top of dams and allowing the tailings to dry. As such, the geological model for these deposits is a layered deposit. Cross-sections of the Gauta Tailings Project TSFs are provided below.

TSF No. 1 – North-South Section (Looking East)

3x Vertical Exaggeration
Metres
0
125
250

Doornfontein TSF No. 1 West-East Section (Looking North)

Metres
0
125
250
3x Vertical Exaggeration

TSF No. 6 – Northeast-Southwest Section (Looking Northwest)

3x Vertical Exaggeration
Metres

Doornfontein TSF No. 2 West-East Section (Looking North)

3x Vertical Exaggeration
Metres
0
125
250

TSF No. 7 – East-West Section (Looking North)

Metres
3x Vertical Exaggeration

Doornfontein TSF No. 3 North-South Section (Looking East)

3x Vertical Exaggeration
Metres
0
250

Figure 12: Cross-sections of Gauta Tailings Project TSFs

In addition to gold, the Gauta Tailings Project area produced uranium and pyrite (for sulfuric acid production) as by-products.

For further details see Item 6 of the Tailings TRS.

Mining method

The mining method that will be used for the reclamation of TSF No. 6 and TSF No. 7 is hydraulic mining. Hydraulic mining involves the use of high-pressure water monitors (water jets) to erode the TSF in strategic sections or cuts.

The hydro mining units can be either manually controlled or remote operated. Units can be mounted in a stationary position or trackless to allow for mining flexibility in terms of maneuverability. The product which is converted into a slurry by the water jets, is washed downstream of the unit for collection in a sump. The slurry is pumped from the sump via a slurry pipeline to the processing plant. The mining strategy involves a 12-month ramp up to 500 ktpm steady state-production.

●	Phase 1: Mining will commence with targeting the high-grade areas located at the upper portion of TSF No. 6.

●	Phase 2: Upon completion of the first mining cut on TSF No. 6, mining will move to TSF No. 7. The entire TSF No. 7 will be mined to create capacity for the new planned deposition of retreated TSF material.

●	Phase 3: The final mining phase involves taking a second cut from TSF No. 6, depleting the remainder of this TSF.

The required equipment associated with the hydro mining of the TSFs will be provided by the selected mining contractor. The primary mining equipment will consist of water monitors, high pressure water system and slurry transfer system. Ancillary mining equipment will be provided by the mining contractor as required. The ancillary mining equipment will consist of excavators, front end loaders, tractor loader backhoe (“TLB”) and utility vehicles.

For further details see Item 13 of the Tailings TRS.

Mineral Processing and Recovery Methods

The well-tested and widely used CIL process was selected to recover the gold from the TSF material. This process will also incorporate an oxidation step before cyanidation to improve leaching kinetics and lower the cyanide consumption. Other operations that treat similar surface stockpiles also use the CIL technology, but some of these operations incorporate a grinding step prior to pre-oxidation and leaching. The material from TSF No. 6 is expected to be similar to that of TSF No. 7, which has been subjected to particle size distribution verification. The result showed a sufficiently fine size distribution. Thus, the grade does not warrant an additional and expensive re-grinding operation. A diagram of the Gauta Tailings Project reclaim and treatment process is found below.

Figure 13: Block flow diagram of the Gauta Tailings Project reclaim and treatment process.

For further details see Item 14 of the Tailings TRS.

Operational Infrastructure

The Gauta Tailings Project and specifically the associated process plant, mining and supporting infrastructure will be located on the footprint of the demolished Blyvoor process plant. Supporting infrastructure in the area is well established and in a reasonable state of repair. Minimal to no work will be required to recommission some of the decommissioned regional infrastructure, which consists of certain access and service roads, water supply, the old Blyvooruitzicht Gold Mine process plant area, and Eskom substation. The old Blyvoor Gold Mine area will be utilized to establish the new tailings retreatment plant and supporting infrastructure and services to the Gauta Tailings Project.

Provision has been made for supporting facilities required for the efficient management and operation of the Gauta Tailings Project, including office space, a potable water treatment plant and sewage treatment plant among others. A new TSF, designed to concept level, would be built in four phases starting next to the Gauta Tailings Project process plant and expanding toward the existing TSF No. 7 footprint.

Access to the Gauta Tailings Project area is well-established on an extensive paved road network surrounding the Gauta Tailings Project area. The location of the majority of the Gauta Tailings Project’s infrastructure will be located on the old Blyvoor process plant site. This site has mostly been demolished with only derelict civil structures remaining and all infrastructure to support the Gauta Tailings Project will have to be re-established.

Grid power is available to the Gauta Tailings Project area via a 22 kV overhead line running past the Gauta Tailings Project site and feeds from an Eskom consumer substation located 2.7 km east of the Gauta Tailings Project. Indications are that the power supply capacity on this line is 20 MVA. Power supply to the Gauta Tailings Project area will have to be re-established by tying into the available line and feeding the Gauta Tailings Project intake and distribution substations. Power will be distributed to the various areas of consumption across the operation. A load estimate has been conducted based on the engineering design and equipment required for the Project. The Gauta Tailings Project notified maximum demand was estimated to be 8.4 MVA. Sufficient allocation is thus available for the Gauta Tailings Project.

It is intended that water supply to the Gauta Tailings Project will be sourced from the Blyvooruitzicht No. 4 Shaft. We intend to purchase water from CWC which will serve as make-up water for the Gauta Tailings Project and will augment the return water from the re-deposition of the re-treated tailings.

For further details, see Item 15 of the Tailings TRS.

Capital Expenditures

Most capital expenditure estimates were developed based from first principles, although some were estimated based on factored references and experience with similar projects elsewhere, and were adjusted for inflation where appropriate. Vendor quotes were obtained for all major equipment and operating consumables. Reclamation financial assurance costs are not included in the capital costs. Additional assumptions that were used to estimate capital expenditure are presented in the Tailings TRS. The capital expenditure estimates are considered to have an accuracy range of -15% to +25% by the QP. We expect to finance our planned capital expenditure through debt to be incurred in the future.

The table below provides a summary of capital expenditure estimates for the Gauta Tailings Project, over the Gauta Tailings Project LoM, which is estimated at 15 years. Approximately $89.5 million of capital expenditure is estimated to be incurred in the first fiscal year of the Gauta Tailings Project LoM implementation.

Capital Expenditure	LoM ($ m)
Mining Capital Expenditure
Hydro Mining Infrastructure - TSF 7 (At 500ktpm)	0.78
Hydro Mining TSF 6 And Shared Infrastructure (Ramp Up To 500ktpm In 12 Months)	16.58
Total Direct Mining Capital Expenditure	19.37
Mining Capital Expenditure Contingency	2.60
Total Mining Capital Expenditure	19.97
Plant Capital Expenditure
Plant Direct Sub-Total	36.58
Engineering Procurement & Construction Management	4.39
First Fill	1.11
TSF - Phase 1	10.33
TSF - Phase 2	5.46
TSF - Phase 3	6.65
TSF - Phase 4	12.69
Total Direct Plant Capital Expenditure	77.21
Stay In Business Plant Capital Expenditure	8.94
Plant Capital Expenditure Contingency	15.82
Total Plant Capital Expenditure	102.8
Other Non-Direct Capital Expenditure
Capitalized Overheads	0.57
Study Work	1.05
Total Other Capital Expenditure	1.62
Other Capital Expenditure Contingency	0.24
Total Non-Direct Capital Expenditure	1.86
Total Initial Capital Expenditure	96.31
Total SIB Capital Expenditure	8.94
Total Capital Expenditure Contingencies	18.67
Total Capital Expenditure	123.92

For further details see Item 18 of the Tailings TRS.

Exploration

The surface operations have undergone various states of exploration and drilling on the Gauta Tailings TSFs (2007, 2008, 2010, 2015, 2016). The most recent exploration program concluding in November 2020 served to infill the existing drilling in TSFs No. 6 and 7 and enable the definition of Measured and Indicated Mineral Resources in both. No additional drilling was performed on the other TSFs.

The table below presents the historical/previous (pre-2020) exploration across the TSFs.

		Total Number of	Total Meterage
Year	TSF	Drillholes	m	Company
2007	TSF No. 1	5	99.00	DRD Gold
	TSF No. 6	13	402.00	DRD Gold
	TSF No. 7	6	265.00	DRD Gold
	Doornfontein TSF No. 1	5	168.00	DRD Gold
	Doornfontein TSF No. 2	5	88.50	DRD Gold
	Doornfontein TSF No. 3	5	93.00	DRD Gold
2008	TSF No. 7	12	432.00	DRD Gold
2010	TSF No. 7	20	793.00	DRD Gold
2015	TSF No. 7	14	578.00	Gauta Tailings
2016	TSF No. 7	7	289.00	Gauta Tailings

In 2007, Dump and Dune (Pty) Ltd conducted the drilling on all six TSFs using a lightweight and man portable handheld auger, which is powered by a 1,400 kW hydraulic motor. A core barrels and extension rods length utilized were 1.5 m, 3 m or 4.5 m. The core barrel comprised a rotating spiral encased in a counter rotating stainless steel core barrel of 50 mm diameter. All drilling, sampling and bagging was done under the supervision of the project geologist on site, who accompanied the drill crew at all times. The same procedures were employed during the 2020 drilling program. All the drillholes were drilled by means of auger drilling to a depth of less than 50 m.

Drilling was conducted in six phases and sampling was conducted under the supervision of experienced personnel with standard operating procedures in place. Samples were collected at an interval of 1.5 m. No data pertaining to the sample recoveries and results are recorded as part of the auger drilling programs. No splitting of samples was carried out during any drilling campaigns. Data pertaining to the sample reject is not available. A summary of the drillholes and samples taken at each TSF is presented in the table below.

	Total Drillholes	Total Meters Drilled	Total Samples
TSF	No.	m	No.
TSF No. 1	5	99.0	66
TSF No. 6	61	2,012.0	1,375
TSF No. 7	66	2,702.0	1,810
Doomfontein TSF No. 1	5	168.0	112
Doomfontein TSF No. 2	5	88.5	59
Doomfontein TSF No. 3	5	93.0	62

Sample handling prior to dispatch is considered adequate, based on available data, although data pertaining to the 2008 and 2010 sample security and chain of custody is not directly available. For the 2020 drilling, a detailed chain of custody form was completed, in triplicate each time samples changed hands; the complete chain of custody was filed and stored.

The “Property, Plant, and Equipment” as of August 31, 2024, including only the mineral asset, had a carrying value of R154 million (approximately $8 million, calculated as at the Reference Rate).

For further details see Items 5(b) and 7 of the Tailings TRS.

Internal Controls

External QA/QC samples (one high grade CRM, one low grade CRM, blank and duplicates) were inserted in the 2007, 2008 and 2020 sampling campaign. QA/QC data is available for 2008 and 2010 sampling campaigns. It is presumed that the sample analysis was undertaken at the Blyvooruitzicht Gold Mine internal laboratory. In 2016, samples were analyzed in duplicate whereas in 2015 only internal laboratory QA/QC was implemented.

For the 2020 drilling campaign, two different types of QA/QC standards, laboratory duplicates and blanks were inserted in the sample sequences every 10th sample alternating in order, respectively. For every batch of samples sent to the laboratory, at least 5% of those samples were sent as check samples to a referee laboratory. These samples were selected at random. The QAQC results and procedures followed during the 2020 campaign show results are suitable for inclusion into the estimation database.

During 2007 auger drilling, all samples collected were dispatched to ALS Chemex Laboratories for analysis. ALS Chemex Laboratories is a SANAS certified Laboratory, in accordance with the recognized internal standard ISO/IEC 17025:2005, with accreditation number T0387. Samples were assayed for gold by fire assay, Uranium by XRF, Total Sulphur by Leco Furnace and Infrared Spectroscopy for Sulphur. This laboratory is accredited for both the gold and uranium assays.

No record of the laboratory or analytical method utilized for gold analysis in 2008 and 2010. It is believed that the Blyvoor Gold Mine internal laboratory was used.

During 2015 and 2016 drilling, samples were dispatched to SLS. SLS is a SANAS certified Laboratory, in accordance with the recognized internal standard ISO/IEC 17025:2005, with accreditation number T0494. Samples were assayed for Au by fire assay.

The 2020 drilling was submitted to SGS Randfontein which is a SANAS certified laboratory, in accordance with the recognized internal standard ISO/IEC 17025:2005, with accreditation number T0265. Samples were assayed for Au by fire assay Au by lead fusion, followed by AAS finish.

In the opinion of the QP, the sample preparation, security and analytical procedures meet regional and industry standards for data quality and integrity, and there are no factors related to sampling or sample preparation that would materially affect Mineral Resource and Mineral Reserve estimation. However, there are numerous uncertainties inherent in estimating quantities of mineral resources and in projecting potential future mineral reserves and rates of mineral production, including many factors beyond our control. The accuracy of any mineral resource and mineral reserves estimate is a function of a number of factors, including the quality of the methodologies employed, the quality and quantity of available data and geological interpretation and judgment, and is also dependent on economic conditions, such as commodity prices, and market prices being generally in line with estimates. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

For further details see Item 8 of the Tailings TRS.

Mineral and Land Tenure

Gauta Tailings has legal title to the immovable property comprising the Gauta Tailings Project. The right to mine the Gauta TSFs derives from common-law ownership of mining dumps. The portion of TSF No. 6 comprising tailings deposited post-2015 could currently be considered waste, requiring a waste management license pursuant to the Waste Act for to mine such portion. For further information see “—Governmental regulations and their effects on our business—Environmental—Overview” and “—Governmental regulations and their effects on our business—Environmental—Waste Act.” We intend to obtain all required regulatory approvals at the time of the Gauta Tailings Project development.

The regulatory framework regarding TSF reclamation is governed by the dates on which the TSF was created and the final tailings deposited thereon. Subject to the portion of TSF No.6 comprising tailings deposited post-2015 as described above, all of the Gauta Tailings Project TSFs were initially established in the period 1948-1969 and prior to the enactment of the MPRDA. Historic TSFs are not regulated by the MPRDA and, as such, no royalties are payable with respect to such TSFs.

We have registered usufructs, for a period of 99 years and 11 months from the date of issue, as indicated in the table below.

Usufruct over	Location	Area	Comment
Doornfontein TSF No. 1	Varkenslaagte 119 IQ (Portion 26)	99.3372 hectares	Registered to Gauta Tailings
Doornfontein TSF No. 2	Varkenslaagte 119 IQ (Portion 27)	89.9359 hectares
Doornfontein TSF No. 3	Varkenslaagte 119 IQ (Portion 28)	122.4361 hectares
Blyvoor TSF No. 1	Blyvooruitzicht 116 IQ (Portions 15 & 26)	127.9740 (15) and 127.9740 (26) hectares
Blyvoor TSF No. 7	Blyvooruitzicht 116 IQ (Portion 70 & 66)	385.4701 (66) and 487.2125 (70) hectares
Blyvoor TSF No. 7 Golf Course	Blyvooruitzicht 116 IQ (Portion 66)	385.4701 hectares
Blyvoor TSF No. 6	Blyvooruitzicht 116 IQ	500.4945 hectares	Registered to Gauta Tailings

For further detail see Item 3(c) of the Tailings TRS.

Environmental Authorization and Permits

Pursuant to the EA, which was granted to Blyvoor Capital on February 19, 2020 under reference number GP 30/5/1/2/3/2/1 (143) EM, TSF reclamation, deposition onto TSF No. 6 and TSF care and maintenance activities for a 15-year life of mine have been approved. In accordance with the granted EA, TSF No. 6 and TSF No. 7 are sanctioned for re-mining activities (under listing notice GNR 921) and deposition onto these footprints Gauta Tailings expects to initially rely on the EA issued to Blyvoor Capital, following agreement with Blyvoor Capital. Further application is required for mining the remainder of the TSFs and for altering the footprint of TSF No. 7.

A provisional air emissions license under No. PAEL/GP/WR-BGC/04/09/2023-6545-VAR was issued to Blyvoor Capital for the Blyvoor Gold Mine, on November 10, 2023. If the provisional air emissions license is successfully converted to an AEL, Gauta Tailings may rely on such license but intends to engage with the Department of Environment, Forestry and Fisheries to establish if re-treatment of tailings triggers an additional listed activity, pursuant to the terms of the license. A certificate of registration with the National Nuclear Regulator was issued to Blyvoor Capital on January 15, 2024 under certificate number COR-293 (Variation 0). Such certificate of registration is also applicable to activities to be undertaken as part of the Gauta Tailings Project. Gauta Tailings expects to initially rely on the COR issued to Blyvoor Capital, following agreement with Blyvoor Capital.

A water use license under no. 10/C23E/GJACEFGI/14399 was issued to Blyvoor Capital on May 14, 2024, is inclusive of TSF reclamation activities and is valid for a period of twenty years. Gauta Tailings expects to initially rely on the WUL issued to Blyvoor Capital, following agreement with Blyvoor Capital. See also, “—Blyvoor Gold Mine”.

Environmental Rehabilitation Closure Provisioning and Funding

For a discussion on environmental closure provisioning and funding, see “—Blyvoor Gold Mine”.

Social and Community-Related Requirements

The MPRDA requires mining companies to submit annual reports detailing the holder’s compliance with the HDP requirements and implementation of the approved SLP applicable to the mining right in question, in which the SLP sets out their commitments including, among other things, those relating to human resource development and local economic development. Given Gauta Tailings’ right to mine the Gauta TSFs derives from common-law ownership of mining dumps, SLP requirements are not applicable to the Gauta Tailings Project.

For further details see Item 17(d) of the Tailings TRS and above “—Governmental regulations and their effects on our business—Mining Rights—The Mineral and Petroleum Resources Development Act (the “MPRDA”).”

Mineral Resource Estimate

Mineral resources for the Gauta Tailings Project have been estimated using industry best practices and conform to the requirements of S-K 1300 as Mineral Resource Estimates and the economic viability thereof performed at a pre-feasibility study level, considered to have reasonable prospects for economic extraction.

The QP undertook an initial assessment of the deposits to determine the reasonable prospects of eventual economic extraction. Due to the TSFs occurring on the surface and the ease of extraction, there are sufficient expectations for economic extraction. Economic, metallurgical, and mining parameters were used to derive the pay limit. The QP deems the total Mineral Resource as stated in the Tailings TRS to have ‘reasonable prospects of economic extraction.’

The Mineral Resources are declared with no cut-off applied as most of the TSF’s are expected to be totally reclaimed due to the nonselective hydraulic mining methodology and the average grades of the TSFs having a higher grade than the calculated pay limit of 0.14 g/t. No geological loss or modifying factors are applied for Mineral Resource purposes.

The Mineral Resource estimate for the Gauta Tailings Project, reported in situ, as of February 29, 2024, exclusive of the reported Mineral Reserves, is summarized in the table below.

	Mineral Resource	Tonnes	Grade	Gold Content
TSF(1)	Classification	Mt	g/t	kg	koz
TSF No. 6 and TSF No. 7	Measured and Indicated	0.0	0.0	0.0	0.0
TSF No. 1	Inferred	7.2	0.25	1,816	58
Doornfontein TSF No. 1	Inferred	23.7	0.31	7,278	234
Doornfontein TSF No. 2	Inferred	9.3	0.32	2,994	96
Doornfontein TSF No. 3	Inferred	18.1	0.24	4,268	137
Total Inferred		58.32	0.28	16,357	526

(1)	Mineral Resources not declared for TSFs No. 6 & 7 and depicted as zero, as these TSFs are only classified under Mineral Reserves in their totality and there is no residual Mineral Resource excluding Mineral Reserves. No cutoff applied, as the entire resource was above the cut-off, which was based on a gold price of 1,500 $/oz, estimated as the real term average between the two gold price support levels over the 10 years prior to the time of estimation, i.e., 1,250 $/oz and 1,750 $/oz. No geological loss applied. Mineral Resources are 100% attributable to Gauta Tailings. Mineral Resources are exclusive of Mineral Reserves.

The total Measured and Indicated Mineral Resources are converted to Mineral Reserves, thus are not presented in the Mineral Resource estimation.

For further details see Item 11 of the Tailings TRS. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Mineral Reserve Estimate

The mining design and schedule was completed using the Mineral Resource model as presented in the Tailings. The Mineral Resources in the Mine LoM Plan include only Measured and Indicated Mineral Resources. The Mineral Resources are adjusted with Mineral Reserve conversion factors to convert the Mineral Resources into Mineral Reserves. Only Measured and Indicated Mineral Resources were included in the Mineral Reserve statement. Mineral Reserves are reported for the TSF No. 6 and TSF No. 7. Only material from TSF No. 6 and TSF No. 7 has been included in the estimation. The Mineral Reserves are reported as material delivered to the processing plant before recovery. Mineral Resources in the Measured and Indicated categories were converted into Mineral Reserves in the Proved and Probable categories, having considered confidence in the Mineral Resources and the modifying factors applied.

The Mineral Resource models used in the mine design and schedule of TSF No. 6 and TSF No. 7 are illustrated below.

TSF No. 6 Plan View

Measured
Indicated
Inferred
A
A'
N
0,0
250,0
500,0
750,0
m

TSF No. 6 Section View

Measured
Indicated
Inferred
A'
A
0,00
125,00
250,00
375,00
500,00

TSF No. 7 Plan View

A
Measured
Indicated
Inferred
N
A'
0,0
250,0
500,0
750,0
m

TSF No. 6 Section View

Measured
Indicated
Inferred
A'
A
0,00
125,00
250,00
375,00
500,00

Figure 14: Gauta Tailings Project TSF No. 6 and TSF No. 7 Mineral Resource Model

Hydro mining will be employed, which entails re-mining the entire TSF and therefore no cut-off was applied to TSF No. 6 and TSF No. 7 planned to be mined, although the entirety of such TSFs will exceed the pay-limit which was used for the cut-off. The Mineral Resources in the LoM plan are above the calculated pay limit. The pay-limit calculation is detailed below.

Type	Description	Unit		Value
Production	Production Rate	Ktpm		500
Cost Assumptions
Cost	Mining Cost	R/t		2.57
Cost	Processing	R/t		56.00
Cost	Other	R/t		1.50
Total Cost				60.07
Price Assumptions
Price	Exchange Rate	R/$		17.00
Price	Gold price - Au	$/oz		1,500
Pay limit Calculation
Pay limit	Plant recovery		%	55
Pay limit	Dilution		%	2
Pay limit	Ore loss		%	1
Pay limit	Mine call factor		%	95
Pay limit	Pay limit	g/t Au		0.14

All relevant processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors have been taken into consideration for the conversion from Mineral Resources to Mineral Reserves, however these factors have had no material impact on the Mineral Reserve estimation. The Mineral Reserve conversion factors applied to the Mineral Resources to convert to Mineral Reserves are detailed in the table below. Mineral Reserve conversion factors have been applied equally to Measured Mineral Resources and to Indicated Mineral Resources. The Mineral Reserve conversion factors applied have been derived from industry standards associated with hydro mining of TSFs.

Mining Conversion Factor	Units		Value
Dilution		%	2
Ore Losses		%	1
Mine Call Factor		%	95

Dilution accounts for any material that may be mined with the TSF material, such as soil, which has no gold content and dilutes the grade of the mined material. This may occur during mining of TSF No. 7 at the contact of the bottom of the TSF and the soil.

Ore loss has been applied to account for material containing gold that is lost during the mining process. This may occur during the washing and flow of the TSF slurry product along trenches and sumps where fines could be lost.

Further, the following additional factors were considered:

●	Processing and Metallurgical: The recovery method selected is conventional CIL as used by most TSF retreatment projects. The recovery applied is a function of the grade and the average recovery applied to the project for Measured and Indicated Mineral Resources is 54%.

●	Infrastructure: No infrastructure constraints have been identified.

●	Economic and Marketing: No economic factors affecting the Mineral Reserve have been identified.

●	Legal, Environmental, Social and Governmental: No legal, environmental, social, and governmental factors affecting the Mineral Reserves have been identified.

The Mineral Resource estimate for the Gauta Tailings Project, as delivered to plant and as of February 29, 2024, is summarized in the table below.

	Mineral Reserve	Tonnes	Grade	Au Content
TSF(1)	Classification	kt	g/t	Kg	koz
TSF No. 6	Probable	44,868	0.29	13,199	424
TSF No. 7	Probable	39,408	0.31	12,187	392
Total	Probable	84,276	0.30	25,385	816

(1)	Mineral Reserves stated at a long-term gold price of 1,900 $/oz, estimated as the real term average between the two gold price support levels over the past 10 years, i.e., 1,600 $/oz and 2,200 $/oz, and a long-term exchange rate of 19.15 R/$. Mineral Reserve cut-off of 0.14g/t was applied, but the entire TSFs average will be more than the cut-off, therefore everything is mined. Mineral Reserves are 100% attributable to Gauta Tailings.

For further details see Item 12 of the Mine TRS. See also, “Risk Factors—Risks Related to Our Operations and Business—Mineral reserve and resource estimates are expressions of judgment based on knowledge, experience and industry practice. Estimates may change or become uncertain when new information becomes available through additional investigations, research, testing or engineering over the life of a mine.”

Qualified Persons

The information related to Mineral Reserves and Mineral Resources is based on information compiled by the Qualified Persons as defined in S-K 1300. The Qualified Persons are not employed by us. We have evaluated the qualification and experience of the Qualified Persons and are satisfied that they meet the requirements in accordance with S-K 1300. We obtained written consents from the Qualified Persons prior to publication of the Tailings TRS. The Qualified Person responsible for the compilation and reporting of Geology and Mineral Resources is Mr. Uwe Engelmann. The Qualified Person responsible for the compilation and reporting of Mineral Processing, Mineral Extraction, Economic Analysis and Mineral Reserves is Mr. Daniel (Daan) van Heerden.

Qualified Persons	Qualifications	TRS Section Responsibility	Personal Inspection
Mr. Uwe Engelmann	BSc (Zoo. & Bot.), BSc Hons (Geol.), Pr.Sci.Nat., FGSSA	1-11 & 20-25	July 1, 2020
Mr. Daniel (Daan) van Heerden	B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA	12-19 & 20-25	January 15, 2021

AUROUS GOLD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Aurous Gold’s management believes is relevant to an assessment and understanding of Aurous Gold’s consolidated results of operations and financial condition. The discussion should be read together with the audited financial statements and the unaudited consolidated interim financial information included elsewhere in this proxy statement/prospectus and with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Aurous Gold’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Aurous Gold” refer to Blyvoor Gold Resources Proprietary Limited, whose business will be a part of the business of Aurous Resources and its subsidiaries following the consummation of the Business Combination.

Overview

Aurous Gold is a cash-generating gold producer mining company in South Africa with industry-leading, mid-term production growth and a first quartile cost position in stable-state production. Its operations are located in the Witwatersrand region, near Johannesburg, South Africa, which is one of the most prolific regions for gold production in the world. Its principal asset, in which it holds a 74% interest, is the Blyvoor Gold Mine, a producing, high-grade, long-life underground gold mine.

South Africa, where its operations are located, is one of the most prolific gold-mining regions in the world. In 2021, South Africa contained the second largest gold resource base in the world, second only to Australia. Specifically, some of the largest underground gold mines in the world are located in the Witwatersrand region, which contains one of the most significant historical gold deposits and currently represents approximately 2-3% of global gold production. Owing to its long history of gold production, the region boasts strong local infrastructure, including the Rand Refinery, and several world-class gold mines, such as the Kusasalethu and Mponeng gold mines operated by Harmony Gold and the Driefontein mine operated by Sibanye-Stillwater, adjacent to or in close proximity to the Blyvoor Gold Mine.

Significant Factors Affecting Aurous Gold’s Results of Operations

Gold Price

Aurous Gold’s revenues are derived from the sale of gold produced at the Blyvoor Gold Mine. As a result, its operating results are directly related to the price of gold, which can fluctuate widely and will be affected by numerous factors beyond its control, including investment, industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and the rand, interest rates, actual or expected gold sales by central banks, forward sales by producers, global or regional political or economic events, and production and cost levels in major gold-producing regions such as South Africa. In addition, the price of gold is often subject to rapid short-term changes because of speculative activities.

Since fiscal 2023, the world has experienced both economic uncertainties, as evidenced by high worldwide inflation along with a slow economic recovery, and political instability, including the consequences of the conflicts in Ukraine and the Middle East. As in previous times of crisis, investors globally turned to gold and gold stocks as safe-haven assets. This led to a sustained high average gold price during fiscal 2024. The spot gold price as of February 29, 2024 was 2,048 $/oz, which represented an increase of 12.2% over the price one year earlier. On average, spot gold at 1,968 $/oz was priced 8.8% higher in fiscal 2024 compared to the 1,808 $/oz in fiscal 2023. The spot gold price as of August 31, 2024 was 2,513 $/oz, which represented an increase of 29.4% over the price one year earlier. For the six months ended August 31, 2024 the average gold spot price increased by 20.0% to 2,341 $/oz from 1,951 $/oz for the six months ended August 31, 2023.

The demand for and supply of gold affects gold prices, but not necessarily in the same manner that supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.

An increase or decrease of 15% in the gold price is estimated to have a concomitant increase or decrease in the value of the Blyvoor Gold Mine of $179 million, equivalent to 33% of the value, as calculated in accordance with the methodology and the discount rate (11.9%) used in the Mine TRS, and keeping all other variables constant.

Production at Blyvoor Gold Mine

Aurous Gold’s gold revenue and results of operations in any year are also influenced by the level of its gold production. Generally, the greater the increase in gold production at the Blyvoor Gold Mine, the higher Aurous Gold’s gold revenue. Production levels are in turn influenced by grades, tonnages mined and processed through the plant, and metallurgical recoveries. Gold production in fiscal 2024 amounted to 22,155 oz, a 18.2% decrease when compared to 27,071 oz in fiscal 2023, mainly due to lower ore tonnes processed and lower recovered grades and a shift in the mining mix at Blyvoor Gold Mine towards mining more of the MV Reef instead of the higher grade CL Reef. Gold production amounted to 10,934 oz for the six months ended August 31, 2024.

Aurous Gold expects to enter a ramp-up phase enabling steady-state higher levels of gold production at the Blyvoor Gold Mine, but also incurring significant capital expenditures in implementing the ramp-up. According to the Mine TRS, Aurous Gold’s Mine LoM Plan entails approximately $28.4 million of capital expenditure in year 1 mainly relating to direct mining capital expenditure on shafts, production and capitalized expansion capital expenditure. Aurous Gold expects that the ramp-up of operations at the Blyvoor Gold Mine, with incremental opening up of mine faces, expanded infrastructure and new equipment being put into service, will enable improved operational efficiencies, lowering production costs and resulting in margin improvements.

Costs and effects of inflation

Aurous Gold’s results of operations are materially impacted by the difference between revenue from realized sales of gold and the costs, both cost of sales and other operating expenses, incurred in producing gold. Since gold is generally sold in U.S. dollars, Aurous Gold’s revenues are received in U.S. dollars and translated into rand as required to settle expenses. Over the last ten years, inflation in South Africa has on average been higher than US inflation, which has seen the rand depreciating on average relative to the U.S. dollar. Depreciation over time of the rand against the U.S. dollar increases revenue, and has a limited direct effect on production costs because the Blyvoor Gold Mine has comparatively low exposure to imported goods and equipment, with offshore operating expenses and capital expenditures payments for fiscal 2024 representing less than 1% of revenue and excess cash mostly being retained in U.S. dollars.

Aurous Gold’s gross profit margin, which is its gross profit as a percentage of its revenue, increased by approximately 8.2%, to approximately 24.8% for the six months ended August 31, 2024, compared to approximately 16.6% for the six months ended August 31, 2023, whereas it decreased by approximately 6.2%, to approximately 16.6% for fiscal 2024, compared to approximately 22.8% for fiscal 2023.

The increase in gross profit margin for the six months ended August 31, 2024 was primarily attributable to an approximately 5.3% decrease in cost of sales to R329.8 million for the six months ended August 31, 2024, compared to R348.3 million for the six months ended August 31, 2023. The decrease in cost of sales was primarily attributable to a decrease in operating costs and consumable costs, which in turn was largely the result of stock control techniques focused on just-in-time ordering and minimizing inventory carrying, together with additional cost control management measures.

The decrease in gross profit margin for fiscal 2024, as compared to fiscal 2023, was primarily attributable to an approximately 11% increase in cost of sales, to R643.9 million for fiscal 2024, compared to R581 million for fiscal 2023. The increase in cost of sales was driven by an increase in direct operating costs and consumable costs, due to the need for additional cleaning-up of ore-passes in the Blyvoor Gold Mine and increased seismic activity, which called for additional expenditures on underground support equipment.

In particular, during fiscal 2024, consumable costs increased as a result of the global inflationary pressure experienced and consumable costs are expected to continue to increase due to geopolitical risks and conflicts disrupting supply chains. Further, the costs of mining consumables tend to broadly reflect changes in the PPI in South Africa. Inflation at the PPI level tends to be relatively volatile, having averaged 7.1% (2021), 14.4% (2022) and 6.7% (2023) for the last three completed calendar years, as measured by SSA. PPI inflation has trended between 2.8% and 5.1% for the first eight months of calendar 2024 (source: Statistics South Africa, October 31, 2024). Changes in PPI inflation may be impacted from time to time by a combination of factors including international prices, movements in the rand and local supply disruptions. The most significant increases in consumable costs have been seen on steel and general materials, chemicals and reagents, diesel and blasting and explosives costs.

Working costs in the mining industry tend to broadly reflect changes in the CPI in South Africa. The inflationary environment in South Africa is impacted to a large extent by SARB pursuing a CPI inflation target range of 3% to 6% (source: South African Reserve Bank, June 25, 2024). CPI inflation has averaged 4.5% (2021), 6.9% (2022) and 6.0% (2023) for the last three completed calendar years, as measured by SSA, and has trended at between 4.4% and 5.6% for the first eight months of calendar 2024 (source: Statistics South Africa, October 23, 2024). Increases in working costs during the past several years have resulted in significant cost pressures for the mining industry in general. Even so, salary and wage costs for the Blyvoor Gold Mine, which accounted for approximately 45.0% and 45.3% of total production costs (defined as cost of sales plus other operating expenses) for fiscal 2024 and fiscal 2023, respectively, increased by approximately 7.8% to R307.6 million for fiscal 2024, compared to R285.4 million for fiscal 2023. This increase represented approximately half of calendar year 2023 CPI inflation. For the six months ended August 31, 2024 and 2023, salary and wage costs remained relatively stable at 43.0% and 44.6% of total production costs, nominally amounting to R161.0. million and R158.3 million (excluding capitalized expenses), respectively. The BWU Wage Agreement, effective from September 1, 2024 for 30 months, provides substantial visibility and predictability in one of our key cost drivers, with salary increases to be phased in over the course of the agreement ranging from approximately 4% to approximately 6%. In the long term, salary and wage negotiations tend to track CPI inflation, and management expects future increases in employment costs to be commensurate.

Additionally, cost of sales is influenced by the price of production inputs such as electricity. Although Aurous Gold is working towards the construction of a 40MW solar generation plant on Blyvoor Gold Mine premises, it still largely relies on third-party electricity supply through the national grid. Effective from April 1, 2023, the energy regulator in South Africa, NERSA, implemented an annual average tariff hike in electricity of 18.65%. Such increase was the main driver of an approximately 22.3% increase in electricity and water costs, to R80.9 million for fiscal 2024, (approximately 11.1% of total production costs) compared to R66.1 million for fiscal 2023 (similarly, approximately 10.5% of total production costs), and an approximately 25.2% increase in electricity and water costs, to R49.9 million for the six months ended August 31, 2024 (approximately 12.7% of total production costs), compared to R39.9 million for the six months ended August 31, 2023 (approximately 10.2% of total production costs). NERSA approved an Eskom annual tariff increase of 12.74% effective April 1, 2024, which, as management expected, is exerting pressure on electricity costs at the Blyvoor Gold Mine at a rate above inflation (source: National Energy Regulator of South Africa, February 20, 2024).

Other operating expenses mainly relate to general corporate overhead expenses, which have been historically low. In fiscal 2024, we were engaged in negotiations for and were in the early stages of implementing the Business Combination. As a result of direct and indirect Business Combination expenses, other operating expenses increased by approximately 77.0% to R86.4 million for fiscal 2024, compared to R48.8 million for fiscal 2023 and by approximately 51.3% to R63.6 million for the six months ended August 31, 2024, compared to R42.0 million for the six months ended August 31, 2023. Direct Business Combination expenses comprised consulting and legal fees, which increased to R30.9 million for fiscal 2024, compared to R0.2 million for fiscal 2023, and R39.0 million for the six months ended August 31 2024, compared to R13.6 million for the six months ended August 31, 2023. Indirect Business Combination expenses comprised employee costs, which mainly reflected the expansion and capacity-building of general corporate functions, and accounting fees, which mainly reflected the higher compliance costs related with a PCAOB-compliant audit process. Employee costs increased by approximately 130.2%, to R46.6 million for fiscal 2024, compared to R20.3 million for fiscal 2023, and decreased by approximately 15.1% to R20.4 million for the six months ended August 31, 2024, compared to R24.0 million for the six months ended August 31, 2023. Accounting fees increased by approximately 360.0% to R2.3 million for fiscal 2024, compared to R0.5 million for fiscal 2023, and by approximately 251.4% to R1.6 million for the six months ended August 31, 2024 compared to R0.5 million for the six months ended August 31, 2023.

Aurous Gold is focused on the following areas as part of current and planned initiatives to mitigate potential future inflationary pressures on costs, liquidity, capital resources, cash flows and cash requirements:

●	Active treasury management – retaining excess cash in U.S. dollars and timing conversion of gold sales proceeds from U.S. dollars to rand during periods of favorable exchange rates;

●	Stabilizing labor cost increases – Aurous Gold entered into the BWU Wage Agreement, effective from September 1, 2024 for 30 months, which provides substantial visibility, predictability and certainty for a significant portion of Aurous Gold’s cost of sales; and

●	Stabilizing and reducing energy costs – Aurous Gold has entered into the Decentral Solar Plant Development Agreement for the construction of a 40MW solar generation plant on its premises, which management expects will reduce operational energy costs by 9%, in addition to enhancing energy security and flexibility. For further information, see “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—The Blyvoor Gold Mine—Infrastructure.”

Non-IFRS Cost Indicators

To provide investors with additional information on our costs, we disclose certain industry-accepted historical non-IFRS financial measures. These non-IFRS financial measures include all-in sustaining costs (“AISC”), all-in costs (“AIC”), adjusted all-in sustaining costs (“Adjusted AISC”), and adjusted all-in costs (“Adjusted AIC”) and related calculations. We believe these non-IFRS financial measures assist in greater investor understanding and clarity on mine performance and most companies involved in gold mining have adopted these metrics, particularly as a measure of unit cost ($/oz) performance.

The World Gold Council worked closely with its member companies to develop definitions for AISC and AIC. The World Gold Council is not a regulatory industry organization and does not have the authority to develop accounting standards or disclosure requirements. AISC, Adjusted AISC, AIC, and Adjusted AIC are non-IFRS financial measures that are intended to provide further transparency into the costs associated with producing and selling an ounce of gold. These metrics are helpful to investors, governments, local communities and other stakeholders in understanding the economics of gold mining. The definition of each of these non-IFRS financial measures are as follows:

●	AISC is defined as the sum of cost of sales, other operating expenses and sustaining capital expenditure.

●	AIC is defined as AISC plus non-sustaining (or expansion) capital expenditure.

●	Adjusted AISC is defined as AISC less the sum of (i) consulting and legal fees, (ii) accounting fees and (iii) employee costs.

●	Adjusted AIC is defined as AIC less the sum of (i) consulting and legal fees, (ii) accounting fees and (iii) employee costs.

AISC, Adjusted AISC, AIC, and Adjusted AIC are reported on a per ounce of gold basis, net of by-product revenues.

An investor should not consider AISC, Adjusted AISC, AIC, Adjusted AIC or operating costs in isolation or as alternatives to operating costs, cash flows from operating activities or any other measure of financial performance presented in accordance with IFRS. AISC, Adjusted AISC, AIC, and Adjusted AIC as presented in this proxy statement/prospectus may not be comparable to other similarly titled measures of performance of other companies.

By converting the AISC and AIC measures to U.S. dollars (using R19.22 per $1.00 for fiscal 2024,R18.48 per $1.00 for fiscal 2023, and R17.61 per $1.00 for the six months ended August 31, 2024 and R18.69 per $1.00 for the six months ended August 31, 2023), unit costs in fiscal 2024 were calculated to have increased by between approximately 24.6% (Adjusted AISC $/oz) and approximately 39.1% (AIC $/oz) compared to fiscal 2023, and for the six months ended August 31, 2024 and 2023, unit costs were calculated to have increased by between approximately 2.6% (Adjusted AIC $/oz) and an approximately 21.5% (AISC $/oz). These general increases continue to be largely due to a combination of a temporary lack of mining flexibility (available mining areas and face length) in managing seismicity, and capacity building in anticipation of the Business Combination. Proceeds raised in connection with the Business Combination are expected to, inter alia, be invested to ramp-up production and to improve mining flexibility. For these reasons, management considers the unit cost outcomes for fiscal 2023, with AISC of 1,268 $/oz, as more representative of the current intrinsic cost efficiency of the Blyvoor Gold Mine in light of still limited economies of scale benefits before the injection of funds in accordance with the Mine LoM Plan, expected to be realized mainly through proceeds in connection with the Business Combination.

The tables below set out a reconciliation of Aurous Gold’s cost of sales, as calculated in accordance with IFRS, to its AISC, Adjusted AISC, AIC, and Adjusted AIC net of by-product revenues per ounce of gold sold for fiscal 2024, fiscal 2023 and for the six months ended August 31, 2024, and 2023, respectively.

		Six months ended August 31,		Year ended February 29,	Year ended February 28,
	Unit	2024	2023	2024	2023
Cost of sales	R	329,842,866	348,260,347	643,875,974	580,954,560
Other operating expenses	R	63,589,540	42,032,296	86,406,171	48,814,661
Sustaining capital expenditure(1)	R	8,635,472	0	0	4,737,494
AISC	R	402,067,878	390,292,643	730,282,145	634,506,715
Non-sustaining (or expansion) capital expenditure(2)	R	10,374,578	48,596,373	88,708,733	57,586,873
AIC	R	412,442,455	438,889,016	818,990,878	692,093,588

AISC	R	402,067,878	390,292,643	730,282,145	634,506,715
Minus Business Combination-related other operating expenses(3):
Consulting and legal fees	R	39,026,796	13,600,236	30,886,871	-
Accounting fees	R	1,094,833	311,558	1,557,299	-
Employee costs	R	13,335,436	12,463,024	24,926,048	-
Adjusted AISC	R	348,610,813	363,917,825	672,911,927	634,506,715

AIC	R	412,442,455	438,889,016	818,990,878	692,093,588
Minus Business Combination-related other operating expenses(3):
Consulting and legal fees	R	39,026,796	13,600,236	30,886,871	-
Accounting fees	R	1,094,833	311,558	1,557,299	-
Employee costs	R	13,335,436	12,463,024	24,926,048	-
Adjusted AIC	R	358,985,390	412,514,198	761,620,661	692,093,588

Gold produced	oz	10,934	12.153	22,155	27,071
AISC/oz	$/oz	2,088	1,719	1,715	1,268
AIC/oz	$/oz	2,142	1,932	1,924	1,383
Adjusted AISC/oz	$/oz	1,810	1,602	1,581	1,268
Adjusted AIC/oz	$/oz	1,864	1,816	1,789	1,383

(1)	Sustaining capital expenditure represents the majority of capital expenditures at existing operations, including underground mine development costs, ongoing replacement of mine equipment and other capital facilities and other capital expenditures at existing operations and is calculated as additions to property, plant and equipment as per note 3 to Aurous Gold’s audited financial statements included elsewhere in this proxy statement/prospectus (excluding rehabilitation asset changes) minus non-sustaining (or expansion) capital expenditure.
(2)	Non-sustaining (or expansion) capital expenditures represent capital expenditures for major expansion projects as well as enhancement capital for significant infrastructure improvements at existing operations.
(3)	Business-Combination related other operating expenses consist of consulting and legal fees, accounting fees and employee costs, in each case comprising a part of other operating expenses and attributable to the Business-Combination, as shown in the “detailed income statement” included elsewhere in this proxy statement/prospectus.

Exchange Rates

Aurous Gold’s revenues are highly sensitive to the exchange rate of the rand to the U.S. dollar. Since gold is generally sold in U.S. dollars, most of Aurous Gold’s revenues will be received in U.S. dollars and translated into rand for financial statements purposes. The rand has over the last ten years depreciated on average relative to the U.S. dollar and has been observed only to appreciate over shorter periods within this trend. Appreciation of the rand against the U.S. dollar decreases Aurous Gold’s revenues, which serves to reduce operating margins and net income. Depreciation of the rand against the U.S. dollar increases revenue, which serves to increase operating margins and net income. Accordingly, weakening of the rand generally results in improved earnings for Aurous Gold if there is no change in the U.S. dollar gold price, and vice versa.

The exchange rates obtained when converting U.S. dollars to rand are determined by foreign exchange markets, over which we have no control. The spot rate as of February 29, 2024 was R19.22 per $1.00, compared with R18.48 per $1.00 as of February 28, 2023, reflecting a depreciation of 4.0% of the rand against the U.S. dollar. The average exchange rate for fiscal 2024 was R18.70 per $1.00, compared with R16.73 for fiscal 2023, reflecting a depreciation of 11.8% of the rand against the U.S. dollar for the same period. The spot rate as of August 31, 2024 was R17.61 per $1.00, compared with R18.69 per $1.00 as of August 31, 2023, reflecting an appreciation of 5.8% of the rand against the U.S. dollar. The average exchange rate for the six months ended August 31, 2024 was R18.47 per $1.00, compared with R18.55 for the six months ended August 31, 2023, reflecting an appreciation of 0.5% of the rand against the U.S. dollar for the same period.

Most of our working costs are incurred in rand and, as a result of this, any appreciation of the rand against the U.S. dollar would increase our working costs when translated into U.S. dollars. Depreciation of the rand against the U.S. dollar would similarly cause a decrease in Aurous Gold’s costs in U.S. dollar terms.

A decrease of 15% in the value of the rand against the U.S. dollar is expected to increase the value of the Blyvoor Gold Mine by $85 million, or 16%, whereas a 15% increase in the value of the rand against the U.S. dollar is estimated to reduce the value of the Blyvoor Gold Mine by $116 million, or 22%, as calculated in accordance with the methodology and discount rate (11.9%) used in the Mine TRS, and keeping all other variables constant.

Key Line Items in Aurous Gold’s Consolidated Statement of Profit or Loss or Other Comprehensive Income

The following is a brief description of certain line items included in Aurous Gold’s consolidated statement of comprehensive income:

Revenue

Aurous Gold recognizes revenue from the sale of gold, measured on a net basis as derived from the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. Aurous Gold recognizes revenue when it transfers control of a product or service to a customer.

Cost of sales

Cost of sales comprises direct operating costs, professional fees, fuel purchases, professional fees, electricity costs, water expenses, depreciation associated with the generation of revenue and relating to assets used in the gold production process and certain other expenses.

Other operating income

Other operating income comprises sale of scrap steel and discount received.

Other operating losses

Other operating losses comprise loss on disposal of assets and foreign exchange losses.

Other operating expenses

Other operating expenses comprise employee costs, consulting and legal fees and certain other expenses. See the “detailed income statement” of Aurous Gold’s audited financial statements, included elsewhere in this proxy statement/prospectus, for more details on other operating expenses.

Results of Operations

The following table summarizes Aurous Gold’s consolidated results of operations for the periods presented.

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in thousands of rand)		(restated, in thousands of U.S. dollars) (1)	(restated, in thousands of rand)
Revenue	22,855	438,553	417,638	40,233	772,015	752,544
Cost of sales	(17,190)	(329,843)	(348,260)	(33,555)	(643,876)	(580,954)
Gross profit	5,665	108,710	69,378	6,678	128,139	171,590
Other operating income	36,013	691	411	39	745	228
Other operating losses	(272)	(5,216)	(2,163)	(246)	(4,728)	(8,821)
Other operating expenses	(3,314)	(63,590)	(42,032)	(4,503)	(86,406)	(48,815)
Operating profit	2,116	40,596	25,594	1,967	37,750	114,182
Finance income	19	371	450	37	713	789
Finance costs	(880)	(16,894)	(14,408)	(1,266)	(24,301)	(34,047)
Profit before taxation	1,255	24,073	11,637	738	14,162	80,924
Income tax expense	(707)	(13,561)	-	(541)	(10,384)	(11,631)
Profit for the period	548	10,512	11,637	197	3,777	69,293
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income for the period	548	10,512	11,637	197	3,777	69,293

Total comprehensive income attributable to:
Owners of the parent	405	7,779	8,611	183	3,513	64,447
Non-controlling interest	142	2,733	3,026	14	264	4,847
	548	10,512	11,637	197	3,777	69,293

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Results of Operations for the six months ended August 31, 2024, and 2023.

Our results for the six months ended August 31, 2024, and 2023 are not necessarily indicative of the results to be expected for the year ending February 28, 2025.

Revenue

Revenue for the six months ended August 31, 2024 was R 438.6 million compared to R417.7 million for the six months ended August 31, 2023, an increase of R20.9 million, or 5.0%. The increase in revenue was primarily driven by a higher gold price, despite a stronger R/$ exchange rate resulting in a negative foreign exchange translation effect, which muted the increase in revenue for the six months ended August 31, 2024.

Cost of sales

Cost of sales for the six months ended August 31, 2024 was R329.8 million compared to R348.3 million for the six months ended August 31, 2023, a decrease of R18.5 million, or 5.3%.The decrease in cost of sales was primarily due to a 10.7% decrease in direct operating costs and consumables, from R113.3 million for the six months ended August 31, 2023 to R101.1 million for the six months ended August 31, 2024 and a negligible change in inventory levels for the six months ended August 31, 2024, from an increase of R21.2 million for the six months ended August 31, 2023, which were partially offset by a 25.2% increase in electricity and water costs, from R39.9 million for the six months ended August 31, 2023 to R49.9 million for the six months ended August 31, 2024, and a 32.7% increase in refinery fees, from R0.7 million for the six months ended August 31, 2023 to R1.0 million for the six months ended August 31, 2024.

Other operating income

Other operating income for the six months ended August 31, 2024 was R0.7 million compared to R0.4 million for the six months ended August 31 2023, an increase of R0.3 million. The increase in other operating income was primarily due to the sale of scrap steel amounting to R0.7 million for the six months ended August 31, 2024 (Rnil for the six months ended August 31, 2023), which was partly offset by a reduction in ad-hoc discounts received from suppliers and other third-party providers to Rnil during the six months ended August 31, 2024 from R0.4 million for the six months ended August 31, 2023.

Other operating losses

Other operating losses increased by R3.0 million, or 141.2%, to 5.2 million for the six months ended August 31, 2024, from R2.2 million for the six months ended August 31, 2023. The increase in other operating losses was primarily due to a 128.8% increase in foreign exchange losses from R2.3 million for the six months ended August 31, 2023, to R5.2 million for the six months ended August 31, 2024, owing to the rand strengthening in the six months ended August 31, 2024 relative to the six months ended August 31, 2023.

Other operating expenses

Other operating expenses for the six months ended August 31, 2024 amounted to R63.6 million compared to R42.0 million for the six months ended August 31, 2023, an increase of R21.6 million, or 51.3%. The increase in other operating expenses was primarily due to a 187.0% increase in consulting and legal expenses from R13.6 million for the six months ended August 31, 2023 to R39.0 million for the six months ended August 31, 2024 and due to a 251.4% increase in accounting fees from R0.5 million for the six months ended August 31, 2023 to R1.6 million for the six months ended August 31, 2024. These costs increases were incurred as a result of pursuing the Business Combination. The effect of these increases was partially offset by a 15.1 % decrease in employee costs, from R24.0 million for the six months ended August 31, 2023 to R20.4 for the six months ended August 31, 2024 and a 97.3% decrease in security costs, from R11.1 million for the six months ended August 31, 2023.

For further information, see “—Costs and effects of inflation” above.

Finance income

Finance income was R0.4 million for the six months ended August 31, 2024 compared to R0.5 million for the six months ended August 31, 2023, a decrease of 17.7%. The decrease in finance income was primarily due to lower aggregate bank interest earned given lower average cash balances on deposit.

Finance costs

Finance costs were R16.9 million for the six months ended August 31, 2024 compared to R14.4 million for the six months ended August 31, 2023, an increase of R2.4 million, or 17.3%. The increase in finance costs was mostly attributable to higher finance costs for borrowings, which was due to an increase in interest incurred on the IDC loan. For further information, see “Comparison of Cash Flows for the six months ended August 31, 2024, and 2023—Net Cash used in/from Financing Activities” below.

Income tax expense

Income tax expense for the six months ended August 31, 2024 was R13.6 million compared to Rnil for the six months ended August 31, 2023. The increase in tax expense was attributable to a provision for temporary deferred tax differences of R13.6 million for the six months ended August 31, 2024.

Profit for the six months

Aurous Gold recorded a profit of R10.5 million for the six months ended August 31, 2024, compared to a profit of R11.6 million profit the six months ended August 31, 2023. The decrease in profitability for the six months was due to the reasons described above and, primarily, due to the provision for tax and an increase in other operating expenses.

As the ramp-up of production is in its early phases, Aurous Gold is prioritizing building operation flexibility and capacity and managing the impacts of seismicity, safety and other operational efficiency metrics (including the Mine Call Factor). Aurous Gold is also focused on giving effect to the Business Combination. Profitability will become a higher-ranking priority as the business grows and achieves better economies of scale.

Comparison of Results of Operations for the Years Ended February 29, 2024 and February 28, 2023

Revenue

Revenue for fiscal 2024 was R772.0 million compared to R752.5 million for fiscal 2023, an increase of R19.5 million, or 2.6%. The increase in revenue was primarily driven by a higher gold price. In addition, a weaker R/$ exchange rate resulted in a positive foreign exchange translation effect, which further supported the increase in revenue for fiscal 2024.

Cost of sales

Cost of sales for fiscal 2024 was R643.9 million compared to R581 million for fiscal 2023, an increase of R62.9 million, or 10.8%. The increase in cost of sales was primarily due to a 20% increase in direct operating costs and consumables, from R170.6 million for fiscal 2023 to R205.0 million in fiscal 2024, a 22% increase in electricity & water expenses, from R12.0 million for fiscal 2023 to R14.7 million for fiscal 2024 and an increase of R10.8 million in higher inventory levels for fiscal 2024 compared to a limited increase for fiscal 2023.

Other operating income

Other operating income for fiscal 2024 was R0.7 million compared to R0.2 million for fiscal 2023, an increase of R0.5 million. The increase in other operating income was primarily due to a 50.0% increase in sale of scrap steel from R0.2 million for fiscal 2023 to R0.3 million for fiscal 2024 and a 733.3% increase in ad-hoc discounts received from suppliers and other third-party providers from R0.06 million for fiscal 2023 to R0.5 million for fiscal 2024.

Other operating losses

Other operating losses declined by R4.1 million, or 46.6%, to R4.7 million for fiscal 2024 from R8.8 million for fiscal 2023. The decrease in other operating losses was primarily due to a change in disposal of assets and scrap from a R0.3 million loss for fiscal 2023 to a R0.4 million profit for fiscal 2024 and a 40.3% decrease in foreign exchange losses from R8.6 million for fiscal 2023 to R5.1 million for fiscal 2024, mainly owing to the rand weakening proportionately less in fiscal 2024 than in fiscal 2023.

Other operating expenses

Other operating expenses for fiscal 2024 amounted to R86.4 million compared to R48.8 million for fiscal 2023, an increase of R37.6 million, or 77%. The increase in other operating expenses was primarily due to an increase in the number of professional employees, which drove a 130% increase in employee costs from R20.2 million for fiscal 2023 to R.46.6 million for fiscal 2024, and a multi-fold increase in consulting and legal expenses from R0.2 million for fiscal 2023 to R30.9 million for fiscal 2024, mainly incurred as a result of pursuing the Business Combination. The effect of these increases was partially offset by a 95% decrease in repairs and maintenance expenses, from R13.5 million for fiscal 2023 to R0.7 million for fiscal 2024, following completion of an equipment maintenance program the previous year. For further information, see “—Costs and effects of inflation” above.

Finance income

Finance income for fiscal 2024 was R0.7 million compared to R0.8 million for fiscal 2023, a decrease of R0.1 million, or 12.5%. The decrease in finance income was primarily due to lower aggregate bank interest given lower average cash balances on deposit.

Finance costs

Finance costs for fiscal 2024 was R24.3 million compared to R34.0 million for fiscal 2023, a decrease of R9.7 million, or 28.6%. The decrease in finance costs was primarily due to a 55% decrease in finance costs for borrowings, from R23.9 million for fiscal 2023 to R10.7 million for fiscal 2024, driven by a decrease in the principal amount outstanding of the IDC Loan, from R97.2 million for fiscal 2023 to R81.6 million for fiscal 2024. This decrease in finance costs for borrowings was partially offset by a 33% increase in the unwinding discount of the rehabilitation provision, from R10.2 million for fiscal 2023 to R13.6 million for fiscal 2024, which was driven by the following factors, taken together: (i) a 6% increase in gross closure costs, (ii) the increase in the year-end South Africa 30-year government bond used as the discount rate and (iii) the remaining life of mine assumption (30 years to 33 years) as consistent with the Mine TRS.

Income tax expense

Income tax expense for fiscal 2024 was R10.4 million compared to R11.6 million for fiscal 2023, a decrease of R1.2 million or 10.7%, such decrease being mainly attributable to account for the deferred tax impact of a change in the corporate tax rate from 28% to 27%, with effect for years of assessment ending on or after March 31, 2023.

Profit for the year

Aurous Gold recorded a profit of R3.8 million for fiscal 2024 compared to a R69.3 million profit for fiscal 2023. The decrease in profitability for the year was due to the reasons described above and, primarily, due to the increase in cost of sales, other operating expenses and the decrease in revenue, each as described above.

As the ramp-up of production is in its early phases, Aurous Gold is prioritizing building operation flexibility and capacity and managing the impacts of seismicity, safety and other operational efficiency metrics (including the Mine Call Factor). Aurous Gold is also focused on giving effect to the Business Combination. Profitability will become a higher-ranking priority as the business grows and achieves better economies of scale.

Financial Position

The following table summarizes Aurous Gold’s consolidated statement of financial position as of the dates presented.

	As of August 31,		As of February 29,		As of February 28,
	2024		2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in thousands of rand)	(restated, in thousands of U.S. dollars) (1)	(restated, in thousands of rand)
Assets
Property, plant and equipment	236,439	4,536,878	237,402	4,555,372	4,621,334
Tailings resources	53	1,018	54	1,027	1,043
Mining rights	94	1,800	94	1,800	1,800
Loans to group companies	35	666	35	666	1,202
Total Non-Current Assets	236,620	4,540,361	237,584	4,558,864	4,625,380

Inventories	2,501	47,982	1,136	21,803	11,701
Loan to shareholder	7	139	7	139	112
Loans receivable	1,835	35,219	1,382	26,525	15,343
Trade and other receivables	5,664	108,684	3,929	75,384	45,968
Current tax receivable	5	88	5	88	88
Cash and cash equivalents	837	16,059	749	14,371	35,626
Total Current Assets	10,849	208,171	7,208	138,309	108,838
Total Assets	247,469	4,748,532	244,792	4,697,173	4,734,217

Stated capital	13,233	253,915	13,233	253,915	253,915
Revaluation reserves	116,061	2,227,018	116,061	2,227,018	2,227,018
Accumulated loss	(16,240)	(311,625)	(16,646)	(319,404)	(322,917)
Equity Attributable to Equity Holders of Parent	113,053	2,169,308	112,648	2,161,529	2,158,016
Non-controlling interest	28,973	555,942	28,830	553,208	552,944
Total Equity	142,026	2,725,249	141,478	2,714,737	2,710,960

Loans from group company	16,323	313,212	16,323	313,212	314,123
Loan from shareholder	3,851	73,889	3,851	73,889	73,889
Amounts received in advance	27,303	523,905	28,247	542,016	570,667
Borrowings	2,429	46,611	2,429	46,611	70,713
Deferred tax	43,053	826,111	42,346	812,550	802,166
Provisions	3,352	64,321	3,215	61,694	123,719
Total Non-Current Liabilities	96,311	1,848,048	96,411	1,849,973	1,955,277

Trade and other payables	5,576	107,003	3,588	68,849	15,079
Amounts received in advance	1,702	32,659	1,493	28,651	26,460
Borrowings	1,854	35,572	1,822	34,963	26,442
Total Current Liabilities	9,132	175,234	6,903	132,463	67,981
Total Liabilities	105,443	2,023,283	103,314	1,982,436	2,023,257
Total Equity and Liabilities	247,469	4,748,532	244,792	4,697,173	4,734,217

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Financial Position as of August 31, 2024, February 29, 2024 and February 28, 2023

Assets

Total assets as of August 31, 2024, February 29, 2024 and February 28, 2023 were R4,748.5 million, R4,697.2 million and R4,734.2 million, respectively, consisting primarily of mineral reserves and resources, Shaft 5 shaft complex and surface assets, and plant and machinery at the Blyvoor Gold Mine. See “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—The Blyvoor Gold Mine” and “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—Mineral Resource and Mineral Reserve Individual Property Disclosure—The Blyvoor Gold Mine” for more information about the Blyvoor Gold Mine.

Liabilities

Total liabilities as of August 31, 2024, February 29, 2024 and February 28, 2023 were R2,023.3 million, R1,982.4 million and R2,023.3 million, respectively, primarily made up of deferred tax, trade and other payables and amounts payable under the Sandstorm Stream Agreement and the Orion Fund II Prepayment, as further described in the section “Certain Relationships and Related Party Transactions—Aurous Gold’s Related Party Transactions.”

Equity

Total equity as of August 31, 2024, February 29, 2024 and February 28, 2023 was R2,725.2 million, R2,714.7 million and R2,711.0 million, respectively, primarily from revaluation reserves which reflects the accumulation of the increases in the carrying amount of assets.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital and capital expenditure needs, debt service obligations and other commitments and contractual obligations. This section discusses the liquidity and capital resources of Aurous Gold’s business. Aurous Gold’s primary source of liquidity has been cash generated from operations, sale of property, plant and equipment and the IDC Loan.

Aurous Gold’s business is based on, among other things, expectations as to future capital expenditures. Aurous Gold’s ability to implement the next phase of growth of our business as per the Mine LoM Plan is dependent on additional capital being invested into our business beyond the current reinvestment of retained earnings. Our long-term future growth and success is dependent upon our ability to raise additional capital and implement our business plan. Our ability to generate cash from our operations depends on the future operating performance of our business, which is in turn dependent, to some extent, on general economic, financial, competitive, market, regulatory and other factors, many of which are beyond our control, as well as other factors discussed under “Risk Factors” and “—Significant Factors Affecting Aurous Gold’s Results of Operations” above.

We believe Aurous Gold’s existing cash and cash equivalent balances, together with the funds raised in connection with the Business Combination and funds from other financing activities to which we have access, will be sufficient to meet Aurous Gold’s operating expenses, working capital, and capital expenditure needs for at least the 12 months from August 31, 2024. Based on Aurous Gold’s current liquidity and anticipated funding requirements, Aurous Gold will need additional capital in the future (beyond the next 12 months) to fund Aurous Gold’s operations and project developments. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, and funds raised in connection with the Business Combination, including proceeds raised from the PIPE Funding and the funds released from the Trust Account after giving effect to any redemptions. We believe the current debt-light status of our business provides us with enhanced financing capability and flexibility going forward, as well as an opportunity to lower our cost of capital.

Cash Flows

The following table summarizes Aurous Gold’s consolidated cash flow for the periods presented.

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in thousands of U.S. dollars)(1)	(unaudited, in thousands of rand)		(in thousands of U.S. dollars)(1)	(in thousands of rand)
Cash flows from operating activities
Cash generated from (used in) operations	2,361	45,312	68,065	6,140	117,821	129,195
Finance income	19	371	450	37	713	789
Finance costs	(880)	(16,894)	(14,408)	(1,266)	(24,301)	(34,047)
Net cash from operating activities	979	28,789	54,107	4,911	94,233	95,937

Cash flows from investing activities
Purchase of property, plant and equipment	(991)	(19,015)	(48,596)	(4,623)	(88,709)	(72,516)
Proceeds from sale of property, plant and equipment	-	-	-	-	-	5,133
Proceeds from sale of scrap	-	-	115	20	384	(258)
(Advances) receipts of loans receivable (to) from group companies	-	-	(310)	28	537	(220)
Advances of loans receivable	(453)	(8,694)	(7,177)	(583)	(11,182)	(7,637)
Advances of loans receivable to shareholder	-	-	(3,289)	(1)	(26)	(33)
Net cash outflow used in investing activities	(1,444)	(27,709)	(59,257)	(5,159)	(98,997)	(75,530)

Cash flows from financing activities
Repayment of loans from group companies	-	-	-	(47)	(911)	-
Proceeds from borrowings	32	609	-	-	-	-
Net cash from (outflow used in) financing activities	(32)	(609)	(11,387)	(859)	(16,492)	(8,259)

Total cash movement for the period	88	1,689	(16,537)	(1,108)	(21,255)	12,148
Cash at the beginning of the period	749	14,371	35,626	1,857	35,626	23,478
Total cash at end of the period	837	16,059	19,089	749	14,371	35,626

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Cash Flows for the six months ended August 31, 2024, and 2023

Net Cash from Operating Activities

Net cash from operating activities for the six months ended August 31, 2024 and for the six months ended August 31, 2023 was 28.8 million and R54.1 million, respectively. The R25.3 million decrease in net cash from operating activities was primarily attributable to changes in working capital, in part due to timing differences in income received.

Net Cash Outflow used in Investing Activities

Net cash outflow used in investing activities for the six months ended August 31, 2024 and 2023 was R27.7 million and R59.3 million, respectively. The R31.6 decrease in net cash outflow used in investing activities was primarily attributable to a decrease in the purchase of property, plant and equipment, reflecting temporarily reduced capital expenditures invested in the expansion of the Blyvoor Gold Mine in anticipation of the completion of the Business Combination transaction. See Note 2 “Property, Plant and Equipment” of Aurous Gold’s unaudited consolidated interim financial information, included elsewhere in this proxy statement/prospectus, for more details on the additions of property, plant and equipment.

Net Cash outflow used in Financing Activities

Net cash outflow used in financing activities for the six months ended August 31, 2024, and 2023 amounted to a R0.6 million and R11.4 million, respectively. The R10.8 million decrease in net cash outflow used in financing activities was primarily attributable to no net repayments being made under the IDC Loan during the six months ended August 31, 2024, given a slower repayment rate and higher capitalized interest costs. Parties to the IDC Loan agreed to pause repayments for part of the six months period ended August 31, 2024 whilst discussions were held with the aim of restructuring the facility and increasing the IDC commitment, to support the capital expenditure plan outlined in the Mine TRS. A revised expedited repayment schedule was agreed from August 2024, while discussions around restructuring the facility and increasing the IDC commitment thereunder are advancing.

Comparison of Cash Flows for the Years Ended February 29, 2024, and February 28, 2023

Net Cash from Operating Activities

Net cash from operating activities for fiscal 2024 and fiscal 2023 was R94.2 million and R95.9 million, respectively. The R1.7 million decrease in net cash from operating activities was primarily attributable to the increase in the loss before taxation (as described above), partially offset by an increase in trade payables.

Net Cash Outflow used in Investing Activities

Net cash outflow used in investing activities for fiscal 2024 and fiscal 2023 was R99.0 million and R75.5 million, respectively. The R23.5 million increase in net cash outflow used in investing activities was primarily attributable to the increase in the purchase of property, plant and equipment, which consisted solely of capital expenditure invested in the expansion of the Blyvoor Gold Mine. See Note 2 “Property, Plant and Equipment” of Aurous Gold’s audited financial statements, included elsewhere in this proxy statement/prospectus, for more details on the additions of property, plant and equipment.

Net Cash outflow used in Financing Activities

Net cash outflow used in financing activities for fiscal 2024 and fiscal 2023 was R16.5 million and R8.3 million, respectively. The R8.2 million increase in net cash outflow used in financing activities was primarily attributable to further repayments of the IDC Loan.

Indebtedness

Blyvoor Capital, as borrower, Aurous Gold, as majority shareholder of Blyvoor Capital, and IDC, as lender, entered into a R110 million loan agreement on August 29, 2018, as amended on November 8, 2018 (the “IDC Loan” and the “IDC Loan Agreement”) for the purpose of establishing the Blyvoor Gold Mine. As of August 31, 2024, February 29, 2024 and February 28, 2023, R82.2 million, R81.6 million and R97.2 million in principal amount and accrued interest was outstanding under the IDC Loan, respectively. Borrowings under the IDC Loan Agreement bear interest at a floating rate equal to the FirstRand Bank prime overdraft rate, plus a margin of 4.50% per annum. Interest was capitalized until October 1, 2022. The IDC Loan Agreement requires that capitalized interest be repaid in monthly installments of R300,000, starting on the first repayment date on October 1, 2022, and until full repayment. Parties to the IDC Loan agreed to pause repayments for part of the six months period ended August 31, 2024 whilst discussions were held with the aim of restructuring the facility and increasing the IDC commitment, to support the capital expenditure plan outlined in the Mine TRS. A revised expedited repayment schedule was agreed from August 2024, while discussions around restructuring the facility and increasing the IDC commitment thereunder are advancing. The IDC Loan Agreement contains certain affirmative and negative covenants applicable to Blyvoor Capital, including, among other things, restrictions on indebtedness, liens and fundamental changes. The IDC Loan Agreement also provides for certain events of default, which include failure to meet certain financial maintenance ratios. Financial maintenance ratios are calculated on June 1 and December 1 of each year for the succeeding six and 12 months and include: (i) a forward-looking debt service cover ratio (“DSCR”) of 1.2x, calculated by IDC as cash flow available for debt service divided by debt service obligations (which obligations include any other Blyvoor Capital debt obligations) and (ii) forward-looking cash interest cover ratio (“CICR”) of 3.5x, calculated by IDC as the company’s revenue before interest and taxes projected to be received divided by the company’s aggregate interest payments projected to be due in the following calculation period. We are in compliance with such financial maintenance ratios, as of the last reporting date under the IDC Loan Agreement, and are engaged in regular discussions with IDC to manage the conditions and commitments arising under the IDC Loan Agreement. Pursuant to the IDC Loan Agreement, Blyvoor Capital, among others, is required to maintain a debt service reserve account, which Aurous Gold has undertaken to fund upon failure of Blyvoor Capital to do so. Subject to the terms of the Intercreditor Agreement, the IDC Loan is secured by substantially all assets and receivables of Blyvoor Capital, including by means of the General Notarial Covering Bond and the Special Notarial Covering Bond, and all proceeds and products of the foregoing.

Off-Balance Sheet Arrangements

As of August 31, 2024, February 29, 2024 and February 28, 2023 Aurous Gold did not have any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risks

Below is a summary of our quantitative and qualitative disclosure about market risks. For more information, see Note 32 “Financial instruments and risk management” of Aurous Gold’s audited financial statements, included elsewhere in this proxy statement/prospectus.

Commodity Price Risk

The rand market price of gold will have a significant effect on Aurous Gold’s results of operations, its ability to pay dividends and its ability to undertake capital expenditures. Historically, rand gold prices have fluctuated widely and are affected by numerous industry factors over which we have no control. The aggregate effect of these factors on the rand gold price is impossible to predict. The rand price of gold may not remain at a level allowing Aurous Gold to economically exploit our reserves.

Credit Risk

Credit risk is the risk of financial loss to Aurous Gold if a customer or a counterparty to a financial instrument fails to meet its contractual obligations. Aurous Gold is exposed to credit risk on loans receivable, trade and other receivables and cash and cash equivalents.

Credit risk exposure arising on cash and cash equivalents is managed through dealing with well-established financial institutions with high credit ratings.

Credit risk exposure arising on financial assets is managed through the periodic calculation of credit loss allowances against the carrying amounts of each of those financial assets, being the maximum credit risk exposures of each of those financial assets if the counterparties fail to meet all of their contractual obligations.

Liquidity Risk

Aurous Gold is exposed to liquidity risk, which is the risk that Aurous Gold will encounter difficulties in meeting its obligations as they become due.

Aurous Gold manages its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. Aurous Gold’s financing requirements are met through a mixture of cash from operating activities and borrowings, including from affiliates.

Interest Rate Risk

Interest rate risk represents the risk to Aurous Gold relating to changes in market interest rates, which would primarily affect any debt financing that it may incur in the future with floating interest rates. Aurous Gold continuously monitors any risk of an increase in interest rates and consider implementing the use of standard instruments to eliminate the risk (for example, interest rate swaps).

Foreign Exchange Risk

Aurous Gold’s reporting and functional currency is the rand. Although its gold will be sold in U.S. dollars, Aurous Gold is obliged to convert the sale in U.S. dollars into rands. If it does not enter into hedges, Aurous Gold will be exposed to fluctuations in the U.S. dollar/rand exchange rate. Foreign exchange fluctuations affect the cash flow that Aurous Gold will realize from its operations as gold will be sold in U.S. dollars, while production costs will be incurred primarily in rands. Aurous Gold’s results will be positively affected when the U.S. dollar strengthens against the rand and adversely affected when the U.S. dollar weakens against the rand.

Critical Accounting Policies

Except as otherwise indicated, the financial information of Aurous Gold included in this proxy statement/prospectus has been prepared and presented in accordance with IFRS. See the sections “Significant accounting policies” and “Significant accounting estimates and judgements” of the audited consolidated financial statements and of the unaudited interim consolidated financial information of Aurous Gold included elsewhere in this proxy statement/prospectus.

The preparation of financial statements requires our management to make a number of estimates and assumptions, including with respect to environmental rehabilitation provisions. These estimates and assumptions affect the reported amounts of assets and liabilities, of revenues and expenses and the disclosure of contingent assets and liabilities. All assumptions, expectations and forecasts used as a basis for certain estimates within financial statements of Aurous Gold represent good faith assessments of the future performance of Aurous Gold for which the management of Aurous Gold believes there is a reasonable basis. These estimates and assumptions represent Aurous Gold’s view at the times they are made, and only then. They involve risks, uncertainties and other factors that could cause our actual future results, performance and achievements to differ materially from those forecasted.

GAUTA TAILINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Gauta Tailings’ management believes is relevant to an assessment and understanding of Gauta Tailings’ results of operations and financial condition. The discussion should be read together with Gauta Tailings’ audited financial statements and the unaudited interim condensed financial information included elsewhere in this proxy statement/prospectus and with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Gauta Tailings’ current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Gauta Tailings” refer to Blyvoor Gold Operations Proprietary Limited, whose business will be a part of the business of Aurous Resources and its subsidiaries following the consummation of the Business Combination.

Overview

Gauta Tailings owns the Gauta Tailings Project, which is a pre-development project that targets the re-treatment of TSFs from the historical Blyvooruitzicht and Doornfontein mines that contain gold, with minor uranium and sulfide. The Gauta Tailings Project is situated 14 km southwest of the town of Carletonville and 80 km southwest of Johannesburg, Gauteng Province, South Africa. The site is well-served by national, provincial, and local roads, as well as rail connections and a functional regional airport. The Gauta Tailings Project is well-situated amongst other high-grade gold operations and part of the broader gold-production ecosystem in Witwatersrand. Its location allows ease of access to a seasoned workforce in the area, specialized ancillary services and refining facilities, such as the Rand Refinery.

Factors that May Significantly Affect Gauta Tailings’ Future Results of Operations

Gauta Tailings has not commenced production in connection with the Gauta Tailings Project and, consequently, Gauta Tailings does not currently generate any revenues or have any operating income or cash flows.

Since the acquisition of the Gauta Tailings Project in 2014, Gauta Tailings has not spent significant cash resources in the development of the Gauta Tailings Project. Further, as a pre-development, pre-feasibility study stage project, Gauta Tailings did not incur material capital expenditures for the fiscal years ended February 29, 2024 and February 28, 2023, nor for the six months ended August 31, 2024 and 2023.

For the fiscal years ended February 29, 2024 and February 28, 2023, Gauta Tailings’ operating expenses were R345,960 and R26,639, respectively, and R403,315 and R7,120 for the six months ended August 31, 2024 and 2023 respectively.

Timing of the Development of the Gauta Tailings Project

In the short-term Gauta Tailings expects to undertake the Gauta Feasibility Study, underpinning that gold extraction is economically viable at the Gauta Tailings Project. The Gauta Feasibility study is expected to cost approximately $1 million and is not expected to be completed until fiscal 2026. Following successful completion of the Gauta Feasibility Study, Gauta Tailings expects both its capital and operating expenditures will increase significantly from fiscal 2026 in connection with its development activities, which include the following:

●	the engagement of key consultants and suppliers;

●	hiring of personnel and outsourcing of mining and security;

●	obtaining and renewing the applicable permits with the relevant mining authorities;

●	obtaining debt financing for the development of the Gauta Tailings Project;

●	the construction of a process plant; new tailing storage facility and an overhead line to establish power supply; and

●	the commencement of production.

Upon commencement of production, production levels are expected to be influenced by grades, tonnages mined and processed through the plant and metallurgical recoveries, and Gauta Tailings currently expects that its results of operations will be substantially affected in a similar manner as Aurous Gold’s. For further information, see “Aurous Gold’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting Aurous Gold’s Results of Operations.”

Key Line Items in Gauta Tailings’ Statement of Profit or Loss or Other Comprehensive Income

Gauta Tailings’ other operating expenses primarily comprise accounting fees and bank charges. Gauta Tailings did not have any other line item in its statement of profit or loss or other comprehensive income that had an entry that was independent of other operating expenses.

Results of Operations

The following table summarizes Gauta Tailings’ results of operations for the periods presented.

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in U.S. dollar)(1)	(unaudited, in rand)		(in U.S. dollar)(1)	(in rand)
Operating expenses	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	(26,639)
Loss before taxation	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	(26,639)
Income tax expense	-	-	-	-	-	1,497,000
Profit (loss) for the year	(21,019)	(403,315)	(7,120)	(18,030)	(345,960)	1,470,361
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income (loss) for the year	(21,019)	(403,31)	(7,120)	(18,030)	(345,960)	1,470,361

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Results of Operations for the six months ended August 31, 2024 and August 31, 2023

Other operating expenses

Other operating expenses were R403,315 for the six months ended August 31, 2024, an increase of R396,195 compared with R7,120 for the six months ended August 31, 2023. The increase was primarily driven by an increase in accounting fees, which related to transitioning to a PCAOB-compliant audit in preparation for the Business Combination.

Income tax expense

Income tax expense for both the six months ended August 31, 2024 and for the six months ended August 31, 2023 was Rnil.

Loss for the six months

Gauta Tailings recorded a loss of R403,315 the six-month period ended August 31, 2024 compared to a R7,120 loss the six months ended August 31, 2023. The increase in the loss for the period was primarily due to the reasons described above.

Comparison of Results of Operations for the Years Ended February 29, 2024 and February 28, 2023

Other operating expenses

Other operating expenses were R345,960 for fiscal 2024, an increase of R319,321, compared with R26,639 for fiscal 2023. The increase was primarily driven by an increase in accounting fees, which related to transitioning to a PCAOB-compliant audit in preparation for the Business Combination.

Income tax expense

Income tax expense for fiscal 2024 was Rnil compared to R1,497,000 for fiscal 2023, such decrease being mainly attributable to account for the deferred tax impact of a change in the corporate tax rate from 28% to 27%, with effect for years of assessment ending on or after 31 March 2023.

Loss/profit for the year

Gauta Tailings recorded a loss of R345,960 for fiscal 2024 compared to a R1,470,361 profit for fiscal 2023. The decrease in profitability for the year was primarily due to the reasons described above.

Financial Position

The following table summarizes Gauta Tailings’ statement of financial position as of the dates presented.

	As of August 31,		As of February 29,		As of February 28,
	2024		2024		2023
	(unaudited, in thousands of U.S. dollars) (1)	(unaudited, in rand)	(in U.S. dollar) (1)	(in rand)
Assets
Mineral Resources	8,048,873	154,445,000	8,048,873	154,445,000	154,445,000
Total Non-Current Assets	8,048,873	154,445,000	8,048,873	154,445,000	154,445,000

Loan to group company	67,476	1,294,756	67,476	1,294,756	1,294,756
Trade and other receivables	5,471	104,970	5,470	104,970	104,809
Cash and cash equivalents	-	-	42	815	51
Total Current Assets	72,946	1,399,726	72,989	1,400,541	1,399,616
Total Assets	8,121,820	155,844,726	8,121,862	155,845,541	155,844,616

Stated capital	-	-	-	-	-
Revaluation reserves	5,617,144	107,784,000	5,617,144	107,784,000	107,784,000
Retained income	38,210	733,181	59,228	1,136,496	1,482,456
Total Equity	5,655,353	108,517,181	5,676,372	108,920,496	109,266,456

Deferred tax	2,106,429	40,419,000	2,106,429	40,419,000	40,419,000
Total Non-Current Liabilities	2,106,429	40,419,000	2,106,429	40,419,000	40,419,000

Loan from group company	22,938	440,140	22,938	440,140	426,238
Borrowings	297,081	5,700,500	297,081	5,700,500	5,700,500
Trade and other payables	38,330	735,483	17,353	332,982	-
Current tax payable	1,690	32,423	1,690	32,423	32,423
Total Current Liabilities	360,038	6,908,546	339,061	6,506,045	6,159,161
Total Liabilities	2,466,466	47,327,546	2,445,490	46,925,045	46,578,161
Total Equity and Liabilities	8,121,820	155,844,726	8,121,862	155,845,541	155,844,617

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Financial Position as of August 31, 2024, February 29, 2024 and February 28, 2023

Assets

Total assets as of August 31, 2024, February 29, 2024 and February 28, 2023 remained stable at R155.8 million as of the three dates, as the value of the main asset namely the mineral resources contained in the TSFs remained stable at R154.4 million. See Note 2 to Gauta Tailings’ unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus.

Liabilities

Total liabilities as of August 31, 2024, February 29, 2024 and February 28, 2023 were R47.3 million, R46.9 million and R46.6 million, respectively.

Liquidity and Capital Resources

Overview

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital and capital expenditure needs, debt service obligations and other commitments and contractual obligations. This section discusses the liquidity and capital resources of Gauta Tailings’ business. Gauta Tailings’ primary source of liquidity has been a loan from its affiliates Benoryn Investment Holdings Proprietary Limited (“Benoryn”), an entity controlled by Richard Floyd, and Blyvoor Capital, a fellow subsidiary of Blyvoor Gold.

Gauta Tailings expects its capital expenditures and working capital requirements to increase materially in the near future. Its future capital requirements will depend on many factors, including the successful completion of the Gauta Feasibility Study, timing and pace of the development of the Gauta Tailings Project and the cost of debt financing to finance it.

We also expect to generate cash from its operations once production commences at the Gauta Tailings Project. We believe Gauta Tailings’ existing cash and cash equivalent balances, together with the funds raised in connection with the Business Combination and funds from other financing activities to which we have access, will be sufficient to meet Gauta Tailings’ operating expenses, working capital, and capital expenditure needs for at least the 12 months from August 31, 2024. Based on Gauta Tailings’ current liquidity and anticipated funding requirements, Gauta Tailings will need additional capital in the future (beyond the next 12 months) to fund Gauta Tailings’ operations and project developments, including the Gauta Feasibility Study. We intend to finance our future working capital requirements and capital expenditures from funds raised from financing activities, including debt financing. The ability of Gauta Tailings to generate cash from its operations depends on the future operating performance of its business, which is in turn dependent, to some extent, on general economic, financial, competitive, market, regulatory and other factors, many of which are beyond our control, as well as other factors discussed under “Risk Factors” and “—Factors that May Significantly Affect Gauta Tailings’ Future Results of Operations” above.

Cash Flows

The following table summarizes Gauta Tailings’ cash flow for the periods presented.

	Six months ended August 31,			Year ended February 29,		Year ended February 28,
	2024		2023	2024		2023
	(unaudited, in U.S. dollar)(1)	(unaudited, in rand)		(in U.S. dollar)(1)	(in rand)
Cash flows from operating activities
Cash used in operations	(42)	(815)	(7,197)	(685)	(13,139)	(26,639)
Net cash used in operating activities	(42)	(815)	(7,197)	(685)	(13,139)	(26,639)

Cash flows from investing activities
Loss to group company repaid	-	-	-	-	-	1,000
Net cash from investing activities	-	-	-	-	-	1,000

Cash flows from financing activities
Proceeds from loan from group company	-	-	8,613	725	13,902	25,502
Net cash from financing activities	-	-	8,613	725	13,902	25,502

Total cash movement for the period	(42)	(815)	1,146	40	763	(137)
Cash at the beginning of the period	42	815	52	3	52	189
Total cash at end of the period	-	-	1,468	42	815	52

(1)	Solely for the convenience of the reader, certain rand amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this statement/prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in rand represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Comparison of Cash Flows for the six months ended August 31, 2024, and 2023

Net Cash used in Operating Activities

Net cash used in operating activities for the six months ended August 31, 2024 and 2023 was R815 and R7,197, respectively. This expenditure was primarily in payments for accounting fees.

Net Cash from Investing Activities

Net cash from investing activities for the six months ended August 31, 2024 and 2023 was Rnil for both periods.

Net Cash from Financing Activities

Net cash from financing activities for the six months ended August 31, 2024 was Rnil. Net cash from financing activities for the six months ended August 31, 2023 was R8,613, relating to proceeds from an unsecured loan from Blyvoor Capital. The loan is not subject to interest and there are no fixed terms for its repayment. As of August 31, 2024, the balance of the loan was R440,140.

For more information regarding Gauta Tailings’ related party transactions, see the “Certain Relationships and Related Party Transactions—Gauta Tailings’ Related Party Transactions” and Note 7 “Loan from group company” to Gauta Tailings’ unaudited interim condensed financial information, included elsewhere in this proxy statement/prospectus.

Comparison of Cash Flows for the Years Ended February 29, 2024, and February 28, 2023

Net Cash used in Operating Activities

Net cash used in operating activities for fiscal 2024 and fiscal 2023 was R13,139 and R26,639, respectively. This expenditure was primarily in payments for accounting fees.

Net Cash from Investing Activities

Net cash from investing activities for fiscal 2023 was R1,000, relating to a repayment of a loan from a group company. Net cash from investing activities for fiscal 2024 was Rnil.

Net Cash from Financing Activities

Net cash from financing activities for fiscal 2024 and fiscal 2023 was R13,902 and R25,502, respectively. This cash related to proceeds from an unsecured loan from Blyvoor Capital. The loan is not subject to interest and there are no fixed terms for its repayment. As of February 29, 2024, the balance of the loan was R0.4 million.

For more information regarding Gauta Tailings’ related party transactions, see “Certain Relationships and Related Party Transactions—Gauta Tailings’ Related Party Transactions” and Note 9 “Loan from group company” to Gauta Tailings’ audited financial statements, included elsewhere in this proxy statement/prospectus.

Indebtedness

As of August 31, 2024, February 29, 2024 and February 28, 2023, Gauta Tailings had R5.7 million in borrowings, all of which were from Benoryn, an entity controlled by Richard Floyd. The loan, which is unsecured, bears interest at the prime lending rate at the discretion of Benoryn and is payable on demand within 60 calendar days of a written request from Benoryn.

In addition to the above, Gauta Tailings has received an unsecured loan from Blyvoor Capital, a fellow subsidiary, the outstanding amount of which as of August 31, 2024, February 29, 2024 and February 28, 2023 was R0.4 million. The loan is not subject to interest and there are no fixed terms for its repayment. See Note 9 “Loan from group company” to Gauta Tailings’ audited financial statements, included elsewhere in this proxy statement/prospectus and Note 7 “Loan from group company” to Gauta Tailings’ unaudited interim condensed financial information, included elsewhere in this proxy statement/prospectus.

Off-Balance Sheet Arrangements

Gauta Tailings has entered into certain contractual commitments with Benoryn and Stratocorp Holdings (Pty) Limited (“Stratocorp Holdings”), both entities being controlled by Richard Floyd. Under these contractual commitments, Benoryn and Stratocorp Holdings provide services to Gauta Tailings, procure and pay for other services and acquire assets for later sale to Gauta Tailings. The general understanding is that these services and assets would only be invoiced to Gauta Tailings upon the receipt of an external funding for the Gauta Tailings Project or upon the sale of Gauta Tailings.

As of August 31, 2024, and as of February 29, 2024, Gauta Tailings’ total contingent liability for project and operating costs to Benoryn and Stratocorp Holdings was R88.8 million and R28.2 million, respectively. As of February 28, 2023, Gauta Tailings’ total contingent liability for project and operating costs to Benoryn and Stratocorp Holdings was R73.7 million and R16.7 million, respectively.

Pursuant to the Business Combination Agreement, such amounts will be repaid out of the proceeds from the Business Combination.

See Note 23 “Contingent liability” to Gauta Tailings’ audited financial statements, included elsewhere in this proxy statement/prospectus and Note 19 “Contingent liability” to Gauta Tailings’ unaudited interim condensed financial information, included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risks

Below is a summary of our quantitative and qualitative disclosure about market risks. For more information, see Note 19 “Financial instruments and risk management” of Gauta Tailings’ audited financial statements, included elsewhere in this proxy statement/prospectus.

Commodity Price Risk

The rand market price of gold will have a significant effect on Gauta Tailings’ results of operations, its ability to pay dividends and undertake capital expenditures. Historically, rand gold prices have fluctuated widely and are affected by numerous industry factors over which we have no control. The aggregate effect of these factors on the rand gold price is impossible to predict. The rand price of gold may not remain at a level allowing Gauta Tailings to economically exploit our reserves.

Credit Risk

Credit risk is the risk of financial loss to Gauta Tailings if a customer or a counterparty to a financial instrument fails to meet its contractual obligations. Gauta Tailings is exposed to credit risk on loans receivable, trade and other receivables and cash and cash equivalents.

Credit risk exposure arising on cash and cash equivalents is managed through dealing with well-established financial institutions with high credit ratings.

Credit risk exposure arising on financial assets is managed through the periodic calculation of credit loss allowances against the carrying amounts of each of those financial assets, being the maximum credit risk exposures of each of those financial assets if the counterparties fail to meet all of their contractual obligations.

Liquidity Risk

Upon the incurrence of any debt financing in the future, Gauta Tailings will be exposed to liquidity risk, which is the risk that Gauta Tailings will encounter difficulties in meeting its obligations as they become due.

Gauta Tailings intends to manage its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. Gauta Tailings’ financing requirements in the future are expected to be met through a mixture of cash from operating activities and borrowings, including from affiliates.

Interest Rate Risk

Interest rate risk represents the risk to Gauta Tailings relating to changes in market interest rates, which would primarily affect any debt financing that it may incur in the future with floating interest rates. Gauta Tailings intends to continuously monitor any risk of an increase in interest rates and consider implementing the use of standard instruments to eliminate the risk (for example, interest rate swaps).

Foreign Exchange Risk

Gauta Tailings’ reporting and functional currency is the rand. Although its gold will be sold in U.S. dollars, Gauta Tailings will be obliged to convert the sale in U.S. dollars into rands. If it does not enter into hedges, Gauta Tailings will be exposed to fluctuations in the U.S. dollar/rand exchange rate. Foreign exchange fluctuations affect the cash flow that Gauta Tailings will realize from its operations as gold will be sold in U.S. dollars, while production costs will be incurred primarily in rands. Gauta Tailings’ results will be positively affected when the U.S. dollar strengthens against the rand and adversely affected when the U.S. dollar weakens against the rand.

Critical Accounting Policies

Except as otherwise indicated, the financial information of Gauta Tailings included in this proxy statement/prospectus has been prepared and presented in accordance with IFRS. See “Significant accounting policies” and “Significant accounting estimates and judgements” of the audited financial statements of Gauta Tailings and of the unaudited interim condensed financial information included elsewhere in this proxy statement/prospectus.

The preparation of financial statements requires our management to make a number of estimates and assumptions, including with respect to environmental rehabilitation provisions. These estimates and assumptions affect the reported amounts of assets and liabilities, of revenues and expenses and the disclosure of contingent assets and liabilities. All assumptions, expectations and forecasts used as a basis for certain estimates within financial statements of Gauta Tailings represent good faith assessments of the future performance of Gauta Tailings for which the management of Gauta Tailings believes there is a reasonable basis. These estimates and assumptions represent Gauta Tailings’ view at the times they are made, and only then. They involve risks, uncertainties and other factors that could cause our actual future results, performance and achievements to differ materially from those forecasted.

BUSINESS OF RIGEL AND CERTAIN INFORMATION ABOUT RIGEL

Rigel is led by Oskar Lewnowski, Chairman of the Rigel Board; Jonathan Lamb, Chief Executive Officer; Nathanael Abebe, President; and Jeff Feeley, Chief Financial Officer. Rigel’s leadership team has extensive experience and expertise that Rigel believes is relevant to their business strategy. This experience includes a significant track record of successfully identifying, investing in, and operating businesses across the metals and mining sector. Orion Resource Partners, an affiliate of the Sponsor, has extensive experience in identifying and executing project financings and acquisitions across the global metals value chain, and has extensive experience in managing a portfolio of metals and mining assets. Rigel believes they are well positioned to identify attractive risk-adjusted returns in the marketplace and that the industry reach of the Orion Resource Partners platform, which includes their contacts and transaction sources, ranging from industry executives, private owners, private equity funds and investment bankers, will enable us to pursue a broad range of opportunities. The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

Rigel was incorporated on April 6, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Rigel intends to pursue an initial business combination with a target in the global mining industry, including operators of mines and providers of ancillary services, subject to certain limitations. This may include “green” and/or battery metals and industrial minerals mining operators, and ancillary service providers delivering innovative mineral processing technologies, or battery material technologies. Rigel’s Sponsor is Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company.

On November 9, 2021, Rigel consummated its Initial Public Offering of 30,000,000 Rigel Public Units, generating gross proceeds of $300,000,000.

Substantially concurrently with the closing of the Initial Public Offering, Rigel consummated the Private Placement of an aggregate of 14,000,000 Rigel Private Warrants to the Sponsor; an affiliate of the Sponsor, Orion GP; and certain directors and officers of Rigel at a purchase price of $1.00 per Rigel Private Warrant, generating gross proceeds to us in the amount of $14,000,000.

Upon the closing of the Initial Public Offering on November 9, 2021, an amount of $306,000,000 ($10.20 per Rigel Public Unit) from the net proceeds of the sale of the Rigel Public Units in the Initial Public Offering and the Private Placement was placed the Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account, as described below. On August 10, 2023, Rigel instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of Rigel’s initial business combination or the liquidation of Rigel.

Rigel’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating its initial business combination. There is no assurance that Rigel will be able to complete an initial business combination successfully. Rigel must complete one or more initial business combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account. Rigel will only complete an initial business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

Rigel intends to effectuate its initial business combination using cash from the proceeds of the Initial Public Offering, the Private Placement and certain forward purchase securities, its shares, debt or a combination of these as the consideration to be paid in our initial business combination. Rigel will not generate any operating revenues until after the completion an initial business combination, at the earliest. Rigel will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and the Private Placement. Based on our business activities, Rigel is a “shell company” as defined under the Exchange Act, because Rigel has no operations and nominal assets consisting almost entirely of cash.

Rigel will provide the holders of the outstanding public shares with the opportunity to redeem all or a portion of their public shares either (i) in connection with a general meeting called to approve the initial business combination or (ii) by means of a tender offer in connection with the initial business combination. The decision as to whether Rigel will seek shareholder approval of our initial business combination or conduct a tender offer will be made by us. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 plus any pro rata interest then in the Trust Account), less taxes paid or payable. There will be no redemption rights upon the completion of the initial business combination with respect to our warrants. The public shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If Rigel is unable to complete an initial business combination by May 9, 2025 (unless such date is extended), Rigel will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned, if any (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish the rights of the public shareholders as shareholders of Rigel (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining public shareholders and the Rigel Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire and be worthless if Rigel fails to complete an initial business combination by May 9, 2025 (unless such date is extended).

Combination Period Extensions

As previously disclosed, on May 8, 2023, the Sponsor deposited an aggregate of $3,000,000 into the Trust Account in order to extend the period of time Rigel has to consummate its initial business combination by three months, from May 9, 2023 to August 9, 2023 (the “Initial Extension”). The Initial Extension was the first of up to two three-month extensions permitted under Rigel’s governing documents.

On August 7, 2023, in connection with an extraordinary general meeting, Rigel’s shareholders approved: (i) a special resolution to amend Rigel’s amended and restated memorandum and articles of association to extend the date by which Rigel must either consummate an initial business combination or (A) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination and (B) redeem all of the Rigel Class A Ordinary Shares included as part of the units sold in Rigel’s Initial Public Offering, from August 9, 2023 to August 9, 2024 (the “Extension Amendment”); and (ii) a special resolution to amend Rigel’s amended and restated memorandum and articles of association to eliminate therefrom the limitation that Rigel may not redeem public shares that would cause Rigel’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation”) in order to allow Rigel to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment” and, together with the Extension Amendment, the “Charter Amendments”).

The Charter Amendments became effective on August 8, 2023. The foregoing description of the Charter Amendments is qualified in its entirety by reference to the Amendment to Amended and Restated Memorandum and Articles of Association, a copy of which is incorporated by reference in Rigel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

On August 9, 2024, in connection with an extraordinary general meeting, Rigel’s shareholders approved a special resolution to amend Rigel’s amended and restated memorandum and articles of association to extend the date by which Rigel must either consummate an initial business combination or (i) cease its operations, except for the purpose of winding up if it fails to complete an initial business combination and (ii) redeem all of the Rigel Class A Ordinary Shares included as part of the units sold in Rigel’s Initial Public Offering, from August 9, 2024 to May 9, 2025 (the “Second Extension Amendment”).

The Second Extension Amendment became effective on August 9, 2024. The foregoing description of the Charter Amendments is qualified in its entirety by reference to the Amendment to Amended and Restated Memorandum and Articles of Association, a copy of which is filed as an exhibit to Rigel’s Current Report on Form 8-K filed with the SEC on August 13, 2024.

Redemption of Rigel Class A Ordinary Shares

In connection with the vote to approve the Charter Amendments, the holders of 5,429,967 Rigel Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.73 per share, for an aggregate redemption amount of $58,279,780.

In connection with the vote to approve the Second Extension Amendment, the holders of 17,440,475 Rigel Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.40 per share, for an aggregate redemption amount of $198,881,064.

For further information, please see Note 1 of the notes to the financial statements included in Rigel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and item 5.07 in Rigel’s Current Report on Form 8-K filed with the SEC on August 13, 2024.

Sponsor Promissory Notes

On May 18, 2022, Rigel entered into the Working Capital Loan with the Sponsor. Pursuant to the Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. Up to $1,500,000 of the loans may be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

Pursuant to the First Extension Loan, the Sponsor advanced $3,000,000 in connection with the extension of the period of time Rigel has to consummate its initial business combination from May 9, 2023 to August 9, 2023. Up to $3,000,000 of the loans under the First Extension Loan can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant upon maturity or prepayment of the First Extension Loan. The loans under the First Extension Loan will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The maturity date of the First Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the First Extension Loan may be prepaid at any time by Rigel, at its election and without penalty.

Pursuant to the Second Extension Loan, the Sponsor has agreed that it will contribute to Rigel as a loan (each loan being referred to herein as a “Contribution”) the lesser of (i) $0.03 for each Rigel public share that was not redeemed in connection with the General Meeting and (ii) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the General Meeting and (ii) August 9, 2024. The maximum aggregate amount of all Contributions will not exceed $4,200,000, and the Contributions will be deposited into the Trust Account. Up to $1,500,000 of the Contributions can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The Contributions will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The Rigel Board will have the sole discretion whether to continue extending until August 9, 2024, and if the Rigel Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, Rigel would wind up its affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in Rigel’s amended and restated memorandum and articles of association. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by Rigel, at its election and without penalty.

On December 28, 2023, Rigel amended and restated: (i) the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion GP, an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by Rigel to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively.

On December 28, 2023, Rigel entered into the December 2023 Working Capital Loan with the Sponsor. Pursuant to the December 2023 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

On May 30, 2024, Rigel entered into the May 2024 Working Capital Loan with the Sponsor. Pursuant to the May 2024 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,000,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

On August 12, 2024, Rigel entered into the Third Extension Loan with the Sponsor and Orion GP. Pursuant to the Third Extension Loan, the Sponsor and Orion GP have agreed to loan to Rigel up to $1,283,321 in connection with the extension of the period of time Rigel has to consummate its initial business combination from August 9, 2024 to May 9, 2025. Up to $1,283,321 of the loans may be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

On August 23, 2024, Rigel entered into the August 2024 Working Capital Loan with the Sponsor. Pursuant to the August 2024 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

The Sponsor

The Sponsor is a Cayman Islands limited liability company formed for the purpose of serving as Rigel’s sponsor in connection with the Business Combination. The roles and responsibilities of the Sponsor and its affiliates are to initiate the creation of Rigel through an initial public offering and to identify, acquire and operate one or more businesses. See “Management of Rigel Prior to the Business Combination.”

The following entities and individuals have a direct or indirect material interest in the Sponsor:

(i)	Orion Fund III has a direct material interest in the Sponsor as the sole member of the Sponsor;

(ii)	Orion GP has an indirect material interest in the Sponsor because it is the general partner of Orion Fund III, and;

(iii)	Oskar Lewnowski has an indirect material interest in the Sponsor. Orion GP is a limited partnership whose general partner is a limited liability company of which Oskar Lewnowski is indirectly the sole voting member. Mr. Lewnowski additionally serves as Chairman of the Rigel Board.

The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

Effecting a Business Combination

Rigel’s Business Strategy

Rigel’s acquisition and value creation strategy will be to identify, acquire and, after Rigel’s initial business combination, build a value accretive company. Rigel’s acquisition strategy will leverage Orion Resource Partner’s network of potential proprietary and public transaction sources where Rigel believes a combination of Rigel’s relationships, knowledge, and experience in the metals and mining industry could effect a positive transformation. Our goal is to build a focused business with multiple competitive advantages that have the potential to improve the target business’ overall value proposition. Rigel plans to utilize the network and industry experience of Rigel’s management team, the Rigel Board, and Orion Resource Partners in seeking an initial business combination and employing Rigel’s acquisition strategy. Over the course of their careers, the members of Rigel’s management team and the Rigel board have developed a broad network of contacts and corporate relationships that Rigel believes will serve as a useful source of acquisition opportunities. In addition to industry and lending community relationships, Rigel plans to leverage relationships with management teams of public and private companies, investment bankers, restructuring advisers, attorneys and accountants, which Rigel believes should provide us with a number of opportunities to consummate an initial business combination. Upon completion of the Initial Public Offering, members of Rigel’s management team and the Rigel Board will communicate with their networks of relationships to articulate the parameters for Rigel’s search for a target business and a potential initial business combination and begin the process of pursuing and reviewing potentially interesting leads. Rigel’s target focus areas within the global metals value chain are:

●	“green” metals, including “green” base metals (copper, nickel, zinc), other battery metals (lithium, cobalt, vanadium), “green” precious / PGMs (silver, palladium, platinum, gold), and rare earths.

●	innovative mining and processing technologies, including technologies unlocking the value of previously uneconomic materials / assets which also provide sustainability benefits and services to the metals and mining value chain.

●	battery materials technologies, which could include novel technologies utilizing metals and minerals which enable break-throughs in battery innovation.

Business Combination Criteria

Consistent with Rigel’s business strategy, Rigel has identified the following general criteria and guidelines that Rigel believes are important in evaluating prospective targets for Rigel’s initial business combination. If the Business Combination is not consummated, Rigel expects to be guided by the criteria outlined below in evaluating opportunities, but Rigel may decide to complete its initial business combination with a target business that does not meet some or all of these criteria and guidelines. Rigel intends to acquire target businesses that Rigel believes have one or more of the below criteria:

●	have an attractive market opportunity and supportive demand fundamentals;

●	have unique assets with sustainable competitive advantages;

●	operate in established operating jurisdictions;

●	have demonstrable, non-commodity price driven growth and value opportunities;

●	can utilize the extensive networks and insights that Rigel’s management team, the Rigel Board, the Sponsor and the Sponsor’s affiliate Orion Resource Partners have built in the industry;

●	are at an inflection point, such as requiring additional management expertise, development funding or commercial scale-up, or where Rigel believes Rigel can drive improved financial performance and growth;

●	exhibit under-recognized value or other characteristics, desirable returns on capital, and a need for capital to achieve Rigel’s growth strategy, that Rigel believes have been misunderstood and undervalued by the marketplace based on Rigel’s analysis and due diligence review;

●	are attractively positioned within fragmented or emerging industries to drive growth through acquisitions or mergers;

●	provide innovative technological and/or ESG/sustainability solutions to the global metals value chain;

●	are ready for the public market; and

●	will offer an attractive risk-adjusted return for Rigel’s shareholders.

Potential upside from growth in the target business and an improved capital structure will be weighed against any identified downside risks. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Rigel’s management may deem relevant. In the event that Rigel decides to enter into Rigel’s initial business combination with a target business that does not meet the above criteria and guidelines, Rigel will disclose that the target business does not meet the above criteria in Rigel’s shareholder communications related to Rigel’s initial business combination, which, as discussed in the prospectus related to the Initial Public Offering, would be in the form of proxy solicitation or tender offer materials that Rigel would file with the SEC.

Additional Disclosures

Rigel’s Acquisition Process

In evaluating a prospective target business, Rigel expects to conduct a thorough due diligence review which may encompass, among other things, meetings with incumbent management and key employees, document reviews, inspection of facilities, as well as a review of technical, financial, ESG, legal and other information that is available to us. Rigel will also utilize its operational and capital allocation experience in evaluating prospective target businesses.

Rigel is not prohibited from pursuing an initial business combination with a business that is affiliated with its initial shareholders, officers or directors, or any of their respective affiliates. In the event Rigel seeks to complete its initial business combination with a business that is affiliated with its initial shareholders, officers or directors, or any of their affiliates, Rigel, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity in connection with Rigel’s initial business combination.

The Sponsor, certain members of Rigel’s management team, and Rigel’s independent directors directly or indirectly own Founder Shares and/or Rigel Private Warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate its initial business combination. Further, each of its officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to its initial business combination.

Rigel’s officers and directors are from time to time made aware of potential business opportunities, one or more of which Rigel may desire to pursue, for its initial business combination, but Rigel has not (nor has anyone on Rigel’s behalf) contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination transaction with us.

Each of Rigel’s officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities, subject to his or her fiduciary duties under Cayman Islands law. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Rigel’s favor and a potential target business may be presented to such other blank check companies prior to its presentation to us, subject to Rigel’s officers’ and directors’ fiduciary duties under Cayman Islands law. In addition Rigel’s amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) Rigel renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Rigel does not believe, however, that the foregoing will materially affect Rigel’s ability to complete the Business Combination.

Competition

Rigel expects to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Rigel intends to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Rigel does and Rigel’s financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While Rigel believes there are numerous target businesses Rigel could potentially acquire with the net proceeds of the Initial Public Offering and the Private Placement and the forward purchase securities, Rigel’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Rigel’s available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, in the event Rigel seeks shareholder approval for Rigel’s initial business combination and Rigel is obligated to pay cash for Rigel Class A Ordinary Shares, it will potentially reduce the resources available to us for Rigel’s initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating an initial business combination. Additionally, the Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies. If Rigel has not completed its initial business combination within the required time period, Rigel’s public shareholders may receive only approximately $11.52 per share, or less in certain circumstances, on the liquidation of Rigel’s Trust Account and Rigel’s warrants will expire and be worthless.

Human Capital

Rigel currently has four officers and does not intend to have any full-time employees prior to the completion of Rigel’s initial business combination. Members of Rigel’s management team are not obligated to devote any specific number of hours to Rigel’s matters, but they intend to devote as much of their time as they deem necessary to Rigel’s affairs until Rigel has completed its initial business combination. The amount of time that any such person will devote in any time period will vary based on the status of the Business Combination and, if the Business Combination is not consummated, whether a different target business has been selected for Rigel’s initial business combination and the current stage of the Business Combination process.

Recent Sales of Unregistered Securities

Simultaneously with the closing of the Initial Public Offering, Rigel consummated the Private Placement of the Rigel Private Warrants - 11,300,000 to the Sponsor, 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky and 200,000 to L. Peter O’Hagan - at a purchase price of $1.00 per Rigel Private Warrant, generating gross proceeds to Rigel in the amount of $14,000,000. The Sponsor assigned 2,340,000 Rigel Private Warrants to Orion GP (an affiliate of the Sponsor) at the time of the initial closing at a purchase price of $1.00 per Rigel Private Warrant.

RIGEL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “our,” “us” “we” or “Rigel” refer to Rigel prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto of Rigel included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Rigel’s current expectations, estimates and assumptions concerning events and financial trends that may affect Rigel’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Results of Operations

As of September 30, 2024, we have neither engaged in any operations nor generated any revenues. Our only activities since April 6, 2021 (inception) through September 30, 2024 have been organizational activities and those necessary to prepare for the Initial Public Offering and, after our Initial Public Offering, identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We have generated non-operating income in the form of (i) prior to August 15, 2023, interest income on marketable securities held in the trust account and (ii) since August 15, 2023, interest income on cash held in an interest-bearing demand deposit account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses for due diligence on prospective business combination candidates.

For the year ended December 31, 2023, we had net income of $7,472,703 which consists of interest income on funds held in the Trust Account of $13,460,331, and a gain in fair value of the convertible notes of $8,792, partially offset by a loss in fair value of the derivative liabilities of $3,545,682 and operating costs of $2,450,738.

For the year ended December 31, 2022, we had net income of $16,278,508 which consists of a gain in fair value of the derivative liabilities of $13,124,376, a gain in fair value of the convertible notes of $63,700 and interest income on marketable securities held in the trust account of $4,485,142, partially offset by operating costs of $1,394,710.

For the nine months ended September 30, 2024, we had net loss of $6,390,501, which consists of a loss in fair value of the derivative liabilities of $8,730,878, a loss in fair value of the convertible notes of $66,170 and operating costs of $6,129,261, offset by interest income on funds held in the Trust Account of $7,855,408 and gain on waiver of deferred underwriting commission of $680,400.

For the nine months ended September 30, 2023, we had net income of $4,359,181, which consists of a loss in fair value of the derivative liabilities of $5,177,713, a gain in fair value of the convertible note of $72,097 and operating costs of $1,016,980, offset by interest income on marketable securities held in the Trust Account of $10,481,777.

Liquidity and Capital Resources

On November 9, 2021, Rigel consummated the Initial Public Offering of 27,500,000 Rigel Public Units, generating gross proceeds of $275,000,000.

Simultaneously with the closing of the Initial Public Offering, Rigel consummated the Private Placement of an aggregate of 14,000,000 Rigel Private Warrants – 11,300,000 the Sponsor, 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion GP – at a purchase price of $1.00 per Rigel Private Warrant, generating gross proceeds to Rigel in the amount of $14,000,000.

On November 9, 2021, the underwriter purchased an additional 2,500,000 Rigel Public Units pursuant to a partial exercise of the over-allotment option. The Rigel Public Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to Rigel of $25,000,000. The underwriter did not exercise the remainder of the over-allotment option and the Sponsor forfeited 406,250 Founder Shares upon expiration of the over-allotment option.

As of December 31, 2023 and September 30, 2024, Rigel had funds held in the Trust Account of $270,667,736 and $82,128,874, respectively. On May 8, 2023, the Sponsor deposited an aggregate of $3,000,000 into the Trust Account in order to extend the period of time Rigel has to consummate its initial business combination by three months, from May 9, 2023 to August 9, 2023. On August 8, 2023, the Charter Amendments became effective and the period of time Rigel has to consummate its initial business combination was extended up to August 9, 2024. On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023, December 29, 2023, January 31, 2024, February 29, 2024 and March 31, 2024 the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, and $350,000, respectively, to the Trust Account under the Second Extension Loan. In connection with the Charter Amendments, the holders of 5,429,967 Rigel Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.73 per share, for an aggregate redemption amount of $58,279,780. On August 10, 2023, Rigel instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of Rigel’s initial business combination or the liquidation of Rigel. Interest income on the balance in the Trust Account may be used by Rigel to pay taxes, if any, and up to $100,000 of dissolution expenses.

As of December 31, 2022, we had marketable securities held in the trust account of $310,488,798, consisting of U.S. Treasury Bills with a maturity of 180 days or less.

For the year ended December 31, 2023, cash used in operating activities was $1,724,125. Net income was $7,472,703 primarily as a result of a gain in fair value of convertible note of $8,792, a loss in fair value of the derivative liabilities of $3,545,682 and interest income on funds held in the trust account of $13,460,331. Changes in operating assets and liabilities provided cash of $726,613 in operating activities.

For the year ended December 31, 2022, cash used in operating activities was $1,554,397. Net income was $16,278,508 primarily as a result of a gain in fair value of convertible note of $63,700, a gain in fair value of the derivative liabilities of $13,124,376 and interest income on marketable securities held in the Trust Account of $4,485,142. Changes in operating assets and liabilities used cash of $159,687 in operating activities.

For the nine months ended September 30, 2024, cash used in operating activities was $2,509,285. Net loss was $6,390,501, primarily as a result of a loss in fair value of the convertible notes of $66,170, a loss in fair value of the derivative liabilities of $8,730,878, offset by interest income on funds held in the Trust Account of $7,855,408 and gain on waiver of deferred underwriting commission of $680,400. Changes in operating assets and liabilities provided cash of $3,619,976 mainly as a result of the Company’s accrual for contingent legal fees to be paid if the Business Combination is consummated.

For the nine months ended September 30, 2024, cash provided by investing activities was $196,394,270, primarily as a result of cash withdrawn from the Trust Account for redemptions of $198,881,065 and cash deposited into the Trust Account of $2,486,795.

For the nine months ended September 30, 2024, cash used in financing activities was $193,744,270, primarily as a result of payments for redemptions of Class A Ordinary Shares of $198,881,065 and $5,136,795 in proceeds from convertible promissory notes.

For the nine months ended September 30, 2023, cash used in operating activities was $319,511. Net income was $4,359,181, primarily as a result of a gain in fair value of convertible notes of $72,097, a loss in fair value of the derivative liabilities of $5,177,173 and offset by interest income on marketable securities held in the Trust Account of $10,481,777. Changes in operating assets and liabilities provided cash of $697,469 in operating activities.

For the nine months ended September 30, 2023, cash provided by investing was $54,331,413, primarily as a result of cash withdrawals from the Trust Account for redemptions of $58,279,780 and offset by the cash deposited into the Trust Account of $3,948,367.

For the nine months ended September 30, 2023, cash used in financing activities was $53,996,135, primarily as a result of $58,279,280 cash paid for redemptions, $4,398,367 in proceeds from convertible promissory notes, repayments of related party advances of $99,722 and payment of offering costs of $15,000.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our initial business combination. We may withdraw interest to make permitted withdrawals. To the extent that our capital shares or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2023 and September 30, 2024, we had cash of $70,748 and $211,463, respectively, held outside the Trust Account. As of September 30, 2024, we had working capital deficit of $14,073,660. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection an initial business combination, our initial shareholders or their affiliates may, but are not obligated to, loan us funds, as may be required. If we complete an initial business combination, we will repay such loaned amounts. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Rigel Private Warrants at a price of $1.00 per warrant at the option of the lender.

On May 18, 2022, Rigel entered into the Working Capital Loan with the Sponsor. Pursuant to the Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. Up to $1,500,000 of the loans may be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. On May 18, 2022, February 21, 2023, September 29, 2023, November 30, 2023, and December 28, 2023, the Sponsor advanced $300,000, $250,000, $200,000, $200,000, and $550,000, respectively, to Rigel under the Working Capital Loan.

Pursuant to the First Extension Loan, the Sponsor advanced $3,000,000 in connection with the extension of the period of time Rigel has to consummate its initial business combination from May 9, 2023 to August 9, 2023. Up to $3,000,000 of the loans under the First Extension Loan can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant upon maturity or prepayment of the First Extension Loan. The loans under the First Extension Loan will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The maturity date of the First Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the First Extension Loan may be prepaid at any time by Rigel, at its election and without penalty. As of December 31, 2023 and 2022, there was $3,000,000 and $0 outstanding under the First Extension Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

Pursuant to the Second Extension Loan, the Sponsor has agreed that it will contribute to Rigel as a loan (each loan being referred to herein as a “Contribution”) the lesser of (i) $0.03 for each Rigel public share that was not redeemed in connection with the General Meeting and (ii) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the General Meeting and (ii) August 9, 2024. The maximum aggregate amount of all Contributions will not exceed $4,200,000, and the Contributions will be deposited into the Trust Account. Up to $1,500,000 of the Contributions can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The Contributions will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The Rigel Board will have the sole discretion whether to continue extending until August 9, 2024, and if the Rigel Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, Rigel would wind up its affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in Rigel’s amended and restated memorandum and articles of association. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by Rigel, at its election and without penalty.

On December 28, 2023, Rigel amended and restated: (i) the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion GP as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by Rigel to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively. On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023, December 29, 2023, January 31, 2024, February 29, 2024 and March 31, 2024, the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, $350,000, $350,000 $350,000, $350,000 and $350,000 respectively, to the Trust Account under the Second Extension Loan. As of December 31, 2023 and 2022, there was $1,998,387 and $0 outstanding under the Second Extension Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

On December 28, 2023, Rigel entered into the December 2023 Working Capital Loan with the Sponsor. Pursuant to the December 2023 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. On December 31, 2023, Rigel borrowed $600,000 under the December 2023 Working Capital Loan.

On August 12, 2024, Rigel entered into the Third Extension Loan with the Sponsor and Orion GP. Pursuant to the Third Extension Loan, the Sponsor and Orion GP have agreed to loan to Rigel up to $1,283,321 in connection with the extension of the period of time Rigel has to consummate its initial business combination from August 9, 2024 to May 9, 2025. Up to $1,283,321 of the loans may be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. On each of August 13, 2024, September 9, 2024, October 9, 2024 and November 8, 2024, the Sponsor made a contribution of $142,591.16 to the Trust Account under the Third Extension Loan. Rigel has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, Rigel currently has less than 12 months from the date these financial statements were issued to complete its initial business combination. In connection with Rigel’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” Rigel does not have adequate liquidity to sustain operations. These conditions raise substantial doubt about Rigel’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that Rigel’s plans to raise capital or to consummate its initial business combination will be successful or successful by May 9, 2025 (unless such date is extended). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 23, 2024, Rigel entered into the August 2024 Working Capital Loan with the Sponsor. Pursuant to the August 2024 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. As of December 6, 2024, Rigel has drawn down $1,000,000 of the August 2024 Working Capital Loan.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, administrative and support services, under which we began incurring fees on November 9, 2021 and will continue to incur fees monthly for up to until the earlier of the completion of our initial business combination or our liquidation.

Goldman, the underwriter of Rigel’s Initial Public Offering, is entitled to a deferred underwriting commission of $10,500,000. The deferred fee will be waived by the underwriter in the event that we do not complete an initial business combination, subject to the terms of the underwriting agreement. On February 7, 2024, Goldman executed a letter agreement agreeing, among other things, to waive its right to the deferred underwriting fees. Goldman did not receive any payment from Rigel in connection with the fee waiver and will not receive any payment from Rigel in connection with its initial business combination. We did not seek out the reasons why Goldman waived its deferred underwriting fees, and we have no other contractual relationships with Goldman.

As of December 31, 2023 and 2022, Rigel had incurred legal fees related to the Initial Public Offering and general corporate services of approximately $491,700 and $584,300, respectively. Approximately $378,300 of these fees will only become due and payable upon the consummation of Rigel’s initial business combination. The outstanding balance of the legal fees is in accrued offering costs of approximately $378,300 and accrued expenses of approximately $113,400 on the balance sheets as of December 31, 2023.

As of March 31, 2024 and December 31, 2023, Rigel also had accrued legal fees related to the Business Combination from special counsel of approximately $1,598,600 and $0, respectively. The payment of such fees is contingent on the successful closing of the Business Combination.

Rigel entered into a Forward Purchase Agreement on November, 4, 2021 with Orion Fund III, which, subject to the approval of Orion Mine Fund III’s investment committee as well as customary closing conditions, will provide for the purchase of up to 5,000,000 Units, with each unit consisting of one Rigel Class A Ordinary Share and one-half of one redeemable warrant to purchase one Rigel Class A Ordinary Share, at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur in connection with the closing of Rigel’s initial business combination.

Critical Accounting estimates and policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Rigel has identified the following as its critical accounting estimates and policies:

A critical accounting estimate to our financial statements includes the fair value of the related parties convertible notes and the change in fair value of the derivative liabilities. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Rigel Class A Ordinary Shares subject to possible redemption

Rigel accounts for its Rigel Class A Ordinary Shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Rigel Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Rigel Class A Ordinary Shares (including Rigel Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Rigel’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Rigel Class A Ordinary Shares feature certain redemption rights that are considered by Rigel to be outside of Rigel’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, the Rigel Class A Ordinary Shares subject to possible redemption in the amount of $270,667,736 and $310,488,798 are presented as temporary equity, outside of the shareholders’ deficit section of Rigel’s balance sheets, respectively.

Rigel recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Rigel Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, Rigel recognized a measurement adjustment from initial book value to redemption amount value. The change in the carrying value of the redeemable Rigel Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

Redemption of Rigel Class A Ordinary Shares

In connection with the vote to approve the Charter Amendments, the holders of 5,429,967 Rigel Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.73 per share, for an aggregate redemption amount of $58,279,780, leaving approximately $263,710,000 in the Trust Account.

Net income per share

Net income per share is computed by dividing net income by the weighted average number of Rigel Ordinary Shares during the period. Rigel applies the two-class method in calculating earnings per share. Earnings are shared pro rata between the two classes of Rigel Ordinary Shares. The calculation of diluted income per Rigel Ordinary Share does not consider the effect of the Rigel Warrants issued in connection with the (i) Initial Public Offering, (ii) Private Placement and (iii) embedded conversion feature of the Sponsor Promissory Notes, since the strike prices of these instruments are out of the money. As a result, diluted earnings per Rigel Ordinary Share is the same as basic earnings per ordinary share for the periods presented. The Rigel Warrants are exercisable to purchase 15,000,000 Rigel Class A Ordinary Shares in the aggregate.

Convertible Promissory Notes

Rigel accounts for their convertible promissory notes under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under 81515-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. Rigel has made such election for their convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the statements of operations. Under the Omnibus Amendment, the Sponsor and Orion GP have forfeited the right to conversion under the convertible promissory notes. Rigel now accounts for these convertible promissory notes as only promissory notes without the conversion feature.

Derivative Financial Instruments

Rigel evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Rigel’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (November 9, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. Rigel has determined the Rigel Public Warrants, the Rigel Private Warrants and Forward Purchase Agreement are derivative instruments. As the Rigel Public Warrants, the Rigel Private Warrants and the Forward Purchase Agreement meet the definition of a derivative, the Rigel Public Warrants, the Rigel Private Warrants and Forward Purchase Agreement are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Warrant Instruments

Rigel accounts for the Rigel Public Warrants, the Rigel Private Warrants and the Forward Purchase Agreement issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in FASB ASC 815, “Derivatives and Hedging” whereby under that provision, the Rigel Public Warrants, the Rigel Private Warrants and the Forward Purchase Agreement do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, Rigel classifies the warrant instrument as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability will be re-measured at each balance sheet date until the Rigel Public Warrants, the Rigel Private Warrants and the Forward Purchase Agreement are exercised or expire, and any change in fair value will be recognized in Rigel’s statements of operations. The fair value of the Rigel Public Warrants and the Rigel Private Warrants were estimated at issuance using the Monte Carlo simulation model and the modified Black-Scholes model, respectively. The Forward Purchase Agreement was valued using a valuation model that factors in certain assumptions such as the probability of an initial business combination, risk free rate and expected period until Rigel’s initial business combination. The valuation models utilize inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period. The Rigel Public Warrants and Rigel Private Warrants will be valued at each reporting period using the publicly available price for the Rigel Warrant.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Rigel’s financial statements.

Emerging Growth Company

Rigel is an “emerging growth company,” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Rigel has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Rigel, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Rigel’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

MANAGEMENT OF RIGEL PRIOR TO THE BUSINESS COMBINATION

The following information concerning the management of Rigel reflects the current management, prior to giving effect to the Business Combination.

Executive Officers and Directors

Rigel’s current directors and executive officer are as follows:

Name	Age	Position(s)
Oskar Lewnowski	58	Chairman of the Board of Directors
Jonathan Lamb	39	Chief Executive Officer, Director
Nathanael Abebe	38	President, Director
Jeff Feeley	45	Chief Financial Officer
Christine Coignard	60	Director
Kelvin Dushnisky	60	Director
L. Peter O’Hagan	61	Director
Timothy Keating	50	Director

Oskar Lewnowski, Rigel’s Chairman of the Board of Directors, is the founder and Chief Investment Officer of Orion Resource Partners. Prior to Orion Resource Partners, Mr. Lewnowski was a founding partner of the Red Kite Group, an investment platform that was one of the world’s leading hedge funds in the metals space and which expanded under Mr. Lewnowski’s leadership to specializing in providing bridge, construction, expansion, working capital and acquisition finance to mid-cap and single asset mining companies. In 2013 Mr. Lewnowski established Orion Resource Partners via a spin-off of the private equity business from Red Kite. Before this, Mr. Lewnowski was a Director for Corporate Development at Varomet Ltd, a metals processor and merchant firm which was formed to purchase certain assets out of the Enron Metals bankruptcy. While at Varomet, he was responsible for seven acquisitions and divestitures totaling over $130 million and business operations (offtake agreements, mining and processing) with annual revenues exceeding $1 billion. He was also responsible for structuring metal offtake agreements and other physical market transactions. Before this, Mr. Lewnowski was a Vice President for Credit Suisse First Boston in London, where he was responsible for preparing growth companies for public distribution of their securities. Until 1993, he held various positions in trading as well as mergers and acquisitions at Deutsche Bank both in New York and Frankfurt culminating in his founding membership of the Deutsche Capital Markets Division. Mr. Lewnowski earned a BS/BA in Business Administration from Georgetown University and an MBA from the Leonard Stern School of Business (New York University). Mr. Lewnowski is well qualified to serve as the Chairman of the Rigel Board because of his deep knowledge and experience in the mining/metals sector as well as his role as founder and Chief Investment Officer of Orion Resource Partners.

Jonathan Lamb, Rigel’s Chief Executive Officer and director, is a Portfolio Manager at Orion Resource Partners. As a Portfolio Manager, Mr. Lamb is responsible for the origination, structuring, diligence, negotiation and monitoring for ‘Orion Resource Partners’ metals and mining private equity business. At Orion Resource Partners, Mr. Lamb has direct oversight of several significant portfolio investments, including Sweetwater Royalties and Victoria Gold. Prior to Orion Resource Partners, Mr. Lamb was an Investment Manager for the Red Kite Group’s Mine Finance business. Before joining Red Kite in 2012, Mr. Lamb worked for Deutsche Bank in their Metals & Mining group within the Global Banking division. He has worked on a variety of debt and equity financings as well as M&A transactions for clients across the base metals, precious metals, coal and steel sectors. Mr. Lamb graduated with a BA from the College of William and Mary majoring in Government and Finance. Mr. Lamb is formerly a director of Atalaya Mining Plc and Lynx Resources Ltd. Mr. Lamb is well qualified to serve on the Rigel Board because of his deep knowledge and experience in the mining/metals sector and his operational experience at Orion Resource Partners.

Nathanael Abebe, Rigel’s President and director, was most recently the Founder and Managing Partner of Rockpoint Capital. Prior to starting Rockpoint Capital, Mr. Abebe worked as an Investment Manager at Orion Resource Partners. While at Orion Resource Partners, Mr. Abebe evaluated, executed and monitored numerous and diverse private equity transactions. Previously, Mr. Abebe was a commodities trading analyst at Lehman Brothers, Barclays Capital, and LAMCO focusing on derivatives and quantitative structuring. Mr. Abebe has an MBA from the Wharton Business School, where he was a two-time recipient of the Howard E. Mitchell Fellowship. Mr. Abebe also graduated from Rutgers University with a B.Sc. in Chemical Engineering with Distinction. Mr. Abebe is well qualified to serve on the Rigel Board because of his deep knowledge and experience in commodities investing and private equity transactions.

Jeff Feeley, Rigel’s Chief Financial Officer, is currently the Chief Financial Officer at Orion Resource Partners. Mr. Feeley is responsible for the planning, implementation and strategic management of all accounting and finance activities of the firm, as well as the funds they manage. This includes business planning, budgeting, forecasting, vendor oversight and directing accounting policies, procedures and internal controls. Mr. Feeley also collaborates with Investor Relations on client relationship management, Technology on implementing new accounting and reporting software and with Compliance on regulatory oversight. Before joining Orion Resource Partners, Mr. Feeley served as the Director of Finance for the Global Equities division of Citadel LLC. Prior to Citadel, he spent over 13 years as a Controller at Goldman Sachs. He has extensive experience in fund accounting, financial reporting and regulatory reporting for funds. Mr. Feeley began his career in public accounting. He earned his BS in Accounting from Rutgers University and is a licensed CPA in the state of New York.

The Rigel Board

In addition to Oskar Lewnowski, Jonathan Lamb and Nathanael Abebe, the Rigel Board is comprised of Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan and Timothy Keating, each of whom the Rigel Board has designated as independent.

Christine Coignard serves on the Rigel Board. Ms. Coignard brings banking, investment, management in industrial firms, advisory and board experience. Ms. Coignard built her career on strong risk assessment, corporate finance, structured and project finance skills acquired at the Royal Bank of Canada, Société Générale, and Citi, based in Toronto, Paris, London and Moscow. Ms. Coignard has extensive experience in the mining industry, having worked for Norilsk Nickel, the world’s largest producer of palladium and one of the world’s largest producers of nickel, platinum and copper. Within the framework of her own advisory business, she now provides strategic, business development, risk management and finance advice to mainly metals and mining companies of all sizes, as well as to primarily family-owned investment firms interested in or active in the sector. Ms. Coignard was a Non-Executive Director at Polymetal International Plc, the FTSE100 gold mining company, serving consecutive non-executive board roles, including as Senior Independent Director, Chair of the Remuneration Committee, Member of the Nomination Committee and Member of the Audit and Risk Committee. She is now an Independent Non-Executive Director at Eramet SA, a metals and metallurgy group operating in more than 20 countries, where she serves on the Strategy and ESG Committee as well as on the Risk, Audit and Ethics Committee, as well as the Appointment Committee. She has also joined the Ecora Resources PLC board as an independent Non-Executive Director, a royalty and streaming company investing in future-facing commodities, where she serves on the Sustainability Committee and the Remuneration Committee. Ms. Coignard is considered one of the most senior women in metals and mining in Europe and was named one of the Top 100 Inspirational Women in Mining 2018. Ms. Coignard is well qualified to serve on the Rigel Board because of her deep knowledge and experience in the mining/metals sector and strong risk assessment, corporate finance, structured and project finance skills.

Kelvin Dushnisky serves on the Rigel Board. Mr. Dushnisky served as Chief Executive Officer and an Executive Director of AngloGold Ashanti from September 2018 to September 2020. Mr. Dushnisky led the execution of the organization’s strategic priorities and oversaw a global portfolio of mining operations and projects in Africa, South America and Australia, along with exploration interests and investments in North America. He also led the company’s interface with key stakeholders including shareholders, host governments, communities, and organized labor. Prior to AngloGold Ashanti, Mr. Dushnisky had a sixteen-year career with Barrick Gold, ultimately serving as President and a member of its board of directors. Prior to Barrick he held senior executive and board positions with a number of private and listed companies. Mr. Dushnisky holds a B.Sc. (Hon.) degree from the University of Manitoba and M.Sc. and Juris Doctor degrees from the University of British Columbia. Mr. Dushnisky is the past Chair of the World Gold Council. He served on the International Council on Mining and Metals (ICMM) and the Advisory Board of the Shanghai Gold Exchange, and the Accenture Global Mining Council. Mr. Dushnisky is a member of the Board of Directors of Lithium Americas Corp (NYSE) and Doman Building Materials Group Ltd. (TSX). He is a former principal advisor to the Institute of Business Advisers Southern Africa and a past member of the Institute of Directors of Southern Africa. Mr. Dushnisky is a member of the Law Society of British Columbia and the Canadian Bar Association. He is a past member of the Board of Trustees of the Toronto-based University Health Network (UHN).

L. Peter O’Hagan serves on the Rigel Board. Mr. O’Hagan has had a thirty-year career in commodities and natural resources investing and operations. From 1991 to 2013, he worked at Goldman Sachs in Global Commodities in leadership roles of increasing seniority. Mr. O’Hagan became a Partner in 2002 eventually co-heading the Global Commodities business while serving as head of origination and structuring. Over the course of his career at Goldman Sachs, he was involved in all customer segments and commodities products, including Oil, Natural Gas, Power and Base and Precious Metals. In 2008, Mr. O’Hagan became the founding CEO of GS Bank USA when Goldman Sachs became a Federal Reserve Bank-regulated Bank Holding Company. He led GS Bank, with $110 billion in assets, from its inception in October 2008 to March 2011. Mr. O’Hagan returned to Commodities to co-head the business and lead sales and structuring again until the end of 2013. From 2016-2019, Mr. O’Hagan served as a Managing Director at The Carlyle Group, a global investment firm with approximately $220 billion of assets under management. He focused on Industrial and Natural Resource investments within the $4 billion Equity Opportunity Fund group which included investments in a global commodities merchant, a large oil refinery, and a dry bulk shipping business. From 2014 to 2015, he served as an operating advisor at KKR & Co. in Natural Resources and from 2015-2016 as a board member at Stillwater Mining, a NYSE listed PGM mining company. Mr. O’Hagan began his career at international commodities firm, Philipp Bros., in 1987 in NY and Tokyo. He serves on the boards of IAMGOLD Corporation, a publicly traded gold mining company, Triple Flag Precious Metals, a publicly traded gold-oriented streaming and finance business, and the Board of Advisors at Johns Hopkins SAIS. Mr. O’Hagan is a graduate of the University of Toronto, Trinity College (BA) and received an MA from the Johns Hopkins University School of Advanced International Studies (SAIS). Mr. O’Hagan is well qualified to serve on the Rigel Board because of his deep knowledge and experience in commodities and natural resources.

Timothy Keating serves on the Rigel Board. Mr. Keating is a founder and director of Tanjun Capital Limited which provides mining investment advisory services. He most recently served as the Head of Mining Investment Private Equity at the Oman Investment Authority (previously State General Reserve Fund of Oman), where he created the mining investment strategy and initiated investments. He previously served on the board of directors at Minerals Development Oman SAOC, the Oman state mining company, and previously served on the board of Kore Potash Plc and the main board as well as Sustainability Committee of Kenmare Resources Plc. Mr. Keating was also a Chief Executive Officer of African Nickel Ltd. and a member of the Commodities & Resource Finance team at Investec Bank Plc where he developed debt finance skills across project finance, corporate lending and M&A finance. Prior to that, Mr. Keating worked for Anglo American Base Metals Division in various production, engineering and project roles. He received his undergraduate degree in Mining Engineering from West Virginia University and a commerce and legal degree from the University of the Witwatersrand. Mr. Keating is well qualified to serve on the Rigel Board because of his deep knowledge and experience in the mining/metals sector.

Director Independence

The Rigel Board has determined that each of Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan and Timothy Keating is an independent director under applicable listing rules and SEC rules. An “independent director” is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors of the Rigel Board have regularly scheduled meetings at which only independent directors are present.

Number, Terms of Office and Election of Officers and Director

The Rigel Board consists of seven members. Prior to Rigel’s initial business combination, holders of the Founder Shares will have the right to appoint all of the directors and remove members of the Rigel Board for any reason, and Rigel public shareholders will not have the right to vote on the appointment of directors during such time. These provisions of Rigel’s amended and restated memorandum and articles of association may only be amended by a special resolution passed by holders of at least 90% of the Rigel Ordinary Shares attending and voting in a general meeting. Each of Rigel’s directors will hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the Rigel Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Rigel Board or by a majority of the holders of Rigel Ordinary Shares (or, prior to Rigel’s initial business combination, holders of the Founder Shares).

Rigel’s officers are appointed by the Rigel Board and serve at the discretion of the Rigel Board, rather than for specific terms of office. The Rigel Board is authorized to appoint persons to the offices set forth in Rigel’s amended and restated memorandum and articles of association as it deems appropriate. Rigel’s amended and restated memorandum and articles of association provide that Rigel’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Board Committees

The Rigel Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee are comprised solely of independent directors. Each committee operates under a charter that was approved by the Rigel Board and has the composition and responsibilities described below. The charter of each committee is available on Rigel’s website.

Audit Committee

The members of Rigel’s audit committee are Peter O’Hagan, Christine Coignard, Tim Keating and Kelvin Dushnisky. Peter O’Hagan serves as chair of the audit committee.

Each member of the audit committee is financially literate and the Rigel Board has determined that Peter O’Hagan qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Rigel has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (i) the integrity of the financial statements, (ii) compliance with legal and regulatory requirements, (iii) independent auditor’s qualifications and independence and (iv) the performance of the internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Rigel;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Rigel, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with Rigel in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss Rigel’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing specific disclosures under “Rigel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Rigel entering into such transaction; and

●	reviewing with management, the independent auditors and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Rigel’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of Rigel’s compensation committee are Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan and Timothy Keating. Christine Coignard serves as chair of the compensation committee.

Rigel has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and making recommendations to the Rigel Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to approval of the entire Rigel Board;

●	reviewing executive compensation policies and plans;

●	implementing and administering incentive compensation and equity-based remuneration plans;

●	assisting management in complying with proxy statement and annual report disclosure requirements, to the extent required by applicable law;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers;

●	producing a report on executive compensation to be included in the annual proxy statement, to the extent required by applicable law; and

●	reviewing, evaluating and recommending changes to the Rigel Board, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance committee are Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan and Timothy Keating. Kelvin Dushnisky serves as chair of the nominating and corporate governance committee.

Rigel has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	developing and recommending to the Rigel Board and overseeing implementation of corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of the Rigel Board, its committees, individual directors and management in the governance of Rigel; and

●	reviewing on a regular basis overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

Rigel has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Rigel’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Rigel’s shareholders. Prior to Rigel’s initial business combination, holders of Rigel Class A Ordinary Shares will not have the right to recommend director candidates for nomination to the Rigel Board.

Code of Ethics

Rigel has adopted a code of ethics and business conduct (the “Code of Ethics”) applicable to Rigel’s directors, officers and employees. A copy of Rigel’s Code of Ethics is filed as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Rigel has also posted a copy of Rigel’s Code of Ethics, Rigel’s corporate governance guidelines and the charters of Rigel’s audit committee, compensation committee and nominating and corporate governance committee on Rigel’s website (rigelresource.com) under “Investor Resources - Corporate Governance.” Rigel’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. You are able to review these documents by accessing Rigel’s public filings at the SEC’s website. In addition, a copy of Rigel’s Code of Ethics will be provided without charge upon request from Rigel. Rigel intends to disclose any amendments to or waivers of certain provisions of Rigel’s Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	duty to not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in Rigel’s amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of Rigel’s directors and officers have fiduciary and contractual duties to certain companies in which either of them has invested or are otherwise affiliated with. These entities may compete with Rigel for acquisition opportunities. If these entities decide to pursue any such opportunity, Rigel may be precluded from pursuing such opportunities. None of the members of Rigel’s management team have any obligation to present Rigel with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. The Sponsor and Rigel’s directors and officers are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies, including in connection with their initial business combinations, prior to Rigel completing its initial business combination, and any such involvement may result in conflicts of interests as described above. Rigel’s management team, in their capacities as directors, officers or employees of the Sponsor or its affiliates or in their other endeavors (including other special purpose acquisition companies they are or may become involved with), may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the Sponsor, or third parties, before they present such opportunities to Rigel, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

Rigel’s directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities (including other special purpose acquisition companies they are or may become involved with) pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Rigel’s directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. Rigel’s amended and restated memorandum and articles of association provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Rigel; and (ii) Rigel renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and Rigel, on the other. Rigel’s directors and officers are also not required to commit any specified amount of time to Rigel’s affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. See “Risk Factors—Risks Related to Business Combination—The exercise of Rigel’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Rigel’s shareholders’ best interest.”

Rigel does not believe, however, that the fiduciary duties or contractual obligations of Rigel’s directors or officers will materially affect Rigel’s ability to identify and pursue business combination opportunities or complete an initial business combination. You should not rely on the historical record of Rigel’s founders’ and management’s performance as indicative of Rigel’s future performance. See “Risk Factors—Risks Related to the Business Combination—The Rigel Initial Holders have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.”

Potential investors should also be aware of the following potential conflicts of interest:

●	None of Rigel’s directors or officers is required to commit his or her full time to Rigel’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, Rigel’s directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to Rigel as well as the other entities with which they are affiliated. Rigel’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	The interests described in “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination and Conflicts of Interest.”

The conflicts described above may not be resolved in Rigel’s favor.

Accordingly, as a result of multiple business affiliations, Rigel’s directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which Rigel’s directors and officers currently have fiduciary duties or contractual obligations that may pose a conflict of interest with Rigel:

Individual	Entity	Entity’s Business	Affiliation
Oskar Lewnowski	Orion Resource Partners	Mining/Metals	Founder/Chief Investment Officer

Jeff Feeley	Orion Resource Partners	Mining/Metals	Chief Financial Officer

Jonathan Lamb	Orion Resource Partners	Mining/Metals	Portfolio Manager
	Minera La Negra	Mining	Director

Christine Coignard	Eramet SA	Metals	Independent Director
	Coignard & Haas GmbH	Mining/Metals	Owner
	Ecora Resources PLC	Mining/Metals	Independent Director

Kelvin Dushnisky	Doman Building Materials Group	Building Materials	Director
	Lithium Americas Corp	Mining/Metals	Director

L. Peter O’Hagan	Triple Flag Precious Metals	Mining	Director
	IAMGOLD Corporation	Mining/Metals	Director

Accordingly, if any of the above directors or officers become aware of a business combination opportunity which is suitable for any of the above entities (or any other entity, including additional special purpose acquisition companies, they become involved with) to which he or she has then-current fiduciary or contractual obligations, he or she will be obligated to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Rigel if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. Rigel does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Rigel’s ability to identify and pursue business combination opportunities or complete an initial business combination.

The Business of the Sponsor

The Sponsor is a Cayman Islands limited liability company formed for the purpose of serving as Rigel’s sponsor in connection with the Business Combination. The Sponsor has no prior or current involvement in other special acquisition companies. The business of the Sponsor is managed by the board of directors of the Sponsor, which consists of seven directors. For more information on the board of directors of the Sponsor see the section entitled “—Executive Officers and Directors.” Subject to the Sponsor Support Agreement, the Sponsor agreed (i) to vote in favor of the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede the Business Combination and (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing shares that would result from the issuance of Aurous Resources Ordinary Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

MANAGEMENT OF AUROUS RESOURCES FOLLOWING THE BUSINESS COMBINATION

The following information concerning the management of Aurous Resources is based on the provisions of the Proposed Organizational Documents, the form of which are attached as Annex D to this document, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Proposed Organizational Documents may be changed at any time prior to consummation of the Business Combination by mutual agreement of Blyvoor, Aurous Resources and Rigel or after consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Organizational Documents are amended, the below summary may cease to accurately reflect the Proposed Organizational Documents as so amended.

Anticipated Executive Officers and Directors After the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the Aurous Resources Board. The following table lists the names, ages as of the date of this proxy statement/prospectus, and positions of the individuals who are currently expected to serve as directors and executive officers of Aurous Resources upon consummation of the Business Combination:

Name	Age	Position(s)*
Richard Floyd	39	Chief Executive Officer, Director
Alan Smith	69	Executive Chairman, Director
Izak Marais	56	Chief Operating Officer, Director
Jan Hendrik (Hennie) van Greuning	71	Director
Christine Coignard	60	Director
Stephen Hayes	77	Director

*	Aurous Resources expects to name a full-time chief financial officer following the consummation of the Business Combination. Pending naming such full-time chief financial officer, Aurous Resources expects to be supported by the finance department of Blyvoor.

Executive Officers

Richard Floyd, Chief Executive Officer. With over 15 years of experience in the mining industry and being the CEO of Blyvoor since 2015 and a key member of the pioneer team spearheading the revival of the Blyvoor Gold Mine, Mr. Floyd brings a wealth of experience in the sector and the region. Mr. Floyd brings strong expertise in originating, sourcing and developing relationships and funding across South Africa, having successfully raised approximately $100 million towards Blyvoor. Mr. Floyd’s professional experience in the sector includes positions in mining operations associated with East Daggafontein and Galaxy Gold, and serving as director at Raven Mining and Galaxy Gold. Mr. Floyd is a member of the Association of Mine Managers South Africa. Mr. Floyd serves as a director in Blyvoor Gold, Gauta Tailings and Aurous Gold. Mr. Floyd received his Bachelors of Business Science in 2007 and his Master’s Degree in Law in 2009, both from the University of Cape Town.

Alan Smith, Executive Chairman. Mr. Smith, a mining engineer with over 45 years of experience in strategic mining and mineral processing development, brings an unparalleled depth of experience to our senior management team. Mr. Smith has served with Blyvoor since 2016 and brings strong expertise in process and resource development for metals recovery and mining operations. In addition to his in-depth sector experience, Mr. Smith has served in multiple senior management roles in mining operators, including executive officer at Anglo Gold Ashanti South Africa, CEO of FreeGold Ltd and General Manager of De Beers’ Central Mines (Kimberley, Finsch and Koffiefontein). Mr. Smith is a member of the Association of Mine Managers South Africa. Mr. Smith serves as a director in BFluor Chemicals (Pty) Ltd, director and CEO of Lolywary Company Ltd and Lolywary Properties (Pty) Ltd, and CEO of Blyvoor Gold. Mr. Smith received his Bachelors Degree in Mining Engineering in 1980 from the University of Witwatersrand.

Izak Marais, Chief Operating Officer. Mr. Marais is a mining engineer with over 30 years of experience in several minerals endeavors. He held senior and executive management positions within established listed mining companies. His experience includes being chief executive officer of Sallies (listed on the JSE), benchmarking manager for Gold Fields, chief operating officer of Gold One Group from 2007 to 2016 and founder of his own strategic advisory firm, serving multiple clients from 2017 to 2020, joining Blyvoor in March 2021. Mr. Marais has also amassed invaluable experience in complex mining operations as operations manager for the ultra-deep Kloof Gold Mine. His interaction with multicultural stakeholders over his career has enhanced his mitigation knowledge with regards to environmental, social and government (ESG) challenges facing the development of new mining projects. Other than in Blyvoor Capital, Mr. Marais serves as a director in Njovu Strategic and Operational Advisors, Rooibos Creative, Cradle Gold Extension 1, Cradle Gold Extension 2, Cradle Gold Infrastructure, New Dawn Mining SA, Njovu Gold, Njovu Mining Consortium, SA Njovu Tours and Strategies for Africa. Mr. Marais received his Bachelor of Engineering in Mining and Mineral Engineering in 1991 from the University of Pretoria, Masters of Business Administration in 1999 from the University of Cape Town’s Graduate School of Business and Master of Laws in 2021 from the University of Cumbria.

Directors

Alan Smith, Chair. For an overview of Mr. Smith’s business experience, please see the section entitled “Management of Aurous Resources Following the Business Combination—Anticipated Executive Officers and Directors After the Business Combination—Executive Officers.”

Richard Floyd. For an overview of Mr. Floyd’s business experience, please see the section entitled “Management of Aurous Resources Following the Business Combination—Anticipated Executive Officers and Directors After the Business Combination—Executive Officers.”

Izak Marais. For an overview of Mr. Marais’ business experience, please see the section entitled “Management of Aurous Resources Following the Business Combination—Anticipated Executive Officers and Directors After the Business Combination—Executive Officers.”

Jan Hendrik (Hennnie) van Greuning. Mr. van Greuning retired as Senior Advisor in the World Bank Treasury in 2009, having joined the organization in 1994 from the South African Reserve Bank (1986-1994) where his last position was that of Registrar of Banks (head of banking supervision for the country) and previously, CFO/Financial Manager. Prior to that, he was a partner with Deloitte, where he had spent ten years. Mr. van Greuning is a recognized finance professional with extensive experience in the World Bank Treasury, where he served in various positions from 2000 to 2009, including as senior advisor, rotating in Treasury Banking, Capital Markets and Financial Engineering departments, and Senior Financial Sector Manager in the Europe and Central Asia region. During his tenure in the World Bank Treasury, Mr. van Greuning led operational risk management initiatives, consulted on securities accounting policies and was a frequent speaker on operational risk, IFRS and financial risk management issues at international conferences. Mr. van Greuning possesses broad board positions experience, including at the FirstRand Banking Group from January 2009 until November 2017, where he chaired the Audit (FirstRand Group & FNB, the retail franchise) as well as Ethics Committees and was a member of the group’s Risk, Capital & Compliance, ALCCO (asset-liability and capital management) and Operational Risk committees, and at the Bank Islam Brunei Darussalam from March 2011 to October 2024, where he chaired the audit, finance, risk & compliance committee. He holds a major in accounting from Stellenbosch University, a Doctorate in Economics (University of Pretoria) as well as a Doctorate in Accounting Science (UNISA). He is a qualified chartered accountant in both South Africa and Canada and is a CFA charter-holder. He has taught at several institutions, including George Washington University (Master’s in Finance), University of Johannesburg (RAU) and is the author of several publications, including on of the World Bank on International Financial Reporting Standards (IFRS – A Practical Guide), which has appeared in six editions.

Christine Coignard. For an overview of Ms. Coignard’s business experience, please see the section entitled “Management of Rigel prior to the Business Combination—Executive Officers and Directors.”

Stephen Hayes. Mr. Hayes has a long career in the public interest and international relations sectors, with a strong focus on emerging economies and Africa. Notably, Mr. Hayes served as President and CEO of the Corporate Council on Africa, from 1999 to 2017, where he helped shape the organization into one of the key US-Africa business organizations. As part of his employment, he regularly met with African heads of state, was one of the leaders in passing the Africa Growth and Opportunity Act by US Congress in 2000 and received the highest award of the US Department of Commerce in 2008 in recognition of his work. Throughout his career, Mr. Hayes has worked on international relations, with an emphasis on educational exchanges, including serving as a consultant to the United Nations Development Programme Non-Governmental Liaison Service, during his tenure as a Director of Development Education for the National Board of YMCAs from 1975 to 1982, organizing several regional conferences in North America. Mr. Hayes has also served as International Special Projects Director at AFS from 1982 to 1985, where he developed a number of adult exchange programs with emerging economies, and as President of the American Center for International Leadership from 1985 to 1986, where he lead exchange programs with the Soviet Union. Mr. Hayes has also served as special projects director at the University of Denver for the Graduate School of International Affairs. Mr. Hayes holds a BA in political science and zoology from Indiana University and a masters of Agriculture with emphasis on natural resource development from Texas A&M University and is currently a non-invested partner of Gainful Solutions, a private consulting firm, alongside being a commentator on international relations and African current events.

Family Relationships

There is no family relationship between director nominees or executive officers.

Employment Agreements

Aurous Resources has not yet entered into employment agreements with any of its anticipated executive officers. At such time as Aurous Resources may enter into an employment agreement with any anticipated executive officer, Aurous Resources intends to file such agreement as an exhibit to this proxy statement/prospectus and disclose the material terms of such agreement.

Foreign Private Issuer Status and Corporate Governance Practices

After the consummation of the Business Combination, Aurous Resources will be considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the Nasdaq. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Aurous Resources will not be subject to the SEC’s proxy rules. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the Nasdaq. We intend to rely on this “foreign private issuer” exemption in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, Aurous Resources’ shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of the Nasdaq’s corporate governance requirements.

Aurous Resources intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Aurous Resources is a foreign private issuer, its directors, senior management and holders of more than 10% of the issued and outstanding Aurous Resources Ordinary Shares are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Board Composition

With effect from the Closing, the parties to the Business Combination Agreement will take all necessary action to reconstitute the Aurous Resources board so that it comprises the directors specified above (or such other directors agreed to in writing between specified parties to the Business Combination Agreement).

If the Proposed Organizational Documents are approved, upon the consummation of the Business Combination, the Aurous Resources Board will be composed of 7 directors. Aurous Resources intends to disclose the outstanding director, who is expected to be ordinarily resident in South Africa, supplementally to this proxy statement/prospectus, prior to the date of the General Meeting.

Director Independence

Upon the consummation of the Business Combination, the Aurous Resources Board anticipates that each member of the Aurous Resources Board will qualify as independent, as defined under the listing rules of Nasdaq and SEC rules, other than Richard Floyd, Alan Smith and Izak Marais.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the Aurous Resources Board will be informed oversight of the post-combination company’s risk management process. The Aurous Resources Board does not anticipate having a standing risk management committee of the board; however, it intends to implement procedures and processes to ensure adequate risk management protocols.

Board Committees

Upon the consummation of the Business Combination, the Aurous Resources Board will establish an audit committee. The Aurous Resources Board may establish other committees to facilitate the management of the post-combination company’s business and these committees shall consist of at least one Blyvoor Director. The Aurous Resources Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Aurous Resources Board will delegate various responsibilities and authority to the audit committee as generally described below. The audit committee will regularly report on their activities and actions to the full Aurous Resources Board. The audit committee of the Aurous Resources Board will have a written charter approved by the Aurous Resources Board. Upon the consummation of the Business Combination, a copy of the audit committee’s charter will be posted on the post-combination company’s website at www.aurousresources.com. The inclusion of the post-combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Aurous Resources’ website into this proxy statement/prospectus, and you should not consider information contained on the post-combination company’s website to be part of this proxy statement/prospectus. Members will serve on the audit committee committees until their resignation or until otherwise determined by the Aurous Resources Board.

Audit Committee

Upon the consummation of the Business Combination, Aurous Resources will establish an audit committee and the members of the audit committee will be Jan Hendrik (Hennie) van Greuning, Christine Coignard and Stephen Hayes, each of whom is financially literate. Jan Hendrik (Hennie) van Greuning qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the accounting or related financial management expertise requirements of the Nasdaq. Each of Jan Hendrik (Hennie) van Greuning, Christine Coignard and Stephen Hayes is independent under the rules and regulations of the SEC and the listing rules of the Nasdaq applicable to audit committee members. Aurous Resources’ audit committee will assist the Aurous Resources Board with its oversight of, among other things, the following: the financial statements of Aurous Resources, including such financial statements’ integrity; Aurous Resources’ compliance with legal and regulatory requirements; the qualifications, independence, appointment and performance of Aurous Resources’ independent registered public accounting firm; and the design and implementation of Aurous Resources’ internal audit function and risk assessment and risk management. The audit committee will also discuss with Aurous Resources’ management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit Aurous Resources’ financial statements, and the results of the audit, as appropriate, will initiate inquiries into certain aspects of Aurous Resources’ financial affairs. Aurous Resources’ audit committee will be responsible for establishing, maintaining and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Aurous Resources’ employees of concerns regarding questionable accounting or auditing matters. In addition, Aurous Resources’ audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of Aurous Resources’ independent registered public accounting firm. Aurous Resources’ audit committee will have sole authority to approve the hiring and discharging of Aurous Resources’ independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Aurous Resources’ audit committee will review and oversee all related person transactions in accordance with Aurous Resources’ policies and procedures.

Code of Business Conduct and Ethics

Upon consummation of the Business Combination, the Aurous Resources Board will adopt a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics will apply to all of Aurous Resources’ employees, officers and directors. Upon consummation of the Business Combination, the full text of the post-combination company’s Code of Business Conduct and Ethics will be posted on the post-combination company’s website at www.aurousresources.com. Aurous Resources intends to disclose future amendments to, or waivers of, the post-combination company’s Code of Business Conduct and Ethics, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on the post-combination company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on the post-combination company’s website to be part of this proxy statement/prospectus.

Corporate Governance Guidelines

Upon the consummation of the Business Combination, the Aurous Resources Board will adopt corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that will serve as a flexible framework within which our board and its committees will operate. These guidelines will cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, executive managers, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website at https://aurousresources.com/investors/. The inclusion of our website address in this proxy statement/prospectus does not include or incorporate by reference the information on our website into this proxy statement/prospectus, and you should not consider information contained on the website to be part of this proxy statement/prospectus.

Conflicts of Interest - Related Party Transactions Policy

Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the memorandum and articles of association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under the Proposed Organizational Documents, a director must disclose the nature of his interest in any contract or transaction, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, the interested director may vote in respect of any contract or transaction in which he or she is interested. After a general notice that a director is to be regarded as interested in any transaction, such interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Additionally, effective upon the consummation of the Business Combination, the board of directors of Aurous Resources expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, Aurous Resources’ audit committee will serve as the approval authority for related party transactions. Aurous Resources will compile and maintain a master list of related parties. Any transaction that Aurous Resources intends to undertake with a related party will be submitted to the Audit Committee for determination of required approvals under the related-party transactions policy.

As a foreign private issuer, Aurous Resources is generally subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer, like Aurous Resources, to follow the corporate governance practices of its home country, which is the Cayman Islands, in lieu of Nasdaq corporate governance requirements relating to independent directors and the formation and composition of committees, with respect to the disclosure of third party director and nominee compensation and the requirement to distribute annual and interim reports. Aurous Resources may elect to take advantage of some or all of the exemptions provided by the Nasdaq rules.

Accordingly, as a result of multiple business affiliations, the directors of Aurous Resources may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when the board of Aurous Resources evaluates a particular business opportunity. Aurous Resources cannot assure you that any of the above-mentioned conflicts will be resolved in its favor. Furthermore, each of the directors of Aurous Resources may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Insider Trading Policy

Upon consummation of the Business Combination, Aurous Resources intends to adopt an insider trading policy which will, among others, prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about Aurous Resources; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of Aurous Resources, except for specific transfer windows.

Limitation on Liability and Indemnification of Officers and Directors

The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

The Proposed Organizational Documents provide that Aurous Resources shall indemnify each of its directors and officers (including former directors and officers) out of its assets, to the fullest extent permissible under the laws of the Cayman Islands, against any liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement whatsoever, which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud, willful neglect or willful default.

Aurous Resources intends to purchase a policy of directors’ and officers’ liability insurance that insures Aurous Resources officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Aurous Resources against its obligations to indemnify its officers and directors.

These provisions may have the effect of reducing the likelihood of derivative litigation against Aurous Resources officers and directors, even though such an action, if successful, might otherwise benefit Aurous Resources and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Aurous Resources pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Aurous Resources believes that these provisions and the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Aurous Resources pursuant to the foregoing provisions, the directors, officers or persons controlling Aurous Resources have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

Historical Remuneration and Other Awards of Blyvoor Executive Officers and Directors

The aggregate cash compensation paid by Blyvoor and its affiliates to its executive officers and directors who are expected to serve as executive officers and directors of Aurous Resources following the completion of the Business Combination for the fiscal year ended February 29, 2024 was R2,096,410.

Director Compensation

Following the consummation of the Business Combination, Aurous Resources’ non-executive directors will be entitled to receive an annual fee which has not yet been finalized, as compensation for their service on the board, subject to required withholdings. Aurous Resources will also reimburse each non-executive director for his or her reasonable and properly documented expenses incurred in performing the duties of a director in accordance with Aurous Resources’ policies that may be in effect from time to time.

Compensation Arrangements with Aurous Resources Executive Officers in Connection with the Business Combination

The term “Blyvoor” as used in this section refers to Aurous Gold, Gauta Tailings and their respective subsidiaries.

Transaction Success Cash Awards

Prior to the Closing, Blyvoor expects to establish a transaction success bonus program in an aggregate amount not to exceed $2,000,000 (the “Transaction Success Cash Awards”). The Transaction Success Cash Awards will become payable within thirty (30) days following the Closing, subject to the recipient’s continued employment with the Blyvoor Group through the Closing. If a Transaction Success Cash Award allocation is forfeited by a participant prior to the Closing, such allocation may be reallocated by the Chief Financial Officer and Chief Executive Officer of Blyvoor, in their discretion, following good faith consultation with Rigel; provided that Rigel will have the right to approve any reallocation to the Chief Executive Officer of Blyvoor, which approval should not be unreasonably withheld.

Transaction Success Incentive Share Scheme

Prior to the Closing, Blyvoor expects to establish a Transaction Success Incentive Share Scheme, pursuant to which Transaction Success Equity Awards, in an amount not to exceed 200,000 Aurous Resources Ordinary Shares will be awarded and/or allocated to key employees, including the Blyvoor Chief Executive Officer, Executive Chairman, Chief Operating Officer and Chief Financial Officer, which Transaction Success Equity Awards will become earned upon the completion of the Business Combination, subject to the participant’s continued employment with the Blyvoor Group through the Closing. The vesting of the Transaction Success Equity Awards will be subject to certain transfer or sale restrictions to be set forth in the applicable grant agreements. The participants in the Transaction Success Incentive Share Scheme and the individual allocations of awards thereunder will be determined prior to the Closing Date by the Chief Financial Officer and Chief Executive Officer of Blyvoor. If a Transaction Success Equity Award allocation is forfeited by a participant prior to the Closing Date, such allocation may be reallocated by the Chief Financial Officer and Chief Executive Officer of Blyvoor following good faith consultation with Rigel, provided that Rigel will have the right to approve any reallocation to the Chief Executive Officer of Blyvoor, which approval should not be unreasonably withheld.

Management Incentive Share Scheme

Prior to the Closing Date, Blyvoor expects to establish a Management Incentive Share Scheme which may provide for a maximum of up to 875,000 Aurous Resources Ordinary Shares, to be allocated for issuance upon completion of the Business Combination to certain members of the Blyvoor management team, including the Blyvoor Chief Executive Officer, Executive Chairman, Chief Operating Officer and Chief Financial Officer. Such Management Incentive Awards will be granted in accordance with metrics similar to those applicable for the determination of the Earnout Shares, and vesting will be further subject to certain transfer and sale restrictions to be set forth in the applicable grant agreements. The participants in the Management Incentive Share Scheme and the individual allocations of awards thereunder will be determined prior to the Closing Date by the Chief Financial Officer and Chief Executive Officer of Blyvoor, following good faith consultation with Rigel. If a Management Incentive Award allocation is forfeited by a participant prior to the Closing Date, such allocation may be reallocated by the Chief Financial Officer and Chief Executive Officer of Blyvoor, in their discretion, following good faith consultation with Rigel; provided that Rigel will have the right to approve any reallocation to the Chief Executive Officer of Blyvoor, which approval should not be unreasonably withheld.

Executive Officer and Director Compensation Following Completion of the Business Combination

Aurous Resources’ policies with respect to the compensation of its executive officers and directors following the completion of the Business Combination will be administered by the Aurous Resources Board (or, to the extent applicable, may be administered by a renumeration committee of the Aurous Resources Board, to the extent so delegated). Following completion of the Business Combination, Aurous Resources intends to establish an executive compensation program that is competitive with other similarly-situated companies in its industry, and is expected to include base salary, cash annual bonus and/or long-term equity compensation awards that are, in each case, designed to incentivize, motivate and retain key employees.

Equity Compensation – 2024 Equity Incentive Plan

Upon completion of the Business Combination, the Aurous Resources Board, subject to shareholder approval, will adopt the 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”) in order to facilitate the grant of cash and/or equity-based incentive awards to Blyvoor and/or Aurous Resources directors, employees (including Blyvoor and/or Aurous Resources executive officers) and certain natural person consultants in order to retain the services of such individuals and align their interests with ours.

The aggregate number of Aurous Resources Ordinary Shares that will be initially reserved for issuance under the 2024 Equity Incentive Plan will be equal to 7.5% of the Aurous Resources Ordinary Shares outstanding as of immediately following the completion of the Business Combination, plus the number of Aurous Resources Ordinary Shares required to satisfy awards under the Management Incentive Share Scheme and Transaction Success Incentive Share Scheme described above. The 2024 Equity Incentive Plan also includes an “evergreen” share refresh feature which will provide that the number of Aurous Resources Ordinary Shares available for issuance under the 2024 Equity Incentive Plan will be automatically increased the first day of each of the first nine fiscal years commencing after the Closing Date by 2% of the total aggregate Aurous Resources Ordinary Shares outstanding as of December 31 of the immediately preceding calendar year.

Following completion of the Business Combination, the Aurous Resources Board may make grants of awards under the 2024 Equity Incentive Plan to key service providers, in forms and amounts to be determined by the Aurous Resources Board. No final decisions have been made with respect to grants of equity awards under the 2024 Equity Incentive Plan, other than as described above.

DESCRIPTION OF AUROUS RESOURCES SECURITIES AND PROPOSED ORGANIZATIONAL DOCUMENTS

This section of the proxy statement/prospectus includes a description of the material terms of the Proposed Organizational Documents. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Proposed Organizational Documents, which are attached as Annex D to this proxy statement/prospectus or other documents included as exhibits to this proxy statement/prospectus. You are urged to read the full text of the Proposed Organizational Documents and other documents described below. References in this section to “we” or “us” refer to Aurous Resources.

Aurous Resources is a Cayman Islands exempted company and its affairs are governed by the Proposed Organizational Documents (upon adoption), the Companies Act and the common law of the Cayman Islands.

Authorized Shares

As of the date of this proxy statement/prospectus, there is one Aurous Resources Ordinary Share of par value $1 issued and outstanding and no preference shares issued and outstanding.

As of the Closing, Aurous Resources will have an authorized share capital of $50,500 divided into 500,000,000 ordinary shares, of a par value of $0.0001 each, and 5,000,000 preference shares, of a par value of $0.0001 each. Aurous Resources expects to have approximately 68,446,033 Aurous Resources Ordinary Shares and no preference shares issued and outstanding immediately after the consummation of the Business Combination, assuming that no Rigel Class A Ordinary Shares are redeemed in connection with the Business Combination (in each case, assuming no Aurous Resources Warrants are exercised).

An application will be made to list Aurous Resources Ordinary Shares and Aurous Resources Public Warrants on the Nasdaq upon Closing, under the ticker symbols “AURS” and “AURSW”, respectively.

Initial settlement of the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants will take place on the Closing Date through DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Aurous Resources Ordinary Shares or Aurous Resources Public Warrants held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder thereof.

Aurous Resources Ordinary Shares

General

Holders of Aurous Resources Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this proxy statement/prospectus, none of the holders of Aurous Resources Ordinary Shares have different voting rights from the other holders after the consummation of the Business Combination.

Unless specified in the Companies Act, the Proposed Organizational Documents or applicable securities exchange rules, the affirmative vote of a majority of Aurous Resources Ordinary Shares that are voted is required to approve any such matter voted on by Aurous Resources shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the Proposed Organizational Documents. Under the Proposed Organizational Documents, a special resolution means a resolution passed by at least 75% of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at a general meeting. Such actions include amending Proposed Organizational Documents and approving a statutory merger or consolidation with another company.

Under the Proposed Organizational Documents, Holders of Aurous Resources Ordinary Shares will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or rights of redemption applicable to the Aurous Resources Ordinary Shares.

Dividends

Aurous Resources shareholders are entitled to receive ratable dividends when, as and if declared by Aurous Resources Board out of funds legally available therefor.

The payment of cash dividends in the future, if any, will be at the discretion of Aurous Resources Board.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in Aurous Resources being unable to pay its debts as they fall due in the ordinary course of its business.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Aurous Resources Ordinary Shares will be entitled to participate in any surplus assets in proportion to the par value of the shares held by them at the commencement of the winding-up subject to a deduction from those shares in respect of which there are monies due.

Transfers of Shares

Subject to the restrictions contained in the Proposed Organizational Documents and the rules or regulations of the Designated Stock Exchange (as defined in the Proposed Organizational Documents) or any relevant securities laws, any Aurous Resources shareholders may transfer all or any of his or her Aurous Resources Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Aurous Resources directors.

Register of Members

Under Cayman Islands law, Aurous Resources must keep a register of members and there shall be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number),

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member,

●	confirms the number and category of shares held by each member, and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of Aurous Resources is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the consummation of the Business Combination, the register of members shall be immediately updated to reflect the issue of shares by Aurous Resources. Once Aurous Resources’ register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of Aurous Resources Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Redemption and Repurchase of Shares

Subject to the provisions of the Companies Act, Aurous Resources may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Aurous Resources. The redemption of such shares will be effected in such manner and upon such other terms as Aurous Resources’ directors determine before the issue of the shares. Aurous Resources may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Aurous Resources Preference Shares

The Proposed Organizational Documents authorize 5,000,000 preference shares and provides that preference shares may be issued from time to time. Aurous Resources Board are authorized to fix the rights, preferences and limitations thereof, applicable to the shares of each series. Aurous Resources Board will be able to, without shareholder approval (except as otherwise required by any applicable securities exchange), issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Aurous Resources Ordinary Shares and could have anti-takeover effects. The ability of Aurous Resources Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of Aurous Resources or the removal of Aurous Resources’ then existing management. If the Aurous Resources Board decides to issue these preference shares, the price of the Aurous Resources Ordinary Shares may fall and the voting and other rights of the holders of Aurous Resources Ordinary Shares may be materially adversely affected. However, under Cayman Islands law, Aurous Resources Board may only exercise the rights and powers granted to them under the Proposed Organizational Documents for a proper purpose and for what they believe in good faith to be desirable and in the best interests of Aurous Resources. Aurous Resources has no preference shares issued and outstanding at the date hereof. Although Aurous Resources does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future. No preference shares will be issued or registered in connection with the Business Combination.

Aurous Resources Warrants

At the Merger Effective Time, each Rigel Public Warrant issued, outstanding and unexercised immediately prior to the Merger Effective Time will be automatically assumed by Aurous Resources and converted into one Aurous Resources Public Warrant and each Rigel Private Warrant issued, outstanding and unexercised immediately prior to the Merger Effective Time will be automatically assumed by Aurous Resources and converted into one Aurous Resources Private Warrant.

At the Closing, Aurous Resources, Rigel and the Warrant Agent will enter into the Assumed Warrant Agreement pursuant to which, as of the Merger Effective Time, Rigel will assign to Aurous Resources all of its rights, interests and obligations in and under the Aurous Resources Original Warrant Agreement and amend the Original Warrant Agreement to reflect the assumption of the Rigel Warrants by Aurous Resources. Immediately after the Merger Effective Time, Aurous Resources anticipates that there will be approximately 15,000,000 Aurous Resources Public Warrants and approximately 14,000,000 Aurous Resources Private Warrants outstanding, not accounting for any Rigel Warrant sales (if any) pursuant to the Sponsor Warrant Redemption.

Each Aurous Resources Public Warrant and Aurous Resources Private Warrant will represent the right to purchase one Aurous Resources Ordinary Share at an exercise price of $11.50 per share in cash or by payment of Aurous Resources Public Warrants and Aurous Resources Private Warrants, as applicable, pursuant to a “cashless exercise.”

The Aurous Resources Warrants will become exercisable 30 days after the date of the consummation of the Business Combination and will expire upon the earlier of (i) the date that is five years after the date of the consummation of the Business Combination, (ii) a liquidation of Aurous Resources, and (iii) a redemption date fixed by Aurous Resources in accordance with the Original Warrant Agreement.

The exercise price of the Aurous Resources Warrants, and the number of Aurous Resources Ordinary Shares issuable upon exercise thereof, will be subject to adjustment under certain circumstances, including if Aurous Resources (i) pays any dividend in Aurous Resources Ordinary Shares, (ii) subdivides the outstanding Aurous Resources Ordinary Shares, (iii) pays an extraordinary dividend in cash or (iv) issues additional Aurous Resources Ordinary Shares at an issue price of less than $9.20 per share.

Once the Aurous Resources Warrants become exercisable, Aurous Resources will have the right to redeem not less than all of the Aurous Resources Public Warrants (i) for cash, at any time prior to their expiration, at a redemption price of $0.01 per Aurous Resources Public Warrant, if (A)the last reported sales price of Aurous Resources Ordinary Shares has been at least $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (B) there is an effective registration statement covering the Aurous Resources Ordinary Shares issuable upon exercise of the Aurous Resources, and a current prospectus relating thereto, available throughout the 30-day redemption period and (ii) for Aurous Resources Ordinary Shares, at any time prior to their expiration, at a redemption price of $0.10 per warrant, if the last reported sales price of Aurous Resources Ordinary Shares has been at least $10.00 but less than $18.00 per share on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (in which case, all Aurous Resources Private Warrants may also be redeemed).

No fractional shares will be issued upon exercise of the Aurous Resources warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in Aurous Resources Ordinary Shares, Aurous Resources will round down to the nearest whole number of shares to be issued to the warrant holder.

Transfer Agent

The transfer agent for Aurous Resources Ordinary Shares is Continental Stock Transfer & Trust Company.

Aurous Resources will indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to Rigel and Aurous Resources and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of 66⅔% in value of the voting shares that attend and vote at a general meeting) of the shareholders of each company or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (A) consent or approval to the transfer has been obtained, released or waived; (B) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (C) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-Out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Aurous Resources has been advised by Maples and Calder (Cayman) LLP that it is not aware of any reported class action having been brought in the Cayman Islands. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Aurous Resources will be the proper plaintiff in any claim based on a breach of duty owed to Aurous Resources, and a claim against (for example) Aurous Resources’ officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforceability of Civil Liability under Cayman Islands Law

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Aurous Resources has been advised by Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against Aurous Resources, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Aurous Resources predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

Aurous Resources is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Proposed Organizational Documents permit indemnification of officers and directors for any liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses such judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, whatsoever which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud, willful neglect or willful default. This standard of conduct is generally the same as permitted under Delaware corporate law for a Delaware corporation. In addition, Aurous Resources intends to enter into indemnification agreements with Aurous Resources’ directors and executive officers that will provide such persons with additional indemnification beyond that provided in the Proposed Organizational Documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Aurous Resources’ directors, officers or persons controlling Aurous Resources under the foregoing provisions, Aurous Resources has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

As a Cayman Islands exempted company, Aurous Resources is not obliged by law to call shareholders’ annual general meetings. The Aurous Resources Board may convene a general meeting at such time and place as they may determine. At least five clear days’ notice shall be given for any general meeting.

Shareholder Action by Written Consent

Under Delaware corporate law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

The Proposed Organizational Documents provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.

The Proposed Organizational Documents permit shareholders holding not less than 10% in par value of the issued Aurous Resources Ordinary Shares to requisition to put forth a resolution at an annual general meeting or to call a general meeting.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

As permitted under Cayman Islands law, the Proposed Organizational Documents do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Certain Anti-Takeover Provisions of the Proposed Organizational Documents

Aurous Resources’ authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of Aurous Resources by means of a proxy contest, tender offer, merger or otherwise.

Under the Proposed Organizational Documents, the Aurous Resources Board may also, when it deems desirable and in the best interests of Aurous Resources and its shareholders that steps be taken to preserve for the shareholders the long-term value of the company in the event of a takeover or other opportunistic acquisition of shares, consider and authorize a dividend to shareholders of rights to purchase shares of a newly established and designated series of preference shares, which preference shares shall have the relative rights, preferences and limitations determined by the Aurous Resources Board.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Proposed Organizational Documents, directors may be removed by shareholders by ordinary resolution (save for any Blyvoor Director who shall only be removed upon the passing of a special resolution).

Appointment of Directors

The Aurous Resources directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Aurous Resources Board.

Subject to the terms of the Proposed Organizational Documents, Aurous Resources can, by passing an ordinary resolution, appoint any willing person to be a director (either as an additional director or to fill a vacancy where a director has stopped being a director for some reason, save for a vacancy left by a Blyvoor Director ceasing to be a director during the period ending at the company’s third annual general meeting, in respect of which Blyvoor Gold shall have the sole right to nominate and appoint any person to fill such vacancy (by way of written notice to the company).

Subject to the terms of the Proposed Organizational Documents, the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director, provided that (i) the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Proposed Organizational Documents as the maximum number of directors and (ii) if the appointment is to fill a vacancy left by a Blyvoor Director during the period ending at the company’s third annual general meeting, Blyvoor Gold shall have the sole right to nominate and appoint any person to act as such replacement (by way of written notice to the company).

Annual Retirement of Directors

At the first annual general meeting of Aurous Resources, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual general meeting of Aurous Resources, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual general meeting of Aurous Resources, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of Aurous Resources, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the Business Combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Proposed Organizational Documents, if Aurous Resources is wound up, the liquidator of our company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Proposed Organizational Documents, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not Aurous Resources is being wound up, be varied in accordance with the rights attached to that class; otherwise, any such variation shall be made only with the approval of the holders of not less than three quarters of the issued shares of that class by amount or by a special resolution passed by a majority of not less than three quarters of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under Delaware corporate law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

As permitted by Cayman Islands law, the Proposed Organizational Documents may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Proposed Organizational Documents on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Proposed Organizational Documents governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation, regulations and guidance aimed at the prevention of money laundering, terrorist financing and proliferation financing, and sanctions legislation Aurous Resources may be required to adopt and maintain anti-money laundering procedures, and may require subscribers and their beneficial owners, controllers or authorized persons (where applicable) (“Related Persons”) to provide evidence to verify their identity. Where permitted, and subject to certain conditions, Aurous Resources may also rely on, or delegate to, a suitable person the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information).

Aurous Resources reserves the right to request such information as is necessary to verify the identity of a subscriber or their Related Persons. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, Aurous Resources may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

Aurous Resources also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering, sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting Aurous Resources

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.aurousresources.com or through phone number +27 67 166 4397.

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the current rights of Rigel’s shareholders before the consummation of the Business Combination, the current rights of Aurous Gold’s and Gauta Tailings’ shareholders, and the rights of Aurous Resources’ shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of Rigel, Aurous Resources, Aurous Gold and Gauta Tailings.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Rigel’s shareholders are urged to carefully read the relevant provisions of the Companies Act and the Compensation Ordinance applicable to Aurous Resources, Rigel’s amended and restated memorandum and articles of association and the forms of the Proposed Organizational Documents that will be in effect as of consummation of the Business Combination (which such forms are included as Annex D to this proxy statement/prospectus). References in this section to the Proposed Organizational Documents are references thereto as they will be in effect upon consummation of the Business Combination. However, the Proposed Organizational Documents may be amended at any time prior to consummation of the Business Combination by mutual agreement of Rigel, Aurous Gold and Gauta Tailings or after the consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Organizational Documents are amended, the below summary may cease to accurately reflect the Proposed Organizational Documents as so amended.

The following table describes material differences between the current rights of Rigel’s shareholders before the consummation of the Business Combinations, and the rights of Aurous Resources’ shareholders after the Business Combination:

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Share Capital

Rigel is authorized to issue $55,500 divided into 500,000,000 Rigel Class A Ordinary Shares, 50,000,000 Rigel Class B Ordinary Shares each and 5,000,000 preference shares of a par value of $0.0001 each. As of December 6, 2024, there are 7,129,558 Rigel Class A Ordinary Shares, 7,500,000 Rigel Class B Ordinary Shares and no preference shares outstanding.

As of the Closing, Aurous Resources will have an authorized share capital of $50,500 divided into 500,000,000 ordinary shares, of a par value of $0.0001 each, and 5,000,000 preference shares, of a par value of $0.0001 each. As of December 6, 2024, there is one Aurous Resources ordinary share of par value $1 issued and outstanding and no preference shares issued and outstanding.

Voting Rights

The Rigel amended and restated memorandum and articles of association provides that the holders of Rigel Ordinary Shares shall have one vote for every Rigel Ordinary Share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.	The Proposed Organizational Documents provide that the holders of shares of Aurous Resources shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.	Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Dividends

The directors of Rigel may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

The directors of Aurous Resources may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

The directors can resolve (without any shareholder approval requirement) that any dividend be paid, wholly or partly, in each case, by distributing specific assets and, where any difficulty arises in regard to the distribution, the directors may settle the same as they think fit.

Purchase and Repurchase of Shares

Subject to the Companies Act or applicable stock exchange or other regulatory rules, Rigel may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.	Subject to the Companies Act or applicable stock exchange or other regulatory rules, Aurous Resources may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Redemption Rights

Upon consummation of the business combination, the Rigel amended and restated memorandum and articles of association provides holders of the Rigel Class A Ordinary Shares with the opportunity to redeem their Rigel Class A Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, including interest (net of taxes paid or payable), divided by the number of then- outstanding Rigel Class A Ordinary Shares.

If Rigel seeks to amend any provision of the amended and restated memorandum and articles of association that would affect the substance or timing of Rigel’s obligation to redeem 100% of the public shareholders’ Rigel Class A Ordinary Shares if Rigel has not consummated an initial business combination May 9, 2025, Rigel must provide public shareholders with the opportunity to redeem their Rigel Class A Ordinary Shares in connection with such vote. Rigel will redeem the public shareholders’ Rigel Class A Ordinary Shares and liquidate if it does not complete a business combination by May 9, 2025 (unless such date is extended).

After consummation of the business combination, holders of Rigel Class A Ordinary Shares are not entitled to redemption rights with respect to their Rigel Class A Ordinary Shares.

The Aurous Resources Ordinary Shares are not redeemable. However, subject to the provisions of the Companies Act, and, where applicable, the rules and regulations of the Designated Stock Exchange (as defined in the Proposed Organizational Documents), the SEC and/or any other competent regulatory authority or otherwise under applicable law, Aurous Resources may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Aurous Resources.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Pre-Emption Rights

None.	None.

Amendments to Governing Documents

Amendment of any provision of Rigel’s amended and restated memorandum and articles of association requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the outstanding Rigel Ordinary Shares that are entitled to vote and that vote in a general meeting. The Sponsor and Rigel’s executive officers and directors have agreed that they will not propose any amendment to the Rigel amended and restated memorandum and articles of association that would affect the substance or timing of Rigel’s obligation to redeem 100% of its public shares if Rigel does not complete its initial business combination by May 9, 2025, unless Rigel provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of Rigel’s amended and restated memorandum and articles of association relating to the election of directors prior to the business combination may only be amended by a special resolution passed by holders representing 90% of the outstanding Rigel Ordinary Shares. Rigel may, by a vote of a majority of the Rigel Ordinary Shares voted:

increase its share capital;

consolidate and divide all or any of its share capital into shares of larger amount;

convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Rigel or into shares without par value; and

cancel any shares that have not been taken or agreed to be taken by any person.

In all other instances, Rigel’s amended and restated memorandum and articles of association may be amended by a special resolution of holders of two-thirds of the Rigel Ordinary Shares voted or by unanimous written consent of all holders entitled to vote.

Amendment of any provision of the Proposed Organizational Documents requires a special resolution, meaning a resolution passed by at least 75% of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at a general meeting.

However, Aurous Resources may, by a resolution passed by a simple majority of shareholders voting in person, or where proxies are allowed, by proxy at a general meeting (and including by unanimous written resolution):

Increase its share capital;

Consolidate and divide all or any of its share capital into shares of larger amount;

Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Rigel or into shares without par value; and

Cancel any shares that have not been taken or agreed to be taken by any person.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Number of Directors

Rigel’s amended and restated memorandum and articles of association provides that, unless otherwise determined by a vote of a majority of the Rigel Ordinary Shares voted, the minimum number of directors shall be one.

The Proposed Organizational Documents provide that the minimum number of directors shall consist of not less than (i) three Blyvoor Directors during the period ending at Aurous Resources’ third annual general meeting and (ii) three directors for the period following Aurous Resources’ third annual general meeting. The maximum number of directors shall be seven. The majority of directors shall be ordinarily resident in South Africa.

Nomination and Election of Directors

The Rigel amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of the majority of the Rigel Class B Ordinary Shares outstanding will be required to appoint any person as director of Rigel. After the business combination, a vote of a majority of the Rigel Ordinary Shares outstanding will be required to appoint any person as director of Rigel. The directors of Rigel may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

The Aurous Resources directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Aurous Resources Board. At the first annual general meeting of Aurous Resources, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual general meeting of Aurous Resources, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual general meeting of Aurous Resources, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of Aurous Resources, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Subject to the terms of the Proposed Organizational Documents, Aurous Resources can by passing an ordinary resolution, appoint any willing person to be a director, either as an additional director or to fill a vacancy where a director has stopped being a director for some reason.

Subject to the terms of the Proposed Organizational Documents, the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Vacation and Removal of Directors

The Rigel amended and restated memorandum and articles of association provides that the office of director may be vacated if:	The Proposed Organizational Documents provide that the office of director is automatically vacated if:

(a)

the director gives notice in writing to Rigel that he resigns the office of director;

(b)

the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the Rigel Board without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office;

(c)

the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)

the director is found to be or becomes of unsound mind; or

(e)

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the Rigel Board duly convened and held in accordance with the Rigel amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The Rigel amended and restated memorandum and articles of association provides that prior to the initial business combination, a vote of a majority of the Class B Ordinary Shares will be required to remove a director. After the initial business combination, a vote of a majority of the Rigel Ordinary Shares outstanding will be required to remove any person as director of Rigel.

(a)

the director gives Aurous Resources a written notice of resignation and the resignation becomes effective;

(b)

the director gives Aurous Resources a written notice in which the director offers to resign, the directors decide to accept this offer and the resignation becomes effective;

(c)

all of the other directors (who must comprise at least three people) pass a resolution or sign a written notice removing the director as a director;

(d)

the director is or has been suffering from mental or physical ill health and the directors pass a resolution removing the director from office;

(e)

the director has missed directors’ meetings (whether or not an alternate director appointed by the absent director attends those meetings) for a continuous period of six months without permission from the directors and the directors pass a resolution removing the director from office;

(f)

a bankruptcy order is made against the director or the director makes any arrangement or composition with their creditors generally; or

(g)

the director is removed from office under the Proposed Organizational Documents.

Aurous Resources can remove a director from office by the passing of an ordinary resolution even though the director’s time in office has not ended (save for any Blyvoor Director who shall only be removed upon the passing of a special resolution).

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Filling of Board Vacancies

The Rigel amended and restated memorandum and articles of association provides that the directors may appoint any person as director of Rigel to fill a vacancy.

Subject to the terms of the Proposed Organizational Documents, Aurous Resources can by passing an ordinary resolution, appoint any willing person to be a director, either as an additional director or to fill a vacancy where a director has stopped being a director for some reason (provided that the number of Blyvoor Directors then in office until Aurous Resources’ third annual general meeting is not reduced below three directors).

Subject to the terms of the Proposed Organizational Documents, the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director (provided that the number of Blyvoor Directors then in office until Aurous Resources’ third annual general meeting is not reduced below three directors). Additionally, if the appointment is to fill a vacancy left by a Blyvoor Director during the period ending at Aurous Resources’ third annual general meeting, Blyvoor Gold shall have the sole right to nominate and appoint any person to fill such vacancy (by way of written notice to the company).

Remuneration of Directors

The Rigel amended and restated memorandum and articles of association provides that the directors shall determine any compensation of the directors; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.	Subject to the terms of the Aurous Resources’ remuneration policy, the directors (or any committee authorized by the directors) may decide how much to pay each director by way of fees.

Quorum and Actions of the Board

The Rigel amended and restated memorandum and articles of association provides that: (i) the quorum is a majority of the directors in office and (ii) the affirmative vote by a majority of votes at a meeting of the directors is an act by the Rigel Board.	The Proposed Organizational Documents provide that: (i) the quorum is a majority of the directors then appointed, provided that at least one Blyvoor Director shall be present; and (ii) matters to be decided at a directors’ meeting will be decided by a majority vote (and if votes are equal, the chair of the meeting has a second, casting vote).

Notice of Meetings of the Board

The Rigel amended and restated memorandum and articles of association provides that a director may, and the secretary of Rigel on the direction of a director shall, call a meeting of the directors by at least two days’ notice to every director. Notice may be waived.	The Proposed Organizational Documents provide that a director may call a meeting of the directors by at least two days’ notice to every director. Notice may be waived.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Director Action by Written Consent

The Rigel amended and restated memorandum and articles of association provides that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.	The Proposed Organizational Documents provide that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.

Annual General Meetings

Rigel may, but shall not (unless required by the Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint. At these meetings the report of the directors (if any) shall be presented.	Aurous Resources may, but shall not (unless required by the Companies Act be obliged to, in each year hold a general meeting as its annual general meeting.

Extraordinary General Meetings

The amended and restated memorandum and articles of association provides that directors, the chief executive officer, the secretary or the chairman of the board of directors may call general meetings, and, for the avoidance of doubt, members shall not have the ability to call general meetings.

The Proposed Organizational Documents provide that the directors or the chair may call general meetings and they shall on a shareholders’ requisition (i.e., shareholder(s) holding not less than 10% in par value of the issued shares which carry the right to vote at general meetings) proceed to convene a general meeting of Aurous Resources.

Advance Notice Requirements for Shareholder Nominations and Other Proposals

None.

Where any shareholder (or shareholders) holding not less than 10% in par value of the issued shares which carry the right to vote at general meetings of the company requests that a resolution be put to an annual general meeting, such shareholder (or shareholders) must deliver any such request in writing to the office of the company not less than 90 nor more than 120 days before the day prior to the date of the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of an annual general meeting is more than 30 calendar days before or more than 60 calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the shareholder (or shareholders) must be so delivered in writing not earlier than the close of business on the 120th calendar day prior to the scheduled date for such annual general meeting and not later than the close of business on the later of (a) the 90th calendar day prior to the scheduled date for such annual general meeting and (b) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the company.

A shareholder duly qualified to be present and to vote at the meeting may deliver to Aurous Resources notice in writing of the shareholder’s intention to propose a specific person for election as a director not more than 28 days (but at least seven clear days) before the day appointed for the meeting.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Notice and Record Date of General Meetings

The amended and restated memorandum and articles of association of Rigel requires that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must state (i) the place, date and hour of the meeting; (ii) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting; (iii) subject to paragraph (iv), the general nature of the business to be transacted; and (iv) if a resolution is proposed as a special resolution, the text of that resolution.

The directors may fix in advance or arrears a date as the record date.

The Proposed Organizational Documents require that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner set out in the Proposed Organizational Documents or in such other manner if any as may be prescribed by Aurous Resources.

The directors may fix in advance or arrears a date as the record date.

Quorum and Actions

The Rigel amended and restated memorandum and articles of association provides that business may only be transacted at a general meeting if a quorum is present, such quorum being the holders of a majority of the Rigel Ordinary Shares entitled to vote as of the record date at such meeting.

The Proposed Organizational Documents provide that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders present in person or by proxy who together hold at least 25% of the issued shares.

Shareholder Action Without Meeting

The Rigel amended and restated memorandum and articles of association provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	The Proposed Organizational Documents do not provide that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.

Indemnification of Directors and Officers

The Rigel amended and restated memorandum and articles of association provides that every director and officer (which for the avoidance of doubt, shall not include auditors of Rigel), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of Rigel against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to Rigel for any loss or damage incurred by Rigel as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which the Proposed Organizational Documents are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a Director or Officer of Aurous Resources, or is or was at any such time serving at the request of the company as a Director or Officer (each an “Indemnified Person”), shall be indemnified and held harmless by Aurous Resources, out of the assets of the company, to the fullest extent permitted by law. Such coverage shall relate to any and all liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, whatsoever which such person may incur or suffer in connection with any such proceeding other than such liability (if any) etc. that an Indemnified Person may incur by reason of their own actual fraud, willful neglect or willful default.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Rigel shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to Rigel if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to Rigel (without interest) by the Indemnified Person.

Further, such indemnification shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of such person’s heirs, executors and administrators, whether or not as a result of any act or failure to act in carrying out such person’s functions; provided, however, that except as provided in herein, Aurous Resources shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Aurous Resources Board.

The Indemnified Person has the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition provided, however, that the payment of such expenses incurred by a Director or Officer in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such person while a Director or Officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, arbitral award or regulatory finding from which there is no further right of appeal that such liability (if any) was incurred by reason of their own actual fraud, willful neglect or willful default.

Dissolution/Liquidation

The Rigel amended and restated memorandum and articles of association provides that in the event that Rigel does not consummate a business combination by May 9, 2025 (unless such date is extended), Rigel shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Rigel Ordinary Shares issued in the Initial Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay liquidation expenses), divided by the number of then outstanding Shares issued in the Initial Public Offering, which redemption will completely extinguish public shareholder rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Rigel’s remaining members and the Rigel Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In accordance with the Companies Act, Aurous Resources may be wound up voluntarily: (i) if the shareholders resolve by special resolution that it be wound up voluntarily; or (ii) if the shareholders in general meeting resolve by ordinary resolution that it be wound up voluntarily because it is unable to pay its debts as they fall due, or Aurous Resources may also be wound up by an order of the courts of the Cayman Islands.

Rights of Rigel’s Shareholders		Rights of Aurous Resources’ Shareholders

Rights of Inspection

The Rigel amended and restated memorandum and articles of association provides that no member (not being a director) shall have any right of inspecting any account or book or document of Rigel except as conferred by the Companies Act or authorized by the directors or by Rigel in general meeting.

None.

Derivative Shareholder Suits

Rigel’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Rigel will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Rigel officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:		Aurous Resources’ Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Aurous Resources officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;	● a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or	● the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”	● those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Rigel where the individual rights of that shareholder have been infringed or are about to be infringed.		A shareholder may have a direct right of action against Aurous Resources where the individual rights of that shareholder have been infringed or are about to be infringed.

Rights of Rigel’s Shareholders	Rights of Aurous Resources’ Shareholders

Anti-Takeover Provisions

Subject to the provisions of the Companies Act, the Rigel amended and restated memorandum and articles of association, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Rigel Ordinary to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Rigel Ordinary Shares to the extent that it may affect the ability of Rigel to carry out a Class B Share Conversion as described in the Rigel amended and restated memorandum and articles of association.

Subject to the provisions of the Cayman Islands Companies Act, the Proposed Organizational Documents and the rules of Nasdaq, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued shares of Aurous Resources to such persons, at such times and on such terms and conditions as they may decide.

The directors may so deal with the unissued Rigel Ordinary Shares:

(a)

either at a premium or at par; or

(b)

with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

The directors may so deal with the unissued shares of Aurous Resources:

(a)

either at a premium or at par; or

(b)

with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Rigel may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in Rigel at such times and on such terms and conditions as the directors may decide.

Aurous Resources may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in Aurous Resources at such times and on such terms and conditions as the directors may decide.

The directors may, when they deem desirable and in the best interests of the company and its shareholders that steps be taken to preserve for the shareholders the long-term value of the company in the event of a takeover or other opportunistic acquisition of shares, consider and authorize a dividend to shareholders of rights to purchase shares of a newly established and designated series of preference shares, which preference shares shall have the relative rights, preferences and limitations determined by the directors.

The following table describes material differences between the current rights of Aurous Gold’s and Gauta Tailings’ shareholders, and the rights of Aurous Resources’ shareholders after the Business Combination:

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Share Capital

Aurous Gold is authorized to issue 1,000 ordinary no par value shares. As of December 6, 2024, Aurous Gold has issued 740 ordinary no par value shares.	Gauta Tailings is authorized to issue 1,000 ordinary no par value shares. There is only one class of shares. As of December 6, 2024, Gauta Tailings has issued 100 ordinary no par value shares.	As of the Closing, Aurous Resources will have an authorized share capital of $50,500 divided into 500,000,000 ordinary shares, of a par value of $0.0001 each, and 5,000,000 preference shares, of a par value of $0.0001 each. As of December 6, 2024, there is one Aurous Resources ordinary share of par value $1 issued and outstanding and no preference shares issued and outstanding.

Voting Rights

The Aurous Gold memorandum of incorporation provides that holders of Aurous Gold’s issued share capital shall have one vote for every share of which he is a holder in respect of every matter to be decided on a poll.	The Gauta Tailings memorandum of incorporation provides that holders of Gauta Tailings’ issued share capital shall have one vote for every share of which he is a holder in respect of any matter to be decided by a vote of shareholders of Gauta Tailings.	The Proposed Organizational Documents provide that the holders of shares of Aurous Resources shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.

Appraisal / Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a South African Company by following the procedure in the South African Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.	Under certain circumstances, shareholders may dissent to a merger of a South African Company by following the procedure in the South African Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.	Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

Dividends

The Aurous Gold memorandum of incorporation records the intention of the shareholders and Aurous Gold to declare, authorize and pay quarterly, a distribution to the shareholders of Aurous Gold pro rata to their respective shareholding of an amount which is commercially reasonable and financially prudent and does not exceed an amount necessary:

The directors of Gauta Tailings (without any shareholder approval) may resolve to declare a dividend by meeting certain requirements as set out in the South African Companies Act. Namely, (i) the directors must resolve to pay a distribution (in the form of a dividend) to the shareholders, and (ii) the above resolution by the board may only be made after they have applied the solvency and liquidity test, which test requires the assessment of whether the payment of dividends as a distribution to the shareholders will allow the company to meet their debt obligations as they fall due and payable in the proceeding twelve months and that the assets of the company exceed the liabilities of the company on a fair value assessment.

The directors of Aurous Resources may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.

Rights of Aurous Gold’s Shareholders		Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

(i)	to maintain the company group’s then current and projected levels of profitability and capital and expenditure requirements, all then current and project capital expenditure, acquisitions and debt repayments;

(ii)	to maintain as working capital for the company group the greater of (i) a cash amount equal to at least 120 days of working capital taking into account then historical and projected working capital requirements and (ii) a cash amount equal to $12.5 million;

(iii)	to ensure that each company group member can satisfy its then current and anticipated obligations in relation to any proposed acquisitions of assets by any company group members;

(iv)	to ensure that each company group member retains a prudent amount for liquidity and contingency purposes;

(v)	to ensure that each company group member can satisfy its then current and projected capital commitments and liabilities in the ordinary course of its business;

(vi)	to ensure that such construction budget will, taking into account the amount of the proposed distribution, show a positive net cash flow for each company group member, less debt services costs (as applicable); and

(vii)	to ensure that such distribution can, with reference to the mine plan, be paid without any member of the company group requiring any subsequent injection of cash from any source within the 12-month period immediately following the payment of such distribution, taking into account reasonably prudent commodity and foreign exchange rates.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

In this regard, the payment by Aurous Gold of any distributions or dividends, as contemplated above, is subject to the provisions of the South African Companies Act. Namely (i) the directors must resolve to pay a distribution (in the form of a dividend) to the shareholders, and (ii) the above resolution by the board may only be made after they have applied the solvency and liquidity test, which test requires the assessment of whether the payment of dividends as a distribution to the shareholders will allow the company to meet their debt obligations as they fall due and payable in the proceeding twelve months and that the assets of the company exceed the liabilities of the company on a fair value assessment.

The directors can resolve (without any shareholder approval requirement) that any dividend be paid, wholly or partly, in each case, by distributing specific assets and, where any difficulty arises in regard to the distribution, the directors may settle the same as they think fit.

Purchase and Repurchase of Shares

Subject to the South African Companies Act, Aurous Gold may repurchase its shares provided that the board of directors have authorized the repurchase and is satisfied that the company will reasonably meet the solvency and liquidity test immediately after the company repurchases its shares.	Subject to the South African Companies Act, Aurous Gold may repurchase its shares provided that the board of directors have authorized the repurchase and is satisfied that the company will reasonably meet the solvency and liquidity test immediately after the company repurchases its shares.	Subject to the Companies Act or applicable stock exchange or other regulatory rules, Aurous Resources may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Redemption Rights

Aurous Gold’s share capital is not redeemable and any redemption of shares would have to follow the same process as that of shares being repurchased. Thus, Aurous Gold would be required to show that:

(i)

the board of directors have resolved that the company shall repurchase a number of its own shares;

(ii)

the board of directors in resolving (i) above has applied the solvency and liquidity test, which test requires assessment of whether the repurchase will allow the company to meet their debt obligations as they fall due and payable in the proceeding twelve months and that the assets of the company exceed the liabilities of the company on a fair value assessment; and

(iii)

the repurchase of shares must after complying with (i) and (ii) above be completed within 120 business days.

Gauta Tailings’ share capital is not redeemable and any redemption of shares would have to follow the same process as that of shares being repurchased. Thus, Gauta Tailings would be required to show that:

(i)

the board of directors have resolved that the company shall repurchase a number of its own shares;

(ii)

the board of directors in resolving (i) above has applied the solvency and liquidity test, which test requires assessment of whether the repurchase will allow the company to meet their debt obligations as they fall due and payable in the proceeding twelve months and that the assets of the company exceed the liabilities of the company on a fair value assessment; and

(iii)

the repurchase of shares must after complying with (i) and (ii) above be completed within 120 business days.

The Aurous Resources Ordinary Shares are not redeemable. However, subject to the provisions of the Companies Act, and, where applicable, the rules and regulations of the Designated Stock Exchange (as defined in the Proposed Organizational Documents), the SEC and/or any other competent regulatory authority or otherwise under applicable law, Aurous Resources may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Aurous Resources.

Pre-Emption Rights

No holder of Aurous Gold’s ordinary issued shares may dispose of their equity interest in Aurous Gold to any person without first offering the equity interest, in writing, to the remaining shareholders of Aurous Gold, stating the material terms of the proposed sale, including the price, terms of payment and identity of the person to whom the disposing shareholding intends to sell the equity interest in question.

In terms of the South African Companies Act, should Gauta Tailings wish to issue shares to a shareholder who is not currently a shareholder of the company then every shareholder has a right to subscribe for as many shares required in order to sustain their voting rights in the company prior to such an issue.

The company has no pre-emptive rights with regards to transferring of shares.

None.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Amendments to Governing Documents

Any amendment to Aurous Gold’s memorandum of incorporation would require a special resolution, meaning a resolution passed by at least 75% of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at meeting of its shareholders.

Any amendment to Gauta Tailings’ memorandum of incorporation would require a special resolution, meaning a resolution passed by at least 75% of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at meeting of its’ shareholders.

Amendment of any provision of the Proposed Organizational Documents requires a special resolution, meaning a resolution passed by at least 75% of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at a general meeting.

However, Aurous Resources may, by a resolution passed by a simple majority of shareholders voting in person, or where proxies are allowed, by proxy at a general meeting (and including by unanimous written resolution):

Increase its share capital;

Consolidate and divide all or any of its share capital into shares of larger amount;

Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Rigel or into shares without par value; and

Cancel any shares that have not been taken or agreed to be taken by any person.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Number of Directors

The minimum number of directors on Aurous Gold’s board shall consist of no less than one director, with no stipulated maximum to the number of directors which may be appointed to Aurous Gold’s board.	The minimum number of directors on Gauta Tailings’ board shall consist of no less than one director, with no stipulated maximum to the number of directors which may be appointed to Gauta Tailings’ board.	The Proposed Organizational Documents provide that the minimum number of directors shall consist of not less than (i) three Blyvoor Directors during the period ending at Aurous Resources’ third annual general meeting and (ii) three directors for the period following Aurous Resources’ third annual general meeting. The maximum number of directors shall be seven. The majority of directors shall be ordinarily resident in South Africa.

Nomination and Election of Directors

The shareholders of Aurous Gold are entitled to nominate persons for appointment as directors and to nominate a person to serve as an alternate director to each such nominee. The memorandum of incorporation provides that each shareholder who holds 50% or more of the ordinary shares in Aurous Gold shall be entitled to nominate two persons for elections as directors and that each shareholder who holds at least 10% but less than 50% of the shares in Aurous Gold shall be entitled to nominate one person for election as a director of Aurous Gold.	The shareholders of Gauta Tailings are entitled nominate and elect the directors of Gauta Tailings, on the following terms: (i) the directors must be elected by shareholders to serve for either a definitive period or indefinite period of time, until such a director vacates their office or is removed from office by the shareholders by means of an ordinary resolution (which resolution requires the support of more than 50% of the shareholders), and (ii) each shareholder when casting their vote is entitle to one vote per issued share of the Company which they hold.	The Aurous Resources directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Aurous Resources Board. At the first annual general meeting of Aurous Resources, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual general meeting of Aurous Resources, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual general meeting of Aurous Resources, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At each succeeding annual general meeting of Aurous Resources, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Subject to the terms of the Proposed Organizational Documents, Aurous Resources can by passing an ordinary resolution, appoint any willing person to be a director, either as an additional director or to fill a vacancy where a director has stopped being a director for some reason.

Subject to the terms of the Proposed Organizational Documents, the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director.

Vacation and Removal of Directors

The Aurous Gold memorandum of incorporation provides that each director of Aurous Gold shall serve indefinitely or until:	In terms of the provisions of the South African Companies Act, the directors of Gauta Tailings may vacate their office if:	The Proposed Organizational Documents provide that the office of director is automatically vacated if:

(a)

the shareholder who nominated such director, removes the director by giving written notice of removal to Aurous Gold;

(b)

the director resigns by written notice to Aurous Gold;

(c)

in the case of an ex officio director, such a director ceases to hold the office, title, designation or similar status that entitled the person to be an ex officio director;

(a)

the director gives notice in writing to the company that he resigns the office of director or if such a director dies;

(b)

the director gives Aurous Resources a written notice in which the director offers to resign, the directors decide to accept this offer and the resignation becomes effective;

(c)

becomes incapacitated to the extent that they are unable to perform the functions of a director;

(a)

the director gives Aurous Resources a written notice of resignation and the resignation becomes effective;

(b)

the director gives Aurous Resources a written notice in which the director offers to resign, the directors decide to accept this offer and the resignation becomes effective;

(c)

all of the other directors (who must comprise at least three people) pass a resolution or sign a written notice removing the director as a director;

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

(d)

becomes incapacitated to the extent that they are unable to perform the functions of a director;

(e)

is declared a delinquent by a court;

(f)

the director is removed by means of an ordinary resolution of the shareholders for any reason; and or

(g)

the director ceases to be a director, is otherwise removed or becomes ineligible or disqualified in accordance with any provisions of Aurous Gold’s memorandum of incorporation.

(d)

is declared a delinquent by a court;

(e)

becomes ineligible or is disqualified from being a director; or

(f)

is removed from office by means of an ordinary resolution of the shareholders, by resolution of the board, or by order of court.

(d)

the director is or has been suffering from mental or physical ill health and the directors pass a resolution removing the director from office;

(e)

the director has missed directors’ meetings (whether or not an alternate director appointed by the absent director attends those meetings) for a continuous period of six months without permission from the directors and the directors pass a resolution removing the director from office;

(f)

a bankruptcy order is made against the director or the director makes any arrangement or composition with their creditors generally; or

(g)

the director is removed from office under the Proposed Organizational Documents.

Aurous Resources can remove a director from office by the passing of an ordinary resolution even though the director’s time in office has not ended (save for any Blyvoor Director who shall only be removed upon the passing of a special resolution

Filling of Board Vacancies

The South African Companies Act prescribes the process in terms of filling a vacancy on the board of directors. Vacancies which arise on the board of directors, other than those vacancies which arise due to an ex officio director ceasing to hold their title, must be filled by:	The South African Companies Act prescribes the process in terms of filling a vacancy on the board of directors. Vacancies which arise on the board of directors, other than those vacancies which arise due to an ex officio director ceasing to hold their title, must be filled by:	Subject to the terms of the Proposed Organizational Documents, Aurous Resources can by passing an ordinary resolution, appoint any willing person to be a director, either as an additional director or to fill a vacancy where a director has stopped being a director for some reason (provided that the number of Blyvoor Directors then in office until Aurous Resources’ third annual general meeting is not reduced below three directors).

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

(a)

a new appointment should there be an insufficient amount of directors (being one director);

(b)

by means of an election of the shareholders at the next annual general meeting of the company; or

(c)

within six months of the vacancy arising, at a shareholders meeting called for that purpose which meeting may take place by means of a written poll should the shareholders so elect.

(a)

a new appointment should there be an insufficient amount of directors (being one director);

(b)

by means of an election of the shareholders at the next annual general meeting of the company; or

(c)

within six months of the vacancy arising, at a shareholders meeting called for that purpose which meeting may take place by means of a written poll should the shareholders so elect.

Subject to the terms of the Proposed Organizational Documents, the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director (provided that the number of Blyvoor Directors then in office until Aurous Resources’ third annual general meeting is not reduced below three directors). Additionally, if the appointment is to fill a vacancy left by a Blyvoor Director during the period ending at Aurous Resources’ third annual general meeting, Blyvoor Gold shall have the sole right to nominate and appoint any person to fill such vacancy (by way of written notice to the company).

Remuneration of Directors

The Aurous Gold memorandum of incorporation does not limit the authority of Aurous Gold to pay remuneration of Aurous Gold’s directors, in accordance with a special resolution approved by Gauta Tailings within the previous two years.	The Gauta Tailings memorandum of incorporation does not limit the authority of Gauta Tailings to pay remuneration of Gauta Tailings directors, in accordance with a special resolution approved by Gauta Tailings within the previous two years.	Subject to the terms of the Aurous Resources’ remuneration policy, the directors (or any committee authorized by the directors) may decide how much to pay each director by way of fees.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Quorum and Actions of the Board

The Aurous Gold memorandum of incorporation provides that the quorum for the transaction of any business at any meeting of Aurous Gold’s board of directors shall be that a majority of the directors appointed to the board are present at the meeting, provided that at least one director (or his alternate director) nominated and appointed to the board by each Blyvoor Gold and Orion shall be required to be present at such meeting to constitute a quorum.	In terms of the provisions of the South African Companies Act, the board of Gauta Tailings will be considered quorate when a majority of the directors are present for a board meeting, have received adequate notice of such a meeting and a majority or have waived their right to receive notice of that meeting.	The Proposed Organizational Documents provide that: (i) the quorum is a majority of the directors then appointed, provided that at least one Blyvoor Director shall be present; and (ii) matters to be decided at a directors’ meeting will be decided by a majority vote (and if votes are equal, the chair of the meeting has a second, casting vote).

Notice of Meetings of the Board

The Aurous Gold memorandum of incorporation provides that at least seven business days written notice shall be given to each director of any meeting of Aurous Gold’s board of directors, provided always that a shorter period of notice (including for the avoidance of doubt no notice) may be given with the written approval of directors on the board.	In terms of the South African Companies Act, Gauta Tailing’s directors may pass resolutions by signing the minutes of the meeting where they have resolved proposals from the board or by means of a written round robin resolution. Any decision of directors taken by round robin resolution shall have the same effect as if concluded at a meeting of the directors in person.	The Proposed Organizational Documents provide that a director may call a meeting of the directors by at least two days’ notice to every director. Notice may be waived.

Director Action by Written Consent

A decision that could be voted on at a meeting of the board of directors of Aurous Gold may instead be adopted if by unanimous written consent of all of the directors, given in person, or by electronic communication, provided that each director of Aurous Gold has received notice of the matter to be decided.	A decision that could be voted on at a meeting of the board of directors of Gauta Tailings may instead be adopted if by unanimous written consent of all of the directors, given in person, or by electronic communication, provided that each director of Gauta Tailings has received notice of the matter to be decided.	The Proposed Organizational Documents provide that a resolution in writing signed by all the directors shall be valid and effectual as if it had been passed at a meeting of the directors.

Annual General Meetings

Aurous Gold may, but shall not (unless required by the South African Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting.	Gauta Tailings may, but shall not (unless required by the South African Companies Act) be obliged to, in each year hold a general meeting as its annual general meeting.	Aurous Resources may, but shall not (unless required by the Companies Act be obliged to, in each year hold a general meeting as its annual general meeting.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Extraordinary General Meetings

The Aurous Gold memorandum of incorporation provides that a shareholders meeting may be called at any time: by the board of directors of Aurous Gold; any one director of Aurous Gold; or the company secretary of Aurous Gold (if any) on the requisition of either the board of directors of Aurous Gold or any one director of Aurous Gold. The memorandum of incorporation of Aurous Gold does not specify a lower percentage of voting rights than the 10% specified in section the South African Companies Act, which provides that the board of a company or any other person specified in the company’s memorandum of incorporation must call a shareholders meeting if one or more written and signed demands for such a meeting are made and signed by the holders of at least 10% of the voting rights entitled to be exercised in relation to the matter proposed to be considered at the meeting required for the requisition by Aurous Gold’s shareholders of a shareholders meeting.	The directors of Gauta Tailings may call a meeting of the board at any time, or must call a meeting if 25% of the directors call for such a meeting, if that board has at least 12 (twelve) directors or two directors, in any other case.	The Proposed Organizational Documents provide that the directors or the chair may call general meetings and they shall on a shareholders’ requisition (i.e., shareholder(s) holding not less than 10% in par value of the issued shares which carry the right to vote at general meetings) proceed to convene a general meeting of Aurous Resources.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Advance Notice Requirements for Shareholder Nominations and Other Proposals

None.	None.	Where any shareholder (or shareholders) holding not less than 10% in par value of the issued shares which carry the right to vote at general meetings of the company requests that a resolution be put to an annual general meeting, such shareholder (or shareholders) must deliver any such request in writing to the office of the company not less than 90 nor more than 120 days before the day prior to the date of the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of an annual general meeting is more than 30 calendar days before or more than 60 calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the shareholder (or shareholders) must be so delivered in writing not earlier than the close of business on the 120th calendar day prior to the scheduled date for such annual general meeting and not later than the close of business on the later of (a) the 90th calendar day prior to the scheduled date for such annual general meeting and (b) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the company.

A shareholder duly qualified to be present and to vote at the meeting may deliver to Aurous Resources notice in writing of the shareholder’s intention to propose a specific person for election as a director not more than 28 days (but at least seven clear days) before the day appointed for the meeting.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Notice and Record Date of General Meetings

The Aurous Gold memorandum of incorporation provides that Aurous Gold must deliver a notice of each shareholder meeting in the prescribed manner and form to all of the shareholders of Aurous Gold as of the record date for the meeting at least fourteen business days before the meeting is to begin. Aurous Gold may call a shareholder meeting with less notice than the aforementioned fourteen business days, but such a meeting may proceed only if every person who is entitled to exercise voting rights in respect of any item on the meeting agenda is present at the meeting and votes to waive the required minimum notice of the meeting.	In terms of the provisions of the South African Companies Act, Gauta Tailings must deliver a notice of each shareholder meeting in the prescribed manner and form to all of the shareholders of Gauta Tailings as of the record date for the meeting, at least 10 (ten) business days before the meeting is to begin.

The Proposed Organizational Documents require that notice of a general meeting be given not less than five clear days before the date of the meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner set out in the Proposed Organizational Documents or in such other manner if any as may be prescribed by Aurous Resources.

The directors may fix in advance or arrears a date as the record date.

Quorum and Actions

A meeting of Aurous Gold’s shareholders may not begin until all of the shareholders are present at the meeting and that the matter to be decided at the meeting may not begin to be considered unless all of the shareholders are present at the meeting.	A meeting of Gauta Tailings’ shareholders may not begin until such time as (i) at least 25% of the votes entitled to be exercised on a matter at the meeting are present, and (ii) a matter to be decided on at the meeting may not proceed unless in aggregate 25% of all voting rights entitled to be exercised on that matter is called on the agenda.	The Proposed Organizational Documents provide that business may only be transacted at a general meeting if a quorum is present, such quorum being one or more shareholders present in person or by proxy who together hold at least 25% of the issued shares.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Shareholder Action Without Meeting

The Aurous Gold memorandum of incorporation provides that a resolution that could be voted on at a shareholders meeting may instead be submitted for consideration to the shareholders entitled to exercise voting rights in relation to the resolution, and voted on in writing by shareholders entitled to exercise sufficient voting rights in relation to the resolution within twenty business days after the resolution was submitted to them.	The South African Companies Act provides that a resolution that could be voted on at a shareholders meeting may instead be submitted for consideration to the shareholders entitled to exercise voting rights in relation to the resolution, and voted on in writing by shareholders entitled to exercise sufficient voting rights in relation to the resolution within twenty business days after the resolution was submitted to them.	The Proposed Organizational Documents do not provide that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.

Indemnification of Directors and Officers

The Aurous Gold memorandum of incorporation provides that the Aurous Gold is authorized to advance expenses to a director, or indemnify a director, in respect of the defense of legal proceedings as more fully contemplated in the South African Companies Act and indemnify a director in respect of liability, as more fully contemplated in South African Companies Act. In this respect, Aurous Gold is authorized to purchase insurance to protect the company or a director, as more fully contemplated in the Companies Act.	The Gauta Tailings memorandum of incorporation provides that Gauta Tailings may advance expenses to a director, or indemnify a director, in respect of the defense of legal proceedings as set out in the South African Companies Act.	Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which the Proposed Organizational Documents are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a Director or Officer of Aurous Resources, or is or was at any such time serving at the request of the company as a Director or Officer (each an “Indemnified Person”), shall be indemnified and held harmless by Aurous Resources, out of the assets of the company, to the fullest extent permitted by law. Such coverage shall relate to any and all liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, whatsoever which such person may incur or suffer in connection with any such proceeding other than such liability (if any) etc. that an Indemnified Person may incur by reason of their own actual fraud, willful neglect or willful default.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Further, such indemnification shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of such person’s heirs, executors and administrators, whether or not as a result of any act or failure to act in carrying out such person’s functions; provided, however, that except as provided in herein, Aurous Resources shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Aurous Resources Board.

The Indemnified Person has the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition provided, however, that the payment of such expenses incurred by a Director or Officer in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such person while a Director or Officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, arbitral award or regulatory finding from which there is no further right of appeal that such liability (if any) was incurred by reason of their own actual fraud, willful neglect or willful default.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Dissolution/Liquidation

In accordance with the South African Companies Act, the company may be wound up voluntarily: (i) if the shareholders resolve by special resolution that it be wound up voluntarily; in such an instance where the company is solvent and liquid, or (ii) if the creditors of the company apply for the company to be wound up for the benefit of creditors.	In accordance with the South African Companies Act, the company may be wound up voluntarily: (i) if the shareholders resolve by special resolution that it be wound up voluntarily; in such an instance where the company is solvent and liquid, or (ii) if the creditors of the company apply for the company to be wound up for the benefit of creditors.	In accordance with the Companies Act, Aurous Resources may be wound up voluntarily: (i) if the shareholders resolve by special resolution that it be wound up voluntarily; or (ii) if the shareholders in general meeting resolve by ordinary resolution that it be wound up voluntarily because it is unable to pay its debts as they fall due, or Aurous Resources may also be wound up by an order of the courts of the Cayman Islands.

Rights of Inspection

The Aurous Gold memorandum of incorporation provides that each shareholder and each person who holds any securities issued by the Aurous Gold will have the information rights set out in the South African Companies Act and Aurous Gold memorandum of incorporation. In this regard, the memorandum of incorporation provides that each shareholder who holds 10% or more of the ordinary issued shares of Aurous Gold shall at all times be entitled to:

reasonable access to the premises, sites of operation, books, records (including copies of all final board papers, management reports and all shareholder and board resolutions passed) and employees of each member of the company group; and

ask Aurous Gold reasonable questions in relation to, and reasonably request copies of any material information from Aurous Gold regarding the material matters related to the company group and business of Aurous Gold.

	In terms of the South African Companies Act, a person who holds or has a beneficial interest in any securities issued by Gauta Tailings has the right to inspect and copy the information contained in the records of the company.	None.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Derivative Shareholder Suits

Aurous Gold’s South African counsel is not aware of any reported class action having been brought in a South African court. Interested parties, which include employees, trade unions, shareholders or parties who may prove they have an interest in acting on behalf of the Company may request the Company to sue or act in a manner to protect the Company’s rights. If the Company refuses such an interested party’s request then application must be made to court allowing such an interested party to litigate or take action on behalf of the company, for the company’s benefit. Section 165 of the South African Companies Act specifies the requirements for derivative actions and is prescriptive in this regard.	Gauta Tailings’ South African counsel is not aware of any reported class action having been brought in a South African court. Interested parties, which include employees, trade unions, shareholders or parties who may prove they have an interest in acting on behalf of the Company may request the Company to sue or act in a manner to protect the Company’s rights. If the Company refuses such an interested party’s request then application must be made to court allowing such an interested party to litigate or take action on behalf of the company, for the company’s benefit. Section 165 of the South African Companies Act specifies the requirements for derivative actions and is prescriptive in this regard.	Aurous Resources’ Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Aurous Resources officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

		●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

		●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

		●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Aurous Resources where the individual rights of that shareholder have been infringed or are about to be infringed.

Rights of Aurous Gold’s Shareholders	Rights of Gauta Tailings’ Shareholders	Rights of Aurous Resources’ Shareholders

Anti-Takeover Provisions

None	None	Subject to the provisions of the Cayman Islands Companies Act, the Proposed Organizational Documents and the rules of Nasdaq, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued shares of Aurous Resources to such persons, at such times and on such terms and conditions as they may decide.

The directors may so deal with the unissued shares of Aurous Resources:

(a) either at a premium or at par; or

(b) with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Aurous Resources may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in Aurous Resources at such times and on such terms and conditions as the directors may decide.

The directors may, when they deem desirable and in the best interests of the company and its shareholders that steps be taken to preserve for the shareholders the long-term value of the company in the event of a takeover or other opportunistic acquisition of shares, consider and authorize a dividend to shareholders of rights to purchase shares of a newly established and designated series of preference shares, which preference shares shall have the relative rights, preferences and limitations determined by the directors.

SHARES ELIGIBLE FOR FUTURE SALE

The Aurous Resources Ordinary Shares and the Aurous Resources Public Warrants to be issued to Rigel’s shareholders in connection with the Business Combination will be freely transferable by persons other than affiliates of Aurous Resources without restrictions under the Securities Act, subject to the restrictions described below.

Lock-Up Periods

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Rigel, Aurous Gold, Gauta Tailings, the Sponsors have entered into the Sponsor Support Agreement. The Sponsor Support Agreement was subsequently amended by the Omnibus Amendment. The Sponsor Support Agreement provides that, among other things, the Sponsors agree (i) to vote in favor of the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede the Business Combination, (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing shares that would result from the issuance of Aurous Resources Ordinary Shares, (v) subject to certain conditions, to sell to Aurous Resources a certain number of either Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, (vi) subject to certain conditions, to extend, or cause their respective affiliate to extend, the maturity date of each of the Working Capital Loans (as defined in the Omnibus Amendment) and, in connection with the Sponsor Warrant Redemption (as defined below), if any, prepare and issue a non-interest bearing promissory note in favor of each Sponsor with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price and (vii) to exercise, or cause its affiliates to exercise, either of the Rigel Public Warrants or Rigel Private Warrants only on a “cashless basis” and forgo any right of conversion with respect to the Working Capital Loans (as defined in the Omnibus Amendment), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares will be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing. For more information on the Sponsor Support Agreement and the Omnibus Amendment, see “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Support Agreement” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”

The Sponsor Support Agreement will terminate and be of no further force or effect upon the earliest of (i) the Closing, (ii) earlier termination of the Business Combination Agreement in accordance with its terms, (iii) the liquidation of Rigel and (iv) the written agreement of the Sponsor, Rigel, and Blyvoor; provided, that in the case of clause (i) those rights and obligations that are explicitly provided for to survive after the Closing (including the lock-up provision in the Sponsor Support Agreement described in the paragraph above) will survive in accordance with their terms.

Exchange Agreement

This section describes certain terms of the Exchange Agreement, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the agreement. The full text of the Exchange Agreement is filed as Exhibit 2.3 to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text in Exhibit 2.3. Rigel shareholders and other interested parties are urged to read the Exchange Agreement in its entirety prior to voting on the proposals presented at the General Meeting.

In connection with the execution of the Business Combination Agreement, Aurous Resources, Blyvoor Gold, Orion Fund II, Aurous Gold and Gauta Tailings have entered into the Exchange Agreement. The Exchange Agreement provides that, among other things, Aurous Resources will acquire all of the issued and outstanding equity interests of each Target Company.

Pursuant to the terms of the Exchange Agreement, the Sellers, including Orion Fund II, an affiliate of the Sponsor, have agreed, subject to customary exceptions, not to transfer any Aurous Resources Ordinary Shares received as Exchange Consideration until the six-month anniversary of the Closing.

The following table summarizes material provisions for restrictions on sale under the above agreements:

	Restrictions on Sales	Expiration	Party	Exceptions
Sponsor Support Agreement

Each of the Sponsors (as defined in the Sponsor Support Agreement) cannot transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing.

		The Sponsor Support Agreement will terminate and be of no further force or effect upon the earliest of (i) the Closing, (ii) earlier termination of the Business Combination Agreement in accordance with its terms, (iii) the liquidation of Rigel and (iv) the written agreement of the Sponsor, Rigel, and Blyvoor; provided, that in the case of clause (i) those rights and obligations that are explicitly provided for to survive after the Closing (including the lock-up provision in the Sponsor Support Agreement described in the paragraph above) will survive in accordance with their terms.	The Sponsors, Rigel, certain directors and officers of Rigel, Aurous Resources, Blyvoor Gold and Gauta Tailings have entered into the Sponsor Support Agreement.

The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares and Aurous Resources Private Warrants will be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing.

The Sponsors may transfer their Aurous Resources Private Warrants during the lock-up period (i) to Rigel or Aurous Resources’ directors or officers or any affiliate or family member of such persons; (ii) to any affiliates or members of such Sponsor’s immediate family; (iii) in the case of an individual, by gift to an immediate family member or to a trust of which the beneficiary is an immediate family member or affiliate of the Sponsor, or to a charitable organization; (iv) by virtue of laws of descent and distribution upon death, in the case of an individual; (v) to a qualified domestic relations order in the case of an individual; (vi) upon exercise of any options, warrants or other convertible securities to purchase Aurous Resources Ordinary Shares; (vii) in the event of Aurous Resources’ liquidation, merger, stock exchange or similar transaction; (viii) in connection with any bona fide mortgage, pledge, hypothecation, encumbrance or other grant of a security interest to an unaffiliated financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; and (viii) for purposes of satisfying any withholding and/or other taxes that become payable in connection with the exchange of Rigel Private Warrants held by such Sponsor for Newco Private Warrants in connection with the consummation of the Business Combination.

	Restrictions on Sales	Expiration	Party	Exceptions
The restrictions on sale may be waived upon the written consent of Rigel and the holders of at least a majority in interest of the Registrable Securities (as defined in the Sponsor Support Agreement) at the time in question, provided however, any waiver that adversely affects one holder in a manner that is materially different from the other holders shall require the consent of the holder so affected.

Exchange Agreement	The Sellers, including Orion Fund II, an affiliate of the Sponsor, have agreed, subject to customary exceptions, not to transfer any Aurous Resources Ordinary Shares or Rigel Private Warrants received as Exchange Consideration until the six-month anniversary of the Closing.		Aurous Resources, Blyvoor Gold, Orion Fund II, Aurous Gold and Gauta Tailings have entered into the Exchange Agreement.

Each Seller may transfer its shares during the Lock-up period to: (i) Aurous Resources directors and officer, affiliates, family of the Aurous Resources directors and officers, or Seller’s affiliates or members of Seller’s immediate families; (ii) a gift to an individual’s immediate family member, a trust, an individual’s affiliate or a charitable organization; (iii) beneficiaries of a trust. Each Seller may also transfer based on the laws of the jurisdiction of incorporation, organizational documents or rights to the equity interest upon Seller’s dissolution. Each Seller may also transfer when an option, conversion or warrant is exercised to purchase Aurous Resources Ordinary Shares. Each Seller may also transfer in Aurous Resources’ liquidation, merger, capital stock exchange. Each Seller may also transfer shares with a bona fide encumbrance or grant of security to a financial institution in connection with a loan or a debt transaction.

The PIPE Investment

Concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, the PIPE Investment Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000. The PIPE Funding (including the PIPE Investment) is conditioned on, among other things, the Closing occurring substantially concurrently with the closing of the PIPE Funding.

The PIPE Investors include certain entities affiliated with DUMAC, Inc., which in aggregate subscribed to the amount of Aurous Resources Ordinary Shares equal to $5 million and Sandstorm, which subscribed to the amount of Aurous Resources Ordinary Shares equal to $2.5 million.

The foregoing description of the PIPE Investment is not complete and is qualified in its entirety by reference to the Subscription Agreements, a form of which is filed as Exhibit 10.2 to Rigel’s Current Report on Form 8-K filed with the SEC on March 11, 2024.

Registration Rights

Registration Rights Agreement

Pursuant to the terms of the Business Combination Agreement, at the Closing, Aurous Resources, the Sponsor and certain other holders of the Aurous Resources Ordinary Shares will enter into the Registration Rights Agreement for certain Aurous Resources Ordinary Shares. The Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Aurous Resources, at Aurous Resources’ expense, to register the Aurous Resources Ordinary Shares that they hold, on customary terms, including customary demand and piggyback registration rights. The Registration Rights Agreement will also provide that Aurous Resources pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.

Subscription Agreements

Pursuant to the terms of the Subscription Agreements, the PIPE Investors have the right to, among other things, require Aurous Resources, at Aurous Resources’ expense, to register the Aurous Resources Ordinary Shares that they hold, on customary terms, including customary demand and piggyback registration rights. The Subscription Agreements also provide that Aurous Resources pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.

Rule 144

Aurous Resources Ordinary Shares and Aurous Resources Public Warrants received in the Business Combination by persons who become affiliates of Aurous Resources for purposes of Rule 144 under the Securities Act (“Rule 144”) may be resold by them only in transactions permitted by Rule 144 (when available, as further described below), or otherwise in accordance with the Securities Act. Persons who may be deemed affiliates of Aurous Resources generally include individuals or entities that control, are controlled by or are under common control with, Aurous Resources, including the directors and executive officers of Aurous Resources, as well as its principal shareholders.

Pursuant to Rule 144, a person who has beneficially owned restricted Aurous Resources Ordinary Shares or Aurous Resources Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Aurous Resources at the time of, or at any time during the three months preceding, a sale and (ii) Aurous Resources is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Aurous Resources was required to file reports) preceding the sale. Persons who have beneficially owned restricted Aurous Resources Ordinary Shares or Aurous Resources Public Warrants for at least six months but who are affiliates of Aurous Resources at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Aurous Resources Ordinary Shares then outstanding; or

●	the average weekly reported trading volume of the Aurous Resources Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Aurous Resources under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Aurous Resources.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although Aurous Resources will be a new registrant, Rule 144 will not be available for the resale of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants until at least one year after Aurous Resources has filed Form 10 type information with the SEC, which is expected to be filed no later than the Form 20-F filed with respect to the Closing, subject to Aurous Resources continuing to satisfy the Exchange Act reporting requirements described above.

Rigel anticipates that, following the consummation of the Business Combination, Aurous Resources will no longer be a shell company and, as a result, following the one year period described above, Rule 144 will become available for resale of Aurous Resources Ordinary Shares and Aurous Resources Public Warrants, subject to Aurous Resources continuing to satisfy the Exchange Act reporting requirements above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Rigel’s Related Party Transactions

Founder Shares

On May 6, 2021, the Sponsor received Founder Shares comprising 7,187,500 Rigel Class B Ordinary Shares in exchange for cash of $25,000. On July 13, 2021, the Sponsor transferred 35,000 Founder Shares to each of an entity owned by Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan, and Timothy Keating, Rigel’s independent directors. On that date, the Sponsor also transferred 135,000 Founder Shares to Nathanael Abebe, Rigel’s President, at their original per-share purchase price of approximately $0.01. On October 16, 2021, the Sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price of approximately $0.01. On that date, the Sponsor also transferred 20,000 Founder Shares to Nathanael Abebe, at their original per-share purchase price of approximately $0.01.

On November 4, 2021, the Rigel Board authorized a share dividend, resulting in the holders of the Founder Shares holding an aggregate of 7,906,250 Founder Shares, of which 1,031,250 are subject to forfeiture. On November 9, 2021, the underwriter exercised a portion of the over-allotment option in connection with the Initial Public Offering; as a result of the expiration of the over-allotment option, Rigel forfeited 406,250 Founder Shares pursuant to the terms of the underwriting agreement, resulting in the holders of the Founder Shares holding an aggregate of 7,500,000 Founder Shares. In connection with the purchase of Rigel Private Warrants by Orion GP, the Sponsor transferred 1,170,000 Founder Shares to Orion GP (an affiliate of the Sponsor) at the time of the Initial Public Offering.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of its initial business combination and (ii) subsequent to its initial business combination, (A) if the last reported sale price of the Rigel Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after its initial business combination, or (B) the date on which Rigel completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their Rigel Ordinary Shares for cash, securities or other property.

Rigel Private Warrants

The Sponsor, Orion GP, and certain of the directors and officers purchased an aggregate of 14,000,000 Rigel Private Warrants at a price of $1.00 per Rigel Private Warrant (for an aggregate purchase price of $14,000,000) from Rigel in the Private Placement. Each Rigel Private Warrant is exercisable to purchase one Rigel Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment. The proceeds from the Private Placement will be added to the net proceeds from the Initial Public Offering held in the Trust Account. If Rigel does not complete its initial business combination prior to by May 9, 2025 (unless such date is extended), the proceeds from the Private Placement held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Rigel Private Warrants will expire and be worthless. The Rigel Private Warrants (including the Rigel Class A Ordinary Shares issuable upon exercise of the Rigel Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of its initial business combination, subject to certain exceptions.

If Rigel does not complete its initial business combination by May 9, 2025 (unless such date is extended), the proceeds of the Private Placement will be used to fund the redemption of our Public Shares, subject to the requirements of applicable law, and the Rigel Private Warrants will expire and be worthless.

Registration Rights

See “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Amended and Restated Registration Rights Agreement.”

Sponsor Promissory Notes

In order to finance transaction costs in connection with its initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Rigel’s officers and directors may, but are not obligated to, loan to Rigel funds as may be required. Such loans would be evidenced by promissory notes. The notes may be repaid upon completion of Rigel’s initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of Rigel’s initial business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Rigel Private Warrants. In the event that a business combination does not close, Rigel may use a portion of proceeds held outside the Trust Account to repay the loan but no proceeds held in the Trust Account would be used to repay the loan.

On May 18, 2022, Rigel entered into the Working Capital Loan with the Sponsor in an aggregate principal amount of up to $1,500,000. On May 20, 2022, the Sponsor advanced $300,000 to Rigel under the Working Capital Loans. On February 21, 2023, Rigel drew down additional $250,000 on the Working Capital Loans. On September 29, 2023, Rigel drew down additional $200,000 on the Working Capital Loan. On November 30, 2023 and December 28, 2023, Rigel drew down additional $200,000, and $550,000, respectively. As of December 31, 2023 and 2022, there was $1,500,000 and $300,000 outstanding under the Working Capital Loan, respectively.

Pursuant to the First Extension Loan, the Sponsor advanced $3,000,000 in connection with the extension of the period of time Rigel has to consummate its initial business combination from May 9, 2023 to August 9, 2023. Up to $3,000,000 of the loans under the First Extension Loan can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant upon maturity or prepayment of the First Extension Loan. The loans under the First Extension Loan will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The maturity date of the First Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the First Extension Loan may be prepaid at any time by Rigel, at its election and without penalty. As of December 31, 2023 and 2022, there was $3,000,000 and $0 outstanding under the First Extension Loan, respectively.

Pursuant to the Second Extension Loan, the Sponsor has agreed that it will contribute to Rigel as a loan (each loan being referred to herein as a “Contribution”) the lesser of (i) $0.03 for each Rigel public share that was not redeemed in connection with the General Meeting and (ii) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the General Meeting and (ii) May 9, 2025. The maximum aggregate amount of all Contributions will not exceed $4,200,000, and the Contributions will be deposited into the Trust Account. Up to $1,500,000 of the Contributions can be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The Contributions will not bear any interest and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination and the consummation of Rigel’s initial business combination. The Rigel Board will have the sole discretion whether to continue extending until May 9, 2025, and if the Rigel Board determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, Rigel would wind up its affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in Rigel’s amended and restated memorandum and articles of association. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by Rigel, at its election and without penalty.

On December 28, 2023, Rigel amended and restated: (i) that the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion GP, an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by Rigel to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively. On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023 and December 29, 2023, the Sponsor advanced $248,387, $350,000, $350,000 and $350,000, $350,000, and $350,000, respectively, to Rigel under the Second Extension Loan. As of December 31, 2023 and 2022, there was $1,998,387 and $0 outstanding under the Second Extension Loan, respectively.

On December 28, 2023, Rigel entered into the December 2023 Working Capital Loan with the Sponsor. Pursuant to the December 2023 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to Rigel’s amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. On December 31, 2023, Rigel borrowed $600,000 under the December 2023 Working Capital Loan.

As of December 31, 2023 and 2022, there was $600,000 and $0 outstanding under the December 2023 Working Capital Loan, respectively, in their Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

On January 25, 2024, Rigel borrowed $800,000 under the December 2023 Working Capital Loan.

On January 31, 2024, February 29, 2024, March 31, 2024, April 30, 2024 and May 30, 2024 the Sponsor made contributions of $350,000 to the Trust Account each under the Second Extension Loan.

On May 30, 2024, Rigel entered into the May 2024 Working Capital Loan with the Sponsor. Pursuant to the May 2024 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,000,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

On May 30, 2024 and June 25, 2024 Rigel borrowed $250,000 and $500,000, respectively, under the May 2024 Working Capital Loan.

On June 26, 2024, the Sponsor made a contribution of $350,000 to the Trust Account under the Second Extension Loan.

On August 12, 2024, Rigel entered into the Third Extension Loan with the Sponsor and Orion GP. Pursuant to the Third Extension Loan, the Sponsor and Orion GP have agreed to loan to Rigel up to $1,283,321 in connection with the extension of the period of time Rigel has to consummate its initial business combination from August 9, 2024 to May 9, 2025. Up to $1,283,321 of the loans may be settled in whole warrants to purchase Rigel Class A Ordinary Shares at a conversion price equal to $1.00 per warrant. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination.

On each of August 13, 2024, September 9, 2024, October 9, 2024 and November 8, 2024 the Sponsor made a contribution of $142,591.16 to the Trust Account under the Third Extension Loan.

On August 23, 2024, Rigel entered into the August 2024 Working Capital Loan with the Sponsor. Pursuant to the August 2024 Working Capital Loan, the Sponsor has agreed to loan to Rigel up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by Rigel to the Sponsor upon the earlier of the date by which Rigel must complete an initial business combination pursuant to its amended and restated memorandum and articles of association (as amended from time to time) and the consummation of Rigel’s initial business combination. As of December 6, 2024, Rigel has drawn down $1,000,000 of the August 2024 Working Capital Loan.

Administrative Services Agreement

Commencing on the date the Rigel Public Units were first listed on the NYSE, Rigel has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or Rigel’s liquidation, Rigel will cease paying these monthly fees. For the years ended December 31, 2023 and 2022, Rigel recorded $120,000 and $120,000 of administrative fees, respectively.

Aurous Resources’ Related Party Transactions

Amended and Restated Registration Rights Agreement

See “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Amended and Restated Registration Rights Agreement.”

Subscription Agreements

See “Summary—Ancillary Agreements—Subscription Agreements.”

Related Party Transactions Policy

Effective upon the consummation of the Business Combination, the board of directors of Aurous Resources expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, Aurous Resources’ audit committee will serve as the approval authority for related party transactions. Aurous Resources will compile and maintain a master list of related parties. Any transaction that Aurous Resources intends to undertake with a related party will be submitted to the Audit Committee for determination of required approvals under the related-party transactions policy.

Aurous Gold’s Related Party Transactions

Blyvoor Gold Shareholder Loan

On November 14, 2018, Aurous Gold, as borrower, entered into a shareholder loan agreement with Blyvoor Gold, as lender (the “Blyvoor Gold Loan Agreement” and the “Blyvoor Gold Shareholder Loan”). As of August 31, 2024, February 29, 2024 and February 28, 2023, amounts outstanding under the Blyvoor Gold Shareholder Loan amounted to R311.9 million, R311.9 million and R314.1 million, respectively. The Blyvoor Gold Shareholder Loan is not secured, does not bear interest and there are no fixed terms for its repayment.

The description of the Blyvoor Gold Shareholder Loan set forth herein is qualified in its entirety by reference to the full text of the Blyvoor Gold Shareholder Loan, attached as an exhibit to this proxy statement/prospectus.

Orion Shareholder Loan

On November 14, 2018, among others, Aurous Gold, as borrower, entered into a shareholder loan agreement with Orion Fund II, as lender (the “Orion Shareholder Loan Agreement” and the “Orion Shareholder Loan”). As of August 31, 2024, February 29, 2024 and February 28, 2023, amounts outstanding under the Orion Shareholder Loan amounted to R73.9 million, R73.9 million and R73.9 million, respectively. The Orion Shareholder Loan is not secured, does not bear interest and there are no fixed terms for its repayment.

The description of the Orion Shareholder Loan set forth herein is qualified in its entirety by reference to the full text of the Orion Shareholder Loan, attached as an exhibit to this proxy statement/prospectus.

Sandstorm Prepayment under the Sandstorm Stream Agreement

Orion Fund II, a shareholder of Aurous Gold, was the initial purchaser under the Sandstorm Stream Agreement, which has currently been transferred to Sandstorm. An initial advance or prepayment under the Sandstorm Stream Agreement was made to Blyvoor Capital and was owing to Orion Fund II prior to Sandstorm becoming the purchaser under the Sandstorm Stream Agreement in 2022. Orion Resource Partners, an affiliate of the Sponsor and Orion Fund II, is also an affiliate of Sandstorm, which is also a PIPE Investor in relation to the Business Combination. As of August 31, 2024, February 29, 2024, August 31, 2023 and February 28, 2023, Blyvoor Capital’s bullion repayment obligations to Orion Fund II in respect of such prepayment amounted to an equivalent value of $28.4 million (the U.S. dollar amount having increased due to an appreciation of the rand during the period), 26.4 million, $27.5 million and $28.3 million, respectively (converted into U.S. Dollars using the prevailing exchange rate as of the end of the relevant period and not the Reference Rate). For further information, see “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement.”

Orion Fund II Prepayment under the Trident Offtake Agreement

An initial advance or prepayment under the Trident Offtake Agreement was made by Orion Fund II, a shareholder of Blyvoor Capital and an affiliate of the Sponsor, to Blyvoor Capital in the amount of $5 million (the “Orion Fund II Prepayment”). As of August 31, 2024, February 29, 2024, August 31, 2023, and February 28, 2023, Blyvoor Capital’s repayment obligations to Orion Fund II in respect of such prepayment amounted to approximately $3.2 million, $3.3 million, $3.6 million and $4.0 million, respectively (converted into U.S. Dollars using the prevailing exchange rate as of the end of the relevant period and not the Reference Rate). Orion Resource Partners, an affiliate of the Sponsor and Orion Fund II, was also an affiliate of Trident until May 8, 2024. For further information, see “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Trident Offtake Agreement.”

Aurous Gold Shareholder Agreement

On August 30, 2018, Aurous Gold, Blyvoor Gold, Orion Fund II and Stratocorp entered into a shareholder agreement (the “Aurous Gold Shareholder Agreement”), in relation to Aurous Gold, including the exercise of certain board appointment, declaring and paying distributions, and corporate governance rights, in accordance with the terms and conditions thereof. The Aurous Gold Shareholder Agreement provides certain mechanisms by which the shareholders must conduct a disposition of their shares in Aurous Gold, a list of persons to whom dispositions may not be made.

In particular, the Aurous Gold Shareholder Agreement includes an agreement among the shareholders party thereto to exercise all voting rights attached to their ordinary shares of Aurous Gold in favor of each of the following: (a) the board of directors of Aurous Gold will consist of at least one director and there is no maximum number of directors that could be appointed, and (b) each shareholder holding more than 50% of the shares of Aurous Gold, will be entitled to nominate two directors (and their alternates).

The Blyvoor Gold Shareholder Agreement will terminate immediately upon the first to occur of (i) the termination of the Blyvoor Gold Shareholder Agreement by the parties thereto, (ii) any one party owning all of the ordinary shares of Aurous Gold, and (iii) the commencement of the winding-up of Aurous Gold. Aurous Gold expects that the parties thereto intend to terminate the Aurous Gold Shareholder Agreement on or prior to Closing.

The description of the Aurous Gold Shareholder Agreement set forth herein is qualified in its entirety by reference to the full text of the Aurous Gold Shareholder Agreement, attached as an exhibit to this proxy statement/prospectus.

Blyvoor Capital Shareholder Agreement

On November 14, 2018, Aurous Gold, Blyvoor Capital, Orion Fund II, Blyvoor Empowerment Partners (RF) Proprietary Limited, Blyvoor Mapogo Proprietary Limited (“Mapogo”), the Blyvoor Gold Workers Trust (“Workers Trust”) and the Blyvoor Community Trust (the “Community Trust”) entered into a shareholder agreement (the “Blyvoor Capital Shareholder Agreement”), in relation to Blyvoor Capital, including means of providing funding to Blyvoor Capital and corporate governance rights, in accordance with the terms and conditions thereof, specifically considering the Black Economic Empowerment legislation and the condition of “B-BBEE Shareholders” of Mapogo, the Community Trust and the Workers Trust. The Blyvoor Capital Shareholder Agreement does not provide specific means by which shareholders may nominate and appoint directors to the company.

The Blyvoor Capital Shareholder Agreement will terminate immediately upon the first to occur of (i) the termination of the Blyvoor Capital Shareholder by the parties thereto, (ii) any one party owning all of the ordinary shares of Blyvoor Capital, and (iii) the commencement of the winding-up of Blyvoor Capital. Aurous Gold expects that the parties thereto intend to terminate the Blyvoor Capital Shareholder Agreement on or prior to Closing.

The description of the Blyvoor Capital Shareholder Agreement set forth herein is qualified in its entirety by reference to the full text of the Aurous Capital Shareholder Agreement, attached as an exhibit to this proxy statement/prospectus.

Blyvoor Capital Purchases from Benoryn

In the ordinary course of business, Blyvoor Capital purchases, leases or otherwise acquires certain goods and services from Benoryn, an entity controlled by Richard Floyd. There were no such purchases for the six months ended August 31, 2023 or for the year ended February 29, 2024. For the year ended February 28, 2023, such purchases, including trade payables, amounted to R38.3 million.

Other Loans and Payables

For the six months ended August 31, 2024 and August 31, 2023, trade payables to Orion Fund II, a shareholder of Blyvoor Capital and affiliate of the Sponsor, amounted to R57.2 and R67.2, respectively. For the years ended February 29, 2024 and February 28, 2023, trade payables to Orion Fund II, a shareholder of Blyvoor Capital and affiliate of the Sponsor, amounted to R63.6 million and R74.4 million, respectively. These trade payables reflect the repayment, in the financial statements, of the Orion Fund II prepayment under the Trident Offtake Agreement. For further information, see “Business of Aurous Gold and Gauta Tailings and Certain Information about Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Trident Offtake Agreement.”

As of February 28, 2023, Blyvoor Capital had extended a loan to Blyvoor Gold Mapogo Proprietary Limited, a shareholder of Blyvoor Capital and an entity under common management, to the amount of approximately R0.1 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of February 29, 2024, the amount outstanding under such loan was approximately R0.1 million.

As of February 28, 2023, Blyvoor Capital had extended a loan to Blyvoor Gold Workers Trust, a shareholder of Blyvoor Capital and an entity under common management, to the amount of approximately R0.1 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of August 31, 2024 and February 29, 2024, the amount outstanding under such loan was approximately R0.1 million.

As of February 28, 2023, Blyvoor Capital had extended a loan to the Blyvoor Community Trust, a shareholder of Blyvoor Capital and an entity under common management, to the amount of approximately R0.1 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of August 31, 2024 and February 29, 2024, the amount outstanding under such loan was approximately R0.1 million.

As of February 28, 2023, Blyvoor Capital had extended a loan to Blyvoor Gold, an indirect shareholder of Blyvoor Capital, to the amount of approximately R0.6 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of August 31, 2024 and February 29, 2024 there was no amount outstanding under such loan.

As of February 28, 2023, Blyvoor Capital had extended a loan to Stratocorp, an entity controlled by Richard Floyd, to an amount of approximately R9.7 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of August 31, 2024 and February 29, 2024, the amount outstanding under such loan was approximately R21 million.

As of February 28, 2023, Blyvoor Capital had extended a loan to Gauta Tailings, a fellow subsidiary, to an amount of approximately R0.4 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. As of August 31, 2024, February 29, 2024, the amount outstanding under such loan was approximately R0.4 million.

As of August 31, 2024 and February 29, 2024, Aurous Gold had a loan owing to Gauta Tailings, a fellow subsidiary, to an amount of approximately R1.3 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment. There was no amount outstanding under such loan as of February 28, 2023.

Gauta Tailings’ Related Party Transactions

Benoryn Loan

As of August 31, 2024, February 29, 2024 and February 28, 2023 Gauta Tailings had an outstanding loan owing to Benoryn, an entity controlled by Richard Floyd, in an amount of approximately R5.7 million (the “Benoryn Loan”). The loan, which is unsecured, bears interest at the prime lending rate at the discretion of Benoryn and is payable on demand within 60 calendar days of a written request from Benoryn. Assets acquired through this loan are held as security for the loan.

Blyvoor Capital Loan

As of August 31, 2024, February 29, 2024 and February 28, 2023 Gauta Tailings had a loan owing to Blyvoor Capital, a fellow subsidiary, in an amount of approximately R0.4 million. The loan is not secured, does not bear interest and there are no fixed terms for its repayment.

Benoryn and Stratocorp Outstandings

As of August 31, 2024 and as of February 29, 2024, Gauta Tailings had outstanding contingent liabilities to Benoryn and Stratocorp, both entities being controlled by Richard Floyd, amounting to approximately R117.0 million, of which approximately R88.8 million was owed to Benoryn and approximately R28.2 million to Stratocorp. As of February 28, 2023, such liabilities amounted to approximately R90.4 million, of which approximately R73.7 million was owed to Benoryn and approximately R16.7 million to Stratocorp. Pursuant to the Business Combination Agreement, such amounts will be repaid out of the proceeds from the Business Combination.

Other Loans

As of February 28, 2023, Gauta Tailings had extended a loan to Blyvoor Gold, its shareholder, in an amount of approximately R1.3 million. Such loan was subsequently transferred to Aurous Gold and as of August 31, 2024 and February 29, 2024, Gauta Tailings had approximately R1.3 million and R1.3 million owing by Aurous Gold, respectively. The loan is not secured, does not bear interest and there are no fixed terms for its repayment.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the actual beneficial ownership of the Rigel Ordinary Shares, as of August 9, 2024, and (ii) expected beneficial ownership of Aurous Resources Ordinary Shares immediately following completion of the Business Combination, assuming no Rigel Class A Ordinary Shares are redeemed, assuming 50% of Rigel Class A Ordinary Shares are redeemed and assuming 100% of Rigel Class A Ordinary Shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Aurous Resources Ordinary Shares;

●	each of Rigel’s current executive officers and directors;

●	all of Rigel’s current executive officers and directors as a group;

●	each person expected by Aurous Resources to be the beneficial owner of more than 5% of the outstanding Aurous Resources Ordinary Shares after the completion of the Business Combination;

●	each of Aurous Resources’ current executive officers and directors;

●	each person who is expected to become an executive officer or a director of Aurous Resources upon completion of the Business Combination; and

●	all of Aurous Resources’ expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Pursuant to the Amended and Restated Memorandum and Articles of Association of Aurous Resources, each Aurous Resources Ordinary Share will entitle the holder to one vote per share.

The beneficial ownership of Rigel Ordinary Shares prior to completion of the Business Combination is based on 14,629,558 Rigel Ordinary Shares outstanding as of August 9, 2024.

The expected beneficial ownership of Aurous Resources Ordinary Shares post-Business Combination, assuming no redemptions by the public shareholders of Rigel, has been determined based upon the following:

(i)	no Rigel shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Rigel public shares;

(ii)	prior to the Closing, no Rigel Public Warrants or Rigel Private Warrants will be exercised;

(iii)	at or after the Closing, no Aurous Resources Warrants will be exercised;

(iv)	5,000,000 Aurous Resources Ordinary Shares issuable pursuant to the Orion Forward Purchase Agreement;

(v)	375,000 Aurous Resources Ordinary Shares will be forfeited as part of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares;

(vi)	750,000 Aurous Resources Ordinary Shares will be issued to the PIPE Investors at Closing; and

(vii)	there will be an aggregate of 51,179,558 Aurous Resources Ordinary Shares issued and outstanding at the Closing or 56,179,558 Aurous Resources Ordinary Shares for those reporting persons (Mr. Oskar Lewnowski) for whom Aurous Resources Ordinary Shares are deemed outstanding pursuant to the Orion Forward Purchase Agreement.

The expected beneficial ownership of Aurous Resources Ordinary Shares post-Business Combination, assuming public shareholders exercise their redemption rights with respect to 50% of the Rigel public shares has been determined based upon the following:

(i)	Rigel shareholders holding 3,564,779 Rigel Class A Ordinary Shares have exercised their redemption rights;

(ii)	prior to the Closing, no Rigel Public Warrants or Rigel Private Warrants will be exercised;

(iii)	at or after the Closing, no Aurous Resources Warrants will be exercised;

(iv)	5,000,000 Aurous Resources Ordinary Shares issuable pursuant to the Orion Forward Purchase Agreement;

(v)	375,000 Aurous Resources Ordinary Shares will be forfeited as part of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares;

(vi)	750,000 Aurous Resources Ordinary Shares will be issued to the PIPE Investors at Closing; and

(vii)	there will be an aggregate of 47,614,779 Aurous Resources Ordinary Shares issued and outstanding at the Closing or 52,614,779 Aurous Resources Ordinary Shares for those reporting persons (Mr. Oskar Lewnowski) for whom Aurous Resources Ordinary Shares are deemed outstanding pursuant to the Orion Forward Purchase Agreement.

The expected beneficial ownership of Aurous Resources Ordinary Shares post-Business Combination, assuming the maximum number of redemptions by all Rigel public shareholders has been determined based upon the following:

(i)	Rigel shareholders holding 7,129,558 Rigel Class A Ordinary have exercised their redemption rights;

(ii)	prior to the Closing, no Rigel Public Warrants or Rigel Private Warrants will be exercised;

(iii)	at or after the Closing, no Aurous Resources Warrants will be exercised;

(iv)	5,000,000 Aurous Resources Ordinary Shares issuable pursuant to the Orion Forward Purchase Agreement;

(v)	375,000 Aurous Resources Ordinary Shares will be forfeited as part of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares;

(vi)	750,000 Aurous Resources Ordinary Shares will be issued to the PIPE Investors at Closing; and

(vii)	there will be an aggregate of 44,050,000 Aurous Resources Ordinary Shares issued and outstanding at the Closing or 49,050,000 Aurous Resources Ordinary Shares for those reporting persons (Mr. Oskar Lewnowski) for whom Aurous Resources Ordinary Shares are deemed outstanding pursuant to the Orion Forward Purchase Agreement.

Unless otherwise indicated, Aurous Resources believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Aurous Resources’ knowledge, no Aurous Resources Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is s c/o Rigel Resource Acquisition Corp, 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018.

	Pre-Business Combination		Pre-Business Combination		Post-Business Combination (Assuming no redemptions)		Post-Business Combination (Assuming 50% redemptions)		Post-Business Combination (Assuming 100% redemptions)
	Number of Rigel Class A Ordinary Shares	% of Class	Number of Rigel Class B Ordinary Shares	% of Class	Number of Aurous Resources Shares	% of Shares	Number of Aurous Resources Shares	% of Shares	Number of Aurous Resources Shares	% of Shares
Five Percent Holders of Rigel
DUMAC Inc.(1)	1,000,000	14.03%	-	0.00%	1,000,000	1.95%	500,000	1.05%	-	0.00%
ICS Opportunities, Ltd.(2)	680,000	9.54%	-	0.00%	680,000	1.33%	340,000	0.71%	-	0.00%
Sculptor Capital LP(3)	654,262	9.18%	-	0.00%	654,262	1.28%	327,131	0.69%	-	0.00%
Mizuho Financial Group, Inc.(4)	570,400	8.00%	-	0.00%	570,400	1.11%	285,200	0.60%	-	0.00%
Centiva Capital, LP(5)	520,575	7.30%	-	0.00%	520,575	1.02%	260,288	0.55%	-	0.00%
Meteora Capital, LLC(6)	383,140	5.37%	-	0.00%	383,140	0.75%	191,570	0.40%	-	0.00%
Rigel Resource Acquisition Holding (Sponsor)(7)	-	-	5,905,000	78.73%	5,605,000	10.95%	5,605,000	11.77%	5,605,000	12.72%
Directors and Executive Officers of Rigel Pre-Business Combination
Oskar Lewnowski(7)	-	-	7,075,000	94.33%	6,775,000	20.96%	6,775,000	22.38%	6,775,000	24.01%
Jonathan Lamb	-	-	-	-	-	-	-	-	-	-
Nathanael Abebe	-	-	155,000	2.07%	155,000	0.30%	155,000	0.33%	155,000	0.35%
Jeff Feeley	-	-	-	-	-	-	-	-
Christine Coignard	-	-	52,500	0.70%	52,500	0.10%	52,500	0.11%	52,500	0.12%
Kelvin Dushnisky	-	-	47,500	0.63%	47,500	0.09%	47,500	0.10%	47,500	0.11%
L. Peter O’Hagan	-	-	135,000	1.80%	135,000	0.26%	135,000	0.28%	135,000	0.31%
Timothy Keating	-	-	35,000	0.47%	35,000	0.07%	35,000	0.07%	35,000	0.08%
All directors and executive officers of Rigel as a group (eight individuals)	-	-	7,500,000	100.00%	7,200,000	13.77%	7,200,000	15.12%	7,200,000	16.35%
Five Percent Holders of Aurous Resources Post-Business Combination
Skeat Family Trust(8)	-	-	-	-	11,987,850	23.42%	11,987,850	25.18%	11,987,850	27.21%
Foxtrot Trust(8)	-	-	-	-	5,137,650	10.04%	5,137,650	10.79%	5,137,650	11.66%
Rigel Resource Acquisition Holding (Sponsor)(7)	-	-	-	-	5,605,000	10.95%	5,605,000	11.77%	5,605,000	12.72%
Orion Fund II(7)	-	-	-	-	6,982,500	13.64%	6,982,500	14.66%	6,982,500	15.85%
Orion Fund III(7)	-	-	-	-	5,000,000	8.90%	5,000,000	9.50%	5,000,000	10.19%
Avaya Trust(9)	-	-	-	-	11,417,000	22.31%	11,417,000	23.98. %	11,417,000	25.92%
Directors and Executive Officers of Aurous Resources Post-Business Combination
Richard Floyd(8)(10)	-	-	-	-	17,125,500	33.46%	17,125,500	35.97%	17,125,500	38.88%
Alan Smith(10)	-	-	-	-	-	-	-	-	-	-
Izak Marais(10)	-	-	-	-	-	-	-	-	-	-
Jan Hendrik (Hennie) van Greuning	-	-	-	-	-	-	-	-	-	-
Christine Coignard	-	-	52,500	0.70%	52,500	0.11%	52,500	0.11%	52,500	0.12%
Stephen Hayes	-	-	-	-	-	-	-	-	-	-
All directors and executive officers of Aurous Resources as a group (6 individuals)	-	-	52,500	0.70%	17,178,000	33.56%	17,178,000	36.08%	17,178,000	39.00%

(1)	According to Schedule 13G filed by Duke University, The Duke Endowment, Employees’ Retirement Plan of Duke University, Gothic Corporation, Duke University Health System, Inc., Gothic HSP Corporation, and DUMAC, Inc. (“DUMAC”), on November 13, 2024, DUMAC, Inc. and the Duke University exercise sole voting and investment power over 1,000,000 Rigel Class A Ordinary Shares. DUMAC, a PIPE Investor, is a North Carolina non-profit corporation. DUMAC manages the investment of endowment and other assets of Duke University, The Duke Endowment, Duke University Health System, Inc. and the Employees’ Retirement Plan of Duke University. DUMAC does not hold legal title to its clients’ assets. The members of the board of directors of DUMAC are appointed by the executive committee of the board of trustees of Duke University. The Duke Endowment, a charitable trust, indirectly holds and beneficially owns 192,000 Rigel Class A Ordinary Shares through G JBD LLC, a single member limited liability company wholly owned by The Duke Endowment. Employees’ Retirement Plan of Duke University, a non-profit defined benefit plan, indirectly holds and beneficially owns 109,000 Rigel Class A Ordinary Shares through G ERP LLC, a single member limited liability company wholly owned by Employees’ Retirement Plan of Duke University. Gothic Corporation (“Gothic”), a non-profit corporation, holds assets, including Rigel Class A Ordinary Shares, as a charitable support corporation for Duke University. Gothic indirectly holds and beneficially owns 548,000 Rigel Class A Ordinary Shares through G LTP LLC, a single member limited liability company wholly owned by Gothic. The members of the board of directors of Gothic are appointed by the executive committee of the board of trustees of Duke University. Gothic HSP Corporation (“Gothic HSP”), a non-profit corporation, holds assets, including Rigel Class A Ordinary Shares, as a charitable support corporation for Duke University Health System, Inc. Gothic HSP indirectly holds and beneficially owns 151,000 Rigel Class A Ordinary Shares through G HSP LLC, a single member limited liability company wholly owned by Gothic HSP. The members of the board of directors of Gothic HSP are appointed by the board of directors of Duke University Health System, Inc. The members of the board of directors of Duke University Health System, Inc. are appointed by the executive committee of the board of trustees of Duke University. DUMAC exercises voting and investment discretion over the Rigel Class A Ordinary Shares indirectly held and beneficially owned by Gothic and Gothic HSP. The business address of these reporting persons DUMAC, Inc. 280 S Mangum St., Suite 210, Durham, NC 27701.
(2)	According to Schedule 13G filed by ICS Opportunities, Ltd., Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (collectively, the “Millennium Parities”) with the SEC on August 13, 2024, the Rigel Class A Ordinary Shares may be deemed to be beneficially owned by the Millennium Parties. The business address of this reporting person is 399 Park Avenue, New York, New York 10022.
(3)	According to Schedule 13G filed by Sculptor Capital LP on November 19, 2024, Sculptor Capital LP (“Sculptor”), a Delaware limited partnership a Delaware limited partnership, is the principal investment manager to a number of private funds and discretionary accounts (collectively, the “Accounts”). Sculptor Capital II LP (“Sculptor-II”), a Delaware limited partnership that is wholly owned by Sculptor, also serves as the investment manager to certain of the Accounts. The Rigel Class A Ordinary Shares reported are held in the Accounts managed by Sculptor and Sculptor-II. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, serves as the general partner of Sculptor. Sculptor Capital Holding II LLC (“SCHC-II”), a Delaware limited liability company that is wholly owned by Sculptor, serves as the general partner of Sculptor-II. Sculptor Capital Management, Inc. (“SCU”), a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor and Sculptor-II. Each of the above holds shared voting and dispositive power over 654,262 Rigel Class A Ordinary Shares. Sculptor Master Fund, Ltd. (“SCMF”) is a Cayman Islands company and holds shared voting and dispositive power over 359,536 Rigel Class A Ordinary Shares. Sculptor is the investment adviser to SCMF. Sculptor Special Funding, LP (“NRMD”) is a Cayman Islands exempted limited partnership that is wholly owned by SCMF and holds shared voting and dispositive power over 359,536 Rigel Class A Ordinary Shares. Sculptor SC II LP (“NJGC”) is a Delaware limited partnership. Sculptor-II is the investment adviser to NJGC and holds shared voting and dispositive power over 294,726 Rigel Class A Ordinary Shares. The business address of these reporting persons is 9 West 57 Street, 39 Floor, New York, NY 10019.
(4)	According to Schedule 13G filed by Mizuho Financial Group, Inc. on November 14, 2024, Mizuho Financial Group Inc. holds sole voting and dispositive power over 570,400 Rigel Class A Ordinary Shares. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The business address of this reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.
(5)	According to Schedule 13G filed by Centiva Capital, LP on November 14, 2024, Centiva Capital, LP and Centiva Capital GP, LLC hold shared voting and dispositive power over 520,575 Rigel Class A Ordinary Shares. The business address of these reporting persons is 55 Hudson Yards, Suite 22A New York, NY 10001.

(6)	According to Schedule 13G filed by Meteora Capital, LLC on November 14, 2024, Meteora Capital LLC and Vik Mittal hold shared voting and dispositive power over 383,140 Rigel Class A Ordinary Shares. The business address of these reporting persons is 1200 N Federal Hwy, #200, Boca Raton FL 33432.
(7)	Rigel Resource Acquisition Holding LLC, the Sponsor, is the record holder of the Rigel Class B Ordinary Shares. The sole member of the Sponsor is Orion Fund III, a limited partnership whose general partner is Orion GP. Orion GP is a limited partnership whose general partner is a limited liability company of which Oskar Lewnowski is indirectly the sole voting member. Mr. Lewnowski, by virtue of his indirect voting control of Orion Fund III has the investment and voting control of Rigel Resource Acquisition Holding LLC, and therefore may be deemed to have beneficial ownership of the Rigel Class A Ordinary Shares held directly by the Sponsor. Orion GP directly holds 1,170,000 Rigel Class A Ordinary Shares as a permitted transferee under a letter agreement. Orion Fund III will be the holder of Aurous Resources Ordinary Shares issuable pursuant to the Orion Forward Purchase Agreement reported herein. With respect to Aurous Resources Ordinary Shares being reported post-Business Combination, shares issuable upon exercise of the Orion Forward Purchase Agreement have been deemed as outstanding.
(8)	Blyvoor Gold will be the record holder of the Aurous Resources Ordinary Shares reported herein. Stratocorp owns 60% of Blyvoor Gold’s share capital. Stratocorp is indirectly 70% owned by the Skeat Family Trust and 30% owned by the Foxtrot Trust. Mr. Richard Floyd has sole voting and dispositive power over each of the Skeat Family Trust and the Foxtrot Trust and may be deemed to have beneficial ownership of the Aurous Resources Ordinary Shares held indirectly by each of the Skeat Family Trust and the Foxtrot Trust. Mr. Floyd disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Mr. Floyd is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196.
(9)	Blyvoor Gold will be the record holder of the Aurous Resources Ordinary Shares reported herein. Avaya Development Trade Inc., a company incorporated under the laws of the British Virgin Islands (“Avaya”) owns 40% of Blyvoor Gold. Avaya is ultimately 100% owned by the Avaya Trust. Mr. Richard Lagrande has sole voting and dispositive over the Avaya Trust and may be deemed to have beneficial ownership of the Aurous Resources Ordinary Shares held indirectly by Avaya. The business address of this reporting person is Level 1 Palm Grove House, Wickham’s Cay 1, Roadtown, Tortola, British Virgin Islands.
(10)	It is expected that each of Mr. Floyd, Mr. Smith and Mr. Marais, will be beneficiaries of the Transaction Success Equity Awards. Individual allocations under the Transaction Success Equity Awards have not been finalized as of this date and, as such, are not able to be reported herein. The business address of each of these reporting persons is Inanda Greens Business Park, Block A Wierda Gables, 54 Wierda Rd West, Wierda Valley, Sandton, South Africa 2196.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Aurous Resources

Price Range of Aurous Resources’ Securities

Historical market price information regarding Aurous Resources’ share capital is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Aurous Resources Ordinary Shares or Aurous Resources Public Warrants. An application will be made to list Aurous Resources Ordinary Shares and Aurous Resources Public Warrants on Nasdaq upon Closing, under the ticker symbols “AURS” and “AURSW”, respectively.

Holders

As of the date of this proxy statement/prospectus, Aurous Resources’ sole shareholder is Rigel. On February 8, 2024, Aurous Resources issued one Aurous Resource Ordinary Share, par value of $1.00 per share to Rigel in exchange for $1.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Dividend Policy

Aurous Resources has not paid any cash dividends on the Aurous Resources Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Aurous Resources’ revenues and earnings, if any, capital requirements, availability of distributable reserves, liquidity, and general financial condition. Following the consummation of the Business Combination, the Aurous Resources Board will consider whether or not to institute a dividend policy. It is presently intended that Aurous Resources will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Aurous Resources Board will declare dividends in the foreseeable future.

Aurous Gold

Price Range of Aurous Gold’s Securities

Historical market price information regarding Aurous Gold’s share capital is not provided because there is no public market for its equity securities. During the past three years, Aurous Gold has not issued any securities.

Holders

As of the date of this proxy statement/prospectus, Aurous Gold’s shareholders are Blyvoor Gold (80.05%) and Orion Fund II (19.95%).

Dividends

Aurous Gold has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination.

Gauta Tailings

Price Range of Gauta Tailings’ Securities

Historical market price information regarding Gauta Tailings’ share capital is not provided because there is no public market for its equity securities. During the past three years, Gauta Tailings has not issued any securities.

Holders

As of the date of this proxy statement/prospectus, Gauta Tailings’ sole shareholder is Blyvoor Gold.

Dividends

Gauta Tailings has not paid any dividends to its shareholders and does not intend to pay cash dividends prior to the completion of the Business Combination.

Rigel

Price Range of Rigel’s Securities

Rigel Public Units, each of which consists of one Rigel Class A Ordinary Share and one-half of one Rigel Public Warrant, began trading on the NYSE under the symbol “RRAC.U” on November 5, 2021. On December 23, 2021, Rigel announced that holders of its public units could elect to separately trade the Rigel Class A Ordinary Shares and Rigel Public Warrants. On December 27, 2021, the Rigel Class A Ordinary Shares and Rigel Public Warrants began trading on the NYSE under the symbols “RRAC” and “RRAC.WS,” respectively.

Prior to November 5, 2021, there was no public trading market for Rigel’s securities.

On March 8, 2024, the trading date before the public announcement of the Business Combination, the Rigel Class A Ordinary Shares and Rigel Public Warrants closed at $10.92 and $0.08, respectively. On [       ], the record date for the General Meeting, the Rigel Class A Ordinary Shares and Rigel Public Warrants closed at $[       ] and $[       ], respectively.

On November 4, 2024, Rigel received a notice from the NYSE stating that the staff of NYSE Regulation has determined to delist Rigel Class A Ordinary Shares, Rigel Public Units and Rigel Public Warrants pursuant to Sections 102.06e and 802.01B of the NYSE’s Listed Company Manual because Rigel failed to consummate a business combination within 36 months of its initial public offering. As a result of the determination, Rigel’s Class A Ordinary Shares, Units and Rigel Public Warrants were delisted from the NYSE on November 5, 2024 and the Rigel Class A Ordinary Shares, the Rigel Public Units and the Rigel Public Warrants subsequently began trading over-the-counter under the symbols “RRACF,” RRAUF” and “RRAWF,” respectively.

Dividends

Rigel has not paid any cash dividends on the Rigel Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Rigel is asking its shareholders to adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination. This section of the proxy statement/prospectus describes certain provisions of the Business Combination that may be material, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Under the Business Combination Agreement, the approval of the Merger Proposal and the 2024 Equity Incentive Plan Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, while the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, which requires only the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting, Rigel may consummate the Business Combination only if the Merger Proposal is approved by a special resolution under Cayman Islands law, which requires a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

The Business Combination Agreement

Structure of the Business Combination

The Business Combination Agreement was entered into by and among Rigel, Aurous Resources, Merger Sub, Aurous Gold and Gauta Tailings on March 11, 2024. Concurrently with the execution of the Business Combination Agreement, Aurous Resources also entered into the Exchange Agreement, by and among, Aurous Resources, Blyvoor Gold, Orion Fund II, Aurous Gold and Gauta Tailings.

Each of Aurous Resources and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the Business Combination. Aurous Resources is a wholly owned direct subsidiary of Rigel and Merger Sub is a wholly owned direct subsidiary of Aurous Resources. Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions therein, among other things, (i) Rigel will merge with and into Merger Sub, with Merger Sub being the surviving company, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of Blyvoor. Following the Merger and the Share Exchange, each of Aurous Gold, Gauta Tailings and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the Closing, Aurous Resources Ordinary Shares are expected to be listed on the Nasdaq.

Effect of the Merger

On the terms, and subject to the conditions, set forth in the Business Combination Agreement, at the effective time of the Merger, by virtue of the Merger:

(a)	each Rigel Class A Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement and any Redemption Shares) will be automatically cancelled and converted into the right to receive (A) the Cash Consideration and (B) the Equity Consideration;

(b)	the Redemption Shares will not be converted into and become the Class A Merger Consideration, and instead will at the Merger Effective Time be redeemed for an amount in cash per share calculated in accordance with such shareholder’s redemption rights;

(c)	each Rigel Class B Ordinary Share issued and outstanding as of immediately prior to the Merger Effective Time (other than shares to be cancelled in accordance with the Business Combination Agreement) will be automatically cancelled and converted into the right to receive one Aurous Resources Ordinary Share; and

(d)	each issued and outstanding Rigel Public Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Public Warrant, and each issued and outstanding Rigel Private Warrant will be converted automatically into the right of the holder thereof to receive one Aurous Resources Private Warrant. Each Aurous Resources Public Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Public Warrants, and each Aurous Resources Private Warrant will have, and be subject to, substantially the same terms and conditions as are in effect with respect to the Rigel Private Warrants, except that in each case they will represent the right to acquire Aurous Resources Ordinary Shares.

Share Exchange

The consideration to the holders of Aurous Gold’s and Gauta Tailings’ issued and outstanding equity interests at the Closing will consist of (i) 600,000 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Gauta Tailings, (ii) 28,017,500 Aurous Resources Ordinary Shares to Blyvoor Gold in exchange for its shares of Aurous Gold and (iii) 6,982,500 Aurous Resources Ordinary Shares to Orion Fund II in exchange for its shares of Aurous Gold. Pursuant to the Exchange Agreement, the Sellers have agreed, subject to customary exceptions, not to transfer any Aurous Resources Ordinary Shares received as Exchange Consideration until the 6-month anniversary of the Closing.

Deferred Consideration

As additional consideration for its shares of Tailings, Blyvoor Gold will be entitled to receive, as promptly as practicable after the date that is 90 days following the Closing, the Gauta Tailings Deferred Consideration.

Earnout

In addition to the foregoing, the Sellers will have the contingent right to receive the Earnout Shares, subject to the following Milestone Conditions:

(a)	If Net Cash Proceeds (as defined in the Business Combination Agreement) are equal to or greater than $33 million as of immediately prior to Closing;

●	the Sellers will be entitled to receive, upon exceeding the First Base Case Milestone for the First Earnout Period, 1,050,000 Aurous Resources Ordinary Shares; and

●	the Sellers will be entitled to receive, upon exceeding the Second Base Case Milestone for the Second Earnout Period, 1,575,000 Aurous Resources Ordinary Shares;

(b)	If Net Cash Proceeds are less than $33 million as of immediately prior to Closing:

●	the Sellers will be entitled to receive (such amount not to exceed 1,050,000 Aurous Resources Ordinary Shares), upon the cumulative payable gold production of the Mine for the First Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 32,650 ounces) the product of (1) the First Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier (as defined in the Business Combination Agreement), a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed 1,050,000 Aurous Resources Ordinary Shares) the product of (I) 1,050,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier (as defined in the Business Combination Agreement); and

●	the Sellers will be entitled to receive (such amount not to exceed 2,625,000 Aurous Resources Ordinary Shares, upon the cumulative payable gold production of the Mine for the Second Earnout Period exceeding an amount, in ounces, equal to (but in no event to be less than 56,240 ounces) the product of (1) the Second Base Case Milestone multiplied by (2) the sum of (x) one minus (y) the Adjustment Multiplier, a number of Aurous Resources Ordinary Shares equal to (but in no event to exceed, in the aggregate with the First Earnout Share Consideration (as defined in the Business Combination Agreement), 2,625,000 Aurous Resources Ordinary Shares) the product of (I) 1,575,000 Aurous Resources Ordinary Shares multiplied by (II) the sum of (A) one minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier;

The respective Milestone Conditions described above will be deemed to be achieved, and the respective Earnout Shares for the applicable Earnout Period(s) will be issued to the Sellers if, at any point prior to the end of the applicable Earnout Period(s), there is a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of Aurous Gold and Gauta Tailings or a merger, consolidation, recapitalization or other transaction in which any person other than Aurous Resources or any affiliate of Aurous Resources becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in Aurous Gold and Gauta Tailings, taken as a whole. Any Earnout Shares not properly earned by the end of the Earnout Periods will no longer be issuable to Sellers and the obligations of Aurous Resources to issue such Earnout Shares will be terminated.

Ownership of Aurous Resources

It is anticipated that, upon completion of the Business Combination: (i) Rigel’s public shareholders will own, in aggregate, approximately 12.69% of the issued and outstanding Aurous Resources Ordinary Shares; (ii) the Rigel Initial Holders will own, in aggregate, approximately 12.82% of the issued and outstanding Aurous Resources Ordinary Shares; (iii) Blyvoor Gold will own approximately 50.81% of the issued and outstanding Aurous Resources Ordinary Shares; (iv) Orion Fund II will own approximately 12.43% of the issued and outstanding Aurous Resources Ordinary Shares; (v) the PIPE Investors will own, in aggregate, approximately 2.00% of the issued and outstanding Aurous Resources Ordinary Shares; (vi) Orion Fund III will own approximately 8.90% of the issued and outstanding Aurous Resources Ordinary Shares upon the exercise of its right to purchase Aurous Resources Ordinary Shares and Aurous Resources Warrants pursuant to the Orion Forward Purchase Agreement; and (vii) the recipients of the Transaction Success Equity Awards will own, in aggregate, approximately 0.36% of the issued and outstanding Aurous Resources Ordinary Shares.

The above ownership percentages with respect to Aurous Resources following the Business Combination do not take into account (i) the issuance of any Earnout Shares, (ii) the issuance of any Aurous Resources Ordinary Shares pursuant to the Management Incentive Share Scheme (as described below), (iii) the issuance to Blyvoor Gold of the Gauta Tailings Deferred Consideration or (iv) the dilutive effects or conversion into Aurous Resources Ordinary Shares of any Aurous Resources Warrants, including the Aurous Resources Private Warrants, the Aurous Resources Public Warrants and any Aurous Resources Warrants issued pursuant to either the Orion Forward Purchase Agreement or the Sponsor Promissory Notes. Further, the above percentages assume (i) no Rigel Class A Ordinary Shares are elected to be redeemed by Rigel’s public shareholders, (ii) 1,125,000 Aurous Resources Ordinary Shares are issued to the PIPE Investors pursuant to the PIPE Investment, (iii) the issuance of 200,000 Aurous Resources Ordinary Shares as part of the Transaction Success Incentive Share Scheme and (iv) the issuance of 5,000,000 Aurous Resources Ordinary Shares pursuant to the Orion Forward Purchase Agreement at the Closing, which does not reflect the exercise of any Aurous Resources Warrants issued under the Orion Forward Purchase Agreement. If the actual facts are different from these assumptions (which they are likely to be), the ownership percentages in Aurous Resources will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”

In addition to the above, the following table illustrates varying ownership levels in Aurous Resources immediately following the consummation of the Business Combination, after giving effect to additional potential sources of dilution, assuming (i) the maximum number of redemptions by Rigel’s public shareholders such that the Available Cash Condition will still be satisfied (the “Maximum Scenario”), (ii) the number of redemptions by Rigel’s public shareholders equal to 75% of the Maximum Scenario (the “75% Scenario”), (iii) the number of redemptions by Rigel’s public shareholders equal to 50% of the Maximum Scenario (the “50% Scenario”) and (iv) the number of redemptions by Rigel’s public shareholders equal to 25% of the Maximum Scenario (the “25% Scenario”).

	Assuming 25% Redemptions(1)		Assuming 50% Redemptions(1)		Assuming 75% Redemptions(1)		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%	Shares	%
Rigel Public Shareholders	6,278,651	7.15%	5,427,745	6.24%	4,576,838	5.31%	3,725,931	4.37%
Rigel Initial Holders(2)	21,200,000	24.13%	21,200,000	24.37%	21,200,000	24.61%	21,200,000	24.85%
Blyvoor Gold(3)	30,669,813	34.91%	30,669,813	35.25%	30,669,813	35.60%	30,669,813	35.95%
Orion Fund II(4)	7,506,188	8.54%	7,506,188	8.63%	7,506,188	8.71%	7,506,188	8.80%
PIPE Investors(5)	1,125,000	1.28%	1,125,000	1.29%	1,125,000	1.31%	1,125,000	1.32%
Orion Fund III(6)	5,000,000	5.69%	5,000,000	5.75%	5,000,000	5.80%	5,000,000	5.86%
Holders of Rigel Public Warrants	15,000,000	17.07%	15,000,000	17.24%	15,000,000	17.41%	15,000,000	17.58%
Transaction Success Incentive Share Scheme Awards recipients	200,000	0.23%	200,000	0.23%	200,000	0.23%	200,000	0.23%
2024 Equity Incentive Plan awards recipients(7)	875,000	1.00%	875,000	1.01%	875,000	1.02%	875,000	1.03%
Total	87,854,651	100.0%	87,003,746	100.0%	86,152,838	100.00%	85,301,931	100.00%

(1)	The Maximum Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 3,403,627 Rigel Class A Ordinary Shares. The 75% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 2,552,720 Rigel Class A Ordinary Shares. The 50% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 1,701,813 Rigel Class A Ordinary Shares. The 25% Scenario assumes that Rigel public shareholders exercise redemption rights with respect to 850,907 Rigel Class A Ordinary Shares.
(2)	Represents 21,200,000 Aurous Resources Ordinary Shares in the aggregate, including those issuable upon (i) the conversion of the outstanding Rigel Class B Ordinary Shares, after giving effect to the transfer of 300,000 Sponsor Forfeit Shares to the PIPE Investors, and (ii) the exercise of the purchase rights in respect of the 14,000,000 Rigel Private Warrants held by the initial private holders, not accounting for any Rigel Warrant sales (if any) pursuant to the Sponsor Warrant Redemption.
(3)	Represents 28,568,500 Aurous Resources Ordinary Shares issuable to Blyvoor Gold as Aurous Gold Consideration, Gauta Tailings Consideration and Gauta Tailings Deferred Consideration, after giving effect to the transfer of 75,000 Blyvoor Forfeit Shares to the PIPE Investors plus, in the Minimum Scenario and Median Scenario, the issuance of 2,101,313 Aurous Resources Ordinary Shares issuable as Earnout Shares upon the achievement of the Milestone Conditions.
(4)	Represents 6,982,500 Aurous Resources Ordinary Shares issuable to Orion Fund II as Orion Resources Consideration plus, in the Minimum Scenario and Median Scenario, the issuance of 523,688 Aurous Resources Ordinary Shares issuable as Earnout Shares upon the achievement of the Milestone Conditions.
(5)	Represents 1,125,000 Aurous Resources Ordinary Shares issuable to PIPE Investors, including (i) 750,000 Aurous Resources Ordinary Shares assuming no reduction by the PIPE Investors of their subscription amounts with Currently Owned Shares or Open-Market Purchase Shares pursuant to the Subscription Agreements, (ii) 300,000 Aurous Resources Ordinary Shares from the transfer of the Sponsor Forfeit Shares to the PIPE Investors and (iii) 75,000 Aurous Resources Ordinary Shares from the transfer of the Blyvoor Forfeit Shares to the PIPE Investors.
(6)	Represents 5,000,000 Aurous Resources Ordinary Shares issuable to Orion Fund III assuming the exercise of its right to purchase Aurous Resources Ordinary Shares pursuant to the Orion Forward Purchase Agreement.
(7)

Represents the Aurous Resources Ordinary Shares issuable under the Transaction Success Incentive Share Scheme and Management Incentive Share Scheme each pursuant to the 2024 Equity Incentive Plan, including (i) 200,000 Aurous Resources Ordinary Shares issuable to key employees pursuant to the Transaction Success Incentive Share Scheme plus, (ii) 875,000 Aurous Resources Ordinary Shares issuable to certain members of the Blyvoor management team pursuant to the Management Incentive Share Scheme.

Closing and Effective Time of the Transactions

The Closing will take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF) commencing as promptly as practicable following the satisfaction or (to the extent permitted by applicable Law) waiver of all conditions to Closing, which are described below in the section of this proxy statement/prospectus entitled “Conditions to the Closing of the Business Combination” (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (ii) at such other place, time or date as Rigel, Aurous Gold and Gauta Tailings may mutually agree in writing.

Covenants and Agreements

The Business Combination Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) the operation of Aurous Gold’s and Gauta Tailings’ businesses in the ordinary course of business prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to the Business Combination, (iii) the preparation and filing of a registration statement on Form F-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the Aurous Resources Ordinary Shares and Aurous Resources Warrants to be issued pursuant to the Business Combination Agreement, which will also contain a prospectus and proxy statement for the purpose of soliciting proxies from Rigel’s shareholders to vote in favor the Rigel Shareholder Approval Matters, (iv) Aurous Resources’ adoption of an equity incentive plan that provides for grants and awards to eligible service providers, (v) the protection of, and access to, confidential information of the parties and (vi) the parties’ efforts to obtain necessary approvals from Governmental Authorities (as defined in the Business Combination Agreement).

Rigel’s Conduct of Businesses Prior to the Completion of the Business Combination

Rigel has agreed that during the Interim Period (as defined in the Business Combination Agreement), subject to specified exceptions and except as required by applicable law, it will not, and will cause its subsidiaries not to, without the written consent of Blyvoor (which may not be unreasonably withheld, delayed or denied):

(i)	change, modify, supplement, restate or amend the Trust Agreement (as defined in the Business Combination Agreement), the Rigel organizational documents or the governing documents of Aurous Resources or Merger Sub;

(ii)	(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Rigel, Aurous Resources or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Rigel, Aurous Resources or Merger Sub; or (C) other than in connection with the Rigel Shareholder Redemption or as otherwise required by Rigel’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Rigel, Aurous Resources or Merger Sub;

(iii)	make (except in the ordinary course of business), change or revoke any material tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax Return, incur any material tax liability outside of the ordinary course of business, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any voluntary disclosure or closing agreement or other binding written agreement with respect to any material tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than pursuant to an automatic extension of time to file any tax Return obtained in the ordinary course of business), file any tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, except as required by U.S. GAAP;

(iv)	enter into, renew, modify, supplement, or amend any transaction or contract with an affiliate of Rigel, Aurous Resources or Merger Sub (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater);

(v)	waive, release, compromise, settle or satisfy any pending or threatened action or compromise or settle any liability except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(vi)	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

(vii)	(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Rigel, Aurous Resources or Merger Sub or any of their respective subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Rigel Class A Ordinary Shares in connection with the exercise of any Rigel Warrants outstanding as of the date of the Business Combination Agreement or (y) issuance of Aurous Resources Ordinary Shares at not less than $10.00 per share and issuance of up to 2,500,000 Aurous Resources Warrants at an exercise price per share of not less than $11.50 per share, in each case on the terms set forth in the Subscription Agreements, the subscription agreements with respect to the PIPE Financing and the Orion Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Rigel Warrant or the Warrant Agreement (as defined in the Business Combination Agreement), including any amendment, modification or reduction of the warrant price set forth therein; or

(viii)	enter into any agreement, or otherwise become obligated, to take any action prohibited by any of the foregoing.

Blyvoor’s Conduct of Business Prior to the Completion of the Business Combination

Blyvoor has agreed that during the Interim Period, subject to specified exceptions and except as required by applicable law, that each of Aurous Gold and Gauta Tailings will not, and will not permit any of their respective subsidiaries to, as applicable, without the written consent of Rigel (which may not be unreasonably withheld, delayed or denied):

(i)	change or amend the governing documents of Aurous Gold, Gauta Tailings or any of their respective subsidiaries;

(ii)	make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of a Target Company to a Target Company or any other wholly owned subsidiaries of a Target Company;

(iii)	except for transactions among the Target Group Companies, (i) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted Lien) on any shares of capital stock or any other equity or voting securities of any Target Group Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based awards or voting securities of any Target Group Company;

(iv)	sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material tangible assets or properties of the Target Group Companies, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Target Group Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Target Group Companies, taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between a Target Company and any wholly owned subsidiary of a Target Company or between wholly owned subsidiaries of the Target Companies;

(v)	sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material owned intellectual property except for non-exclusive licenses granted in the ordinary course of business, or disclose any of its trade secrets or other material confidential information to a third party other than in the ordinary course of business pursuant to a written confidentiality agreement;

(vi)	(A) cancel or compromise any claim or indebtedness owed to any Target Group Company or (B) settle any pending or threatened action (I) if such settlement would require payment by any Target Group Company in an amount greater than $1,000,000, (II) to the extent such settlement includes an agreement by any Target Group Company to accept or concede injunctive relief or (III) to the extent such settlement is adverse to a Target Group Company and involves an action brought by a Governmental Authority alleging criminal wrongdoing;

(vii)	except as required by applicable Law or the terms of any existing Company Benefit Plans (as defined in the Business Combination Agreement), (A) increase the compensation or benefits of any employees or service providers except for increases in salary or hourly wage rates made in the ordinary course of business and consistent with past practices to employees with annual base salary less than $150,000 (or the local equivalent thereof), (B) make any grant of any severance, retention, incentive or termination payment to any person, except in connection with the promotion, hiring (to the extent permitted by clause (C) of this paragraph) or firing of any employee with an annual base salary less than $150,000 (or the local equivalent thereof) in the ordinary course of business and consistent with past practices, (D) make any change in the key management structure of any Target Group Company, including the hiring or replacement of executives or officers or the termination (other than for “cause”) of existing executives or officers, (E) hire, engage, or terminate (other than for cause) any employee or individual service provider, other than an employee or individual service provider with annual compensation of $100,000 or less (or the local equivalent thereof), (F) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Business Combination Agreement, or (G) promise to take any of the foregoing actions prohibited by subsections (A) – (D); provided, that, notwithstanding the foregoing, the aggregate annualized value of all changes in subsections (A) – (E) absent Rigel consent may not exceed $1,000,000 in the aggregate;

(viii)	directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a controlling equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof other than in the ordinary course of business;

(ix)	make any loans or advance or contribute any money or other property to any person, except for (A) advances in the ordinary course of business to employees or officers of a Target Group Company for expenses not to exceed $25,000 individually or $100,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Target Group Companies in the ordinary course of business, (C) trade credit extended to customers of the Target Group Companies in the ordinary course of business or (D) any loans, contributions or other payments or advances made by any Target Group Company to the Blyvoor Gold Workers Trust (as defined in the Business Combination Agreement) or its beneficiaries, in each case, as required pursuant to a Company Benefit Plan;

(x)	redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of any Target Group Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of any Target Group Company, except for (A) the acquisition by a Target Group Company of any shares of capital stock, membership interests or other equity interests of a Target Group Company in connection with the forfeiture or cancellation of such interests, and (B) transactions between a Target Company and any wholly owned Subsidiary of a Target Company or between wholly owned subsidiaries of the Target Companies;

(xi)	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of any Target Group Company;

(xii)	make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Target Group Companies, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(xiii)	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Group Company;

(xiv)	make (except in the ordinary course of business), change or revoke any material tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, initiate or enter into any voluntary disclosure or closing agreement or other binding written agreement with respect to any material tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than pursuant to an automatic extension of time to file any tax return obtained in the ordinary course of business), file any tax return other than one prepared in a manner consistent in material respects with past practice, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, except as required by IFRS;

(xv)	issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, other than in the ordinary course of business;

(xvi)	terminate without replacement or amend in a manner materially detrimental to the Target Group Companies, taken as a whole, material insurance policies covering the Target Group Companies and their respective properties, assets and businesses;

(xvii)	enter into any agreement that materially restricts the ability of any Target Group Company to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Target Group Companies, taken as a whole;

(xviii)	enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

(xix)	grant any bonus or other consideration to any person triggered by the consummation of the Business Combination;

(xx)	enter into, modify in any material respect or terminate any contract that is (or would be if entered into prior to the date of the Business Combination Agreement) a certain material contract of the type described in the Business Combination Agreement;

(xxi)	acquire any ownership interest in any real property;

(xxii)	make any change in any material respect to the policies or practices of the Target Group Companies regarding the payment of accounts payable, the collection of accounts receivable, including accelerating the receipt of amounts due with respect to any accounts receivables, or lengthening the period for payment of accounts payable, except for changes in the ordinary course of business consistent with past practice; or

(xxiii)	enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing.

Regulatory Approvals

As a closing condition, the Exchange Control Approval, as required in terms of the Exchange Control Regulations, 1961 made in terms of the Currency and Exchanges Act No. 9 of 1993 (and all directives and rulings issued thereunder), with such approval formally communicated in writing by FinSurv, to the relevant Authorized Dealer, must be obtained prior to or at the Closing.

Blyvoor is obligated to promptly furnish to Rigel copies of any material notices or written communications received by any Target Group Company from any third party or any Governmental Authority, and detail any substantive oral communications between any Target Group Company and any Governmental Authority to the extent permitted by the applicable Governmental Authority, with respect to the approval of the Business Combination, and Blyvoor has agreed to permit counsel to Rigel an opportunity to review in advance, and Blyvoor has agreed to consider in good faith the views of such counsel in connection with, any proposed written communications by the Target Group Companies to any Governmental Authority concerning the Business Combination; provided that Blyvoor has agreed not to extend any waiting period or comparable period under any applicable antitrust law or enter into any agreement with any Governmental Authority without the written consent of Rigel. Further, Blyvoor has agreed to provide, to the extent permitted by the applicable Governmental Authority, Rigel and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by videoconferencing or by telephone, between any Target Group Company, its agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Business Combination.

Each of Rigel, Aurous Resources and Merger Sub has agreed to use reasonable best efforts to undertake promptly any and all action required to (i) prevent the entry in any action brought by a Governmental Authority or any other person of any governmental order which would prohibit, make unlawful or delay the consummation of the Business Combination and (ii) if any such governmental order is issued in any such action, cause such governmental order to be lifted.

Each of Rigel, Aurous Resources and Merger Sub has agreed to cooperate in good faith in all matters related to seeking and obtaining the Exchange Control Approval and complying with all relevant conditions and undertakings set therein, and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the Business Combination as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of Blyvoor, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination, including (i) proffering and consenting and/or agreeing to a governmental order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Target Group Companies, Rigel, Aurous Resources or Merger Sub or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Target Group Companies, Rigel, Aurous Resources or Merger Sub and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Business Combination on or prior to the Termination Date. The entry by any Governmental Authority in any action of a governmental order permitting the consummation of the Business Combination but requiring any of the assets or lines of business of Rigel, Aurous Resources or Merger Sub to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Target Group Companies) will not be deemed a failure to satisfy any closing condition.

Each of Rigel, Aurous Resources and Merger Sub has agreed promptly furnish to Blyvoor copies of any material notices or written communications received by Rigel, Aurous Resources, Merger Sub or any of their respective Affiliates from any third party or any Governmental Authority with respect to the Business Combination to the extent permitted by the applicable Governmental Authority, and each of Rigel, Aurous Resources and Merger Sub has agreed to permit counsel to Blyvoor an opportunity to review in advance, and each of Rigel, Aurous Resources and Merger Sub has agreed to consider in good faith the views of such counsel in connection with, any proposed written communications by Rigel, Aurous Resources, Merger Sub and/or its affiliates to any Governmental Authority concerning the Business Combination; provided that Rigel, Aurous Resources or Merger Sub have each agreed not to enter into any agreement with any Governmental Authority without the written consent of Blyvoor. Rigel has also agreed to provide Blyvoor and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Rigel, Aurous Resources, Merger Sub and/or any of their respective affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Business Combination.

PIPE Financing

Rigel has agreed to, and has agreed to cause its respective affiliates to, use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to secure the PIPE Financing, on terms (including as to type of security and price per security) reasonably acceptable to Blyvoor, including all things reasonably necessary (x) to obtain executed subscription agreements with respect to the PIPE Financing, which are to have terms, and be in a form, substantially similar to the Subscription Agreements and otherwise as reasonably acceptable to the Target Companies and Rigel, from the Additional PIPE Investors pursuant to which the Additional PIPE Investors commit to make private investments in Aurous Resources in the form of the purchase of Aurous Resources Ordinary Shares, other securities of Aurous Resources or indebtedness (including convertible indebtedness) of Aurous Resources, including a committed equity facility on terms acceptable to Blyvoor and Rigel, in exchange for an aggregate purchase price of at least $48,500,000, and (y) to consummate the PIPE Financing substantially concurrently with the Closing. Rigel and Blyvoor have agreed to reasonably cooperate and coordinate the PIPE Financing process, including the timing and substance of outreach to Additional PIPE Investors. Until the Closing Date, Rigel and Blyvoor have agreed to, and have agreed to cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing. Promptly following the execution thereof, Rigel has agreed to deliver to Blyvoor a true, correct and complete copy of each subscription agreement entered into by Aurous Resources with the Additional PIPE Investors.

Rigel Shareholder Meeting

Rigel has agreed to, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which will be mutually agreed with Blyvoor acting reasonably) for, give notice of, and duly call and hold the General Meeting, which meeting will be held not more than 25 days after the date on which the Registration Statement is declared effective (except as otherwise agreed by Blyvoor and Rigel acting reasonably and in good faith), for the purpose of obtaining the Rigel Shareholder Approval.

As described in this proxy statement/prospectus, and subject to the provisions described below, the Rigel Board has made the recommendation that the Rigel shareholders vote to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (which we refer to as the “Rigel Board Recommendation”). Rigel has agreed to include the Rigel Board Recommendation in this proxy statement/prospectus. To the fullest extent permitted by applicable law, the Rigel Board has agreed that it will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Rigel Board Recommendation for any reason (together with any change, withdrawal, withholding, qualification or modification of the Rigel Board Recommendation, a “Change in Recommendation”). To the fullest extent permitted by applicable law, Rigel has agreed (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the General Meeting for the purpose of seeking the Rigel Shareholder Approval will not be affected by any Change in Recommendation or other intervening event or circumstance, (B) to establish a record date for, duly call, give notice of, convene and hold the General Meeting and submit for the approval of its shareholders Rigel Shareholder Approval Matters, in each case in accordance with the Business Combination Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) that if the Rigel Shareholder Approval is not obtained at the General Meeting, then Rigel will use reasonable best efforts to promptly continue to take all such necessary actions and hold additional General Meetings in order to obtain such approval. Rigel may only postpone or adjourn the General Meeting (and, in the case of the following clauses (ii) and (iii), at the request of Blyvoor, will postpone or adjourn), for a period of no longer than 15 days and on a date no later than five (5) business days prior to the Termination Date: (i) to ensure that any supplement or amendment to this proxy statement/prospectus that the Rigel Board has determined in good faith after consultation with outside legal counsel is required by applicable law is disclosed to the Rigel shareholders and for such supplement or amendment to be promptly disseminated to the Rigel shareholders prior to the General Meeting; (ii) if, as of the time for which the General Meeting is originally scheduled, there are insufficient Rigel Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the General Meeting; (iii) in order to solicit additional proxies from shareholders for purposes of obtaining the Rigel Shareholder Approval; or (iv) only with the prior written consent of Blyvoor, for purposes of satisfying the Available Cash Condition; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the General Meeting will be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

No Solicitation / Exclusivity

Each of the parties to the Business Combination Agreement has agreed that, during the Interim Period, it will not, and will cause its representatives not to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person concerning an concerning an Acquisition Transaction or a Business Combination Proposal (in each case, as defined in the Business Combination Agreement), as applicable.

Director and Officers Indemnification and Insurance

Aurous Resources has agreed to indemnify and hold harmless each present and former director, manager and officer of the Target Companies and Rigel and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Target Companies, Rigel or their respective subsidiaries, as the case may be, would have been permitted under applicable law and their respective governing documents in effect on the date of the Business Combination Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Aurous Resources has also agreed to cause the Target Companies and each of its subsidiaries, after the Closing, to, (i) maintain for a period of not less than six years from the Closing provisions in its governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those persons than the provisions of such governing documents as of the date of the Business Combination Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

Aurous Resources has agreed that, for a period of six years from the Closing, it will, or will cause one or more of its subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by (i) the Target Group Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage and (ii) Rigel’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (A) Aurous Resources may cause coverage to be extended under such current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of the applicable current insurance coverage with respect to claims existing or occurring at or prior to the Closing (each a “D&O Tail”) and (B) if any claim is asserted or made within such six-year period, any insurance required to be maintained will be continued in respect of such claim until the final disposition thereof. However, Aurous Resources will not be required to expend an annual premium for any such D&O Tail in excess of 300% of the last annual payment made by (I) the Target Companies or any of their respective affiliates or (II) Rigel or any of its respective affiliates, as applicable, for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Business Combination Agreement and, in such event, Aurous Resources will purchase the maximum coverage available for 300% of the most recent annual premium paid by Blyvoor or Rigel, as applicable, prior to the date of the Business Combination Agreement.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Each party to the Business Combination Agreement, subject to certain specified restrictions and conditions, providing to the other parties and their respective representatives, during the Interim Period, during normal business hours and with reasonable advance notice, reasonable access to its respective properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees of the other party and its subsidiaries. Each party has agreed to use its reasonable efforts to furnish the other party with all financial and operating data and other information concerning the business and affairs of the other party and its respective subsidiaries that are in the possession of the Target Group Companies, Rigel, Aurous Resources, Merger Sub or their respective subsidiaries, in each case as Blyvoor or Rigel and their respective representatives may reasonably request solely for purposes of consummating the Business Combination;

●	Each party to the Business Combination Agreement itself and causing their respective subsidiaries to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable law and the rules and policies of the Nasdaq to cause the Aurous Resources securities to be issued in connection with the Business Combination to be approved for listing on the Nasdaq as of the Closing;

●	Rigel using reasonable best efforts to ensure Rigel remains listed as a public company on, and for the Rigel Securities (but, in the case of Rigel Warrants, only to the extent issued as of the date thereof), to be listed on the NYSE;

●	Rigel keeping current and timely filing all reports required to be filed with or furnished to the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

●	Rigel and Aurous Resources taking all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of, with respect to Rigel, the Rigel Class A Ordinary Shares or any derivative thereof and, with respect to Aurous Resources, the Aurous Resources Ordinary Shares or any derivative thereof, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder; and

●	Agreements related to the intended tax treatment of the transactions contemplated by the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, standing, formation and authority, (ii) authorization to enter into the Business Combination Agreement, (iii) capital structure, (iv) consents and approvals, (v) financial statements, (vi) absence of changes, (vii) license and permits, (viii) litigation, (ix) material contracts, (x) intellectual property, (xi) taxes, (xii) real and personal properties, (xiii) employee matters, (xiv) benefit plans, (xv) compliance with laws, (xvi) environmental matters, (xvii) affiliate transactions, (xviii) insurance, (xix) business practices and (xx) finders and brokers. Except in the case of fraud or intentional and willful breach, the representations and warranties of the parties contained in the Business Combination Agreement will terminate and be of no further force and effect as of the Closing.

Material Adverse Effect

Certain of these representations and warranties are qualified to “materiality” or “Material Adverse Effect.”

With respect to each of the Target Group Companies, for the purposes of the Business Combination Agreement, a “Material Adverse Effect” means, any effect, occurrence, development, fact, condition or change (“Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Target Group Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(i)	any change in applicable laws or IFRS or any interpretation thereof;

(ii)	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii)	the announcement or the execution of the Business Combination Agreement, the pendency or consummation of the Business Combination or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, regulators, Governmental Authorities, distributors, partners, providers and employees;

(iv)	any Effect generally affecting any of the industries or markets in which any Target Group Company operates or the local or global economy as a whole;

(v)	the compliance with the terms of the Business Combination Agreement or the taking of any action (or failure to take any action) required or contemplated by the Business Combination Agreement or with the prior written consent of Rigel or at the request of Rigel;

(vi)	any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii)	any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Target Group Company operates or by which it may be effected, including the engagement by the United States, South Africa or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, South Africa or such other country, or any territories, possessions, or diplomatic or consular offices of the United States, South Africa or such other countries or upon any United States, South Africa or such other country military installation, equipment or personnel;

(viii)	any failure of the Target Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that any such failure will not prevent a determination that any Effect not otherwise excluded from the definition of Material Adverse Effect underlying such failure to meet projections or forecasts resulted in a Material Adverse Effect;

(ix)	COVID-19 or any COVID-19 Measures (in each case, as defined in the Business Combination Agreement), or any Target Group Company’s compliance therewith;

(x)	any cyberattack on or involving any Target Group Company;

(xi)	any matters set forth on the Target Company disclosure letter, and

(xii)	any Effect to the extent actually known by those individuals identified in the Rigel disclosure letter on or prior to the date of the Business Combination Agreement; provided that, in the case of clauses (i), (ii), (vi) and (vii) above, such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Target Group Companies, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and in which the Target Group Companies operate.

Conditions to the Closing of the Business Combination

The consummation of Business Combination is subject to the satisfaction or waiver of certain customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) the Rigel Shareholder Approval, (ii) no governmental order enjoining or prohibiting the consummation of the Business Combination being in force, (iii) the Exchange Control Approval and the termination or expiration of any applicable waiting period(s) under applicable antitrust laws in respect of the Business Combination (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of any Governmental Authority) shall have expired or been terminated or obtained, as applicable, (iv) the Registration Statement having become effective, (v) the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants to be issued pursuant to the Business Combination Agreement having been approved for listing on the Nasdaq and (vi) certain other customary bring-down conditions. In addition, the obligation of the Sellers to consummate the Business Combination is subject to the satisfaction or waiver of the Available Cash Condition.

Termination

The Business Combination Agreement may be terminated as follows:

(i)	by mutual written consent of Aurous Gold, Gauta Tailings and Rigel;

(ii)	prior to the Closing, by written notice to Aurous Gold and Gauta Tailings from Rigel if:

(A)	there is any breach of any representation, warranty, covenant or agreement on the part of Aurous Gold and Gauta Tailings set forth in the Business Combination Agreement, such that certain closing conditions therein would not be satisfied; provided that Aurous Gold and Gauta Tailings are provided the option to cure such breach as specified in the Business Combination Agreement;

(B)	if the Closing has not occurred on or before the Termination Date; or

(C)	if the consummation of the Business Combination is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

(iii)	prior to the Closing, by written notice to Rigel from Aurous Gold and Gauta Tailings if:

(A)	there is any breach of any representation, warranty, covenant or agreement on the part of Rigel, Aurous Resources or Merger Sub set forth in the Business Combination Agreement, such that certain closing conditions therein would not be satisfied; provided that Rigel, Aurous Resources, or Merger Sub, as applicable, are provided the option to cure such breach as specified in the Business Combination Agreement;

(B)	the Closing has not occurred on or before the Termination Date;

(C)	the consummation of the Business Combination is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order; or

(D)	if there has been a Change in Recommendation.

Waiver, Amendments

Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken such party’s board of directors or equivalent governing body, or officers thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other Party to the Business Combination Agreement, as applicable, (ii) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (iii) waive compliance by the other party thereto with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Enforcement

The parties to the Business Combination Agreement have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of the Business Combination Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party failing to take such actions as are required of it under the Business Combination Agreement in order to consummate the transactions contemplated thereunder). Each party has agreed that the other parties to the Business Combination Agreement will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Business Combination Agreement or any other Ancillary Agreement and to enforce specifically the terms and provisions thereof, without proof of damages, prior to the valid termination of the Business Combination Agreement, in addition to any other remedy to which they are entitled under the Business Combination Agreement or any other Ancillary Agreement. Additionally, each party agreed that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Furthermore, the parties agreed that any party seeking an injunction to prevent breaches of the Business Combination Agreement or any other Ancillary Agreement and to enforce specifically the terms and provisions of the Business Combination Agreement or any other Ancillary Agreement will not be required to provide any bond or other security in connection with any such injunction.

Division of Expenses

Subject to certain exceptions set forth in the Business Combination Agreement, each party thereto has agreed to bear its own costs expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants (and with respect to Rigel, any and all Antitrust Fees (as defined in the Business Combination Agreement)).

If the Closing occurs, Aurous Resources will (i) pay or cause to be paid, certain of the Target Group Companies’ transaction expenses and (ii) pay or cause to be paid, certain of Rigel’s and/or its affiliates’ transaction expenses, in each case, in accordance with the Business Combination Agreement. Any payments to be made (or caused to be made) by Rigel or Aurous Resources will be paid upon consummation of the Business Combination and release of proceeds from the Trust Account.

Certain Engagements in Connection with the Business Combination and Related Transactions

In connection with the PIPE Funding, Rigel engaged Citigroup Global Markets Inc. (“Citi”) and H&P Advisory Ltd (“Hannam”), as co-placement agents in the PIPE Funding. In connection with performing their services as co-placement agents, Citi and Hannam will receive for such services a percentage of the amount raised in the PIPE Funding, as well as fee and expense reimbursements, customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel).

In addition, Rigel executed an engagement letter with Citi, pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination, and Citi will receive fixed and variable fees based on the size of the PIPE Funding, as well as certain fee and expense reimbursements in connection therewith, and as such this may create a conflict of interest for Citi in its capacity as capital markets advisor in connection with the Business Combination.

Rigel executed a mandate letter with Emergent (the “Emergent Agreement”), pursuant to which Emergent was engaged as a financial advisor to Rigel in connection with the Business Combination, and Emergent will receive variable fees based on the amounts contributed to the PIPE Funding from certain South African investors, as well as certain fee and expense reimbursements in connection therewith.

RMB is acting as financial advisor to Blyvoor Capital on behalf of the Target Companies in connection with the Business Combination.

In connection with such engagements, the fees and expense reimbursements received by RMB, Emergent, Citi and Hannam (or their respective affiliates) are subject to the terms and conditions of their respective engagement letters with Rigel and Blyvoor, as applicable. The individual fees that will be payable to RMB are R15.0 million, contingent upon the completion of the Business Combination, of which R150,000 are payable as a monthly retainer fee and deductible from the R15.0 million fee contingent upon the completion of the Business Combination. To date, R1.8 million have been deducted as monthly retainer fees to RMB. Rigel has agreed to pay to Emergent, in connection with performing its services as financial advisor, variable fees contingent upon the amounts of PIPE Funding raised by Emergent. Rigel has agreed to pay to Citi and Hannam, in connection with performing their services as co-placement agents, a percentage of the amount raised in the PIPE Funding customary for a PIPE transaction of the nature and size of the PIPE Funding as a fee (subject to the terms and conditions of their engagement letter with Rigel). Rigel has agreed to pay to Citi, in connection with performing its services as capital markets advisor, a fixed fee in the amount of $3.75 million, plus a variable fee that is a percentage of the amount raised in the PIPE Funding and an incremental fixed fee upon consummation of the Business Combination if the aggregate cash proceeds from the Trust Account plus the PIPE Funding are greater than $70 million (subject to the terms and conditions of its engagement with Rigel). Rigel has agreed to reimburse each of Citi and Hannam, irrespective of the consummation of the PIPE Funding, in their capacity as placement agents, for certain reasonable and documented expenses, including certain reasonable and documented fees and disbursements of their external counsel and other external professional advisors incurred in connection with the PIPE Funding, as agreed in their engagement letter with Rigel. Rigel has also agreed to reimburse Citi, irrespective of whether any Business Combination is consummated, in its capacity as Rigel’s capital markets advisor, for all reasonable and out of pocket expenses incurred for its services under its engagement letter with Rigel, including reasonable fees and expenses of Citi’s legal counsel. In the event that any such advisors resign or withdraw from the Business Combination, or any of the transactions contemplated thereby, and waive their fees, in whole or in part, the amount of cash remaining on the balance sheet at the Closing would be increased by a commensurate amount.

In addition, each of Citi and Hannam (together with their respective affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, each of Citi and Hannam (and their respective affiliates) has provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Funding to Rigel and its respective affiliates, and has received customary compensation in connection therewith. In addition, each of Citi and Hannam (and their respective affiliates) may provide investment banking and other commercial dealings to Rigel, Blyvoor, Aurous Resources and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, each of Citi and Hannam (and their respective affiliates, officers, directors and employees) may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Rigel and Aurous Resources or their respective affiliates. Each of Citi and Hannam (and their respective affiliates) may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Ancillary Agreements

This section describes certain terms of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Rigel shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety prior to voting on the proposals presented at the General Meeting.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, Rigel, Aurous Gold, Gauta Tailings and the Sponsors have entered into the Sponsor Support Agreement. The Sponsor Support Agreement was subsequently amended by the Omnibus Amendment. The Sponsor Support Agreement provides that, among other things, the Sponsors agree (i) to vote in favor of the Business Combination, (ii) to appear at certain Rigel shareholder meetings for purposes of constituting a quorum, (iii) to vote against any proposals that could reasonably be expected to prevent or materially impede the Business Combination, (iv) to waive any anti-dilution adjustment to the conversion ratio with respect to their existing shares that would result from the issuance of Aurous Resources Ordinary Shares, (v) subject to certain conditions, to sell to Aurous Resources a certain number of either Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, (vi) subject to certain conditions, to extend, or cause their respective affiliate to extend, the maturity date of each of the Working Capital Loans (as defined in the Omnibus Amendment) and, in connection with the Sponsor Warrant Redemption (as defined below), if any, prepare and issue a non-interest bearing promissory note in favor of each Sponsor with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price and (vii) to exercise, or cause its affiliates to exercise, either of the Rigel Public Warrants or Rigel Private Warrants only on a “cashless basis” and forgo any right of conversion with respect to the Working Capital Loans (as defined in the Omnibus Amendment), in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. For more information on the amendments to the Sponsor Support Agreement under the Omnibus Amendment, see “—Ancillary Agreements—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement.”

In addition, pursuant to the Sponsor Support Agreement, the Sponsors have agreed, subject to certain customary exceptions, not to transfer (i) any Aurous Resources Ordinary Shares owned by such Sponsor until the 12-month anniversary of the Closing, (ii) a number of Aurous Resources Private Warrants equal to 40% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 12-month anniversary of the Closing and (iii) a number of Aurous Resources Private Warrants equal to 60% of all Aurous Resources Private Warrants owned by such Sponsor (including any Aurous Resources Ordinary Shares issuable upon the exercise of such warrants) until the 24-month anniversary of the Closing. The foregoing restrictions on transfer with respect to Aurous Resources Ordinary Shares will be released if the last reported sale price of the Aurous Resources Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing.

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor, as part of the PIPE Investment, entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (subject to certain adjustments further described herein).

Pursuant to the Subscription Agreements, a PIPE Investor may elect to reduce the number of PIPE Investment Shares it is obligated to purchase under its Subscription Agreement, on a one-for-one basis, up to the total amount of PIPE Investment Shares subscribed thereunder, to the extent such PIPE Investor (i) purchases Open-Market Purchase Shares in open market transactions at a price of less than or equal to the Closing redemption price per share, as established prior to the record date for voting at the General Meeting, or (ii) beneficially owned any Rigel Class A Ordinary Shares as of the date of its Subscription Agreement. This reduction right is subject to PIPE Investor agreeing, with respect to such Open-Market Purchase Shares, to (A) not sell or transfer any such Open-Market Purchase Shares prior to the Closing, (B) not vote any such Open-Market Purchase Shares in favor of approving the Business Combination and instead submit a proxy abstaining from voting thereon and (C) to the extent such PIPE Investor has the right to have all or some of its Open-Market Purchase Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights, and with respect to such Currently Owned Shares, to (X) not sell or transfer any such Currently Owned Shares prior to the Closing, (Y) vote all of its Currently Owned Shares in favor of approving the Business Combination at the General Meeting and (Z) to the extent such PIPE Investor has the right to have all or some of its Currently Owned Shares redeemed for cash in connection with the Closing, not exercise any such redemption rights.

In addition, in connection with the Closing and pursuant to the Subscription Agreements:

(a)	the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares it holds in an amount equal to (A) (I) four, multiplied by (II) the aggregate number of Total PIPE Investment Shares, divided by (B) ten;

(b)	Blyvoor Gold shall surrender an aggregate number of Aurous Resources Ordinary Shares it receives as Exchange Consideration in an amount equal to (A) (I) one, multiplied by (II) the aggregate number of Total PIPE Investment Shares, divided by (B) ten; and

(c)	each PIPE Investor shall receive, following the Closing, a number of Aurous Resources Ordinary Shares equal to its proportion of the sum of the Sponsor Forfeit Shares and the Blyvoor Forfeit Shares (pro rata for such PIPE Investor’s Total PIPE Investment Shares), for no additional cash consideration, other than their par value.

Amended and Restated Registration Rights Agreement

Pursuant to the terms of the Business Combination Agreement, at the Closing, Aurous Resources, the Sponsor and certain other holders of the Aurous Resources Ordinary Shares will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require Aurous Resources, at Aurous Resources’ expense, to register the Aurous Resources Ordinary Shares that they hold, on customary terms, including customary demand and piggyback registration rights. The Registration Rights Agreement will also provide that Aurous Resources pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.

Warrant Assignment, Assumption and Amendment Agreement

At the Closing, Aurous Resources, Rigel and the Warrant Agent will enter into the Assumed Warrant Agreement, which will amend the Original Warrant Agreement, which Original Warrant Agreement governs all of the Rigel Public Warrants and Rigel Private Warrants.

Pursuant to the Assumed Warrant Agreement, Rigel will assign to Aurous Resources all of Rigel’s right, title and interest in and to the Original Warrant Agreement and Aurous Resources will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of Rigel’s liabilities and obligations under the Original Warrant Agreement, as amended.

As a result, each Rigel Public Warrant and Rigel Private Warrant will automatically cease to represent a right to be exercised into Rigel Ordinary Shares and will instead represent a right to be exercised into Aurous Resources Ordinary Shares pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) Aurous Resources will assume the obligations of Rigel under the Original Warrant Agreement; (ii) “Ordinary Shares” or “shares” will mean the Aurous Resources Ordinary Shares; (iii) “shareholder” will mean shareholder of Aurous Resources; (iv) the “Board” or any committee thereof will mean the Aurous Resources Board or any committee thereof; and (v) the “Company” will mean Aurous Resources.

Side Letter

Pursuant to the terms of the Business Combination Agreement, Rigel, Orion Fund II and Aurous Gold entered into a side letter on March 11, 2024, which contemplates that, prior to the Closing, the Target Group Companies will be permitted to establish the Transaction Success Cash Awards in an aggregate amount not to exceed $2,000,000 to compensate certain key members of the Aurous Gold management team for the efforts associated with successfully consummating the Business Combination, which will be funded from proceeds received in connection with the Business Combination. Blyvoor engaged the services of an independent compensation consultant to provide a market study related to the Transaction Success Cash Award allocated to any person that holds, directly or indirectly, any equity in Aurous Gold. Such market study provided a range of values for bonus awards for similar services using relevant market data, and confirmed that the Transaction Success Cash Awards were determined to be within such range.

Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement

On October 17, 2024, Rigel, Aurous Resources, Merger Sub, Aurous Gold and Gauta Tailings entered into the Omnibus Amendment, pursuant to which Rigel, Aurous Resources, Merger Sub, Aurous Gold and Gauta Tailings agreed to amend the Business Combination Agreement to, among other things:

●	change the termination date of the Business Combination Agreement from August 9, 2024 to December 31, 2024;

●	amend the definition of “Rigel Transaction Expenses” under the Business Combination Agreement to include the aggregate amount of outstanding principal and accrued interest of Rigel or Aurous Resources under the Working Capital Loans (as defined in the Omnibus Amendment), including any amounts owed to the Sponsor, Orion GP or any of their respective affiliates pursuant to the Working Capital Loans (as defined in the Omnibus Amendment) existing as of October 17, 2024 or, subject to the approval of Blyvoor Gold, issued through the Closing Date;

●	provide for the order of priority in which closing payments related to Rigel Transaction Expenses (including the Working Capital Loans), as defined in the Omnibus Amendment and Target Group Company Transaction Expenses are to be paid under the Business Combination Agreement;

●	provide that Rigel will, and will cause its affiliates to, procure that Orion Fund III will in no event receive any Rigel Public Warrants or Rigel Private Warrants in connection with the exercise of any rights to purchase or otherwise acquire any equity interests of Rigel or otherwise pursuant to the Orion Forward Purchase Agreement; and

●	provide that the parties to the Business Combination Agreement will ensure that, as of the Closing, a majority of the Aurous Resources Board will be South African citizens who are ordinarily residents of South Africa.

In addition, the Omnibus Amendment amends the Sponsor Support Agreement to, among other things:

●	provide that, in the event Blyvoor Gold would not beneficially own, as of the Closing, an aggregate amount of Aurous Resources Ordinary Shares representing at least a majority of the issued and outstanding Aurous Resources Ordinary Shares on a fully diluted, as exercised and as converted basis (the “Minimum Percentage”), each Sponsor under the Sponsor Support Agreement will sell to Aurous Resources immediately prior to the Merger Effective Time, but subject to at the Closing, a certain number of either the Rigel Public Warrants or Rigel Private Warrants, at a price per warrant equal to the volume-weighted average price of the Rigel Public Warrants for the 30-day period preceding the Closing, such that, after giving effect to such sale, Aurous Gold will beneficially own an aggregate amount of Aurous Resources Ordinary Shares representing at least the Minimum Percentage (such sale, the “Sponsor Warrant Redemption”);

●	provide that, in the event the aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses (including the Working Capital Loans, as defined in the Omnibus Amendment) exceeds an amount equal to (a) the sum of (i) the amount left in the Trust Account after giving effect to Rigel shareholder redemptions, (ii) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and (iii) the aggregate amount of cash that has been funded to Aurous Resources pursuant to the Orion Forward Purchase Agreement, less (b) the sum of (i) the Cash Consideration and (ii) $33 million (any such excess, the “Expense Overage Amount”);

○	each of Aurous Resources and the Sponsor will, and will cause their respective affiliates to, (i) extend the maturity date on each of the Working Capital Loans (as defined in the Omnibus Amendment) in which the principal amount of indebtedness outstanding thereunder comprises a portion of the unpaid Expense Overage Amount for an additional 12-month period, such extension to be effective as of Closing Date and (ii) provide that such applicable Working Capital Loans (as defined in the Omnibus Amendment) will bear interest beginning on three-month anniversary of the Closing; and

○	in connection with the Sponsor Warrant Redemption (if any), Aurous Resource will, in lieu of a cash payment in respect of the per warrant purchase price, prepare and issue non-interest bearing promissory notes in favor of each Sponsor under the Sponsor Support Agreement with a principal amount equal to such Sponsor’s pro rata portion of the warrant purchase price; and

●	provide that each Sponsor under the Sponsor Support Agreement will, and will cause its affiliates to, (i) exercise either of the Rigel Public Warrant or Rigel Private Warrant only on a “cashless basis” pursuant to the terms thereof and (ii) forgo any right of conversion with respect to any Working Capital Loans (as defined in the Omnibus Amendment) (including any right to convert any such Working Capital Loans (as defined in the Omnibus Amendment) into Aurous Resources Ordinary Shares).

Joinder Agreement

On October 17, 2024, Rigel, the Target Companies, the Sponsor, Orion GP and Orion Fund III entered in a joinder pursuant to which Orion GP and Orion Fund III each became a party to the Sponsor Support Agreement as a “Sponsor” for all purposes thereunder. For more information on the terms of the Sponsor Support Agreement, see “—Ancillary Agreements—Sponsor Support Agreement.”

Transaction Structure

The following diagram shows the current ownership and certain subsidiaries of Rigel, Aurous Gold and Gauta Tailings.

Each of Aurous Resources and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the Business Combination. Aurous Resources is a wholly owned direct subsidiary of Rigel and Merger Sub is a wholly owned direct subsidiary of Aurous Resources. Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions therein, among other things, (i) Rigel will merge with and into Merger Sub, with Merger Sub being the surviving company, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of Blyvoor. Following the Merger and the Share Exchange, each of Aurous Gold, Gauta Tailings and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company. At the Closing, Aurous Resources Ordinary Shares are expected to be listed on the Nasdaq.

Effect of the Merger

On the date prior to the Closing Date, Rigel will merge with and into Merger Sub, with Merger Sub surviving the Merger, and, by virtue of the Merger (i) each outstanding Rigel Class A Ordinary Share (other than shares to be cancelled pursuant to the Business Combination Agreement and any Redemption Shares) will be automatically cancelled and converted into the right to receive the Class A Merger Consideration as of the Merger Effective Time; (ii) the Redemption Shares will not be converted into Class A Merger Consideration and instead will be redeemed an amount in cash per share calculated in accordance with such shareholder’s redemption rights; (iii) each outstanding Rigel Class B Ordinary Share (other than shares to be cancelled pursuant to the Business Combination Agreement) will be automatically cancelled and converted into the right to receive the one Aurous Resources Ordinary Share as of the Merger Effective Time; and (iv) each issued and outstanding Rigel Warrant will be converted automatically into the right to receive one Aurous Resources Warrant as further described herein.

Rigel Shareholders
Rigel (Cayman)
Aurous Resources Shares [and cash from accumulated trust fund earnings]
Aurous Resources (Cayman)
Merger with and into Merger Sub with Merger Sub surviving.
Merger Sub (Cayman)

Share Exchange

Upon the terms and subject to the conditions set forth in the Business Combination Agreement and in the Exchange Agreement, (i) Blyvoor Gold and Orion Fund II will transfer to Aurous Resources, all of their respective shares in Aurous Gold, in exchange for the Aurous Gold Consideration; and (ii) Blyvoor Gold will transfer to Aurous Resources all of its shares in Gauta Tailings in exchange for the Gauta Tailings Consideration (and, subsequently, the Gauta Tailings Deferred Consideration).

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, Rigel, Aurous Resources, Blyvoor Gold and the Sponsor, as part of the PIPE Investment, entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase from Aurous Resources at the Closing, an aggregate of 750,000 Aurous Resources Ordinary Shares, at a purchase price of $10 per share, for an aggregate cash amount of $7,500,000 (subject to certain adjustments further described herein).

Final Structure

Background of the Business Combination

The Business Combination is the result of a search by Rigel for a potential transaction using the network, investment and operating experience of its management team. The terms of the Business Combination Agreement and related ancillary documents are the result of arm’s-length negotiations between Rigel, Blyvoor and their respective representatives. The following is a brief description of the background of such negotiations, the Business Combination and related transactions and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties. On September 8, 2022, Rigel engaged Sidley Austin LLP (“Sidley”) as its primary legal counsel.

Rigel is a blank check company incorporated as a Cayman Islands exempted company on April 6, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, while focusing on potential targets in the global mining and metals and basic materials sectors, including operators of mines and providers of ancillary services. Prior to entering into the Business Combination Agreement, Rigel conducted a thorough research for a suitable acquisition candidate, drawing upon, among other things, the extensive network and experience of the Rigel Board, Rigel’s management team and advisors in the gold mining industry. Rigel has been represented by Maples and Calder (Cayman) LLP as its legal counsel with respect to Cayman Islands law matters since incorporation.

On May 6, 2021, the Sponsor subscribed for an aggregate number of Founder Shares comprising 7,187,500 Rigel Class B Ordinary Shares in exchange for an aggregate cash purchase price of $25,000, or approximately $0.0035 per Founder Share.

On July 13, 2021, the Sponsor transferred 35,000 Founder Shares to each of an entity owned by Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan, and Timothy Keating, Rigel’s independent directors. On that date, the Sponsor also transferred 135,000 Founder Shares to Nathanael Abebe, Rigel’s President, at their original per-share purchase price of approximately $0.01. These shares are not subject to forfeiture.

On October 16, 2021, the Sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price of approximately $0.01. On that date, the Sponsor also transferred 20,000 Founder Shares to Nathanael Abebe, at their original per-share purchase price of approximately $0.01.

The registration statement for Rigel’s Initial Public Offering was declared effective on November 4, 2021. Also on that date, the Rigel Board authorized a share dividend, resulting in the holders of the Founder Shares holding an aggregate of 7,906,250 Founder Shares, of which 1,031,250 are subject to forfeiture. On that same date, Rigel entered into an underwriting agreement with Goldman in connection with Rigel’s Initial Public Offering, which entitled Goldman, as the underwriter of Rigel’s Initial Public Offering, to, among other things, a deferred fee of $0.35 per Rigel Public Unit purchased thereunder (the “Deferred Discount”) to be paid out of the Trust Account upon consummation of Rigel’s initial business combination. On February 7, 2024, Goldman executed a letter agreement agreeing, among other things, to waive its right to the Deferred Discount. Goldman did not receive any payment from Rigel in connection with the fee waiver and will not receive any payment from Rigel in connection with the Business Combination. We did not seek out the reasons why Goldman waived its deferred underwriting fees, and we have no other contractual relationships with Goldman.

On November 9, 2021, Rigel consummated its Initial Public Offering of 27,500,000 units. Simultaneously with the closing of the Initial Public Offering, Rigel consummated the Private Placement of an aggregate of 14,000,000 warrants – 11,300,000 to Sponsor, 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion GP – at a purchase price of $1.00 per Rigel Private Warrant, generating gross proceeds to Rigel in the amount of $14,000,000. In connection with the purchase of Rigel Private Warrants by Orion GP, the Sponsor transferred 1,170,000 Founder Shares to Orion GP (an affiliate of the Sponsor) at the time of the Initial Public Offering. Also on November 9, 2021, the underwriter purchased an additional 2,500,000 Rigel Public Units pursuant to a partial exercise of the over-allotment option. The Rigel Public Units were sold at an offering price of $10.00 per Rigel Public Unit, generating additional gross proceeds to Rigel of $25,000,000. Since the underwriter did not exercise the remainder of the over-allotment option, the Sponsor forfeited 406,250 Founder Shares upon the expiration of the over-allotment option in December 2021, resulting in the holders of the Founder Shares holding an aggregate of 7,500,000 Founder Shares.

Prior to the consummation of the Initial Public Offering, neither Rigel nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Rigel. After the completion of the Initial Public Offering, Rigel commenced an active search for prospective business combination targets. As described in Rigel’s Initial Public Offering prospectus (Registration No. 333-260356) filed on November 8, 2021 (the “IPO Prospectus”), Rigel focused its initial search on business combination targets in the mining industry, with the goal of benefitting from a hands-on owner with extensive transactional, financial, managerial and investment experience within the global metals value chain that presents potential for an attractive risk-adjusted return profile under Rigel’s stewardship.

In evaluating potential businesses and assets to acquire, Rigel and the Sponsor surveyed the landscape of potential acquisition opportunities based on their knowledge and familiarity with the mergers and acquisitions marketplace. Rigel considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Rigel contacted, and were contacted by, numerous individuals and entities who presented potential business combination opportunities. Rigel focused its search using the general criteria and guidelines described in the IPO Prospectus that it believed would be important in evaluating a prospective target, including, without limitation, businesses that Rigel believed:

●	have an attractive market opportunity and supportive demand fundamentals;

●	have unique assets with sustainable competitive advantages;

●	operate in established operating jurisdictions;

●	have demonstrable, non-commodity price driven growth and value opportunities;

●	can utilize the extensive networks and insights that Rigel’s management team, the Rigel Board, the Sponsor and the Sponsor’s affiliate Orion Resource Partners have built in the industry;

●	are at an inflection point, such as requiring additional management expertise, development funding or commercial scale-up, or where Rigel believes Rigel can drive improved financial performance and growth;

●	exhibit under-recognized value or other characteristics, desirable returns on capital, and a need for capital to achieve Rigel’s growth strategy, that Rigel believes have been misunderstood and undervalued by the marketplace based on Rigel’s analysis and due diligence review;

●	are attractively positioned within fragmented or emerging industries to drive growth through acquisitions or mergers;

●	provide innovative technological and/or ESG/sustainability solutions to the global metals value chain;

●	are ready for the public market; and

●	will offer an attractive risk-adjusted return for Rigel’s shareholders.

The foregoing criteria and guidelines (the “Base Criteria”) were not exhaustive. Rigel’s evaluation relating to the merits of any potential business combination was based, to the extent relevant, on these general criteria and guidelines as well as other considerations, factors, and criteria that the Rigel management team deemed relevant. The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

Timeline of the General Search Process

Beginning shortly after its Initial Public Offering, Rigel held meetings among members of the Rigel management team, certain of Rigel’s advisors, the Sponsor and its affiliates, and in many cases the Rigel Board, in order to discuss matters relating to Rigel’s initial business combination. Such meetings were intended to allow management and certain of its advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.

During the search process, Rigel conducted an evaluation of potential targets based on the Base Criteria and other relevant considerations, factors and criteria. Between November 9, 2021 and September 25, 2023 (the date on which Rigel entered into the Revised LOI (as defined below)), Rigel, its Sponsor, its financial advisors, and its affiliates identified over 105 potential target companies in the global mining, metals and mining services industries. The potential target companies were narrowed down to 33 potential targets with which Rigel entered into non-disclosure agreements in order to engage in more in-depth discussions regarding a potential transaction, including the Target Companies. Based on assessments of the potential target companies with which Rigel entered into non-disclosure agreements, and in consultation with the Rigel Board, Rigel held in-depth meetings with 11 potential targets, including Blyvoor, to evaluate the business of these potential targets further as well as to determine which potential targets had marketable businesses well-suited for going public and well-situated to enter into a business combination within a reasonable time, in addition to discussing preliminary high-level terms of a potential business combination transaction.

Prior to entering into a non-binding letter of intent with the penultimate target Rigel considered, Rigel abandoned further discussions with nine potential targets. The reasons for abandoning consideration of such other targets varied in each case, with two not being expected to garner sufficient interest from PIPE investors, three not being deemed good targets based on issues identified through due diligence and four where the parties could not bridge gaps in valuation and other material deal terms.

In June 2022, Rigel began discussion with one of such potential targets regarding a potential business combination. After a period of initial discussions and preliminary due diligence review, Rigel entered into a non-binding letter of intent with such potential target in September 2022. Subsequently, Rigel and such potential target engaged in more extensive diligence and a period of exclusive negotiation of substantive deal documentation between September 2022 and December 2022. In December 2022, Rigel cordially declined to continue further discussions with such potential target, citing the inability of Rigel and such potential target to agree on a mutually acceptable valuation in connection with a proposed business combination.

Timeline of the Business Combination with Aurous Resources

On February 21, 2023, Richard Floyd contacted Michael Barton of Orion Resource Partners, the controlling affiliate of Orion Fund II, to inquire about an introduction to the Rigel management team as a result of Blyvoor’s interest in exploring a transaction with Rigel. Subsequently, Mr. Barton emailed Messrs. Lamb and Abebe to set up an introductory phone call with Mr. Floyd.

On February 23, 2023, representatives of Rigel and Blyvoor held an introductory meeting to discuss the possibility of a business combination generally. Members of Blyvoor’s management team, including Mr. Floyd, presented an overview of Blyvoor’s business model to Rigel, led by Messrs. Lamb and Abebe.

On March 7, 2023, Rigel and Blyvoor entered into a non-disclosure agreement containing customary confidentiality obligations.

On March 13, 2023, Rigel and Blyvoor held a follow-up call to discuss entry into a letter of intent with respect to a potential business combination transaction, which included a discussion of structure and preliminary key terms and conditions.

On March 16, 2023, Mr. Abebe of Rigel emailed Messrs. Floyd and Smith of Blyvoor to outline a proposal for a transaction that provided for an aggregate enterprise valuation of Aurous Gold of $425 million, aggregate cash proceeds from the transaction to be at least $50 million and a six-month lockup period for Aurous Resources Ordinary Shares issued to the Sellers.

Also on March 16, 2023, Blyvoor engaged ENS Africa (“ENS”) as its joint legal counsel for South African matters.

On March 21, 2023, Messrs. Abebe, Lamb, Floyd and Smith held a call to discuss the terms outlined in Rigel’s March 16, 2023 proposal.

On March 24, 2023, Mr. Smith emailed a counterproposal to Messrs. Abebe and Lamb in response to the March 16, 2023 proposal, agreeing to the $425 million enterprise value for Aurous Gold, but proposing to include Gauta Tailings as part of the transaction at an aggregate enterprise value of $12 million, revising the aggregate cash proceeds from the transaction to be at least $56 million and revising the Seller lockup term to three-months.

On March 28, 2023, Mr. Abebe emailed Messrs. Floyd and Smith in response to the March 24, 2023 proposal, agreeing to the terms outlined therein, other than proposing a six-month lockup period for the Sellers.

On April 3, 2023, Mr. Smith responded to Mr. Abebe’s proposal from March 28, 2023, proposing a bifurcated Seller lockup structure, whereby certain Aurous Resources Ordinary Shares received by the Sellers would be subject to a three-month lockup, with the remainder subject to a six-month lockup.

On April 5th, 2023, Messrs. Smith, Abebe and Lamb resolved the Seller lockup structure outlined most recently in Mr. Smith’s April 2023 proposal by mutually agreeing to a six-month Seller lockup term.

On April 6, 2023, Rigel and Blyvoor executed a non-binding letter of intent with respect to a potential business combination transaction (the “LOI”), which included preliminary key terms of and conditions to a potential transaction, and which reflected negotiations between the parties that occurred following the February 23, 2023 and March 13, 2023 meetings. The LOI provided for, among other things:

●	an exclusivity period through July 4, 2023;

●	an aggregate enterprise valuation of Blyvoor at $437 million – i.e., the Aurous Gold enterprise value being $425 million and the Gauta Tailings enterprise value being $12 million;

●	customary lockup provisions, including (i) a six-month lockup for Aurous Resources Ordinary Shares issued to the Sellers and (ii) the Aurous Resources Ordinary Shares held by the Sponsor and insiders being subject to the existing lockup covering those shares (i.e., a lockup of one year after the completion of Rigel’s initial business combination, subject to early termination in certain circumstances);

●	aggregate net proceeds from the Trust Account and commitments to make private investments in Aurous Resources of not less than $56 million (with commitments to make private investments in Aurous Resources of at least $56 million);

●	a mutually agreeable post-Closing equity compensation plan;

●	customary registration rights for certain shareholders of Aurous Resources;

●	customary closing conditions for a transaction of this type, customary representations and warranties for a transaction of this type (none of which would survive the Closing), and customary interim operating covenants for a transaction of this type;

●	customary redemption vote provisions for the Rigel public shareholders in connection with a shareholder vote; and

●	an initial board of Aurous Resources to be comprised of seven directors, six of which would be nominated by Blyvoor (with 3 being new independent directors) and one of which would be nominated by the Sponsor.

On April 17, 2023, members of Rigel’s management team, led by Mr. Abebe and representatives of Citi connected with representatives of the Target Companies to discuss the strategy for a “De-SPAC transaction” generally, including the timeline and steps to continue the process of a possible De-SPAC transaction.

On April 26, 2023, Blyvoor engaged Milbank LLP (“Milbank”) as its joint legal counsel.

On May 4, 2023, representatives of Rigel, Blyvoor, Sidley, Milbank and ENS held a video conference to discuss legal due diligence matters concerning Blyvoor, which included topics such as general corporate; finance; labor and employment; employee benefits and executive compensation; intellectual property; data privacy and cybersecurity; real estate; litigation, regulatory and government contracts; and environmental, health and safety.

Beginning on May 4, 2023, and continuing through execution of the Business Combination Agreement on March 11, 2024, representatives of Rigel, Citi, Hannam, Sidley and Bowmans and their respective counsels submitted business and legal diligence inquiries for Blyvoor and received both written and oral responses and document uploads to the virtual data room made available by Blyvoor. The Rigel management team and its advisors conducted an extensive business and legal due diligence examination of Blyvoor’s business, including an examination of Blyvoor’s governance, key contracts, financial performance, equity securities information, and other key business and legal considerations.

From May 4, 2023 through the signing of the Business Combination Agreement, at Rigel’s request, Blyvoor provided Rigel and its legal and other advisors with additional due diligence materials regarding Blyvoor, including governance documents, key contracts, financial statements, performance metrics and other key and legal financial diligence materials and participated in various due diligence calls, including a legal diligence call on May 4, 2023, with members of Sidley’s and Bowmans’s legal counsel teams.

On May 5, 2023, Rigel engaged Bowmans as its legal counsel for South African matters.

On May 10, 2023, representatives of Sidley and Milbank held a “kick-off” videoconference to discuss transaction structure and plans for the preparation of definitive agreements relating to the proposed transaction as well as Blyvoor’s SK-1300 compliant reports.

Also on May 10, 2023, Rigel, Blyvoor, Citi, Hannam, Sidley, Bowmans, Milbank, Davis Polk and ENS began hosting weekly discussions regarding the diligence timeline, initial drafting responsibilities regarding definitive deal documentation, other timing considerations relating to the Business Combination and audit and financial statement requirements.

On May 18, 2023, Messrs. Abebe and Blassberger, on behalf of Rigel, and representatives of Sidley, Milbank and Davis Polk held a diligence call during which Rigel provided additional background on itself and Sponsor.

On May 25, 2023, Messrs. Abebe and Blassberger, on behalf of Rigel, and representatives of Sidley, Milbank, ENS and Davis Polk held a diligence call for the benefit of its auditor Marcum LLP.

The parties continued to hold regular discussions regarding Blyvoor and the contemplated transaction throughout the process until the signing of the Business Combination Agreement.

During the months of May through August 2023, representatives of Rigel and Blyvoor had numerous meetings to discuss Blyvoor’s business model, a timeline, structure and preliminary key terms and conditions, financing possibilities and alternatives in connection with a potential business combination transaction.

On June 28, 2023, Rigel filed with the SEC a preliminary proxy statement to solicit consents from Rigel shareholders to approve certain charter amendments related to, among other things, the extension of the date by which Rigel has to complete an initial business combination from August 9, 2023 to May 9, 2025 (the “Extension Amendment”).

On July 19, 2023, Rigel filed with the SEC a definitive proxy statement relating to the Extension Amendment.

On August 17, 2023, representatives of Milbank sent representatives of Sidley an initial draft of the Business Combination Agreement.

Between August 22, 2023 and September 18, 2023, members of the Rigel management team and the Blyvoor management team held a number of calls to discuss the valuation terms outlined in the LOI and discussed potential changes based on their further financial due diligence, valuation work and discussions with other external advisors since the initial LOI was signed.

On September 18, 2023, representatives of Rigel, led by Mr. Abebe, and Blyvoor, led by Messrs. Floyd and Du Preez, held a call to discuss potential changes to the LOI, which included a new pre-money equity valuation of Aurous Gold of $350 million and an earn-out construct based on operational milestone metrics. Mr. Abebe emailed a revised draft of the LOI outlining these terms to the Blyvoor management team for review on the same date.

On September 22, 2023, Mr. Du Preez sent a revised draft LOI to Messrs. Abebe and Lamb, proposing adjustments to the earnout operating metric milestones outlined in Mr. Abebe’s September 18, 2023 proposal.

On September 25, 2023, Rigel and Blyvoor executed a revised non-binding LOI (the “Revised LOI”), which included revised key terms of and conditions to a potential transaction, subject to the completion of due diligence and the further negotiation of definitive agreements, and which reflected negotiations between the parties that occurred following the numerous meetings that occurred from May to August 2023. The Revised LOI provided for, among other things:

●	an exclusivity period through August 31, 2024;

●	a pre-money equity valuation of Blyvoor at $362 million – i.e., the Aurous Gold pre-money equity valuation being $350 million and the Gauta Tailings pre-money equity valuation being $12 million;

●	customary lockup provisions, including (i) a six-month lockup for Aurous Resources Ordinary Shares issued to the Sellers, (ii) a 12-month lockup for 40% of the Aurous Resources Warrants held by the Sponsor and insiders, with the remaining 60% being subject to a 24-month lockup and (iii) the Aurous Resources Ordinary Shares held by the Sponsor and insiders being subject to the existing lockup covering those shares (i.e., a lockup of one year after the completion of Rigel’s initial business combination, subject to early termination in certain circumstances);

●	as a concession for agreeing to a $74 million reduction to the proposed aggregate enterprise value of Blyvoor, certain rights to receive Aurous Resources Ordinary Shares following the Closing, subject to the Blyvoor Gold Mine achieving specified operating metrics/milestones during a specified period following the Closing;

●	aggregate net proceeds from the Trust Account and commitments to make private investments in Aurous Resources of not less than $56 million (with commitments to make private investments in Aurous Resources of at least $56 million);

●	a mutually agreeable post-Closing equity compensation plan;

●	customary registration rights for certain shareholders of Aurous Resources;

●	customary closing conditions for a transaction of this type, customary representations and warranties for a transaction of this type (none of which would survive the Closing), and customary interim operating covenants for a transaction of this type;

●	customary redemption vote provisions for Rigel’s public shareholders in connection with a shareholder vote; and

●	an initial board of Aurous Resources to be comprised of seven directors, six of which would be nominated by Blyvoor (with 3 being new independent directors) and one of which would be nominated by the Sponsor.

On October 18, 2023, Rigel executed an engagement letter with Citi, pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination.

On October 18, 2023, Rigel executed an engagement letter with Citi and Hannam, pursuant to which they agreed to provide certain placement services to Rigel in connection with the proposed PIPE Funding.

On October 19, 2023, representatives of Milbank sent representatives of Sidley a revised draft of the Business Combination Agreement, which was updated to reflect the Revised LOI.

On October 19, 2023, representatives of Citi, Hannam, Rigel and Blyvoor and their respective counsels approved certain non-disclosure and wall-crossing procedures required to initiate the PIPE Funding marketing process (which were subject to two 30-day extensions at the sole decision of Rigel, both of which were exercised). Rigel then began to hold in-person and virtual meetings with a select group of potential PIPE Funding investors. The potential investors were wall-crossed by representatives of Citi, Hannam, each acting as a PIPE co-placement agent for Rigel, and Rand Merchant Bank, a division of Firstrand Bank Limited.

On January 5, 2024, representatives of Sidley sent to Milbank a list of material issues raised by Milbank’s October 19, 2023 draft of the Business Combination Agreement, which included issues regarding transaction structure, the earnout mechanism (including with respect to quantum and vesting), government approvals, the scope of representations and warranties and certain covenants of Rigel and Blyvoor.

Between January 5, 2024 and March 11, 2024, Sidley and Milbank exchanged drafts and negotiated the terms of the definitive transaction agreements, including the Business Combination Agreement. Regular meetings by phone call and video conference took place during this period, some of which included the parties’ respective legal counsel and financial advisors. The terms negotiated between the parties included, among other things, transaction structure, closing conditions, the earnout mechanism (including with respect to quantum and vesting), representations and warranties of both Rigel and Blyvoor, management incentives and other employee compensation matters and interim covenants, including regarding the PIPE Investment and PIPE Financing.

On January 13, 2024, representatives of Sidley sent representatives of Milbank a revised draft of the Business Combination Agreement, addressing, among other things, the material issues that representatives of Sidley discussed with representatives of Rigel on January 5, 2024.

On January 18, 2024, Rigel formally engaged Duff & Phelps to render an opinion to the Rigel Board in accordance with Duff & Phelps’ customary practices.

On February 3, 2024, representatives of Milbank sent representatives of Sidley a revised draft of the Business Combination Agreement, which included material revisions in respect of the revised transaction structure (which now contemplated the Merger), the earnout mechanics and certain covenants of Rigel and Blyvoor, including with respect to the PIPE Financing.

On February 6, 2024, representatives of Sidley, Milbank, Bowmans and ENS, and Messrs. Lamb, Abebe and Blassberger, on behalf of Rigel, and Messrs. Smith and du Preez, on behalf of Blyvoor, held a conference call to discuss material issues raised by Milbank’s February 3, 2024 draft of the Business Combination Agreement, addressing, among other things, Sidley’s proposal to shift certain exhibits to forms to be negotiated between the signing of the Business Combination Agreement and Closing and proposed revisions to the earnout terms, terms for the allocation of accrued Trust Account cash, and conduct of business covenants. During the call, representatives of Blyvoor outlined their concerns that the post-closing company’s ability to meet the proposed milestone conditions with respect to the earnout consideration would be affected by the net cash proceeds available to the post-closing company. As a result of this discussion, representatives of Rigel agreed to structure the transaction with alternative milestones based on varying levels of net cash proceeds.

On February 6, 2024, representatives of Milbank sent representatives of Sidley an initial draft of the Sponsor Support Agreement, pursuant to which, among other things, each Sponsor (as defined in the Sponsor Support Agreement) agreed to vote in favor of the Business Combination Agreement, and not to transfer any Aurous Resources Ordinary Shares owned by such Sponsor (as defined in the Sponsor Support Agreement) until the six-month anniversary of the Closing. Between February 6, 2024 and March 11, 2024, representatives of Milbank and Sidley continued to exchange drafts to finalize the Sponsor Support Agreement.

On February 7, 2024, representatives of Milbank sent representatives of Sidley an initial draft of the Target Company Disclosure Letter. Between February 7, 2024 and March 11, 2024, representatives of Milbank and Sidley continued to exchange drafts to finalize the Target Company Disclosure Letter.

On February 9, 2024, representatives of Milbank sent to representatives of Sidley an initial draft of the Exchange Agreement, pursuant to which, among other things, the Sellers transfer their respective equity interests in Blyvoor to Aurous Resources in accordance with South African law and the Sellers agreed not to transfer any Aurous Resources Ordinary Shares owned by such Seller until the six-month anniversary of the Closing. Between February 9, 2024 and March 11, 2024, representatives of Milbank and Sidley continued to exchange drafts to finalize the Exchange Agreement.

On February 12, 2024, representatives of Milbank sent representatives of Sidley a revised draft of the Business Combination Agreement, addressing, among other things, earnout considerations, tax provisions relating to the transaction structure and closing conditions.

On February 16, 2024, representatives of Sidley sent representatives of Milbank an initial draft of the form of Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor and certain other shareholders of Rigel and Blyvoor would be entitled to customary registration rights. Between February 16, 2024 and March 11, 2024, representatives of Milbank and Sidley continued to exchange drafts to finalize the Registration Rights Agreement.

On February 21, 2024, representatives of Sidley sent representatives of Milbank a revised draft of the Business Combination Agreement, addressing, among other things, earnout considerations and tax provisions relating to the transaction structure.

On February 27, 2024, representatives of Milbank sent representatives of Sidley a revised draft of the Business Combination Agreement, addressing, among other things, earnout considerations, management incentive and employee compensation matters as well as tax provisions relating to the transaction structure.

On February 28, 2024, representatives of Sidley sent representatives of Milbank an initial draft of the Rigel Disclosure Letter and comments to the Sponsor Support Agreement and the Exchange Agreement. Between February 28, 2024 and March 11, 2024, representatives of Milbank and Sidley continued to exchange drafts to finalize the Rigel Disclosure Letter.

On February 29, 2024, representatives of Sidley sent representatives of Milbank a revised draft of the Business Combination Agreement. From February 29, 2024 to March 11, 2024, representatives of Rigel and Blyvoor, along with representatives of Sidley and Milbank, worked together to resolve the remaining open points on the Business Combination Agreement and representatives of Sidley and Milbank exchanged multiple drafts of the Business Combination Agreement, addressing, among other things, earnout milestones, management incentives, closing conditions and necessary governmental approvals.

On March 6, 2024, the Rigel Board held a meeting via video conference to discuss anticipated final transaction terms and evaluate the Business Combination, which was attended by all of the directors. Representatives of Sidley and members of Rigel’s management team were in attendance by invitation of the Rigel Board. A representative of Sidley gave a presentation to the Rigel Board that included a review of the key transaction terms of the Business Combination, including the Business Combination Agreement, and a review of the directors’ fiduciary duties. Following discussion and consideration, and upon a motion duly made and seconded, the Rigel Board resolved that the Business Combination Agreement and each of the related agreements and the Business Combination be approved.

In connection with execution of the Business Combination Agreement, Duff & Phelps delivered a written opinion, dated March 11, 2024, to the Rigel Board to the effect that, as of the date of such opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps, the Aggregate Consideration to be paid by Rigel in the Business Combination was fair, from a financial point of view, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates and without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder).

On March 11, 2024, Rigel and Blyvoor executed the Business Combination Agreement and ancillary agreements and documentation related thereto. See “Business Combination Agreement” beginning on page 361 of this proxy statement/prospectus for a discussion of the terms of the Business Combination Agreement. See “Ancillary Agreements” beginning on page 377 of this proxy statement/prospectus for additional information about the ancillary agreements and documents entered into or to be entered into in connection with the Business Combination.

On March 11, 2024, Rigel filed a Current Report on Form 8-K with the SEC announcing the execution of the Business Combination Agreement and issued a joint press release publicly announcing the Business Combination, following both Rigel’s and Blyvoor’s approval.

On March 28, 2024, representatives of Citi, Hannam, Rigel and Blyvoor and their respective counsels approved certain non-disclosure and wall-crossing procedures required to initiate the PIPE Financing marketing process. Rigel then began to hold in-person and virtual meetings with a select group of potential investors with respect to the PIPE Financing. The potential investors were wall-crossed by representatives of Citi, Hannam, each acting as a PIPE co-placement agent for Rigel, and Rand Merchant Bank, a division of Firstrand Bank Limited.

On April 27, 2024, Blyvoor engaged Conyers Dill & Pearman LLP (“Conyers”) as its legal counsel for Cayman Islands matters.

On June 12, 2024, Rigel executed a mandate letter with Emergent, pursuant to which Emergent was engaged as a financial advisor to Rigel in connection with the Business Combination, and Emergent will receive variable fees based on the amounts contributed to the PIPE Funding from certain South African investors, as well as certain fee and expense reimbursements in connection therewith.

On July 8, 2024, Rigel filed with the SEC a preliminary proxy statement to solicit consents from Rigel shareholders to approve a charter amendment to extend the date by which Rigel has to complete an initial business combination from August 9, 2024 to May 5, 2025 (the “Second Extension Amendment”).

On July 22, 2024, Rigel filed with the SEC a definitive proxy statement relating to the Second Extension Amendment.

On August 7, 2024, Rigel and Citi amended the Citi EL to carveout any amounts raised pursuant to the Emergent Agreement from the amounts considered when calculating fees payable under the Citi EL.

On August 7, 2024, Rigel, Citi and Hannam amended the Joint EL to carveout any amounts raised pursuant to the Emergent Agreement from the amounts considered when calculating fees payable under the Joint EL.

On August 8, 2024, representatives of Sidley sent representatives of Milbank an initial draft of an amendment to the Business Combination Agreement to change the Termination Date from August 9, 2024 to December 31, 2024.

Between August 8, 2024 and September 8, 2024, Blyvoor and Milbank had internal discussions regarding the scope of the amendment to the Business Combination Agreement.

On September 8, 2024, Milbank delivered a revised draft amendment to the Business Combination Agreement, expanding the scope to include the additional cleanup items discussed by the parties in anticipation of the Closing. In addition to the terms of the Business Combination Agreement, Blyvoor also proposed revisions to the Sponsor Support Agreement, converting the amendment into an omnibus amendment of both the Business Combination Agreement and the Sponsor Support Agreement. The parties agreed that the capitalization covenant in Section 7.11(d) of the Business Combination Agreement needed to be revised to clarify that the Newco Warrant strike price is $11.50 instead of $1.00 as erroneously stated in the original agreement. Blyvoor sought to include the Working Capital Loans in the calculation of Rigel Transaction Expense and clarified the priority for Closing Payments, ensuring that Working Capital Loans would not be repaid in advance of accrued Target Group Company Transaction Expenses and Rigel Transaction Expenses. Blyvoor also proposed the forfeiture of any Working Capital Loans to the extent such the aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses (including the Working Capital Loans) exceeded an aggregate amount equal to (i) the all amounts in the Trust Account (taking into account the Rigel Shareholder Redemption), plus (ii) the aggregate amount of cash funded pursuant to the PIPE Funding minus (iii) the Cash Consideration minus (iv) $33,000,000. The revisions to the Sponsor Support Agreement also sought, among other things, to ensure that South African holders of Blyvoor continued to hold a majority of the equity in the combined company, and that the Sponsor would forfeit Rigel Class B Shares and Rigel Warrants as necessary to ensure such majority holdings of such South African persons was maintained.

Between September 8, 2024 and September 26, 2024, Blyvoor, Rigel, Sidley, Milbank, and their respective South African counsels discussed the terms of the proposed Omnibus Amendment to the Business Combination Agreement and Sponsor Support Agreement. Key areas of discussion focused on the newly proposed forfeiture provisions in the Sponsor Support Agreement with respect to maintaining South African control of the combined company and the proposed forfeiture of Working Capital Loans not repaid at the Closing.

On September 26, 2024, Milbank delivered a revised draft omnibus amendment to the Business Combination Agreement and the Sponsor Support Agreement. The transaction expenses cap was revised to clarify that Working Capital Loans were not included in the calculation of the cap since the Working Capital Loans were used to pay for Rigel Transaction Expenses and therefore inclusion of the loans would double-count such expenses. The terms of the Sponsor Support Agreement were also updated to provide for, instead of forfeiture, the survival of outstanding Working Capital Loan beyond the Closing such that after a three month post-Closing grace period on repayment, such Working Capital Loans will accrue interest at the secured overnight financing rate of the Federal Reserve Bank of New York, until repaid. The draft also contemplated that each of Orion GP and Orion Fund III would be a party to the amendment to bind them to the covenants therein and that they would become parties to the Sponsor Support Agreement in connection therewith.

On September 29, 2024, Sidley delivered a revised Omnibus Amendment to Milbank seeking to remove Orion GP and Orion Fund III as parties to the Omnibus Amendment since they do not directly hold equity subject to forfeiture in the Sponsor Support Agreement and providing additional clarifying comments to the draft.

On September 30, 2024, Milbank delivered a revised draft Omnibus Amendment reinstating that Orion GP and Orion Fund III would be parties to the Omnibus Amendment and Sponsor Support Agreement. Furthermore, the draft provided that Orion Mine Financing would not be eligible to receive any Rigel warrants in connection with any purchase right under the Orion Forward Purchase Agreement.

On October 8, 2024, Milbank delivered a revised draft Omnibus Amendment to revise the covenant limiting the incurrence of new Indebtedness by Rigel to allow for additional draws on the existing Working Capital Loans. Additionally, with respect to forfeiture mechanic designed to ensure that South African holders of Blyvoor continued to hold a majority of the equity in the combined company, the parties agreed to use a redemption mechanic in lieu of a forfeiture mechanic, where the combined company would repurchase Rigel Warrants as necessary to ensure the minimum holdings of the Blyvoor parties are maintained. The revised draft also proposed a formula to calculate the redemption price for any Rigel Warrants to be so redeemed.

On October 9, 2024, Sidley delivered a revised Omnibus Amendment to Milbank including a preemptive waiver of any event of default occurring by the failure of Rigel to satisfy the listing requirement in Section 7.12 of the Business Combination Agreement as a result of Rigel failing to maintain the listing of the Rigel Class A Shares or Rigel Warrants on the NYSE. Additionally, the draft included a covenant of the Target Companies not to take any actions reasonably expected to cause Blyvoor Gold to not hold the minimum percentage of equity to satisfy the South African ownership requirement agreed by the parties.

On October 11, 2024, Milbank delivered a revised draft Omnibus Amendment including cleanup of drafting and redrafting the terms of the waiver of the listing requirement proposed in the October 9, 2024 draft delivered by Sidley to provide for a limited waiver of the closing condition related to covenant compliance by Rigel, Newco and Merger Sub with respect to the delisting.

On October 17, 2024, the parties to the Business Combination Agreement entered into the Omnibus Amendment. See “—Business Combination Agreement—Omnibus Amendment to the Business Combination Agreement and the Sponsor Support Agreement” for a discussion on the terms of the amendment to the Business Combination Agreement.

On October 17, 2024, Rigel, the Target Companies, the Sponsor, Orion GP and Orion Fund III entered into a joinder agreement pursuant to which Orion GP and Orion Fund III each became a party to the Sponsor Support Agreement as a “Sponsor” for all purposes thereunder. See “—Ancillary Agreements—Sponsor Support Agreement” for a discussion on the terms of the Sponsor Support Agreement.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate the consummation of, the Business Combination.

The Rigel Board’s Reasons for the Business Combination

Rigel is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Rigel Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Rigel Board to identify, acquire and operate one or more businesses. The Sponsor and its affiliates have no prior or current involvement in organizing other special purpose acquisition companies.

On March 6, 2024, the Rigel Board (i) determined that it is in the commercial interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination Agreement and the documents contemplated thereby and (ii) approved the execution and delivery of the Business Combination Agreement and the documents and transactions contemplated thereby. Additionally, the Rigel Board has determined that it is in the best interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination. In evaluating the Business Combination, the Rigel Board consulted with Rigel’s senior management and legal, financial, accounting and other advisors and, in making these determinations and this recommendation, the Rigel Board considered a wide variety of factors, including the reasons for the Business Combination and the risks related thereto, in each case, as described below.

In light of the complexity of those factors, the Rigel Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching the directors’ respective decisions. Individual members of the Rigel Board may have given different weight to different factors. This explanation of the Rigel Board’s approval of the Business Combination, and all other information presented in this section is not intended to be exhaustive but includes material factors considered by the Rigel Board and is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The Rigel Board and management of Rigel considered the general criteria and guidelines that Rigel believed would be important in evaluating prospective target businesses as described in the prospectus for Rigel’s Initial Public Offering. The Rigel Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its Initial Public Offering, Rigel stated that it intended to focus primarily on acquiring a company or companies exhibiting some of the following criteria and guidelines:

●	have an attractive market opportunity and supportive demand fundamentals;

●	have unique assets with sustainable competitive advantages;

●	operate in established operating jurisdictions;

●	have demonstrable, non-commodity price driven growth and value opportunities;

●	can utilize the extensive networks and insights that Rigel’s management team, the Rigel Board, the Sponsor and the Sponsor’s affiliate Orion Resource Partners have built in the industry;

●	are at an inflection point, such as requiring additional management expertise, development funding or commercial scale-up, or where Rigel believes Rigel can drive improved financial performance and growth;

●	exhibit under-recognized value or other characteristics, desirable returns on capital, and a need for capital to achieve Rigel’s growth strategy, that Rigel believes have been misunderstood and undervalued by the marketplace based on Rigel’s analysis and due diligence review;

●	are attractively positioned within fragmented or emerging industries to drive growth through acquisitions or mergers;

●	provide innovative technological and/or ESG/sustainability solutions to the global metals value chain;

●	are ready for the public market; and

●	will offer an attractive risk-adjusted return for Rigel’s shareholders.

In considering the Business Combination, the Rigel Board determined that the Business Combination was an attractive business opportunity. More specifically, the Rigel Board considered the following factors (although not weighted or in any order of significance):

●	Blyvoor’s Proven Operations. Blyvoor operates an existing underground mine with a proven operating track record of profitable operations. The Blyvoor Gold Mine is located within the Carletonville Goldfield, one of the most significant historical gold deposits that contains some of the largest underground mines in the world. The mine is well positioned to scale with proceeds from the Business Combination and take advantage of rising global gold prices.

●	Blyvoor Operates with High Barriers to Entry. The Rigel Board believes structural barriers to entry exist in the form of the ownership of high cost equipment and the limited availability of land leases at proven and prospective mining sites.

●	Expansion Opportunities. Gauta Tailings represents a natural, nearby source of gold for retreatment. Blyvoor Gold wholly owns Gauta Tailings which owns the six tailings deposits created from historical Blyvooruitzicht (Rand Mines Ltd) and Doornfontein (Goldfields Ltd) mine production (TSF No. 6 is currently in use for depositing new tailings). Adjacent to further tailings deposits from the Savuka mine (Harmony) and Driefontein mine (Sibanye).

●	Opinion of Rigel’s Financial Advisor. The Rigel Board considered the opinion, dated March 11, 2024, of Duff & Phelps to the Rigel Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates) of the Aggregate Consideration to be paid by Rigel in the Business Combination, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps as set forth in such opinion. For additional information, see “Proposal No. 1—The Business Combination Proposal—Opinion of Kroll, LLC to the Rigel Board.”

●	Results of Due Diligence. The Rigel Board considered the scope and results of the due diligence examinations conducted by Rigel’s management team and other advisors and evaluated the results thereof and information available to it related to Blyvoor, including extensive virtual meetings and calls with Blyvoor management regarding its operations.

●	Strong Employee Relations. Blyvoor is affiliated with the BWU. The BWU is not affiliated with larger unions such as the NUM or the AMCU, nor is it affiliated with any trade union federation. The BWU has been highly collaborative with management regarding wage increases and other matters of mutual interest negotiated periodically as agreed. Union members benefit from profit-share payments. BEE-structured ownership of 26% of the Blyvoor Gold Mine is split as follows: 20% ownership ultimately held by the Blyvoor Workers Trust, 3% ownership ultimately held by the Blyvoor Community Trust and 3% ownership ultimately held by an SPV-focused on black entrepreneurs.

●	Other Alternatives. The Rigel Board believes, after a review of other opportunities reasonably available to Rigel, that the Business Combination represents an optimal potential business combination opportunity for Rigel and is in the best interest of Rigel and Rigel’s shareholders.

●	Experienced Management Team. The current Blyvoor management team has successfully repositioned the mine into a top-tier asset and has established a strong operational track record over the past few years. The Rigel Board believes that Blyvoor’s management team has extensive experience in key aspects of the mining business, diverse backgrounds and experience. Blyvoor’s management team is led by Richard Floyd, who serves as the Chief Executive Officer of Blyvoor, and executives with more than a decade of experience in mining and engineering operations.

The Rigel Board also identified and considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):

●	Macroeconomic Risk: macroeconomic uncertainty and the effects it could have on Aurous Resources’ revenues in the future;

●	Uncertainty of Benefits: the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

●	Redemption Risk: the risk that some of Rigel’s shareholders decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to meet the Available Cash Condition and adequately support Aurous Resources’ growth agenda following completion of the Business Combination;

●	Liquidation of Rigel: the risks and costs to Rigel if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Rigel being unable to effectuate a business combination by May 9, 2025 (unless such date is extended), and force Rigel to liquidate in accordance with its amended and restated memorandum and articles of association;

●	Exclusivity: that the Business Combination Agreement includes an exclusivity provision that prohibits Rigel from, among other things, initiating discussions in connection with other business combination proposals, restricting Rigel’s ability, as long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to the termination of the Business Combination Agreement;

●	Commodity Risk: the risk that, if the market price of gold falls or fluctuates, the valuation on which the Aggregate Consideration is based may not reflect the fair market value of Blyvoor at the time of the Closing;

●	Diversion of Management: the potential for diversion of Blyvoor management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on the Target Companies’ business as a result thereof;

●	Shareholder Vote: the risk that Rigel’s shareholders may fail to provide the respective votes necessary to effectuate the Business Combination;

●	Non-Survival: that the remedies for breach of representations, warranties or covenants will not survive the Closing;

●	Limitations of Due Diligence: that although Rigel and its advisors conducted due diligence examinations on Blyvoor, there are inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that Rigel discovered all material issues that may be present with regards to Blyvoor’s business or that issues outside of Blyvoor’s control will not later arise;

●	Rigel Shareholders Receiving a Minority Position: the risk that Rigel shareholders will hold a minority position in Aurous Resources;

●	Closing Conditions: the conditions to Closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions including, among others: (i) the absence of a material adverse effect on Blyvoor and Rigel, (ii) approval by Rigel’s shareholders of the Business Combination Proposal, (iii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iv) receipt of approval for listing on the Nasdaq of the Aurous Resources Ordinary Shares and Public Warrants to be issued in connection with the transactions contemplated by the Business Combination Agreement, (v) receipt of certain required regulatory approvals, (vi) absence of any governmental orders enjoining or prohibiting the Business Combination, (vii) that the Available Cash Condition is met and (viii) satisfaction of customary bringdowns of the representations, warranties and covenants of the parties therein;

●	Public Company Readiness: the challenges associated with preparing Blyvoor, as foreign, private entities, for the applicable disclosure and listing requirements to which Aurous Resources will be subject to as a publicly traded company, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements;

●	Working Capital: Blyvoor may not be able to raise sufficient capital to satisfy its working capital needs to ensure the success of its business plans, including ensuring the timely ramp-up of production at the Mine;

●	Labor: risks associated with how the combined company can ensure strong relationships with local unions and reduce other labor risks, including those inherent risks to labor engaged in the mining industry;

●	E&S Governance: the challenges associated with implementing additional environmental and social governance policies and oversight in compliance with international standards; and

●	Other: various other risks associated with the Business Combination, the business of Rigel, the business of Blyvoor and the business of Aurous Resources, as described further under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Rigel Board also considered that certain of the officers and directors of Rigel may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Rigel’s shareholders (see “—Interests of Certain Persons in the Business Combination and Conflicts of Interest”). However, the Rigel Board concluded that such potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Rigel’s Initial Public Offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Rigel with any other target business or businesses and (iii) such officers and directors of Rigel hold equity interests in Rigel with value that, after the Closing, will be based on the future performance of Aurous Resources. Additionally, Rigel’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Rigel Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. The independent directors of Rigel did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination Agreement.

The Rigel Board concluded, based on its review of the foregoing considerations as a whole, that the potential benefits that it expected Rigel and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Rigel Board unanimously determined that the Business Combination Agreement and the Business Combination were in Rigel’s and Rigel’s shareholders commercial interests. Additionally, the Rigel Board has determined that it is in the best interest of Rigel and Rigel’s shareholders for Rigel to enter into the Business Combination. The Rigel Board realized that there can be no assurance about future results, including results considered or expected, as disclosed in the foregoing reasons.

The Blyvoor boards’ Reasons for the Business Combination

In the course of reaching the decision to engage in the Business Combination, the boards of Blyvoor held numerous meetings, consulted with Blyvoor’s senior management, its advisors and legal counsel, and reviewed and assessed a significant amount of information. Ultimately, the boards of Blyvoor concluded that the Business Combination, together with the potential liquidity provided by the PIPE Funding, was the best option to generate capital resources to support the realization of Blyvoor’s business plan in the most optimal way.

Additional reasons and benefits that the boards of Blyvoor considered include the following:

●	the envisaged injection of liquidity provided by the Business Combination and the PIPE Funding, which is expected to support Blyvoor’s business plan and provide funding for the ramp-up of production at the Blyvoor Gold Mine and the development of the Gauta Tailings Project;

●	the Business Combination Agreement is structured such that the Available Cash Condition being met secures currently anticipated funding for the ramp-up of production at the Blyvoor Gold Mine in accordance with the Mine LoM Plan;

●	the opportunity costs related to a more gradual expansion in the Blyvoor Gold Mine’s production capacity if only internally generated cash flows were utilized;

●	the ability to obtain a stock exchange listing;

●	the ability to optimize Blyvoor’s capital structure and reduce its weighted average cost of capital;

●	the potential benefits from enhanced institutional visibility and credibility, as well as increased public market awareness of Blyvoor and its business model; and

●	that the Business Combination will provide current Blyvoor shareholders with greater liquidity by owning publicly-traded stock, and expanding both the access to capital for Blyvoor and the range of investors potentially available as a public company, compared to the investors Blyvoor could otherwise gain access to if it continued to operate as a privately-held company, thereby enhancing its ability to fund potential future acquisitive and organic growth opportunities.

The boards of Blyvoor also considered a number of uncertainties, risks and potential detriments in its deliberations concerning the Business Combination, including the following:

●	the possibility that the Business Combination might not be completed and the potential adverse effect of the public announcement of the Business Combination on Blyvoor’s reputation and ability to obtain financing in the future in the event the Business Combination is not completed;

●	the risk that the Business Combination might not be completed in a timely manner;

●	the significant costs involved in connection with completing the Business Combination, including legal, accounting, regulatory and management costs (for further information, see also the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”);

●	the extensive time and effort of Blyvoor senior management required to complete the Business Combination;

●	the potential disruptions to Blyvoor’s business operations and future prospects, including relationships with employees, suppliers and partners and others that do business or may do business in the future with Blyvoor;

●	the additional expenses and obligations that Blyvoor will incur following the completion of the Business Combination that Blyvoor has not previously been required to comply with, and the operational changes to Blyvoor’s business, in each case that result from being a public company; and

●	various other risks associated with Aurous Resources and Business Combination, including the risks described in the section entitled “Risk Factors.”

In light of the number of factors it considered in connection with their evaluation of the Business Combination including, but not limited to, the factors discussed above, the boards of Blyvoor did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that they considered in reaching its determination and supporting their decision. The boards of Blyvoor viewed their decision as being based on all of the information available at the time and the factors presented to and considered by them. In addition, individual members of the boards of Blyvoor may have given different weight to different factors. This explanation of the Blyvoor boards’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The foregoing information is not intended to be exhaustive, but summarizes the material factors considered by the boards of Blyvoor in their consideration of the Business Combination. The boards of Blyvoor concluded that the benefits, advantages and opportunities of the Business Combination outweighed the uncertainties and risks described above. After considering these and other factors, the boards of Blyvoor approved the Business Combination Agreement and the Business Combination, subject to satisfying the conditions precedent therein.

Opinion of Kroll, LLC to the Rigel Board

Rigel has engaged Duff & Phelps as an independent financial advisor to the Rigel Board, specifically to provide to the Rigel Board an opinion as to the fairness, from a financial point of view, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates) of the Aggregate Consideration to be paid by Rigel in the Business Combination. On March 11, 2024, Duff & Phelps delivered a written opinion, dated March 11, 2024, to the Rigel Board (solely in their capacity as members of the Rigel Board) that, as of the date of such opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps, the Aggregate Consideration to be paid by Rigel in the Business Combination was fair, from a financial point of view, to holders of Rigel Class A Ordinary Shares (other than the Sponsor, Orion Fund III, investors in the PIPE Investment and the PIPE Financing, and their respective affiliates and without giving effect to any impact of the Business Combination on any particular shareholder other than in its capacity as a shareholder). The full text of Duff & Phelps’ written opinion, dated March 11, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Duff & Phelps, is attached as Annex E to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. For purposes of Duff & Phelps’ analyses and opinion, Duff & Phelps was directed by the Rigel Board to assume that the aggregate proceeds from the PIPE Investment would be $25 million and that, based on financial projections for Blyvoor Capital and Gauta Tailings provided to Duff & Phelps by the managements of Aurous Gold and Gauta Tailings, respectively, the full Earnout Shares will be issuable in connection with the Business Combination. The description of Duff & Phelps’ opinion set forth herein is qualified in its entirety by reference to the full text of Duff & Phelps’ opinion.

Duff & Phelps’ opinion was furnished for the use and benefit of the Rigel Board (in its capacity as such) in connection with its evaluation of the Aggregate Consideration from a financial point of view and did not address any other terms, aspects or implications of the Business Combination or any related transactions, the underlying business decision of Rigel to effect or enter into the Business Combination or any related transactions, the relative merits of the Business Combination or any related transactions as compared to any alternative strategy or transaction or the effect of any other transaction. Duff & Phelps’ opinion was not a recommendation as to how the Rigel Board, and is not a recommendation as to how any shareholder, should vote or act with respect to any matters relating to the Business Combination or any related transactions, including without limitation, whether shareholders of Rigel should redeem their shares in connection with the Business Combination, or whether to proceed with the Business Combination or any related transaction. Duff & Phelps’ opinion was approved by Duff & Phelps’ fairness opinion committee.

For purposes of Duff & Phelps’ opinion and related financial analyses described below, references to financial projections, future commodity price estimates and other information and assumptions for Blyvoor Capital and the Target Companies mean projections for Blyvoor Capital as reflected in the S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa, with an effective date of February 28, 2023, projections for Gauta Tailings as reflected in the S-K 1300 Technical Report Summary on the Gauta Tailings Project, South Africa, with an effective date of February 28, 2023, future commodity price estimates of Wall Street research analysts and other information and assumptions, including market-based foreign exchange rates and incremental annual operating expenses to operate as a public company, in each case as provided to Duff & Phelps and/or approved for Duff & Phelps’ use by the management of Rigel.

In connection with Duff & Phelps’ opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

●	a review of the following documents:

●	Rigel’s prospectus on Form S-1 dated and filed with the SEC on October 19, 2021, Rigel’s audited financial statements for the fiscal years ended December 31, 2021 and December 31, 2022 included in Rigel’s Form 10-K filed with the SEC and Rigel’s unaudited interim financial statements for the three and nine months ended September 30, 2023 included in Rigel’s Form 10-Q filed with the SEC;

●	audited financial statements for Blyvoor Capital for the fiscal years ended February 28, 2022 and February 28, 2023;

●	audited financial statements for Aurous Gold for the fiscal years ended February 28, 2022 and February 28, 2023;

●	audited financial statements for Gauta Tailings for the fiscal years ended February 28, 2021 and February 28, 2022 and unaudited financial statements for Gauta Tailings for the fiscal year ended February 28, 2023;

●	Blyvoor Capital’s December 2023 monthly report, including unaudited financial statements for the year-to-date period ended December 31, 2023, and unaudited financial statements for Gauta Tailings for the year-to-date period ended December 31, 2023, in each case which the respective managements of the Target Companies identified as the most current financial statements available with respect to Aurous Gold and Gauta Tailings, as the case may be;

●	the S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa, dated February 28, 2023, prepared by Minxcon (Pty) Ltd for Blyvoor Capital;

●	the S-K 1300 Technical Report Summary on the Gauta Tailings Project, South Africa, dated February 28, 2023, prepared by Minxcon (Pty) Ltd for Gauta Tailings;

●	the PIPE Investor Presentation, dated November 2023;

●	other internal documents relating to the history, financial conditions and prospects, current and future operations and probable future outlook of the Target Companies and Blyvoor Capital provided to or otherwise discussed with Duff & Phelps, including, as reflected in the applicable S-K 1300 technical report summary, financial projections for Blyvoor Capital for the fiscal years ending February 28, 2024 through February 28, 2058 provided to Duff & Phelps and financial projections for Gauta Tailings for the fiscal years ending February 28, 2024 through February 28, 2041 provided to Duff & Phelps, in each case as approved for Duff & Phelps’ use by the management of Rigel, and future commodity price estimates and other information and assumptions provided to Duff & Phelps by the management of Rigel;

●	a letter, dated March 11, 2024, from the management of Rigel, which made certain representations as to historical financial statements, financial projections, future commodity price estimates and other information and assumptions and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Target Companies and Blyvoor Capital on a post-transaction basis; and

●	documents related to the Business Combination, including execution versions, provided to Duff & Phelps on March 11, 2024, of the Business Combination Agreement and the Exchange Agreement;

●	discussed the information referred to above and the background and other elements of the Business Combination and related transactions with certain members of the management of Rigel;

●	performed certain financial and comparative analyses using generally accepted methodologies and analytical techniques, including a discounted cash flow analysis, and for informational purposes, selected public companies and selected precedent transactions; and

●	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Business Combination, Duff & Phelps, with the consent of Rigel and the Rigel Board:

●	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Rigel, the Target Companies, Blyvoor Capital and their respective managements, and Duff & Phelps did not independently verify such information;

●	relied upon the fact that Rigel and the Rigel Board have been advised by counsel as to all legal matters with respect to the Business Combination and related transactions, including whether all procedures required by law to be taken in connection with the Business Combination and related transactions have been duly, validly and timely taken;

●	assumed that any estimates, evaluations, forecasts and projections and pro forma and other information, including the financial projections for Blyvoor Capital and Gauta Tailings and future commodity price estimates and other information and assumptions, that Duff & Phelps was directed to utilize in its analyses were reasonably prepared and based upon the best currently available information and good faith judgments of the respective managements of the Target Companies and Rigel, as the case may be, and were a reasonable basis upon which to evaluate the future financial performance of the Target Companies, Blyvoor Capital and Rigel, the potential pro forma financial effects of the Business Combination and related transactions and the other matters covered thereby, and Duff & Phelps expressed no opinion with respect to such estimates, evaluations, forecasts and projections and pro forma and other information or any underlying assumptions;

●	assumed that, when delivered as contemplated by the Business Combination Agreement, additional audited financial statements relating to the Target Companies would not reflect information that would be material to Duff & Phelps’ analysis or opinion;

●	assumed that information supplied and representations made by Rigel, the Target Companies and their respective managements regarding Rigel, the Target Companies, Blyvoor Capital, the Business Combination and related transactions were accurate;

●	assumed that the representations and warranties made in the Business Combination Agreement and Exchange Agreement were accurate;

●	assumed that the final versions of all documents conform in all material respects to the execution versions reviewed by Duff & Phelps;

●	assumed that the aggregate proceeds from the PIPE Financing (inclusive of the PIPE Investment) would be $56 million as described by the management of Rigel;

●	assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Rigel, the Target Companies or Blyvoor Capital since the dates of the most recent financial statements and other information made available to Duff & Phelps, and that there was no information or fact that would make the information reviewed by Duff & Phelps inaccurate, incomplete or misleading;

●	assumed that all of the conditions required to implement the Business Combination and related transactions would be satisfied and that the Business Combination and related transactions would be completed in accordance with the terms of the Business Combination Agreement and Exchange Agreement without any amendments thereto or any waivers of any terms or conditions thereof;

●	assumed that the consummation of the Business Combination and related transactions would comply in all respects with all applicable federal, state and local statutes, rules and regulations, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination and related transactions would be obtained, and that, in the course of obtaining such consents and approvals for the Business Combination, related transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Rigel, the Target Companies, Blyvoor Capital, the Business Combination or related transactions (including the contemplated benefits expected to be derived in the Business Combination) or that otherwise would be meaningful in any respect to Duff & Phelps’ analyses or opinion;

●	assumed that the Business Combination would qualify for the intended tax treatment contemplated by the Business Combination Agreement and the Exchange Agreement; and

●	assumed, at Rigel’s direction and for purposes of Duff & Phelps’ analyses, a value of $10.00 per Aurous Resources Ordinary Share (inclusive of cash consideration payable with respect to outstanding securities of Rigel pursuant to the Merger).

To the extent that any of the foregoing assumptions, representations or any of the facts on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analyses and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.

Duff & Phelps rendered its opinion on March 11, 2024. Duff & Phelps’ opinion was necessarily based upon information available, and market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion, and Duff & Phelps disclaims any undertaking or obligation, and has no obligation, to update its opinion or advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion.

Duff & Phelps did not evaluate Rigel’s, the Target Companies’, Blyvoor Capital’s or any other entity’s solvency or conduct an independent appraisal or physical inspection of any properties, assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Rigel, the Target Companies, Blyvoor Capital or any other entity. Duff & Phelps expressed no view or opinion as to the potential impact on Rigel, the Target Companies, Blyvoor Capital or any other entity of any actual or potential litigation, claims or arbitration or governmental, regulatory or other third-party proceedings, audits or investigations. Duff & Phelps is not an expert in the evaluation of mineral resources or reserves and Duff & Phelps expressed no view or opinion as to the exploration, development or production (including, without limitation, as to the costs, feasibility or timing thereof) of or at any properties of Rigel, the Target Companies, Blyvoor Capital or any other entity. Duff & Phelps was not requested to, and it did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination or any related transactions, the assets, businesses or operations of Rigel, the Target Companies or Blyvoor Capital or any alternatives to the Business Combination or any related transactions, (ii) negotiate the terms of the Business Combination or related transactions and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from Rigel’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement, the Exchange Agreement, the Business Combination and related transaction, or (iii) advise the Rigel Board or any other party with respect to alternatives to the Business Combination or related transactions.

Duff & Phelps did not express any opinion as to the actual value of Aurous Resources Ordinary Shares when issued as contemplated by the Business Combination and related transactions or the market price or value of the Rigel Class A Ordinary Shares or the securities of the Target Companies or Blyvoor Capital either before or after the announcement or the consummation of the Business Combination and related transactions. Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, or analysis of Rigel’s, the Target Companies’ or Blyvoor Capital’s creditworthiness or as to tax, accounting, legal, regulatory or similar advice, including as to tax or other consequences of the Business Combination, any related transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Rigel, the Target Companies, Blyvoor Capital, the Business Combination or related transactions (including the contemplated benefits expected to be derived in the Business Combination), and Duff & Phelps relied, with Rigel’s consent, upon the assessments of representatives of Rigel as to such matters. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal, regulatory, accounting, insurance or tax matter.

Duff & Phelps’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Aggregate Consideration (to the extent expressly specified in Duff & Phelps’ opinion), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Rigel or Aurous Resources held or to be held by such holders, and Duff & Phelps’ opinion did not in any way address proportionate allocation or relative fairness. Duff & Phelps’ opinion did not address any terms (other than the Aggregate Consideration to the extent expressly specified in Duff & Phelps’ opinion), aspects or implications of the Business Combination, including, without limitation, the form or structure of the Aggregate Consideration or the Business Combination or any terms, aspects or implications of any support agreements, registration rights agreements, forward purchase agreements, redemption rights or lock-up arrangements, any special cash dividend payable to Aurous Resources in connection with the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Business Combination, related transactions or otherwise. In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Rigel’s, the Target Companies’ or Blyvoor Capital’s officers, directors, or employees, or any class of such persons, relative to the Aggregate Consideration or otherwise, or with respect to the fairness (financial or otherwise) of any such compensation.

Duff & Phelps’ opinion was furnished for the use and benefit of the Rigel Board (in its capacity as such) in connection with its evaluation of the Business Combination. Duff & Phelps’ opinion (i) did not address the underlying business decision of Rigel to effect or enter into the Business Combination or any related transactions, the relative merits of the Business Combination or any related transactions as compared to any alternative strategy or transaction or the effect of any other transaction; (ii) did not address any related transactions; (iii) was not a recommendation as to how the Rigel Board or any shareholder should vote or act with respect to any matters relating to the Business Combination or any related transactions, including without limitation, whether shareholders of Rigel should redeem their shares in connection with the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the Aggregate Consideration paid is the best possibly attainable under any circumstances; instead, it merely stated whether the Aggregate Consideration payable in the Business Combination was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transactions may have depended on an assessment of factors unrelated to the financial analyses on which Duff & Phelps’ opinion was based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps was not requested to, and it did not, recommend or determine the specific consideration payable in the Business Combination. The type and amount of consideration payable in the Business Combination were determined through negotiations between Rigel, Blyvoor Gold and Orion Fund II and the decision to enter into the Business Combination Agreement was solely that of the Rigel Board. Duff & Phelps’ opinion was only one of many factors considered by the Rigel Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Rigel Board or Rigel management with respect to the Business Combination or the Aggregate Consideration.

In preparing its opinion, Duff & Phelps performed a variety of financial and comparative analyses, including those described below. While this summary describes the analyses and factors that Duff & Phelps deemed material for its opinion, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a financial opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering its opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

Duff & Phelps noted that no company, business, asset or transaction is identical or directly comparable to Blyvoor Capital, Gauta Tailings or the Business Combination and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates contained in Duff & Phelps’ analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Duff & Phelps’ analyses are inherently subject to substantial uncertainty.

Financial Analyses

Set forth below under this heading “—Financial Analyses” is a summary of the material financial analyses performed by Duff & Phelps in connection with the delivery of Duff & Phelps’ opinion, dated March 11, 2024 to the Rigel Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Duff & Phelps. The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Duff & Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses. Future results may differ from those described and such differences may be material.

Discounted Cash Flow Analysis (Income Approach)

A discounted cash flow analysis is a valuation technique that provides an estimation of the value of a business based on the cash flows that such business is projected to generate. A discounted cash flow analysis begins with an estimation of the annual cash flows that the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then discounted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows.

Duff & Phelps performed discounted cash flow analyses for Blyvoor Capital and Gauta Tailings by calculating the estimated present value of the future unlevered, after tax free cash flows forecasted to be generated by (i) Blyvoor Capital for the last two months of the fiscal year ending February 28, 2024 through the full fiscal year ending February 28, 2058 and (ii) Gauta Tailings for the last two months of the fiscal year ending February 28, 2024 through the full fiscal year ending 2041. For purposes of these analyses, stock-based compensation was treated as a cash expense. Financial data for Blyvoor Capital and Gauta Tailings were based on financial projections for Blyvoor Capital and Gauta Tailings, future commodity price estimates and other information and assumptions, including market-based foreign exchange rates and incremental annual operating expenses, as provided to Duff & Phelps and/or approved for Duff & Phelps’ use by the management of Rigel.

In its discounted cash flow analyses for Blyvoor Capital and Gauta Tailings, Duff & Phelps applied a selected range of discount rates of 13.0% to 15.0% to the future unlevered, after tax free cash flows forecasted to be generated by each of Blyvoor Capital and Gauta Tailings. These analyses indicated an approximate implied equity value reference range for Blyvoor Capital of $593 million to $678 million and for Gauta Tailings of $31 million to $40 million, and an overall approximate implied equity value reference range for Aurous Resources’ 74% interest in Blyvoor Capital and Aurous Resources’ interest in Gauta Tailings of approximately $470 million to $542 million.

Duff & Phelps estimated an approximate implied equity value reference range for holders of outstanding Rigel Class A Ordinary Shares upon consummation of the Business Combination utilizing the overall approximate implied equity value reference range for Aurous Resources’ interest in Blyvoor Capital and Gauta Tailings described above under “—Discounted Cash Flow Analysis (Income Approach)” assuming both a 0% redemption scenario and an 80% redemption scenario, in each case after taking into account the Earnout Shares and Rigel Warrants and based on a fully-diluted pro forma ownership in Aurous Resources by holders of outstanding Rigel Class A Ordinary Shares, per the management of Rigel, of 33% (in the case of the 0% redemption scenario) and 9% (in the case of the 80% redemption scenario). Duff & Phelps observed that the approximate equity value for Aurous Resources implied by the Business Combination assuming a 0% redemption scenario and an 80% redemption scenario was $734 million and $537 million, respectively. Financial data relating to Aurous Resources was based on financial information and other data provided by the management of Rigel. The 0% redemption scenario indicated an approximate implied equity value reference range for holders of outstanding Rigel Class A Ordinary Shares following the Business Combination based on the discounted cash flow analysis of $233 million to $249 million, as compared to the approximate implied equity value to holders of Rigel Class A Ordinary Shares as a result of the Business Combination based on the approximate equity value for Aurous Resources implied by the Business Combination assuming a 0% redemption of $246 million. The 80% redemption scenario indicated an approximate implied equity value reference range for holders of outstanding Rigel Class A Ordinary Shares following the Business Combination based on the discounted cash flow analysis of $46 million to $50 million, as compared to the approximate implied equity value to holders of Rigel Class A Ordinary Shares as a result of the Business Combination based on the approximate equity value for Aurous Resources implied by the Business Combination assuming an 80% redemption scenario of $49 million.

Additional Information

Duff & Phelps also observed certain additional information that was not considered part of its financial analyses with respect to its opinion, but was noted for informational purposes, including the following:

Selected Public Companies/Selected M&A Transactions Analyses (Market Approach)

Duff & Phelps reviewed certain financial information for 14 selected public companies (the “selected public companies”) with operations in the gold mining industry and ten selected M&A transactions (the “selected M&A transactions”) involving target companies or assets with operations in the gold mining industry that Duff & Phelps generally deemed relevant. The selected public companies and selected M&A transactions were selected because the selected public companies or the target companies or assets involved in the selected M&A transactions were deemed to be similar to Blyvoor Capital and Gauta Tailings in one or more respects, including the nature of the business and size or location of the assets. The selected public companies and the selected M&A transactions were as follows:

Selected Public Companies:

●	Allied Gold Corporation	●	Pan African Resources PLC
●	Caledonia Mining Corporation Plc	●	Resolute Mining Limited
●	DRDGOLD Limited	●	Shanta Gold Limited
●	Gold Fields Limited	●	Taung Gold International Limited
●	Harmony Gold Mining Company Limited	●	Theta Gold Mines Limited
●	Hummingbird Resources PLC	●	Tietto Minerals Limited
●	OreCorp Limited	●	West African Resources Limited

Selected M&A Transactions:

Announced	Acquiror		Target
December 2023	●	ETC Holdings (Mauritius) Limited	●	Shanta Gold Limited
June 2023	●	Lithium Capital	●	Boungou and Wahgnion Mines
March 2023	●	Fajairah Holding	●	Asante Gold Corporation
July 2022	●	Caledonia Mining Corporation Plc	●	Bilboes gold project in Zimbabwe
May 2022	●	B2Gold Corp.	●	Oklo Resources Limited
April 2022	●	Asante Gold Corporation	●	Chirano Gold Mines Limited
January 2021	●	Allied Gold Corp.	●	Non-Core Agbaou Mine in Côte d’Ivoire
February 2020	●	Harmony Gold Mining Company Limited	●	Producing assets of AngloGold Ashanti Limited
December 2019	●	Allied Gold Corporation	●	Société d’Exploitation des Mines d’Or Sadiola S.A
February 2019	●	Roxgold Inc.	●	Portfolio of 11 Exploration Permits

Duff & Phelps reviewed, among other information and to the extent meaningful, enterprise values as a multiple of reserves and reserves & resources for the selected public companies and the target companies or assets involved in the selected M&A transactions. Enterprise values for the selected public companies were calculated as implied equity values based on closing stock prices on March 8, 2024, plus the amount of debt outstanding, preferred stock and non-controlling interests (as applicable) and less the amount of cash and cash equivalents (as applicable). Enterprise values for the selected M&A transactions were calculated as implied equity values for the target companies or assets involved in the selected M&A transactions based on the consideration paid in the applicable selected M&A transaction, plus the amount of debt outstanding, preferred stock and non-controlling interests (as applicable), and less the amount of cash and cash equivalents (as applicable). Financial data of the selected public companies and the selected M&A transactions were based on publicly available Wall Street research analysts estimates, public filings and other publicly available information.

The overall low to high reserves multiples and reserves & resources multiples observed for the selected public companies were $10.4 million to $382.5 million per ounce of contained gold equivalent (with a mean of $158.3 million, a median of $115.0 million, a first quartile of $80.7 million and a third quartile of $262.0 million per ounce of contained gold equivalent) and $5.2 million to $212.0 million per ounce of contained gold equivalent (with a mean of $65.5 million, a median of $47.6 million, a first quartile of $19.0 million and a third quartile of $108.5 million per ounce of contained gold equivalent), respectively. Duff & Phelps noted that, based on the discounted cash flow analyses of Blyvoor Capital and Gauta Tailings described above under “—Discounted Cash Flow Analysis (Income Approach),” the reserves multiple and reserves & resources multiple for Blyvoor Capital and Gauta Tailings, collectively, were $101.4 million to $116.7 million per ounce of contained gold equivalent based on reserves multiples and $76.8 million to $88.4 million per ounce of contained gold equivalent based on reserves & resources multiples.

The overall low to high reserves multiples and reserves & resources multiples observed for the selected M&A transactions were $27.2 million to $293.2 million per ounce of contained gold equivalent (with a mean of $174.9 million, a median of $201.7 million, a first quartile of $70.3 million and a third quartile of $275.2 million per ounce of contained gold equivalent) and $16.4 million to $176.7 million per ounce of contained gold equivalent (with a mean of $82.4 million, a median of $81.6 million, a first quartile of $26.9 million and a third quartile of $112.1 million per ounce of contained gold equivalent), respectively. Duff & Phelps noted that, based on the discounted cash flow analyses of Blyvoor Capital and Gauta Tailings described above under “—Discounted Cash Flow Analysis (Income Approach),” the reserves multiple and reserves & resources multiple for Blyvoor Capital and Gauta Tailings, collectively, were $101.4 million to $116.7 million per ounce of contained gold equivalent based on reserves multiples and $76.8 million to $88.4 million per ounce of contained gold equivalent based on reserves & resources multiples.

Miscellaneous

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Rigel Board, Rigel agreed to pay Duff & Phelps an aggregate fee of $575,000. Of this amount, $75,000 was payable as a retainer in connection with Duff & Phelps’ engagement, $150,000 was payable upon delivery of Duff & Phelps’ opinion (no portion of which was refundable or contingent upon the conclusion in such opinion), and $350,000 is payable contingent upon consummation of the Business Combination.

Rigel also has agreed to reimburse Duff & Phelps for Duff & Phelps’ expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with its engagement. Rigel also has agreed to indemnify Duff & Phelps for certain liabilities, including liabilities under federal securities laws, arising out of Duff & Phelps’ engagement.

In selecting Duff & Phelps, the Rigel Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions. As the Rigel Board was aware, although Duff & Phelps and its affiliates had not provided during the two-year period prior to the date of Duff & Phelps’ opinion any professional services to Rigel (other than in connection with the Business Combination), Sponsor or RRAC Merger Sub for which Duff & Phelps or its affiliates received compensation, Duff & Phelps performed various valuation and other services during such two-year period for Orion Resource Partners (an affiliate of Sponsor) and Duff & Phelps and/or its affiliates in the future may provide professional services to Rigel, Sponsor, Orion Resource Partners, RRAC Merger Sub and/or their respective affiliates for which Duff & Phelps and/or its affiliates would expect to receive compensation. For Duff & Phelps’ prior valuation and other services to Orion Resource Partners noted above, Duff & Phelps received fees, expense reimbursement and indemnification, with aggregate professional fees totaling approximately $1.1 million. As the Rigel Board also was aware, although Duff & Phelps and its affiliates had not provided during the two-year period prior to the date of Duff & Phelps’ opinion any professional services to Blyvoor Gold, Orion Fund II, the Target Companies or Blyvoor Capital for which Duff & Phelps or its affiliates received compensation, Duff & Phelps and/or its affiliates in the future may provide professional services to Blyvoor Gold, Orion Fund II, the Target Companies, Blyvoor Capital and/or their respective affiliates for which services Duff & Phelps and/or its affiliates would expect to receive compensation. Duff & Phelps may represent (in unrelated matters) parties interested in Rigel, Blyvoor Capital, the Target Companies, or the Business Combination, or persons who are Rigel’s competitors or creditors, or whose interests otherwise conflict with those of Rigel, so long as any such representations would not preclude Duff & Phelps from accepting its engagement or providing its services contemplated by its engagement and that Duff & Phelps does not disclose confidential information in connection with such representations.

Interests of Certain Persons in the Business Combination and Conflicts of Interest

When considering the Rigel Board’s recommendation that Rigel shareholders vote in favor of the approval of the Business Combination Proposal, Rigel shareholders should be aware that aside from their interests as shareholders, the Rigel Initial Holders, Rigel’s other current officers and directors and the Sponsor’s affiliates have interests in the Business Combination that are different from, or in addition to, those of Rigel shareholders generally. The Rigel Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Rigel shareholders that they approve the Business Combination Proposal. Rigel shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include:

●	the fact that, prior to the Business Combination, only holders of the Founder Shares have the right to vote on the appointment of directors and holders of a majority of Rigel’s Founder Shares may remove a member of the Rigel Board for any reason;

●	the fact that the Rigel Initial Holders have agreed not to redeem any Rigel Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

●	the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares. The Founder Shares had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per Rigel Class A Ordinary Share on [ ], 2024, the record date for the General Meeting;

●	the fact that Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company;

●	the fact that the Rigel Initial Holders have agreed, for no consideration, to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Rigel fails to complete an initial business combination by May 9, 2025 (unless such date is extended), and, in the event Rigel fails to complete an initial business combination by such date, the Founder Shares would have no value;

●	the fact that at the Closing, the Rigel Initial Holders will enter into the Registration Rights Agreement with Aurous Resources and certain former shareholders of Blyvoor, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions that a managing underwriter determines is applicable when the dollar amount or the number of securities desired to be sold exceeds the maximum dollar amount or maximum number of securities that can be sold without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering, with respect to the Aurous Resources Ordinary Shares or warrants to purchase Aurous Resources Ordinary Shares held by certain parties following the Closing. The cumulative number of shares entitled to registration rights under the Registration Rights Agreement will be approximately 38,451,000 Aurous Resources Ordinary Shares as of the Closing;

●	the fact that the rights of the Rigel Initial Holders to sell Aurous Resources Ordinary Shares, including those to be issued upon exercise of any Aurous Resources Private Warrants, is subject to certain lock-up periods (it being understood that no contractual selling restrictions apply to any Aurous Resources Ordinary Shares issued in connection with the PIPE Funding). The lock-ups are subject to early release in the event that the closing price for the Aurous Resource Ordinary Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period, beginning 180 days after the Closing. In addition, the lock-ups are subject to certain customary exceptions including, transfers to affiliates, gifts to family members or charitable organizations, bona fide pledges and in the event of Aurous Resources’ liquidation, stock exchange or sale, as more fully described in “Shares Eligible for Future Sale—Lock-up Periods”;

●	the fact that the Sponsor paid an aggregate of $14 million for 14,000,000 Rigel Private Warrants and such Rigel Private Warrants will expire and be worthless if a business combination is not consummated by May 9, 2025 (unless such date is extended). The Rigel Private Warrants had an estimated aggregate value of approximately $[ ] based on the closing price of $[ ] per warrant on [ ], 2024 the record date for the General Meeting;

●	the fact that Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million;

●	the fact that, in connection with the PIPE Investment, the Sponsor shall surrender an aggregate number of Rigel Class B Ordinary Shares in an amount equal to the number of Sponsor Forfeit Shares, which Sponsor Forfeit Shares will be surrendered to Rigel prior to the consummation of the Business Combination. As soon as reasonably practicable thereafter, Rigel shall transfer the Sponsor Forfeit Shares to Aurous Resources and Aurous Resources shall subsequently transfer such Sponsor Forfeit Shares to the applicable PIPE Investor immediately prior to Closing, for no additional cash consideration other than their par value;

●	the fact that Orion Fund II, an affiliate of the Sponsor, owns 19.95% of Aurous Gold and is party to the Orion Shareholder Loan Agreement. See “Certain Relationships and Related Party Transactions—Aurous Gold’s Related Party Transactions—Orion Shareholder Loan” for more information about the Orion Shareholder Loan Agreement;

●	the fact that Orion Resource Partners, an affiliate of the Sponsor, is also an affiliate of Sandstorm, a PIPE Investor, which is also party to the Sandstorm Stream Agreement. See “Business of Aurous Gold and Gauta Tailings and Certain Information About Aurous Gold and Gauta Tailings—Our Projects—The Blyvoor Gold Mine—Sandstorm Stream Agreement” for more information about the Sandstorm Stream Agreement;

●	the continued indemnification of Rigel’s existing directors and officers and the continuation of Rigel’s directors’ and officers’ liability insurance after the Business Combination;

●	the Sponsor and Rigel’s officers and directors will lose their entire investment in Rigel and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 9, 2025 (unless such date is extended). The aggregate value of all out-of-pocket expenses for which the Sponsor and Rigel’s officers and directors are entitled to reimbursement as of [ ], 2024, the record date for the General Meeting, is $[ ];

●	the fact that if the Trust Account is liquidated, including in the event Rigel is unable to complete an initial business combination within the required time period, in order to protect the amounts held in the Trust Account, the Sponsor has agreed, under certain circumstances, that it will be liable to Rigel if and to the extent any claims by a third party (other than Rigel’s independent registered public accounting firm) for services rendered or products sold to Rigel, or a prospective target business with which Rigel has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account; and

●	the fact that the 5,905,000 Founder Shares held by the Sponsor, the 425,000 Founder Shares held by certain of Rigel’s officers and directors and the 1,170,000 Founder Shares held by Orion GP will be exchanged and converted into an equivalent number of Aurous Resources Ordinary Shares.

These interests may influence Rigel’s directors in making their recommendation that Rigel’s shareholders vote in favor of the approval of the Business Combination Proposal.

There may also be actual or potential material conflicts of interest related to the officers or directors of Aurous Gold or Gauta Tailings and the unaffiliated security holders of Rigel, including by reason of the Transaction Success Equity Awards and the Transaction Success Cash Awards and due to the fact that Michael Barton, a director of Aurous Gold, is an employee of Orion Resource Partners, an affiliate of the Sponsor.

In addition to the interests of Rigel Initial Holders and Rigel’s other current officers and directors in the Business Combination, you should be aware that Rigel’s co-placement agents and advisors, Citi and Hannam, have a financial interest that may conflict with your interests.

On October 18, 2023, Rigel executed the Citi EL with Citi, pursuant to which Citi was engaged as capital markets advisor to Rigel in connection with the Business Combination, and Citi will receive fixed and variable fees based on the size of the PIPE Funding, as well as certain fee and expense reimbursements in connection therewith. On August 7, 2024, Rigel and Citi amended the Citi EL to carveout any amounts raised pursuant to the Emergent Agreement from the amounts considered when calculating fees payable under the Citi EL. On October 18, 2023, Rigel executed the Joint EL with Citi and Hannam, engaging them to act as co-placement agents in connection with the PIPE Funding. On August 7, 2024, Rigel, Citi and Hannam amended the Joint EL to carveout any amounts raised pursuant to the Emergent Agreement from the amounts considered when calculating fees payable under the Joint EL. In connection with performing their services as co-placement agents, Citi and Hannam will receive for such services a percentage of the amount raised in the PIPE Funding as well as fee and expense reimbursements customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel).

More specifically, these interests include that:

●

Rigel has agreed to pay to Citi and Hannam, in connection with performing their services as co-placement agents, a percentage of the amount raised in the PIPE Funding as fees customary for a PIPE transaction of the nature and size of the PIPE Funding (subject to the terms and conditions of their engagement letter with Rigel);

●	Rigel has agreed to pay to Citi, in connection with performing its services as capital markets advisor, a fixed fee, plus a variable fee that is a percentage of the amount raised in the PIPE Funding and an incremental fixed fee upon consummation of the Business Combination if the aggregate cash proceeds from the Trust Account plus the PIPE Funding are greater than $70 million (subject to the terms and conditions of its engagement letter with Rigel);

●	Rigel has agreed to reimburse each of Citi and Hannam, irrespective of the consummation of the PIPE Funding, in their capacity as placement agents, for certain reasonable and documented expenses, including certain reasonable and documented fees and disbursements of their external counsel and other external professional advisors incurred in connection with the PIPE Funding, as agreed in their engagement letter with Rigel; and

●	Rigel has also agreed to reimburse Citi, irrespective of whether any Business Combination is consummated, in its capacity as Rigel’s capital markets advisor, for all reasonable and out of pocket expenses incurred for its services under its engagement letter with Rigel, including reasonable fees and expenses of Citi’s legal counsel.

Compensation Received by the Sponsor

Set forth below is a summary of amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions.

	Securities to be Received	Other Compensation
Sponsor

5,905,000 Aurous Resources Ordinary Shares upon conversion of the 5,905,000 Founder Shares held by the Sponsor. The Sponsor paid $25,000 for the total Founder Shares initially issued on May 6, 2021.

11,300,000 Aurous Resources Private Warrants upon the conversion of the 11,300,000 Rigel Private Warrants held by the Sponsor. The Sponsor initially purchased the Rigel Private Warrants for $1.00 per warrant.

Rigel entered into the Sponsor Promissory Notes with the Sponsor, pursuant to which the Sponsor agreed to loan Rigel up to an aggregate principal amount of $14.0 million and, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million.

Commencing on the date the Rigel Public Units were first listed on the NYSE, Rigel has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.

	Securities to be Received	Other Compensation
Rigel Independent Directors

270,000 Aurous Resources Ordinary Shares upon conversion of the 270,000 Founder Shares held in the aggregate by the Rigel independent directors. On July 13, 2021, the Sponsor transferred 35,000 Founder Shares to each of the Rigel independent directors. On October 16, 2021, the Sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price of approximately $0.01.

Christine Coignard, Kelvin Dushinksy and L. Peter O’Hagen will receive 35,000, 25,000 and 200,000 Aurous Resources Private Warrants, respectively, upon conversion of the equivalent number of Rigel Private Warrants held by each of them. The Rigel Private Warrants were initially purchased for $1.00 per warrant.

None.

Nathanael Abebe

155,000 Aurous Resources Ordinary Shares upon conversion of the 155,000 Founder Shares held by Nathanael Abebe, which were purchased from the Sponsor at their original per-share purchase price of approximately $0.01.

100,000 Aurous Resources Private Warrants upon the conversion of the 100,000 Rigel Private Warrants held by Nathanael Abebe, which were initially purchased for $1.00 per warrant.

None.

Orion GP

1,170,000 Aurous Resources Ordinary Shares upon conversion of the 1,170,000 Founder Shares held by Orion GP at their original per-share purchase price of approximately $0.01.

2,340,000 Aurous Resources Private Warrants upon conversion of the 2,340,000 Rigel Private Warrants held by Orion GP, which were initially purchased for $1.00 per warrant.

None.

Orion Fund II	6,982,500 Aurous Resources Ordinary Shares as Orion Resources Consideration. Up to 523,688 Aurous Resources Ordinary Shares as Earnout Shares.	None.

Orion Fund III	Up to 5,000,000 Aurous Resources Ordinary Shares and 2,500,000 Aurous Resources Warrants assuming the exercise of the Orion Forward Purchase Agreement. The Sponsor did not receive any consideration in connection with Orion Fund III’s entry into the Orion Forward Purchase Agreement.	None.

The securities issuable to the Sponsor and its affiliates may result in the material dilution of the equity interests of the non-redeeming Rigel Class A shareholders. See the Question “What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?” and “—Ownership of Aurous Resources.”

Redemption Rights

Pursuant to Rigel’s amended and restated memorandum and articles of association, any holders of Rigel public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, as of September 30, 2024, the estimated per share redemption price would have been approximately $11.52.

If a holder of Rigel Class A Ordinary Shares exercises its redemption rights, then such holder will be exchanging its Rigel Class A Ordinary Shares for cash and will not own shares of Aurous Resources following the Closing. Such a holder will be entitled to receive cash for its Rigel Class A Ordinary Shares only if it properly demands redemption and delivers its Rigel Class A Ordinary Shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its Rigel Class A Ordinary Shares. Notwithstanding the foregoing, a holder of Rigel Class A Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the outstanding Rigel Class A Ordinary Shares. Accordingly, all Rigel Class A Ordinary Shares in excess of the 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash.

Except for the Subscription Agreements, as described under “—Ancillary Agreements—Subscription Agreements,” there are no other agreements or arrangements with unaffiliated Rigel shareholders relating to the redemption of outstanding securities of Rigel.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any regulatory requirement or approval, except for (i) filings with the Cayman Registrar of Companies to effect the Merger, (ii) filings required with the SEC pursuant to the reporting requirements applicable to Rigel, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Rigel shareholders, and (iii) the Exchange Control Approval. Aurous Resources must meet the applicable initial listing requirement of Nasdaq in connection with the listing of the Aurous Resources Ordinary Shares and Aurous Resources Public Warrants at the Closing.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

●	Rigel: The Rigel Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including Blyvoor’s operational track-record, experienced management team and expansion opportunities and in light of the other opportunities for business combinations reasonably available to Rigel. The Rigel Board also considered the potential detriments of the Business Combination to Rigel, including macroeconomic risks, the uncertainty the potential benefits of the Business Combination being achieved, and the risks and costs to Rigel if the Business Combination is not achieved, including the risk that it may result in Rigel being unable to complete a business combination and force Rigel to liquidate in accordance with its amended and restated memorandum and articles of association. For more information, see “—The Rigel Board’s Reasons for the Business Combination.”

●	Rigel’s Executive Officers and Directors: The executive officers and directors of Rigel expect to receive consideration in connection with the Business Combination, including (i) L. Peter O’Hagan will receive 200,000 Aurous Resources Private Warrants upon conversion of 200,000 Rigel Private Warrants held by Mr. O’Hagan, which were initially purchased for $1.00 per warrant, and 135,000 Aurous Resources Ordinary Shares upon conversion of 135,000 Founder Shares held by Mr. O’Hagan, which were transferred from the Sponsor at their original per-share purchase price, (ii) Timothy Keating will receive 35,000 Aurous Resources Ordinary Shares upon conversion of 35,000 Founder shares held by Mr. Keating, which were transferred from the Sponsor at their original per-share purchase price, (iii) Christine Coignard will receive 35,000 Aurous Resources Private Warrants upon conversion of 35,000 Rigel Private Warrants held by Ms. Coignard, which were originally purchased for $1.00 per warrant, and 52,500 Aurous Resources Ordinary Shares upon conversion of 52,500 Founder Shares held by Ms. Coignard and an entity owned by Ms. Coignard, which were transferred from the Sponsor at their original per-share purchase price, (iv) Kelvin Dushinksy will receive 25,000 Aurous Resources Private Warrants upon conversion of 25,000 Rigel Private Warrants held by Mr. Dushinksy, which were originally purchased for $1.00 per warrant, and 47,500 Aurous Resources Ordinary Shares upon conversion of 47,500 Founder Shares held by Mr. Dushinksy, which were transferred from the Sponsor at their original per-share purchase price, and (v) Nathanael Abebe will receive 155,000 Aurous Resources Ordinary Shares upon conversion of the 155,000 Founder Shares held by Mr. Abebe, which were purchased from the Sponsor at their original per-share purchase price, and 100,000 Aurous Resources Private Warrants upon conversion of the 100,000 Rigel Private Warrants held by Mr. Abebe, which were initially purchased for $1.00 per warrant. In addition, the executive officers and directors of Rigel face potential detriments from the Business Combination, including the risk that if the Business Combination is not achieved, Rigel may be unable to consummate the business combination and be forced to liquidate, resulting in the executive officers’ and directors’ Founder Shares being worthless and the Rigel Private Warrants expiring without value.

●	Sponsor: The Sponsor and its affiliates expect to receive substantial consideration in the Business Combination, including (i) the Sponsor will receive 5,905,000 Aurous Resources Ordinary Shares upon conversion of the 5,905,000 Founder Shares held by the Sponsor, for which the Sponsor initially paid $25,000 for all of the Founder Shares at issuance, (ii) Orion Fund II, an affiliate of the Sponsor, will receive 6,982,500 Aurous Resources Ordinary Shares as Orion Resources Consideration and up to 523,688 Aurous Resources Ordinary Shares as Earnout Shares and (iii) the Sponsor will be entitled to repayment of the outstanding amounts owed to it by Rigel under the Sponsor Promissory Notes at the Closing, which, as of the date of this proxy statement/prospectus, the outstanding principal balance under such notes was approximately $12.8 million. For more information, see “Summary of this Proxy Statement/Prospectus—Compensation Received by the Sponsor.” In addition, the Sponsor faces potential detriments from the Business Combination, including the risk that if the Business Combination is not achieved, Rigel may be unable to consummate a business combination and be forced to liquidate, resulting in the Sponsor and its affiliates’ Founder Shares being worthless and the Rigel Private Warrants expiring without value.

●	Blyvoor: The Blyvoor boards determined that the Business Combination presents the most attractive option to generate capital resources to support the realization of Blyvoor’s business plan in the most optimal way, in light of certain factors, including the structure of the Business Combination Agreement securing currently anticipated funding for the ramp-up of production at the Blyvoor Gold Mine, and obtaining a stock exchange listing, and increased liquidity, among other factors. The Blyvoor boards also considered the potential detriments of the Business Combination to Blyvoor, including the potential the Business Combination might not be completed at all or in a timely manner, the significant costs involved in connection with completing the Business Combination, the extensive time and effort of Blyvoor senior management required to complete the Business Combination, the potential disruptions to Blyvoor’s business operations and future prospects, and the additional expenses and obligations that Blyvoor will incur following completion of the Business Combinations, among other factors. For more information, see “—The Blyvoor boards’ Reasons for the Business Combination.”

●	Blyvoor Executive Officers: Officers of Blyvoor that are expected continue to serve in the same capacity under Aurous Resources, such as Richard Floyd, Alan Smith and Izak Marais, are expected to receive substantial consideration in connection with the Business Combination, including by being among the recipients of the Transaction Success Equity Awards (in an aggregate amount not to exceed 200,000 Aurous Resources Ordinary Shares), the Transaction Success Cash Awards (in an aggregate amount not to exceed $2 million), and the Management Incentive Share Scheme (in aggregate amount not to exceed 875,000 Aurous Resources Ordinary Shares). Such officers face the risk of not being among the recipients of the awards mentioned above, in case the Business Combination is not completed, or that the value of Aurous Resources Ordinary Shares is lower than expected.

●	Unaffiliated Rigel Public Shareholders: The unaffiliated Rigel public shareholders have the opportunity to evaluate and consider whether or not to redeem their Rigel Class A Ordinary Shares in connection with the consummation of the Business Combination. Non-redeeming public shareholders will have the opportunity to participate in the potential future growth of the Aurous Resources, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the Rigel Board described more fully in “—The Rigel Board’s Reasons for the Business Combination”, the various other risks associated with the Business Combination, the business of Rigel, the business of Blyvoor and the business of Aurous Resources, as described further under the section entitled “Risk Factors,”, the potential conflicts of interest described under “—Interests of Certain Persons in the Business Combination and Conflicts of Interest,” and the potential material dilution they may experience as described more fully in the Question “What happens if a substantial number of Rigel’s public shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their redemption rights?”. Redeeming public shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming public shareholders face the potential of not realizing any future growth in value of Aurous Resources following the Business Combination.

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for within the scope 13, of IFRS 2, Share-based Payment. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Business Combination.”

Appraisal Rights

The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein.

●	238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

●	239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except: (i) shares of a surviving or consolidated company, or depository receipts in respect thereof; (ii) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i) and (ii); or (iv) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i), (ii) and (iii).

Rigel shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Consequences if the Business Combination Proposal is Not Approved

Under the Business Combination Agreement, attached hereto as Annex A, as amended by the Omnibus Amendment, attached hereto as Annex A-1, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal or the Merger Proposal is not approved, Rigel will not meet the conditions to Closing and Rigel will not consummate the Business Combination.

Vote Required for Approval

Approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that Rigel Resource Acquisition Corp’s (“Rigel”) entry into the Business Combination Agreement, dated as of March 11, 2024, by and among Blyvoor Gold Resources Proprietary Limited, Blyvoor Gold Operations Proprietary Limited, Rigel Resource Acquisition Corp, Aurous Resources (f/k/a RRAC NewCo) (“Aurous Resources”), and RRAC Merger Sub (“Merger Sub”) (as may be amended from time to time, the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, Rigel will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Aurous Resources, in accordance with the terms and subject to the conditions of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement each be and are hereby authorized, approved, ratified and confirmed in all respects.”

Recommendation of the Rigel Board

THE RIGEL BOARD UNANIMOUSLY RECOMMENDS THAT THE RIGEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE MERGER PROPOSAL

This section describes certain terms of the Plan of Merger, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Plan of Merger. A copy of the Plan of Merger is attached as Annex B to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text in Annex B. Rigel shareholders and other interested parties are urged to read the Plan of Merger in its entirety prior to voting on the proposals presented at the General Meeting.

Overview

The Merger Proposal, if approved, will authorize the Merger and the Plan of Merger. Under the Business Combination Agreement, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the General Meeting.

Vote Required for Approval

Approval of the Merger Proposal will require a special resolution under Cayman Islands law, which requires the affirmative vote of the holders of at least two-thirds of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Consequences if the Merger Proposal is Not Approved

If the Business Combination Proposal or the Merger Proposal is not approved, Rigel will not meet the conditions to Closing and Rigel will not consummate the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger, by and among Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), and RRAC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Aurous Resources (“Merger Sub”), substantially in the form attached to this proxy statement/prospectus as Annex B (including the annexures thereto, the “Plan of Merger”) be and is hereby authorized, approved and confirmed in all respects and all the undertaking, property and liability of Rigel vest in Merger Sub by virtue of such merger pursuant to the Companies Act (as amended) of the Cayman Islands, that the merger of Rigel with and into Merger Sub with Merger Sub surviving the merger be and is hereby authorized, approved and confirmed in all respects, and that Rigel be and is hereby authorized to enter into the Plan of Merger.”

Recommendation of the Rigel Board

THE RIGEL BOARD UNANIMOUSLY RECOMMENDS THAT THE RIGEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3—THE 2024 EQUITY INCENTIVE PLAN PROPOSAL

This section describes certain terms of the 2024 Equity Incentive Plan, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the 2024 Equity Incentive Plan. The full text of the 2024 Equity Incentive Plan is attached as Annex C and incorporated into this proxy statement/prospectus by reference. Rigel shareholders and other interested parties are urged to read the 2024 Equity Incentive Plan in its entirety prior to voting on the proposals presented at the General Meeting.

2024 Equity Incentive Plan

In connection with the completion of the Business Combination, we expect that Aurous Resources will adopt a new omnibus equity incentive plan, subject to shareholder approval, which we refer to herein as the 2024 Equity Incentive Plan and is attached to this proxy statement/prospectus as Annex C. The term “Aurous Resources Board” as used in this “2024 Equity Incentive Plan” section refers to the Aurous Resources Board and, to the extent established by the Aurous Resources Board, also refers to a committee thereof that is delegated responsibility for administering the 2024 Equity Incentive Plan. The term “Blyvoor” as used in this “2024 Equity Incentive Plan” disclosure refers to Aurous Gold, Gauta Tailings and their respective subsidiaries.

Purpose. The purpose of the 2024 Equity Incentive Plan will be to enhance our profitability and value for the benefit of our shareholders by enabling us to offer participants share-based incentives to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our shareholders.

Eligibility. All employees of Blyvoor and/or Aurous Resources, certain natural person consultants and non-employee directors of the Aurous Resources Board will be eligible to participate in the 2024 Equity Incentive Plan, at the discretion of the Aurous Resources Board. Currently, we anticipate that all employees (including executive officers), no consultants, and all non-employee directors of Aurous Resources Board will be eligible to participate in the 2024 Equity Incentive Plan, subject to the Aurous Resources Board determining which of these individuals will be selected to participate.

Administration. The 2024 Equity Incentive Plan will be administered by the Aurous Resources Board, or, to the extent established the Aurous Resources Board, the compensation or renumeration committee of the Aurous Resources Board, or such other committee of the Aurous Resources Board to which it has properly delegated power. Subject to applicable law and listing exchange rules, the Aurous Resources Board will have the full authority to grant awards to eligible participants and to administer the 2024 Equity Incentive Plan in accordance with its terms, including, but not limited to, the following authorities, duties and responsibilities: (i) to select the participants to whom awards may from time to time be granted under the 2024 Equity Incentive Plan; (ii) to determine whether and to what extent awards are to be granted under the 2024 Equity Incentive Plan to one or more participants; (iii) to determine the number of Aurous Resources Ordinary Shares to be covered by each award granted under the 2024 Equity Incentive Plan; (iv) to determine the terms and conditions of any award granted under the 2024 Equity Incentive Plan (including the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration of such award, or any forfeiture restrictions or waiver of such award); (v) to determine whether and under what circumstances the exercise price of any award may be paid in cash or Aurous Resources Ordinary Shares; (vi) to determine whether an award that is a share option is an incentive share option or non-qualified share option within the meaning of the 2024 Equity Incentive Plan; (vii) to determine at the time of grant whether to require a participant, as a condition of the granting of any share option, not to transfer Aurous Resources Ordinary Shares acquired pursuant to the exercise of a share option or the settlement of such award for a period of time as determined by the Aurous Resources Board, following the date of acquisition of such Aurous Resources Ordinary Shares; (viii) to modify, extend or renew the terms of any award in accordance with the terms of the 2024 Equity Incentive Plan; and (ix) to exercise such powers and to perform such acts as the Aurous Resources Board deems necessary to promote the best interests of Aurous Resources that are not in conflict with the provisions of the 2024 Equity Incentive Plan.

Shares Reserved for Issuance under the 2024 Equity Incentive Plan. Subject to any increase or decrease provided for under the applicable adjustment provisions of the 2024 Equity Incentive Plan, the aggregate number of Aurous Resources Ordinary Shares that will be initially reserved for issuance under the 2024 Equity Incentive Plan will be equal to 7.5% of the Aurous Resources Ordinary Shares outstanding as of immediately following the completion of the Business Combination, plus the number of Aurous Resources Ordinary Shares required to satisfy awards under the Management Incentive Share Scheme and Transaction Success Incentive Share Scheme described in the section “Executive and Director Compensation—Compensation Arrangements with Aurous Resources Executive Officers in Connection with the Business Combination.” The 2024 Equity Incentive Plan also includes an “evergreen” share refresh feature which will provide that the number of Aurous Resources Ordinary Shares available for issuance under the 2024 Equity Incentive Plan will be automatically increased on the first day of each of the first nine (9) fiscal years commencing after the Closing Date by 2% of the total aggregate Aurous Resources Ordinary Shares outstanding as of the last day of the immediately preceding fiscal year. Such shares may be either authorized and unissued Aurous Resources Ordinary Shares or Aurous Resources Ordinary Shares held in or acquired for the treasury of Aurous Resources or both. If any award granted under the 2024 Equity Incentive Plan terminates or is canceled or forfeited for any reason (in the case of any share option, without having been exercised in full), the number of Aurous Resources Ordinary Shares underlying such award (in the case of any share option, to the extent unexercised) will again be available for issuance under the 2024 Equity Incentive Plan. Upon payment in cash of the benefit provided by any award granted under the 2024 Equity Incentive Plan, any Aurous Resources Ordinary Shares that were covered by that award will again be available for awards under the 2024 Equity Incentive Plan. Aurous Resources Ordinary Shares tendered to Aurous Resources by a participant to (i) purchase Aurous Resources Ordinary Shares upon the exercise of an award or (ii) satisfy tax withholding obligations (including shares retained from the award that was exercised or that created the tax obligation) will be added back to the number of Aurous Resources Ordinary Shares available for the future grant of awards, other than with respect to the grant of incentive share options. Notwithstanding the foregoing, Aurous Resources Ordinary Shares that are purchased by Aurous Resources in the open market pursuant to any repurchase plan or program, whether using share option proceeds or otherwise, will not be made available for grants of awards under the 2024 Equity Incentive Plan, nor will such number of purchased Aurous Resources Ordinary Shares be added back to the aggregate limit described above. No fractional Aurous Resources Ordinary Shares will be issued under the 2024 Equity Incentive Plan.

The maximum amount of Aurous Resources Ordinary Shares that may be issued in respect of incentive share options is 100,000.

Awards Subject to the 2024 Equity Incentive Plan

●	Share Options. The Aurous Resources Board may grant non-qualified share options and incentive share options with terms and conditions determined by the Aurous Resources Board that are not inconsistent with the terms of the 2024 Equity Incentive Plan; provided, that, unless otherwise determined by the Aurous Resources Board and subject to applicable law, all share options granted under 2024 Equity Incentive Plan will have a per share exercise price that is not less than 100% of the fair market value of Aurous Resources Ordinary Shares underlying such stock options on the date such stock options are granted, and all share options that are intended to qualify as incentive share options will be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive share options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for share options granted under 2024 Equity Incentive Plan will be ten years from the initial date of grant, or with respect to any share options intended to qualify as incentive share options, such shorter period as prescribed by Section 422 of the Code. Except in connection with a corporate transaction or adjustment event, the terms of outstanding awards may not be amended to reduce the exercise price of any share option, or cancel any share option in exchange for cash, other awards or share option(s) with an exercise price or grant price, as applicable, that is less than the exercise price of the original share option, as applicable, without shareholder approval.

●	Restricted Shares. The Aurous Resources Board may grant restricted Aurous Resources Ordinary Shares, subject to the vesting and transfer restrictions determined by the Aurous Resources Board and set forth in the applicable award agreement. Subject to the other provisions of the 2024 Equity Incentive Plan or as otherwise provided for by the Aurous Resources Board in an award agreement, holders of restricted shares granted under the 2024 Equity Incentive Plan will generally have the rights and privileges of a shareholder, including the right to vote and the right to receive dividends; provided, that, to the extent permitted by applicable local law, the Aurous Resources Board may provide that the payment of any dividends will be deferred until, and conditioned upon, the vesting of the underlying restricted share.

●	Other Share-Based Awards. The Aurous Resources Board may grant other share-based awards under the 2024 Equity Incentive Plan, including Aurous Resources Ordinary Shares awarded purely as a bonus and not subject to any restrictions or conditions, Aurous Resources Ordinary Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by Aurous Resources or an affiliate, share equivalent units, restricted share units, deferred share units, and/or awards valued by reference to the value of Aurous Resources Ordinary Shares. Such other share-based awards will be subject to the terms and conditions determined by the Aurous Resources Board and set forth in an award agreement, including with respect to the form of payment of such awards.

Change of Control. Except as otherwise provided by the Aurous Resources Board in an award agreement, in the event of a Change of Control (as defined in the 2024 Equity Incentive Plan), a participant’s awards will be treated as follows: If an award is continued, assumed, replaced, converted or has new rights substituted therefor by the resulting or continuing entity in the form of a “Replacement Award” (as defined 2024 Equity Incentive Plan), then any restrictions to which such award is subject will not lapse upon a Change of Control and such awards, as continued, assumed, replaced, converted or substituted, will continue to be subject to the terms and conditions as in effect immediately prior to the Change of Control; provided, that with respect to any outstanding award that is subject to performance goals or performance criteria, the Aurous Resources Board may, in its discretion, provide that such award will be converted, assumed or replaced by the resulting or continuing entity as if the greater of target or actual performance had been achieved as of the date of the Change of Control and such awards would continue to remain subject to the time-based service requirements applicable to such award, if any. Except as otherwise provided in an award agreement, to the extent outstanding awards are continued, assumed, replaced, converted or substituted with a Replacement Award, if a participant’s employment or service is terminated without “Cause” (as defined in the 2024 Equity Incentive Plan) by Aurous Resources or a participant terminates his or her employment or service with Aurous Resources for “Good Reason” (as defined in the 2024 Equity Incentive Plan) (to the extent applicable to such participant), in either case, during the two year period immediately following a Change of Control, all outstanding awards held by the participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding awards will lapse and become vested and non-forfeitable.

If awards are not continued, assumed, replaced, converted or substituted with a Replacement Award, then a participant’s awards may be treated in accordance with one or more of the following methods, as determined by the Aurous Resources Board in its sole discretion (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award; (ii) cancel awards for fair value (as determined by the Aurous Resources Board based on the fair market value of the Aurous Resources Ordinary Shares in connection with such Change of Control) which, in the case of share options may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of Aurous Resources Ordinary Shares (or, if no consideration is paid in any such transaction, the fair market value of Aurous Resources Ordinary Shares subject to such share options on the date of such cancellation) over the aggregate exercise price of such share options; (iii) provide for a period of exercise of outstanding, vested awards pursuant to a notice delivered at least 10 days prior to the Change of Control, with such exercise contingent on the occurrence of the Change of Control; or (iv) make any other determination as to the treatment of awards in connection with such Change of Control as the Aurous Resources Board may determine.

Effect of Certain Events on the 2024 Equity Incentive Plan and Awards. In the event of any share split, reverse share split, share dividend, business combination, or combination or reclassification of Aurous Resources Ordinary Shares, recapitalization or other change in capital structure of Aurous Resources, or an extraordinary cash dividend, then (i) the aggregate number and kind of shares that thereafter may be issued under the 2024 Equity Incentive Plan, (ii) the number and kind of shares or other property (including cash) subject to any award or to be issued upon exercise of an outstanding share option, (iii) the purchase, base or exercise price thereof, and/or (iv) the performance-based or market-based vesting conditions thereof, in each case, will be appropriately adjusted consistent with such change in such manner as the Aurous Resources Board may determine, or the Aurous Resources Board may provide for the payment of cash or other property as the Aurous Resources Board may determine. Any such adjustment determined by the Aurous Resources Board will be final, binding and conclusive on Aurous Resources and all participants, permitted transferees, and their respective heirs, executors, administrators, successors and assigns. In connection with any such event, the Aurous Resources Board may provide for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor, in a manner intended to be exempt from or comply with Section 409A of the Code.

Nontransferability of Awards. No award will be permitted to be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Aurous Resources or any of its subsidiaries. However, the Aurous Resources Board may, in its sole discretion, permit awards (other than incentive share options) to be transferred to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s).

Amendment and Termination. Notwithstanding any other provision of the 2024 Equity Incentive Plan, the Aurous Resources Board or the Aurous Resources Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the 2024 Equity Incentive Plan. However, (i) if the Aurous Resources Board determines in good faith that the rights of a participant with respect to awards granted prior to such amendment, suspension or termination would be adversely impaired in any material respect, the consent of such participant will be required prior to such amendment, suspension or termination, and (ii) if any amendment, suspension or termination would require the approval of the shareholders of Aurous Resources pursuant to the terms of any governing documents of Aurous Resources or applicable exchange listing rule(s), no such amendment, suspension or termination will be made without the approval of the shareholders of Aurous Resources. Subject to the other terms of the 2024 Equity Incentive Plan, the Aurous Resources Board may amend the terms of any award granted under the 2024 Equity Incentive Plan prospectively or retroactively, except that no such amendment or other action by the Aurous Resources Board may adversely impair in any material respect the rights of any holder without the holder’s consent.

Term. No awards will be granted pursuant to the 2024 Equity Incentive Plan on or after the tenth anniversary of the Closing, but awards granted prior to such tenth anniversary may, and the Aurous Resources Board’s authority to administer the terms of such awards will, extend beyond that date.

Equity Compensation Plan Information

As of December 31, 2023, Rigel had no equity compensation plans or outstanding equity awards.

Registration with the SEC

If the 2024 Equity Incentive Plan is approved by shareholders and becomes effective, Aurous Resources intends to file a registration statement on Form S-8 registering the Aurous Resources Ordinary Shares reserved for issuance under the 2024 Equity Incentive Plan as soon as reasonably practicable after Aurous Resources becomes eligible to use such form and is registering Aurous Resources Ordinary Shares issued under the Transaction Success Share Incentive Scheme and the Management Incentive Share Scheme in this proxy statement/prospectus. Certain beneficiaries of the Transaction Success Equity Awards and the Management Incentive Awards are expected to be parties to the Registration Rights Agreement.

New Plan Benefits

As described under the section “Executive and Director Compensation—Compensation Arrangements with Aurous Resources Executive Officers in Connection with the Business Combination”, prior to the Closing, Blyvoor expects to establish the Management Incentive Share Scheme which may provide for a maximum of up to 875,000 Aurous Resources Ordinary Shares, to be allocated for issuance upon completion of the Business Combination to certain members of the Blyvoor Group’s management team, including the Blyvoor Chief Executive Officer, Executive Chairman, Chief Operating Officer and Chief Financial Officer. Prior to the Closing, Blyvoor also expects to establish a Transaction Success Share Incentive Scheme, pursuant to which equity-based awards, in an amount not to exceed 200,000 Aurous Resources Ordinary Shares, will be awarded and/or allocated to key employees, including the Blyvoor Chief Executive Officer, Executive Chairman, Chief Operating Officer and Chief Financial Officer. The Aurous Resources Ordinary Shares under the Management Incentive Share Scheme and the Transaction Success Share Incentive Scheme will be issued under the 2024 Equity Incentive Plan. The individual allocations of these awards have not yet been determined.

U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of awards issuable under the 2024 Equity Incentive Plan, based upon the U.S. tax laws in effect on December 31, 2023. This summary is not intended as tax guidance to participants in the 2024 Equity Incentive Plan or to shareholders. The discussion does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2024 Equity Incentive Plan. This summary does not cover foreign, state or law tax laws that may apply, and the income tax consequences under applicable foreign, state, and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Share Options (“NQSOs”) and share appreciation rights (“SARs”). A participant will not recognize taxable income at the time of grant of a NQSO or SAR, and Aurous Resources will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), upon exercise of a NQSO, equal to the excess of the fair market value of the Aurous Resources Ordinary Shares purchased over their exercise price and, upon exercise of a SAR, equal to the fair market value of any Aurous Resources Ordinary Shares delivered or cash paid. Aurous Resources (or, if applicable, the affiliate employer) will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income.

Incentive Share Options (“ISOs”). A participant will not recognize taxable income at the time of grant of an ISO or (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the Aurous Resources Ordinary Shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Aurous Resources will not be entitled to any deduction. If, however, such shares are disposed of within two years from the date the option was granted or one year from the date the option was exercised, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such Aurous Resources Ordinary Shares on the date of exercise over the exercise price, and Aurous Resources (or, if applicable, the affiliate employer) generally will be entitled to a corresponding U.S. federal income tax deduction.

Other Awards. For other awards authorized under the 2024 Equity Incentive Plan, a participant will generally recognize compensation taxable as ordinary income (i) for restricted shares, at the time restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the Aurous Resources Ordinary Shares at such time over the amount, if any, paid for such shares; (ii) at the time of settlement of restricted share units in an amount equal to the fair market value of any Aurous Resources Ordinary Shares delivered or cash paid by Aurous Resources; and (iii) at the time of grant of a nonforfeitable share award, in an amount equal to the excess of the fair market value of the Aurous Resources Ordinary Shares at such time over the amount, if any, paid for the shares. Aurous Resources (or, if applicable, the affiliate employer) will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income.

Vote Required for Approval

Approval of the 2024 Equity Incentive Plan Proposal will require an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the Rigel Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting.

Brokers are not entitled to vote on the 2024 Equity Incentive Plan Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting, and otherwise will have no effect on a particular proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the 2024 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C and any form award agreement thereunder, be adopted, ratified, approved and confirmed in all respects.”

Recommendation of the Rigel Board

THE RIGEL BOARD UNANIMOUSLY RECOMMENDS THAT THE RIGEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2024 EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4—THE ADJOURNMENT PROPOSAL

Overview

Rigel is proposing the Adjournment Proposal to allow the Rigel Board to adjourn the General Meeting to a later date or dates, if necessary, (i) to ensure that any supplement or amendment to this proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition.

Wording of the Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting of Rigel’s shareholders to a later date or dates to be determined by the Rigel Board (i) to ensure that any supplement or amendment to its proxy statement/prospectus is provided to Rigel’s shareholders, (ii) in order to solicit additional proxies from Rigel’s shareholders in favor of any of the other proposals being presented or (iii) only with the prior written consent of the Target Companies, for the purposes of satisfying the Available Cash Condition, be and is hereby approved in accordance with the organizational documents of Rigel and Cayman Islands law.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Rigel’s shareholders, the Rigel Board may not be able to adjourn the General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The Adjournment Proposal will be adopted and approved only if Rigel’s shareholders approve an ordinary resolution, which requires the affirmative vote of the holders of a majority of outstanding Rigel Ordinary Shares that are entitled to vote and are voted at the General Meeting vote “FOR” the Adjournment Proposal.

Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Rigel Board

THE RIGEL BOARD UNANIMOUSLY RECOMMENDS THAT THE RIGEL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL IF PRESENTED.

LEGAL MATTERS

Milbank LLP, as U.S. counsel to Aurous Gold and Gauta Tailings, has passed upon certain matters relating to U.S. law. ENSafrica has passed upon certain South African legal matters for Aurous Gold and Gauta Tailings.

Conyers Dill & Pearman LLP has passed upon the validity of the Aurous Resources Ordinary Shares offered by this proxy statement/prospectus under Cayman Islands law and certain other Cayman Islands legal matters for Aurous Gold and Gauta Tailings.

Sidley Austin LLP, as U.S. counsel to Rigel, has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the validity of the warrants under New York law. Sidley Austin LLP, as tax counsel for Rigel, has passed upon certain U.S. federal income tax consequences of the Merger. Bowmans has passed upon certain South African legal matters for Rigel.

Maples and Calder (Cayman) LLP has passed upon certain other Cayman Islands legal matters for Rigel.

EXPERTS

The consolidated financial statements of Aurous Gold and the financial statements of Gauta Tailings as of and for each of the years ended February 29, 2024 and February 28, 2023 included in this proxy statement/prospectus have been so included in reliance on the reports of BDO South Africa Incorporated (PCAOB ID 1368), an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Rigel as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Rigel’s ability to continue as a going concern, appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Aurous Resources as of September 30, 2024 included in this proxy statement/prospectus has been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Aurous’ ability to continue as a going concern, appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Uwe Engelmann, BSc (Zoo. & Bot.), BSc Hons (Geol.), Pr.Sci.Nat., FGSSA and Daniel (Daan) van Heerden, B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA have prepared the Mine TRS and the Tailings TRS. The Qualified Persons are employed by Minxcon (Pty) Ltd and are qualified persons as defined in subpart 1300 of Regulation S-K.

As of the date hereof, none of the above-named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in Aurous Resources or its subsidiaries.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Rigel Board, any committee chairperson or the non-management directors as a group by writing to the Rigel Board or committee chairperson in c/o Rigel Resource Acquisition Corp, 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018. Following the Business Combination, such communications should be sent in c/o Aurous Resources. Each communication will be forwarded, depending on the subject matter, to the Rigel Board (or, if after the Business Combination, the Aurous Resources Board), the appropriate committee chairperson or all non-management directors.

ENFORCEMENT OF CIVIL LIABILITIES

Aurous Resources is organized under the laws of Cayman Islands and its registered office and domicile is located in Grand Cayman, Cayman Islands. Moreover, none of Aurous Resources’ directors and executive officers is a resident of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon Aurous Resources or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the U.S.

HOUSEHOLDING INFORMATION

Unless Rigel has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Rigel believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Rigel shareholders will be “householding” this proxy statement/prospectus. Rigel shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address, such shareholder should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

●	If the shares are registered in the name of the shareholder, the shareholder should contact Rigel at its offices at 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018 or by telephone at 646-453-2672, to inform Rigel of his or her request; or

●	If a broker, bank or other nominee holds the shares, the shareholder should contact the broker, bank or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Rigel and Aurous Resources securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Rigel files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Rigel’s public filings are also available to the public from the SEC’s website at: www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or Rigel’s other filings with the SEC (excluding exhibits), or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact Rigel at the following address and telephone number: (646) 453-2672

You may also obtain additional copies of this proxy statement/prospectus by requesting them in email or by telephone from Rigel’s proxy solicitation agent at the following web address and telephone number: rrac.info@investor.sodali.com or (800) 662-5200.

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Rigel shareholder and would like to request documents, please do so by [   ], 2024, or five business days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from Rigel, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Aurous Resources in addition to being a proxy statement of Rigel for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Rigel has been supplied by Rigel, and all such information relating to Blyvoor and Aurous Resources has been supplied by Blyvoor. Information provided by either Rigel or Blyvoor does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Rigel for the General Meeting. Rigel has not authorized anyone to give any information or make any representation about the Business Combination, the transactions contemplated thereby or the parties thereto, including Rigel, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Rigel Resource Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Rigel Resource Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and does not have adequate liquidity to sustain operations. In addition, the Company currently has less than 12 months from the date the financial statements were issued to complete a business combination transaction. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Los Angeles, CA
March 22, 2024

RIGEL RESOURCE ACQUISITION CORP

BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$70,748	$109,595
Prepaid expenses	55,414	481,630
Total Current Assets	126,162	591,225

Cash and investments held in the Trust Account	270,667,736	310,488,798
Total Assets	$270,793,898	$311,080,023

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$706,279	$405,882
Accrued offering costs	378,324	393,324
Advances from related parties	-	99,722
Convertible promissory notes - related parties	5,556,896	236,300
Total Current Liabilities	6,641,499	1,135,228

Derivative liabilities	8,491,527	4,945,845
Deferred underwriting commission	10,500,000	10,500,000
Total Liabilities	25,633,026	16,581,073

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption; 24,570,033 and 30,000,000 shares (at redemption value of $11.02 and $10.35 per share as of December 31, 2023 and 2022, respectively)	270,667,736	310,488,798

Shareholders’ deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and 2022 (excluding 24,570,033 and 30,000,000 shares subject to possible redemption, respectively)	-	-
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 7,500,000 shares issued and outstanding at December 31, 2023 and 2022	750	750
Additional paid-in capital	-	-
Accumulated deficit	(25,507,614)	(15,990,598)
Total Shareholders’ Deficit	(25,506,864)	(15,989,848)
Total Liabilities, Ordinary Shares subject to Possible Redemption and Shareholders’ Deficit	$270,793,898	$311,080,023

The accompanying notes are an integral part of these financial statements.

RIGEL RESOURCE ACQUISITION CORP

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2023	December 31, 2022
EXPENSES
Administration fee – related party	$120,000	$120,000
General and administrative	2,330,738	1,274,710
TOTAL EXPENSES	2,450,738	1,394,710

OTHER INCOME (EXPENSE)
Income earned on cash and investments held in Trust Account	13,460,331	4,485,142
Change in fair value of convertible promissory notes - related parties	8,792	63,700
Change in fair value of derivative liabilities	(3,545,682)	13,124,376
TOTAL OTHER INCOME, NET	9,923,441	17,673,218

Net income	$7,472,703	$16,278,508

Weighted average number of Class A ordinary shares outstanding, basic and diluted	27,887,520	30,000,000
Basic and diluted net income per Class A ordinary share	$0.21	$0.43

Weighted average number of Class B ordinary shares outstanding, basic and diluted	7,500,000	7,500,000
Basic and diluted net income per Class B ordinary share	$0.21	$0.43

The accompanying notes are an integral part of these financial statements.

Rigel Resource Acquisition Corp

STATEMENTS OF CHANGES IN SHareHOLDERS’ DEFICIT

FOR THE YEARS ended DECEMBER 31, 2023 AND 2022

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	7,500,000	$750	$-	$(27,783,964)	$(27,783,214)

Current period accretion of Class A ordinary shares to redemption value	-	-	-	(4,485,142)	(4,485,142)

Net income	-	-	-	16,278,508	16,278,508

Balance as of December 31, 2022	7,500,000	750	-	(15,990,598)	(15,989,848)

Related party Note Proceeds in excess of fair value	-	-	1,468,999	-	1,468,999

Remeasurement of Class A ordinary shares	-	-	(1,468,999)	1,468,999	-

Current period accretion of Class A ordinary shares to redemption value	-	-	-	(18,458,718)	(18,458,718)

Net income	-	-	-	7,472,703	7,472,703

Balance as of December 31, 2023	7,500,000	$750	$-	$(25,507,614)	$(25,506,864)

The accompanying notes are an integral part of these financial statements.

Rigel Resource Acquisition Corp

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Cash Flows From Operating Activities:
Net income	$7,472,703	$16,278,508
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on cash and investments held in the Trust Account	(13,460,331)	(4,485,142)
Change in fair value of derivative liabilities	3,545,682	(13,124,376)
Change in fair value of convertible promissory note - related parties	(8,792)	(63,700)
Changes in operating assets and liabilities:
Prepaid expenses	426,216	(455,608)
Other current assets	-	572,539
Other assets	-	489,807
Accounts payable and accrued expenses	300,397	(766,425)
Net Cash Used In Operating Activities	(1,724,125)	(1,554,397)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	(4,998,367)	-
Cash withdrawn from Trust Account for redemptions	58,279,780	-
Net Cash Provided By Investing Activities	53,281,413	-

Cash Flows From Financing Activities:
Payments made in relation to redemption of Class A ordinary shares	(58,279,780)	-
(Repayments of) advances from related party payables	(99,722)	99,722
Proceeds from convertible promissory notes – related parties	6,798,367	300,000
Payment of offering costs	(15,000)	(411,331)
Net Cash Used In Financing Activities	(51,596,135)	(11,609)

Net change in cash	(38,847)	(1,566,006)
Cash at beginning of period	109,595	1,675,601
Cash at end of period	$70,748	$109,595

Supplemental disclosure of non-cash financing activities:
Current period accretion to redemption value	$18,458,718	$4,485,142

The accompanying notes are an integral part of these financial statements.

RIGEL RESOURCE ACQUISITION CORP

NOTES TO FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Rigel Resource Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on April 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity for the period from April 6, 2021 (inception) through December 31, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and the search for a target company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On November 9, 2021, the Company consummated the Initial Public Offering of 27,500,000 units (“Units” and, with respect to the ordinary shares included in the Units which were offered, the “Public Shares”), generating gross proceeds of $275,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 14,000,000 warrants (the “Private Placement Warrants”) - 11,300,000 to Rigel Resource Acquisition Holding LLC (the “Sponsor”), 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion Mine Finance GP III LP (“Orion GP”) - at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $14,000,000, which is described in Note 4.

On November 9, 2021, the underwriter purchased an additional 2,500,000 Units pursuant to a partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $25,000,000. Since the underwriter did not exercise the remainder of the over-allotment option, the Sponsor forfeited 406,250 Founder Shares upon the expiration of the over-allotment option in December 2021. The Sponsor transferred 1,170,000 Founder Shares to Orion Mine Finance GP III LP (an affiliate of the Sponsor) at the time of the initial closing, in connection with the purchase of private placement warrants by Orion Mine Finance GP III LP.

As of November 9, 2021, transaction costs amounted to $17,585,547 consisting of $6,000,000 of underwriting fees in cash, $10,500,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”)) and $1,085,547 of costs related to the Initial Public Offering. Cash of $70,748 was held outside of the Trust Account on December 31, 2023 and was available for working capital purposes. As described in Note 6, the $10,500,000 deferred underwriting fees are contingent upon the consummation of the Business Combination by August 9, 2024.

Following the closing of the Initial Public Offering on November 9, 2021, an amount of $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below. On May 8, 2023, the Sponsor deposited an aggregate of $3,000,000 into the Company’s trust account for the Company’s public shareholders, representing $0.10 per public share, which enabled the Company to extend the period of time it has to consummate its initial business combination by three months, from May 9, 2023 to August 9, 2023. On August 10, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of the Company’s initial Business Combination or the liquidation of the Company.

In connection with the Company’s extraordinary general meeting held on August 7, 2023 (the “Special Meeting”), the Company’s shareholders approved a special resolution to amend the Company’s amended and restated memorandum and articles of association (the “Charter”) to extend the date by which the Company must either consummate an initial Business Combination or (i) cease its operations, except for the purpose of winding up if it fails to complete an initial Business Combination and (ii) redeem all of the Class A ordinary shares (the “Public Shares”) included as part of the units sold in the Company’s initial public offering, from August 9, 2023 to August 9, 2024 (the “Extension Amendment”). In connection with the Extension Amendment, the holders of 5,429,967 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.73 per share, for an aggregate redemption amount of $58,279,780, leaving approximately $263,710,000 in the Company’s trust account.

Pursuant to the Convertible Promissory Note dated as of August 9, 2023 (the “Second Extension Loan”), the Sponsor has agreed that it will contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) the lesser of (A) $0.03 for each Public Share (as defined below) that was not redeemed in connection with the Special Meeting (as defined below) and (B) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) August 9, 2024. The maximum aggregate amount of all Contributions will not exceed $4,200,000, and the Contributions will be deposited into the Company’s trust account. Up to $1,500,000 of the Contributions can be settled in whole warrants to purchase Class A Ordinary Shares of the Company at a conversion price equal to $1.00 per warrant. The Contributions will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The Company’s board of directors will have the sole discretion whether to continue extending until August 9, 2024, and if the Company’s board of directors determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, the Company would wind up the Company’s affairs and redeem 100% of the outstanding Public Shares in accordance with the procedures set forth in the Charter (as defined below). The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by the Company, at its election and without penalty. On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023 and December 29, 2023 the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, 350,000 and $350,000, respectively, to the Trust Account under the Second Extension Loan. See Note 5 for more information.

On December 28, 2023, the Company amended and restated: (i) that the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion Mine Finance GP III LP, a Cayman Islands limited partnership and an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by the Company to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined above) (excluding the deferred underwriting commissions). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval for a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, and such amount will be increased in the case of extensions of the Company’s time to consummate our initial Business Combination, as described herein, plus any pro rata interest then in the Trust Account). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination by August 9, 2024 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive the rights to liquidating distributions from the Trust Account with respect to the Founder Shares they will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.20, or higher in case extensions of the time period to complete the Company’s initial Business Combination have been effectuated).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share following the closing of the Initial Public Offering, $10.30 per public share after 18 months from the closing of the Initial Public Offering, or $10.40 per public share after 21 months from the closing of the Initial Public Offering, as applicable; and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share, due to reductions in the value of trust assets. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Considerations

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company currently has less than 12 months from the date these financial statements were issued to complete a Business Combination transaction. If the Company is unsuccessful in consummating an initial Business Combination by August 9, 2024, per the mandatory liquidation requirement, the Company must cease all operations, redeem the Public Shares and thereafter liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not have adequate liquidity to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the invasion by Russia of Ukraine and any further escalation of hostilities related thereto, terrorist attacks, natural disasters or significant outbreaks of infectious diseases on the industry and has concluded that while it is reasonably possible that such events could have a negative effect on the Company’s financial position, results of its operations and/or search for and consummation of a business combination with a target company, the specific impacts are not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company’s significant estimates and assumptions include the fair value of the related parties convertible notes and the change in fair value of the derivative liabilities. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Cash and Investments held in Trust Account

At December 31, 2023, the Company had approximately $270.7 million in cash held in the Trust Account. At December 31, 2022, the Company had approximately $310.5 million in treasury securities held in the Trust Account. On August 10, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of the Company’s initial Business Combination or the liquidation of the Company. On October 5, 2023, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into an amendment to the Investment Management Trust Agreement, dated as of November 4, 2021, between the Company and CST, in connection with CST holding the funds in the Trust Account in an interest-bearing demand deposit bank account.

Offering Costs associated with Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities for the public warrants and the Private Placement Warrants, the over-allotment and the Forward Purchase Agreement were expensed as incurred and presented as non-operating expenses in the statement of operations and other offering costs associated with the Class A Ordinary Shares were recorded to temporary equity.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, the Class A ordinary shares subject to possible redemption in the amount of approximately $270,700,000 and $310,500,000 are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Class A ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized a remeasurement adjustment from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

Net income per share

Net income per share is computed by dividing net income by the weighted average number of ordinary shares during the period. The Company applies the two-class method in calculating earnings per share. Earnings are shared pro rata between the two classes of shares. The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) Private Placement and (iii) embedded conversion feature of the related parties convertible promissory notes, since the strike prices of these instruments are out of the money. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented. The warrants are exercisable to purchase 15,000,000 Class A ordinary shares in the aggregate.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Class A ordinary shares
Numerator; Income allocable to Class A ordinary shares	$5,888,945	$13,022,806
Denominator:
Basic and diluted weighted average shares outstanding	27,887,520	30,000,000
Basic and diluted net income per ordinary share	$0.21	$0.43

Class B ordinary shares
Numerator: Income allocable to Class B ordinary shares	$1,583,758	$3,255,702
Denominator:
Basic and diluted weighted average shares outstanding	7,500,000	7,500,000
Basic and diluted net income per share, Class B ordinary share	$0.21	$0.43

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Under Cayman Islands regulations, the Company is not subject to tax on shareholder redemptions.

Convertible Promissory Notes

The Company accounts for their convertible promissory notes under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for their convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (November 9, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the public warrants, the Private Placement Warrants and the Forward Purchase Agreement are derivative instruments. As the public warrants, the Private Placement Warrants and the Forward Purchase Agreement meet the definition of a derivative, the public warrants, the Private Placement Warrants and Forward Purchase Agreement are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Warrant Instruments

The Company accounts for the public warrants, the Private Placement Warrants and the Forward Purchase Agreement issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815, “Derivatives and Hedging” whereby under that provision, the public warrants, the Private Placement Warrants and the Forward Purchase Agreement do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instruments and the forward purchase as liabilities at fair value and adjust the instrument to fair value at each reporting period. These liabilities will be re-measured at each balance sheet date until the public warrants, the Private Placement Warrants and the Forward Purchase Agreement are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations. The fair value of the public warrants and the Private Placement Warrants were estimated at issuance using the Monte Carlo simulation model and the modified Black-Scholes model, respectively. The Forward Purchase Agreement was valued using a valuation model that factors in certain assumptions such as the probability of Business Combination, risk free rate and expected period until Business Combination. The valuation models utilize inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period. The Public and Private Warrants will be valued at each reporting period using the publicly available price for the Warrant.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the convertible promissory note, warrant liabilities and the Forward Purchase Agreement (see Note 9).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3.	INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units (27,500,000 Units plus 2,500,000 over-allotment Units) at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $300,000,000. Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment.

NOTE 4.	PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of an aggregate of 14,000,000 Private Placement Warrants - 11,300,000 to the Sponsor, 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion GP - at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $14,000,000.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5.	RELATED PARTY TRANSACTIONS

Founder Shares

On May 6, 2021, the Sponsor received 7,187,500 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for cash of $25,000. On November 4, 2021, the board of directors of the Company authorized a share dividend of 718,750 Founder Shares, resulting in the shareholders of the Founder Shares holding an aggregate of 7,906,250 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriter exercised a portion of the over-allotment option in connection with the initial closing of the Initial Public Offering on November 9, 2021; as a result of the expiration of the over-allotment option, the Sponsor forfeited 406,250 Founder Shares pursuant to the terms of the underwriting agreement. As of December 31, 2023 and 2022, there were 7,500,000 Founders shares outstanding.

On July 13, 2021, our sponsor transferred 35,000 Founder Shares to each of an entity owned by Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan, and Timothy Keating, our independent directors. On that date, our sponsor also transferred 135,000 Founder Shares to Nathanael Abebe, our President, at their original per-share purchase price. On October 16, 2021, our sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price. On that date, our sponsor also transferred 20,000 Founder Shares to Nathanael Abebe, at their original per-share purchase price. These Founder Shares were not subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Promissory Notes

Pursuant to the convertible promissory note dated as of May 8, 2023 (the “First Extension Loan”), the Sponsor advanced $3,000,000 in connection with the extension of the period of time the Company has to consummate its initial Business Combination from May 9, 2023 to August 9, 2023. Up to $3,000,000 of the loans under the First Extension Loan can be settled in whole warrants to purchase Class A ordinary shares at a conversion price equal to $1.00 per warrant upon maturity or prepayment of the First Extension Loan. The loans under the First Extension Loan will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the First Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the First Extension Loan may be prepaid at any time by the Company, at its election and without penalty. As of December 31, 2023 and 2022, there was $3,000,000 and $0 outstanding under the First Extension Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

Pursuant to the convertible promissory note dated as of August 9, 2023 (the “Second Extension Loan”), the Sponsor has agreed that it will contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) the lesser of (A) $0.03 for each Public Share that was not redeemed in connection with the Special Meeting and (B) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) August 9, 2024. The maximum aggregate amount of all Contributions will not exceed $4,200,000, and the Contributions will be deposited into the Trust Account. Up to $1,500,000 of the Contributions can be settled in whole warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.00 per warrant. The Contributions will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The Company’s board of directors will have the sole discretion whether to continue extending until August 9, 2024, and if the Company’s board of directors determines not to continue extending for additional months, the Sponsor’s obligation to make additional Contributions will terminate. If this occurs, the Company would wind up the Company’s affairs and redeem 100% of the outstanding Public Shares in accordance with the procedures set forth in the Charter. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by the Company, at its election and without penalty.

On December 28, 2023, the Company amended and restated: (i) that the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion Mine Finance GP III LP, a Cayman Islands limited partnership and an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by the Company to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively.

On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023 and December 29, 2023 the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, $350,000 and $350,000 respectively, to the Trust Account under the Second Extension Loan. As of December 31, 2023 and 2022, there was $1,998,387 and $0 outstanding under the Second Extension Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

Advances from Related Parties

The Sponsor paid certain formation and operating costs on behalf of the Company. These advances were due on demand and are non-interest bearing. During the year ended December 31, 2022, the Sponsor paid $99,722 of operating costs on behalf of the Company. As of December 31, 2023 and 2022, the amount due to the related parties was $0 and $99,722, respectively.

General and Administrative Services

Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the years ended December 31, 2023 and 2022, the Company recorded $120,000 of administrative fees, respectively. As of December 31, 2023 and 2022, $257,500 and $137,500, respectively, was outstanding and is included in accounts payable and accrued expenses on the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loan”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On May 18, 2022, the Company entered into a Working Capital Loan with the Sponsor in an aggregate principal amount of up to $1,500,000. On May 20, 2022, the Sponsor advanced $300,000 to the Company under the Working Capital Loans. On February 21, 2023, the Company drew down additional $250,000 on the Working Capital Loans. On September 29, 2023, the Company drew down additional $200,000 on the Working Capital Loan. On November 30, 2023, and December 28, 2023, the company drew down additional $200,000, and $550,000, respectively. As of December 31, 2023 and 2022, there was $1,500,000 and $300,000 outstanding under the Working Capital Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

On December 28, 2023, the Company entered into a Promissory Note (the “December 2023 Working Capital Loan”) with the Sponsor. Pursuant to the December 2023 Working Capital Loan, the Sponsor has agreed to loan to the Company up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination pursuant to its amended Charter (as amended from time to time) and the consummation of the Company’s initial Business Combination. On December 28, 2023, the Company borrowed $600,000 under the December 2023 Working Capital Loan.

As of December 31, 2023 and 2022, there was $600,000 and $0 outstanding under the December 2023 Working Capital Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets

NOTE 6.	COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans and Convertible Promissory Notes (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and Convertible Promissory Notes and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriter was entitled to a cash underwriting discount of $0.20 per Unit, or $6,000,000 which was paid upon the closing of the Initial Public Offering. In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $10,500,000. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On November 9, 2021, the underwriter purchased an additional 2,500,000 Option Units pursuant to the partial exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $25,000,000. Upon expiration of the option in December 2021, 1,625,000 Class A shares eligible for purchase on the over-allotment option expired and the Sponsor forfeited 406,250 Founder Shares pursuant to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement on November 4, 2021, (a “Forward Purchase Agreement”) with an affiliate of the Sponsor, Orion Mine Finance Fund III LP (“Orion Mine Finance”), which, subject to the approval of Orion Mine Finance’s investment committee as well as customary closing conditions, will provide for the purchase of up to 5,000,000 units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-half of one redeemable warrant (the “forward purchase warrants”) to purchase one Class A ordinary share, at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur in connection with the closing of a Business Combination.

The forward purchase warrants will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share and will have the same terms as the Private Placement Warrants so long as they are held by the affiliate of our sponsor or its permitted transferees, and the forward purchase shares will be identical to the Class A ordinary shares included in the Units which were sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights.

Orion Mine Finance’s commitment to purchase securities pursuant to the Forward Purchase Agreement is intended to provide the Company with a minimum funding level for a Business Combination. The proceeds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-transaction company.

The Company classifies the Forward Purchase Agreement as a liability upon execution of the agreement, in accordance with the guidance contained in ASC 815-40, at its fair value and will allocate a portion of the proceeds from the issuance of the Units equal to its fair value determined by the modified Black Scholes model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. Upon issuance of the Forward Purchase Agreement, the Company recorded a derivative liability of $453,701. As of December 31, 2023 and 2022, the fair value of the Forward Purchase Agreement was $5,011,527 and $2,045,845, respectively, which is included in derivative liabilities on the balance sheets. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Forward Purchase Agreement will be reclassified as of the date of the event that causes the reclassification. During the years ended December 31, 2023 and 2022, the Company recorded loss of $2,965,682 and $1,375,624, respectively for the change in fair value which is included in change in fair value of derivative liabilities on the accompanying statements of operations.

Vendor Agreements

As of December 31, 2023 and 2022, the Company had incurred legal fees related to the Initial Public Offering and general corporate services of approximately $491,700 and $584,300, respectively. Approximately $378,300 of these fees will only become due and payable upon the consummation of a Business Combination. As of December 31, 2023 and 2022, the outstanding balance of the legal fees is in accrued offering costs of approximately $378,300. As of December 31, 2023 and 2022, the Company had accrued expenses of approximately $113,400 and $206,000, respectively, on the balance sheets.

NOTE 7.	SHAREHOLDERS’ DEFICIT

Preference Shares - The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 of Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 24,570,033 and 30,000,000 shares of Class A ordinary shares issued and outstanding and classified in temporary equity on the balance sheets.

Class B Ordinary Shares - The Company is authorized to issue 50,000,000 of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 7,500,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

NOTE 8.	WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding public warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 29,000,000 warrants issued in connection with the Initial Public Offering (including 15,000,000 Public Warrants and 14,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Private Placement Warrants do not meet the criteria for equity treatment under ASC 815-40 because the Private Warrants include a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the Private Placement Warrant and the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Public Warrants do not meet the criteria for equity treatment under ASC 815-40 because the Public Warrants include a tender provision that would entitle all of the Public Warrant holders to cash while less than all of the shareholders are entitled to cash. Upon issuance of the derivative Warrants, the Company recorded a liability of $37,584,000 on the balance sheet.

NOTE 9.	FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	December 31, 2022
Assets:
Cash held in the Trust Account	0	$270,667,736	$-
Marketable securities held in the Trust Account	1	-	310,488,798

Liabilities:
Convertible promissory notes - related parties	3	$5,556,896	$236,300

Warrant liability - Private Placement Warrants	2	1,680,000	1,400,000
Warrant liability - Public Warrants	1	1,800,000	1,500,000
Forward Purchase Agreement	3	5,011,527	2,045,845
Total Derivative liabilities		$14,048,423	$4,945,845

The Convertible promissory notes - related parties, the Public Warrants, the Private Placement Warrants and the Forward Purchase Agreement were accounted for as liabilities in accordance with ASC 815-40 and are presented within convertible notes and derivative liabilities on the balance sheets. The convertible notes are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of convertible notes – related parties in the statements of operations. The warrant liabilities and Forward Purchase Agreement are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liabilities in the statements of operations.

Upon initial issuance of each convertible note, the Company used a modified Black Scholes model to value the Convertible Note. As of December 31, 2023 and 2022, the Convertible Notes were classified as Level 3 on the Fair Value Hierarchy.

Upon initial issuance, the Public Warrants and the Private Placement Warrants used the Monte Carlo simulation model and the modified Black-Scholes model, respectively The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Class B ordinary shares, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) and Class B ordinary shares (permanent equity) based on their relative fair values at the initial measurement date. As of December 31, 2023 and 2022, the Public and Private Warrants were valued using the publicly available price for the Warrant and are classified as Level 1 and Level 2, respectively, on the Fair Value Hierarchy.

The Forward Purchase Agreement was valued using a valuation method which considers the reconstructed unit price (the total fair value of ordinary shares and half the Private Warrant value) and multiple assumptions such as risk-free rate and time to Initial Business Combination. As of December 31, 2023 and 2022, the Forward Purchase Agreement was classified within Level 3 of the Fair Value Hierarchy at the measurement dates due to the use of unobservable inputs.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2023 and 2022:

Fair Value Measurement Using Level 3 Inputs Total
Balance, January 1, 2022	670,221
Proceeds received from issuance of convertible note	300,000
Change in fair value of convertible promissory note - related party	(63,700)
Change in fair value of forward purchase agreement	1,375,624
Balance, December 31, 2022	2,282,145
Issuance of convertible promissory notes - related parties	6,798,387
Proceeds in excess of fair value	(1,468,999)
Change in fair value of convertible promissory notes - related parties	(8,792)
Change in fair value of forward purchase agreement	2,965,682
Balance, December 31, 2023	$10,568,423

The key inputs into the discount model for the Convertible Promissory Notes were as follows:

December 31, 2023
Volatility	191.86 – 383.72%
Risk-free interest rate	5.46%
Expected life of convertible promissory note	0.46 years
Dividend yield	0%
Probability of business combination	80.0%

The key inputs into the discount model for the Forward Purchase Agreement were as follows:

	December 31, 2023	December 31, 2022
Risk-free interest rate	5.30%	4.66%
Expected life of forward purchase agreement	0.46 years	0.42 years
Dividend yield	0%	0%
Probability of business combination	80.0%	80.0%

The following table provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:

	Convertible Promissory Notes	Private Placement Warrants	Public Warrants	Forward Purchase Agreement	Total
Fair value at April 6, 2021 (inception)	$-	$-	$-	$-	$-
Initial measurement at November 9, 2021	-	18,144,000	19,440,000	453,701	38,265,484
Change in fair value	-	(9,744,000)	(10,440,000)	216,520	(19,967,480)
Gain on unexercised over-allotment option	-	-	-	-	(227,783)
Fair value at January 1, 2022	-	8,400,000	9,000,000	670,221	$18,070,221
Proceeds received from issuance of convertible note	300,000	-	-	-	300,000
Change in fair value	(63,700)	(7,000,000)	(7,500,000)	1,375,624	(13,188,076)
Fair value at December 31, 2022	$236,300	$1,400,000	$1,500,000	$2,045,845	$5,182,145
Proceeds received from issuance of convertible notes	6,798,387	-	-	-	6,798,387
Proceeds in excess of fair value	(1,468,999)	-	-	-	(1,468,999)
Change in fair value	(8,792)	280,000	300,000	2,965,682	3,536,890
Fair value at December 31, 2023	$5,556,896	1,680,000	1,800,000	5,011,527	14,048,423

NOTE 10.	SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On January 25, 2024, the Company borrowed $800,000 under the December 2023 Working Capital Loan.

On January 31, 2024, and February 29, 2024, the Sponsor made contributions of $350,000 to the Trust Account under the Second Extension Loan respectively.

On March 11, 2024, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings” and, together with Blyvoor Resources, the “Target Companies”, each a “Target Company”), RRAC NewCo, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Newco”), and RRAC Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of Newco (“Merger Sub”). Each of Newco and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, Newco also entered into an Exchange Agreement (the “Exchange Agreement”), by and among, Newco, Blyvoor Gold Proprietary Limited, a South African private limited liability company (“Blyvoor Gold”), Orion Mine Finance Fund II LP, a Bermuda limited partnership (“Orion” and, together with Blyvoor Gold, the “Sellers”), and the Target Companies. Orion Mine Finance Fund II LP and Orion Mine Finance Fund III LP, an affiliate of our Sponsor, share the same investment adviser.

Pursuant to the terms, and subject to the conditions, set forth in the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Blyvoor Business Combination” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), pursuant to which, among other things, (i) the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company, and (ii) Newco will acquire all of the outstanding equity interests of the Target Companies (the “Share Exchange”). Following the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Newco, and Newco will become a publicly traded company. At the closing of the Transactions (the “Closing”), Newco is expected to change its name to Aurous Resources, and its ordinary shares, par value $0.0001 (the “Newco Ordinary Shares”), are expected to be listed on the NASDAQ.

The Transactions are expected to be consummated after the required approval by the holders of the Company’s ordinary shares and the satisfaction of certain other conditions which can be found in the Business Combination Agreement and the Exchange Agreement which are incorporated by reference herein.

Rigel Resource Acquisition Corp

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash	$211,463	$70,748
Prepaid expenses	70,680	55,414
Total Current Assets	282,143	126,162

Cash and Investments held in the Trust Account	82,128,874	270,667,736
Total Assets	$82,411,017	$270,793,898

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$4,341,520	$706,279
Accrued offering costs	378,324	378,324
Convertible promissory notes – related parties	9,635,959	5,556,896
Total Current Liabilities	14,355,803	6,641,499

Derivative liabilities	17,222,405	8,491,527
Deferred underwriting commission	-	10,500,000
Total Liabilities	31,578,208	25,633,026

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares subject to possible redemption; 7,129,288 and 24,570,033 shares, respectively (at redemption value of $11.52 and $11.02 per share as of September 30, 2024 and December 31, 2023, respectively)	82,128,875	270,667,736

Shareholders’ deficit:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, no shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively (excluding 7,129,288 and 24,570,033 shares subject to possible redemption as of September 30, 2024 and December 31, 2023, respectively)	-	-
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 7,500,000 shares issued and outstanding at September 30, 2024 and December 31, 2023	750	750
Additional paid-in capital	185,931	-
Accumulated deficit	(31,482,747)	(25,507,614)
Total Shareholders’ Deficit	(31,296,066)	(25,506,864)
Total Liabilities, Ordinary Shares subject to Possible Redemption and Shareholders’ Deficit	82,411,017	270,793,898

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Rigel Resource Acquisition Corp

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
EXPENSES
Administrative fee – related party	$30,000	$30,000	$90,000	$90,000
General and administrative	1,375,798	328,944	6,039,261	926,980
TOTAL EXPENSES	1,405,798	358,944	6,129,261	1,016,980

OTHER INCOME (LOSS)
Income earned on Investments held in Trust Account	1,922,882	3,443,700	7,855,408	10,481,777
Gain on waiver of deferred underwriting commission	-	-	680,400	-
Change in fair value of convertible note payable – related party	(26,652)	98,889	(66,170)	72,097
Change in fair value of derivative liabilities	(2,727,131)	(3,390,376)	(8,730,878)	(5,177,713)
TOTAL OTHER INCOME (LOSS)	(830,901)	152,213	(261,240)	5,376,161

Net income (loss)	$(2,236,699)	$(206,731)	$(6,390,501)	$4,359,181

Weighted average number of shares of Class A ordinary shares outstanding, basic and diluted	14,712,221	27,016,502	21,260,111	29,005,501
Basic and diluted net income (loss) per share of Class A ordinary shares	$(0.10)	$(0.01)	$(0.22)	$0.12

Weighted average number of shares of Class B ordinary shares outstanding, basic and diluted	7,500,000	7,500,000	7,500,000	7,500,000
Basic and diluted net income (loss) per share of Class B ordinary shares	$(0.10)	$(0.01)	$(0.22)	$0.12

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Rigel Resource Acquisition Corp

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2024	7,500,000	$750	$-	$(25,507,614)	$(25,506,864)

Fair value in excess of notes payable issued	-	-	-	415,368	415,368

Current period accretion of Class A ordinary shares to redemption value	-	-	(4,022,086)	-	(4,022,086)

Waiver of deferred underwriting commission	-	-	9,819,600	-	9,819,600

Net loss	-	-	-	(2,906,562)	(2,906,562)

Balance as of March 31, 2024 (As Restated)	7,500,000	$750	$5,797,514	$(27,998,808)	$(22,200,544)

Fair value in excess of notes payable issued	-	-	415,238	-	415,238

Current period accretion of Class A ordinary shares to redemption value	-	-	(4,010,440)	-	(4,010,440)

Net loss	-	-	-	(1,247,240)	(1,247,240)

Balance as of June 30, 2024	7,500,000	$750	$2,202,312	$(29,246,048)	$(27,042,986)

Fair value in excess of notes payable issued	-	-	293,296	-	293,296

Current period accretion of Class A ordinary shares to redemption value	-	-	(2,309,677)	-	(2,309,677)

Net loss	-	-	-	(2,236,699)	(2,236,699)

Balance as of September 30, 2024	7,500,000	$750	$185,931	$(31,482,747)	$(31,296,066)

FOR THE NINE months ended SEPTEMBER 30, 2023

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	7,500,000	$750	$-	$(15,990,598)	$(15,989,848)

Related party Note Proceeds in excess of fair value	-	-	53,009	-	53,009

Remeasurement of Class A ordinary shares	-	-	(53,009)	53,009	-

Current period accretion of Class A ordinary shares to redemption value	-	-	-	(3,319,794)	(3,319,794)

Net income	-	-	-	1,285,224	1,285,224

Balance as of March 31, 2023	7,500,000	$750	$-	$(17,972,159)	$(17,971,409)

Related party Note Proceeds in excess of fair value	-	-	639,640	-	639,640

Remeasurement of Class A ordinary shares	-	-	(639,640)	639,640	-

Current period accretion of Class A ordinary shares to redemption value	-	-	-	(6,718,283)	(6,718,283)

Net income	-	-	-	3,280,688	3,280,688

Balance as of June 30, 2023	7,500,000	$750	$-	$(20,770,114)	$(20,769,364)

Related party Note Proceeds in excess of fair value	-	-	242,125	-	242,125

Remeasurement of Class A ordinary shares	-	-	(242,125)	242,125	-

Current period accretion of Class A ordinary shares to redemption value	-	-	-	(4,392,087)	(4,392,087)

Net loss	-	-	-	(206,731)	(206,731)

Balance as of September 30, 2023	7,500,000	$750	$-	$(25,126,807)	$(25,126,057)

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

Rigel Resource Acquisition Corp

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023
Cash Flows From Operating Activities:
Net (loss) income	$(6,390,501)	$4,359,181
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on cash and investments held in the Trust Account	(7,855,408)	(10,481,777)
Change in fair value of derivative liabilities	8,730,878	5,177,713
Change in fair value of convertible promissory notes – related parties	66,170	(72,097)
Gain on waiver of deferred underwriting commission	(680,400)	-
Changes in operating assets and liabilities:
Prepaid expenses	(15,266)	412,006
Accounts payable and accrued expenses	3,635,242	285,463
Net Cash Used In Operating Activities	(2,509,285)	(319,511)

Cash Flows From Investing Activities:
Cash deposited into Trust Account	(2,486,795)	(3,948,367)
Cash withdrawn from Trust Account for redemptions	198,881,065	58,279,780
Net Cash Provided by Investing Activities	196,394,270	54,331,413

Cash Flows From Financing Activities:
Repayment of advances from related parties	-	(99,722)
Payments made in relation to redemptions of Class A ordinary shares	(198,881,065)	(58,279,780)
Proceeds from convertible promissory notes – related parties	5,136,795	4,398,367
Payment of offering costs	-	(15,000)
Net Cash Used In Financing Activities	(193,744,270)	(53,996,135)

Net change in cash	140,715	15,767
Cash at beginning of period	70,748	109,595
Cash at end of period	$211,463	$125,362

Supplemental disclosure of non-cash financing activities:
Current period accretion to redemption value	$10,342,203	$14,430,164
Proceeds received in excess of fair value of promissory note	$1,123,902	$-
Underwriting Fee Waiver	$9,819,600	$-

The accompanying notes are an integral part of these condensed consolidated unaudited financial statements.

RIGEL RESOURCE ACQUISITION CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND GOING CONCERN

Rigel Resource Acquisition Corp (the “Company”) was incorporated in the Cayman Islands on April 6, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company formed RRAC NewCo which was incorporated in the Cayman Islands with Limited Liability as an Exempted Company, with effect from February 8, 2024. RRAC NewCo changed its name to Aurous Resources on May 27, 2024 as certified by the Registrar of the Companies. The Company owns no material assets and does not operate any business. Aurous Resources is a wholly owned subsidiary of the Company and was formed for the purpose of becoming the ultimate parent company of Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Aurous Gold”) and Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Gauta Tailings”) following the transactions contemplated in the Business Combination Agreement dated March 11, 2024 entered into by and among Rigel, Aurous Gold, Gauta Tailings, Aurous Resources, and RRAC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Aurous Resources (“Merger Sub”). Merger Sub was incorporated on February 28, 2024 to facilitate the consummation of the Business Combination Agreement. There are no other activities in the subsidiary of the Company.

In connection with the Business Combination Agreement, and as per the terms and subject to the conditions therein, among other things, (i) Rigel will merge with and into the Merger Sub (the ‘Merger’), with Merger Sub being the surviving company, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of Aurous Gold and Gauta Tailings (the ‘Share Exchange’). Following the Merger and the Share Exchange, each of Aurous Gold, Gauta Tailings and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company.

All activity for the period from April 6, 2021 (inception) through September 30, 2024 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and the search for a target company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On November 9, 2021, the Company consummated the Initial Public Offering of 27,500,000 units (“Units” and, with respect to the ordinary shares included in the Units which were offered, the “Public Shares”), generating gross proceeds of $275,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 14,000,000 warrants (the “Private Placement Warrants”) – 11,300,000 to Rigel Resource Acquisition Holding LLC (the “Sponsor”), 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion Mine Finance GP III LP (“Orion GP”) – at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $14,000,000, which is described in Note 4.

On November 9, 2021, the underwriter purchased an additional 2,500,000 Units pursuant to a partial exercise of the over-allotment option. The Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $25,000,000. Since the underwriter did not exercise the remainder of the over-allotment option, the Sponsor forfeited 406,250 Founder Shares upon the expiration of the over-allotment option in December 2021. The Sponsor transferred 1,170,000 Founder Shares to Orion GP (an affiliate of the Sponsor) at the time of the initial closing, in connection with the purchase of private placement warrants by Orion GP.

As of November 9, 2021, transaction costs amounted to $17,585,547 consisting of $6,000,000 of underwriting fees in cash, $10,500,000 of deferred underwriting fees payable (which are held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”)) and $1,085,547 of costs related to the Initial Public Offering. Cash of $70,748 was held outside of the Trust Account on December 31, 2023 and was available for working capital purposes.

Following the closing of the Initial Public Offering on November 9, 2021, an amount of $306,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in Trust Account which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below. On May 8, 2023, the Sponsor deposited an aggregate of $3,000,000 into the Company’s trust account for the Company’s public shareholders, representing $0.10 per public share, which enabled the Company to extend the period of time it has to consummate its initial Business Combination by three months, from May 9, 2023 to August 9, 2023. On August 10, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of the Company’s initial Business Combination or the liquidation of the Company.

In connection with the Company’s extraordinary general meeting held on August 7, 2023 (the “2023 Special Meeting”), the Company’s shareholders approved a special resolution to amend the Company’s amended and restated memorandum and articles of association (the “Charter”) to extend the date by which the Company must either consummate an initial Business Combination or (i) cease its operations, except for the purpose of winding up if it fails to complete an initial Business Combination and (ii) redeem all of the Class A ordinary shares (the “Public Shares”) included as part of the units sold in the Company’s initial public offering, from August 9, 2023 to August 9, 2024 (the “2023 Extension Amendment”). In connection with the 2023 Extension Amendment, the holders of 5,429,967 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.73 per share, for an aggregate redemption amount of $58,279,780, leaving approximately $263,710,000 in the Company’s trust account.

On December 28, 2023, the Company amended and restated: (i) that the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion GP, an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by the Company to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively.

In connection with the Company’s extraordinary general meeting held on August 9, 2024 (the “2024 Special Meeting”), the Company’s shareholders approved a special resolution to amend the Company’s Charter to extend the date by which the Company must either (1) consummate an initial Business Combination or (2) (i) cease its operations, except for the purpose of winding up if it fails to complete an initial Business Combination, and (ii) redeem all of the Public Shares, from August 9, 2024 to May 9, 2025 (the “2024 Extension Amendment”). In connection with the 2024 Extension Amendment, the holders of 17,440,475 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.40 per share, for an aggregate redemption amount of $198,881,064, leaving approximately $81,301,345 in the Company’s trust account. See Note 10 for more information.

Pursuant to the Convertible Promissory Note dated as of August 9, 2023 (the “Second Extension Loan”), the Sponsor has agreed that it will contribute to the Company as a loan (each loan being referred to herein as a “Second Extension Loan Contribution”) the lesser of (A) $0.03 for each Public Share that was not redeemed in connection with the 2023 Special Meeting and (B) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) August 9, 2024. The maximum aggregate amount of all Second Extension Loan Contributions will not exceed $4,200,000, and the Second Extension Loan Contributions will be deposited into the Company’s trust account. Up to $1,500,000 of the Second Extension Loan Contributions can be settled in whole warrants to purchase Class A Ordinary Shares of the Company at a conversion price equal to $1.00 per warrant. The Second Extension Loan Contributions will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by the Company, at its election and without penalty. On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023, December 29, 2023, January 31, 2024, February 29, 2024, March 29, 2024, April 30, 2024, May 30, 2024, June 26, 2024 and July 31, 2024 the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000 and $101,613 respectively, to the Trust Account under the Second Extension Loan. See Note 5 for more information.

Pursuant to the Convertible Promissory Note dated as of August 12, 2024 (the “Third Extension Loan”), the Sponsor and Orion GP have agreed that they will contribute to the Company as a loan (each loan being referred to herein as a “Third Extension Loan Contribution”) of $0.02 for each Public Share that was not redeemed in connection with the 2024 Special Meeting for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) May 9, 2025. The Third Extension Loan Contributions will be deposited into the Company’s trust account. Loans under the Third Extension Loan can be settled in whole warrants to purchase Class A Ordinary Shares of the Company at a conversion price equal to $1.00 per warrant. The Third Extension Loan will not bear any interest and will be repayable by the Company upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the Third Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Third Extension Loan may be prepaid at any time by the Company, at its election and without penalty. On August 13, 2024, September 9, 2024, October 8, 2024 and November 8, 2024 the Sponsor and Orion GP made aggregate contributions of approximately $142,591, $142,591, $142,591 and $142,591, respectively, to the Trust Account under the Third Extension Loan.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined above) (excluding the deferred underwriting commissions). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval for a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per Public Share, and such amount will be increased in the case of extensions of the Company’s time to consummate our initial Business Combination, as described herein, plus any pro rata interest then in the Trust Account). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment.

If the Company has not completed a Business Combination by May 9, 2025 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive the rights to liquidating distributions from the Trust Account with respect to the Founder Shares they will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.20, or higher in case extensions of the time period to complete the Company’s initial Business Combination have been effectuated).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share following the closing of the Initial Public Offering, $10.30 per public share after 18 months from the closing of the Initial Public Offering, or $10.40 per public share after 21 months from the closing of the Initial Public Offering, as applicable; and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share, due to reductions in the value of trust assets. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Considerations

As of September 30, 2024, the Company had cash of $211,463 and working capital deficit of $14,073,660.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company currently has less than 12 months from the date these financial statements were issued to complete a Business Combination transaction. If the Company is unsuccessful in consummating an initial Business Combination by May 9, 2025, per the mandatory liquidation requirement, the Company must cease all operations, redeem the Public Shares and thereafter liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not have adequate liquidity to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is currently evaluating the impact of the invasion by Russia of Ukraine and any further escalation of hostilities related thereto, terrorist attacks, natural disasters or significant outbreaks of infectious diseases on the industry and has concluded that while it is reasonably possible that such events could have a negative effect on the Company’s financial position, results of its operations and/or search for and consummation of a business combination with a target company, the specific impacts are not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

These condensed consolidated financial statements include the accounts of Rigel Resource Acquisition Corp and its wholly owned subsidiaries, Aurous Resources and RRAC Merger Sub. All intercompany and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company’s significant estimates and assumptions include the fair value of the related parties convertible notes and the change in fair value of the derivative liabilities. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from those estimates.

Cash and Investments held in Trust Account

At September 30, 2024, the Company had approximately $82.1 million in cash held in the Trust Account. At December 31, 2023, the Company had approximately $270.7 million in treasury securities held in the Trust Account. On August 10, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of the Company’s initial Business Combination or the liquidation of the Company. On October 5, 2023, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into an amendment to the Investment Management Trust Agreement, dated as of November 4, 2021, between the Company and CST, in connection with CST holding the funds in the Trust Account in an interest-bearing demand deposit bank account.

Offering Costs associated with Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standards Board (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Upon completion of the Initial Public Offering, offering costs associated with warrant liabilities for the public warrants and the Private Placement Warrants, the over-allotment and the Forward Purchase Agreement were expensed as incurred and presented as non-operating expenses in the statement of operations and other offering costs associated with the Class A Ordinary Shares were recorded to temporary equity.

Class A ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption in the amount of approximately $82.1 million and $270.7 million are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Class A ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized a remeasurement adjustment from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

Net income (loss) per ordinary share

Net income (loss) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares during the period. The Company applies the two-class method in calculating earnings per share. Earnings are shared pro rata between the two classes of shares. The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) Private Placement and (iii) embedded conversion feature of the related parties convertible promissory notes, since the strike prices of these instruments are out of the money. As a result, diluted earnings (losses) per ordinary share is the same as basic earnings (losses) per ordinary share for the periods presented. The warrants are exercisable to purchase 15,000,000 Class A ordinary shares in the aggregate.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended September 30, 2024	For the Three Months Ended September 30, 2023
Class A ordinary shares
Numerator: Loss allocable to Class A ordinary shares	$(1,481,473)	$(161,811)
Denominator:
Basic and diluted weighted average shares outstanding	14,712,221	27,016,502
Basic and diluted net loss per ordinary share	$(0.10)	$(0.01)

Class B ordinary shares
Numerator: Loss allocable to Class B ordinary shares	$(755,226)	$(44,920)
Denominator:
Basic and diluted weighted average shares outstanding	7,500,000	7,500,000
Basic and diluted net loss per share, Class B ordinary share	$(0.10)	$(0.01)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023
Class A ordinary shares
Numerator: (Loss) Income allocable to Class A ordinary shares	$(4,724,000)	$3,463,594
Denominator:
Basic and diluted weighted average shares outstanding	21,260,111	29,005,501
Basic and diluted net (loss) income per ordinary share	$(0.22)	$0.12

Class B ordinary shares
Numerator: (Loss) Income allocable to Class B ordinary shares	$(1,666,501)	$895,587
Denominator:
Basic and diluted weighted average shares outstanding	7,500,000	7,500,000
Basic and diluted net (loss) income per share, Class B ordinary share	$(0.22)	$0.12

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Under Cayman Islands regulations, the Company is not subject to tax on shareholder redemptions.

Convertible Promissory Notes

The Company accounts for their convertible promissory notes under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for their convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” The Company’s derivative instruments are recorded at fair value as of the closing date of the Initial Public Offering (November 9, 2021) and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the public warrants, the Private Placement Warrants and the Forward Purchase Agreement are derivative instruments. As the public warrants, the Private Placement Warrants and the Forward Purchase Agreement meet the definition of a derivative, the public warrants, the Private Placement Warrants and Forward Purchase Agreement are measured at fair value at issuance and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the statements of operations in the period of change.

Warrant Instruments

The Company accounts for the public warrants, the Private Placement Warrants and the Forward Purchase Agreement issued in connection with the Initial Public Offering and the Private Placement in accordance with the guidance contained in ASC 815, “Derivatives and Hedging” whereby under that provision, the public warrants, the Private Placement Warrants and the Forward Purchase Agreement do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instruments and the forward purchase as liabilities at fair value and adjust the instrument to fair value at each reporting period. These liabilities will be re-measured at each balance sheet date until the public warrants, the Private Placement Warrants and the Forward Purchase Agreement are exercised or expire, and any change in fair value will be recognized in the Company’s statements of operations. The fair value of the public warrants and the Private Placement Warrants were estimated at issuance using the Monte Carlo simulation model and the modified Black-Scholes model, respectively. The Forward Purchase Agreement was valued using a valuation model that factors in certain assumptions such as the probability of Business Combination, risk free rate and expected period until Business Combination. The valuation models utilize inputs and other assumptions and may not be reflective of the price at which they can be settled. Such warrant classification is also subject to re-evaluation at each reporting period. The Public and Private Warrants will be valued at each reporting period using the publicly available price for the Warrant.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for the convertible promissory notes, warrant liabilities and the Forward Purchase Agreement (see Note 9).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3.	INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units (27,500,000 Units plus 2,500,000 over-allotment Units) at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $300,000,000. Each Unit consists of one share of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A Ordinary Shares at a price of $11.50 per share, subject to adjustment.

NOTE 4.	PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of an aggregate of 14,000,000 Private Placement Warrants – 11,300,000 to the Sponsor, 100,000 to Nathanael Abebe, 35,000 to Christine Coignard, 25,000 to Kelvin Dushnisky, 200,000 to L. Peter O’Hagan and 2,340,000 to Orion GP – at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $14,000,000.

A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.

NOTE 5.	RELATED PARTY TRANSACTIONS

Founder Shares

On May 6, 2021, the Sponsor received 7,187,500 of the Company’s Class B ordinary shares (the “Founder Shares”) in exchange for cash of $25,000. On November 4, 2021, the board of directors of the Company authorized a share dividend of 718,750 Founder Shares, resulting in the shareholders of the Founder Shares holding an aggregate of 7,906,250 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriter’s over-allotment was not exercised in full, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriter exercised a portion of the over-allotment option in connection with the initial closing of the Initial Public Offering on November 9, 2021; as a result of the expiration of the over-allotment option, the Sponsor forfeited 406,250 Founder Shares pursuant to the terms of the underwriting agreement. As of September, 2024 and December 31, 2023, there were 7,500,000 and 7,500,000 Founders shares outstanding, respectively.

On July 13, 2021, our sponsor transferred 35,000 Founder Shares to each of an entity owned by Christine Coignard, Kelvin Dushnisky, L. Peter O’Hagan, and Timothy Keating, our independent directors. On that date, our sponsor also transferred 135,000 Founder Shares to Nathanael Abebe, our President, at their original per-share purchase price. On October 16, 2021, our sponsor transferred 100,000 Founder Shares to L. Peter O’Hagan, 17,500 Founder Shares to an entity owned by Christine Coignard and 12,500 Founder Shares to Kelvin Dushnisky, at their original per-share purchase price. On that date, our sponsor also transferred 20,000 Founder Shares to Nathanael Abebe, at their original per-share purchase price. These Founder Shares were not subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property.

Promissory Notes

Pursuant to the convertible promissory note dated as of May 8, 2023 (the “First Extension Loan”), the Sponsor advanced $3,000,000 in connection with the extension of the period of time the Company has to consummate its initial Business Combination from May 9, 2023 to August 9, 2023. Up to $3,000,000 of the loans under the First Extension Loan can be settled in whole warrants to purchase Class A ordinary shares at a conversion price equal to $1.00 per warrant upon maturity or prepayment of the First Extension Loan. The loans under the First Extension Loan will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the First Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the First Extension Loan may be prepaid at any time by the Company, at its election and without penalty. As of September 30, 2024 and December 31, 2023, there was $3,000,000 outstanding under the First Extension Loan, respectively, and is included in convertible promissory notes – related parties on the accompanying balance sheets.

Pursuant to the convertible promissory note dated as of August 9, 2023 (the “Second Extension Loan”), the Sponsor has agreed that it will contribute to the Company as a loan (each loan being referred to herein as a “Second Extension Loan Contribution”) the lesser of (A) $0.03 for each Public Share that was not redeemed in connection with the 2023 Special Meeting and (B) $350,000, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) August 9, 2024. The maximum aggregate amount of all Second Extension Loan Contributions will not exceed $4,200,000, and the Second Extension Loan Contributions will be deposited into the Trust Account. Up to $1,500,000 of the Second Extension Loan Contributions can be settled in whole warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.00 per warrant. The Second Extension Loan Contributions will not bear any interest and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the Second Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Second Extension Loan may be prepaid at any time by the Company, at its election and without penalty.

On December 28, 2023, the Company amended and restated: (i) the First Extension Loan and (ii) the Second Extension Loan (together with the First Extension Loan, the “Amended and Restated Extension Loans”) to add Orion GP, an affiliate of the Sponsor, as a payee (together with the Sponsor, the “Payees”). The Amended and Restated Extension Loans will be repayable by the Company to the Payees on a pro rata basis based on the amount of the principal balance each Payee has advanced under the Amended and Restated Extension Loans. The Amended and Restated Extension Loans do not otherwise materially modify the terms of the First Extension Loan and the Second Extension Loan and are effective as of May 8, 2023 and August 9, 2023, respectively.

On August 9, 2023, August 31, 2023, September 29, 2023, October 31, 2023, November 30, 2023, December 29, 2023, January 31, 2024, February 29, 2024, March 29, 2024, April 30, 2024, May 30, 2024, June 26, 2024 and July 31, 2024, the Sponsor made contributions of approximately $248,387, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000, $350,000 and $101,613 respectively, to the Trust Account under the Second Extension Loan.

Pursuant to the Convertible Promissory Note dated as of August 12, 2024 (the “Third Extension Loan”), the Sponsor and Orion GP have agreed that they will contribute to the Company as a loan (each loan being referred to herein as a “Third Extension Loan Contribution”) of $0.02 for each Public Share that was not redeemed in connection with the 2024 Special Meeting for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with the shareholder vote to approve an initial Business Combination and (ii) May 9, 2025. The Third Extension Loan Contributions will be deposited into the Company’s trust account. Loans under the Third Extension Loan can be settled in whole warrants to purchase Class A Ordinary Shares of the Company at a conversion price equal to $1.00 per warrant. The Third Extension Loan will not bear any interest and will be repayable by the Company upon the earlier of the date by which the Company must complete an initial Business Combination and the consummation of the Company’s initial Business Combination. The maturity date of the Third Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined therein). Any outstanding principal under the Third Extension Loan may be prepaid at any time by the Company, at its election and without penalty. On August 13, 2024, September 9, 2024, October 8, 2024 and November 8, 2024 the Sponsor and Orion GP made aggregate contributions of approximately $142,591, $142,591, $142,591 and $142,591, respectively, to the Trust Account under the Third Extension Loan.

General and Administrative Services Agreement

Commencing on the date the Units are first listed on the NYSE, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three and nine months ended September 30, 2024 and 2023, the Company recorded $30,000 and $90,000 of administrative fees, respectively. As of September 30, 2024 and December 31, 2023, $347,500 and $257,500, respectively, was outstanding and is included in accounts payable and accrued expenses on the accompanying balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loan”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loan.

On May 18, 2022, the Company entered into a Working Capital Loan with the Sponsor in an aggregate principal amount of up to $1,500,000. On May 20, 2022, the Sponsor advanced $300,000 to the Company under the Working Capital Loans. On February 21, 2023, the Company drew down additional $250,000 on the Working Capital Loans. On September 29, 2023, the Company drew down additional $200,000 on the Working Capital Loan. On November 30, 2023, and December 28, 2023, the company drew down additional $200,000, and $550,000, respectively. As of September 30, 2024 and December 31, 2023, there was $1,500,000 and $1,500,000 outstanding under the Working Capital Loan, respectively, and is included in convertible promissory notes – related parties on the accompanying balance sheets.

On December 28, 2023, the Company entered into a Promissory Note (the “December 2023 Working Capital Loan”) with the Sponsor. Pursuant to the December 2023 Working Capital Loan, the Sponsor has agreed to loan to the Company up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination pursuant to its amended Charter (as amended from time to time) and the consummation of the Company’s initial Business Combination. On December 28, 2023, January 25, 2024 and May 9, 2024, the Company borrowed $600,000, $800,000 and $100,000 under the December 2023 Working Capital Loan, respectively. As of September 30, 2024 and December 31, 2023, there was $1,500,000 and $600,000 outstanding under the December 2023 Working Capital Loan, respectively, and is included in convertible promissory notes – related parties on the accompanying balance sheets.

On May 30, 2024, the Company entered into a Promissory Note (the “May 2024 Working Capital Loan”) with the Sponsor. Pursuant to the May 2024 Working Capital Loan, the Sponsor has agreed to loan to the Company up to $1,000,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination pursuant to its amended Charter (as amended from time to time) and the consummation of the Company’s initial Business Combination. On May 30, 2024, June 25, 2024 and July 31, 2024, the Company borrowed $250,000, $500,000 and $250,000 under the May 2024 Working Capital Loan, respectively. As of September 30, 2024 and December 31, 2023, there was $1,000,000 and $0 outstanding under the May 2024 Working Capital Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

On August 23, 2024, the Company entered into a Promissory Note (the “August 2024 Working Capital Loan”) with the Sponsor. Pursuant to the August 2024 Working Capital Loan, the Sponsor has agreed to loan to the Company up to $1,500,000 to be used for working capital purposes. The loans will not bear any interest, and will be repayable by the Company to the Sponsor upon the earlier of the date by which the Company must complete an initial Business Combination pursuant to its amended Charter (as amended from time to time) and the consummation of the Company’s initial Business Combination. On September 27, 2024, the Company borrowed $750,000 under the August 2024 Working Capital Loan, respectively. As of September 30, 2024 and December 31, 2023, there was $750,000 and $0 outstanding under the August 2024 Working Capital Loan, respectively, and is included in convertible promissory notes - related parties on the accompanying balance sheets.

NOTE 6.	COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans and Convertible Promissory Notes (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and Convertible Promissory Notes and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 4,125,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriter was entitled to a cash underwriting discount of $0.20 per Unit, or $6,000,000 which was paid upon the closing of the Initial Public Offering. In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $10,500,000. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. During the three months ended March 31, 2024, the Company obtained a waiver of the deferred commission from the underwriter. As a result, the Company recorded a reduction of $10,500,000 of deferred underwriting fees payable and a gain on the waiver of deferred underwriting commission payable in the period ending March 31, 2024.

On November 9, 2021, the underwriter purchased an additional 2,500,000 Option Units pursuant to the partial exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $25,000,000. Upon expiration of the option in December 2021, 1,625,000 Class A shares eligible for purchase on the over-allotment option expired and the Sponsor forfeited 406,250 Founder Shares pursuant to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement on November 4, 2021, (a “Forward Purchase Agreement”) with an affiliate of the Sponsor, Orion Mine Finance Fund III LP (“Orion Mine Finance”), which, subject to the approval of Orion Mine Finance’s investment committee as well as customary closing conditions, will provide for the purchase of up to 5,000,000 units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-half of one redeemable warrant (the “forward purchase warrants”) to purchase one Class A ordinary share, at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement to occur in connection with the closing of a Business Combination.

The forward purchase warrants will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share and will have the same terms as the Private Placement Warrants so long as they are held by the affiliate of our sponsor or its permitted transferees, and the forward purchase shares will be identical to the Class A ordinary shares included in the Units which were sold in the Initial Public Offering, except the forward purchase shares will be subject to transfer restrictions and certain registration rights.

Orion Mine Finance’s commitment to purchase securities pursuant to the Forward Purchase Agreement is intended to provide the Company with a minimum funding level for a Business Combination. The proceeds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-transaction company.

The Company classifies the Forward Purchase Agreement as a liability upon execution of the agreement, in accordance with the guidance contained in ASC 815-40, at its fair value and will allocate a portion of the proceeds from the issuance of the Units equal to its fair value determined by the modified Black Scholes model. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. Upon issuance of the Forward Purchase Agreement, the Company recorded a derivative liability of $453,701. As of September 30, 2024 and December 31, 2023, the fair value of the Forward Purchase Agreement was $7,072,405 and $5,011,257, respectively, which is included in derivative liabilities on the balance sheets. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the Forward Purchase Agreement will be reclassified as of the date of the event that causes the reclassification. During the three and nine months ended September 30, 2024 and 2023, the Company recorded losses of $2,727,131 and $8,730,878 and $3,390,376 and $5,177,713, respectively, for the change in fair value which is included in change in fair value of derivative liabilities on the accompanying statements of operations.

Vendor Agreement

As of September 30, 2024 and December 31, 2023, the Company had accrued legal fees related to the Initial Public Offering and general corporate services of approximately $3,627,400 and $491,700, respectively. Approximately $378,300 of these fees will only become due and payable upon the consummation of a Business Combination. As of September 30, 2024, the outstanding balance of the legal fees is in accrued offering costs of approximately $378,300. As of September 30, 2024 and December 31, 2023, the Company had included the remaining unpaid legal fees accrued expenses of approximately $3,249,100 and $113,400, respectively, on the balance sheets.

As of September 30, 2024 and December 31, 2023, the Company also had accrued legal fees related to the Proposed Business Combination from special counsel of approximately $2,600,000 and $0, respectively. The payment of such fees is contingent on the successful closing of the Proposed Business Combination.

Business combination

On March 11, 2024, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings” and, together with Blyvoor Resources, the “Target Companies”, each a “Target Company”), RRAC NewCo, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Newco”), and RRAC Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of Newco (“Merger Sub”). Each of Newco and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, Newco also entered into an Exchange Agreement (the “Exchange Agreement”), by and among, Newco, Blyvoor Gold Proprietary Limited, a South African private limited liability company (“Blyvoor Gold”), Orion Mine Finance Fund II L.P., a Bermuda limited partnership (“Orion” and, together with Blyvoor Gold, the “Sellers”), and the Target Companies.

Pursuant to the terms, and subject to the conditions, set forth in the Business Combination Agreement, the parties thereto will enter into a business combination transaction (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), pursuant to which, among other things, (i) the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company, and (ii) Newco will acquire all of the outstanding equity interests of the Target Companies (the “Share Exchange”). Following the Merger and the Share Exchange, each of the Target Companies and Merger Sub will be a wholly owned subsidiary of Newco, and Newco will become a publicly traded company. At the closing of the Transactions (the “Closing”), Newco is expected to change its name to Aurous Resources, and its ordinary shares, par value $0.0001 (the “Newco Ordinary Shares”), are expected to be listed on the NASDAQ.

NOTE 7.	SHAREHOLDERS’ DEFICIT

Preference Shares – The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares – The Company is authorized to issue 500,000,000 of Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of September 30, 2024 and December 31, 2023, there were 7,129,288 and 24,570,033 shares of Class A ordinary shares issued and outstanding and classified in temporary equity on the balance sheets, respectively.

Class B Ordinary Shares – The Company is authorized to issue 50,000,000 of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of September 30, 2024 and December 31, 2023, there were 7,500,000 and 7,500,000 Class B ordinary shares issued and outstanding, respectively.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial Business Combination, we may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of Class A ordinary shares redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.

NOTE 8.	WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary share pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed. Notwithstanding the above, if the Class A ordinary share is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Share of Class A Ordinary Share Equals or Exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.10 per warrant provided that the holder will be able to exercise their warrants on cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganization, recapitalizations and the like) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding public warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 29,000,000 warrants issued in connection with the Initial Public Offering (including 15,000,000 Public Warrants and 14,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Private Placement Warrants do not meet the criteria for equity treatment under ASC 815-40 because the Private Warrants include a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the Private Placement Warrant and the holder of an instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. The Public Warrants do not meet the criteria for equity treatment under ASC 815-40 because the Public Warrants include a tender provision that would entitle all of the Public Warrant holders to cash while less than all of the shareholders are entitled to cash. Upon issuance of the derivative Warrants, the Company recorded a liability of $37,584,000 on the balance sheet.

NOTE 9.	FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following table presents information about the Company’s assets and liabilities that are measured at fair value at September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2024	December 31, 2023
Assets:
Cash held in the Trust Account	0	$82,128,874	$-
Marketable securities held in the Trust Account	1	-	270,667,736

Liabilities:
Convertible promissory notes – related parties	3	9,635,959	5,556,896

Warrant liability – Private Placement Warrants	2	4,900,000	1,680,000
Warrant liability – Public Warrants	1	5,250,000	1,800,000
Forward Purchase Agreement	3	7,072,405	5,011,527
Total Derivative liabilities		$26,858,364	$14,048,423

The Convertible promissory notes – related parties, the Public Warrants, the Private Placement Warrants and the Forward Purchase Agreement were accounted for as liabilities in accordance with ASC 815-40 and are presented within convertible notes and derivative liabilities on the balance sheets. The convertible notes are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of convertible notes - related parties in the statements of operations. The warrant liabilities and Forward Purchase Agreement are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liabilities in the statements of operations.

Upon initial issuance of each convertible note, the Company used a modified Black Scholes model to value the Convertible Note. As of September 30, 2024 and December 31, 2023, the Convertible Notes were classified as Level 3 on the Fair Value Hierarchy.

Upon initial issuance, the Public Warrants and the Private Placement Warrants used the Monte Carlo simulation model and the modified Black-Scholes model, respectively The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-half of one Public Warrant), (ii) the sale of Private Warrants, and (iii) the issuance of Class B ordinary shares, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption (temporary equity) and Class B ordinary shares (permanent equity) based on their relative fair values at the initial measurement date. As of September 30, 2024 and December 31, 2023, the Public and Private Warrants were valued using the publicly available price for the Warrant and are classified as Level 1 and Level 2, respectively, on the Fair Value Hierarchy.

The Forward Purchase Agreement was valued using a valuation method which considers the reconstructed unit price (the total fair value of ordinary shares and half the Private Warrant value) and multiple assumptions such as risk-free rate and time to Initial Business Combination. As of September 30, 2024 and December 31, 2023, the Forward Purchase Agreement was classified within Level 3 of the Fair Value Hierarchy at the measurement dates due to the use of unobservable inputs.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the nine months ended September 30, 2024 and 2023:

Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2022	$2,282,145
Issuance of convertible promissory note – related party	250,000
Proceeds in excess of fair value	(53,009)
Change in fair value of convertible promissory note – related party	1,168
Change in fair value of forward purchase agreement	732,512
Balance, March 31, 2023	$3,212,816
Issuance of convertible promissory note – related party	3,000,000
Proceeds in excess of fair value	(639,640)
Change in fair value of convertible promissory note – related party	25,624
Change in fair value of forward purchase agreement	935,925
Balance, June 30, 2023	$6,534,725
Issuance of convertible promissory note – related party	1,148,387
Proceeds in excess of fair value	(242,125)
Change in fair value of convertible promissory note – related party	(98,889)
Change in fair value of forward purchase agreement	1,624,276
Balance, September 30, 2023	$8,966,374

Fair Value Measurement Using Level 3 Inputs Total
Balance, December 31, 2023	$10,568,423
Issuance of convertible promissory note – related party	1,850,000
Proceeds in excess of fair value	(415,368)
Change in fair value of convertible promissory note – related party	6,858
Change in fair value of forward purchase agreement	822,136
Balance, March 31, 2024	$12,832,049
Issuance of convertible promissory note – related party	1,900,000
Proceeds in excess of fair value	(415,238)
Change in fair value of convertible promissory note – related party	32,660
Change in fair value of forward purchase agreement	640,211
Balance, June 30, 2024	$14,989,682
Issuance of convertible promissory note – related party	1,386,795
Proceeds in excess of fair value	(293,296)
Change in fair value of convertible promissory note – related party	26,652
Change in fair value of forward purchase agreement	598,531
Balance, September 30, 2024	$16,708,364

The key inputs into the discount model for the Convertible Promissory Notes were as follows:

	September 30, 2024	December 31, 2023
Volatility	204.78%	191.86 – 383.72%
Risk-free interest rate	4.617%	5.46%
Expected life of convertible promissory note	0.21 years	0.46 years
Dividend yield	0%	0%
Probability of business combination	80.0%	80.0%

The key inputs into the discount model for the Forward Purchase Agreement were as follows:

	September 30, 2024	December 31, 2023
Risk-free interest rate	4.59%	5.30%
Expected life of forward purchase agreement	0.21 years	0.46 years
Dividend yield	0%	0%
Probability of business combination	80.0%	80.0%

The following table provides a summary of the changes in the fair value of the Company’s financial instruments that are measured at fair value on a recurring basis:

	Convertible Promissory Note	Private Placement Warrants	Public Warrants	Forward Purchase Agreement	Total
Fair value at December 31, 2023	$5,556,896	$1,680,000	$1,800,000	$5,011,527	$14,048,423
Proceeds received from issuance of convertible note	1,850,000	-	-	-	1,850,000
Proceeds in excess of fair value	(415,368)	-	-	-	(415,368)
Change in fair value	6,858	1,680,000	1,800,000	822,136	4,308,994
Fair value at March 31, 2024	$6,998,386	$3,360,000	$3,600,000	$5,833,663	$19,792,049
Proceeds received from issuance of convertible note	1,900,000	-	-	-	1,900,000
Proceeds in excess of fair value	(415,238)	-	-	-	(415,238)
Change in fair value	32,660	512,400	549,000	640,211	1,734,271
Fair value at June 30, 2024	$8,515,808	$3,872,400	$4,149,000	$6,473,874	$23,011,082
Proceeds received from issuance of convertible note	1,386,795	-	-	-	1,386,795
Proceeds in excess of fair value	(293,296)	-	-	-	(293,296)
Change in fair value	26,652	1,027,600	1,101,000	598,531	2,753,783
Fair value at September 30, 2024	$9,635,959	$4,900,000	$5,250,000	$7,072,405	$26,858,364

NOTE 10.	SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were issued. Based upon this review, other than those disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Business Combination Agreement

On October 17, 2024, Aurous Gold, Gauta Tailings, Rigel, Aurous Resources, and Merger Sub entered into an amendment to the Business Combination Agreement as dated October 17, 2024.

Promissory Notes

On October 8, 2024 and November 8, 2024, the Sponsor made a contribution of $142,591 and $142,591, respectively, to the Trust Account under the Third Extension Loan.

On December 2, 2024, the Company borrowed an additional $250,000 under the August 2024 Working Capital Loan.

NYSE De-listing

As of November 5, 2024, our Units, Public Shares and Public Warrants have been suspended from the NYSE because we failed to consummate a business combination within 36 months of its initial public offering, which could have a material adverse effect on the market prices and liquidity of our securities.

Section 102.06(e) of the NYSE Listed Company Manual requires that any acquisition company, such as the Company, must within 36 months of the effectiveness of its initial public offering registration statement, or such shorter period that the company specifies in its constitutive documents, complete one or more business combinations. The date that is 36 months following the effectiveness of our registration statement was November 4, 2024.

On November 4, 2024, the Company received a notice from the NYSE stating that the staff of NYSE Regulation has determined to delist the listing of our securities pursuant to Sections 102.06e and 802.01B of the NYSE’s Listed Company Manual because we failed to consummate a business combination within 36 months of its initial public offering. As a result of the determination, trading of our Units, Public Shares and Public Warrants on the NYSE were suspended beginning on November 5, 2024 and the NYSE will apply to delist the securities upon completion of all applicable procedures. There is no guarantee that an active over-the-counter trading market for our securities will develop or that if such a market does develop, that it will continue to be active in the future, which could have a material adverse effect on the market prices and liquidity of our securities.

Blyvoor Gold Operations Proprietary Limited,
also referred to as Gauta Tailings,

(Registration number 2015/252759/07)

Financial Statements

for the years ended 29 February 2024 and 28 February 2023

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Contents

The reports and statements set out below comprise the financial statements presented to the shareholder:

The financial statements were approved and authorized by the Board of Directors on 24 July 2024. The financial statements were issued on 24 July 2024.

Tel: +27 011 488 1700 Fax: +27 010 060 7000 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196

Private Bag X60500 Houghton, 2041 South Africa

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Blyvoor Gold Operations Proprietary Limited (also referred to as Gauta Tailings)

Johannesburg, South Africa

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Blyvoor Gold Operations Proprietary Limited (also referred to as Gauta Tailings) (the “Company”) as of February 29, 2024 and February 28 2023, the related statements of profit or loss and other comprehensive income or loss, statements of changes in equity, and statements of cash flows for each of the years then ended, and the related notes collectively referred to as the “financial statements”. In our opinion, the financial statements present fairly in all material respects, the financial position of the Company at February 29, 2024 and February 28 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BDO South Africa Incorporated
Registration number: 1995/002310/21
Practice number: 905526
VAT number: 4910148685

Chief Executive Officer: LD Mokoena

A full list of all company directors is available on www.bdo.co.za

The company’s principal place of business is at The Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg where a list of directors’ names is available for inspection. BDO South Africa Incorporated, a South African personal liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

We have served as the Company’s auditor since 2023.

/s/ BDO South Africa Inc.

BDO South Africa Incorporated

Johannesburg, South Africa

July 24, 2024

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Statement of Financial Position as of 29 February 2024 and 28 February 2023

Figures in Rand	Notes	2024	2023

Assets

Non-Current Assets
Mineral resources	3	154,445,000	154,445,000

Current Assets
Loan to group company	4	1,294,756	1,294,756
Trade and other receivables	5	104,970	104,809
Cash and cash equivalents	6	815	52
		1,400,541	1,399,617
Total Assets		155,845,541	155,844,617

Equity and Liabilities

Equity
Stated capital	7	-	-
Revaluation reserves		107,784,000	107,784,000
Retained income		1,136,496	1,482,456
		108,920,496	109,266,456
Liabilities

Non-Current Liabilities
Deferred tax	8	40,419,000	40,419,000

Current Liabilities
Loan from group company	9	440,140	426,238
Borrowings	10	5,700,500	5,700,500
Trade and other payables	11	332,982	-
Current tax payable		32,423	32,423
		6,506,045	6,159,161
Total Liabilities		46,925,045	46,578,161
Total Equity and Liabilities		155,845,541	155,844,617

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Statement of Profit or Loss and Other Comprehensive Income or Loss

Figures in Rand	Note	2024	2023

Operating expenses		(345,960)	(26,639)
Loss before taxation		(345,960)	(26,639)
Income tax expense	13	-	1,497,000
Profit (loss) for the year		(345,960)	1,470,361
Other comprehensive income		-	-
Total comprehensive income (loss) for the year		(345,960)	1,470,361

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Statement of Changes in Equity

Figures in Rand	Stated capital	Revaluation reserve	Accumulated loss	Total equity

Balance at 01 March 2022	-	107,784,000	12,095	107,796,095
Profit for the year	-	-	1,470,361	1,470,361
Other comprehensive income	-	-	-	-
Total comprehensive income for the year	-	-	1,470,361	1,470,361
Balance at 28 February 2023	-	107,784,000	1,482,456	109,266,456
Loss for the year	-	-	(345,960)	(345,960)
Other comprehensive income	-	-	-	-
Total comprehensive loss for the year	-	-	(345,960)	(345,960)
Balance at 29 February 2024	-	107,784,000	1,136,496	108,920,496

Note	7

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Statement of Cash Flows

Figures in Rand	Notes	2024	2023

Cash flows from operating activities
Cash used in operations	14	(13,139)	(26,639)

Cash flows from investing activities
Loan to group company repaid		-	1,000
Net cash from investing activities		-	1,000

Cash flows from financing activities
Proceeds from loan from group company	16	13,902	25,502
Net cash from financing activities		13,902	25,502

Total cash movement for the year		763	(137)
Cash at the beginning of the year		52	189
Total cash at end of the year	6	815	52

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.	Material accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

1.1	Basis of preparation

The financial statements have been prepared on the going concern basis in accordance with, and in compliance with, IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), which have been consistently applied for all periods presented unless otherwise stated, and IFRS Interpretations as issued by the IFRS Interpretations Committee (“IFRIC’).

The financial statements have been prepared on the historic cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. They are presented in Rands, which is the company’s functional currency.

These accounting policies are consistent with the previous period.

1.2	Significant judgements and sources of estimation uncertainty

The preparation of financial statements in conformity with IFRS requires management, from time to time, to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. These estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Critical judgements in applying accounting policies

Management did not make critical judgements in the application of accounting policies, apart from those involving estimations, which would significantly affect the financial statements.

Key sources of estimation uncertainty

Fair value estimation

Mineral resources are measured at fair value and disclosure is made of their fair values.

Observable market data is used as inputs to the extent that it is available. Qualified external valuers are consulted for the determination of appropriate valuation techniques and inputs.

Assumptions made about the future, and other major sources of estimation uncertainty at the end of the reporting period, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, include assumptions about commodity prices, exchange rates, interest rates, and the feasibility of mineral resources and reserves. Further detail about the extent and nature of these assumptions are disclosed in the individual notes addressing each specific asset and liability.

1.3	Mineral resources

Mineral resources are initially recognised at cost. Transaction costs are included in the initial measurement.

Costs include costs incurred initially and costs incurred subsequently to add to, or to replace a part of, or service a property. If a replacement part is recognised in the carrying amount of the mineral resources, the carrying amount of the replaced part is derecognised.

Mineral resources are subsequently stated at revalued amount, being the fair value at the date of revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting period.

Any increase in an asset’s carrying amount, as a result of a revaluation, is recognised in other comprehensive income and accumulated in the revaluation reserve in equity. The increase is recognised in profit or loss to the extent that it reverses a revaluation decrease of the same asset previously recognised in profit or loss.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.3	Mineral resources (continued)

Item	Useful life
Tailings dams	40 years

1.4	Financial instruments

The specific accounting policies for the classification, recognition and measurement of each type of financial instrument held by the company are presented below:

Loans receivable at amortised cost

Classification

Loans to group companies (note 4) are classified as financial assets subsequently measured at amortised cost.

They have been classified in this manner because the contractual terms of these loans give rise, on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding, and the company’s business model is to collect the contractual cash flows on these loans.

Recognition and measurement

Loans receivable are recognised when the company becomes a party to the contractual provisions of the loan. The loans are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost.

The amortised cost is the amount recognised on the loan initially, minus principal repayments, plus cumulative amortisation (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.

Application of the effective interest method

The application of the effective interest method to calculate interest income on a loan receivable is dependent on the credit risk of the loan as follows:

●	The effective interest rate is applied to the gross carrying amount of the loan, provided the loan is not credit impaired. The gross carrying amount is the amortised cost before adjusting for a loss allowance.

Impairment

The company recognises a loss allowance for expected credit losses on all loans receivable measured at amortised cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective loans.

The company measures the loss allowance at an amount equal to lifetime expected credit losses (lifetime ECL) when there has been a significant increase in credit risk since initial recognition. If the credit risk on a loan has not increased significantly since initial recognition, then the loss allowance for that loan is measured at 12 month expected credit losses (12 month ECL).

Lifetime ECL represents the expected credit losses that will result from all possible default events over the expected life of a loan. In contrast, 12 month ECL represents the portion of lifetime ECL that is expected to result from default events on a loan that are possible within 12 months after the reporting date.

In order to assess whether to apply lifetime ECL or 12 month ECL, in other words, whether or not there has been a significant increase in credit risk since initial recognition, the company considers whether there has been a significant increase in the risk of a default occurring since initial recognition rather than at evidence of a loan being credit impaired at the reporting date or of an actual default occurring.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.4	Financial instruments (continued)

Significant increase in credit risk

In assessing whether the credit risk on a loan has increased significantly since initial recognition, the company compares the risk of a default occurring on the loan as at the reporting date with the risk of a default occurring as at the date of initial recognition.

The company considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort. Forward-looking information considered includes the future prospects of the industries in which the counterparties operate, obtained from economic expert reports, financial analysts, governmental bodies, relevant think-tanks and other similar organisations, as well as consideration of various external sources of actual and forecast economic information.

By contrast, if a loan is assessed to have a low credit risk at the reporting date, then it is assumed that the credit risk on the loan has not increased significantly since initial recognition.

The company regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increases in credit risk before the amount becomes past due.

Definition of default

For purposes of internal credit risk management purposes, the company consider that a default event has occurred if there is either a breach of financial covenants by the counterparty, or if internal or external information indicates that the counterparty is unlikely to pay its creditors in full (without taking collateral into account).

Write off policy

The company writes off a loan when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Loans written off may still be subject to enforcement activities under the company recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognised in profit or loss.

Measurement and recognition of expected credit losses

The measurement of expected credit losses is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default.

The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information as described above. The exposure at default is the gross carrying amount of the loan at the reporting date.

Lifetime ECL is measured on a collective basis in cases where evidence of significant increases in credit risk are not yet available at the individual instrument level. Loans are then grouped in such a manner that they share similar credit risk characteristics, such as nature of the loan, external credit ratings (if available), industry of counterparty, etc.

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

If the company has measured the loss allowance for a financial instrument at an amount equal to lifetime ECL in the previous reporting period, but determines at the current reporting date that the conditions for lifetime ECL are no longer met, the company measures the loss allowance at an amount equal to 12 month ECL at the current reporting date, and visa versa.

An impairment gain or loss is recognised for all loans in profit or loss with a corresponding adjustment to their carrying amount through a loss allowance account. The impairment loss is included in operating expenses in profit or loss as a movement in credit loss allowance (note 12).

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.4	Financial instruments (continued)

Trade and other receivables

Classification

Trade and other receivables, excluding, when applicable, VAT and prepayments, are classified as financial assets subsequently measured at amortised cost (note 5).

They have been classified in this manner because their contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding, and the company’s business model is to collect the contractual cash flows on trade and other receivables.

Recognition and measurement

Trade and other receivables are recognised when the company becomes a party to the contractual provisions of the receivables. They are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost.

The amortised cost is the amount recognised on the receivable initially, minus principal repayments, plus cumulative amortisation (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.

Application of the effective interest method

The application of the effective interest method to calculate interest income on trade receivables is dependent on the credit risk of the receivable as follows:

●	The effective interest rate is applied to the gross carrying amount of the receivable, provided the receivable is not credit impaired. The gross carrying amount is the amortised cost before adjusting for a loss allowance.

Impairment

The company recognises a loss allowance for expected credit losses on trade receivables, excluding funds held in trust, VAT and prepayments. The amount of expected credit losses is updated at each reporting date.

The company measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (lifetime ECL), which represents the expected credit losses that will result from all possible default events over the expected life of the receivable.

Measurement and recognition of expected credit losses

The company makes use of a provision matrix as a practical expedient to the determination of expected credit losses on trade receivables. The provision matrix is based on historic credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current and forecast direction of conditions at the reporting date, including the time value of money, where appropriate.

The customer base is widespread and does not show significantly different loss patterns for different customer segments. The loss allowance is calculated on a collective basis for all trade and other receivables in totality. Details of the provision matrix is presented in note 5.

An impairment gain or loss is recognised in profit or loss with a corresponding adjustment to the carrying amount of trade and other receivables, through use of a loss allowance account. The impairment loss is included in operating expenses in profit or loss as a movement in credit loss allowance (note 12).

Write off policy

The company writes off a receivable when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Receivables written off may still be subject to enforcement activities under the company recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognised in profit or loss.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.4	Financial instruments (continued)

Borrowings and loans from related parties

Classification

Loan from group company (note 9) and borrowings (note 10) are classified as financial liabilities subsequently measured at amortised cost.

Recognition and measurement

Borrowings and loans from related parties are recognised when the company becomes a party to the contractual provisions of the loan. The loans are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Trade and other payables

Classification

Trade and other payables (note 11), excluding VAT and amounts received in advance, are classified as financial liabilities subsequently measured at amortised cost.

Recognition and measurement

They are recognised when the company becomes a party to the contractual provisions, and are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost using the effective interest method.

Cash and cash equivalents

Cash and cash equivalents are stated at carrying amount which is deemed to be fair value.

Derecognition

Financial assets

The company derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the company recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the company retains substantially all the risks and rewards of ownership of a transferred financial asset, the company continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities

The company derecognises financial liabilities when, and only when, the company obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.5	Tax

Current tax assets and liabilities

Current tax for current and prior periods is, to the extent unpaid, recognised as a liability. If the amount already paid in respect of current and prior periods exceeds the amount due for those periods, the excess is recognised as an asset.

Current tax liabilities (assets) for the current and prior periods are measured at the amount expected to be paid to (recovered from) the tax authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities

A deferred tax liability is recognised for all taxable temporary differences, except to the extent that the deferred tax liability arises from the initial recognition of an asset or liability in a transaction which at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).

A deferred tax asset is recognised for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised. A deferred tax asset is not recognised when it arises from the initial recognition of an asset or liability in a transaction at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).

A deferred tax asset is recognised for the carry forward of unused tax losses to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Tax expenses

Current and deferred taxes are recognised as income or an expense and included in profit or loss for the period, except to the extent that the tax arises from:

●	a transaction or event which is recognised, in the same or a different period, to other comprehensive income, or

●	a business combination.

Current tax and deferred taxes are charged or credited to other comprehensive income if the tax relates to items that are credited or charged, in the same or a different period, to other comprehensive income.

Current tax and deferred taxes are charged or credited directly to equity if the tax relates to items that are credited or charged, in the same or a different period, directly in equity.

1.6	Impairment of assets

The company assesses at each end of the reporting period whether there is any indication that an asset may be impaired. If any such indication exists, the company estimates the recoverable amount of the asset.

If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.

The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value in use.

If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss.

An impairment loss of assets carried at cost less any accumulated depreciation or amortisation is recognised immediately in profit or loss. Any impairment loss of a revalued asset is treated as a revaluation decrease.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

1.6	Impairment of assets (continued)

An entity assesses at each reporting date whether there is any indication that an impairment loss recognised in prior periods for assets may no longer exist or may have decreased. If any such indication exists, the recoverable amounts of those assets are estimated.

The increased carrying amount of an asset attributable to a reversal of an impairment loss does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior periods.

A reversal of an impairment loss of assets carried at cost less accumulated depreciation or amortisation is recognised immediately in profit or loss. Any reversal of an impairment loss of a revalued asset is treated as a revaluation increase.

1.7	Share capital and equity

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Ordinary shares are classified as equity.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

2.	New Standards and Interpretations

2.1	Standards and interpretations effective and adopted in the current year

In the current year, the company has adopted the following standards and interpretations that are effective for the current financial year and that are relevant to its operations:

International tax reform - Pillar two model rules - amendments to IAS 12

The amendments incorporate into IAS 12, taxes arising from tax law enacted or substantively enacted to implement the Pillar Two model rules published by the Organisation for Economic Co-operation and Development. As an exception, deferred tax assets and liabilities shall not be recognised, nor information about them disclosed related to Pillar Two income taxes. Disclosures about applying this exception to deferred tax are required. Any current tax income or expense related to Pillar Two income taxes is required to be disclosed separately. In addition, where the legislation is enacted or substantively enacted, but not yet in effect, management are required to disclose known or reasonably estimable information of the entity’s exposure to Pillar Two taxes arising from that legislation.

The effective date of the amendment is for years beginning on or after 01 January 2024.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Deferred tax related to assets and liabilities arising from a single transaction - Amendments to IAS 12

The amendment adds an additional requirement for transactions which will not give rise to the recognition of a deferred tax asset or liability on initial recognition. Previously, deferred tax would not be recognised on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting profit or loss. The additional requirement provides that the transaction, at the time of the transaction must not give rise to equal taxable and deductible temporary differences.

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Disclosure of accounting policies: Amendments to IAS 1 and IFRS Practice Statement 2

IAS 1 was amended to require that only material accounting policy information shall be disclosed in the financial statements. The amendment will not result in changes to measurement or recognition of financial statement items, but management will undergo a review of accounting policies to ensure that only material accounting policy information is disclosed.

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Definition of accounting estimates: Amendments to IAS 8

The definition of accounting estimates was amended so that accounting estimates are now defined as “monetary amounts in financial statements that are subject to measurement uncertainty.”

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

2.	New Standards and Interpretations (continued)

2.2	Standards and interpretations not yet effective

The company has chosen not to early adopt the following standards and interpretations, which have been published and are mandatory for the company’s accounting periods beginning on or after 01 March 2024 or later periods:

Standard/ Interpretation:		Effective date: Years beginning on or after	Expected impact:
●	Lease liability in a sale and leaseback - Amendment to IFRS 16	01 January 2024	Unlikely there will be a material impact
●	Classification of Liabilities as Current or Non-Current - Amendment to IAS 1	01 January 2024	Unlikely there will be a material impact
●	Non-current Liabilities with Covenants - Amendments to IAS 1	01 January 2024	Unlikely there will be a material impact
●	Supplier Finance Arrangements - Amendments to IAS 7 and IFRS 7	01 January 2024	Unlikely there will be a material impact

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

3.	Mineral resources

	2024			2023
	Cost / Valuation	Accumulated depreciation	Carrying value	Cost / Valuation	Accumulated depreciation	Carrying value
Tailings dams	154,445,000	-	154,445,000	154,445,000	-	154,445,000

Reconciliation of mineral resources - 2024

	Opening balance	Total
Tailings dams	154,445,000	154,445,000

Reconciliation of mineral resources - 2023

	Opening balance	Total
Tailings dams	154,445,000	154,445,000

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

3.	Mineral resources (continued)

Details of assets

Tailings dams

Tailings Dams 1, 6 and 7 situated on the Blyvooruitzicht Immovable Properties as noted below:

Tailings Dam 1
Situated on the Remaining Extent of Portion 15 of the Farm Blyvooruitzicht No. 116, Registration Division I.Q., Province of Gauteng measuring 127.9740 hectares, held by Deed of Transfer Number T5039/1951 with a usufruct over a portion of Remaining Extent 15 measuring 7.7412 hectares.

Situated on Portion 26 of the Farm Blyvooruitzicht No. 116, Registration Division I.Q., Province of Gauteng measuring 51.4629 hectares, held by Deed of Transfer Number T5834/1943, with a usufruct over a portion of Portion 26 measuring 30.3146 hectares.

Tailings Dam 6
Situated on an undivided 0.976191 share of the Remaining Extent of Portion 1 of the Farm Blyvooruitzicht No. 116, Registration Division I.Q., Province of Gauteng measuring 500.4945 hectares, held by Deed of Transfer Numbers T14831/1986, T14833/1986, T31306/1985 and T39040/1985 with a usufruct over a portion of Remaining Extent of Portion 1 measuring 157.9741 hectares.

Tailings Dam 7
Situated on Remaining Extent of Portion 70 of the Farm Blyvooruitzicht No. 116, Registration Division I.Q., Province of Gauteng measuring 487.2125 hectares, held by Deed of Consolidated Title Number T11479/1966 with a usufruct over a portion of Remaining Extent of Portion 70 measuring 51.6038 hectares.

Situated on Portion 66 of the Farm Blyvooruitzicht No. 116, Registration Division I.Q., Province of Gauteng measuring 385.4701 hectares, held by Deed of Transfer Number T11810/1961 with a usufruct over a portion of Portion 66 measuring 149.0168 hectares.

Tailings Dams 1, 2 and 3 situated on the Doornfontein Immovable Properties as noted below:

Tailings Dam 1
Situated on Portion 26 (a portion of Portion 24) of the Farm Varkenslaagte No. 119, Registration Division I.Q., Province of Gauteng measuring 99.3372 hectares, held by Deed of Transfer Number T119563/1998 and with a usufruct measuring 99.3372 hectares.

Tailings Dam 2
Situated on Portion 27 (a portion of Portion 24) of the Farm Varkenslaagte No. 119, Registration Division I.Q., Province of Gauteng measuring 89.9359 hectares, held by Deed of Transfer Number T119563/1998 with a usufruct measuring 89.9359 hectares.

Tailings Dam 3
Situated on Portion 28 (a portion of Portion 24) of the Farm Varkenslaagte No. 119, Registration Division I.Q., Province of Gauteng measuring 122.4361 hectares, held by Deed of Transfer Number T119563/1998 with a usufruct measuring 122.4631 hectares.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

3.	Mineral resources (continued)

- Purchase price: 03 December 2015	4,000,000	4,000,000
- Revaluations: 2018	149,700,000	149,700,000
- Additions: 2019	400,000	400,000
- Additions: 2020	345,000	345,000
	154,445,000	154,445,000

Details of valuation

The company’s tailings dams are stated at revalued amounts, being the fair value at the date of revaluation, less any subsequent accumulated depreciation and accumulated impairment losses. Revaluations are performed every 3 years and in intervening years if the carrying amount of the tailings dams differs materially from their market value.

For the 2024 and 2023 financial year, management considered the following information in conducting its fair value assessment of the mineral resources:

●	The updated “S-K 1300 Technical Report Summary on the Blyvoor Tailings Retreatment Project”, which has an effective date of 28 February 2023, as prepared by Minxcon Proprietary Limited (“Minxcon”), an independent valuator with appropriate qualifications and experience in the valuation of mining assets and tailings dams. This report was signed off by U Engelmann (BSc (Zoo. & Bot.), BSc Hons (Geol.), Pr.Sci.Nat., FGSSA) and D van Heerden (B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA), neither being connected to the company and both having relevant experience.

●	Although the gold price moved to generally higher levels during 2024 financial year than in 2023 financial year, the company was at least two years’ away from being in a position to benefit from current positive market conditions

●	The project was not progressed any further during the current financial year, in that management had not yet commissioned a bankable feasibility study and had not yet set out to secure financing for the project.

●	For financial statement purposes, applying the income approach, i.e. a discounted cash flow valuation, was considered premature given the development stage of the project. The market approach, i.e. applying a comparative R/oz valuation, was deemed to be the most appropriate valuation methodology.

The market approach was applied using the following significant inputs:

●	The project has total measured, indicated and inferred resources of 1.34 million ounces, which were previously valued at an average of R115.26 per resource ounce.

●	Management further considered the business combination agreement that the company entered into in March 2024, in terms of which it was offered, and agreed to sell the company for, a consideration of USD12 million, consisting of USD6 million in equity and USD6 million in debt.

●	This transaction gave rise to the following third party, arms’ length, willing-buyer willing-seller valuation:

●	Enterprise value of USD12 million or R230.59 million, when converted at a year-end R/USD exchange rate of 19.2155; and

●	Private company liquidity / marketability discount of 33%, based on reasonable financial market-accepted parameters; resulting in

●	A fair value of R154.49 million for the asset, which represents a negligible difference to its existing valuation.

Management therefore considered the estimated fair value of the Mineral Resource of R 154,445,000 as of 29 February 2024 (2023: R 154,445,000) to still be the appropriate carrying value for the resource for financial statement purposes.

The carrying value of the revalued assets under the cost model would have been R 4,745,000 (2023: R 4,745,000).

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

4.	Loan to group company

Holding company

Blyvoor Gold Proprietary Limited	-	1,294,756

Fellow subsidiary

Blyvoor Gold Resources Proprietary Limited	1,294,756	-

The loans are unsecured and not subject to interest during the year under review. There are no fixed terms for the repayment thereof. The carrying values of the loans represent their approximate fair values.

Split between non-current and current portions

Current assets	1,294,756	1,294,756

Exposure to credit risk

Loans receivable inherently expose the company to credit risk, being the risk that the company will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the company has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Credit rating framework

For purposes of determining the credit loss allowances, management determine the credit rating grades of each loan at the end of the reporting period. These ratings are determined either externally through ratings agencies or internally where external ratings are not available.

The table below sets out the internal credit rating framework which is applied by management for loans for which external ratings are not available. The abbreviation “ECL” is used to depict “expected credit losses.”

Internal credit grade	Description	Basis for recognising expected credit losses
Performing	Low risk of default and no amounts are past due	12m ECL

Doubtful	There has been a significant increase in credit risk since initial recognition	Lifetime ECL (not credit impaired)

In default	There is evidence that the asset is credit impaired	Lifetime ECL (credit impaired)

Write-off	There is evidence indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery	Amount is written off

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

4.	Loan to group company (continued)

Credit loss allowances

The following table sets out the carrying amount, loss allowance and measurement basis of expected credit losses for group loan receivable by credit rating grade:

2024

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loan to fellow subsidiary
Blyvoor Gold Resources Proprietary Limited		N/A	Performing	12m ECL	1,294,756	-	1,294,756

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the company. The company made no provision for credit losses as the credit losses were assessed to be immaterial. No expected credit loss was raised as the borrower is the subject of a corporate transaction that will inject significant liquidity into the Blyvoor Gold group, thereby diminishing the credit risk of the borrower.

Reconciliation of loss allowances

There has been no movement in the loss allowance for group loan receivable.

2023

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loan to holding company
Blyvoor Gold Proprietary Limited	N/A	N/A	Performing	12m ECL	1,294,756	-	1,294,756

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the company. The company made no provision for credit losses as the credit losses were assessed to be immaterial.

Reconciliation of loss allowances

There has been no movement in the loss allowance for group loan receivable.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

5.	Trade and other receivables

Funds held in Trust	104,371	104,371

Non-financial instruments:
VAT	599	438
Total trade and other receivables	104,970	104,809

Categorisation of trade and other receivables

Trade and other receivables are categorised as follows in accordance with IFRS 9: Financial Instruments:

At amortised cost	104,371	104,371
Non-financial instruments	599	438
	104,970	104,809

The balance of this trade receivable is considered immaterial and therefore no ECL disclosures have been provided.

6.	Cash and cash equivalents

Cash and cash equivalents consist of:

Bank balances	815	52

7.	Stated capital

Authorised

1,000 Ordinary no par value shares

Issued

100 Ordinary no par value shares	-	-

8.	Deferred tax

Deferred tax liability

Revaluation of tailings dams	(40,419,000)	(40,419,000)

Deferred tax liability	(40,419,000)	(40,419,000)

Reconciliation of deferred tax liability

At the beginning of the year	(40,419,000)	(41,916,000)
Change in tax rate 27% (2022,28%)	-	1,497,000
	(40,419,000)	(40,419,000)

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

9.	Loan from group company

Fellow subsidiary

Blyvoor Gold Capital Proprietary Limited	440,140	426,238
The loan is unsecured and was not subject to interest during the year under review. There are no fixed terms for the repayment thereof. The carrying value of the loan represents its approximate fair value.

Split between non-current and current portions

Current liabilities	440,140	426,238

10.	Borrowings

Held at amortised cost

Benoryn Investment Holdings Proprietary Limited	5,700,500	5,700,500
The loan bears interest at the prime lending rate at the discretion of the lender and is payable on demand. The loan and interest thereon shall be repaid in full by the company within 60 calendar days of the receipt of a written request from the lender. The assets acquired through this loan are held as security for the loan. The carrying value of the loan represents its approximate fair value.

Split between non-current and current portions

Current liabilities	5,700,500	5,700,500

11.	Trade and other payables

Financial instruments:

Trade payables	332,982	-

12.	Operating loss

Operating loss for the year is stated after charging the following, amongst others:

Remuneration, other than to employees

Accounting fees	344,885	25,501

13.	Taxation

Major components of the tax expense

Deferred
Originating and reversing temporary differences	-	(1,497,000)

Reconciliation of the tax expense

Reconciliation between accounting loss and tax expense.

Accounting loss	(345,960)	(26,639)

Tax at the applicable tax rate of 27% (2023: 28%)	(93,409)	(7,459)

Tax effect of adjustments on taxable income
Tax losses carried forward	93,409	7,459
	-	-

No provision has been made for 2024 tax as the company has no taxable income.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

14.	Cash used in operations

Loss before taxation	(345,960)	(26,639)
Changes in working capital:
Trade and other receivables	(161)	-
Trade and other payables	332,982	-
	(13,139)	(26,639)

15.	Tax paid

Balance at beginning of the year	(32,423)	(32,423)
Current tax for the year recognised in profit or loss	-	-
Balance at end of the year	32,423	32,423
	-	-

16.	Changes in liabilities arising from financing activities

Reconciliation of liabilities arising from financing activities - 2024

	Opening balance	Cash flows	Closing balance
Borrowings	5,700,500	-	5,700,500
Loan from group company	426,238	13,902	440,140
Total liabilities from financing activities	6,126,738	13,902	6,140,640

Reconciliation of liabilities arising from financing activities - 2023

	Opening balance	Cash flows	Closing balance
Borrowings	5,700,500	-	5,700,500
Loan from group company	400,736	25,502	426,238
Total liabilities from financing activities	6,101,236	25,502	6,126,738

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

17.	Related parties

Relationships

Holding company	Blyvoor Gold Proprietary Limited
Entities under common control	Blyvoor Gold Resources Proprietary Limited
Blyvoor Gold Underground Operations Proprietary Limited
Blyvoor Gold Services Proprietary Limited
Blyvoor Gold Capital Proprietary Limited
K2021502337 Proprietary Limited
K2021502324 Proprietary Limited
K2021502302 Proprietary Limited

Members of key management	AG Smith
RL Floyd
LC Lamsley

Related party balances

Loan accounts - Owing (to) by related parties

Blyvoor Gold Proprietary Limited	-	1,294,756
Blyvoor Gold Capital Proprietary Limited	(440,140)	(426,238)
Benoryn Investment Holdings Proprietary Limited	(5,700,500)	(5,700,500)
Blyvoor Gold Resources Proprietary Limited	1,294,756	-

18.	Directors’ emoluments

Received from other group companies

2024

	Basic Remuneration	Total emoluments
AG Smith	2,096,410	2,096,410

2023

	Basic Remuneration	Total emoluments
AG Smith	2,589,825	2,589,825

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

19.	Financial instruments and risk management

Categories of financial instruments

The carrying amounts of the financial assets and liabilities all approximate their respective fair values.

Categories of financial assets

2024

	Notes	Amortised cost	Total
Loan to group company	4	1,294,756	1,294,756
Trade and other receivables	5	104,371	104,371
Cash and cash equivalents	6	815	815
		1,399,942	1,399,942

2023

	Notes	Amortised cost	Total
Loan to group company	4	1,294,756	1,294,756
Trade and other receivables	5	104,371	104,371
Cash and cash equivalents	6	52	52
		1,399,179	1,399,179

Categories of financial liabilities

2024

	Notes	Amortised cost	Total
Loan from group company	9	440,140	440,140
Borrowings	10	5,700,500	5,700,500
Trade and other payables	11	332,982	332,982
		6,473,622	6,473,622

2023

	Notes	Amortised cost	Total
Loan from group company	9	426,238	426,238
Borrowings	10	5,700,500	5,700,500
		6,126,738	6,126,738

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

19.	Financial instruments and risk management (continued)

Capital risk management

The company’s objective when managing capital (which includes share capital, borrowings and cash and cash equivalents) is to maintain a flexible capital structure that reduces the cost of capital to an acceptable level of risk and to safeguard the company’s ability to continue as a going concern while taking advantage of strategic opportunities in order to maximise stakeholder returns sustainably.

The company manages capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain the capital structure, the company may adjust the amount of dividends paid to the shareholder, return capital to the shareholder, repurchase shares currently issued, issue new shares, issue new debt, issue new debt to replace existing debt with different characteristics and/or sell assets to reduce debt.

The capital structure and gearing ratio of the company at the reporting date was as follows:

Loan from group company	440,140	426,238
Borrowings	5,700,500	5,700,500
Total borrowings	6,140,640	6,126,738

Cash and cash equivalents	(815)	(52)
Net borrowings	6,139,825	6,126,686

Equity	108,920,496	109,266,456

Gearing ratio	6%	6%

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

19.	Financial instruments and risk management (continued)

Financial risk management

Credit risk

Credit risk is the risk of financial loss to the company if a customer or counterparty to a financial instrument fails to meet its contractual obligations.

The company is exposed to credit risk on loans receivable, trade and other receivables and cash and cash equivalents.

Credit risk exposure arising on cash and cash equivalents is managed by the company through dealing with well-established financial institutions with high credit ratings.

Credit loss allowances for expected credit losses are recognised for all debt instruments, but excluding those measured at fair value through profit or loss. Credit loss allowances are also recognised for loan commitments and financial guarantee contracts.

In order to calculate credit loss allowances, management determine whether the loss allowances should be calculated on a 12 month or on a lifetime expected credit loss basis. This determination depends on whether there has been a significant increase in the credit risk since initial recognition. If there has been a significant increase in credit risk, then the loss allowance is calculated based on lifetime expected credit losses. If not, then the loss allowance is based on 12 month expected credit losses. This determination is made at the end of each financial period. Thus the basis of the loss allowance for a specific financial asset could change year on year.

Management apply the principle that if a financial asset’s credit risk is low at year end, then, by implication, the credit risk has not increased significantly since initial recognition. In all such cases, the loss allowance is based on 12 month expected credit losses. Credit risk is assessed as low if there is a low risk of default. When determining the risk of default, management consider information such as payment history to date, industry in which the customer is employed, period for which the customer has been employed, external credit references, etc. Credit risk is not assessed to be low simply because of the value of collateral associated with a financial instrument. If the instrument would not have a low credit risk in the absence of collateral, then the credit risk is not considered low when taking the collateral into account. Trade receivables which do not contain a significant financing component are the exceptions and are discussed below.

Where necessary, the assessment for a significant increase in credit risk is made on a collective basis. Management typically adopt this approach when information relevant to the determination of credit risk is not available on an individual instrument level. Often, the only information available on individual instruments which could indicate an increase in credit risk, is “past due” information. It is typical that more forward-looking information is generally more readily available on a collective basis. Therefore, making the determination on a collective basis, helps to ensure that credit loss allowances are determined on the basis of lifetime expected credit losses before they reach the point of being past due. Forward looking, macro-economic information is applied on a collective basis when it is readily available without undue cost or effort. When loss allowances are determined on a collective basis, management determines the loss allowances by grouping financial instruments on the basis of shared credit risk characteristics.

For trade receivables which do not contain a significant financing component, the loss allowance is determined as the lifetime expected credit losses of the instruments.

The maximum exposure to credit risk is presented in the table below:

	2024			2023
	Gross carrying amount	Credit loss allowance	Amortised cost / fair value	Gross carrying amount	Credit loss allowance	Amortised cost / fair value
Loan to group company	1,294,756	-	1,294,756	1,294,756	-	1,294,756
Trade and other receivables	104,371	-	104,371	104,371	-	104,371
Cash and cash equivalents	815	-	815	52	-	52
	1,399,942	-	1,399,942	1,399,179	-	1,399,179

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

19.	Financial instruments and risk management (continued)

Liquidity risk

The company is exposed to liquidity risk, which is the risk that the company will encounter difficulties in meeting its obligations as they become due.

The company’s current liabilities exceed its current assets, which may point to an inability to meet its short-term obligations. Nonetheless, the company manages its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. The financing requirements are met through a mixture of cash generated from operations and long and short term borrowings. Committed borrowing facilities are available for meeting liquidity requirements and deposits are held at central banking institutions.

The maturity profile of contractual cash flows of non-derivative financial liabilities are presented in the following table. The cash flows are undiscounted contractual amounts.

2024

	Less than 1 year	2 to 5 years	Total	Carrying amount
Current liabilities
Loan from group company	440,140	-	440,140	440,140
Borrowings	5,700,500	-	5,700,500	5,700,500
Trade and other payables	332,982	-	332,982	332,982
	6,473,622	-	6,473,622	6,473,622

2023

	Less than 1 year	2 to 5 years	Total	Carrying amount
Current liabilities
Loan from group company	426,238	-	426,238	426,238
Borrowings	5,700,500	-	5,700,500	5,700,500
	6,126,738	-	6,126,738	6,126,738

Interest rate risk

Interest rate risk represents the risk to the company relating to changes in market interest rates, which would primarily affect any debt financing that it may incur in the future with floating interest rates. The company continuously monitors any risk of an increase in interest rates and consider implementing the use of standard instruments to eliminate the risk (for example, interest rate swaps).

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

19.	Financial instruments and risk management (continued)

Foreign exchange risk

The company operates in South Africa and its reporting and functional currency is South African Rand (“R” or “ZAR”). Although its gold will be sold in US dollars (“USD”), the company is obliged to convert the sale in USD into ZAR. If it does not enter into hedges, the company will be exposed to fluctuations in the ZAR/USD exchange rate. Foreign exchange fluctuations affect the cash flow that the company will realise from its operations as gold will be sold in USD, while production costs will be incurred primarily in ZAR. The company’s results will be positively affected when the USD strengthens against the ZAR and adversely affected when the USD weakens against the ZAR.

Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the entity’s functional currency. The risk is measured using sensitivity analysis and cash flow forecasting.

Commodity price risk

The risk originates from variations in the price of gold. This risk is mitigated by the inherent correlation between the price of gold in USD and the USD/ZAR exchange rate. A decrease in the gold price typically leads to a weakening of the ZAR, which in turn, helps to stabilize revenue fluctuations. Furthermore, gold commodity prices are influenced by more than just the interaction between the ZAR and USD; global economic occurrences also play a significant role in determining gold’s supply and demand levels.

The ZAR market price of gold will have a significant effect on the company’s results of operations, its ability to pay dividends and its ability to undertake capital expenditures. Historically, ZAR gold prices have fluctuated widely and are affected by numerous industry factors over which the group has no control. The aggregate effect of these factors on the ZAR gold price is impossible to predict. The ZAR price of gold may not remain at a level allowing the company to economically exploit its reserves.

20.	Fair value information

Fair value hierarchy

The table below analyses assets and liabilities carried at fair value. The different levels are defined as follows:

Level 1: Quoted unadjusted prices in active markets for identical assets or liabilities that the company can access at measurement date.

Level 2: Inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	2024	2023

20.	Fair value information (continued)

Levels of fair value measurements

Level 3

Recurring fair value measurements

Assets

Mineral resources
Tailings dams	154,445,000	154,445,000
Total	154,445,000	154,445,000

Reconciliation of assets and liabilities measured at level 3

	Opening balance	Closing balance
2024

Assets

Mineral resources
Tailings dams	154,445,000	154,445,000
Total	154,445,000	154,445,000

2023

Assets

Mineral resources
Tailings dams	154,445,000	154,445,000
Total	154,445,000	154,445,000

21.	Segment information

The only operating and reportable business segment of the company is gold tailings development. The company’s operations and non-current assets are all located in South Africa.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

22.	Going concern

The directors believe that the company has adequate financial resources to continue in operation for the foreseeable future and accordingly the financial statements have been prepared on a going concern basis. The company’s current liabilities exceed its current assets, which may point to an inability to meet its short-term obligations. Nonetheless, the directors have satisfied themselves that the company is in a sound financial position and that it has access to sufficient borrowing facilities to meet its foreseeable cash requirements. The directors are not aware of any new material changes that may adversely impact the company. The directors are also not aware of any material non-compliance with statutory or regulatory requirements or of any pending changes to legislation which may affect the company.

23.	Contingent liability

The company entered into certain contractual commitments with Benoryn Investment Holdings Proprietary Limited (‘Benoryn’) and Stratocorp Holdings Proprietary Limited (‘Stratocorp’). The nature of these contracts is such that Benoryn and Stratocorp would provide services to the company, procure and pay for other services and acquire assets for later sale to the company.

The general understanding being that these would only be invoices to the company once external funding for the project had been received or upon sale of the company. The timing of such invoicing to be at the discretion of Benoryn and Stratocorp but not before receipt of the fund or on sale of the company.

As at 29 February 2024, the total potential liability for the project and operating costs amount to R 88,782,074 (2023: R 73,701,514) by Benoryn and R 28,183,376 (2023: R 16,657,376) by Stratocorp.

24.	Events after the reporting period

Blyvoor Gold and Blyvoor Gold Operations announced on 11 March 2024 that they had entered into a definitive business combination agreement with Rigel Resource Acquisition Corp (“Rigel”) (NYSE: RRAC), Rigel is a special purpose acquisition company, sponsored by a fund managed by Orion Resource Partners, one of the world’s foremost, mining-focused alternative investment firms. Upon completion of the proposed business combination, which is subject to customary closing conditions and regulatory approvals, the company will form part of, and its shareholder will become a shareholder in, a group expected to be named “Aurous Resources” and to be listed on NASDAQ.

The transaction is expected to provide Aurous with no less than $50 million of capital, before payment of transaction expenses and other payments, drawn from $7.5 million of committed PIPE financing from leading institutional and strategic investors (at the date of this report) and approximately $278 million of cash in Rigel’s trust account less redemptions by Rigel shareholders (the quantum of which is unknown at the date of this report). Net proceeds from the transaction will enable Aurous to continue to invest in improvements designed to accelerate production growth and to lower operating costs at the Blyvoor Gold Mine, as well as to conduct a feasibility study on Blyvoor Gold Operations’ Tailings project.

The directors are not aware of any other material event which occurred after the reporting date and up to the date of this report.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Financial Statements

Figures in Rand	Note	2024	2023

25.	Detailed income statement

Other operating expenses
Accounting fees		(344,885)	(25,501)
Bank charges		(1,075)	(1,138)
		(345,960)	(26,639)
Loss before taxation		(345,960)	(26,639)
Income tax expense	13	-	1,497,000
Profit (Loss) for the year		(345,960)	1,470,361

Blyvoor Gold Operations Proprietary Limited,

also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Interim Financial Statements

for the period ended 31 August 2024

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Contents

The reports and statements set out below comprise the interim financial statements presented to the shareholder:

The financial statements were approved and authorised by the Board of Directors on 4 December 2024. The financial statements were issued on 6 December 2024.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Statement of Financial Position as of 31 August 2024 and 29 February 2024 (Unaudited)

Figures in Rand	Notes	As at 31 August 2024	As at 29 February 2024

Assets

Non-Current Assets
Mineral resources	2	154,445,000	154,445,000

Current Assets
Loan to group company	3	1,294,756	1,294,756
Trade and other receivables	4	104,970	104,970
Cash and cash equivalents	5	-	815
		1,399,726	1,400,541
Total Assets		155,844,726	155,845,541

Equity and Liabilities

Equity
Stated capital	6	-	-
Reserves		107,784,000	107,784,000
Retained income		733,181	1,136,496
		108,517,181	108,920,496
Liabilities

Non-Current Liabilities
Deferred tax		40,419,000	40,419,000

Current Liabilities
Loans from group companies	7	440,140	440,140
Borrowings	8	5,700,500	5,700,500
Trade and other payables	9	735,482	332,982
Current tax payable		32,423	32,423
		6,908,545	6,506,045
Total Liabilities		47,327,545	46,925,045
Total Equity and Liabilities		155,844,726	155,845,541

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Statements of Profit or Loss and Other Comprehensive Income or Loss (Unaudited)

Figures in Rand	Note	6 months ended 31 August 2024	6 months ended 31 August 2023

Operating expenses		(403,315)	(7,120)
Loss before taxation		(403,315)	(7,120)
Income tax expense	11	-	-
Loss for the period		(403,315)	(7,120)
Other comprehensive income		-	-
Total comprehensive loss for the period		(403,315)	(7,120)

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Statements of Changes in Equity (Unaudited)

Figures in Rand	Stated capital	Revaluation reserve	Retained income	Total equity

Company
Balance at 01 March 2023	-	107,784,000	1,482,455	109,266,455
Profit for the period			(7,120)	(7,120)
Other comprehensive income	-	-	-	-
Total comprehensive income for the period	-	-	(7,120)	(7,120)
Balance at 31 August 2023	-	107,784,000	1,475,335	109,259,335
Loss for the period	-	-	(338,839)	(338,839)
Other comprehensive income	-	-	-	-
Total comprehensive loss for the period	-	-	(338,839)	(338,839)
Balance at 29 February 2024	-	107,784,000	1,136,496	108,920,496
Profit for the period	-	-	(403,315)	(403,315)
Other comprehensive income	-	-	-	-
Total comprehensive profit for the period	-	-	(403,315)	(403,315)
Balance at 31 August 2024	-	107,784,000	733,181	108,517,181

Notes	6

Refer to the accompanying notes to the consolidated financial statements

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Statements of Cash Flows (Unaudited)

Figures in Rand	Notes	6 months ended 31 August 2024	6 months ended 31 August 2023

Cash flows from operating activities
Cash used in operations	12	(815)	(7,196)

Cash flows from financing activities
Repayment of loan from group company		-	8,612
Net cash from financing activities		-	8,612

Total cash movement for the period		(815)	1,416
Cash at the beginning of the period		815	52
Total cash at end of the period	5	-	1,468

Refer to the accompanying notes to the financial statements.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Financial Statements

1.	Material accounting policies

The principal accounting policies applied in the preparation of these interim financial statements are set out below.

1.1	Basis of preparation

These condensed financial statements for the 6- months interim reporting period ended 31 August 2024 (“August 2024 IFS”) have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the audited financial statements of the company for the year ended 29 February 2024 (“February 2024 AFS”). The company has applied the same accounting policies and methods of computation in the August 2024 IFS as in its February 2024 AFS. There were no new standards, amendments to standards or interpretations that became effective that had a material impact on the company’s results or financial position. The August 2024 IFS and the February 2024 AFS have been prepared on a going concern basis.

The interim financial statements have been prepared on the historic cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. They are presented in Rands, which is the company’s functional currency.

Other than disclosing only material accounting policies in the current year, these accounting policies are consistent with the previous period.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

2.	Mineral resources

Reconciliation of mineral resources - 31 August 2024

	Opening balance	Total
Tailings dams	154,445,000	154,445,000

Reconciliation of mineral resources - 29 February 2024

	Opening balance	Total
Tailings dams	154,445,000	154,445,000

	August 2024	February 2024
- Purchase price: 1 December 2005	4,000,000	4,000,000
- Additions since purchase or valuation	149,700,000	149,700,000
- Capitalised expenditure	400,000	400,000
- Additions: 2020	345,000	345,000
	154,445,000	154,445,000

Details of valuation

The company’s tailings dams are stated at revalued amounts, being the fair value at the date of revaluation, less any subsequent accumulated depreciation and accumulated impairment losses. Revaluations are performed every 3 years and in intervening years if the carrying amount of the tailings dams differs materially from their market value.

Management considered the estimated fair value of the Mineral Resource of R 154,445,000 as of 31 August 2024 (February 2024: R 154,445,000) to still be the appropriate carrying value for the resource for financial statement purposes.

The carrying value of the revalued assets under the cost model would have been R 4,745,000 (February 2024: R 4,745,000).

3.	Loan to group company

Fellow subsidiary

Blyvoor Gold Resources Proprietary Limited	1,294,756	1,294,756

The loans are unsecured and not subject to interest during the year under review. There are no fixed terms for the repayment thereof. The carrying values of the loans represent their approximate fair values.

Split between non-current and current portions

Current assets	1,294,756	1,294,756

Exposure to credit risk

Loans receivable inherently expose the company to credit risk, being the risk that the company will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the company has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate. ECL has been assessed as zero.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

3.	Loan to group company (continued)

There has been no change in the estimation techniques or significant assumptions made during the current reporting period, as well as no significant changes for purposes of determining the credit loss allowance compared to the prior period.

4.	Trade and other receivables

Funds held in Trust	104,371	104,371

Non-financial instruments:
VAT	599	599
Total trade and other receivables	104,970	104,970

Categorisation of trade and other receivables

Trade and other receivables are categorised as follows in accordance with IFRS 9: Financial Instruments:

At amortised cost	104,371	104,371
Non-financial instruments	599	599
	104,970	104,970

The balance of this trade receivable is considered immaterial and therefore no ECL disclosures have been provided.

5.	Cash and cash equivalents

Cash and cash equivalents consist of:

Bank balances	-	815

6.	Stated capital

Authorised

1,000 Ordinary no par value shares

Issued

100 Ordinary no par value shares	-	-

7.	Loan from group company

Fellow subsidiary

Blyvoor Gold Capital Proprietary Limited	440,140	440,140
The loan is unsecured and was not subject to interest during the year under review. There are no fixed terms for the repayment thereof. The carrying value of the loan represents its approximate fair value.

Split between non-current and current portions

Current liabilities	440,140	440,140

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

Figures in Rand	As at 31 August 2024	As at 29 February 2024

8.	Borrowings

Held at amortised cost

Benoryn Investment Holdings Proprietary Limited	5,700,500	5,700,500
The loan bears interest at the prime lending rate at the discretion of the lender and is payable on demand. The loan and interest thereon shall be repaid in full by the company within 60 calendar days of the receipt of a written request from the lender. The assets acquired through this loan are held as security for the loan. The carrying value of the loan represents its approximate fair value.

Split between non-current and current portions

Current liabilities	5,700,500	5,700,500

9.	Trade and other payables

Financial instruments:

Trade payables	735,482	332,982

The fair value of trade and other payables approximates their carrying amounts.

As at 31 August 2024	As at 31 August 2023

10.	Operating loss

Operating loss for the year is stated after charging the following, amongst others:

Remuneration, other than to employees

Accounting fees	402,500	6,613

11.	Taxation

Major components of the tax expense

Reconciliation of the tax expense

Reconciliation between accounting loss and tax expense.

Accounting loss	(403,315)	(7,120)

Tax at the applicable tax rate of 27% (2023: 27%)	(108,895)	(1,922)

Tax effect of adjustments on taxable income
Permanent differences	108,895	1,922
	-	-

No provision has been made for 2024 tax as the company has no taxable income.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

Figures in Rand	As at 31 August 2024	As at 31 August 2023

12.	Cash used in operations

Loss before taxation	(403,315)	(7,120)
Changes in working capital:
Trade and other receivables	-	(76)
Trade and other payables	402,500	-
	(815)	(7,196)

13.	Tax paid

Balance at beginning of the year	(32,423)	(32,423)
Current tax for the year recognised in profit or loss	-	-
Balance at end of the year	32,423	32,423
	-	-

14.	Changes in liabilities arising from financing activities

Reconciliation of liabilities arising from financing activities - 31 August 2024

	Opening balance	Closing balance
Borrowings	5,700,500	5,700,500
Loan from group company	440,140	440,140
Total liabilities from financing activities	6,140,640	6,140,640

Reconciliation of liabilities arising from financing activities - 29 February 2024

	Opening balance	Cash flows	Closing balance
Borrowings	5,700,500	-	5,700,500
Loan from group company	426,238	13,902	440,140
Total liabilities from financing activities	6,126,738	13,902	6,140,640

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

Figures in Rand	As at 31 August 2024	As at 29 February 2024

15.	Related parties

Relationships

Holding company	Blyvoor Gold Proprietary Limited
Entities under common control	Blyvoor Gold Resources Proprietary Limited
Blyvoor Gold Underground Operations Proprietary Limited
Blyvoor Gold Services Proprietary Limited
Blyvoor Gold Capital Proprietary Limited
K2021502337 Proprietary Limited
K2021502324 Proprietary Limited
K2021502302 Proprietary Limited

Members of key management	AG Smith
RL Floyd
LC Lamsley

Related party balances

Loan accounts - Owing (to) by related parties

Blyvoor Gold Proprietary Limited	1,294,756	1,294,756
Blyvoor Gold Capital Proprietary Limited	(440,140)	(434,850)
Benoryn Investment Holdings Proprietary Limited	(5,700,500)	(5,700,500)

16.	Directors’ emoluments

Received from other group companies

31 August 2024

	Emoluments	Total
RL Floyd	650,836	650,836
AG Smith	1,443,888	1,443,888
	2,094,724	2,094,724

29 February 2024

	Emoluments	Total
AG Smith	2,096,410	2,096,410

17.	Segment information

The only operating and reportable business segment of the company is gold tailings development. The company’s operations and non-current assets are all located in South Africa.

18.	Going concern

The directors believe that the company has adequate financial resources to continue in operation for the foreseeable future and accordingly the financial statements have been prepared on a going concern basis. The company’s current liabilities exceed its current assets, which may point to an inability to meet its short-term obligations. Nontheless, the directors have satisfied themselves that the company is in a sound financial position and that it has access to sufficient borrowing facilities to meet its foreseeable cash requirements. The directors are not aware of any new material changes that may adversely impact the company. The directors are also not aware of any material non-compliance with statutory or regulatory requirements or of any pending changes to legislation which may affect the company.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Interim Financial Statements

19.	Contingent liability

The company entered into certain contractual commitments with Benoryn Investment Holdings Proprietary Limited (‘Benoryn’) and Stratocorp Holdings Proprietary Limited (‘Stratocorp’). The nature of these contracts is such that Benoryn and Stratocorp would provide services to the company, procure and pay for other services and acquire assets for later sale to the company.

The general understanding being that these would only be invoices to the company once external funding for the project had been received or upon sale of the company. The timing of such invoicing to be at the discretion of Benoryn and Stratocorp but not before receipt of the fund or on sale of the company.

As at 31 August and 29 February 2024, the total potential liability for the project and operating costs amount to R 88,782,074 for Benoryn and R 28,183,376 for Stratocorp.

20.	Events after the reporting period

The business combination transaction, announced on 11 March 2024, between Blyvoor Gold, Blyvoor Gold Operations and Rigel Resource Acquisition Corp ("Rigel") continues to be pursued by the parties. Upon completion of the proposed business combination, which is subject to customary closing conditions and regulatory approvals, the company will form part of, and its shareholder will become a shareholder in, a group expected to be named "Aurous Resources" and to be listed on NASDAQ.

The transaction is expected to provide Aurous with no less than $50 million of capital, before payment of transaction expenses and other payments, drawn from $7.5 million of committed PIPE financing from leading institutional and strategic investors (at the date of this report) and approximately $278 million of cash in Rigel’s trust account less redemptions by Rigel shareholders (the quantum of which is unknown at the date of this report). Net proceeds from the transaction will enable Aurous to continue to invest in improvements designed to accelerate production growth and to lower operating costs at the Blyvoor Gold Mine, as well as to conduct a feasibility study on Blyvoor Gold Operations’ Tailings project.

The directors are not aware of any other material event which occurred after the reporting date and up to the date of this report.

Blyvoor Gold Operations Proprietary Limited, also referred to as Gauta Tailings

(Registration number 2015/252759/07)

Unaudited Interim Financial Statements for the 6-month period ended 31 August 2024

Notes to the Financial statements

Figures in Rand	Note	6 months ended 31 August 2024	6 months ended 31 August 2023

21.	Detailed income statement

Other operating expenses
Accounting fees		(402,500)	(6,613)
Bank charges		(815)	(507)
		(403,315)	(7,120)
Loss before taxation		(403,315)	(7,120)
Income tax expense	11	-	-
Loss for the year		(403,315)	(7,120)

Blyvoor Gold Resources Proprietary Limited,
also referred to as Aurous Gold,
and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements

for the years ended 29 February 2024 and 28 February 2023

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Contents

The reports and statements set out below comprise the consolidated financial statements presented to the shareholders:

The financial statements were approved and authorized by the Board of Directors on 24 July 2024. The financial statements were issued on 6 December 2024.

Report of Independent Registered Public Accounting Firm (PCAOB ID 1368)

To the Shareholders of Blyvoor Gold Resources Proprietary Limited and its subsidiaries

Tel: +27 011 488 1700 Fax: +27 010 060 7000 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196

Private Bag X60500 Houghton, 2041 South Africa

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Blyvoor Gold Resources Proprietary Limited (also referred to as Aurous Gold)

Johannesburg, South Africa

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Blyvoor Gold Resources Proprietary Limited (also referred to as Aurous Gold) (the “Group”) as of February 29, 2024 and February 28, 2023, the related consolidated statements of profit or loss and other comprehensive income or loss, statements of changes in equity, and statements of cash flows for each of the years then ended, and the related notes collectively referred to as the (“consolidated financial statements”). In our opinion, the consolidated financial statements present fairly in all material respects, the financial position of the Group at February 29, 2024 and February 28, 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatement of expenses

As discussed in Notes 39 and 40 to the consolidated financial statements, the Group has restated the classification related to the depreciation expense of assets used in the gold production process from Other Operating Expenses to Cost of Sales to reflect all costs necessary to generate revenue.

Restatement of amounts received in advance

As discussed in Note 41 to the consolidated financial statements, the Group has restated the classification related to the amounts received in advance between current liabilities and non- current liabilities.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

BDO South Africa Incorporated
Registration number: 1995/002310/21
Practice number: 905526
VAT number: 4910148685

Chief Executive Officer: LD Mokoena

A full list of all company directors is available on www.bdo.co.za

The company’s principal place of business is at The Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg where a list of directors’ names is available for inspection. BDO South Africa Incorporated, a South African personal liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

We have served as the Group’s auditor since 2023.

/s/ BDO South Africa Inc.

BDO South Africa Incorporated

Johannesburg, South Africa

July 24, 2024, except for the effects of the restatement disclosed in Notes 39 and 40, as to which the date is September 20, 2024, and the effects of the restatement disclosed in Note 41, as to which the date is December 6, 2024.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Consolidated Statements of Financial Position as of 29 February 2024 and 28 February 2023

		Group
Figures in Rand	Notes	Restated 2024	Restated 2023

Assets

Non-Current Assets
Property, plant and equipment	3	4,555,372,295	4,621,333,975
Tailings resources	4	1,026,545	1,043,446
Mining rights	5	1,800,000	1,800,000
Loans to group companies	6	665,570	1,202,201
		4,558,864,410	4,625,379,622
Current Assets
Inventories	7	21,802,599	11,700,590
Loan to shareholder	8	138,805	112,412
Loans receivable	9	26,524,605	15,342,596
Trade and other receivables	10	75,384,227	45,968,054
Current tax receivable		88,251	88,251
Cash and cash equivalents	11	14,370,577	35,625,667
		138,309,064	108,837,570
Total Assets		4,697,173,474	4,734,217,192

Equity and Liabilities

Equity

Equity Attributable to Equity Holders of Parent
Stated capital	12	253,914,817	253,914,817
Revaluation reserves		2,227,018,190	2,227,018,190
Accumulated loss		(319,403,972)	(322,917,227)
		2,161,529,035	2,158,015,780
Non-controlling interest		553,208,457	552,944,249
		2,714,737,492	2,710,960,029
Liabilities

Non-Current Liabilities
Loans from group company	14	313,212,341	314,123,355
Loan from shareholder	15	73,888,674	73,888,674
Amounts received in advance	16	542,015,820	570,667,004
Borrowings	17	46,610,940	70,712,741
Deferred tax	18	812,550,420	802,166,196
Provisions	19	61,694,433	123,718,593
		1,849,972,628	1,955,276,563
Current Liabilities
Trade and other payables	20	68,849,282	15,078,635
Amounts received in advance	16	28,651,185	26,460,163
Borrowings	17	34,962,887	26,441,802
		132,463,354	67,980,600
Total Liabilities		1,982,435,982	2,023,257,163
Total Equity and Liabilities		4,697,173,474	4,734,217,192

Refer to the accompanying notes to the consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss

		Group
Figures in Rand	Notes	Restated 2024	Restated 2023

Revenue	21	772,014,749	752,544,103
Cost of sales	22,41	(643,875,974)	(580,954,560)
Gross profit		128,138,775	171,589,543
Other operating income		744,917	228,203
Other operating losses	23	(4,727,732)	(8,821,123)
Other operating expenses	40,42	(86,406,171)	(48,814,661)
Operating profit	24	37,749,789	114,181,962
Finance income	25	713,086	789,247
Finance costs	26	(24,301,187)	(34,046,992)
Profit before taxation		14,161,688	80,924,217
Income tax expense	27	(10,384,225)	(11,631,116)
Profit for the year		3,777,463	69,293,101
Other comprehensive income		-	-
Total comprehensive income for the year		3,777,463	69,293,101

Profit attributable to:
Owners of the parent		3,513,255	64,446,513
Non-controlling interest		264,208	4,846,588
		3,777,463	69,293,101
Total comprehensive income attributable to:
Owners of the parent		3,513,255	64,446,513
Non-controlling interest		264,208	4,846,588
		3,777,463	69,293,101

Refer to the accompanying notes to the consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Consolidated Statements of Changes in Equity

Figures in Rand	Stated capital	Revaluation reserve	Accumulated loss	Total attributable to equity holders of the group / company	Non-controlling interest	Total equity

Group
Balance at 01 March 2022	253,914,817	2,003,081,489	(387,363,740)	1,869,632,566	548,097,661	2,417,730,227
Profit for the year	-	-	64,446,513	64,446,513	4,846,588	69,293,101
Other comprehensive income	-	223,936,701	-	223,936,701	-	223,936,701
Total comprehensive income for the year	-	223,936,701	64,446,513	288,383,214	4,846,588	293,229,802
Balance at 28 February 2023	253,914,817	2,227,018,190	(322,917,227)	2,158,015,780	552,944,249	2,710,960,029
Profit for the year	-	-	3,513,255	3,513,255	264,208	3,777,463
Other comprehensive income	-	-	-	-	-	-
Total comprehensive profit for the year	-	-	3,513,255	3,513,255	264,208	3,777,463
Balance at 29 February 2024	253,914,817	2,227,018,190	(319,403,972)	2,161,529,035	553,208,457	2,714,737,492

Note	12	13

Refer to the accompanying notes to the consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Consolidated Statements of Cash Flows

		Group
Figures in Rand	Notes	2024	2023

Cash flows from operating activities

Cash generated from (used in) operations	28	117,821,349	129,194,861
Finance income		713,086	789,247
Finance costs	26	(24,301,187)	(34,046,992)
Net cash from operating activities		94,233,248	95,937,116

Cash flows from investing activities
Purchase of property, plant and equipment	3	(88,708,733)	(72,516,390)
Proceeds from sale of property, plant and equipment	3	-	5,132,936
Proceeds from sale of scrap		383,896	(257,528)
Proceeds from sale of tailings resources	4	-	303
Loans advanced to group companies		536,631	(219,706)
Advances of loans receivable		(11,182,009)	(7,636,681)
Loan advanced to shareholder		(26,393)	(33,350)
Net cash outflow used in investing activities		(98,996,608)	(75,530,416)

Cash flows from financing activities
Repayment of loans from group companies	30	(911,014)	-
Repayment of borrowings	30	(15,580,716)	(8,258,725)
Net cash outflow used in financing activities		(16,491,730)	(8,258,725)

Total cash movement for the year		(21,255,090)	12,147,975
Cash at the beginning of the year		35,625,667	23,477,692
Total cash at end of the year	11	14,370,577	35,625,667

Refer to the accompanying notes to the consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.	Material accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

1.1	Basis of preparation

The consolidated financial statements have been prepared on the going concern basis in accordance with, and in compliance with, IFRS Accounting Standards (“IFRS”) and IFRIC Interpretations issued and effective at the time of preparing these consolidated financial statements.

The consolidated statements have been prepared on the historic cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. They are presented in Rands, which is the group and company’s functional currency.

Other than disclosing only material accounting policies in the current year, these accounting policies are consistent with the previous period.

1.2	Consolidation

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the company and all subsidiaries. Subsidiaries are all those entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the Group are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The results of subsidiaries are included in the consolidated financial statements from the effective date of acquisition to the effective date of disposal.

1.3	Significant judgements and sources of estimation uncertainty

The preparation of consolidated financial statements in conformity with IFRS requires management, from time to time, to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. These estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Critical judgements in applying accounting policies

Management did not make critical judgements in the application of accounting policies, apart from those involving estimations, which would significantly affect the financial statements.

Key sources of estimation uncertainty

The following are key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year.

Impairment of financial assets

The impairment provisions for financial assets are based on assumptions about risk of default and expected loss rates. The group uses judgement in making these assumptions and selecting the inputs to the impairment calculation, based on the group’s past history, existing market conditions as well as forward looking estimates at the end of each reporting period. For details of the key assumptions and inputs used, refer to the individual notes addressing financial assets.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.3	Significant judgements and sources of estimation uncertainty (continued)

Fair value estimation

Property, plant and equipment are measured at fair value and disclosure is made of their fair values.

Observable market data is used as inputs to the extent that it is available. Qualified external valuers are consulted for the determination of appropriate valuation techniques and inputs.

Assumptions made about the future, and other major sources of estimation uncertainty at the end of the reporting period, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, include assumptions about commodity prices, exchange rates, interest rates, and the feasibility of mineral resources and reserves. Further detail about the extent and nature of these assumptions are disclosed in the individual notes addressing each specific asset and liability.

Impairment testing

The group reviews and tests the carrying value of assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. When such indicators exist, management determine the recoverable amount by performing value in use and fair value calculations. These calculations require the use of estimates and assumptions. When it is not possible to determine the recoverable amount for an individual asset, management assesses the recoverable amount for the cash generating unit to which the asset belongs.

Assumptions made about the future, and other major sources of estimation uncertainty at the end of the reporting period, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, include assumptions about commodity prices, exchange rates, interest rates, and the feasibility of mineral resources and reserves. Further detail about the extent and nature of these assumptions are disclosed in the individual notes addressing each specific asset and liability.

Useful lives of property, plant and equipment

Management assess the appropriateness of the useful lives of property, plant and equipment at the end of each reporting period. The useful lives of motor vehicles, furniture and computer equipment are determined based on group replacement policies for the various assets. Individual assets within these classes, which have a significant carrying amount are assessed separately to consider whether replacement will be necessary outside of normal replacement parameters. The useful life of manufacturing equipment is assessed annually based on factors including wear and tear, technological obsolescence and usage requirements.

When the estimated useful life of an asset differs from previous estimates, the change is applied prospectively in the determination of the depreciation charge.

Provisions

Provisions are inherently based on assumptions and estimates using the best information available.

Assumptions made about the future, and other major sources of estimation uncertainty at the end of the reporting period, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, include assumptions about commodity prices, exchange rates, interest rates, and the feasibility of mineral resources and reserves. Further detail about the extent and nature of these assumptions are disclosed in the individual notes addressing each specific asset and liability.

Additional disclosure of these estimates of provisions are included in note 19.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.3	Significant judgements and sources of estimation uncertainty (continued)

Mineral reserves and resources estimates

The group is required to determine and report mineral reserves and resources in accordance with the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code). In order to calculate mineral reserves and resources, estimates and assumptions are required about a range of geological, technical and economic factors, including but not limited to quantities, grades, production techniques, recovery rates, production costs, transport costs, commodity demand, commodity prices and exchange rates. Estimating the quantity and/or grade of mineral reserves and resources requires the size, shape and depth of ore bodies to be determined by analysing geological data such as the logging and assaying of ore samples. This process may require complex and difficult geological judgements and calculations to interpret the data. Because the assumptions used to estimate mineral reserves and resources change from period to period and because additional geological data is generated during the course of operations, estimates of mineral reserves and resources may change from period to period. Mineral reserves and resource estimates prepared by management are reviewed by an independent mineral resources expert.

Changes in reported mineral reserves and resources may affect the group’s life-of-mine plan, financial results and financial position in a number of ways including the following:

●	asset carrying values may be affected due to changes in estimated future cash flows;

●	depreciation charged to profit or loss may change where such charges are determined by the units-of-production method, or where the useful lives of assets change;

●	decommissioning, site restoration and environmental provisions may change where changes in estimated mineral reserves and resources affect expectations about the timing or cost of these activities; and

●	the carrying value of deferred tax assets and liabilities may change due to changes in estimates of the likely recovery of the tax benefits and charges. Depreciation: The calculation of the units-of production rate of depreciation could be affected if actual production in the future varies significantly from current forecast production. This would generally arise when there are significant changes in any of the factors or assumptions used in estimating mineral reserves and resources.

These factors could include:

●	changes in mineral reserves and resources;

●	the grade of mineral reserves and resources may vary from time to time;

●	differences between actual commodity prices and commodity price assumptions;

●	unforeseen operational issues at mine sites including planned extraction efficiencies; and

●	changes in capital, operating, mining processing and reclamation costs, discount rates and foreign exchange rates.

1.4	Tailings resources

Tailings resources is initially recognised at cost. Transaction costs are included in the initial measurement.

Costs include costs incurred initially and costs incurred subsequently to add to, or to replace a part of, or service a property. If a replacement part is recognised in the carrying amount of the tailings resources, the carrying amount of the replaced part is derecognised.

Revaluation

Subsequent to initial measurement tailings resources is measured at fair value.

A gain or loss arising from a change in fair value is included in net profit or loss for the period in which it arises.

Revaluations are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting period. The asset is depreciated over its useful life.

Item	Useful life
Tailings dams	40 years

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.5	Property, plant and equipment

Mineral reserves and resources pertain to ownership of the minerals beneath the surface and are initially measured at cost, whereafter they are measured at fair value using the revaluation model. Cost includes expenditure that is directly attributable to the acquisition or construction of the asset, as well as borrowing costs capitalised. The costs of dismantling and removing an asset and restoring the site on which it is located, can be identified separately and measured reliably, and are recognised separately as a Rehabilitation Asset. The Rehabilitation Asset forms part of the Mineral Reserves and Resources asset. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, the latter being deemed as appropriate in this case, only when it is probable that future economic benefits associated with the item will flow to the group and the cost of the item can be measured reliably. Exploration and evaluation costs for pre-development projects are capitalised as exploration assets on a project-by-project basis, pending determination of the technical feasibility and commercial viability of the project.

Property, plant and equipment is initially measured at cost. Cost includes all of the expenditure which is directly attributable to the acquisition or construction of the asset, including the capitalisation of borrowing costs on qualifying assets and adjustments in respect of hedge accounting, where appropriate.

The initial estimate of the costs of dismantling and removing an item included in the Shaft 5 surface assets and/or in the Shaft 5 shaft complex assets and restoring the site on which it is located is also included as a Rehabilitation Asset in the cost of property, plant and equipment, where the group is obligated to incur such expenditure, and where the obligation arises as a result of acquiring the asset or using it for purposes other than the production of inventories.

Expenditure incurred subsequently for major services, additions to or replacements of parts of property, plant and equipment are capitalised if it is probable that future economic benefits associated with the expenditure will flow to the group and the cost can be measured reliably. Day to day servicing costs are included in profit or loss in the year in which they are incurred.

Major inspection costs which are a condition of continuing use of an item of property, plant and equipment and which meet the recognition criteria are included as a replacement in the cost of the item of property, plant and equipment. Any remaining inspection costs from the previous inspection are derecognised.

Major spare parts and stand by equipment which are expected to be used for more than one year are included in property, plant and equipment.

Property, plant and equipment is subsequently stated at the revalued amount, being the fair value at the date of revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Revaluations are made with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting year.

When an item of property, plant and equipment is revalued, any accumulated depreciation at the date of the revaluation is eliminated against the gross carrying amount of the asset.

Any increase in an asset’s carrying amount, as a result of a revaluation, is recognised in other comprehensive income and accumulated in the revaluation reserve in equity. The increase is recognised in profit or loss to the extent that it reverses a revaluation decrease of the same asset previously recognised in profit or loss.

Any decrease in an asset’s carrying amount, as a result of a revaluation, is recognised in profit or loss in the current year. The decrease is recognised in other comprehensive income to the extent of any credit balance existing in the revaluation reserve in respect of that asset. The decrease recognised in other comprehensive income reduces the amount accumulated in the revaluation reserve in equity.

The revaluation reserve related to a specific item of property, plant and equipment is transferred directly to retained income when the asset is derecognised.

The revaluation reserve related to a specific item of property, plant and equipment is transferred directly to retained income as the asset is used. The amount transferred is equal to the difference between depreciation based on the revalued carrying amount and depreciation based on the original cost of the asset, net of deferred tax.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.5	Property, plant and equipment (continued)

Depreciation of an asset commences when the asset is available for use as intended by management. Depreciation is charged to write off the asset’s carrying amount over its estimated useful life to its estimated residual value, using a method that best reflects the pattern in which the asset’s economic benefits are consumed by the group. Depreciation is not charged to an asset if its estimated residual value exceeds or is equal to its carrying amount. Depreciation of an asset ceases at the earlier of the date that the asset is classified as held for sale or derecognised.

The useful lives of items of property, plant and equipment have been assessed as follows:

Item	Depreciation method	Average useful life
Buildings	Straight line	30 to 40 years
Plant and machinery	Straight line	4 to 40 years
Furniture and fixtures	Straight line	6 years
Motor vehicles	Straight line	5 years
IT equipment	Straight line	3 years
Computer software	Straight line	2 years
Security equipment	Straight line	3 years
Shaft 5 surface assets	Straight line	1 to 50 years
Shaft 5 complex	Straight line	30 years

The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate.

1.6	Site restoration and dismantling cost

The group has an obligation to dismantle, remove and restore items of property, plant and equipment. Such obligations are referred to as ‘decommissioning, restoration and similar liabilities’. The cost of an item of property, plant and equipment includes the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located, the obligation for which an entity incurs either when the item is acquired or as a consequence of having used the item during a particular period for purposes other than to produce inventories during that period.

If the related asset is measured using the cost model:

●	changes in the liability are added to, or deducted from, the cost of the related asset in the current period;

●	if a decrease in the liability exceeds the carrying amount of the asset, the excess is recognised immediately in profit or loss;

●	if the adjustment results in an addition to the cost of an asset, the entity considers whether this is an indication that the new carrying amount of the asset may not be fully recoverable. If it is such an indication, the asset is tested for impairment by estimating its recoverable amount, and any impairment loss is recognised in profit or loss.

If the related asset is measured using the revaluation model:

●	changes in the liability alter the revaluation surplus or deficit previously recognised on that asset, so that:

-	a decrease in the liability is credited in other comprehensive income and accumulated in the revaluation reserve in equity, except that it is recognised in profit or loss to the extent that it reverses a revaluation deficit on the asset that was previously recognised in profit or loss;

-	an increase in the liability is recognised in profit or loss, except that it is debited to other comprehensive income as a decrease to the revaluation surplus to the extent of any credit balance existing in the revaluation surplus in respect of that asset.

●	in the event that a decrease in the liability exceeds the carrying amount that would have been recognised had the asset been carried under the cost model, the excess is recognised immediately in profit or loss.

●	a change in the liability is an indication that the asset may have to be revalued in order to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting period. Any such revaluation is taken into account in determining the amounts to be taken to profit or loss and to other comprehensive income. If a revaluation is necessary, all assets of that class are revalued.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.7	Mining rights

A mining right is a legal permission or license granted by the government to the group, allowing it to explore, develop, and extract minerals from a specific area. A mining right gives the holder the authority to conduct mining activities within the designated area for a specified duration.

Mining rights are initially recognised at cost.

Mining rights are carried at cost less any accumulated amortisation and any impairment losses.

The amortisation period and the amortisation method for mining rights are reviewed every period-end.

Amortisation is provided to write down the mining rights, on a straight line basis, to their residual values as follows:

Item	Useful life
Mining rights	30 years

1.8	Investments in subsidiaries

Investments in subsidiaries are carried at cost less any accumulated impairment losses.

1.9	Financial instruments

The specific accounting policies for the classification, recognition and measurement of each type of financial instrument held by the group are presented below:

Loans receivable at amortised cost

Classification

Loans to group companies (note 6), loan to shareholder (note 8), and loans receivable (note 9) are classified as financial assets subsequently measured at amortised cost.

They have been classified in this manner because the contractual terms of these loans give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding, and the group’s business model is to collect the contractual cash flows on these loans.

Recognition and measurement

Loans receivable are recognised when the group becomes a party to the contractual provisions of the loan. The loans are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost.

The amortised cost is the amount recognised on the loan initially, minus principal repayments, plus cumulative amortisation (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.

Application of the effective interest method

The application of the effective interest method to calculate interest income on a loan receivable is dependent on the credit risk of the loan as follows:

●	The effective interest rate is applied to the gross carrying amount of the loan, provided the loan is not credit impaired. The gross carrying amount is the amortised cost before adjusting for a loss allowance.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.9	Financial instruments (continued)

Impairment

The group recognises a loss allowance for expected credit losses on all loans receivable measured at amortised cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective loans.

The group measures the loss allowance at an amount equal to lifetime expected credit losses (lifetime ECL) when there has been a significant increase in credit risk since initial recognition. If the credit risk on a loan has not increased significantly since initial recognition, then the loss allowance for that loan is measured at 12 month expected credit losses (12 month ECL).

Lifetime ECL represents the expected credit losses that will result from all possible default events over the expected life of a loan. In contrast, 12 month ECL represents the portion of lifetime ECL that is expected to result from default events on a loan that are possible within 12 months after the reporting date.

In order to assess whether to apply lifetime ECL or 12 month ECL, in other words, whether or not there has been a significant increase in credit risk since initial recognition, the group considers whether there has been a significant increase in the risk of a default occurring since initial recognition rather than at evidence of a loan being credit impaired at the reporting date or of an actual default occurring.

Significant increase in credit risk

In assessing whether the credit risk on a loan has increased significantly since initial recognition, the group compares the risk of a default occurring on the loan as at the reporting date with the risk of a default occurring as at the date of initial recognition.

The group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort. Forward-looking information considered includes the future prospects of the industries in which the counterparties operate, obtained from economic expert reports, financial analysts, governmental bodies, relevant think-tanks and other similar organisations, as well as consideration of various external sources of actual and forecast economic information.

By contrast, if a loan is assessed to have a low credit risk at the reporting date, then it is assumed that the credit risk on the loan has not increased significantly since initial recognition.

The group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increases in credit risk before the amount becomes past due.

Definition of default

For purposes of internal credit risk management purposes, the group consider that a default event has occurred if there is either a breach of financial covenants by the counterparty, or if internal or external information indicates that the counterparty is unlikely to pay its creditors in full (without taking collateral into account).

Write off policy

The group writes off a loan when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Loans written off may still be subject to enforcement activities under the group recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognised in profit or loss.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.9	Financial instruments (continued)

Measurement and recognition of expected credit losses

The measurement of expected credit losses is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default.

The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information as described above. The exposure at default is the gross carrying amount of the loan at the reporting date.

Lifetime ECL is measured on a collective basis in cases where evidence of significant increases in credit risk are not yet available at the individual instrument level. Loans are then grouped in such a manner that they share similar credit risk characteristics, such as nature of the loan, external credit ratings (if available), industry of counterparty, etc.

The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.

If the group has measured the loss allowance for a financial instrument at an amount equal to lifetime ECL in the previous reporting period, but determines at the current reporting date that the conditions for lifetime ECL are no longer met, the group measures the loss allowance at an amount equal to 12 month ECL at the current reporting date, and visa versa.

An impairment gain or loss is recognised for all loans in profit or loss with a corresponding adjustment to their carrying amount through a loss allowance account. The impairment loss is included in other operating expenses in profit or loss as a movement in credit loss allowance (note 24).

Trade and other receivables

Classification

Trade and other receivables, excluding, when applicable, VAT and prepayments, are classified as financial assets subsequently measured at amortised cost (note 10).

They have been classified in this manner because their contractual terms give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding, and the group’s business model is to collect the contractual cash flows on trade and other receivables.

Recognition and measurement

Trade and other receivables are recognised when the group becomes a party to the contractual provisions of the receivables. They are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost.

The amortised cost is the amount recognised on the receivable initially, minus principal repayments, plus cumulative amortisation (interest) using the effective interest method of any difference between the initial amount and the maturity amount, adjusted for any loss allowance.

Application of the effective interest method

The application of the effective interest method to calculate interest income on trade receivables is dependent on the credit risk of the receivable as follows:

●	The effective interest rate is applied to the gross carrying amount of the receivable, provided the receivable is not credit impaired. The gross carrying amount is the amortised cost before adjusting for a loss allowance.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.9	Financial instruments (continued)

Impairment

The group recognises a loss allowance for expected credit losses on trade and other receivables, excluding VAT and prepayments. The amount of expected credit losses is updated at each reporting date.

The group measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses (lifetime ECL), which represents the expected credit losses that will result from all possible default events over the expected life of the receivable.

Measurement and recognition of expected credit losses

The group makes use of a provision matrix as a practical expedient to the determination of expected credit losses on trade receivables. The provision matrix is based on historic credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current and forecast direction of conditions at the reporting date, including the time value of money, where appropriate.

The customer base is widespread and does not show significantly different loss patterns for different customer segments. The loss allowance is calculated on a collective basis for all trade and other receivables in totality. Details of the provision matrix is presented in note 10.

An impairment gain or loss is recognised in profit or loss with a corresponding adjustment to the carrying amount of trade and other receivables, through use of a loss allowance account. The impairment loss is included in operating expenses in profit or loss as a movement in credit loss allowance (note 24).

Write off policy

The group writes off a receivable when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Receivables written off may still be subject to enforcement activities under the group recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognised in profit or loss.

Borrowings and loans from related parties

Classification

Loans from group companies (note 14), loans from shareholders (note 15) and borrowings (note 17) are classified as financial liabilities subsequently measured at amortised cost.

Recognition and measurement

Borrowings and loans from related parties are recognised when the group becomes a party to the contractual provisions of the loan. The loans are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.9	Financial instruments (continued)

Trade and other payables

Classification

Trade and other payables (note 20), excluding VAT and amounts received in advance, are classified as financial liabilities subsequently measured at amortised cost.

Recognition and measurement

They are recognised when the group becomes a party to the contractual provisions, and are measured, at initial recognition, at fair value plus transaction costs, if any.

They are subsequently measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortised cost of a financial liability.

Cash and cash equivalents

Cash and cash equivalents are stated at carrying amount which is deemed to be fair value.

Derecognition

Financial assets

The group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the group retains substantially all the risks and rewards of ownership of a transferred financial asset, the group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities

The group derecognises financial liabilities when, and only when, the group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss.

1.10	Tax

Current tax assets and liabilities

Current tax for current and prior periods is, to the extent unpaid, recognised as a liability. If the amount already paid in respect of current and prior periods exceeds the amount due for those periods, the excess is recognised as an asset.

Current tax liabilities (assets) for the current and prior periods are measured at the amount expected to be paid to (recovered from) the tax authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.10	Tax (continued)

Deferred tax assets and liabilities

A deferred tax liability is recognised for all taxable temporary differences, except to the extent that the deferred tax liability arises from the initial recognition of an asset or liability in a transaction which at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).

A deferred tax asset is recognised for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised. A deferred tax asset is not recognised when it arises from the initial recognition of an asset or liability in a transaction at the time of the transaction, affects neither accounting profit nor taxable profit (tax loss).

A deferred tax asset is recognised for the carry forward of unused tax losses to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Tax expenses

Current and deferred taxes are recognised as income or an expense and included in profit or loss for the period, except to the extent that the tax arises from:

●	a transaction or event which is recognised, in the same or a different period, to other comprehensive income, or

●	a business combination.

Current tax and deferred taxes are charged or credited to other comprehensive income if the tax relates to items that are credited or charged, in the same or a different period, to other comprehensive income.

Current tax and deferred taxes are charged or credited directly to equity if the tax relates to items that are credited or charged, in the same or a different period, directly in equity.

1.11	Inventories

Inventories are measured at the lower of cost and net realisable value.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

The cost of inventories comprises of all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition.

The cost of inventories is assigned using the weighted average cost formula. The same cost formula is used for all inventories having a similar nature and use to the entity.

When inventories are sold, the carrying amount of those inventories are recognised as an expense in the period in which the related revenue is recognised. The amount of any write-down of inventories to net realisable value and all losses of inventories are recognised as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realisable value, are recognised as a reduction in the amount of inventories recognised as an expense in the period in which the reversal occurs.

1.12	Impairment of non-financial assets

The group assesses at each end of the reporting period whether there is any indication that an asset may be impaired. If any such indication exists, the group estimates the recoverable amount of the asset.

If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.12	Impairment of non-financial assets (continued)

The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value in use.

If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. That reduction is an impairment loss.

An impairment loss of assets carried at cost less any accumulated depreciation or amortisation is recognised immediately in profit or loss. Any impairment loss of a revalued asset is treated as a revaluation decrease.

An entity assesses at each reporting date whether there is any indication that an impairment loss recognised in prior periods for assets may no longer exist or may have decreased. If any such indication exists, the recoverable amounts of those assets are estimated.

The increased carrying amount of an asset attributable to a reversal of an impairment loss does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior periods.

A reversal of an impairment loss of assets carried at cost less accumulated depreciation or amortisation is recognised immediately in profit or loss. Any reversal of an impairment loss of a revalued asset is treated as a revaluation increase.

1.13	Share capital and equity

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Ordinary shares are classified as equity.

1.14	Employee benefits

Short-term employee benefits

The cost of short-term employee benefits, (those payable within 12 months after the service is rendered, such as paid vacation leave and sick leave, bonuses, and non-monetary benefits such as medical care), are recognised in the period in which the service is rendered and are not discounted.

The expected cost of compensated absences is recognised as an expense as the employees render services that increase their entitlement or, in the case of non-accumulating absences, when the absence occurs.

The expected cost of profit sharing and bonus payments is recognised as an expense when there is a legal or constructive obligation to make such payments as a result of past performance.

1.15	Provision for environmental rehabilitation

Provisions are recognised when:

●	the group has a present obligation as a result of a past event;

●	it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and

●	a reliable estimate can be made of the obligation.

The amount of a provision is the present value of the expenditure expected to be required to settle the obligation.

Provision for environmental rehabilitation

Provision for environmental rehabilitation includes decommissioning and restoration liabilities.

Decommissioning and restoration liabilities are measured at the present value of the expenditure expected to be incurred to settle the obligation, using estimated cash flows based on current prices. The unwinding of the decommissioning and restoration obligation is included in profit or loss. Estimated future costs of decommissioning and restoration liabilities are reviewed regularly and adjusted as appropriate for new circumstances or changes in law or technology.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

1.15	Provision for environmental rehabilitation (continued)

Decommissioning liabilities

The provision for decommissioning represents the cost that will arise from rectifying damage caused. Accordingly, an asset is recognised and included within property, plant and equipment. Changes in estimates are capitalized or reversed against the relevant asset. Expenditures actually incurred to settle such liabilities are recognized as cash outflows from investing activities.

Restoration liabilities

The provision for restoration represents the cost of restoring site damage after the start of production. Increases in the provision are recognized in profit or loss as a cost of production. Expenditure actually incurred to settle such liabilities are recognized as cash outflows from operating activities.

1.16	Revenue from contracts with customers

The group recognises revenue from the following major sources:

●	Sale of gold

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. The group recognises revenue when it transfers control of a product or service to a customer.

Sale of gold

Revenue is recognised when control of the goods has transferred, being when the goods have been shipped to and accepted by the buyer. Following delivery and acceptance, the buyer has full discretion over the manner of distribution and price to sell the gold, has the primary responsibility when on-selling the gold and bears the risks of obsolescence and loss in relation to the gold. A receivable is recognised by the group when the gold is delivered to and accepted by the buyer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. No element of financing is deemed present as the sales are made with a credit term of 30 days.

1.17	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised as part of the cost of that asset until such time as the asset is ready for its intended use. The amount of borrowing costs eligible for capitalisation is determined as follows:

●	Actual borrowing costs on funds specifically borrowed for the purpose of obtaining a qualifying asset less any temporary investment of those borrowings.

●	Weighted average of the borrowing costs applicable to the entity on funds generally borrowed for the purpose of obtaining a qualifying asset. The borrowing costs capitalised do not exceed the total borrowing costs incurred.

The capitalisation of borrowing costs commences when:

●	expenditures for the asset have occurred;

●	borrowing costs have been incurred, and

●	activities that are necessary to prepare the asset for its intended use or sale are in progress.

Capitalisation is suspended during extended periods in which active development is interrupted.

Capitalisation ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete.

All other borrowing costs are recognised as an expense in the period in which they are incurred.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

2.	New Standards and Interpretations

2.1	Standards and interpretations effective and adopted in the current year

In the current year, the group has adopted the following standards and interpretations that are effective for the current financial year and that are relevant to its operations:

International tax reform - Pillar two model rules - amendments to IAS 12

The amendments incorporate into IAS 12, taxes arising from tax law enacted or substantively enacted to implement the Pillar Two model rules published by the Organisation for Economic Co-operation and Development. As an exception, deferred tax assets and liabilities shall not be recognised, nor information about them disclosed related to Pillar Two income taxes. Disclosures about applying this exception to deferred tax are required. Any current tax income or expense related to Pillar Two income taxes is required to be disclosed separately. In addition, where the legislation is enacted or substantively enacted, but not yet in effect, management are required to disclose known or reasonably estimable information of the entity’s exposure to Pillar Two taxes arising from that legislation.

The effective date of the amendment is for years beginning on or after 01 January 2024.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Deferred tax related to assets and liabilities arising from a single transaction - Amendments to IAS 12

The amendment adds an additional requirement for transactions which will not give rise to the recognition of a deferred tax asset or liability on initial recognition. Previously, deferred tax would not be recognised on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting profit or loss. The additional requirement provides that the transaction, at the time of the transaction must not give rise to equal taxable and deductible temporary differences.

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Disclosure of accounting policies: Amendments to IAS 1 and IFRS Practice Statement 2

IAS 1 was amended to require that only material accounting policy information shall be disclosed in the financial statements. The amendment will not result in changes to measurement or recognition of financial statement items, but management will undergo a review of accounting policies to ensure that only material accounting policy information is disclosed.

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Definition of accounting estimates: Amendments to IAS 8

The definition of accounting estimates was amended so that accounting estimates are now defined as “monetary amounts in financial statements that are subject to measurement uncertainty.”

The effective date of the amendment is for years beginning on or after 01 January 2023.

The company has adopted the amendment for the first time in the 2024 financial statements.

The impact of the amendment is not material.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

2.	New Standards and Interpretations (continued)

2.2	Standards and interpretations not yet effective

The group has chosen not to early adopt the following standards and interpretations, which have been published and are mandatory for the group’s accounting periods beginning on or after 01 March 2024 or later periods:

Standard/ Interpretation:		Effective date: Years beginning on or after	Expected impact:
●	Lease liability in a sale and leaseback - Amendment to IFRS 16	01 January 2024	Unlikely there will be a material impact
●	Classification of Liabilities as Current or Non-Current - Amendment to IAS 1	01 January 2024	Unlikely there will be a material impact
●	Non-current Liabilities with Covenants - Amendments to IAS 1	01 January 2024	Unlikely there will be a material impact
●	Supplier Finance Arrangements - Amendments to IAS 7 and IFRS 7	01 January 2024	Unlikely there will be a material impact

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

3.	Property, plant and equipment

Group	2024			2023
	Cost / revaluation	Accumulated depreciation	Carrying value	Cost / revaluation	Accumulated depreciation	Carrying value
Buildings	85,381,575	(12,362,796)	73,018,779	84,267,235	(9,534,217)	74,733,018
Motor vehicles	7,911,790	(2,760,024)	5,151,766	7,250,090	(1,460,278)	5,789,812
Plant and machinery	326,410,984	(93,362,681)	233,048,303	323,138,737	(69,644,445)	253,494,292
Furniture and fixtures	253,708	(164,976)	88,732	253,708	(122,691)	131,017
IT equipment	1,456,812	(1,282,362)	174,450	1,393,812	(1,073,188)	320,624
Computer software	106,000	(106,000)	-	106,000	(94,542)	11,458
Mineral reserves and resources	2,858,132,589	-	2,858,132,589	2,858,132,589	-	2,858,132,589
Shaft 5 surface assets	299,123,895	(58,853,804)	240,270,091	298,212,764	(51,072,102)	247,140,662
Shaft 5 shaft complex	1,295,480,700	(149,993,115)	1,145,487,585	1,212,794,385	(106,803,013)	1,105,991,372
Rehabilitation asset	-	-	-	75,589,131	-	75,589,131
Total	4,874,258,053	(318,885,758)	4,555,372,295	4,861,138,451	(239,804,476)	4,621,333,975

Reconciliation of property, plant and equipment - Group - 2024

	Opening balance	Additions	Revaluation	Depreciation	Total
Buildings	74,733,018	1,114,340	-	(2,828,579)	73,018,779
Motor vehicles	5,789,812	661,700	-	(1,299,746)	5,151,766
Plant and machinery	253,494,292	3,272,247	-	(23,718,236)	233,048,303
Furniture and fixtures	131,017	-	-	(42,285)	88,732
IT equipment	320,624	63,000	-	(209,174)	174,450
Computer software	11,458	-	-	(11,458)	-
Mineral reserves and resources (1)	2,858,132,589	-	-	-	2,858,132,589
Shaft 5 surface assets (2)	247,140,662	911,131	-	(7,781,702)	240,270,091
Shaft 5 shaft complex (2)	1,105,991,372	82,686,315	-	(43,190,102)	1,145,487,585
Rehabilitation asset (1)	75,589,131	-	(75,589,131)	-	-
	4,621,333,975	88,708,733	(75,589,131)	(79,081,282)	4,555,372,295

Reconciliation of property, plant and equipment - Group - 2023

	Opening balance	Additions	Disposals	Transfers/ Revaluation	Depreciation	Total
Buildings	73,201,887	4,351,998	(102,176)	-	(2,718,691)	74,733,018
Motor vehicles	1,366,458	6,180,711	(811,462)	-	(945,895)	5,789,812
Plant and machinery	245,741,208	31,791,712	(125,001)	-	(23,913,627)	253,494,292
Furniture and fixtures	173,302	-	-	-	(42,285)	131,017
IT equipment	451,513	179,980	-	-	(310,869)	320,624
Computer software	25,208	-	-	-	(13,750)	11,458
Mineral reserves and resources (1)	2,599,000,000	-	-	259,132,589	-	2,858,132,589
Shaft 5 surface assets (2)	279,238,589	1,844,177	(729,172)	(20,000,727)	(13,212,205)	247,140,662
Shaft 5 shaft complex (2)	1,099,680,203	28,167,812	(3,365,125)	20,000,727	(38,492,245)	1,105,991,372
Rehabilitation asset (1)	61,975,021	-	-	13,614,110	-	75,589,131
	4,360,853,389	72,516,390	(5,132,936)	272,746,699	(79,649,567)	4,621,333,975

(1)	Mineral reserves and resources, including the Rehabilitation asset, were revalued as set out below.
(2)	Transfer of shaft 5 surface assets to shaft 5 complex assets.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

3.	Property, plant and equipment (continued)

Movable assets are pledged as security in favour of IDC with a General Notarial Bond over movable assets to the maximum value of R 50,000,000 (2023: R 50,000,000). Refer to note 17.

Plant and equipment are pledged as security in favour of IDC with a Special Notarial Bond over plant and equipment to the maximum value of R 120,000,000 (2023: R 120,000,000). Refer to note 17.

Revaluations (excluding mineral reserves and resources)

The group’s property, plant and equipment are stated at revalued amounts, being the fair value at the date of revaluation, less any subsequent accumulated depreciation and accumulated impairment losses. Revaluations are performed as required after taking into consideration all appropriate factors that may influence whether the carrying amount of the property, plant and equipment differs materially from their fair value.

Prior to the 2023 financial year, management relied on fair value measurements that were performed by Minxcon Proprietary Limited (“Minxcon”), an independent valuator with appropriate qualifications and experience in the valuation of mining assets (see below), following a comprehensive underground reconnaissance by the group together with independent parties in January 2018.

For the 2023 financial year, Minxcon completed a valuation exercise to update the asset valuation of the group’s Peter Skeat shaft complex physical assets as at 28 February 2023. This valuation report, with an effective date of 11 July 2023, was prepared by Mr FJ Visser (B. Eng. (Mech), GCC) and Mr D van Heerden (B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA) as the independent, appropriately qualified valuers. This report was relied on for purposes of revaluing where appropriate the group’s property, plant and equipment, excluding the mineral reserves and resources, for both the 2023 and 2024 financial years.

The current estimated fair value of the property, plant and machinery is R 1,697,239,706 (2023: R 1,687,412,255) excluding mineral reserves and resources and rehabilitation assets.

The carrying value of the revalued assets under the cost model would have been:

Buildings	57,287,217	56,172,877
Tailings processing plant	1,000,000	1,000,000
Furniture and fixtures	253,708	253,708
Motor vehicles	7,911,790	7,250,090
Plant and machinery	325,410,984	322,138,738
IT equipment	1,456,812	1,393,812
Shaft 5 surface assets	150,961,473	150,050,342
Shaft 5 complex	133,727,252	408,258,165
Computer software	106,000	106,000
	678,115,236	946,623,732

Revaluation of mineral reserves and resources

For the 2024 and 2023 financial year, management maintained the methodology previously adopted for establishing the value of the Blyvoor mineral reserves and resources asset. Reliance was placed on an updated valuation performed by independent valuers employed by Minxcon Proprietary Limited (“Minxcon”) on both the project and the physical assets and infrastructure. A dedicated revaluation exercise was not performed by Minxcon, but management could dependably determine an appropriate valuation by placing reliance on the following Minxcon reports:

●	“S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa” prepared by Minxcon, with an effective date of 29 February 2024, and with Mr U Engelman (BSc (Zoo. & Bot.), BSc Hons (Geol.), Pri.Sci.Nat., MGSSA) (“UE”) and Mr D van Heerden (B Eng (Min.), MCom (Bus. Admin.), MMC, Pr.Eng., FSAIMM, AMMSA) (“DvH”) as qualified persons;

●	“Independent Competent Persons’ Report on the Blyvoor Gold Mine” prepared by Minxcon, with an issue date of 21 July 2023, and with UE and DvH as competent persons and Mr NJ Odendaal (BSc (Geol.), BSc Hons (Min. Econ.), MSc (Min. Eng.) (“NJO”) as competent valuator;

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

3.	Property, plant and equipment (continued)

●	“Update of Asset Valuation of Blyvoor Gold Capital’s Peter Skeat Shaft Complex - Physical Assets” prepared by Minxcon, with an issue date of 11 July 2023, and with Mr FJ Visser (B. Eng. (Mech), GCC) (“FJV”) and DvH as the independent valuers; and

●	“Asset Valuation Review and Opinion Blyvoor Mineral Assets” prepared by Minxcon, with an issue date of 17 February 2021, and with UE, DvH and NJO as independent valuers.

None of UE, DvH, NJO or FJV are connected to the group and all of them have recent experience in the valuation of mineral resources and mining rights.

The valuation methodology and assumptions are set out in more detail in note 33.

4.	Tailings resources

Group	2024			2023
	Cost / Valuation	Accumulated depreciation	Carrying value	Cost / Valuation	Accumulated depreciation	Carrying value
Tailings dams	1,077,248	(50,703)	1,026,545	1,077,248	(33,802)	1,043,446

Reconciliation of tailings resources - Group - 2024

	Opening balance	Depreciation	Total
Tailings dams	1,043,446	(16,901)	1,026,545

Reconciliation of tailings resources - Group - 2023

	Opening balance	Disposals	Depreciation	Total
Tailings dams	1,060,650	(303)	(16,901)	1,043,446

Details of assets

Tailings dams and servitude for Pipeline and Reservoir.

5.	Mining rights

Group	2024			2023
	Cost	Accumulated amortisation	Carrying value	Cost	Accumulated amortisation	Carrying value
Mining rights	1,800,000	-	1,800,000	1,800,000	-	1,800,000

Reconciliation of mining rights - Group - 2024

	Opening balance	Total
Mining rights	1,800,000	1,800,000

Reconciliation of mining rights - Group - 2023

	Opening balance	Total
Mining rights	1,800,000	1,800,000

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

6.	Loans to group companies

Common management

Blyvoor Gold Mapogo Proprietary Limited	78,832	66,929
Blyvoor Gold Workers Trust	76,403	64,500
The Blyvoor Community Trust	70,195	58,293
	225,430	189,722

The loans are unsecured and interest free and there are no fixed terms for the repayment thereof. There is no intention to call on the loans in the next 12 months.

Ultimate holding company

Blyvoor Gold Proprietary Limited	-	586,241

The loan is unsecured, interest free and there are no fixed terms for the repayment thereof. The company has no intention to call on the loan in the next 12 months.

Fellow subsidiary

Blyvoor Gold Operations Proprietary Limited	440,140	426,238

The loan is unsecured and interest free and there are no fixed terms for the repayment thereof. The company has no intention to call on the loan in the next 12 months.

Split between non-current and current portions

Non-current assets	665,570	1,202,201

Exposure to credit risk (ECR)

Loans receivable inherently expose the group to credit risk, being the risk that the group will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

6.	Loans to group companies (continued)

Credit rating framework

For purposes of determining the credit loss allowances, management determine the credit rating grades of each loan at the end of the reporting period. These ratings are determined either externally through ratings agencies or internally where external ratings are not available.

The table below sets out the internal credit rating framework which is applied by management for loans for which external ratings are not available. The abbreviation “ECL” is used to depict “expected credit losses.”

Internal credit grade	Description	Basis for recognising expected credit losses
Performing	Low risk of default and no amounts are past due	12m ECL

Doubtful	There has been a significant increase in credit risk since initial recognition	Lifetime ECL (not credit impaired)

In default	There is evidence that the asset is credit impaired	Lifetime ECL (credit impaired)

Write-off	There is evidence indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery	Amount is written off

Credit loss allowances

The following table sets out the carrying amount, loss allowance and measurement basis of expected credit losses for group loans receivable by credit rating grade:

Group - 2024

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loans to entities with common management
Blyvoor Gold Mapogo Proprietary Limited	N/A	N/A	Performing	12m ECL	78,832	-	78,832
Blyvoor Gold Workers Trust	N/A	N/A	Performing	12m ECL	76,403	-	76,403
The Blyvoor Community Trust	N/A	N/A	Performing	12m ECL	70,195	-	70,195
					225,430	-	225,430

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial. It was considered that the entities are shareholders in Blyvoor Gold Capital and will benefit from the group’s planned liquidity events, i.e. the business combination transaction and/or the raising of additional debt, and would hence be in a position to meet their obligations.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loans to group companies.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

6.	Loans to group companies (continued)

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loan to fellow subsidiary
Blyvoor Gold Operations Proprietary Limited	N/A	N/A	Performing	12m ECL	440,140	-	440,140

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial. It was considered that the entity is a fellow subsidiary in the Blyvoor Gold group, and will benefit from the group’s planned liquidity events, i.e. the business combination transaction and/or the raising of additional debt, and would hence be in a position to meet its obligations.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loan to group company.

Group - 2023

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loans to entities with common management
Blyvoor Gold Mapogo Proprietary Limited	N/A	N/A	Performing	12m ECL	66,929	-	66,929
Blyvoor Gold Workers Trust	N/A	N/A	Performing	12m ECL	64,500	-	64,500
The Blyvoor Community Trust	N/A	N/A	Performing	12m ECL	58,293	-	58,293
					189,722	-	189,722

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loans to group companies.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

6.	Loans to group companies (continued)

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loan to ultimate holding company
Blyvoor Gold Proprietary Limited	N/A	N/A	Performing	12m ECL	586,241	-	586,241

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loan to group company.

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Loan to fellow subsidiary
Blyvoor Gold Operations Proprietary Limited	N/A	N/A	Performing	12m ECL	426,238	-	426,238

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loan to group company.

7.	Inventories

Merchandise	21,802,599	11,700,590

8.	Loan to shareholder

Blyvoor Empowerment Partners (RF) Proprietary Limited	138,805	112,412

The loan is unsecured and interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portions

Current assets	138,805	112,412

Exposure to credit risk

Loan to shareholder inherently exposes the group to credit risk, being the risk that the group will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the shareholders as well as the future prospects in the industries in which the shareholders operate.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

8.	Loan to shareholder (continued)

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Credit rating framework

For purposes of determining the credit loss allowances, management determine the credit rating grades of each loan at the end of the reporting period. These ratings are determined either externally through ratings agencies or internally where external ratings are not available.

The table below sets out the internal credit rating framework which is applied by management for loans for which external ratings are not available. The abbreviation “ECL” is used to depict “expected credit losses.”

Internal credit grade	Description	Basis for recognising expected credit losses
Performing	Low risk of default and no amounts are past due	12m ECL

Doubtful	There has been a significant increase in credit risk since initial recognition	Lifetime ECL (not credit impaired)

In default	There is evidence that the asset is credit impaired	Lifetime ECL (credit impaired)

Write-off	There is evidence indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery	Amount is written off

Credit loss allowances

The following table sets out the carrying amount, loss allowance and measurement basis of expected credit losses for loan to shareholder by credit rating grade:

Group - 2024

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Blyvoor Empowerment Partners (RF) Proprietary Limited	N/A	N/A	Performing	12m ECL	138,805	-	138,805

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial. It was considered that the entity is a shareholder in Blyvoor Gold Capital and will benefit from the group’s planned liquidity events, i.e. the business combination transaction and/or the raising of additional debt, and would hence be in a position to meet its obligations.

There has been no movement in the loss allowance for loan to shareholder.

Group - 2023

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Blyvoor Empowerment Partners (RF) Proprietary Limited	N/A	N/A	Performing	12m ECL	112,412	-	112,412

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

8.	Loan to shareholder (continued)

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group. The group made no provision for credit losses as the credit losses were assessed to be immaterial.

Reconciliation of loss allowances

There has been no movement in the loss allowance for loan to shareholder.

9.	Loans receivable

Loans receivable are presented at amortised cost, which is net of loss allowance, as follows:

Doornfontein Underground Mining Proprietary Limited	5,812,420	5,636,610
Stratocorp Services Proprietary Limited	20,712,185	9,705,986
	26,524,605	15,342,596

The loans are unsecured, interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portions

Current assets	26,524,605	15,342,596

Exposure to credit risk (ECR)

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Credit rating framework

For purposes of determining the credit loss allowances, management determine the credit rating grades of each loan at the end of the reporting period. These ratings are determined either externally through ratings agencies or internally where external ratings are not available.

The table below sets out the internal credit rating framework which is applied by management for loans for which external ratings are not available. The abbreviation “ECL” is used to depict “expected credit losses.”

Internal credit grade	Description	Basis for recognising expected credit losses
Performing	Low risk of default and no amounts are past due	12m ECL

Doubtful	There has been a significant increase in credit risk since initial recognition	Lifetime ECL (not credit impaired)

In default	There is evidence that the asset is credit impaired	Lifetime ECL (credit impaired)

Write-off	There is evidence indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery	Amount is written off

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

9.	Loans receivable (continued)

Credit loss allowances

The following table sets out the carrying amount, loss allowance and measurement basis of expected credit losses for loans receivable by credit rating grade:

Group - 2024

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Doornfontein Underground Mining Proprietary Limited	N/A	N/A	Performing	Lifetime ECL (not credit impaired)	5,934,677	(122,257)	5,812,420
Stratocorp Services Proprietary Limited	N/A	N/A	Performing	Lifetime ECL (not credit impaired)	21,012,369	(300,184)	20,712,185
					26,947,046	(422,441)	26,524,605

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group.

The loss allowance was previously determined on the basis that the entities are service providers to the Blyvoor Gold group with strong revenue streams and would be able to meet their obligations. No additional loss allowance was raised in the current year, as it was considered that the entities will benefit from the Blyvoor Gold group’s planned liquidity events, i.e. the business combination transaction and/or the raising of additional debt, and would hence be in a position to meet their obligations.

Group - 2023

Instrument	External credit rating (where applicable)	Rating agency	Internal credit rating (where applicable)	Basis of loss allowance	Gross Carrying amount	Loss allowance	Amortised cost
Doornfontein Underground Mining Proprietary Limited	N/A	N/A	Performing	Lifetime ECL (not credit impaired)	5,812,420	(175,810)	5,636,610
Stratocorp Services Proprietary Limited	N/A	N/A	Performing	Lifetime ECL (not credit impaired)	9,726,888	(20,902)	9,705,986
					15,539,308	(196,712)	15,342,596

No external credit ratings or rating agency indicators were applied as it was not deemed applicable to the group.

10.	Trade and other receivables

Financial instruments:
Trade receivables	4,141,957	4,107,544
Deposits	67,650	67,650
Funds held in trust	1,009,216	1,009,216
Other receivables	3,732,288	8,116

Non-financial instruments:
VAT	66,433,116	40,775,528
Total trade and other receivables	75,384,227	45,968,054

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

10.	Trade and other receivables (continued)

Categorisation of trade and other receivables

Trade and other receivables are categorised as follows in accordance with IFRS 9: Financial Instruments:

At amortised cost	8,951,111	5,192,526
Non-financial instruments	66,433,116	40,775,528
	75,384,227	45,968,054

Trade receivables to the value of R 8,951,111 (2023: R 5,192,526) are ceded in favour of IDC (refer to note 17).

Exposure to credit risk

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Trade receivables inherently expose the group to credit risk, being the risk that the group will incur financial loss if customers fail to make payments as they fall due. A loss allowance is considered for all trade receivables and is monitored at the end of each reporting period. Funds held in trust are considered a trade receivable with an immaterial balance and no ECL disclosures have been provided.

Based on the group’s historic loss experience and growth expectations for the mining industry, the ECL has been assessed as zero.

The group’s historical credit loss experience does not show significantly different loss patterns for different customer segments. The provision for credit losses is therefore based on past due status without disaggregating into further risk profiles. The loss allowance provision is determined as follows:

Group	2024	2024	2023	2023
Expected credit loss rate:	Estimated gross carrying amount at default	Loss allowance (Lifetime expected credit loss)	Estimated gross carrying amount at default	Loss allowance (Lifetime expected credit loss)
31 - 60 days: 0% (2023: 0%)	4,141,957	-	4,107,544	-

11.	Cash and cash equivalents

Cash and cash equivalents consist of:

Bank balances	14,370,577	35,625,667

Credit quality of cash at bank and short term deposits, excluding cash on hand

The group only banks with reputable financial institutions with the highest local credit ratings, and therefore the credit quality of cash equivalents can be assessed as high.

Financial guarantees

The group provided financial guarantees in the amount of R 231,400,000 (2023: R 231,400,000) to the Department of Mineral Resources and Energy in respect of its environmental rehabilitation liabilities. The financial guarantees were issued by Guardrisk Insurance Company Limited on behalf of the group.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	Note	2024	2023

12.	Stated capital

Authorised

1,000 Ordinary shares of no par value

Issued

737 Ordinary shares of no par value	253,914,817	253,914,817

13.	Revaluation reserve

Opening balance		2,227,018,190	2,003,081,489
Revaluation of Mineral reserves and resources	3	-	259,132,589
Deferred tax		-	(35,195,888)
Closing balance		2,227,018,190	2,227,018,190

14.	Loans from group company

Holding company

Blyvoor Gold Proprietary Limited	311,917,585	314,123,355
The loan is unsecured and interest free. The loan will become repayable when Blyvoor Gold Capital Proprietary Limited starts generating profits and declaring dividends to Blyvoor Gold Resources Proprietary Limited in the future. The dividends to be received from Blyvoor Gold Capital Proprietary Limited will be used to settle the loan.

Fellow subsidiaries

Blyvoor Gold Operations Proprietary Limited	1,294,756	-

The loan is unsecured, interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portions

Non-current liabilities	313,212,341	314,123,355

15.	Loan from shareholder

Orion Mine Finance Fund II LP	73,888,674	73,888,674
The loan is unsecured and interest free. The loan will become repayable when Blyvoor Gold Capital Proprietary Limited starts generating profits and declaring dividends to Blyvoor Gold Resources Proprietary Limited in the future. The dividends to be received from Blyvoor Gold Capital Proprietary Limited will be used to settle the loan.

Split between non-current and current portions

Non-current liabilities	73,888,674	73,888,674

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

16.	Amounts received in advance

Held at amortised cost

Sandstorm Stream Agreement	507,052,062	522,685,638
In terms of a long-term stream agreement with Sandstorm Gold Ltd (Sandstorm), a prepayment of $37 million was received from Sandstorm in FY2020 for the delivery of refined gold, in specified percentages of output, to Sandstorm at a purchase price equal to the lesser of (i) $572/oz, and (ii) the afternoon per ounce LBMA Gold Price in U.S. dollars. Until delivery of an initial 300,000 oz of gold to Sandstorm, the group is obliged to sell (i) 10% of annual production, capped at 16,000 oz delivered or 160,000 oz produced per year, and (ii) thereafter, 5% of annual production in excess of 160,000 oz produced per year. After delivery of an initial 300,000 oz of gold to Sandstorm, we are obliged to sell 0.5% of annual production, capped at 500 oz delivered or 100,000 oz produced per year. The stream agreement terminates upon production of 10,320,000 oz of refined gold.

Orion Fund II Prepayment Liability	63,614,943	74,441,529
In terms of a long-term offtake agreement, a prepayment of $5 million was received in FY2022 from Orion Mine Finance Fund II LP (Orion Fund II) in the amount of $5 million. Such amount is being repaid at the equivalent U.S. dollar amount of 90% of all refined gold deliveries calculated at a rate of $35.25/oz.
	570,667,005	597,127,167

Split between non-current and current portions

Non-current liabilities	542,015,820	570,667,004
Current liabilities	28,651,185	26,460,163
	570,667,005	597,127,167

17.	Borrowings

Held at amortised cost

Industrial Development Corporation of South Africa Limited (IDC)	81,573,827	97,154,543
Interest is charged at prime plus 4.5% and was capitalised to the loan until repayment commenced on 01 October 2022. Repayment terms are as follows: Interest is being repaid in quarterly instalments of R 300,000 and capital is being repaid in equal instalments over the course of 48 months (4 years), having commenced on 01 October 2022.

Split between non-current and current portions

Non-current liabilities	46,610,940	70,712,741
Current liabilities	34,962,887	26,441,802
	81,573,827	97,154,543

Securities provided by Blyvoor Gold Capital Proprietary Limited for IDC loan

Plant and equipment - To the IDC a special notarial bond to the value of R 120,000,000

Movable assets - To the IDC a general notarial bond to the value of R 50,000,000

Cession on debtors - To the IDC for entire debtors book

Pledge of shares - To the IDC for shares

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

17.	Borrowings (continued)

Guarantees for IDC loan

The written guarantees provided by each of the Guarantors, in terms of which each Guarantor guarantees the obligations of Blyvoor Gold Capital Proprietary Limited to the IDC. Guarantors include: Peter Skeat (40%), Alan Smith (25%), Richard Floyd (25%) and Louis Lamsley (10%).

Financial covenants for IDC loan

	Reported to the IDC (forward-looking):		Covenant targets for
	Following 6 months	Following 12 months	29 February 2024
Debt Service Cover ratio	1.4	3.1	1.2
Cash Interest Cover ratio	63.6	87.2	3.5

Blyvoor Gold Capital Proprietary Limited has agreed to maintain certain covenant targets in the IDC loan facility agreement. The effect of not achieving these financial ratios could be seen as a breach and could lead to a recall of the facilities granted at the discretion of the IDC. Blyvoor Gold Capital Proprietary Limited, according to management’s calculations, met all covenants at 29 February 2024 (and at 28 February 2028).

18.	Deferred tax

Deferred tax liability

Property, plant and equipment	(366,343,065)	(359,440,543)
Mineral reserves and resources and mining rights	(616,944,943)	(616,944,943)
Rehabilitation asset	-	(20,409,065)
Total deferred tax liability	(983,288,008)	(996,794,551)

Deferred tax asset

Environmental rehabilitation provision	16,657,497	33,404,020
Prepayment received	154,080,091	161,224,335
Total deferred tax asset	170,737,588	194,628,355

The deferred tax assets and the deferred tax liability relate to income tax in the same jurisdiction and of the same group company. Therefore, they have been offset in the statement of financial position as follows:

Deferred tax liability	(983,288,008)	(996,794,551)
Deferred tax asset	170,737,588	194,628,355
Total net deferred tax liability	(812,550,420)	(802,166,196)

Reconciliation of deferred tax liability

At beginning of the year	(802,166,196)	(755,339,193)
Reversing temporary difference on property, plant and equipment	13,506,543	(1,390,221)
Originating temporary difference on the rehabilitation asset	-	(62,347,517)
Originating/(reversing) temporary difference on environmental rehabilitation provision	(16,746,523)	6,427,656
Originating temporary difference on income received in advance	(7,144,244)	(5,223,400)
Increase in tax loss available for set off against future taxable income	-	15,706,479
	(812,550,420)	(802,166,196)

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

18.	Deferred tax (continued)

Recognition of deferred tax asset

A deferred tax asset has been recognised as it is probable that future taxable profit will be available against which the deductible temporary differences can be utilised.

19.	Provisions

Reconciliation of provisions - Group - 2024

	Opening balance	Unwinding of provision	Change in decommissioning asset	Total
Environmental rehabilitation	123,718,593	13,564,971	(75,589,131)	61,694,433

Reconciliation of provisions - Group - 2023

	Opening balance	Unwinding of provision	Change in decommissioning asset	Total
Environmental rehabilitation	99,912,461	10,701,624	13,104,508	123,718,593

Key assumptions

Rehabilitation costs are expected to be incurred when exploration, evaluation and development activities give rise to the need for restoration. The costs include obligations relating to reclamation, waste site closure, plant closure and other costs associated with the restoration of the site. These estimates of the restoration obligation are based on current technology, legal requirements and future costs. Any changes in the estimates are adjusted on a prospective basis.

In determining the restoration obligation, the group has assumed no significant changes will occur in the relevant South African legislation in relation to restoration of such mines in the future.

The directors would like to highlight that while the full liability is recorded in Blyvoor Gold Capital Proprietary Limited’s hands, a portion of this liability is attributable to the tailings that form part of the assets of a fellow subsidiary, Blyvoor Gold Operations Proprietary Limited, as well as to assets that were purchased by other third parties from Blyvooruitzicht Gold Mining Company Proprietary Limited (in provisional liquidation) (referred to as “Orphans”). The split of these liabilities, as initially contained in the EMP and EIA, is reflected below according to their current respective book values.

Entity	Financial Provision Assessment	%
Blyvoor Gold Capital (Pty) Ltd	R 8,107,054 (2023: R 16,257,436)	13.2% (2023: 13.2%)
Blyvoor Gold Operations (Pty) Ltd	R 35,310,067 (2023: R 70,808,848)	57.2% (2023: 57.2%)
Orphans	R 18,277,313 (2023: R 36,652,309)	29.6% (2023: 29.6%)
Total	R 61,694,434 (2023: R 123,718,594)	100.0%

Blyvoor Gold Capital Proprietary Limited has provided for the liabilities set out in the EMP and EIA associated with the activities that the company will be engaging in. In addition, the liability funding associated with the company’s mining right, which includes that of Blyvoor Gold Operations Proprietary Limited and the Orphans, is in accordance with the arrangements agreed to by the Department of Mineral Resources and Energy.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

19.	Provisions (continued)

Blyvoor Gold Capital Proprietary Limited has commenced engaging with the DMRE to commence the process of lawfully transferring the liabilities to Blyvoor Gold Operations Proprietary Limited and to the various entities that constitute the Orphans.

Assumptions used

Life of mine*	33 years (2023: 30 years)
Discount rate	12.41% (2023: 11.45%)
Inflation rate	6.00% (2023: 7.14%)

*	Refer to change in accounting estimate per note 36.

20.	Trade and other payables

Financial instruments:
Trade payables	68,503,732	14,733,085
Accrued expenses	345,550	345,550
	68,849,282	15,078,635

21.	Revenue

Revenue from contracts with customers

Sale of goods	772,014,749	752,544,103

Disaggregation of revenue from contracts with customers

Sale of goods

Sale of gold	772,014,749	752,544,103

Timing of revenue recognition

At a point in time

Sale of goods	772,014,749	752,544,103

22.	Cost of sales

Sale of gold	643,875,974	580,954,560

23.	Other operating losses

Gains (losses) on disposals
Property, plant and equipment	-	(257,528)
Scrap	383,895	-
	383,895	(257,528)
Foreign exchange losses
Net foreign exchange	(5,111,627)	(8,563,595)
Total other operating losses	(4,727,732)	(8,821,123)

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

24.	Operating profit

Operating profit for the year is stated after charging the following, amongst others:

Employee costs

Salaries, wages, bonuses and other benefits	46,570,532	20,228,490

Leases

Short-term lease charges

Premises	243,656	7,483

25.	Finance income

Interest income

Bank	713,086	789,247

26.	Finance costs

Bank	10,736,216	23,854,969
Unwinding of discount on provision for rehabilitation	13,564,971	10,192,023
Total finance costs	24,301,187	34,046,992

27.	Taxation

Major components of the tax expense

Deferred

Originating and reversing temporary differences	10,384,225	11,631,116

Reconciliation of the tax expense

Reconciliation between accounting profit and tax expense.

Accounting profit	14,161,688	80,924,217

Tax at the applicable tax rate of 27% (2023: 28%)	3,823,656	22,658,781

Tax effect of adjustments on taxable income
Permanent differences	8,264,802	41,072
IFRS adjustment	(1,704,233)	(4,010,839)
Tax rate change	-	(6,855,791)
Prior year over-provision	-	(202,107)
	10,384,225	11,631,116

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

28.	Cash generated from (used in) operations

Profit before taxation	14,161,688	80,924,217
Adjustments for:
Depreciation	79,098,184	79,666,468
(Profit) loss on sale of assets	(383,898)	257,528
Finance income	(713,086)	(789,247)
Finance costs	24,301,187	34,046,992
Movements in provisions	13,564,971	10,192,023
Movements in amounts received in advance	(26,460,162)	(19,345,927)
Changes in working capital:
Inventories	(10,102,009)	(11,700,590)
Trade and other receivables	(29,416,173)	(29,153,371)
Trade and other payables	53,770,647	(14,903,232)
	117,821,349	129,194,861

29.	Tax refunded

Balance at beginning of the year	88,251	88,251
Current tax for the year recognised in profit or loss	-	-
Balance at end of the year	(88,251)	(88,251)
	-	-

30.	Changes in liabilities arising from financing activities

Reconciliation of liabilities arising from financing activities - Group - 2024

	Opening balance	Cash flows	Closing balance
Borrowings	97,154,543	(15,580,716)	81,573,827
Loan from shareholder	73,888,674	-	73,888,674
Loans from group company	314,123,355	(911,014)	313,212,341
Total liabilities from financing activities	485,166,572	(16,491,730)	468,674,842

Reconciliation of liabilities arising from financing activities - Group - 2023

	Opening balance	Cash flows	Closing balance
Borrowings	105,413,268	(8,258,725)	97,154,543
Loan from shareholder	73,888,674	-	73,888,674
Loans from group company	314,123,355	-	314,123,355
Total liabilities from financing activities	493,425,297	(8,258,725)	485,166,572

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

31.	Related parties

Relationships

Holding company Fellow subsidiary Subsidiary Subsidiaries of Blyvoor Gold Capital Proprietary Limited	Blyvoor Gold Proprietary Limited
Blyvoor Gold Operations Proprietary Limited
Blyvoor Gold Capital Proprietary Limited
Blyvoor Gold Services Proprietary Limited
Blyvoor Gold Underground Operations Proprietary Limited
K2021502337 Proprietary Limited
K2021502324 Proprietary Limited
K2021502302 Proprietary Limited

Minority shareholder Minority shareholder of Blyvoor Gold Capital Proprietary Limited Shareholders of Blyvoor Empowerment Partners (RF) Proprietary Limited	Orion Mine Finance Fund II LP Blyvoor Empowerment Partners (RF) Proprietary Limited The Blyvoor Community Trust Blyvoor Gold Workers Trust Blyvoor Gold Mapogo Proprietary Limited

Company related to director Members of key management	Benoryn Investment Holdings Proprietary Limited RL Floyd AG Smith M Barton

Related party balances

Loan accounts - Owing (to) by related parties

Blyvoor Gold Proprietary Limited	(311,917,585)	(314,123,355)
Orion Mine Finance Fund II LP (1)	(73,888,674)	(73,888,674)
Blyvoor Gold Mapogo Proprietary Limited	78,832	66,929
Blyvoor Gold Workers Trust	76,403	64,500
The Blyvoor Community Trust	70,195	58,293
Blyvoor Gold Proprietary Limited	-	586,241
Blyvoor Gold Operations Proprietary Limited - Loan 1	440,140	426,238
Blyvoor Gold Operations Proprietary Limited - Loan 2	(1,294,756)	-
Blyvoor Empowerment Partners (RF) Proprietary Limited	138,805	112,412

Amounts included in current and non-current amounts received in advance regarding related parties

Orion Mine Finance Fund II LP	(63,614,944)	(74,441,529)

(1)	Terms of the loan are provided in note 15.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

31.	Related parties (continued)

Related party transactions

Purchases from related party

Benoryn Investment Holdings Proprietary Limited	-	38,342,316

Compensation to directors and other key management

Short-term employee benefits	2,096,410	2,589,825

32.	Directors’ emoluments

No emoluments were paid to the directors or any individuals holding a prescribed office by the company during the year.

Received from other group company

Group

Executive

2024

	Basic remuneration	Total emoluments
AG Smith	2,096,410	2,096,410

2023

	Basic remuneration	Total emoluments
AG Smith	2,589,825	2,589,825

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

33.	Financial instruments and risk management

Categories of financial instruments

Categories of financial assets

Group - 2024

	Notes	Amortised cost	Total
Loans to group companies	6	665,570	665,570
Loan to shareholder	8	138,805	138,805
Loans receivable	9	26,524,605	26,524,605
Trade and other receivables	10	8,951,111	8,951,111
Cash and cash equivalents	11	14,370,577	14,370,577
		50,650,668	50,650,668

Group - 2023

	Notes	Amortised cost	Total
Loans to group companies	6	1,202,201	1,202,201
Loan to shareholder	8	112,412	112,412
Loans receivable	9	15,342,596	15,342,596
Trade and other receivables	10	5,192,526	5,192,526
Cash and cash equivalents	11	35,625,667	35,625,667
		57,475,402	57,475,402

Categories of financial liabilities

Group - 2024

	Notes	Amortised cost	Total
Loans from group company	14	313,212,341	313,212,341
Loan from shareholder	15	73,888,674	73,888,674
Borrowings	17	81,573,827	81,573,827
Trade and other payables	20	68,849,280	68,849,280
		537,524,122	537,524,122

Group - 2023

	Notes	Amortised cost	Total
Loans from group company	14	314,123,355	314,123,355
Loan from shareholder	15	73,888,674	73,888,674
Borrowings	17	97,154,543	97,154,543
Trade and other payables	20	15,078,635	15,078,635
		500,245,207	500,245,207

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

33.	Financial instruments and risk management (continued)

Pre tax gains and losses on financial instruments

Gains and losses on financial assets

Group - 2024

	Note	Amortised cost	Total
Recognised in profit or loss:
Finance income	25	713,086	713,086

Group - 2023

	Note	Amortised cost	Total
Recognised in profit or loss:
Finance income	25	789,247	789,247

Gains and losses on financial liabilities

Group - 2024

	Note	Amortised cost	Total
Recognised in profit or loss:
Finance costs	26	(10,736,216)	(10,736,216)

Group - 2023

	Note	Amortised cost	Total
Recognised in profit or loss:
Finance costs	26	(23,854,969)	(23,854,969)

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

33.	Financial instruments and risk management (continued)

Capital risk management

The group’s objective when managing capital (which includes share capital, borrowings and cash and cash equivalents) is to maintain a flexible capital structure that reduces the cost of capital to an acceptable level of risk and to safeguard the group’s ability to continue as a going concern while taking advantage of strategic opportunities in order to maximise stakeholder returns sustainably.

The group manages capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain the capital structure, the group may adjust the amount of dividends paid to the shareholders, return capital to the shareholders, repurchase shares currently issued, issue new shares, issue new debt, issue new debt to replace existing debt with different characteristics and/or sell assets to reduce debt.

The capital structure and gearing ratio of the group at the reporting date was as follows:

Loans from group company	312,772,201	314,123,355
Loan from shareholder	73,888,674	73,888,674
Borrowings	81,573,827	97,154,543
Total borrowings	468,234,702	485,166,572

	(14,370,577)	(35,625,667)
Net borrowings	453,864,125	449,540,905

Equity	2,714,737,492	2,710,960,029

Gearing ratio	17%	17%

Financial risk management

Credit risk

Credit risk is the risk of financial loss to the group if a customer or counterparty to a financial instrument fails to meet its contractual obligations.

The group is exposed to credit risk on loans receivable, trade and other receivables and cash and cash equivalents.

Credit risk exposure arising on cash and cash equivalents is managed by the group through dealing with well-established financial institutions with high credit ratings.

Credit loss allowances for expected credit losses are recognised for all debt instruments, but excluding those measured at fair value through profit or loss. Credit loss allowances are also recognised for loan commitments and financial guarantee contracts.

In order to calculate credit loss allowances, management determine whether the loss allowances should be calculated on a 12 month or on a lifetime expected credit loss basis. This determination depends on whether there has been a significant increase in the credit risk since initial recognition. If there has been a significant increase in credit risk, then the loss allowance is calculated based on lifetime expected credit losses. If not, then the loss allowance is based on 12 month expected credit losses. This determination is made at the end of each financial period. Thus the basis of the loss allowance for a specific financial asset could change year on year.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

33.	Financial instruments and risk management (continued)

Management apply the principle that if a financial asset’s credit risk is low at year end, then, by implication, the credit risk has not increased significantly since initial recognition. In all such cases, the loss allowance is based on 12 month expected credit losses. Credit risk is assessed as low if there is a low risk of default. When determining the risk of default, management consider information such as payment history to date, industry in which the customer is employed, period for which the customer has been employed, external credit references, etc. Credit risk is not assessed to be low simply because of the value of collateral associated with a financial instrument. If the instrument would not have a low credit risk in the absence of collateral, then the credit risk is not considered low when taking the collateral into account. Trade receivables which do not contain a significant financing component are the exceptions and are discussed below.

Where necessary, the assessment for a significant increase in credit risk is made on a collective basis. Management typically adopt this approach when information relevant to the determination of credit risk is not available on an individual instrument level. Often, the only information available on individual instruments which could indicate an increase in credit risk, is “past due” information. It is typical that more forward-looking information is generally more readily available on a collective basis. Therefore, making the determination on a collective basis, helps to ensure that credit loss allowances are determined on the basis of lifetime expected credit losses before they reach the point of being past due. Forward looking, macro-economic information is applied on a collective basis when it is readily available without undue cost or effort. When loss allowances are determined on a collective basis, management determines the loss allowances by grouping financial instruments on the basis of shared credit risk characteristics.

For trade receivables which do not contain a significant financing component, the loss allowance is determined as the lifetime expected credit losses of the instruments.

The maximum exposure to credit risk is presented in the table below:

Group	2024			2023
	Gross carrying amount	Credit loss allowance	Amortised cost / fair value	Gross carrying amount	Credit loss allowance	Amortised cost / fair value
Loans to group companies	665,570	-	665,570	1,202,201	-	1,202,201
Loan to shareholder	138,805	-	138,805	112,412	-	112,412
Loans receivable	26,947,046	(196,712)	26,750,334	15,539,308	(196,712)	15,342,596
Trade and other receivables	8,951,111	-	8,951,111	5,192,526	-	5,192,526
Cash and cash equivalents	14,370,577	-	14,370,577	35,625,667	-	35,625,667
	51,073,109	(196,712)	50,876,397	57,672,114	(196,712)	57,475,402

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

33.	Financial instruments and risk management (continued)

Liquidity risk

The group is exposed to liquidity risk, which is the risk that the group will encounter difficulties in meeting its obligations as they become due.

The group’s total current liabilities exceed its current assets, which may point to an inability to meet its short-term obligations. Current liabilities include non-financial instruments related to amounts previously received in advanced for the sale of refined gold. When these pre-payment amounts are excluded, current liabilities do not exceed current assets.

The group manages its liquidity risk by effectively managing its working capital, capital expenditure and cash flows. The financing requirements are met through a mixture of cash generated from operations and long and short term borrowings.

The maturity profile of contractual cash flows of non-derivative financial liabilities, are presented in the following table. The cash flows are undiscounted contractual amounts.

Group - 2024

	Less than 1 year	2 to 5 years	Total	Carrying amount
Non-current liabilities
Loans from group company	-	312,772,201	312,772,201	312,772,201
Loan from shareholder	-	73,888,674	73,888,674	73,888,674
Borrowings	-	46,610,940	46,610,940	46,610,940

Current liabilities
Borrowings	34,962,887	-	34,962,887	34,962,887
Trade and other payables	69,147,540	-	69,147,540	69,147,540
	104,110,427	433,271,815	537,382,242	537,382,242

Group - 2023

	Less than 1 year	2 to 5 years	Total	Carrying amount
Non-current liabilities
Loans from group company	-	314,123,355	314,123,355	312,123,355
Loan from shareholder	-	73,888,674	73,888,674	73,888,674
Borrowings	-	70,712,741	70,712,741	70,712,741

Current liabilities
Borrowings	26,441,802	-	26,441,802	26,441,802
Trade and other payables	15,078,635	-	15,078,635	15,078,635
	41,520,437	458,724,770	500,245,207	498,245,207

Interest rate risk represents the risk to the group relating to changes in market interest rates, which would primarily affect any debt financing that it may incur in the future with floating interest rates. The group continuously monitors any risk of an increase in interest rates, and may consider implementing the use of standard instruments to eliminate the risk (for example, interest rate swaps) at an appropriate time.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

33.	Financial instruments and risk management (continued)

Foreign currency risk

The group operates in South Africa and its reporting and functional currency is South African Rand (“R” or “ZAR”).

Although its gold will be sold in US dollars (“USD”), the group is obliged to convert the sale in USD into ZAR. If it does not enter into hedges, the group will be exposed to fluctuations in the ZAR/USD exchange rate. Foreign exchange fluctuations affect the cash flow that the group will realise from its operations as gold will be sold in USD, while production costs will be incurred primarily in ZAR. The group’s results will be positively affected when the USD strengthens against the ZAR and adversely affected when the USD weakens against the ZAR.

Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities denominated in a currency that is not the entity’s functional currency. The risk is measured using sensitivity analysis and cash flow forecasting.

Commodity price risk

The risk originates from variations in the price of gold. This risk is mitigated by the inherent correlation between the price of gold in USD and the ZAR/USD exchange rate. A decrease in the gold price typically leads to a weakening of the ZAR, which in turn, helps to stabilize revenue fluctuations. Furthermore, gold commodity prices are influenced by more than just the interaction between the ZAR and USD; global economic occurrences also play a significant role in determining gold’s supply and demand levels.

The ZAR market price of gold will have a significant effect on the group’s results of operations, its ability to pay dividends and its ability to undertake capital expenditures. Historically, ZAR gold prices have fluctuated widely and are affected by numerous industry factors over which the group has no control. The aggregate effect of these factors on the ZAR gold price is impossible to predict. The ZAR price of gold may not remain at a level allowing the group to economically exploit its reserves.

Price risk sensitivity analysis

The presented sensitivity analysis is conducted using a specific sensitivity rate, employed internally to gauge price risk and communicate it to key management personnel. This rate reflects management’s evaluation of the feasibly possible fluctuations in pertinent prices. It’s important to note that during this analysis, all other variables are maintained as constant.

Group	2024	2024	2023	2023
Increase or decrease of 1%: In ZAR/USD exchange rate or USD gold price	Increase	Decrease	Increase	Decrease
Impact on profit or loss:
Revenue	8,131,471	(8,131,471)	7,863,454	(7,863,454)

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	2024	2023

34.	Fair value information

Fair value hierarchy

The table below analyses assets and liabilities carried at fair value. The different levels are defined as follows:

Level 1: Quoted unadjusted prices in active markets for identical assets or liabilities that the group can access at measurement date.

Level 2: Inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly or indirectly.

Level 3: Unobservable inputs for the asset or liability.

Levels of fair value measurements

Level 2

Recurring fair value measurements

Assets

Property, plant and equipment
Buildings	73,018,779	74,733,018
Furniture and fixtures	88,732	131,017
Motor vehicles	5,151,766	5,789,812
Plant and machinery	233,048,303	253,494,292
IT equipment	174,450	320,624
Computer software	-	11,458
Shaft 5 surface assets	240,270,091	247,140,662
Shaft 5 complex	1,089,484,294	1,105,991,372
Total property, plant and equipment	1,641,236,415	1,687,612,255
Total	1,641,236,415	1,687,612,255

Level 3

Recurring fair value measurements

Assets

Property, plant and equipment
Mineral reserves and resources	2,858,132,589	2,858,132,589
Rehabilitation asset	-	75,589,131
Total property, plant and equipment	2,858,132,589	2,933,721,720
Total	2,858,132,589	2,933,721,720

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

34.	Fair value information (continued)

Reconciliation of assets and liabilities measured at level 3

	Opening			Closing
	balance	Additions	Revaluation	balance
Group - 2024

Assets

Property, plant and equipment
Mineral reserves and resources	2,858,132,589	-	-	2,858,132,589
Rehabilitation asset	75,589,131	-	(75,589,131)	-
Total property, plant and equipment	2,933,721,720	-	(75,589,131)	2,858,132,589
Total	2,933,721,720	-	(75,589,131)	2,858,132,589

Group - 2023

Assets

Property, plant and equipment
Mineral reserves and resources	2,599,000,000	259,132,589	-	2,858,132,589
Rehabilitation asset	61,975,021	13,614,110	-	75,589,131
Total property, plant and equipment	2,660,975,021	272,746,699	-	2,933,721,720
Total	2,660,975,021	272,746,699	-	2,933,721,720

Information about valuation techniques and inputs used to derive level 2 and level 3 fair values

Property, plant and equipment

The property, plant and equipment was valued based on the current replacement value of the assets (quoted prices were obtained from reputable retailers) and depreciated based on the period over which the assets has been in use compared to the expected life of the asset.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

34.	Fair value information (continued)

Mineral reserves and resources

Prior to the 2023 financial year, Mineral Reserves and Resources were initially valued using the market approach to demonstrate fair value, and then adjusted for illiquidity discounts and to exclude the infrastructure and physical assets. In the 2024 and 2023 years, the valuation methodology was adapted by taking as a starting point the average of the market approach (using comparative transaction values) and the income approach (using a discounted cash flow valuation), as signed off by Minxcon (refer to note 3). The following adjustments were then performed (based on acceptable market norms):

●	A liquidity and marketability discount, that consider the challenge of monetising the business ownership interests within a reasonable period of time, was applied. A discount of 25% was applied to the Market Approach value, which represents a mixture of private and listed company transactions, and a higher 50% to the discounted cash flow value.

●	A further 35% reduction factor was used to adjust the Market Approach to be comparable to the Income Approach, as not all mineral resources included in the Market Approach will be mined over the Life of the Mine.

●	Finally, the current estimated assessed value of the physical assets and infrastructure, as signed off by Minxcon (refer to note 3), was deducted.

Underground mineral asset valuation

2024

Market approach

Resource	Tonnage (kt)	Grade (g/t)	Contained metal (Moz)	Value (USD/oz)	Value (ZARm)
Measured	41.66	7.30	9.76	49.25	9,235
Indicated	8.13	5.84	1.53	18.69	550
Inferred	79.47	4.40	11.24	2.78	600
Total/Average	129.26	5.74	22.53	24.01	10,385

Income approach	Real discount rate	Minimum value (USD mill)	Gross value (R Mill)
Discounted cash flow	11.90%	457.87	8,798

Mineral reserves and resources valuation (R mill)	Gross value	Liquidity and marketability discounts	Adjustment for resources in mine plan	Adjustment for physical infrastructure	Deemed value mineral asset
Market approach	10,385	(2,596)	(2,803)	(1,830)	3,156
Income approach	8,798	(4,399)	-	(1,830)	2,569
Calculated value of mineral asset					2,862
Deemed fair value of mineral asset					2,862

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

34.	Fair value information (continued)

2023

Market approach

	Tonnage	Grade	Contained metal	Value	Value
Resource	(kt)	(g/t)	(Moz)	(USD/oz)	(ZARm)
Measured	41.66	7.30	9.78	49.25	8,473
Indicated	8.13	5.84	1.53	18.70	503
Inferred	79.47	4.40	11.24	2.77	549
Total/Average	129.26	5.73	22.55	24.01	9,525

	Real discount	Minimum value	Gross value
Income approach	rate	(USD mill)	(R Mill)
Discounted cash flow	11.35%	537.30	9,451

Mineral reserves and resources valuation (R mill)	Gross value	Liquidity and marketability discounts	Adjustment for resources in mine plan	Adjustment for physical infrastructure	Deemed value mineral asset
Market approach	9,525	(2,381)	(2,493)	(1,830)	2,821
Income approach	9,451	(4,726)	-	(1,830)	2,895
Calculated value of mineral asset					2,858

Assumptions:

1.	Financial year-end gold price of USD 2,048/oz (2023: USD 1,756/oz).

2.	Financial year-end exchange rate of ZAR 19.22/USD (2023: ZAR 17.60/USD).

35.	Segment information

The only operating and reportable business segment of the group is gold mining. The group’s operations and non-current assets are all located in South Africa.

36.	Commitments

Borrowings

The group has entered into a loan agreement with the Industrial Development Corporation of South Africa Limited. Commitments regarding the loan are as follows.

Minimum payments due		2024	2023
-	within one year	34,962,888	26,441,802
-	in second to fifth year inclusive	46,610,940	70,712,741
		81,573,828	97,154,543

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

37.	Going concern

The directors believe that the group has adequate financial resources to continue in operation for the foreseeable future and accordingly the financial statements have been prepared on a going concern basis. The directors have satisfied themselves that the group is in a sound financial position and that it has access to sufficient borrowing facilities to meet its foreseeable cash requirements. The directors are not aware of any new material changes that may adversely impact the group. The directors are also not aware of any material non-compliance with statutory or regulatory requirements or of any pending changes to legislation which may affect the group.

The group’s current assets exceed its current liabilities by a ratio of 1.04x (29 February 2023: 1.60x). Current liabilities include the current portion of repayments due in respect of amounts previously received in advance for the sale of refined gold (refer to note 16).

Blyvoor Gold Capital Proprietary Limited has agreed to maintain certain covenant targets in the IDC loan facility agreement. The effect of not achieving these financial ratios could be seen as a breach and could lead to a recall of the facilities granted at the discretion of the IDC. At 29 February 2024 (and at 28 February 2023), according to management’s calculations, Blyvoor Gold Capital Proprietary Limited met both covenant requirements, being the minimum debt service cover ratio of 1.4 times and the cash interest cover ratio of 3.5 times. Refer to note 15 in the financial statements for a comparison of the actual and target ratios.

38.	Events after the reporting period

Blyvoor Gold and Blyvoor Gold Resources announced on 11 March 2024 that they had entered into a definitive business combination agreement with Rigel Resource Acquisition Corp (“Rigel”) (NYSE: RRAC), Rigel is a special purpose acquisition company, sponsored by a fund managed by Orion Resource Partners, one of the world’s foremost, mining-focused alternative investment firms. Upon completion of the proposed business combination, which is subject to customary closing conditions and regulatory approvals, the company and its subsidiaries will form part of, and its shareholders will become shareholders in, a group expected to be named “Aurous Resources” and to be listed on NASDAQ.

The transaction is expected to provide Aurous with no less than $50 million of capital, before payment of transaction expenses and other payments, drawn from $7.5 million of committed PIPE financing from leading institutional and strategic investors (at the date of this report) and approximately $278 million of cash in Rigel’s trust account less redemptions by Rigel shareholders (the quantum of which is unknown at the date of this report). Net proceeds from the transaction will enable Aurous to continue to invest in improvements designed to accelerate production growth and to lower operating costs at the Blyvoor Gold Mine.

The directors are not aware of any other material event which occurred after the reporting date and up to the date of this report.

39.	Change in accounting estimate Environmental rehabilitation provision

In the prior year, for purposes of calculating the financial provision for the rehabilitation and decommissioning of the mine’s closure liabilities, the company estimated the life of the mine at 30 years. In the current year, so as to bring it in line with the latest independent expert report, the life of mine was adjusted to 33 years, which is one year less than the project’s formal life of mine to ensure the timeliness of the financial provision. No retrospective restatement has been performed as the effect does not impact on the statement of comprehensive income or statement of financial position.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

40.	Restatement of expenses

The Group has restated the classification related to the depreciation of assets used in the gold production process from Other Operating Expenses to Cost of Sales to reflect all costs necessary to generate revenue. The effect of this restatement on the Group’s Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss is as follows:

Group – 2024

	For the year ended 29 February 2024
	Reported	Restatement	Restated
Cost of sales	(564,777,790)	(79,098,184)	(643,875,974)
Gross profit	207,236,959	(79,098,184)	128,138,775
Other operating expenses	(165,504,355)	79,098,184	(86,406,171)
Operating profit	37,749,789	-	37,749,789

Group – 2023

	For the year ended 28 February 2023
	Reported	Restatement	Restated
Cost of sales	(501,670,031)	(79,284,529)	(580,954,560)
Gross profit	250,874,072	(79,284,529)	171,589,543
Other operating expenses	(128,099,190)	79,284,529	(48,814,661)
Operating profit	114,181,962	-	114,181,962

41.	Reclassification of amounts received in advance

The group has reclassified the non -current portion of amounts received in advance (refer to note 16), previously included in full under trade and other payables, to non-current liabilities. The effect of this reclassification on the group’s Consolidated Financial Statements is as follows:

Group

Consolidated Statements of Financial Position

	As of 29 February 2024
	Reported	Reclassification	Reclassified
Non-current Liabilities
Amounts received in advance	-	542,015,820	542,015,820
Total Non-current Liabilities	1,307,956,808	542,015,820	1,849,972,628

Current Liabilities
Trade and other payables	639,516,287	(570,667,006)	68,849,281
Amounts received in advance	-	28,651,186	28,651,186
Total Current Liabilities	674,479,174	(542,015,820)	132,463,353

Group

Consolidated Statements of Financial Position

	As of 29 February 2023
	Reported	Reclassification	Reclassified
Non-current Liabilities
Amounts received in advance	-	570,667,004	570,667,004
Total Non-current Liabilities	1,384,609,559	570,667,004	1,955,276,563

Current Liabilities
Trade and other payables	612,205,802	(599,127,167)	15,078,636
Amounts received in advance	-	26,460,163	26,460,163
Total Current Liabilities	638,647,604	(570,667,004)	67,980,600

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Consolidated Financial Statements for the years ended 29 February 2024 and 28 February 2023

Notes to the Consolidated Financial Statements

Group
Figures in Rand	Notes	2024	2023

42.	Detailed Income Statement

Other operating income
Sale of scrap steel		280,345	166,700
Discount received		464,572	61,503
		744,917	228,203
Other operating losses
Profit (loss) on disposal of assets and scrap		383,895	(257,528)
Foreign exchange		(5,111,627)	(8,563,595)
	23	(4,727,732)	(8,821,123)
Other operating expenses
Accounting fees		(2,335,947)	(501,813)
Advertising		(64,580)	(66,883)
Bank charges		(246,064)	(163,014)
Computer expenses		(502,120)	(894,013)
Consulting and legal fees		(30,886,871)	(152,120)
Courier and postage		-	(37,644)
Employee costs		(46,570,532)	(20,228,490)
Entertainment		(35,649)	-
General expenses		-	(27,032)
Health and safety		(1,919)	(6,900)
Hire		(535,005)	(2,843,510)
Insurance		(791,663)	(1,020,281)
Lease rentals on operating lease		(243,656)	(7,483)
Motor vehicle expenses		(645,938)	(1,982,549)
Printing and stationery		(379,899)	(811,080)
Repairs and maintenance		(663,674)	(13,845,610)
Security		(1,448,090)	(3,562,891)
Staff welfare		(562,565)	(1,516,164)
Subscriptions		(76,625)	(388,918)
Telephone and fax		(188,617)	(400,516)
Training		(46,075)	(16,623)
Transport and freight		-	(94,840)
Travel - local		(180,682)	(246,287)
		(86,406,171)	(48,814,661)

Blyvoor Gold Resources Proprietary Limited,

also referred to as Aurous Gold,

and its subsidiaries

(Registration number 2016/357084/07)

Condensed Consolidated Interim Financial Statements

for the period ended 31 August 2024

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Contents

The reports and statements set out below comprise the condensed consolidated interim financial statements presented to the shareholders:

The financial statements were approved and authorised by the Board of Directors on 4 December 2024. The financial statements were issued on 6 December 2024.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Condensed Consolidated Statements of Financial Position as of 31 August 2024 and 29 February 2024 (Unaudited)

		Group
Figures in Rand	Notes	As at 31 August 2024	As at 29 February 2024

Assets

Non-Current Assets
Property, plant and equipment	2	4,536,877,533	4,555,372,295
Tailings resources	3	1,018,094	1,026,545
Mining rights	4	1,800,000	1,800,000
Loans to group companies	5	665,570	665,570
		4,540,361,197	4,558,864,410
Current Assets
Inventories	6	47,981,900	21,802,599
Loan to shareholder	7	138,805	138,805
Loans receivable	8	35,218,711	26,524,605
Trade and other receivables	9	108,683,985	75,384,227
Current tax receivable		88,251	88,251
Cash and cash equivalents	10	16,059,356	14,370,577
		208,171,008	138,309,064
Total Assets		4,748,532,205	4,697,173,474

Equity and Liabilities

Equity

Equity Attributable to Equity Holders of Parent
Stated capital	11	253,914,817	253,914,817
Revaluation reserves	12	2,227,018,190	2,227,018,190
Accumulated loss		(311,625,116)	(319,403,971)
		2,169,307,891	2,161,529,036
Non-controlling interest		555,941,569	553,208,457
		2,725,249,460	2,714,737,493
Liabilities

Non-Current Liabilities
Loans from group companies	13	313,212,341	313,212,341
Loan from shareholder	14	73,888,674	73,888,674
Amounts received in advance	15	523,904,131	542,015,820
Borrowings	16	46,610,940	46,610,940
Deferred tax		826,111,073	812,550,420
Provisions	17	64,321,197	61,694,433
		1,848,048,356	1,849,972,628
Current Liabilities
Trade and other payables	18	107,002,653	68,849,281
Amounts received in advance	15	32,659,426	28,651,185
Borrowings	16	35,572,310	34,962,887
		175,234,389	132,463,353
Total Liabilities		2,023,282,745	1,982,435,981
Total Equity and Liabilities		4,748,532,205	4,697,173,474

Refer to the accompanying notes to the condensed consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss for the periods ended 31 August 2024 and 31 August 2023 (Unaudited)

		Group
Figures in Rand	Notes	6 months ended 31 August 2024	6 months ended 31 August 2023

Revenue	19	438,553,179	417,638,339
Cost of sales	20	(329,842,866)	(348,260,347)
Gross profit		108,710,313	69,377,992
Other operating income		691,033	411,424
Other operating losses	21	(5,215,829)	(2,162,717)
Other operating expenses	34	(63,589,540)	(42,032,297)
Operating profit	22	40,595,977	25,594,402
Finance income	23	370,704	450,425
Finance costs	24	(16,894,062)	(14,408,118)
Profit before taxation		24,072,619	11,636,709
Income tax expense	25	(13,560,652)	-
Profit for the period		10,511,967	11,636,709
Other comprehensive income		-	-
Total comprehensive income for the period		10,511,967	11,636,709

Profit attributable to:
Owners of the parent		7,778,855	8,611,165
Non-controlling interest		2,733,112	3,025,544
		10,511,967	11,636,709
Total comprehensive income attributable to:
Owners of the parent		7,778,855	8,611,165
Non-controlling interest		2,733,112	3,025,544
		10,511,967	11,636,709

Refer to the accompanying notes to the condensed consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Condensed Consolidated Statements of Changes in Equity as of 31 August 2024 and 29 February 2024 (Unaudited)

Figures in Rand	Stated capital	Revaluation reserve	Accumulated loss	Total attributable to equity holders of the group / company	Non-controlling interest	Total equity

Group
Balance at 01 March 2023	253,914,817	2,227,018,190	(322,917,227)	2,158,015,780	552,944,249	2,710,960,029
Profit for the period			8,611,165	8,611,165	3,025,544	11,636,709
Other comprehensive income	-	-	-	-	-	-
Total comprehensive income for the period	-	-	8,611,165	8,611,165	3,025,544	11,636,709
Balance at 31 August 2023	253,914,817	2,227,018,190	(314,306,062)	2,166,626,945	555,969,793	2,722,596,738
Loss for the period	-	-	(5,097,909)	(5,097,909)	(2,761,336)	(7,859,245)
Other comprehensive income	-	-	-	-	-	-
Total comprehensive loss for the period	-	-	(5,097,909)	(5,097,909)	(2,761,336)	(7,859,245)
Balance at 29 February 2024	253,914,817	2,227,018,190	(319,403,971)	2,161,529,036	553,208,457	2,714,737,493
Profit for the period	-	-	7,778,855	7,778,855	2,733,112	10,511,967
Other comprehensive income	-	-	-	-	-	-
Total comprehensive profit for the period	-	-	7,778,855	7,778,855	2,733,112	10,511,967
Balance at 31 August 2024	253,914,817	2,227,018,190	(311,625,116)	2,169,307,891	555,941,569	2,725,249,460

Notes	11	12

Refer to the accompanying notes to the condensed consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Condensed Consolidated Statements of Cash Flows for the periods ended 31 August 2024 and 31 August 2023 (Unaudited)

		Group
Figures in Rand	Notes	6 months ended 31 August 2024	6 months ended 31 August 2023

Cash flows from operating activities
Cash generated from operations	26	45,311,895	68,064,733
Finance income	23	370,704	450,425
Finance costs	24	(16,894,062)	(14,408,118)
Net cash from operating activities		28,788,537	54,107,040

Cash flows from investing activities
Purchase of property, plant and equipment	2	(19,015,075)	(48,596,373)
Proceeds from sale of scrap		-	115,000
Loan to group company advanced		-	(310,213)
Advances of loans receivable		(8,694,106)	(7,176,662)
Loan advanced to shareholder		-	(3,288,863)
Net cash from (outflow used in) financing activities		(27,709,181)	(59,257,111)

Cash flows from financing activities
Proceeds from borrowings		609,423	-
Repayment of borrowings	28	-	(11,386,590)
Net cash outflow used in financing activities		609,423	(11,386,590)

Total cash movement for the period		1,688,779	(16,536,661)
Cash at the beginning of the period		14,370,577	35,625,665
Total cash at end of the period	10	16,059,356	19,089,004

Refer to the accompanying notes to the condensed consolidated financial statements

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Financial Statements

1.	Material accounting policies

The principal accounting policies applied in the preparation of these condensed consolidated financial statements are set out below.

1.1	Basis of preparation

These condensed consolidated financial statements for the 6-months interim reporting period ended 31 August 2024 (“August 2024 IFS”) have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all disclosures that would otherwise be required in a complete set of financial statements and should be read in conjunction with the audited consolidated financial statements of the group for the year ended 29 February 2024 (“February 2024 AFS”). The group has applied the same accounting policies and methods of computation in the August 2024 IFS as in its February 2024 AFS. There were no new standards, amendments to standards or interpretations that became effective that had a material impact on the group’s results or financial position. The August 2024 IFS and the February 2024 AFS have been prepared on a going concern basis.

The condensed consolidated statements have been prepared on the historic cost convention, unless otherwise stated in the accounting policies which follow and incorporate the principal accounting policies set out below. They are presented in Rands, which is the group and company's functional currency.

Other than disclosing only material accounting policies in the current year, these accounting policies are consistent with the previous period.

1.2	Consolidation

Basis of consolidation

The condensed consolidated financial statements incorporate the financial statements of the company and all subsidiaries. Subsidiaries are all those entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between entities in the Group are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The results of subsidiaries are included in the condensed consolidated financial statements from the effective date of acquisition to the effective date of disposal.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

2.	Property, plant and equipment

Reconciliation of property, plant and equipment - Group - 31 August 2024

	Opening balance	Additions	Depreciation	Total
Buildings	73,018,779	188,370	(1,419,520)	71,787,629
Motor vehicles	5,151,766	-	(728,916)	4,422,850
Plant and machinery	233,048,303	2,994,521	(7,947,431)	228,095,393
Furniture and fixtures	88,732	-	(21,142)	67,590
IT equipment	174,450	50,479	(43,321)	181,608
Mineral reserves and resources (1)	2,858,132,589	-	-	2,858,132,589
Shaft 5 surface assets	240,270,091	3,310	(5,510,479)	234,762,922
Shaft 5 shaft complex	1,145,487,585	15,773,369	(21,834,002)	1,139,426,952
	4,555,372,295	19,010,049	(37,504,811)	4,536,877,533

Reconciliation of property, plant and equipment - Group - 29 February 2024

	Opening balance	Additions	Revaluation	Depreciation	Total
Buildings	74,733,018	1,114,340	-	(2,828,579)	73,018,779
Motor vehicles	5,789,812	661,700	-	(1,299,746)	5,151,766
Plant and machinery	253,494,292	3,272,247	-	(23,718,236)	233,048,303
Furniture and fixtures	131,017	-	-	(42,285)	88,732
IT equipment	320,624	63,000	-	(209,174)	174,450
Computer software	11,458	-	-	(11,458)	-
Mineral reserves and resources (1)	2,858,132,589	-	-	-	2,858,132,589
Shaft 5 surface assets	247,140,662	911,131	-	(7,781,702)	240,270,091
Shaft 5 shaft complex	1,105,991,372	82,686,315	-	(43,190,102)	1,145,487,585
Rehabilitation asset (1)	75,589,131	-	(75,589,131)	-	-
	4,621,333,975	88,708,733	(75,589,131)	(79,081,282)	4,555,372,295

(1)	Mineral reserves and resources, including the Rehabilitation asset, were fair valued at 31 August 2024 with no revaluation or impairment resulting.

Movable assets are pledged as security in favour of IDC with a General Notorial Bond over movable assets to the maximum value of R 50,000,000 (February 2024: R 50,000,000).

Plant and equipment are pledged as security in favour of IDC with a Special Notorial Bond over plant and equipment to the maximum value of R 120,000,000 (February 2024: R 120,000,000).

3.	Tailings resources

Reconciliation of tailings resources - Group - 31 August 2024

	Opening balance	Depreciation	Total
Tailings dams	1,026,545	(8,451)	1,018,094

Reconciliation of tailings resources - Group - 29 February 2024

	Opening balance	Depreciation	Total
Tailings dams	1,043,446	(16,901)	1,026,545

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

4.	Mining rights

Reconciliation of mining rights - Group - 31 August 2024

	Opening balance	Total
Mining rights	1,800,000	1,800,000

Reconciliation of mining rights - Group - 29 February 2024

	Opening balance	Total
Mining rights	1,800,000	1,800,000

5.	Loans to group companies

Common management

Blyvoor Gold Mapogo Proprietary Limited	78,832	78,832
Blyvoor Gold Workers Trust	76,403	76,403
The Blyvoor Community Trust	70,195	70,195
	225,430	225,430

The loans are unsecured and interest free and there are no fixed terms for the repayment thereof. There is no intention to call on the loans in the next 12 months.

Fellow subsidiary

Blyvoor Gold Operations Proprietary Limited	440,140	440,140

The loan is unsecured and interest free and there are no fixed terms for the repayment thereof. The company has no intention to call on the loan in the next 12 months.

Split between non-current and current portions

Non-current assets	665,570	665,570

Exposure to credit risk (ECR)

Loans receivable inherently expose the group to credit risk, being the risk that the group will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period, as well as no significant changes for purposes of determining the credit loss allowances compared to the prior period.

6.	Inventories

Merchandise	47,981,900	21,802,599

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

7.	Loan to shareholder

Blyvoor Empowerment Partners (RF) Proprietary Limited	138,805	138,805

The loan is unsecured and interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portion

Current asset	138,805	138,805

Exposure to credit risk

Loans receivable inherently exposes the group to credit risk, being the risk that the group will incur financial loss if counterparties fail to make payments as they fall due.

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the shareholders as well as the future prospects in the industries in which the shareholders operate. ECL has been assessed as zero.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period, as well as no significant changes for purposes of determining the credit loss allowances compared to the prior period.

8.	Loans receivable

Loans receivable are presented at amortised cost, which is net of loss allowance, as follows:

Doornfontein Underground Mining Proprietary Limited	5,791,518	5,812,420
Stratocorp Services Proprietary Limited	29,427,193	20,712,185
	35,218,711	26,524,605

The loans are unsecured, interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portions

Current assets	35,218,711	26,524,605

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

8.	Loans receivable (continued)

Exposure to credit risk (ECR)

In determining the amount of expected credit losses, the group has taken into account any historic default experience, the financial positions of the counterparties as well as the future prospects in the industries in which the counterparties operate. ECL has been assessed as zero.

There has been no change in the estimation techniques or significant assumptions made during the current reporting period, as well as no significant changes for purposes of determining the credit loss allowances compared to the prior period.

9.	Trade and other receivables

Financial instruments:
Trade receivables	36,446,882	4,141,957
Deposits	67,650	67,650
Funds held in trust	1,009,216	1,009,216
Other receivables	8,116	3,732,288

Non-financial instruments:
VAT	71,152,121	66,433,116
Total trade and other receivables	108,683,985	75,384,227

Categorisation of trade and other receivables

Trade and other receivables are categorised as follows in accordance with IFRS 9: Financial Instruments:

At amortised cost	37,531,864	8,951,111
Non-financial instruments	71,152,121	66,433,116
	108,683,985	75,384,227

Trade receivables to the value of R 36,446,882 (February 2024: R 4,141,957) are ceded in favour of IDC.

Exposure to credit risk

There has been no change in the estimation techniques or significant assumptions made during the current reporting period.

Trade receivables inherently expose the group to credit risk, being the risk that the group will incur financial loss if customers fail to make payments as they fall due. A loss allowance is considered for all trade and other receivables and is monitored at the end of each reporting period. Funds held in trust are considered a trade receivable with an immaterial balance and no ECL disclosures have been provided.

Based on the group’s historic loss experience and growth expectations for the mining industry, the ECL has been assessed as zero.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

10.	Cash and cash equivalents

Cash and cash equivalents consist of:

Bank balances	16,059,356	14,370,577

Credit quality of cash at bank and short term deposits, excluding cash on hand

The group only banks with reputable financial institutions with the highest local credit ratings, and therefore the credit quality of cash equivalents can be assessed as high.

Financial guarantees

The group provided financial guarantees in the amount of R 231,400,000 (February 2024: R 231,400,000) to the Department of Mineral Resources and Energy in respect of its environmental rehabilitation liabilities. The financial guarantees were issued by Guardrisk Insurance Company Limited on behalf of the group.

11.	Stated capital

Authorised

1,000 Ordinary shares of no par value

Issued

737 Ordinary shares of no par value	253,914,817	253,914,817

12.	Revaluation reserve

Opening balance	2,227,018,190	2,227,018,190

13.	Loans from group companies

Holding company

Blyvoor Gold Proprietary Limited	311,917,585	311,917,585
The loan is unsecured and interest free. The loan will become repayable when Blyvoor Gold Capital Proprietary Limited starts generating profits and declaring dividends to Blyvoor Gold Resources Proprietary Limited in the future. The dividends to be received from Blyvoor Gold Capital Proprietary Limited will be used to settle the loan.

Fellow subsidiaries

Blyvoor Gold Operations Proprietary Limited	1,294,756	1,294,756

The loan is unsecured, interest free and there are no fixed terms for the repayment thereof.

Split between non-current and current portions

Non-current liabilities	313,212,341	313,212,341

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

14.	Loan from shareholder

Orion Mine Finance Fund II LP	73,888,674	73,888,674
The loan is unsecured and interest free. The loan will become repayable when Blyvoor Gold Capital Proprietary Limited starts generating profits and declaring dividends to Blyvoor Gold Resources Proprietary Limited in the future. The dividends to be received from Blyvoor Gold Capital Proprietary Limited will be used to settle the loan.

Split between non-current and current portion

Non-current liability	73,888,674	73,888,674

15.	Amounts received in advance

Held at amortised cost

Sandstorm Stream Agreement	499,375,029	507,052,062
In terms of a long-term stream agreement with Sandstorm Gold Ltd (Sandstorm), a prepayment of $37 million was received from Sandstorm in FY2020 for the delivery of refined gold, in specified percentages of output, to Sandstorm at a purchase price equal to the lesser of (i) $572/oz, and (ii) the afternoon per ounce LBMA Gold Price in U.S. dollars. Until delivery of an initial 300,000 oz of gold to Sandstorm, the group is obliged to sell (i) 10% of annual production, capped at 16,000 oz delivered or 160,000 oz produced per year, and (ii) thereafter, 5% of annual production in excess of 160,000 oz produced per year. After delivery of an initial 300,000 oz of gold to Sandstorm, we are obliged to sell 0.5% of annual production, capped at 500 oz delivered or 100,000 oz produced per year. The stream agreement terminates upon production of 10,320,000 oz of refined gold.

Orion Fund II Prepayment Liability	57,188,528	63,614,943
In terms of a long-term offtake agreement, a prepayment of $5 million was received in FY2022 from Orion Mine Finance Fund II LP (Orion Fund II) in the amount of $5 million. Such amount is being repaid at the equivalent U.S. dollar amount of 90% of all refined gold deliveries calculated at a rate of $35.25/oz.

	556,563,557	570,667,005

Split between non-current and current portions

Non-current liabilities	523,904,131	542,015,820
Current liabilities	32,659,426	28,651,185
	556,563,557	570,667,005

16.	Borrowings

Held at amortised cost

Industrial Development Corporation of South Africa Limited (IDC)	82,183,250	81,573,827
Interest is charged at prime plus 4.5% and was capitalised to the loan until repayment commenced on 01 October 2022. Repayment terms are as follows: Interest is being repaid in quarterly instalments of R 300,000 and capital is being repaid in equal instalments over the course of 48 months (4 years), having commenced on 01 October 2022.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

16.	Borrowings (continued)

Split between non-current and current portions

Non-current liabilities	46,610,940	46,610,940
Current liabilities	35,572,310	34,962,887
	82,183,250	81,573,827

Financial covenants for IDC loan

	Reported to the IDC (forward-looking):		Convenant targets for
	Following 6 months	Following 12 months	31 August 2024
Debt Service Cover ratio	1.4	3.1	1.2
Cash Interest Cover ratio	63.6	87.2	3.5

Blyvoor Gold Capital Proprietary Limited has agreed to maintain certain covenant targets in the IDC loan facility agreement. The effect of not achieving these financial ratios could be seen as a breach and could lead to a recall of the facilities granted at the discretion of the IDC. Blyvoor Gold Capital Proprietary Limited, according to management’s calculations, met all covenants at 31 August 2024 (and at 29 February 2024).

17.	Provisions

Reconciliation of provisions - Group - 31 August 2024

	Opening balance	Unwinding of provision	Change in decommissioning asset	Total
Environmental rehabilitation	61,694,433	2,626,764	-	64,321,197

Reconciliation of provisions - Group - 29 February 2024

	Opening balance	Utilised during the year	Reversed during the year	Total
Environmental rehabilitation	123,718,593	13,564,971	(75,589,131)	61,694,433

Key assumptions

Rehabilitation costs are expected to be incurred when exploration, evaluation and development activities give rise to the need for restoration. The costs include obligations relating to reclamation, waste site closure, plant closure and other costs associated with the restoration of the site. These estimates of the restoration obligation are based on current technology, legal requirements and future costs. Any changes in the estimates are adjusted on a prospective basis.

In determining the restoration obligation, the group has assumed no significant changes will occur in the relevant South African legislation in relation to restoration of such mines in the future.

The directors would like to highlight that while the full liability is recorded in Blyvoor Gold Capital Proprietary Limited’s hands, a portion of this liability is attributable to the tailings that form part of the assets of a fellow subsidiary, Blyvoor Gold Operations Proprietary Limited, as well as to assets that were purchased by other third parties from Blyvooruitzicht Gold Mining Company Proprietary Limited (in provisional liquidation) (referred to as “Orphans”). The split of these liabilities, as initially contained in the EMP and EIA, is reflected below according to their current respective book values.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

17.	Provisions (continued)

Entity	Financial Provision Assessment	%
Blyvoor Gold Capital (Pty) Ltd	R 8,452,228 (February 2024: R 8,107,054)	13.2%
Blyvoor Gold Operations (Pty) Ltd	R 36,813,464 (February 2024: R 35,310,067)	57.2%
Orphans	R 19,055,506 (February 2024: R 18,277,313)	29.6%
Total	R 64,321,198 (February 2024: R 61,694,434)	100.0%

Blyvoor Gold Capital Proprietary Limited has provided for the liabilities set out in the EMP and EIA associated with the activities that the company will be engaging in. In addition, the liability funding associated with the company’s mining right, which includes that of Blyvoor Gold Operations Proprietary Limited and the Orphans, is in accordance with the arrangements agreed to by the Department of Mineral Resources and Energy.

Blyvoor Gold Capital Proprietary Limited has commenced engaging with the DMRE to commence the process of lawfully transferring the liabilities to Blyvoor Gold Operations Proprietary Limited and to the various entities that constitute the Orphans.

Assumptions used

Life of mine	32.5 years (February 2024: 33 years)
Discount rate	11.22% (February 2024: 12.41%)
Inflation rate	4.97% (February 2024: 6.00%)

18.	Trade and other payables

Financial instruments:
Trade payables	94,290,069	68,503,731
Accrued expenses	(430,640)	345,550
Other payables	13,143,224	-
	107,002,653	68,849,281

6 months ended 31 August 2024	6 months ended 31 August 2023

19.	Revenue

Revenue from contracts with customers

Sale of goods	438,553,179	417,638,339

Disaggregation of revenue from contracts with customers

Sale of goods

Sale of gold	438,553,179	417,638,339

Timing of revenue recognition

At a point in time

Sale of goods	438,553,179	417,638,339

20.	Cost of sales

Sale of gold	329,842,866	348,260,347

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	6 months ended 31 August 2024	6 months ended 31 August 2023

21.	Other operating losses

(Losses) gain on disposals
Property, plant and equipment	(5,026)	115,000

Foreign exchange gains (losses)
Net foreign exchange	(5,210,803)	(2,277,717)
Total other operating losses	(5,215,829)	(2,162,717)

22.	Operating profit

Operating profit for the year is stated after charging the following, amongst others:

Employee costs

Salaries, wages, bonuses and other benefits	20,378,672	23,994,029

Consulting and legal fees

Consulting and legal fees	39,026,796	13,600,236

Leases

Short-term lease charges

Premises	220,513	63,656

23.	Finance income

Interest income

Bank	370,704	450,425

24.	Finance costs

Borrowings (IDC)	14,267,298	7,324,610
Unwinding of discount on provision for rehabilitation	2,626,764	7,083,508
Total finance costs	16,894,062	14,408,118

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	6 months ended 31 August 2024	6 months ended 31 August 2023

25.	Taxation

Major components of the tax expense

Deferred

Originating and reversing temporary differences	13,560,652	-

Reconciliation of the tax expense

Reconciliation between accounting profit and tax expense.

Accounting profit	24,072,619	11,636,709

Tax at the applicable tax rate of 27% (August 2023: 27%)	6,499,607	3,141,911

Tax effect of adjustments on taxable income
Deferred tax - prior year adjustment	(718,414)	-
Permanent differences	7,779,459	(3,141,911)
	13,560,652	-

26.	Cash generated from operations

Profit before taxation	24,072,619	11,636,709
Adjustments for:
Depreciation	37,513,262	39,131,862
(Profit) loss on sale of assets	5,026	(115,000)
Finance income	(370,704)	(450,425)
Finance costs	16,894,062	14,408,118
Movements in provisions	2,626,764	7,083,508
Movements in amounts received in advance	(14,103,449)	(15,957,136)
Changes in working capital:
Inventories	(26,179,301)	(15,298,534)
Trade and other receivables	(33,299,756)	(17,165,026)
Trade and other payables, and amounts received in advance	38,153,372	44,790,657
	45,311,895	68,064,733

27.	Tax refunded

Balance at beginning of the year	88,251	88,251
Current tax for the year recognised in profit or loss	-	-
Balance at end of the year	(88,251)	(88,251)
	-	-

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

28.	Changes in liabilities arising from financing activities

Reconciliation of liabilities arising from financing activities - Group - 31 August 2024

	Opening balance	Cash flows	Closing balance
Borrowings	81,573,827	609,423	82,183,250
Loan from shareholder	73,888,674	-	73,888,674
Loans from group company	313,212,341	-	313,212,341
Total liabilities from financing activities	468,674,842	609,423	469,284,265

Reconciliation of liabilities arising from financing activities - Group - 29 February 2024

	Opening balance	Cash flows	Closing balance
Borrowings	97,154,543	(15,580,716)	81,573,827
Loan from shareholder	73,888,674	-	73,888,674
Loans from group company	314,123,355	(911,014)	313,212,341
Total liabilities from financing activities	485,166,572	(16,491,730)	468,674,842

29.	Related parties

Relationships

Holding company Fellow subsidiary Subsidiary Subsidiaries of Blyvoor Gold Capital Proprietary Limited	Blyvoor Gold Proprietary Limited
Blyvoor Gold Operations Proprietary Limited
Blyvoor Gold Capital Proprietary Limited
Blyvoor Gold Services Proprietary Limited
Blyvoor Gold Underground Operations Proprietary Limited
K2021502337 Proprietary Limited
K2021502324 Proprietary Limited
K2021502302 Proprietary Limited

Minority shareholder Minority shareholder of Blyvoor Gold Capital Proprietary Limited Shareholders of Blyvoor Empowerment Partners (RF) Proprietary Limited	Orion Mine Finance Fund II LP Blyvoor Empowerment Partners (RF) Proprietary Limited The Blyvoor Community Trust Blyvoor Gold Workers Trust Blyvoor Gold Mapogo Proprietary Limited

Company related to director	Benoryn Investment Holdings Proprietary Limited
Members of key management	RL Floyd AG Smith M Barton

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

Group
Figures in Rand	As at 31 August 2024	As at 29 February 2024

29.	Related parties (continued)

Related party balances

Loan accounts - Owing (to) by related parties

Blyvoor Gold Proprietary Limited	(311,917,585)	(311,917,585)
Orion Mine Finance Fund II LP (1)	(73,888,674)	(73,888,674)
Blyvoor Gold Mapogo Proprietary Limited	78,832	78,832
Blyvoor Gold Workers Trust	76,403	76,403
The Blyvoor Community Trust	70,195	70,195
Blyvoor Gold Operations Proprietary Limited - Loan 1	440,140	440,140
Blyvoor Gold Operations Proprietary Limited - Loan 2	(1,294,756)	(1,294,756)
Blyvoor Empowerment Partners (RF) Proprietary Limited	138,805	138,805

Amounts included in current and non-current amounts received in advance regarding related parties

Orion Mine Finance Fund II LP	(57,188,527)	(63,614,944)

(1) Terms of the loan are provided in note 14.

Compensation to directors and other key management

Short-term employee benefits	2,094,724	2,096,410

30.	Directors’ emoluments

No emoluments were paid to the directors or any individuals holding a prescribed office by the company during the year.

Received from other group company

Group

Executive

31 August 2024

	Emoluments	Total
RL Floyd	650,836	650,836
AG Smith	1,443,888	1,443,888
	2,094,724	2,094,724

29 February 2024

	Emoluments	Total
AG Smith	2,096,410	2,096,410

31.	Segment information

The only operating and reportable business segment of the group is gold mining. The group’s operations and non-current assets are all located in South Africa.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Interim Financial Statements

32.	Going concern

The directors believe that the group has adequate financial resources to continue in operation for the foreseeable future and accordingly the financial statements have been prepared on a going concern basis. The directors have satisfied themselves that the group is in a sound financial position and that it has access to sufficient borrowing facilities to meet its foreseeable cash requirements. The directors are not aware of any new material changes that may adversely impact the group. The directors are also not aware of any material non-compliance with statutory or regulatory requirements or of any pending changes to legislation which may affect the group.

The group's current assets exceed its current liabilities by a ratio of 1.19x (29 February 2024: 1.04x). Current liabilities include the current portion of repayments due in respect of amounts previously received in advance for the sale of refined gold (refer to note 15).

33.	Events after reporting period

The business combination transaction, announced on 11 March 2024, between Blyvoor Gold, Blyvoor Gold Resources and Rigel Resource Acquisition Corp ("Rigel") continues to be pursued by the parties. Upon completion of the proposed business combination, which is subject to customary closing conditions and regulatory approvals, the company and its subsidiaries will form part of, and its shareholders will become shareholders in, a group expected to be named "Aurous Resources" and to be listed on NASDAQ.

The transaction is expected to provide Aurous with no less than $50 million of capital, before payment of transaction expenses and other payments, drawn from $7.5 million of committed PIPE financing from leading institutional and strategic investors (at the date of this report) and approximately $278 million of cash in Rigel's trust account less redemptions by Rigel shareholders (the quantum of which is unknown at the date of this report). Net proceeds from the transaction will enable Aurous to continue to invest in improvements designed to accelerate production growth and to lower operating costs at the Blyvoor Gold Mine.

The directors are not aware of any other material event which occurred after the reporting date and up to the date of this report.

Blyvoor Gold Resources Proprietary Limited, also referred to as Aurous Gold, and its subsidiaries

(Registration number 2016/357084/07)

Notes to the Condensed Consolidated Financial Statements

Group
Figures in Rand	Notes	6 months ended 31 August 2024	6 months ended 31 August 2023

34.	Detailed Income Statement

Other operating income
Sale of scrap steel		695,113	-
Discount received		(4,080)	411,424
		691,033	411,424
Other operating losses
(Loss) profit on disposal of assets and scrap		(5,026)	115,000
Foreign exchange losses		(5,210,803)	(2,277,717)
	21	(5,215,829)	(2,162,717)
Other operating expenses
Accounting fees		(1,642,250)	(467,338)
Advertising		-	(41,580)
Bank charges		(45,027)	(116,801)
Computer expenses		(489,018)	(227,217)
Consulting and legal fees		(39,026,796)	(13,600,236)
Employee costs		(20,378,672)	(23,994,029)
Entertainment		(7,326)	(19,792)
Health and safety		-	(1,919)
Hire		(151,200)	(337,805)
Insurance		(623,369)	(468,566)
Lease rentals on operating lease		(220,513)	(63,656)
Motor vehicle expenses		(306,631)	(481,261)
Printing and stationery		(217,233)	(187,911)
Repairs and maintenance		198,766	(407,655)
Security		(29,214)	(1,063,423)
Staff welfare		(168,983)	(263,201)
Subscriptions		(221,650)	(76,625)
Telephone and fax		(79,206)	(99,823)
Training		-	(46,075)
Transport and freight		640	-
Travel - local		(181,858)	(67,384)
		(63,589,540)	(42,032,297)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

Aurous Resources

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Aurous Resources (the “Company”) as of September 30, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has no operations and is dependent on its parent for capital. In addition, the Company’s parent currently has less than 12 months from the date these financial statements were issued to complete a business combination transaction. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2024.

Los Angeles, CA
November 8, 2024

Aurous Resources

Consolidated Balance Sheet

As of September 30, 2024

September 30, 2024
ASSETS
CURRENT ASSETS
Cash	$-
TOTAL ASSETS	$-
LIABILITIES AND SHAREHOLDER’S EQUITY
TOTAL LIABILITIES
Total liabilities	$-
COMMITMENTS AND CONTINGENCIES (NOTE 4)
SHAREHOLDER’S EQUITY
Common stock, par value $1.00 per share, 50,000 shares authorized, 1 share issued and outstanding	$1
Receivable from Rigel	$(1)
Total shareholder’s equity	-
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$-

Refer to the accompanying notes to the consolidated balance sheet

Aurous Resources

Notes to the Consolidated Balance Sheet

Note 1—Nature of Operations, Basis of Presentation, and Going Concern

RRAC NewCo was incorporated in the Cayman Islands with Limited Liability as an Exempted Company, with effect from February 8, 2024. RRAC NewCo changed its name to Aurous Resources (“the Company”) on May 27, 2024 as certified by the Registrar of the Companies. The Company owns no material assets and does not operate any business. The Registered Office of the Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Company is a wholly owned subsidiary of Rigel Resource Acquisition Corp. (“Rigel”).

The Company was formed for the purpose of becoming the ultimate parent company of Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Aurous Gold”) and Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Gauta Tailings”) following the transactions contemplated in the Business Combination Agreement dated March 11, 2024 entered into by and among Rigel, Aurous Gold, Gauta Tailings, Aurous Resources, and RRAC Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Aurous Resources (“Merger Sub”). Merger Sub was incorporated on February 28, 2024 to facilitate the consummation of the Business Combination Agreement. There are no other activities in the subsidiary of the Company.

In connection with the Business Combination Agreement, and as per the terms and subject to the conditions therein, among other things, (i) Rigel will merge with and into the Merger Sub (the ‘Merger’), with Merger Sub being the surviving company, and (ii) Aurous Resources will acquire all of the issued and outstanding equity interests of Aurous Gold and Gauta Tailings (the ‘Share Exchange’). Following the Merger and the Share Exchange, each of Aurous Gold, Gauta Tailings and Merger Sub will be a wholly owned subsidiary of Aurous Resources, and Aurous Resources will become a publicly traded company.

Basis of Presentation

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). General and administrative costs associated with the formation and daily management of the Company have been incurred by Rigel.

The consolidated balance sheet incorporates the balance sheets of the Company and Merger Sub. Intercompany transactions are eliminated.

Going Concern Considerations

The Company is dependent on its Parent for funding and currently has no operations. In addition, the Company’s Parent currently has less than 12 months to complete a Business Combination transaction. If the Company’s Parent is unsuccessful in consummating an initial Business Combination by May 9, 2025, per the mandatory liquidation requirement, the Company’s Parent must cease all operations, redeem the Public Shares and thereafter liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not have adequate liquidity to sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Receivable from Rigel

Receivable from Rigel represents an amount of $1.00 due for the issuance of 1 share of $1.00 par value common stock. Prior to payment by Rigel, this receivable is recorded as a reduction of shareholder’s equity.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Under Cayman Islands regulations, the Company is not subject to tax on shareholder redemptions.

Aurous Resources is a resident of South Africa for purposes of income tax, with such tax residency arising due to its effective management being located in South Africa.

South Africa follows a residency-based tax system, and accordingly South African tax considerations are attendant upon the tax residency status of the relevant person(s) in question as determined by the South African Income Tax Act. South African income tax is payable through withholding tax, normal tax or a combination thereof.

Note 3—Shareholder’s Equity

The Company has an authorized share capital of 50,000 common shares with $1.00 par value. The Company issued one common share for $1.00 upon incorporation for consideration of an amount of a $1.00 receivable from Rigel. The share is held by Rigel. As of September 30, 2024, there is one Aurous Resources Ordinary Share of par value $1.00 issued and outstanding.

Note 4—Commitments and Contingencies

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or administrative proceedings. There are currently no such proceedings to which the Company is a party of.

In the normal course of business, the Company may enter into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company, but which have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Note 5—Subsequent Events

The Company has evaluated all events and transactions that have occurred subsequent to September 30, 2024 through the date the consolidated balance sheet was issued, and determined that no subsequent events have occurred during such period that would require recognition in the consolidated balance sheet or disclosure in the notes to the consolidated balance sheet as of September 30, 2024.

ANNEX A

PRIVILEGED & CONFIDENTIAL

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

Blyvoor Gold Resources Proprietary Limited,

Blyvoor Gold Operations Proprietary Limited

Rigel Resource Acquisition Corp,

RRAC NEWCO,

AND

RRAC MERGER SUB

dated as of

March 11, 2024

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and it will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the actual execution of this document by all such parties and the delivery of an executed copy of this document by all such parties to all other parties.

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EXHIBITS

Exhibit A	–	Form of Registration Rights Agreement	A-91
Exhibit B	–	Sponsor Support Agreement	A-117
Exhibit C	–	Form of Restrictive Legend	A-118

A-v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2024, by and among Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings”), Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), RRAC NewCo, a Cayman Islands exempted company (“Newco”), and RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”). Blyvoor Resources, Tailings, Rigel, Newco and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Rigel is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses through a Business Combination;

WHEREAS, each of Newco and Merger Sub is a newly formed, wholly owned, direct or indirect, Subsidiary of Rigel that was formed for purposes of consummating the Transactions;

WHEREAS, at the Merger Effective Time, Newco will be treated as a corporation and Merger Sub will be treated as an entity disregarded as separate from Newco, in each case, for U.S. federal income tax purposes;

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, at least one (1) day prior to the Closing Date, Rigel will merge with and into Merger Sub (the “Merger”), as a result of which (a) the separate corporate existence of Rigel will cease and Merger Sub will continue as the surviving company and a wholly owned, direct Subsidiary of Newco, and (b) each security of Rigel issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive a substantially equivalent security of Newco in accordance with the terms of this Agreement;

WHEREAS, in connection with the Merger, the Parties desire for Newco to (a) register the issuance of Newco Ordinary Shares to Legacy Rigel Holders with the SEC and (b) cause the Newco Ordinary Shares to become listed on NASDAQ or another mutually agreeable national stock exchange;

WHEREAS, (a) Sellers collectively own, directly or indirectly, all of the issued and outstanding ordinary no par value shares of Blyvoor Resources (the “Blyvoor Resources Shares”) as follows: (i) Blyvoor Gold owns 590 issued and outstanding Blyvoor Resources Shares (the “Gold Resources Shares”); and (ii) Orion owns 147 issued and outstanding Blyvoor Resources Shares (the “Orion Resources Shares”), which collectively represent all of the issued and outstanding Blyvoor Resources Shares as of the date hereof; and (b) Blyvoor Gold owns all of the ordinary no par value shares of Tailings (the “Tailings Shares”) issued and outstanding as of the date hereof (the “Gold Tailings Shares”);

WHEREAS, upon the terms and subject to the conditions set forth herein and in the Share Exchange Agreement (a) Blyvoor Gold desires to transfer to Newco, and Newco desires to receive from Blyvoor Gold, all of the Gold Resources Shares and the Gold Tailings Shares, in exchange for the Gold Resources Share Consideration and the Gold Tailings Share Consideration, respectively; and (b) Orion desires to transfer to Newco, and Newco desires to receive from Orion, all of the Orion Resources Shares, in exchange for the Orion Share Consideration;

WHEREAS, as a condition and inducement to Rigel’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Sellers have delivered to Rigel the Company Stockholder Approvals;

WHEREAS, the board of directors of Blyvoor Resources has (a) determined that it is in the best interests of Blyvoor Resources and the stockholders of Blyvoor Resources, and declared it advisable, to enter into this Agreement providing for the Transactions, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending that this Agreement and the Transactions be adopted by the stockholders of Blyvoor Resources;

WHEREAS, the board of directors of Tailings has (a) determined that it is in the best interests of Tailings and the stockholders of Tailings, and declared it advisable, to enter into this Agreement providing for the Transactions, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending that this Agreement and the Transactions be adopted by the stockholders of Tailings;

WHEREAS, the board of directors of Rigel has (a) determined that it is in the best interests of Rigel and the Rigel Stockholders, and declared it advisable, to enter into this Agreement providing for the Transactions, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (c) passed resolutions recommending that this Agreement and the Transactions, be approved by the Rigel Stockholders (the “Rigel Board Recommendation”);

WHEREAS, the board of directors of Newco has (a) determined that it is in the best interests of Newco and the stockholder of Newco, and declared it advisable, to enter into this Agreement providing for the Transactions, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending that this Agreement and the Transactions be adopted by the stockholder of Newco;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and the stockholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Transactions, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending that this Agreement and the Transactions be adopted by the stockholder of Merger Sub;

WHEREAS, Newco, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and has adopted this Agreement;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, Rigel shall provide an opportunity to the Rigel Stockholders to have their outstanding Rigel Class A Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Rigel’s Organizational Documents in connection with obtaining the Rigel Stockholder Approval;

WHEREAS, at the Closing, the Sponsor, Newco, Sellers and certain other parties will enter into a Registration Rights Agreement, substantially in the form of Exhibit A attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the other Parties’ willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Target Companies, Newco, Rigel, and the other parties thereto have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit B;

WHEREAS, on or prior to the date hereof, Rigel has obtained commitments from certain investors for a private placement of Newco Ordinary Shares (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Newco has agreed to issue and sell to such investors, an aggregate number of Newco Ordinary Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of at least $7,500,000.00 on the Closing Date, on the terms and subject to the conditions set forth therein; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iii) Rigel, Newco and Merger Sub will be parties to such “reorganization” with the meaning of Section 368(b) of the Code and (b) (i) the Blyvoor Resources Acquisition qualifies as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code, (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, (iii) Newco and Blyvoor Resources will be parties to such “reorganization” within the meaning of Section 368(b) of the Code (collectively, the “Intended Tax Treatment”) and (iv) the Cash Consideration will be treated as a distribution under Section 301 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, enforcement, action, suit, assessment, inquiry, audit, investigation, arbitration, mediation, or other legal, regulatory, governmental, judicial or administrative proceeding (whether at law or in equity) or other alternative dispute resolution process.

“Additional PIPE Investors” has the meaning specified in Section 10.08.

“Adjustment Factor” means a number equal to one (1); provided, that (a) if the Net Cash Proceeds are greater than $20,000,000, the Adjustment Factor shall be increased by 0.04 on a sliding scale basis for every rounded $1,000,000 by which the Net Cash Proceeds exceed $20,000,000 and (b) if the Net Cash Proceeds are less than $20,000,000, the Adjustment Factor shall be decreased by 0.04 on a sliding scale basis for every rounded $1,000,000 by which the Net Cash Proceeds are less than $20,000,000.

“Adjustment Multiplier” means the percentage equal to the product of (a) the sum of (i) one (1) minus (ii) the quotient of (x) Net Cash Proceeds divided by (y) $33,000,000 multiplied by (b) the Adjustment Factor.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that for the avoidance of doubt, Orion shall not be considered an Affiliate of Blyvoor Gold or, prior to the Closing, any Target Group Company. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Rigel prior to the Closing.

“Aggregate Cash Proceeds” means an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing, in each case, as of immediately prior to the Closing, plus (c) the aggregate amount of cash that has been funded to Newco pursuant to the Orion Forward Purchase Agreement, minus (d) the aggregate Cash Consideration.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act, as amended (FCPA); (b) the UK Bribery Act 2010; (c) the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004 of South Africa; (d) the Prevention of Organised Crime Act, No. 121 of 1998 of South Africa and (e) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Antitrust Fees” has the meaning specified in the definition of “Rigel Transaction Expenses”.

“Arrangement Costs” has the meaning specified in the definition of “Rigel Transaction Expenses.”

“Blyvoor Capital” means Blyvoor Gold Capital Proprietary Limited, a South African private limited liability company.

“Blyvoor Gold” means Blyvoor Gold Proprietary Limited, a South African private limited liability company.

“Blyvoor Gold Stockholder Approval” means the adoption of a special resolution of the shareholders of Blyvoor Gold approving this Agreement and the Transactions.

“Blyvoor Empowerment Partners” means Blyvoor Empowerment Partners (RF) Proprietary Limited, a South Africa private limited liability company.

“Blyvoor Resources” has the meaning specified in the preamble hereto.

“Blyvoor Resources Acquisition” has the meaning specified in Section 4.01(a).

“Blyvoor Resources Shares” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Memorandum and Articles of Association.

“Business Combination Proposal” has the meaning specified in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Johannesburg, South Africa are authorized or required by Law to close.

“Cash Consideration” has the meaning specified in Section 3.01(a)(i).

“Cayman Act” means the Companies Act (as revised) of the Cayman Islands.

“Change in Recommendation” has the meaning specified in Section 10.02(b).

“Class A Merger Consideration” has the meaning specified in Section 3.01(a)(i).

“Closing” has the meaning specified in Section 5.01.

“Closing Date” has the meaning specified in Section 5.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act, No. 71 of 2008 of the Republic of South Africa, together with the Companies Regulations 2011, promulgated thereunder.

“Company Benefit Plan” has the meaning specified in Section 6.13(a).

“Company Closing Statement” has the meaning specified in Section 5.02(b).

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Target Companies, including Personal Information, that are used or held for use in the conduct of the business of, the Target Companies.

“Company Software” means all Software owned or purported to be owned by any of the Target Group Companies.

“Company Stockholder Approvals” means the Resources Stockholder Approval and the Tailings Stockholder Approval and, to the extent required in terms of section 112 and 115 of the Companies Act, the Blyvoor Gold Stockholder Approval.

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Continuing Employee” has the meaning specified in Section 10.07(a).

“Contracts” means any legally binding contracts, agreements, subcontracts and leases and all material amendments, written modifications and written supplements thereto.

“Counsel” has the meaning specified in Section 13.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the

Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.

“Cumulative Issue Price” has the meaning specified in Section 3.01(b).

“Data Room” means the Project BLAZE virtual data room hosted by Firmex Inc.

“D&O Cost” has the meaning specified in the definition of “Rigel Transaction Expenses”.

“D&O Tail” has the meaning specified in Section 9.02(b).

“Data Protection Requirements” means with respect to the protection or Processing of Personal Information: (a) Laws and binding regulations applicable to the Target Group Companies relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Information binding on a Target Group Company; and (c) any other rule, code of conduct, or other requirement of self-regulatory bodies and industry standards binding on the conduct of a Target Group Company, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Deeds Registry Office” means the deeds registry offices contemplated in section 1 of the Deeds Registries Act, No. 47 of 1937 of South Africa.

“Debt Payoff” has the meaning specified in Section 4.04(b).

“Deferred Share Consideration” means such number of Newco Ordinary Shares that is equal to the product of (A) the quotient of (i) the aggregate amount of PIPE Investment proceeds divided by (ii) 100,000 multiplied by (B) 346.6666667.

“Disclosure Letter” means, as applicable, the Target Company Disclosure Letter or the Rigel Disclosure Letter.

“DTC” has the meaning specified in Section 3.03(b).

“Earnout Period” means, as applicable, the First Earnout Period or the Second Earnout Period.

“Earnout Share Consideration” means, as applicable, the First Earnout Share Consideration and the Second Earnout Share Consideration.

“Enforceability Exceptions” has the meaning specified in Section 6.03.

“Environmental Laws” means any Laws relating to pollution or protection of the environment, natural resources or health and safety, or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of or threatened Release of, or exposure to, Hazardous Materials, including but not limited to the National Water Act, 1998, the National Environmental Management Act, 1998, the Environment Conservation Act, 1989, the National Environmental Management: Air Quality Act, 2004, the National Environmental Management: Biodiversity Act, 2004, and the National Environmental Management: Waste Act, 2008.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, waiver, consent, directive, entitlement, or other authorization required by or from a Governmental Authority under Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Fund” has the meaning specified in Section 3.03(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all import and export control Laws adopted by Governmental Authorities of other countries relating to the same matter and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to the same matter.

“Extraordinary General Meeting” has the meaning specified in Section 10.02(b).

“Final Prospectus” has the meaning specified in Section 7.06(a).

“Financial Statements” has the meaning specified in Section 6.08(a).

“First Base Case Milestone” has the meaning specified in Section 4.02(b)(i)(A).

“First Downside Milestone” means the amount of cumulative payable gold production of the Mine, in ounces, equal to (a) the First Base Case Milestone multiplied by (b) the sum of (i) one (1) minus (ii) the Adjustment Multiplier; provided, that in no event shall the First Downside Milestone be less than 32,650 ounces. An illustrative calculation of the First Downside Milestone is included on Section 1.01(a) of the Target Company Disclosure Letter.

“First Earnout Period” means the 12-month period ending on the date that is the 18-month anniversary of the last day of the calendar month in which the Closing Date falls.

“First Earnout Share Consideration” means (a) in the event the First Earnout Share Consideration is issuable pursuant to Section 4.02(b)(i), 1,050,000 Newco Ordinary Shares and (b) in the event the First Earnout Share Consideration is issuable pursuant to Section 4.02(b)(ii), the product of (i) 1,050,000 Newco Ordinary Shares multiplied by (ii) the sum of (A) one (1) minus (B) the product of (x) the Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier; provided that, the number of shares issued to Sellers as First Earnout Share Consideration shall in no event exceed 1,050,000 Newco Ordinary Shares.

“Fraud” shall mean an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false representation or warranty in Article VI or Article VII, as applicable; (b) with knowledge that such representation or warranty is false; (c) with an intention to induce reliance by the Party to whom such representation or warranty is made; and (d) justifiable reliance by the Party to whom the representation is made on such representation or warranty; provided, however, that any reckless or similar misrepresentation of a material fact will not be deemed “Fraud”, it being the intention of the Parties that “reckless fraud” and other forms of constructive fraud shall not constitute “Fraud” for any purpose under this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gold Resources Consideration” means $280,175,000.

“Gold Resources Share Consideration” means the number of shares (rounded to the nearest whole share) of Newco Ordinary Shares determined by dividing an amount equal to (a) the Gold Resources Consideration by (b) $10.00.

“Gold Resources Shares” has the meaning specified in the Recitals hereto.

“Gold Tailings Share Consideration” means 600,000 Newco Ordinary Shares.

“Gold Tailings Shares” has the meaning specified in the Recitals hereto.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, the “Governing Documents” of an exempted company are its memorandum and articles of association, the “Governing Documents” of a South African private limited liability company are its memorandum of incorporation.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “dangerous goods”, “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under Environmental Laws or for which liability may be imposed pursuant to Environmental Law, including petroleum or petroleum by-products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board and as applied in the relevant jurisdiction.

“Incentive Equity Plan” has the meaning specified in Section 9.10.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, and (d) all indebtedness of the type referred to in clauses (a) - (c) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliate” has the meaning specified in Section 9.02(c).

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property and intellectual property rights worldwide including: (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, (b) copyrights and rights in works of authorship and copyrightable subject matter (including Software), together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, and (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing.

“Interim Period” has the meaning specified in Section 8.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, websites, Software, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned or under the control of the Target Group Companies.

“JOBS Act” has the meaning specified in Section 9.11.

“Key Executives” means the individuals set forth on Section 1.01(b) of the Target Company Disclosure Letter.

“Knowledge” means (i) with respect to the Target Companies, the knowledge that each of the individuals listed on Section 1.01(c) of the Target Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to Rigel, the knowledge that each of the individuals listed on Section 1.01(a) of the Rigel Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Labor Union” has the meaning specified in Section 6.14(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Rigel Holders” means the holders of Rigel Securities as of immediately prior to the Merger Effective Time.

“License” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Authority having jurisdiction with respect to any specified person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters;

“Lien” means any mortgage, notarial bond, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Listing” has the meaning specified in Section 10.09.

“Mailing Costs” has the meaning specified in the definition of “Rigel Transaction Expenses”.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means, with respect to the Target Group Companies, any effect, occurrence, development, fact, condition or change (“Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Target Group Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, regulators, Governmental Authorities, distributors, partners, providers and employees, (d) any Effect generally affecting any of the industries or markets in which any Target Group Company operates or the local or global economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action (or failure to take any action) required or contemplated by this Agreement or with the prior written consent of Rigel or at the request of Rigel, (f) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, any Target Group Company operates or by which it may be effected, including the engagement by the United States, South Africa or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, South Africa or such other country, or any territories, possessions, or diplomatic or consular offices of the United States, South Africa or such other countries or upon any United States, South Africa or such other country military installation, equipment or personnel, (h) any failure of the Target Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect, (i) COVID-19 or any COVID-19 Measures, or any Target Group Company’s compliance therewith, (j) any cyberattack on or involving any Target Group Company, (k) any matters set forth on the Target Company Disclosure Letter, and (l) any Effect to the extent actually known by those individuals set forth on Section 1.01(a) of the Rigel Disclosure Letter on or prior to the date hereof; provided that, in the case of clauses (a), (b), (f) and (g), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate and adverse impact on the Target Group Companies, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries and markets in which the Target Group Companies operate.

“Material Contracts” has the meaning specified in Section 6.12(b).

“Material Supplier” has the meaning specified in Section 6.23(a).

“Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Rigel, adopted by special resolution dated November 4, 2021 and effective on November 4, 2021, and amended by special resolution dated August 7, 2023 and in effect on the date hereof.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Date” means the date on which the Merger occurs.

“Merger Effective Time” has the meaning specified in Section 2.02.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Shares” means the ordinary shares of par value per share of US$1.00 in the share capital of Merger Sub.

“Mine” means the gold mine being, or to be, developed, constructed, owned and operated by the Target Group Companies, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine minerals in terms of the Mining Right on the Mining Areas, including (a) the Peter Skeat Shaft and gold processing plant located on an area within the immovable property described as Remaining Extent of Portion 24 of the Farm Doornfontein No. 118 1.Q, Gauteng Province and shall include all associated surface and underground equipment, structures, erections and infrastructure located within such area and such other infrastructure located elsewhere in the Mining Area which the Target Group Companies have the right to access or use for the purposes of the mining operations, and (b) all other movable equipment related to such mine and mining operations located on the Mining Areas.

“Mineral Rights” means the Mining Right, including all prospecting rights or licenses, exploration licenses, mining leases, mining licenses, mineral and exploitation concessions, mining Contracts, association agreements, easements, and surface rights and other forms of mineral tenure or other rights to Minerals (including exploitation and development rights), or rights to work upon or occupy lands, and all material permits, agreements, approvals, consents, certificates, dockets, proceedings, registrations and authorizations granting such licenses, rights, or easements for the purposes of searching for, developing, extracting or disposing of Minerals under any form of mineral tenure or right, whether contractual, statutory, regulatory, or otherwise or any interest therein.

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, which may be lawfully explored for, mined and sold pursuant to Mineral Rights and other instruments of title.

“Mining Areas” shall bear the meaning ascribed thereto in section 1 of the MPRDA in respect of the Mining Right.

“Mining Real Property” has the meaning specified in Section 6.18(a).

“Mining Right” means the mining right (DMR reference: GP 30/5/1/2/2/143MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of gold in respect of various portions of the farms Blyvooruitzicht 116 IQ, Doornfontein 118 IQ and Varkenslaagte 119 IQ in the magisterial district of Oberholzer in Gauteng Province measuring 6708.4273 hectares in extent, which mining right was registered in the Mining Titles Office on 4 August 2017 under MPT reference 21/2017MR and that was notarial ceded to Blyvoor Gold Capital Proprietary Limited under the notarial deed of cession registered in the Mineral Titles Office on 7 August 2017 under MPT reference 17/2017MR.

“Mining Titles Office” means the Mineral and Petroleum Titles Registration Office contemplated in section 2 of the Mining Titles Registration Act, No. 16 of 1967 of South Africa.

“Most Recent Balance Sheet Date” means February 28, 2023.

“MPRDA” means the Mineral and Petroleum Resources Development Act, No. 28 of 2002 of South Africa.

“Nasdaq” means the Nasdaq Capital Market.

“Net Cash Proceeds” means an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing, in each case, as of immediately prior to the Closing, plus (c) the aggregate amount of cash that has been funded to Newco pursuant to the Orion Forward Purchase Agreement, minus (d) expenses of Rigel and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports (other than Rigel Transaction Expenses), minus (e) the Rigel Transaction Expenses, minus (f) the Target Group Company Transaction Expenses, minus (g) the Payoff Indebtedness, minus (h) the Aggregate Cash Consideration.

“Newco” has the meaning specified in the preamble hereto.

“Newco Memorandum” means subject to obtaining the Rigel Stockholder Approval, an amended and restated memorandum and articles of association of Newco in a customary form mutually agreed by Rigel and the Target Companies, acting reasonably and in good faith.

“Newco Ordinary Shares” means the ordinary shares of par value per share of US$1.00 in the share capital of Newco.

“Newco Private Warrant” means one (1) warrant of Newco entitling the holder thereof to purchase one (1) Newco Ordinary Share on substantially the same terms and conditions described in the Final Prospectus with respect to the private warrants of Rigel.

“Newco Public Warrant” means one (1) warrant of Newco entitling the holder thereof to purchase one (1) Newco Ordinary Share on substantially the same terms and conditions described in the Final Prospectus with respect to the public warrants of Rigel.

“Newco Securities” means the Newco Ordinary Shares and the Newco Warrants, collectively.

“Newco Stockholder Approval” has the meaning set forth in Section 5.03(a)(i).

“Newco Warrants” means the Newco Private Warrants and Newco Public Warrants, collectively.

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 10.02(a)(i).

“Open Source Software” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms including any license approved by the Open Source Initiative and listed at opensource.org/licenses.

“Orion” means Orion Mine Finance Fund II L.P., a Bermuda limited partnership.

“Orion Forward Purchase Agreement” means the Forward Purchase Agreement, entered into as of November 4, 2021, by and between Rigel and Orion Mine Finance, as amended, restated, modified or supplemented from time to time.

“Orion Mine Finance” means Orion Mine Finance Fund III LP.

“Orion Resources Consideration” means $69,825,000.

“Orion Resources Shares” has the meaning specified in the Recitals hereto.

“Orion Share Consideration” means the number of shares (rounded to the nearest whole share) of Newco Ordinary Shares determined by dividing an amount equal to (a) the Orion Resources Consideration by (b) $10.00.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any Target Group Company.

“Party” has the meaning specified in the preamble hereto.

“Payoff Documentation” means, with respect to the Payoff Indebtedness, payoff and release letters (or similar instruments) evidencing the termination, repayment and release of all such Payoff Indebtedness as of the Closing Date and any and all Liens granted with respect thereto.

“Payoff Indebtedness” means all indebtedness set forth on Section 1.01(d) of the Target Company Disclosure Letter.

“Permits” has the meaning specified in Section 6.17.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with IFRS, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (i) are matters of record, (ii) would be discovered by a current, accurate survey or physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property, (e) Liens that that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Target Group Companies, taken as a whole, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) Liens securing any Indebtedness of any Target Group Company and (h) Liens described on Section 1.01(e) of the Target Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Protection Requirements.

“PIPE Financing” has the meaning specified in Section 10.08.

“PIPE Financing Amount” has the meaning specified in Section 10.08.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 7.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Plan of Merger” has the meaning specified in Section 2.02.

“Policies” has the meaning specified in Section 6.16.

“Privileged Communications” has the meaning specified in Section 13.17.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Data Protection Requirements) of Company Data or IT Systems.

“Proxy Statement” has the meaning specified in Section 10.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 6.19(a).

“Registrar” has the meaning specified in Section 2.02.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 10.02(a)(i).

“Regulatory Consent Authorities” means the Financial Surveillance Department of the South African Reserve Bank.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Resources Stockholder Approval” means the approval of this Agreement and the Transactions, including the making of any filings, notices or information statements in connection with the foregoing, by (a) special resolution of the holders of at least eighty percent (80%) of the voting power of the outstanding Blyvoor Resources Shares, voting together as a single class and (b) prior written approval from Orion, in each case, in accordance with the terms and subject to the conditions of Blyvoor Resources’ Governing Documents and applicable Law.

“Restrictive Legend” has the meaning specified in Section 5.03(a)(i).

“Rigel” has the meaning specified in the preamble hereto.

“Rigel Board Recommendation” has the meaning specified in the Recitals hereto.

“Rigel Class A Shares” means the class A ordinary shares of a par value per share of US$0.0001 in the share capital of Rigel.

“Rigel Class B Shares” means the class B ordinary shares of a par value per share of US$0.0001 in the share capital of Rigel.

“Rigel Closing Statement” has the meaning specified in Section 5.02(a).

“Rigel Cure Period” has the meaning specified in Section 12.01(c).

“Rigel Disclosure Letter” has the meaning specified in the introduction to Article VII.

“Rigel Organizational Documents” means the Memorandum and Articles of Association, as amended, restated, modified or supplemented from time to time.

“Rigel Preferred Stock” means the undesignated preference shares, par value $0.0001 per share, of Rigel.

“Rigel Private Warrant” means each one (1) warrant of Rigel entitling the holder thereof to purchase one (1) Rigel Class A Share in accordance with terms described in the Final Prospectus with respect to the private placement warrants of Rigel.

“Rigel Public Warrant” means each one (1) warrant of Rigel entitling the holder thereof to purchase one (1) Rigel Class A Share in accordance with terms described in the Final Prospectus with respect to the public warrants of Rigel.

“Rigel Representations” means the representations and warranties of Rigel expressly and specifically set forth in Article VII of this Agreement, as qualified by the Rigel Disclosure Letter.

“Rigel Securities” means the Rigel Units, the Rigel Shares, the Rigel Public Warrants and the Rigel Private Warrants, collectively.

“Rigel Shares” means the Rigel Class A Shares and the Rigel Class B Shares.

“Rigel Stockholder Approval” has the meaning specified in Section 7.02(b).

“Rigel Stockholder Matters” has the meaning specified in Section 10.02(b).

“Rigel Stockholder Redemption” has the meaning specified in Section 10.02(b).

“Rigel Stockholders” means the holders of Rigel Shares.

“Rigel Transaction Expenses” means all accrued and unpaid fees, costs and expenses of Rigel and its Affiliates incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Rigel or any of its Affiliates at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Rigel or any of its Affiliates, (b) fifty percent (50%) of (i) any and all filing fees payable to the antitrust or competition Law authorities of any jurisdiction in connection with the Transactions (the “Antitrust Fees”), (ii) the cost of the D&O Tail to be obtained pursuant to Section 9.02 (the “D&O Cost”), (iii) the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Proxy Statement and the Registration Statement, as applicable, pursuant to and in accordance with the terms of this Agreement (collectively, the “Mailing Costs”) and (iv) the fees, costs and expenses incurred in connection with the arrangement of the PIPE Investment and the PIPE Financing (the “Arrangement Costs”).

“Rigel Units” means the units of Rigel, each unit consisting of one (1) Rigel Class A Share and one-half of one (1) Rigel Public Warrant.

“Rigel Warrants” means the Rigel Private Warrants and Rigel Public Warrants, collectively.

“Sanctions Laws” means those economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union and enforced by its Member States, the United Nations, the United Kingdom, and any other Governmental Authority with jurisdiction over the Target Companies.

“SARS” means the South African Revenue Service.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Second Base Case Milestone” has the meaning specified in Section 4.02(b)(i)(B).

“Second Downside Milestone” means the amount of cumulative payable gold production of the Mine, in ounces, equal to (a) the Second Base Case Milestone multiplied by (b) the sum of (i) one (1) minus (ii) the Adjustment Multiplier; provided, that in no event shall the Second Downside Milestone be less than 56,240 ounces. An illustrative calculation of the Second Downside Milestone is included on Section 1.01(a) of the Target Company Disclosure Letter.

“Second Earnout Period” means the 12-month period ending on the date that is the 30-month anniversary of the last day of the calendar month in which the Closing Date falls.

“Second Earnout Share Consideration” means (a) in the event the Second Earnout Share Consideration is issuable pursuant to Section 4.02(b)(i), 1,575,000 Newco Ordinary Shares and (b) in the event the Second Earnout Share Consideration is issuable pursuant to Section 4.02(b)(ii), the product of (i) 1,575,000 Newco Ordinary Shares multiplied by (ii) the sum of (A) one (1) minus (B) the product of (x) the

Adjustment Multiplier multiplied by (y) 0.25 plus (C) the Share Consideration Multiplier; provided that, the number of shares issued to Sellers as Earnout Share Consideration shall in no event exceed 2,625,000 Newco Ordinary Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Target Companies’ IT Systems, or any such incident that may require notification to any Person, Governmental Authority, or any other entity under Data Protection Requirements.

“Seller Group” has the meaning specified in Section 13.17.

“Sellers” means, collectively, Blyvoor Gold and Orion, each, a “Seller”.

“Settlement Obligations” has the meaning specified in Section 3.01(d).

“Share Consideration Multiplier” means the percentage equal to (a) with respect to the First Earnout Share Consideration, the product of (i) the sum of (A) the quotient of (I) the amount of cumulative payable gold production of the Mine in ounces during the First Earnout Period divided by (II) the First Downside Milestone minus (B) one (1) multiplied by (ii) 0.25 and (b) with respect to the Second Earnout Share Consideration, the product of (i) the sum of (A) the quotient of (I) the amount of cumulative payable gold production of the Mine in ounces during the Second Earnout Period divided by (II) the Second Downside Milestone minus (B) one (1) multiplied by (ii) 0.25.

“Share Exchange Agreement” means the share exchange agreement among Newco, Sellers and the Target Companies in form and substance reasonably satisfactory to Rigel, pursuant to which Sellers shall agree to consummate the transactions contemplated by Section 4.01 and Section 4.02.

“Software” means all computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), APIs, assemblers and compilers, data files, software libraries, device drivers, databases and database schema and compilations (including any and all data and collections of data, whether machine readable or otherwise), and documentation (including user manuals and training materials) relating to any of the foregoing.

“Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Sponsor” means Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Target Companies, Newco, Rigel and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Stock Exchange” means, as applicable, at any time (i) prior to the Listing, the NYSE and (ii) following the Listing, the Nasdaq.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Subsidiary Securities” has the meaning specified in Section 6.07(b).

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tailings” has the meaning specified in the preamble hereto.

“Tailings Acquisition” has the meaning specified in Section 4.01(a).

“Tailings Shares” has the meaning specified in the Recitals hereto.

“Tailings Stockholder Approval” means the approval of this Agreement and the Transactions, including the making of any filings, notices or information statements in connection with the foregoing, by special resolution of the holders of at least seventy-five percent (75%) of the voting power of the outstanding Tailings Shares, voting together as a single class, in accordance with the terms and subject to the conditions of Tailing’s Governing Documents and applicable Law.

“Target Companies” means Blyvoor Resources and Tailings, each a “Target Company”.

“Target Company Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Target Group Companies” means the Target Companies and their respective Subsidiaries.

“Target Group Company Transaction Expenses” means all accrued and unpaid fees, costs and expenses of the Target Group Companies incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Target Group Companies, (b) any severance, transaction, change of control, or retention bonuses or similar payments paid to current or former employees, directors or independent contractors of any Target Group Company solely as a result of the Transactions (plus the employer portion of any payroll or employment Taxes related thereto), but excluding any transaction bonuses implemented between the date of this Agreement and the Closing up to an aggregate amount set forth on Section 1.01(f) of the Target Company Disclosure Letter; and (c) fifty percent (50%) of (i) the Antitrust Fees, (ii) the D&O Cost, (iii) the Mailing Costs, and (iv) the Arrangement Costs.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, environmental, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, levy, withholding or other tax or like assessment or charge in the nature of a tax, and any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority (including on account of any failure to file a Tax Return or the improper filing or preparation of a Tax Return).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Terminating Rigel Breach” has the meaning specified in Section 12.01(c).

“Termination Date” has the meaning specified in Section 12.01(b).

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Share Exchange Agreement, the Orion Forward Purchase Agreement, the Newco Memorandum and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transaction Compensation Agreements” shall mean the compensatory arrangements referred to in Section 10.07(c) of the Target Company Disclosure Letter.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” has the meaning specified in Section 10.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trust Premium” means the sum of (a) cash value per share as of the Closing Date to be received in respect of a Rigel Class A Share redeemed in the Rigel Stockholder Redemption minus (b) $10.00.

“Trustee” has the meaning specified in Section 7.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated June 8, 2020, by and between Rigel and Continental Stock Transfer & Trust Company, as warrant agent.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Target Group Companies’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the Data Room or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Blyvoor Resources Shares, Tailings Shares, Newco Securities or Rigel Securities shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Rigel or Newco with respect to the Newco Securities, the Rigel Securities or rights to acquire Newco Securities or Rigel Securities, then any number, value (including dollar value) or amount contained herein which is based upon the number of Blyvoor Resources Shares, Tailings Shares, Newco Securities or Rigel Securities, as applicable, will be appropriately adjusted to provide to the holders of Blyvoor Resources Shares, Tailings Shares, Newco Securities or Rigel Securities, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit any of Rigel, Newco, Sellers or the Target Companies to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

Article II
THE MERGER

Section 2.01 The Merger. At the Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the Cayman Act, Rigel shall be merged with and into Merger Sub, with Merger Sub being the surviving entity in the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”). Upon consummation of the Merger, the separate corporate existence of Rigel shall cease, Rigel will be struck off the Register of Companies in the Cayman Islands and Merger Sub, as the Surviving Company, shall continue its corporate existence under the Cayman Act as a wholly owned Subsidiary of Newco.

Section 2.02 Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.01, Section 11.02 and Section 11.03, and provided that this Agreement has not theretofore been terminated pursuant to its terms, at least one (1) day prior to the Closing Date, Merger Sub and Rigel shall execute a plan of merger (the “Plan of Merger”) and file the Plan of Merger and any other documents required to effect the Merger pursuant to the Cayman Act with the Registrar of Companies in the Cayman Islands (the “Registrar”) in accordance with Section 233 of the Cayman Act. The Merger shall become effective at the time specified in the Plan of Merger in accordance with the Cayman Act (the “Merger Effective Time”).

Section 2.03 Effect of the Merger. At the Merger Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Merger Sub and Rigel shall vest in the Surviving Company, and all contracts, claims, debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub and Rigel shall become the contracts, claims, debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company in accordance with the Cayman Act.

Section 2.04 Governing Documents of the Surviving Company. At the Merger Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Merger Effective Time, as previously adopted in form mutually agreed by Rigel and the Target Companies, acting reasonably and in good faith, shall be the memorandum and articles of association of the Surviving Company until thereafter amended in accordance with its terms or applicable Law.

Section 2.05 Directors and Officers.

(a) At the Merger Effective Time, the Parties shall take all actions necessary to ensure that, as of the Merger Effective Time, the directors and officers of Merger Sub as of immediately prior to the Closing shall be the directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company and the Cayman Act.

(b) The Parties shall take all actions necessary to ensure that, from and after the Closing, the Persons identified as the initial post-Closing directors and officers of Newco in accordance with the provisions of Section 9.09 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.05(b) of the Target Company Disclosure Letter), as applicable, of Newco, each to hold office in accordance with the Governing Documents of Newco and the Cayman Act.

Section 2.06 Taking Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Merger Sub and Rigel, the officers and directors of Newco and the Surviving Company are fully authorized in the name of the Surviving Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or applicable provisions of the Cayman Act.

Section 2.07 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing, but in any event, no later than forty-eight (48) hours after Closing.

Article III
EFFECT OF THE MERGER ON SHARE CAPITAL AND CAPITAL STOCK

Section 3.01 Effect of Merger on Rigel Securities.

(a) Conversion of Rigel Securities. Each Rigel Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) Rigel Class A Share and one-half (1/2) of a Rigel Public Warrant in accordance with the terms of the applicable Rigel Unit, which underlying Rigel Securities shall be converted in accordance with the applicable terms of this Section 3.01. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party (except as provided herein) or the holders of securities of Rigel or Newco:

(i) Rigel Class A Shares. Each issued and outstanding Rigel Class A Share (other than those described in Section 3.01(b)) shall be converted automatically into the right of the holder thereof to receive (A) Trust Premium in cash per Rigel Class A Share (the “Cash Consideration”), subject to any applicable withholding Tax, and (B) one (1) validly issued, fully paid and nonassessable Newco Ordinary Share (together with the Cash Consideration, collectively, the “Class A Merger Consideration”), following which, all Rigel Class A Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Rigel Class A Shares (evidenced by entry in the register of members of Rigel) immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except the right to receive the applicable consideration described in this Section 3.01(a)(i) into which such Rigel Class A Shares shall have been converted or as otherwise as provided herein or by Law.

(ii) Rigel Class B Shares. Each issued and outstanding Rigel Class B Share (other than those described in Section 3.01(b)) shall be converted automatically into the right of the holder thereof to receive one (1) validly issued, fully paid and nonassessable Newco Ordinary Share, following which, all Rigel Class B Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Rigel Class B Shares (evidenced by entry in the register of members of Rigel) immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares, except the right to receive the applicable consideration described in this Section 3.01(a)(ii) into which such Rigel Class B Shares shall have been converted or as otherwise as provided herein or by Law.

(iii) Rigel Warrants. (A) Each issued and outstanding Rigel Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Newco Public Warrant, and (B) each issued and outstanding Rigel Private Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Newco Private Warrant. At the Merger Effective Time, the Rigel Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Newco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Rigel Public Warrants, and each of the Newco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Rigel Private Warrants, except that in each case they shall represent the right to acquire Newco Ordinary Shares. At or prior to the Merger Effective Time, Newco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Newco Warrants remain outstanding, a sufficient number of Newco Ordinary Shares for delivery upon the exercise of such Newco Warrants.

(b) Issue Price of Newco Ordinary Shares. The Newco Ordinary Shares to be issued pursuant to Section 3.01(a) shall be issued at a cumulative issue price equal to the excess of the amount of cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption) as of the Merger Effective Date over the Cash Consideration (the “Cumulative Issue Price”), which Cumulative Issue Price shall be proportionally allocated to each Newco Ordinary Share issued pursuant to Section 3.01(a).

(c) Cancellation of Capital Shares Owned by Rigel. At the Merger Effective Time, (i) any shares of Newco that are owned by Rigel shall be surrendered for no consideration and (ii) if there are any shares of Rigel that are owned by Rigel as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) Obligations of Merger Sub. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that, at the Merger Effective Time, (i) Merger Sub shall cause Newco to (A) issue the Newco Securities to be issued and (B) pay the Cash Consideration to be paid, in each case, pursuant to Section 3.01(a), (ii) Newco shall perform these obligations and (iii) Merger Sub shall be indebted to Newco for (A) the Cumulative Issue Price of such Newco Securities and (B) an amount equal to the Cash Consideration (collectively, the “Settlement Obligations”).

Section 3.02 Treatment of Securities of Merger Sub. At the Merger Effective Time, the Merger Sub Shares shall remain outstanding.

Section 3.03 Exchange of Book-Entry Shares.

(a) Exchange Agent. Prior to the Merger Effective Time, Newco shall appoint an exchange agent acceptable to the Target Companies (which acceptance shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of exchanging Rigel Securities for Newco Securities and the Cash Consideration, as applicable, in accordance with this Article III and shall enter into an agreement acceptable to the Target Companies (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or prior to the Merger Effective Time, Merger Sub shall cause Newco to deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Legacy Rigel Holders, the Newco Securities (which shall be in non-certificated book-entry form) issuable pursuant to Section 3.01 and delivered pursuant to this Section 3.03 and cash in an aggregate amount necessary to pay the Cash Consideration portion of the Class A Merger

Consideration, as applicable, in exchange for outstanding Rigel Securities (such Newco Securities and aggregate Cash Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Newco shall cause the Exchange Agent to mail to each Legacy Rigel Holder a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the Rigel Securities to the Exchange Agent) for use in effecting the surrender of Rigel Securities in exchange for Newco Securities issuable pursuant Section 3.01 in book-entry form. Upon receipt of a letter of transmittal duly completed and validly executed in accordance with the instructions thereto or an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the applicable Legacy Rigel Holder shall be entitled to receive in exchange for its surrendered Rigel Securities, subject to any required withholding Taxes, Newco Securities issuable pursuant Section 3.01 without interest and, as applicable, cash in the amount equal to the Cash Consideration multiplied by the number of shares of Rigel Securities previously held by such holder (subject to any applicable withholding Tax). The Newco Ordinary Shares to be delivered pursuant Section 3.01 shall be settled through the Depository Trust Company (“DTC”) and issued in uncertificated book-entry form through the procedures of DTC, unless a physical Newco Security is required by applicable Law, in which case Newco shall cause the Exchange Agent to promptly send certificates representing such Newco Security to such holder. If any of the Newco Security issuable pursuant Section 3.01 are to be issued to a person other than the person in whose name the Rigel Securities surrendered in exchange therefor is registered, it shall be a condition of payment that (A) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the issuance of the Newco Security issuable pursuant to Section 3.01 to a person other than the registered holder of the Rigel Securities surrendered or shall have established to the reasonable satisfaction of Newco that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Rigel Securities. All Newco Securities issuable pursuant to Section 3.01 shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the Rigel Securities representing an entitlement to whole Newco Securities issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Newco Security.

(d) Transfer Books. At the Merger Effective Time, the register of members of Rigel shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of the Rigel Securities that were issued and outstanding immediately prior to the Merger Effective Time.

(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, Newco shall be entitled to require the Exchange Agent to deliver to Newco (or its designee) any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which has not been disbursed in accordance with this Article III and, thereafter, the Persons entitled to receive payment pursuant to this Article III may seek recourse against Newco (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the delivery of any Newco Securities issuable pursuant Section 3.01 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(b), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any Rigel Securities held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(f) No Liability. None of the Exchange Agent, Newco or the Surviving Company will be liable to any person for any Newco Securities issuable from the Exchange Fund in accordance with this Section 3.03 or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Newco free and clear of any claims or interest of any person previously entitled thereto.

Section 3.04 Satisfaction of Rights. All securities issued upon the surrender of the Rigel Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

Section 3.05 Payment of Settlement Obligations. Promptly following receipt of the amount of cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption) pursuant to Section 2.07, Merger Sub shall pay, or procure that the Trustee pay, to Newco a cash amount equal to the Settlement Obligations, which amount shall be paid to Newco as promptly as practicable following the release of the funds held in the Trust Account as contemplated by Section 2.07. As a result of such payment, (x) the Newco Securities to be issued pursuant to Section 3.01(a) will be fully paid up, (y) the Cumulative Issue Price will be fully paid and settled and (z) the Cash Consideration will be fully paid and settled.

Article IV
SHARE EXCHANGE TRANSACTIONS

Section 4.01 Share Exchange. On the terms and subject to the conditions set forth in this Agreement and the Share Exchange Agreement, at the Closing, (a) the Target Companies shall cause Blyvoor Gold to convey, assign, transfer and deliver to Newco or a designated Affiliate of Newco, and Newco shall, or shall cause a designated Affiliate of Newco to, acquire and accept from Blyvoor Gold, all of Blyvoor Gold’s right, title and interest in and to the Gold Tailings Shares (the “Tailings Acquisition”) and (b) as soon as practicable following the Tailings Acquisition and the Debt Payoff, and in any case on the same day as the Tailings Acquisition and the Debt Payoff, the Target Companies shall cause Sellers to convey, assign, transfer and deliver to Newco or a designated Affiliate of Newco, and Newco shall, or shall cause a designated Affiliate of Newco to, acquire and accept from each Seller, all of such Seller’s right, title and interest in and to the Gold Resources Shares and the Orion Resources Shares, as applicable (the “Blyvoor Resources Acquisition”), in each case of clauses (a) and (b), free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by Newco or its Affiliates or restrictions on transfer imposed by applicable Securities Laws.

Section 4.02 Exchange Consideration.

(a) Closing Consideration. On the terms and subject to the conditions set forth in this Agreement and the Share Exchange Agreement, at the Closing, Newco shall (a) in exchange for the Gold Tailings Shares, issue and allot to Blyvoor Gold, free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by Blyvoor Gold or its Affiliates or restrictions on transfer imposed by applicable Securities Laws, the Gold Tailings Share Consideration, (b) in exchange for the Gold Resources Shares, issue and allot to Blyvoor

Gold, free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by Blyvoor Gold or its Affiliates or restrictions on transfer imposed by applicable Securities Laws, the Gold Resources Share Consideration and (c) in exchange for the Orion Resources Shares, issue and allot to Orion, free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by Orion or its Affiliates or restrictions on transfer imposed by applicable Securities Laws, the Orion Share Consideration.

(b) Earnout Share Consideration.

(i) Base Case Earnout. In the event that, as of immediately prior to the Closing, the Net Cash Proceeds are equal to or greater than $33,000,000, the First Earnout Share Consideration and the Second Earnout Share Consideration, as applicable, shall be issuable to Sellers as follows, as additional compensation for the Blyvoor Resources Shares:

(A) if, during the First Earnout Period, the cumulative payable gold production of the Mine exceeds 55,000 ounces (the “First Base Case Milestone”), Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the First Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the expiration of the First Earnout Period; and

(B) if, during the Second Earnout Period, the cumulative payable gold production of the Mine exceeds 95,000 ounces (the “Second Base Case Milestone”), Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the Second Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the expiration of the Second Earnout Period.

(ii) Downside Earnout. In the event that, as of immediately prior to the Closing, the Net Cash Proceeds are less than $33,000,000, the First Earnout Share Consideration and the Second Earnout Share Consideration, as applicable, shall be issuable to Sellers as follows, as additional compensation for the Blyvoor Resources Shares:

(A) if, during the First Earnout Period, the cumulative payable gold production of the Mine exceeds the First Downside Milestone, Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the First Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the First Downside Milestone is achieved; and

(B) if, during the Second Earnout Period, the cumulative payable gold production of the Mine exceeds the Second Downside Milestone, Sellers shall be entitled to receive, and Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements (as applicable), the Second Earnout Share Consideration, which shall be issued to Sellers no later than ten Business Days after the Second Downside Milestone is achieved.

(iii) Allocation of Earnout Share Consideration. Any Earnout Share Consideration issuable to Sellers pursuant to Section 4.02(b) shall be issued such that each Seller shall receive the number of shares (rounded to the nearest whole share) of Newco Ordinary Shares determined by multiplying (A) the applicable Earnout Share Consideration by (B) the percentage set forth opposite such Seller’s name on Section 4.02(b)(iii) of the Target Company Disclosure Letter.

(iv) Sale of the Target Companies. If, at any time prior to the expiration of the First Earnout Period or the Second Earnout Period, as applicable (and a final determination that no further Earnout Share Consideration is or may be payable to Sellers with respect to such Earnout Period), there is a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of the Target Companies or a merger, consolidation, recapitalization or other transaction in which any Person other than Newco or any Affiliate of Newco becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all interests in the Target Companies, taken as a whole, then, not later than (and in any event, prior to) the closing date of such transaction, Newco shall issue or cause to be issued to Sellers, upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements (as applicable), and Sellers shall be entitled to receive, any and all Earnout Share Consideration that (x) has not been issued as of such date in accordance with Section 4.02(b)(i) or Section 4.02(b)(ii), as applicable, and (y) has not been finally determined to be not payable to Sellers pursuant to Section 4.02(b). Newco agrees that, prior to consummating any such transaction, it shall provide Sellers with any information or documentation that they may reasonably request in connection with such transaction.

(v) At all times during the Earnout Periods, Newco shall (a) keep available for issuance a number of unissued Newco Ordinary Shares equal to the aggregate unissued Earnout Share Consideration and (b) take all actions required to increase the authorized number of Newco Ordinary Shares if at any time there shall be insufficient unissued Newco Ordinary Shares to permit such reservation. Sellers shall be entitled to receive, without interest, (x) on the issuance date of the applicable Earnout Share Consideration, the amount of all dividends or other distributions with a record date after the Closing Date previously paid or payable on a number of Newco Ordinary Shares equal to the number of Newco Ordinary Shares comprising the applicable Earnout Share Consideration issued to such Seller, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and payable after the issuance date of the applicable Earnout Share Consideration on a number of Newco Ordinary Shares equal to the number of Newco Ordinary Shares comprising the applicable Earnout Share Consideration issued to such Seller.

(c) Deferred Consideration.

(i) As additional compensation for the Gold Tailings Shares, as promptly as practicable after the date that is 90 days following the Closing (but in no event later than two (2) Business Days thereafter), Blyvoor Gold shall be entitled to receive, and Newco shall issue or cause to be issued to Blyvoor Gold, upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements, as applicable, the Deferred Share Consideration.

(ii) At all times during the 90-day period following the Closing, Newco shall (a) keep available for issuance a number of unissued Newco Ordinary Shares equal to the

Deferred Share Consideration and (b) take all actions required to increase the authorized number of Newco Ordinary Shares if at any time there shall be insufficient unissued Newco Ordinary Shares to permit such reservation. Blyvoor Gold shall be entitled to receive, without interest, (x) on the issuance date of the Deferred Share Consideration, the amount of all dividends or other distributions with a record date after the Closing Date previously paid or payable on a number of Newco Ordinary Shares equal to the number of Newco Ordinary Shares comprising the Deferred Share Consideration, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and payable after the issuance date of the Deferred Share Consideration on a number of Newco Ordinary Shares equal to the number of Newco Ordinary Shares comprising the Deferred Share Consideration.

Section 4.03 Governing Documents.

(a) Newco. Subject to Section 9.02, at the Closing, the memorandum and articles of association of Newco shall be amended and restated to be substantially in the form of the Newco Memorandum, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Target Companies. Immediately following the Closing, Newco, as the sole shareholder of (i) Blyvoor Resources, shall amend and restate the memorandum of incorporation of Blyvoor Resources in customary form agreed by Rigel and the Target Companies, acting reasonably and in good faith, and such shall be the Governing Document of Blyvoor Resources, until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) Tailings, shall amend and restate the memorandum of incorporation of Tailings in customary form as agreed by Rigel and the Target Companies, acting reasonably and in good faith, and such shall be the Governing Document of Tailings, until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 4.04 Closing Payments. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Newco shall, or shall cause a designated Affiliate of Newco to:

(a) immediately following the consummation of the Tailings Acquisition and the Blyvoor Resources Acquisition (i) grant a loan to Tailings, on an interest-free basis, amounting to the Rand equivalent of $6,000,000, with the Rand value of such loan calculated by applying the quoted spot rate of exchange for converting United States dollars to Rand by Tailings’ bank in South Africa upon receipt of the funds, and (ii) pay such loan funding amount, in United States dollars, by wire transfer in immediately available funds to the designated bank account of Tailings; and

(b) procure that Tailings, upon receipt of the loan funding amount or as soon as practicably thereafter, repay the amount payable to each counterparty or holder of Payoff Indebtedness in order to fully discharge such Payoff Indebtedness and terminate (x) all applicable obligations and liabilities of Tailings and any of its Affiliates related thereto and (y) all Liens on any assets of Tailings and any of its Affiliates related thereto (collectively, the “Debt Payoff”), and which Debt Payoff Tailings undertakes to effect accordingly; and

(c) pay or cause to be paid by wire transfer of immediately available funds, (i) all Rigel Transaction Expenses as set forth on the Rigel Closing Statement; and (ii) all Target Group Company Transaction Expenses as set forth on the Company Closing Statement (it being understood and agreed that the payment of funds on account, and in satisfaction, of the Target

Group Company Transaction Expenses may be effected through means of a subscription for ordinary shares in the Target Companies and subsequent payment of the Target Group Company Transaction Expenses by the Target Companies).

Section 4.05 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by the Exchange Agent, Rigel, Sellers, any Target Company and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Seller in connection with this Agreement, Rigel or any of its Affiliates, as applicable, shall provide or cause to be provided at least five (5) days prior written notice of such deduction or withholding to the applicable Seller, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article V
CLOSING TRANSACTIONS

Section 5.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article XI (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Rigel and the Target Companies may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 5.02 Pre-Closing Deliverables.

(a) Rigel Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Rigel shall prepare and deliver to the Target Companies a written statement (the “Rigel Closing Statement”) setting forth its good faith estimate and calculation of: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Rigel Stockholder Redemption) and each of the PIPE Investment proceeds, the PIPE Financing proceeds and the Orion Forward Purchase Agreement proceeds received or to be received by Rigel or Newco prior to the Closing; (ii) the aggregate amount of all payments required to be made in connection with the Rigel Stockholder Redemption; (iii) the number of shares of Newco Ordinary Shares to be outstanding as of the Closing after giving effect to the Rigel Stockholder Redemption and the issuance of Newco Ordinary Shares pursuant to the Subscription Agreements and the Orion Forward Purchase Agreement; (iv) the aggregate amount of all expenses of Rigel and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports (other than the Rigel Transaction Expenses); (v) the number of Newco Ordinary Shares that may be issued upon the exercise of all Newco Warrants issued and outstanding as of the Closing after giving effect to the PIPE Investment, the PIPE Financing, the Orion Forward Purchase Agreement and the exercise prices therefor; and (vi) the Rigel Transaction Expenses, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Rigel Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Rigel Closing Statement and through the Closing Date, (A) Rigel shall promptly provide to the Target

Companies any changes to the Rigel Closing Statement (including any component thereof), and (B) the Target Companies shall have the right to review and comment on such calculations and estimates, Rigel shall consider in good faith any such comments made by the Target Companies, and the Target Companies and Rigel shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Rigel Closing Statement (and any updates or revisions as may be agreed to by the Target Companies and Rigel shall be included in the Rigel Closing Statement). Rigel shall, and shall cause its Representatives to, (x) reasonably cooperate with the Target Companies and their Representatives to the extent related to the Target Companies’ review of the Rigel Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Rigel Closing Statement and reasonably requested by the Target Companies or their respective Representatives, at the Target Companies’ sole expense, in connection with such review; provided that, the Target Companies shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of Rigel and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is three (3) Business Days prior to the Closing Date, the Target Companies shall deliver to Rigel a written statement (the “Company Closing Statement”) setting forth their good faith calculation of: (i) the Target Group Company Transaction Expenses, (ii) the Payoff Indebtedness and (iii) the Aggregate Cash Proceeds, in each case, determined based on the information provided in the Rigel Closing Statement, in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Rigel’s receipt of the Company Closing Statement and through the Closing Date, Rigel shall have the right to review and comment on such calculations and estimates, the Target Companies shall consider in good faith any such comments made by Rigel, and the Target Companies and Rigel shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Target Companies and Rigel shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Target Companies shall, and shall cause their respective Representatives to, (x) reasonably cooperate with Rigel and its Representatives to the extent related to Rigel’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Rigel or its Representatives, at Rigel’s sole expense, in connection with such review; provided that, Rigel shall not, and shall cause its Representatives to not, unreasonably interfere with the business of any of the Target Group Companies in connection with any such access.

Section 5.03 Closing Deliverables.

(a) Newco Deliverables.

(i) Sellers. At the Closing, Newco shall deliver, or cause to be delivered, (A) to Blyvoor Gold, the Gold Resources Share Consideration and the Gold Tailings Share Consideration, (B) to Orion, the Orion Share Consideration, in each case pursuant to and in accordance with Section 4.02, and the Share Exchange Agreement; it being understood and agreed that such Newco Ordinary Shares shall be in book entry form and uncertificated, subject to a book-entry notation bearing a restrictive legend in the form of Exhibit C (the “Restrictive Legend”) and (C) to the Target Group Companies, resolutions passed by the sole shareholder of Newco duly authorizing Newco’s entry into and performance of its obligations under this Agreement, which resolutions shall include any approvals required in terms of the Cayman Act (the “Newco Stockholder Approval”).

(ii) Target Companies. At or prior to the Closing, Newco shall deliver, or cause to be delivered, to the Target Companies:

(A) the certificate referred to in Section 11.03(d); and

(B) counterparts to each Transaction Agreement to be entered into at Closing to which Newco or one or more of its Affiliates is a party, duly executed by Newco and/or such Affiliates, as applicable.

(b) Target Company Deliverables. At or prior to the Closing, the Target Companies shall deliver, or cause to be delivered, to Newco:

(i) (A) for any Blyvoor Resources Shares or Tailings Shares that are in certificated form, if any, share certificates (or, in relation to certificates that are missing or lost, a lost share certificate or indemnity in favor of Newco, in a form reasonably acceptable to Newco), evidencing any Blyvoor Resources Shares or Tailings Shares owned by the applicable Seller to the extent that such Blyvoor Resources Shares or Tailings Shares are in certificated form, duly endorsed in blank or accompanied by a stock power duly executed in blank in proper form to transfer, by such Seller, and (B) for any Blyvoor Resources Shares or Tailings Shares that are in uncertificated form (or are in certificated form but not bearing), if any, an instrument of transfer in respect of the Blyvoor Resources Shares and/or Tailings Shares held by such Seller, in form reasonably acceptable to Newco, executed by such Seller;

(ii) counterparts to each Transaction Agreement to be entered into at Closing to which any Target Company, Seller or one or more of their respective Affiliates (is a party, duly executed by the Target Company(ies), Seller(s) and/or such Affiliates, as applicable);

(iii) the certificate referred to in Section 11.02(c);

(iv) to the extent required by applicable Law to occur at or prior to Closing in order to effect the Transactions, the statutory registers and minute books in which Newco is recorded as sole owner and shareholder of each Target Company with all voting rights with respect to the Blyvoor Resources Shares and Tailings Shares, with accompanying new share certificates with respect to the Blyvoor Resources Shares and Tailings Shares, each such share certificate to be endorsed “non-resident” for exchange control purposes (unless the Exchange Control regulatory approval referred to in Section 11.01(a) of the Target Company Disclosure Letter indicates otherwise), as soon as possible after the Closing;

(v) duly executed written Payoff Documentation with respect to any and all Payoff Indebtedness, to be provided by the applicable creditor(s) (or the administrative agent on behalf thereof, if applicable), in respect thereof, dated as of a date no later than two (2) Business Days prior to the Closing Date; and

(vi) written waiver by Blyvoor Gold, with respect to any and all rights of pre-emption Blyvoor Gold has or may have to acquire the Orion Resources Shares (or any part thereof), whether such rights arise out of the Governing Documents of Blyvoor Resources or otherwise.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

Except as set forth in the disclosure letter delivered to Rigel by the Target Companies on the date of this Agreement (the “Target Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Target Companies represents and warrants to Rigel, Newco and Merger Sub as follows:

Section 6.01 Corporate Organization of the Target Companies. Each Target Company is a South African private limited liability company duly organized, validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of organization and has all requisite corporate or other applicable organizational power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except as would not be material to such Target Company. The copies of the memorandum of incorporation of each Target Company lodged by the Companies and Intellectual Property Commission, an agency of the Department of Trade and Industry, as in effect on the date hereof, previously made available by the Target Companies to Rigel are true, correct and complete. Each of the Target Companies has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and as contemplated to be conducted, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.02 Target Company Subsidiaries. The Subsidiaries of the Target Companies and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 6.02 of the Target Company Disclosure Letter. The Subsidiaries of the Target Companies have been duly formed or organized, are validly existing and in good standing (in each case to the extent such concepts are applicable) under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Target Group Companies, taken as a whole. Each Subsidiary of a Target Company is duly licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.03 Due Authorization. Each Target Company has the requisite corporate or other applicable organizational power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 6.05 of the Target Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of each Target Company, respectively, and all necessary action on the part of Sellers, and no other corporate proceeding on the part of either Target Company is necessary to authorize this Agreement or such Transaction Agreements or either Target Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Target Companies, as applicable) will be, duly and validly executed and delivered by the Target Companies and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 6.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05 of the Target Company Disclosure Letter, the execution, delivery and performance of this Agreement and each Transaction Agreement to which a Target Group Company is or will be a party by the Target Group Companies, as applicable, and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of any Target Group Company, (b) violate any provision of, or result in the breach of or default by any Target Group Company under any applicable Law, (c) except as set forth on Section 6.04(c) of the Target Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of any Target Group Company, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to be, individually or in the aggregate, material to any Target Companies.

Section 6.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Rigel contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (a) applicable requirements of Securities Law, (b) any filing with the appropriate Governmental Authorities in connection with the amendment and restatement of Governing Documents pursuant to and in accordance with Section 4.03(b), (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of the Target Companies to perform or comply with on a timely basis any material obligation of the Target Companies under this Agreement or to consummate the Transactions in accordance with the terms hereof and (d) as otherwise disclosed on Section 6.05 of the Target Company Disclosure Letter.

Section 6.06 Current Capitalization.

(a) As of the date hereof, the authorized capital stock of (i) Blyvoor Resources consists of 1,000 Blyvoor Resources Shares, 737 of which are currently outstanding and (ii) Tailings consists of 1,000 Tailings Shares, 100 of which are currently outstanding. The outstanding shares of capital stock or other equity interests of the Target Companies have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The Target Companies have provided to Rigel, prior to the date of this Agreement, a list of holders of capital stock, warrants and equity awards of the Target Companies. Other than as set forth in this Section 6.06 (including in the lists referenced herein) or on Section 6.06(b) of the Target Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Blyvoor Resources Shares and/or Tailings Shares, or other equity interests in, any Target Company, or any other Contracts to which any Target Company is a party or by which any Target Company or any of its assets or properties are bound obligating such Target Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, any Target Company, (ii) no equity equivalents, stock appreciation rights, restricted stock rights, restricted stock unit rights, phantom stock ownership interests or similar rights in any Target Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any securities or equity interests of any Target Company and (B) no outstanding bonds, debentures, notes or other indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any Target Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to any Target Company’s equity interests to which any Target Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of any Target Company issued and outstanding.

Section 6.07 Capitalization of Subsidiaries of the Target Companies.

(a) The outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Target Companies have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 6.07(a) of the Target Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Target Companies are directly owned by the Target Companies, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 6.07(b) of the Target Company Disclosure Letter, there are no outstanding (i) securities of any Target Group Company convertible into or exchangeable for ownership interests in any Subsidiary of a Target Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from any Target Group Company, or other obligations or commitments of a Target Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Target Companies or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Target Companies (the items in clauses (i)-(iii), in addition to all ownership interests of the Subsidiaries of the Target Companies, being referred to collectively as the “Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Target Companies is a party or by which any Subsidiary of the Target Companies is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of a Target Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Subsidiary Securities, no Target Group Company owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

(c) (i) Sellers collectively own, directly or indirectly, all of the issued and outstanding Blyvoor Resources Shares as follows: (A) Blyvoor Gold owns 590 issued and outstanding Blyvoor Resources Shares; and (B) Orion owns 147 issued and outstanding Blyvoor Resources Shares, which collectively represent all of the issued and outstanding Blyvoor Resources Shares as of the date hereof; and (ii) Blyvoor Gold owns all of the Tailings Shares issued and outstanding as of the date hereof.

Section 6.08 Financial Statements.

(a) Attached as Section 6.08(a) of the Target Company Disclosure Letter hereto are true and complete copies of the audited statement of financial position, statement of profit or loss and other comprehensive income, statement of changes in equity and statement of cash flows of each of (i) Blyvoor Resources, (ii) Tailings and (iii) Blyvoor Capital for the years ended February 28, 2021 and February 28, 2022, respectively, and the unaudited statement of financial position, statement of profit or loss and other comprehensive income, statement of changes in equity and statement of cash flows of each of (i) Blyvoor Resources, (ii) Tailings and (iii) Blyvoor Capital for the year ended February 28, 2023 (the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Target Group Companies in accordance with IFRS, (ii) present fairly, in all material respects, the consolidated financial position, cash flows and changes in shareholders’ equity of the Target Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS consistently applied in all material respects throughout the periods covered thereby and (iii) when delivered by the Target Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 10.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Target Group Companies have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Target Group Companies’ financial reporting and (ii) permit the preparation of financial statements in accordance with IFRS. The books and records of the Target Group Companies have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Undisclosed Liabilities. As of the date hereof, no Target Group Company has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Target Group Companies that are not, individually or in the aggregate, material to the Target Group Companies, taken as a whole, (c) arising under this Agreement and/or the performance by the Target Companies of their obligations hereunder, including Target Group Company Transaction Expenses, (d) disclosed on Section 6.09 of the Target Company Disclosure Letter, (e) that will be discharged or paid off prior to or at the Closing or (f) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10 Litigation and Proceedings. Except as set forth on Section 6.10 of the Target Company Disclosure Letter, as of the date hereof, there are no pending or, to the Knowledge of the Target Companies, threatened in writing Actions against any Target Group Company or any of their respective properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to materially impede the ability of the Target Companies to enter into and perform their obligations under this Agreement. Except as set forth on Section 6.10 of the Target Company Disclosure Letter, as of the date hereof, there is no Governmental Order imposed upon or, to the Knowledge of the Target Companies, threatened in writing against any Target Group Company or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Target Companies to enter into and perform their obligations under this Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon any Target Group Company which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Target Companies to enter into and perform their obligations under this Agreement.

Section 6.11 Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (a) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 6.20) and compliance with Tax Laws (which are the subject of Section 6.15) and (b) as set forth on Section 6.11 of the Target Company Disclosure Letter, the Target Group Companies are, and since December 31, 2020 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2020 through the date hereof, (i) no Target Group Company has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (ii) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by any Target Group Company is currently threatened in writing against any Target Group Company. As of the date hereof (A) no investigation or review by any Governmental Authority with respect to any Target Group Company is pending or, to the Knowledge of the Target Companies, threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (B) no such investigations have been conducted by any Governmental Authority since December 31, 2020, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Target Group Companies, taken as a whole.

Section 6.12 Contracts; No Defaults.

(a) Section 6.12(a) of the Target Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, any Target Group Company is a party or is otherwise bound (but excluding any Company Benefit Plan):

(i) Contracts with any material business customer or Material Supplier;

(ii) Each Contract that (A) requires aggregate future payments to the Target Group Companies in excess of $500,000 in any calendar year and (B) grants to any Person (other than the Target Group Companies) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on any Target Group Company;

(iii) (x) Contracts entered into during the one (1) year prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by any Target Group Company other than such Contracts between the Target Group

Companies (each an “M&A Contract”), or (y) M&A Contracts in which any Target Group Company has any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing partnerships or joint ventures, in each case, that are material to the Target Group Companies, taken as a whole;

(v) each Contract with Governmental Authorities requiring aggregate future payments to the Target Group Companies in excess of $500,000 in any calendar year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among the Target Group Companies;

(vii) Contracts that relate to the settlement or final disposition of any material Action within the last year pursuant to which any Target Group Company has ongoing obligations or liabilities, in each case, in excess of $1,000,000;

(viii) each Contract to which any Target Group Company is a party whereby any Target Group Company has granted any Person any license under any material Owned Intellectual Property or whereby any Target Group Company is granted a license to any material Intellectual Property (excluding (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to Open Source Software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Target Group Companies, (E) employment agreements with any current or former employee, and (F) licenses in respect of commercially available off-the-shelf software);

(ix) Contracts for the employment of any executive or other employee of the Target Group Companies who provide services on a full-time or part-time basis to the Target Group Companies of any Target Group Company that (A) provides for annualized compensation in excess of $150,000; or (B) cannot be terminated upon 30 days’ notice without any liability to any Target Group Company, unless pursuant to applicable Law;

(x) Contracts that are a coexistence agreement, settlement agreement, a covenant not to sue, or a similar agreement, in each case under which any Target Group Company is restricted in its right to use, enforce or register any Intellectual Property and Contracts under which any material Intellectual Property has been or is anticipated to be developed by or for any Target Group Company;

(xi) Contracts with any officer, director, manager, stockholder, member of an Affiliate of any Target Group Company or any of their respective relatives or Affiliates (excluding Contracts set forth under Section 6.12(a)(xii) of the Target Company Disclosure Letter and offer letters for at-will employment that are terminable without any liability to any Target Group Company); and

(xii) each collective bargaining agreement or similar labor Contract between any Target Group Company, on the one hand, and any labor or trade union, works council, or other body representing employees of any Target Group Company, on the other hand.

(b) All of the foregoing set forth on Section 6.12(a) of the Target Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Target Companies have furnished or otherwise made available to Rigel true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Target Group Companies and the other parties thereto. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). No Target Group Company nor, to the Knowledge of the Target Companies, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by any Target Group Company or, to the Knowledge of the Target Companies, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2023, no Target Group Company has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 6.13 Company Benefit Plans.

(a) Section 6.13(a) of the Target Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” includes but is not limited to each material “employee benefit plan” and any material stock purchase, stock option, equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, providence fund, gratuity, medical, prescription medication, disability, welfare, sick or vacation leave, paid time-off and all other employee benefit plans, agreements, programs or other arrangements, which are contributed to (or required to be contributed to), sponsored by or maintained by any Target Group Company for the benefit of any current or former employee, officer, director or individual consultant of any Target Group Company or pursuant to which any Target Group Company could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained or sponsored by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Target Companies have delivered or made available to Rigel copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, including any amendments thereto, (ii) the most recent summary plan description.

(c) (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made, except as would not be material to any Target Company. There is no material Action pending or, to the Knowledge of the Target Companies, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits).

(d) Except with respect to statutory benefits required to be provided pursuant to applicable Law, no Target Group Company provides or has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of any Target Group Company.

(e) Except as set forth on Section 6.13(e) of the Target Company Disclosure Letter, neither the execution and delivery of this Agreement by the Target Companies nor the consummation of the Transactions will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any current or former director, officer, employee or individual service provider of any Target Group Company to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise, (ii) result in severance pay or any increase in severance pay, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan or a payment or benefit described in (i), or cause the any Target Group Company to transfer or set aside any assets to fund any Company Benefit Plan or a payment or benefit described in (i).

(f) Each Company Benefit Plan that has been established or maintained for current or former employees, officers, directors, or individual service providers of any Target Group Company whose principle workplace is in a jurisdiction other than the United States (i) has been established and maintained, in all material respects, in compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) to the extent required by applicable Law, has assets with a fair market value, together with any accrued contributions and book reserve, that are sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan.

Section 6.14 Labor and Employment Matters.

(a) Except as set forth on Section 6.14(a) of the Target Company Disclosure Letter, as of the date of this Agreement and for the past three (3) years, no Target Group Company is (i) a party to, or bound by, any collective bargaining agreement or similar Contract with a labor organization, union, works, council, trade association, or employee representative (collectively, “Labor Union”), or (ii) has agreed to recognize any Labor Union. As of the date of this Agreement and for the past three (3) years, there has been no demand made or threatened or petitions filed for recognition by any Labor Union. To the Knowledge of the Target Companies, as of the date of this Agreement and for the past three (3) years, except as would not be material to any Target Group Company (i) there are and have been no activities or proceedings of any Labor Union to organize any of the Employees, and (ii) there is no, and has been no, labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against any Target Group Company, in each case, pending or threatened.

(b) Since December 31, 2022, no Target Group Company has implemented any plant closings, furloughs, or employee layoffs, or similar collective redundancy process affecting any site of employment or one or more facilities or operating units within any site of employment or facility with respect to any Target Group Company within the six (6) months prior to the date of this Agreement.

(c) Except as would not be material to any Target Group Company, each of the Target Group Companies are in compliance in all respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, retaliation, discrimination, harassment, sexual harassment policies, employee leave, paid time off, meal and rest breaks, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance. Except as would not be material to any Target Group Company, there is no Action against any Target Group Company pending or, to the Knowledge of the Target Companies, threatened before any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, consultancy, termination of employment or consultancy, or failure to hire or employ by any Target Group Company, of any Person, including, without limitation, any Action arising under or relating to the foregoing Laws.

(d) Except as would not be material to any Target Group Company, no Target Group Company is delinquent with regard to payments to any current or former employee or independent for any wages, salaries, overtime, commissions, bonuses, incentive compensation, vacation pay, sick pay, paid-time-off, end-of-service gratuity payments, or other direct or indirect compensation for any services performed by them through the date of this Agreement, or amounts required to be reimbursed to any current or former employee or independent contractor.

Section 6.15 Taxes.

(a) All income and other material Tax Returns of each Target Group Company which are required to be filed by a Target Group Company have been filed within the requisite period and are complete and correct in all material respects and are not, and are not reasonably likely to be, the subject of any dispute between a Target Group Company and, or material claim against a Target Group Company by, SARS or any other Governmental Authority.

(b) All income and other material amounts of Taxes due and owing by the Target Group Companies have been timely paid (taking into account validly obtained extensions).

(c) Each of the Target Group Companies has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) None of the Target Group Companies is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. None of the Target Group Companies has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been finally resolved, and no such claims have been threatened in writing. No written claim has been made since December 31, 2018, by any Governmental Authority in a jurisdiction where a Target Group Company does not pay a specific type of Tax or file a specific type of Tax Return that such entity is or may be subject to such material amounts of Taxes or required to file such a Tax Return in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Target Group Companies and, to the knowledge of the Target Companies, no written request for any such waiver or extension is currently pending (in each case, except in connection with any extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) None of the Target Group Companies (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or any similar provision of state, local or foreign Law since December 31, 2018.

(f) None of the Target Group Companies (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) has requested, executed or entered into any “closing agreement,” private letter ruling, technical advice memorandum, advance pricing agreement or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Target Group Companies after the Closing or (iii) has, or has ever had, a permanent establishment or otherwise become subject to income Taxation in a jurisdiction outside the country of its organization.

(g) Except with respect to deferred revenue or prepaid revenues collected by the Target Group Companies in the ordinary course of business, none of the Target Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or used prior to the Closing; (B) installment sale or open transaction disposition made prior to the Closing; or (C) prepaid amount or deferred revenue received prior to the Closing.

(h) There are no Liens with respect to material Taxes on any of the assets of the Target Group Companies, other than Permitted Liens.

(i) None of the Target Group Companies has been a member of an affiliated, consolidated, combined or unitary group filing a Tax Return, other than a group the common parent of which was and is a Target Group Company. None of the Target Group Companies has any material liability for the Taxes of any Person (other than the Target Group Companies) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) otherwise by operation of Law.

(j) Blyvoor Resources is treated as a corporation for U.S. federal income tax purposes. Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to any Target Group Company are set forth on Section 4.15(k) of the Target Company Disclosure Letter.

(k) None of the Target Group Companies is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Target Group Companies) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(l) None of the Target Group Companies has any material liability under any escheat or unclaimed property Law.

(m) To the Knowledge of the Target Companies, the Tax losses (including the balance of unredeemed capital expenditure) of each Target Group Company have been correctly and accurately calculated and reported in accordance with applicable Law in all material respects, and any such balances reflected in the annual financial statements and Tax assessments of the Target Group Companies are available for future use and have not been misstated.

(n) No Target Group Company has taken, permitted, or agreed to take any action, and does not intend to or plan to take any action, or has any Knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatments, other than (i) any such actions, facts or circumstances contemplated by this Agreement, the Transaction Compensation Agreements and the other Transaction Agreements or (ii) where the existence of such action, fact or circumstance, or intention or plan to act, has been disclosed in the information made available in the Data Room not less than two (2) Business Days prior to the date hereof.

Section 6.16 Insurance. Section 6.16 of the Target Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Target Group Companies as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) no Target Group Company has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of any Target Group Company as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 6.16 of the Target Company Disclosure Letter, there is no material claim by any Target Group Company under any Policy. The Target Group Companies have reported to their respective insurers all material claims and circumstances known by employees of the Target Group Companies with such reporting responsibilities that would reasonably be likely to give rise to a material claim by any Target Group Company under any Policy.

Section 6.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each Target Group Company has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to Environmental Permits required under Environmental Laws, as to which certain representations and warranties are made pursuant to Section 6.20) (the “Permits”), and all Permits are in full force and effect and (b) no Target Group Company is (i) in default or violation of such Permits or (ii) has been the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 6.18 Real Property and Mineral Rights.

(a) Section 6.18(a) of the Target Company Disclosure Letter sets forth the Deeds Registry Office description of all land, or portions thereof, together with all buildings, structures, material improvements and material fixtures located thereon, and all easements and other rights and interests appurtenant thereto, including any owned real property or leases of any real property, which are or may be accessed, used, required and/or occupied by the Target Group Companies for the purposes of the Mine, over which usufruct rights and/or access and/or services and/or other servitudes have been granted and/or registered in the Deeds Registry Office in favor of the Target Group Companies (the “Mining Real Property”). The Target Group Companies have good and marketable title to the Mining Real Property, free and clear of all Liens, except for Permitted Liens, and enjoys peaceful and quiet access, use and/or occupation of the Mining Real Property. Except as set forth on Section 6.18(a) of the Target Company Disclosure Letter, no Target Group Company has leased, licensed or otherwise granted to any Person (other than the Target Group Companies) the right to use or occupy such Mining Real Property. To the Knowledge of the Target Companies, no condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation with respect to the Mining Real Property is pending or threatened.

(b) Section 6.18(b) of the Target Company Disclosure Letter sets forth a true and complete list of the Mineral Rights of the Target Group Companies. The Target Group Companies own and have valid title to the Mineral Rights, free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 6.18(b) of the Target Company Disclosure Letter (i) no Person has any interest (other than Permitted Liens) in the Target Group Companies’ Mineral Rights or the production or profits therefrom or any royalty, license, fee or similar payment in respect thereof or any right to acquire any such interest; (ii) none of the Target Group Companies has executed any mining lease agreements, option agreements, royalty agreements, streaming agreements, hedging agreements, off-take agreements, forward sales or similar Contracts and there is no Action that might or could materially adversely affect the right of the applicable Target Group Company to use, transfer or, in the case of an exploitation license, exploit the Mineral Rights or compromise the ability of the applicable Target Group Company to undertake the activities presently conducted; (iii) there is no material adverse Action against or challenge to the title to or ownership of or leasehold interest in the Target Group Companies’ Mineral Rights and, to the Target Companies’ knowledge, none have been threatened; and (iv) there are no material restrictions on the ability of the Target Group Companies, taken as a whole, to use or exploit any of the Mineral Rights, except pursuant to applicable Law.

Section 6.19 Intellectual Property and IT Security.

(a) Section 6.19(a) of the Target Company Disclosure Letter lists (i) all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”); (ii) material unregistered trademarks owned by any of the Target Group Companies; and (iii) Company Software that is material to the conduct of the business of the Target Group Companies. All of the registrations, issuances and applications set forth in of the Target Company Disclosure Letter are in full force and effect, and, to the Knowledge of the Target Companies, are valid and enforceable, and have not expired or been cancelled, abandoned or otherwise terminated. The Target Group Companies own or have the right to use all material Intellectual Property used in the operation of the business of the Target Group Companies, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement, which is solely addressed in Section 6.19(b)). The applicable Target Group Company is the sole and exclusive owner of all right, title and interest in and to its Owned Intellectual Property, free and clear of Liens (other than Permitted Liens).

(b) As of the date of this Agreement, except as set forth in Section 6.19(b) of the Target Company Disclosure Letter, there are no (and, since December 31, 2020, there have not been any) Actions pending or threatened, in writing, against any Target Group Company asserting (i) any invalidity or unenforceability of, or challenging the ownership or scope of, any Owned Intellectual Property (excluding ordinary course prosecution matters before the United States Patent and Trademark Office or other Governmental Authorities responsible for Registered Intellectual Property) or (ii) any infringement, dilution, violation or misappropriation by any Target Group Company or the conduct and operation of the business of the Target Group Companies of the Intellectual Property rights of any Person. To the Knowledge of the Target Companies, (A) the conduct and operation of the business of the Target Group Companies is not infringing upon, misappropriating, diluting or otherwise violating, and has not since December 31, 2020 infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person and (B) no third party is infringing upon, misappropriating, diluting, or otherwise violating, and has not since December 31, 2020 infringed upon, misappropriated, diluted, or otherwise violated, any Owned Intellectual Property.

(c) The Target Group Companies take, and have taken since December 31, 2020, commercially reasonable actions and measures to protect and maintain the security of their IT Systems (and all data stored therein or transmitted thereby) and material trade secrets. Except as set forth in Section 6.19(c) of the Target Company Disclosure Letter, the IT Systems (i) operate and perform in all material respects in a manner sufficient to conduct the businesses of the Target Group Companies as currently conducted, and (ii) to the Knowledge of the Target Companies, do not contain and since December 31, 2020 have not been affected by any Malicious Code. Since December 31, 2020, none of the Target Group Companies have experienced a material outage of the IT Systems where such effects on the IT Systems have not been materially cured.

(d) No current or former founder, director, member, officer or employee has developed, and no contractor or consultant has been engaged to develop, Intellectual Property that is material to the business of the Target Group Companies that is not owned by a Target Group Company by operation of law.

(e) All Intellectual Property used in the conduct of the business of the Target Group Companies as currently conducted shall be owned or available for use by the Target Group Companies immediately after the Closing on terms and conditions substantially the same as those under which the Target Group Companies owned or used such Intellectual Property immediately prior to the Closing in all material respects.

(f) The Target Companies maintain commercially reasonable administrative, technical and physical safeguards to protect the integrity security and confidentiality of the IT Systems and Company Data. All Company Data will continue to be available for Processing by the Target Companies immediately following the Closing on substantially the same terms and conditions as existed immediately before the Closing except as would not be material to the Target Group Companies (taken as a whole).

(g) Except as set forth on Section 4.19(g) of the Target Company Disclosure Letter, the Target Companies, and with respect to the processing of Company Data, to the Knowledge of the Target Companies, its data processors, comply and since December 31, 2020 have complied with the Data Protection Requirements except as would not be material to the Target Group Companies (taken as a whole).

(h) To the Knowledge of the Target Companies, each Target Company and its respective data processors since December 31, 2020 have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Governmental Authority of any Security Incident, and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems of the Target Companies. There is no current Action pending, or, to the Knowledge of the Target Companies, threatened in writing, against any Target Company, including by any Governmental Authority, with respect to its Processing of Personal Information or its noncompliance with any Data Protection Requirements.

Section 6.20 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth in Section 6.20 of the Target Company Disclosure Letter:

(a) the Target Group Companies are, and since December 31, 2020, have been, in compliance with all applicable Environmental Laws;

(b) the Target Group Companies hold all Environmental Permits required under applicable Environmental Laws to permit the Target Group Companies to operate their assets in a manner in which they are now operated and to conduct the business of the Target Group Companies as currently conducted, all such Environmental Permits are in full force and effect, the Target Group Companies are, and since December 31, 2020 have been, in compliance in all materials respects with all such Environmental Permits, and there are no Actions pending, or to the Knowledge of the Target Companies, threatened that seek the revocation, cancellation, suspension or material adverse modification of any such Environmental Permits;

(c) none of the Target Group Companies has received any written notice, citation, demand, complaint, or claim of, and there are no Actions pending against or, to the Knowledge of the Target Companies, threatened against any Target Group Company alleging any violations of or liability under any Environmental Law or relating to Hazardous Materials;

(d) there is no unresolved Governmental Order relating to any Environmental Law imposed upon or, to the Knowledge of the Target Companies, threatened in writing against any Target Group Company or, to the Knowledge of the Target Companies, any of their properties, rights or assets;

(e) there has been no Release of any Hazardous Materials on, at, under or from any property currently or, to the Knowledge of the Target Companies, formerly owned, leased or operated by any Target Group Company or at any other location that could reasonably be expected to give rise to any liability under Environmental Laws on the part of any Target Group Company; and

(f) none of the Target Group Companies has assumed or provided indemnity against any liability of any other Person under any Environmental Laws.

Section 6.21 Absence of Changes. Since the Most Recent Balance Sheet Date, no Material Adverse Effect has occurred.

Section 6.22 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by any Target Group Company or any of their respective Affiliates for which Rigel or any Target Group Company has any obligation.

Section 6.23 Business Relationships.

(a) Section 6.23(a) of the Target Company Disclosure Letter sets forth a true and correct list of the ten (10) largest and current vendors, suppliers and service providers to the Target Group Companies (measured by aggregate spend during the fiscal year ended December 31, 2022) (collectively, the “Material Suppliers”).

(b) No Target Group Company has received any notice or threat in writing from any Material Supplier since January 1, 2023 of any intention to terminate or not renew its business dealings with the Target Group Companies, or to materially decrease purchasing or selling (as the case may be) services or products to Target Group Companies, or to adversely modify its business dealings with the Target Group Companies in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.24 Related Party Transactions. Except for the Contracts set forth on Section 6.24 of the Target Company Disclosure Letter, there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 6.13(a) of the Target Company Disclosure Letter and (ii) equity ownership between any Target Group Company, on the one hand, and, to the Target Companies’ Knowledge, any Affiliate, officer or director of a Target Company, on the other hand), and (b) none of the officers, directors, managers or Affiliates of any Target Group Company owns any asset or property (intellectual, real or personal) used in and material to the business of the Target Group Companies taken as a whole, except in its capacity as a security holder of the Target Companies.

Section 6.25 Mining

(a) The Target Group Companies are in exclusive possession or control of the right to extract and/or process the Minerals that are locatable, subject to applicable Law, located in, on or under the Mine.

(b) The Target Group Companies have all surface and access rights, including as applicable fee simple estates, usufructs, leases, servitudes, easements, rights of way and permits, or licenses from landowners or Governmental Authorities, permitting the use of land by such the Target Group Companies, and other interests that are required for the current state of exploiting the development potential of the Mine, and no third party or group holds any such rights that would be required to conduct mineral exploration, drilling activities, and production on any of the Mine.

(c) The Target Group Companies are not aware of any conflicting Mineral Rights owned by third parties which overlay with any of the Mine.

(d) The Mineral Rights include all material claims, leases, subleases, licenses, permits, access rights and other rights and interest necessary to explore, in the planned area of operations by the Target Group Companies at the Mine, for Minerals without any liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, net profits or net proceeds interests, or any similar payment to any Person except as disclosed in Section 6.25(d) of the Target Company Disclosure Letter.

(e) No Target Group Company is party to any, and to the Knowledge of the Target Companies, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any adverse impact whatsoever on record or possessory title to the mineral estate of the Mineral Rights, or the access to, exploration, development or mining of same and no other Person has any interest in the Mineral Rights or any right to acquire or otherwise obtain any such interest.

(f) No Target Group Company has received any notice, whether written or oral from any Governmental Authority of any revocation or intention to revoke the Target Group Companies’ interests in or file a contest action related to the Mineral Rights.

(g) The Target Companies have made available to Rigel all information and data pertaining to the Mineral Rights in their possession, including mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Mineral Rights, including relevant reserve and resource estimates;

metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Mineral Rights which is within its possession or control.

(h) The Target Group Companies have the right, title, ownership and right to use all information and data pertaining to the Mineral Rights in its possession.

(i) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Target Group Companies have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Target Group Companies from the amounts so disclosed. To the Knowledge of the Target Companies, there are no facts or conditions which would reasonably be expected to render the conclusions of resources and reserves contained in the reserve report, as amended by the supplement, incorrect in any way.

Section 6.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Target Group Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the Rigel Stockholders or at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.27 Regulatory Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) No Target Group Company, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or, to the Target Companies’ Knowledge, Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Target Group Companies, is or has been, in the past five (5) years, (i) a Person named on any Sanctions Laws-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, the U.S. Department of State, His Majesty’s Treasury of the United Kingdom, any committee of the United Nations Security Council; or the European Union or its Member States; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any comprehensive Sanctions Laws (including Cuba, Iran, North Korea, Syria, and the Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine); (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) knowingly transacting business directly with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) None of the Target Group Companies nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or, to the Target Companies’ Knowledge, Representatives, in each case to the extent acting for and on behalf of the Target Group Companies has, in the past five (5) years, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws or (iii) otherwise violated any Anti-Corruption Laws.

(c) To the Target Companies’ Knowledge, as of the date hereof, (i) there are no Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by any Target Group Company or any of their Affiliates, or any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, in each case to the extent acting for and on behalf of the Target Group Companies, and (ii) in the past five (5) years, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened or are pending.

Section 6.28 No Additional Representations or Warranties. Except as provided in and this Article VI none of the Target Companies nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Rigel, Newco, Merger Sub or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Rigel, Newco, Merger Sub or any of their respective Affiliates.

Article VII
REPRESENTATIONS AND WARRANTIES OF RIGEL, NEWCO AND MERGER SUB

Except as set forth in the disclosure letter delivered by Rigel to the Target Companies on the date of this Agreement (the “Rigel Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Rigel prior to the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization), Section 7.06 (Financial Ability; Trust Account), Section 7.10 (Tax Matters) and Section 7.11 (Capitalization)), Rigel, Newco and Merger Sub each represents and warrants to the Target Companies as follows:

Section 7.01 Corporate Organization.

(a) Rigel is a Cayman Islands exempted company duly incorporated, validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of incorporation and has all requisite corporate or other applicable organizational power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, (b) Newco is a Cayman Islands exempted company duly incorporated, validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of incorporation and has all requisite corporate or other applicable organizational power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted and (c) Merger Sub is a Cayman Islands exempted company duly incorporated, validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of incorporation and has all requisite corporate or other applicable organizational power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Rigel, Newco and Merger Sub previously delivered by Rigel to the Target Companies are true, correct and complete and are in effect as of the date of this Agreement. Each of Rigel, Newco and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of Rigel, Newco and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Rigel, Newco or Merger Sub, as applicable to enter into this Agreement or to consummate the Transactions.

Section 7.02 Due Authorization.

(a) Each of Rigel, Newco and Merger Sub has all requisite corporate or other applicable organizational power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and, upon receipt of the Rigel Stockholder Approval and the Newco Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of each of Rigel, Newco, Merger Sub, and by Newco, as the sole shareholder of Merger Sub, and, except for the Rigel Stockholder Approval and the Newco Stockholder Approval, no other corporate or equivalent proceeding on the part of Rigel, Newco or Merger Sub is necessary to authorize this Agreement or such Transaction Agreements or Rigel, Newco or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party has been or will be, duly and validly executed and delivered by Rigel, Newco and/or Merger Sub, as applicable, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Rigel, Newco and/or Merger Sub, as applicable, enforceable against Rigel, Newco or Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Extraordinary General Meeting, as adjourned or postposed, the only votes of any of Rigel’s capital stock necessary in connection with the entry into this Agreement by Rigel, the consummation of the Transactions, including the Merger and the Closing, and the approval of the Rigel Stockholder Matters are as set forth on Section 7.02(b) of the Rigel Disclosure Letter (such votes, collectively, the “Rigel Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Rigel has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Rigel and the Rigel Stockholders; (ii) determined that the fair market value of the Target Companies is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Rigel approval of the Transactions.

(d) To the Knowledge of Rigel, the execution, delivery and performance of any Transaction Agreement by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 7.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party by Rigel, Newco or Merger Sub and, upon receipt of the Rigel Stockholder Approval and the Newco Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Rigel Organizational Documents, the Governing Documents of Newco or Merger Sub or any organizational documents of any other Subsidiaries of Rigel, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Rigel, Newco, Merger Sub, any other Subsidiaries of Rigel or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Rigel, Newco, Merger Sub or any other Subsidiaries of Rigel is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Rigel, Newco, Merger Sub or any other Subsidiaries of Rigel, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to materially impede the ability of Rigel, Newco or Merger Sub to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party.

Section 7.04 Litigation and Proceedings. There are no pending or, to the Knowledge of Rigel, threatened in writing Actions against Rigel, Newco, Merger Sub or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Rigel, Newco or Merger Sub and their ability to enter into and perform their respective obligations under this Agreement. There is no Governmental Order imposed upon or, to the Knowledge of Rigel, threatened in writing against Rigel, Newco, Merger Sub or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Rigel, Newco or Merger Sub to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party. There is no unsatisfied judgment or any open injunction binding upon Rigel, Newco or Merger Sub which could, individually or in the aggregate, reasonably be expected to materially adverse effect on the ability of Rigel, Newco or Merger Sub to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which Rigel, Newco or Merger Sub is or will be a party.

Section 7.05 Governmental Authorities; Consents. No action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Rigel, Newco or Merger Sub with respect to such Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the Transactions, except for (a) applicable requirements of Securities Laws, (b) any filing with the appropriate Governmental Authorities in connection with the amendment and restatement of Governing Documents pursuant to and in accordance with Section 2.04 and Section 4.03(a), (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Rigel, Newco or Merger Sub to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (d) as otherwise disclosed on Section 7.05 of the Rigel Disclosure Letter.

Section 7.06 Financial Ability; Trust Account.

(a) As of March 7, 2024, there was at least $ $273,328,940.59 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of November 4, 2021, by and between Rigel and the Trustee on file with the SEC Reports of Rigel as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Rigel Organizational Documents and Rigel’s final prospectus dated November 4, 2021 and filed with the SEC on November 8, 2021 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Rigel has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since November 4, 2021, Rigel has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of Rigel to dissolve or liquidate pursuant to the Rigel Organizational Documents shall terminate, and, as of the Closing, Rigel shall have no obligation whatsoever pursuant to the Rigel Organizational Documents to dissolve and liquidate the assets of Rigel by reason of the consummation of the Transactions. To Rigel’s knowledge, as of the date hereof, following the Closing, no stockholder of Rigel shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its Rigel Class A Shares for redemption pursuant to the Rigel Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Rigel and, to the Knowledge of Rigel, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Rigel, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Rigel who shall have elected to redeem their Rigel Class A Shares pursuant to the Rigel Stockholder Redemption or the underwriters of Rigel’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Target Companies contained herein and the compliance by the Target Companies with their respective obligations hereunder, Rigel has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Rigel on the Closing Date.

(c) As of the date hereof, Rigel does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 7.07 Brokers’ Fees. Except fees described on Section 7.07 of the Rigel Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Rigel or any of its Affiliates, including the Sponsor.

Section 7.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Rigel has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 4, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Rigel as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Rigel does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Rigel has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Rigel is made known to Rigel’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Rigel’s knowledge, such disclosure controls and procedures are effective in timely alerting Rigel’s principal executive officer and principal financial officer to material information required to be included in Rigel’s periodic reports required under the Exchange Act.

(c) Rigel has established and maintained a system of internal controls. To Rigel’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Rigel’s financial reporting and the preparation of Rigel’s financial statements for external purposes in accordance with GAAP.

(d) Each director and executive officer of Rigel has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Rigel to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Rigel. Rigel has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Rigel (including any employee thereof) nor Rigel’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Rigel, (ii) any fraud, whether or not material, that involves Rigel’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Rigel or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Rigel, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.09 Business Activities.

(a) Since their respective dates of incorporation or formation, none of Rigel, Newco or Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Rigel Organizational Documents or the Governing Documents of Newco or Merger Sub, as applicable, there is no agreement, commitment, or Governmental Order binding upon Rigel, Newco or Merger Sub or to which Rigel, Newco or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Rigel or any acquisition of property by Rigel or the conduct of business by Rigel as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material and adverse effect on the ability of Rigel to enter into and perform its obligations under this Agreement.

(b) None of Rigel, Newco or Merger Sub owns or has any right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, none of Rigel, Newco or Merger Sub has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Section 7.09(c) of the Rigel Disclosure Letter, each of Rigel, Newco and Merger Sub is not, and at no time has been, party to any Contract with any other Person that would require payments by such Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Section 7.09(c) of the Rigel Disclosure Letter).

(d) There is no liability, debt or obligation of or claim or judgment against Rigel, Newco or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Rigel’s consolidated balance sheet for the nine months ended September 30, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Rigel), (ii) that have arisen since the date of Rigel’s consolidated balance sheet for the nine months ended September 30, 2023 in the ordinary course of the operation of business of Rigel (other than any such liabilities as are not and would not be, in the aggregate, material to Rigel), (iii) disclosed in the Disclosure Letters or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since November 4, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Rigel, Newco or Merger Sub to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 7.09(e) of the Rigel Disclosure Letter, Rigel,

Newco and Merger Sub each has, in all material respects, conducted its business and operated their properties in the ordinary course of business consistent with past practice.

Section 7.10 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by Rigel, Newco or Merger Sub have been timely filed (taking into account validly obtained extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material amounts of Taxes due and owing by Rigel, Newco or Merger Sub have been timely paid (taking into account validly obtained extensions).

(c) Each of Rigel, Newco and Merger Sub has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) None of Rigel, Newco or Merger Sub is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. None of Rigel, Newco or Merger Sub has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been finally resolved, and no such claims have been threatened in writing. No written claim has been made, and to the Knowledge of Rigel, no oral claim has been made, since December 31, 2018 by any Governmental Authority in a jurisdiction where any of Rigel, Newco or Merger Sub does not pay a specific type of Tax or file a specific type of Tax Return that any of Rigel, Newco or Merger Sub is or may be subject to material amounts of such Taxes or required to file such a Tax Return in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Rigel, Newco or Merger Sub and no written request for any such waiver or extension is currently pending (in each case, except in connection with any extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) None of Rigel, Newco or Merger Sub nor any predecessor of any of them has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or any similar provision of state, local or foreign Law since December 31, 2018.

(f) None of Rigel, Newco or Merger Sub (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) has requested, executed or entered into any “closing agreement,” private letter ruling, technical advice memorandum, advance pricing agreement or other binding written agreement with respect to material Taxes with a Governmental Authority or (iii) has, or has ever had, a permanent establishment or otherwise become subject to income Taxation in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of any of Rigel, Newco or Merger Sub, other than Permitted Liens.

(h) None of Rigel, Newco or Merger Sub has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) otherwise by operation of Law.

(i) None of Rigel, Newco or Merger Sub is a party to, or bound by, or is not subject to any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(j) Except with respect to deferred revenue or prepaid revenues collected by any of Rigel, Newco or Merger Sub in the ordinary course of business, none of Rigel, Newco or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or used prior to the Closing; (B) installment sale or open transaction disposition made prior to the Closing; or (C) prepaid amount or deferred revenue received prior to the Closing.

(k) Prior to, but no less than one (1) day before, the Closing Date, Newco is a South African “resident” and has been registered as a “taxpayer” with SARS in respect of “normal tax”, with all concepts as defined in section 1 of the Income Tax Act No 58 of 1962.

(l) At the time of the Merger, Newco will be treated as a corporation and Merger Sub will be treated as an entity disregarded as separate from Newco, in each case, for U.S. federal income tax purposes.

(m) None of Rigel, Newco, or Merger Sub has taken, permitted, or agreed to take any action, and does not intend to or plan to take any action, or has any Knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment, other than any such actions, facts or circumstances contemplated by this Agreement and the other Transaction Agreements.

(n) Prior to, but no less than one (1) day before the Closing Date, Newco is registered as an external company in terms of section 23 of the Companies Act, with the Companies and Intellectual Property Commission, an agency of the Department of Trade and Industry.

Section 7.11 Capitalization.

(a) The authorized share capital of Rigel consists of (i) 500,000,000 Rigel Class A Shares, (ii) 50,000,000 Rigel Class B Shares and (iii) 5,000,000 shares of Rigel Preferred Stock of which (A) 30,000,000 Rigel Class A Shares are issued and outstanding as of the date of this Agreement, (B) 7,500,000 Rigel Class B Shares are issued and outstanding as of the date of this Agreement and (C) no shares of Rigel Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Rigel Shares, Rigel Preferred Stock and Rigel Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Rigel Shares held by the Sponsor. As of the date hereof, Rigel has issued 29,000,000 Rigel Warrants that entitle the holder thereof to purchase Rigel Class A Shares at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.

(b) The authorized share capital of Newco consists of 50,000 Newco Ordinary Shares, of which one (1) share is issued and outstanding as of the date of this Agreement. All of the issued and outstanding Newco Ordinary Shares (i) are owned beneficially and of record by Rigel, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the Governing Documents of Newco and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. Except for this Agreement, the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and the Orion Forward Purchase Agreement, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Newco Ordinary Shares or other equity securities of Newco, or any other Contracts to which Newco is a party or by which Newco is bound obligating Newco to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, Newco and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Newco.

(c) The authorized share capital of Merger Sub consists of 50,000 Merger Sub Shares, of which one (1) share is issued and outstanding as of the date of this Agreement. All of the issued and outstanding Merger Sub Shares (i) are owned beneficially and of record by Newco, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the Governing Documents of Merger Sub and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Merger Sub Shares or other equity securities of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub.

(d) Newco anticipates issuing 1,125,000 Newco Ordinary Shares to the PIPE Investors, assuming no additional PIPE investments in excess of the PIPE Investment Amount, and to issue 7,200,000 Newco Ordinary Shares upon the conversion of Rigel’s Class B Common Stock in accordance with the Sponsor Support Agreement, and Newco will have up to 29,000,000 Newco Warrants issued and outstanding, of which (A) up to 14,000,000 will be issued to the Sponsor and (B) up to 15,000,000 Newco Warrants will be issued to Rigel’s Class A Common Stock holders, assuming 85% of the outstanding Rigel Class A Common Stock is redeemed prior to the Closing, entitling the holders thereof to purchase Newco Ordinary Shares at an exercise price of $1.00 per share on the terms and conditions set forth in the applicable warrant agreement.

(e) Except for this Agreement, the Rigel Warrants and the Orion Forward Purchase Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Rigel Shares or any other equity interests of Rigel, or any other Contracts to which Rigel is a party or by which Rigel is bound obligating Rigel to issue or sell any shares of, other equity interests in or debt securities of, Rigel, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Rigel. Except as disclosed in the SEC Reports, the Rigel Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Rigel to repurchase, redeem or otherwise acquire any securities or equity interests of Rigel. There are no outstanding bonds, debentures, notes or other indebtedness of Rigel having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Rigel’s stockholders may vote. Except as disclosed in the SEC Reports, Rigel is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Rigel Shares or any other equity interests of Rigel. Rigel does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(f) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Rigel representing 35% or more of the combined voting power of the issued and outstanding securities of Rigel.

(g) (i) All Newco Ordinary Shares to be allotted and issued in accordance with Section 4.02 shall be, upon issuance and allotment thereof, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (ii) upon entries being made in the register of members of Newco reflecting such issuance of Newco Ordinary Shares, each holder of such Newco Ordinary Shares shall have good and valid title to its portion of such Newco Ordinary Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Registration Rights Agreement, the Newco Memorandum, the provisions of this Agreement and any Liens incurred by such holder and the issuance of such Newco Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 7.12 Listing. The issued and outstanding Rigel Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “RRAC.U”. The issued and outstanding Rigel Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “RRAC”. The issued and outstanding Rigel Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange under the symbol “RRAC WS”. Rigel is in compliance with the rules of the Stock Exchange and there is no Action pending or, to the Knowledge of Rigel, threatened against Rigel by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Rigel Class A Shares or Rigel Warrants or terminate the listing of Rigel Class A Shares or Rigel Warrants on the Stock Exchange, except as expressly contemplated by this Agreement. None of Rigel or its Affiliates has taken any action in an attempt to terminate the registration of the Rigel Class A Shares or Rigel Warrants under the Exchange Act, except as expressly contemplated by this Agreement. Rigel has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Rigel Class A Shares or Rigel Warrants from the NYSE or the SEC, except as expressly contemplated by this Agreement.

Section 7.13 PIPE Investment.

(a) Rigel has delivered to the Target Companies true, correct and complete copies of each of the Subscription Agreements entered into by Newco with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Newco solely for purposes of consummating the Transactions in the aggregate amount of $7,500,000 (the “PIPE Investment Amount”). To the Knowledge of Rigel, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Newco. Each Subscription Agreement is a legal, valid and binding obligation of Newco and, to the Knowledge of Rigel, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Target Companies are third-party beneficiaries thereof and are entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Newco or any of its Affiliates, on the one hand, and any PIPE Investor, on the other hand, that could affect the obligation of such PIPE Investors to contribute to Newco the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, to the Knowledge of Rigel, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement with respect to the PIPE Investment not being satisfied, or the PIPE Investment Amount not being available to Newco, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco under any material term or condition of any Subscription Agreement with respect to the PIPE Investment and, as of the date hereof, none of Newco or any of its Affiliates has any reason to believe that Newco will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by Newco contained in any Subscription Agreement with respect to the PIPE Investment. The Subscription Agreements with respect to the PIPE Investment contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Newco the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by Rigel, Newco or any of their respective Subsidiaries (including, from and after the Closing, the Target Group Companies) to any PIPE Investor in respect of the PIPE Investment, except as set forth in the Subscription Agreements with respect to the PIPE Investment.

Section 7.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment or PIPE Financing, there are no transactions, Contracts, side letters, arrangements or understandings between Rigel, Newco or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Rigel, Newco or Merger Sub, on the other hand.

Section 7.15 Investment Company Act. Neither Rigel nor any of its Subsidiaries, if any, is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.16 Interest in Competitors. None of Rigel, Newco or Merger Sub owns any interest, nor does any of such Party’s respective Affiliates insofar as such Affiliate-owned interests would be attributed to Rigel, Newco or Merger Sub under any applicable antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Target Group Companies’ lines of products, services or business.

Section 7.17 Rigel Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Target Companies as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Target Companies post-Closing.

Section 7.18 Registration Statement; Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement is first mailed to the Rigel Stockholders and at the time of the Extraordinary General Meeting, the Proxy Statement, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Rigel makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Rigel by or on behalf of the Target Companies specifically for inclusion in the Registration Statement or the Proxy Statement.

Article VIII
COVENANTS OF THE TARGET COMPANIES

Section 8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), each Target Company shall, and shall cause the other Target Group Companies to, as applicable, except as required by this Agreement, required by applicable Law, as set forth on Section 8.01 of the Target Company Disclosure Letter or consented to in writing by Rigel (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its reasonable efforts to operate its business in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business). Without limiting the generality of the foregoing, except as required by Law, as required by this Agreement, as set forth on Section 8.01 of the Target Company Disclosure Letter or as consented to in writing by Rigel (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each Target Company shall not, and shall not permit any other Target Group Company to, as applicable, during the Interim Period:

(a) change or amend the Governing Documents of any Target Group Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of a Target Company to a Target Company or any other wholly owned Subsidiaries of a Target Company;

(c) except for transactions among the Target Companies and/or their Subsidiaries, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of any Target Group Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based awards or voting securities of any Target Group Company;

(d) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material tangible assets or properties of the Target Group Companies, taken as a whole, other than (i) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Target Group Company in its good faith reasonable business judgment to be obsolete or no longer be material to the business of the Target Group Companies, taken as a whole, in each such case, in the ordinary course of business and (ii) transactions between a Target Company and any wholly owned Subsidiary of a Target Company or between wholly owned Subsidiaries of the Target Companies;

(e) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any of its material Owned Intellectual Property except for non-exclusive licenses granted in the ordinary course of business, or disclose any of its trade secrets or other material confidential information to a third party other than in the ordinary course of business pursuant to a written confidentiality agreement;

(f) (i) cancel or compromise any claim or Indebtedness owed to any Target Group Company or (ii) settle any pending or threatened Action (A) if such settlement would require payment by any Target Group Company in an amount greater than $1,000,000, (B) to the extent such settlement includes an agreement by any Target Group Company to accept or concede injunctive relief or (C) to the extent such settlement is adverse to a Target Group Company and involves an Action brought by a Governmental Authority alleging criminal wrongdoing;

(g) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof, and except with respect to the implementation of the arrangements contemplated under Section 10.07, (i) increase the compensation or benefits of any employees or service providers except for increases in salary or hourly wage rates made in the ordinary course of business and consistent with past practices to employees with annual base salary less than $150,000 (or the local equivalent thereof), (ii) make any grant of any severance, retention, incentive or termination payment to any Person, except in connection with the promotion, hiring (to the extent permitted by clause (iii) of this paragraph) or firing of any employee with an annual base salary less than $150,000 (or the local equivalent thereof) in the ordinary course of business and consistent with past practices, (iii) make any change in the key management structure of any Target Group Company, including the hiring or replacement of executives or officers or the termination (other than for “cause”) of existing executives or officers, (iv) hire, engage, or terminate (other than for cause) any employee or individual service provider, other than an employee or individual service provider with annual compensation of $100,000 or less (or the local equivalent thereof), (v) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or (vi) promise to take any of the foregoing actions prohibited by subsections (i) – (iv); provided, that, notwithstanding the foregoing, the aggregate annualized value of all changes in subsections (i) - (v) absent Rigel consent shall not exceed $1,000,000 in the aggregate;

(h) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a controlling equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than in the ordinary course of business;

(i) make any loans or advance or contribute any money or other property to any Person, except for (A) advances in the ordinary course of business to employees or officers of a Target Group Company for expenses not to exceed $25,000 individually or $100,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Target Group Companies in the ordinary course of business, (C) trade credit extended to customers of the Target Group Companies in the ordinary course of business or (D) any loans, contributions or other payments or advances made by any Target Group Company to the Blyvoor Gold Workers Trust or its beneficiaries, in each case, as required pursuant to a Company Benefit Plan;

(j) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of any Target Group Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of any Target Group Company, except for (i) the acquisition by a Target Group Company of any shares of capital stock, membership interests or other equity interests of a Target Group Company in connection with the forfeiture or cancellation of such interests, and (ii) transactions between a Target Company and any wholly owned Subsidiary of a Target Company or between wholly owned Subsidiaries of the Target Companies;

(k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of any Target Group Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Target Group Companies, other than as may be required by applicable Law, IFRS or regulatory guidelines;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Group Company;

(n) make (except in the ordinary course of business), change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, initiate or enter into any voluntary disclosure or closing agreement or other binding written agreement with respect to any material Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an automatic extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, except as required by IFRS;

(o) issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, other than in the ordinary course of business;

(p) terminate without replacement or amend in a manner materially detrimental to the Target Group Companies, taken as a whole, material insurance policies covering the Target Group Companies and their respective properties, assets and businesses;

(q) enter into any agreement that materially restricts the ability of any Target Group Company to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Target Group Companies, taken as a whole;

(r) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(s) except with respect to the implementation of the arrangements contemplated by Section 10.07, grant any bonus or other consideration to any Person triggered by the consummation of the transaction contemplated by this Agreement;

(t) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (i), (iii), (iv), (vi), or (viii) of Section 6.12(a);

(u) acquire any ownership interest in any real property;

(v) make any change in any material respect to the policies or practices of the Target Group Companies regarding the payment of accounts payable, the collection of accounts receivable, including accelerating the receipt of amounts due with respect to any accounts receivables, or lengthening the period for payment of accounts payable, except for changes in the ordinary course of business consistent with past practice; or

(w) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.01.

Section 8.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Target Group Company by third parties that may be in a Target Group Company’s possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Target Group Companies or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) on the advice of legal counsel of the Target Group Companies would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period each Target Company shall, and shall cause the other Target Group Companies to, afford to Rigel and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Target Group Companies and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Target Group Companies, and shall use its and their reasonable efforts to furnish such Representatives with financial and operating data and other information concerning the business and affairs of the Target Group Companies that are in the possession of the Target Group Companies, in each case, as Rigel and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Rigel shall not be permitted to perform any environmental sampling or testing at any Mining Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions absent Target Company consent; provided, further, however, that remote access may be provided by the Target Group Companies in lieu of physical access in response to COVID-19 to the extent reasonably necessary (x) to protect the health and safety of such officers and employees or (y) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.02 shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Rigel and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.03 Regulatory Approvals. The Target Companies shall promptly furnish to Rigel copies of any material notices or written communications received by any Target Group Company from any third party or any Governmental Authority, and detail any substantive oral communications between any Target Group Company and any Governmental Authority to the extent permitted by the applicable Governmental Authority, with respect to the approval of the Transactions, and the Target Companies shall permit counsel to Rigel an opportunity to review in advance, and the Target Companies shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Target Group Companies to any Governmental Authority concerning the Transactions; provided that the Target Companies shall not extend any waiting period or comparable period under any applicable antitrust Law or enter into any agreement with any Governmental Authority without the written consent of Rigel. The Target Companies agree to provide, to the extent permitted by the applicable Governmental Authority, Rigel and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by videoconferencing or by telephone, between any Target Group Company, its agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 8.04 No Claim Against the Trust Account. Each Target Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Rigel Organizational Documents, and the Trust Agreement and understands that Rigel has established the Trust Account described therein for the benefit of Rigel’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each Target Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by August 9, 2024 or such later date as approved by the stockholders of Rigel to complete a Business Combination, Rigel will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each Target Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Rigel or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 8.04 shall not serve to limit or prohibit a Target Company’s or its controlled Affiliates’ rights to pursue a claim against Rigel, Newco, Merger Sub or any of their respective Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.13 for specific performance or other injunctive relief. This Section 8.04 shall survive the termination of this Agreement for any reason.

Article IX
COVENANTS OF RIGEL, NEWCO AND MERGER SUB

Section 9.01 Regulatory Approvals.

(a) Each of Rigel, Newco and Merger Sub shall use reasonable best efforts to undertake promptly any and all action required to (i) prevent the entry in any Action brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) Each of Rigel, Newco and Merger Sub shall cooperate in good faith with the Regulatory Consent Authorities and use reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Target Companies, all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Target Group Companies, Rigel, Newco or Merger Sub or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Target Group Companies, Rigel, Newco or Merger Sub and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Rigel, Newco or Merger Sub to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Target Group Companies) shall not be deemed a failure to satisfy any condition specified in Article XI.

(c) Each of Rigel, Newco and Merger Sub shall promptly furnish to the Target Companies copies of any material notices or written communications received by Rigel, Newco, Merger Sub or any of their respective Affiliates from any third party or any Governmental Authority with respect to the Transactions to the extent permitted by the applicable Governmental Authority, and each of Rigel, Newco and Merger Sub shall permit counsel to the Target Companies an opportunity to review in advance, and each of Rigel, Newco and Merger Sub shall consider in good faith the views of such counsel in connection with, any proposed written communications by Rigel, Newco, Merger Sub and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that none of Rigel, Newco or Merger Sub shall enter into any agreement with any Governmental Authority without the written consent of the Target Companies. Rigel agrees to provide the Target Companies and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Rigel, Newco, Merger Sub and/or any of their respective Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(d) Except as required by this Agreement, none of Rigel, Newco or Merger Sub shall engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to materially impair or delay Rigel’s, Newco’s or Merger Sub’s ability to consummate the Transactions or perform its obligations hereunder.

Section 9.02 Indemnification and Insurance.

(a) From and after the Closing, Newco agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Target Companies and Rigel and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Target Companies, Rigel or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing

Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Newco shall cause the Target Companies and each of its Subsidiaries, after the Closing, to, (i) maintain for a period of not less than six years from the Closing provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, Newco shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by (i) the Target Group Companies’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Rigel or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage and (ii) Rigel’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Target Companies or their respective agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (x) Newco may cause coverage to be extended under the current directors’ and officers’ liability insurance contemplated by the preceding clauses (i) and (ii) by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of the applicable current insurance coverage with respect to claims existing or occurring at or prior to the Closing (each a “D&O Tail”) and (y) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Newco be required to expend an annual premium for any such D&O Tail in excess of 300% of the last annual payment made by (I) the Target Companies or any of their respective Affiliates or (II) Rigel or any of its respective Affiliates, as applicable, for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Newco shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Target Group Companies or Rigel, as applicable, prior to the date of this Agreement.

(c) Rigel, Newco, Merger Sub and the Target Companies hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 9.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Rigel, Newco, Merger Sub, the Target Companies and their respective Subsidiaries hereunder. The Parties hereby agree (i) that Rigel, Newco, Merger Sub, the Target Companies and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 9.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 9.02 are secondary), (ii) that Rigel, Newco, Merger Sub, the Target Companies and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 9.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Rigel’s, Newco’s, Merger Sub’s, the Target Companies’ and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 9.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective

Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on Rigel, Newco, Merger Sub, the Target Companies and all successors and assigns of Rigel, Newco, Merger Sub and the Target Companies. In the event that Rigel, Newco, Merger Sub, the Target Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Rigel, Newco, Merger Sub or the Target Companies, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

Section 9.03 Conduct of Rigel During the Interim Period.

(a) During the Interim Period, except as set forth on Section 9.03 of the Rigel Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Target Companies in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Rigel shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify, supplement, restate or amend the Trust Agreement, the Rigel Organizational Documents or the Governing Documents of Newco or Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Rigel, Newco or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Rigel, Newco or Merger Sub; or (C) other than in connection with the Rigel Stockholder Redemption or as otherwise required by Rigel’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Rigel, Newco or Merger Sub;

(iii) make (except in the ordinary course of business), change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, incur any material Tax liability outside of the ordinary course of business, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any voluntary disclosure or closing agreement or other binding written agreement with respect to any material Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to an automatic extension of time to file any Tax Return obtained in the ordinary course of business), file any Tax Return other than one prepared in a manner consistent in all material respects with past practice, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, except as required by GAAP;

(iv) enter into, renew, modify, supplement, or amend any transaction or Contract with an Affiliate of Rigel, Newco or Merger Sub (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Rigel, Newco or Merger Sub or any of their respective Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) issuance of Rigel Class A Shares in connection with the exercise of any Rigel Warrants outstanding on the date hereof or (y) issuance of Newco Ordinary Shares at not less than $10.00 per share and issuance of up to 2,500,000 Newco Warrants at an exercise price per share of not less than $11.50 per share, in each case on the terms set forth in the Subscription Agreements and the Orion Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Rigel Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 9.03.

(b) During the Interim Period, each of Rigel, Newco and Merger Sub shall, and shall cause their respective Subsidiaries to, comply with and continue performing under, as applicable, the Rigel Organizational Documents, the Governing Documents of Newco and Merger Sub, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which Rigel, Newco, Merger Sub or their respective Subsidiaries may be a party.

Section 9.04 PIPE and the Orion Forward Purchase Agreement. Unless otherwise approved in writing by the Target Companies, neither Rigel or Newco shall permit any material amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements with respect to the PIPE Investment or the PIPE Financing or the Orion Forward Purchase Agreement (except, in the case of the Orion Forward Purchase Agreement, solely to contemplate the issuance of Newco Ordinary Shares in lieu of Rigel Class A Shares). Subject to the immediately preceding sentence, each of Rigel and Newco shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and the Orion Forward Purchase Agreement, in each case, on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing to cause the PIPE Investors and the Additional PIPE Investors, as applicable, to pay to (or as directed by) Newco the applicable purchase price under each PIPE Investor’s or Additional PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Orion Forward Purchase Agreement to cause Orion Mine Finance to pay to (or as directed by) Newco the applicable purchase price the Orion Forward Purchase Agreement in accordance with its terms.

Section 9.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Rigel, Newco, Merger Sub or their respective Subsidiaries by third parties that may be in Rigel’s, Newco’s, Merger Sub’s or their respective Subsidiaries’ possession from time to time, and except for any information which on the advice of legal counsel of Rigel would result in the loss of attorney-client privilege or other privilege from disclosure, Rigel, Newco and Merger Sub shall, and shall cause their respective Subsidiaries to, afford to the Target Companies, their respective Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Rigel, Newco, Merger Sub and their respective Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Rigel, Newco, Merger Sub and their respective Subsidiaries that are in the possession of Rigel, Newco, Merger Sub or their respective Subsidiaries, in each case as the Target Companies and their Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Rigel, Newco or Merger Sub, as applicable, in lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 9.05, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Target Companies, their respective Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 9.06 Rigel Listing. Rigel shall use reasonable best efforts to ensure Rigel remains listed as a public company on, and for the Rigel Securities (but, in the case of Rigel Warrants, only to the extent issued as of the date hereof) to be listed on, the NYSE.

Section 9.07 Rigel Public Filings. From the date hereof through the Closing, Rigel shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 9.08 Section 16 Matters. Prior to the Closing, Rigel and Newco, as and to the extent applicable, shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of, with respect to Rigel, the Rigel Class A Shares or any derivative thereof and, with respect to Newco, the Newco Ordinary Shares or any derivative thereof, that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Rigel or Newco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.09 Newco Board of Directors, Committees and Officers.

(a) The Parties shall use reasonable best efforts to ensure that the individuals listed on Section 9.09(a) of the Target Company Disclosure Letter are appointed as directors of Newco effective at the Closing.

(b) The Parties shall use reasonable best efforts to ensure that individuals identified on Section 9.09(b) of the Target Company Disclosure Letter are appointed as the officers of Newco effective at the Closing, with each such individual holding the title set forth opposite his or her name. The Target Companies may replace any individual set forth on Section 9.09(b) of the Target Company Disclosure Letter with any individual prior to the Closing.

Section 9.10 Incentive Equity Plan. Prior to the Closing Date, Rigel or Newco, as applicable, shall approve, subject to any approval of the stockholders of Rigel and/or Newco to the extent required under applicable Law, an omnibus equity incentive plan (the “Incentive Equity Plan”), pursuant to which a number of Newco Ordinary Shares equal to (i) seven and one-half percent (7.5%) of the total aggregate Newco Ordinary Shares outstanding as of immediately following the Closing, plus (ii) the number of Newco Ordinary Shares required to satisfy the equity-based awards described in Section 10.07(c) of the Target Company Disclosure Letter shall be reserved and available for issuance as of the Closing Date. The Incentive Equity Plan shall include an “evergreen” share refresh feature which will provide that the number of Newco Ordinary Shares available for issuance under the Incentive Equity Plan shall be automatically increased on January 1st of each calendar year commencing after the Closing Date by two percent (2%) of the total aggregate Newco Ordinary Shares outstanding as of December 31st of the immediately preceding calendar year. No fewer than twenty (20) Business Days following the date hereof, the Target Group Companies shall provide a copy of the Incentive Equity Plan to Rigel, and will incorporate any reasonable comments from Rigel and its advisors in good faith. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date Newco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Newco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Newco Ordinary Shares issuable under the Incentive Equity Plan and Newco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 9.11 Qualification as an Emerging Growth Company. Each of Rigel, Newco and Merger Sub shall use reasonable best efforts from the date hereof until the Closing: (a) take all actions reasonably necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would directly cause Rigel or Newco to not qualify as an “emerging growth company” within the meaning of the JOBS Act, except for any action taken in compliance with the covenants of Rigel, Newco or Merger Sub set forth in this Agreement and the exhibits thereto.

Section 9.12 Stockholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Agreements or any of the Transactions is brought, or, to the Knowledge of Rigel, threatened in writing, against Rigel or the Board of Directors of Rigel by any of the Rigel Stockholders prior to the Closing, Rigel shall promptly notify the Target Companies of any such litigation and keep the Target Companies reasonably informed with respect to the status thereof. Rigel shall provide the Target Companies the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Target Companies’ advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Target Companies, such consent not to be unreasonably withheld, conditioned or delayed.

Article X
JOINT COVENANTS

Section 10.01 Support of Transaction; Further Assurances. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Target Companies, Rigel, Newco and Merger Sub with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Rigel, Newco, Merger Sub and the Target Companies

shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, it being specifically agreed that each Party shall (i) provide the other Parties with drafts of all material correspondence, documents or other communications (including drafts of the filings (if any)), (ii) give the other Parties reasonable opportunity to comment on such material correspondence, documents or other communications prior to their submission to the relevant Governmental Authorities, (iii) promptly provide each other with copies of all communications received from the relevant Governmental Authorities, (iv) involve the other Parties in any meetings or material discussions with the relevant Governmental Authorities; and (v) promptly and in consultation with each other, co-operate with and provide all necessary information and assistance reasonably required by the relevant Governmental Authorities, (b) use reasonable best efforts to obtain all consents and approvals set forth on Section 10.01 of the Target Company Disclosure Letter and use reasonable efforts to obtain all material consents and approvals of third parties (other than those set forth on Section 10.01 of the Target Company Disclosure Letter) that any of Rigel, Newco, Merger Sub, the Target Companies, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, to the extent agreed to by Rigel in writing, the Target Companies shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Target Group Companies, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable (including amending the Orion Forward Purchase Agreement to contemplate the issuance of Newco Ordinary Shares in lieu of Rigel Class A Shares). Notwithstanding the foregoing, in no event shall Rigel, Newco, Merger Sub or any Target Group Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Target Group Company is a party or otherwise required in connection with the consummation of the Transactions. Except as set forth in this Agreement, the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including negotiating the terms of each of (i) the Newco Memorandum, (ii) the memorandum of incorporation of Blyvoor Resources, (iii) the memorandum of incorporation of Tailings and the Incentive Equity Plan.

Section 10.02 Registration Statement; Rigel Extraordinary General Meeting.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Rigel, Newco and each Target Company shall, in accordance with this Section 10.02(a), jointly prepare, and Newco shall file with the SEC, a preliminary proxy statement to be sent to the Rigel Stockholders relating to the Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Rigel, Newco and each Target Company shall jointly prepare, and Newco shall file with the SEC, a registration statement on Form F-4, or other appropriate form, which will contain the Proxy Statement, (such registration statement, including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”), in connection with the registration under the Securities Act of the Newco Securities that will be issued pursuant to the Merger. Rigel, Newco and each Target Company shall use its reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Rigel and Newco agree to use their respective reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Target Companies shall furnish all information concerning the Target Group Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Rigel, Newco and the Target Companies agree to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K or Form 6-K, as applicable, pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Rigel, Newco, the Target Companies or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Transactions (the “Offer Documents”). Subject to applicable Law, each of Rigel and Newco will use their respective reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Rigel Stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Rigel will advise the Target Companies, reasonably promptly after Rigel or Newco receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Newco Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Target Companies and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and each of Rigel and Newco shall give reasonable and good faith consideration to any comments made by the Target Companies and their counsel. To the extent not prohibited by Law, each of Rigel and Newco shall provide the Target Companies and their counsel with (A) any comments or other communications, whether written or oral, that each of Rigel and Newco and its respective counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of each of Rigel and Newco to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Target Companies or their counsel in any discussions or meetings with the SEC.

(iii) Rigel, Newco and each Target Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at each time at which it is amended, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Rigel Stockholders and at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Closing, any information relating to the Target Companies, Rigel, Newco or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Target Companies, Rigel or Newco, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Rigel Stockholders.

(b) Rigel Extraordinary General Meeting. Rigel shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which shall be mutually agreed with the Target Companies acting reasonably) for, give notice of, and duly call and hold a meeting of the Rigel Stockholders (the “Extraordinary General Meeting”), which meeting shall be held not more than twenty-five (25) days after the date on which the Registration Statement is declared effective (except as otherwise agreed by the Target Companies and Rigel acting reasonably and in good faith), for the purpose of obtaining the Rigel Stockholder Approval. The Extraordinary General Meeting shall be called for the purpose of, among other things: (A) providing the Rigel Stockholders with the opportunity to redeem Rigel Class A Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Extraordinary General Meeting (the “Rigel Stockholder Redemption”); and (B) soliciting proxies from holders of Rigel Class A Shares to vote at the Extraordinary General Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval, by way of special resolution, of the Merger and Plan of Merger; (3) the issuance of Newco Securities in connection with the Transactions (under the Stock Exchange); (4) the amendment and restatement of the memorandum and articles of association of Newco in the form of the Newco Memorandum; (5) the appointment of the individuals to Newco’s board of directors in accordance with Section 9.09, and the designation of the classes of such appointees to Newco’s board of directors; (6) the approval of the adoption of the Incentive Equity Plan; (7) any other proposals as either the SEC or the Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; (8) adoption and approval of any other proposals as reasonably agreed by Rigel, Newco and the Target Companies to be necessary or appropriate in connection with the Transactions; and (9) the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Rigel Stockholder Matters”). Rigel shall include the Rigel Board Recommendation in the Proxy Statement. To the fullest extent permitted by applicable Law, the board of directors of Rigel shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Rigel Board Recommendation for any reason (together with any change, withdrawal, withholding, qualification or modification of its recommendation to the Rigel Stockholders described in the Recitals hereto, a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Rigel agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting for the purpose of seeking the Rigel Stockholder Approval shall not be affected by any Change in Recommendation or other intervening event or circumstance, (B)

Rigel agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit for the approval of its stockholders the Rigel Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance, and (C) Rigel agrees that if the Rigel Stockholder Approval shall not have been obtained at any such Extraordinary General Meeting, then Rigel shall use reasonable best efforts to promptly continue to take all such necessary actions, including the actions required by this Section 10.02(b), and hold additional Extraordinary General Meetings in order to obtain such approval. Rigel may only postpone or adjourn the Extraordinary General Meeting (and, in the case of the following clauses (ii) and (iii), at the request of the Target Companies, shall postpone or adjourn), for a period of no longer than fifteen (15) days and on a date no later than five (5) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Rigel has determined in good faith after consultation with outside legal counsel is required by applicable Law is disclosed to the Rigel Stockholders and for such supplement or amendment to be promptly disseminated to the Rigel Stockholders prior to the Extraordinary General Meeting; (ii) if, as of the time for which the Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Rigel Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Extraordinary General Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining the Rigel Stockholder Approval; or (iv) only with the prior written consent of the Target Companies, for purposes of satisfying the condition set forth in Section 11.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 10.03 Exclusivity.

(a) During the Interim Period, the Target Companies shall not take, and they shall direct their respective Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Rigel and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Target Group Companies, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(a). The Target Companies shall, and each shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Rigel shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Target Companies, its shareholders and/or any of their Affiliates or

Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Target Companies, its shareholders and their respective Affiliates and Representatives; provided that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 10.03(b). Rigel shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 10.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Seller shall pay or refund the relevant Target Company, as appropriate, for all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred by any Party in connection with such Seller’s transfer of, as applicable, the Blyvoor Resources Shares or Tailings Shares (any such Taxes, “Transfer Taxes”). The Party required to by applicable Law shall, at the expense of the Seller obligated to pay the relevant Transfer Tax, file all necessary Tax Returns with respect to all such Taxes, which shall include filing all necessary Tax Returns even where an exemption from the payment of such Transfer Taxes is applicable, and, if required by applicable Law, such Seller, Rigel and the Target Companies will join in the execution of any such Tax Returns.

(b) Any and all Tax allocation or Tax sharing agreements between the Target Group Companies, on the one hand, and any Seller or any of its Affiliates (other than the Target Group Companies), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, no Target Group Company shall be obligated to make any payment pursuant to any such agreement for any past or future period. (and provided that the agreements to be cancelled pursuant to this sentence (if any) shall be listed on Section 10.04(b) of the Rigel Disclosure Letter).

(c) Any and all Tax allocation or Tax sharing agreements between Rigel, on the one hand, and any direct or indirect equityholder of Rigel (or their Affiliates), on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, Rigel shall not be obligated to make any payment pursuant to any such agreement for any past or future period (and provided that the agreements to be cancelled pursuant to this sentence (if any) shall be listed on Section 10.04(c) of the Rigel Disclosure Letter).

(d) In accordance with applicable Law, Newco shall cause an election to be filed under Treasury Regulations Section 301.7701-3 to cause Merger Sub to be treated as an entity disregarded as separate from Newco for U.S. federal income tax purposes effective as of the Merger Sub date of formation.

(e) The Parties agree that for U.S. federal (and applicable state and local) income tax purposes, (i) the Merger and the Blyvoor Resources Acquisition are intended to be treated consistent with the Intended Tax Treatment and (ii) the Cash Consideration is intended to be treated as a distribution under Section 301 of the Code. The Parties will prepare and file all Tax Returns consistent with the foregoing (including, if applicable, by filing Form 8937) and will not take any inconsistent position on any Tax Return or before any taxing authorities unless otherwise required pursuant to a “determination” as such term is defined in Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to either the qualification of the Merger or the Blyvoor Resources Acquisition for its Intended Tax Treatment by any Governmental Authority. Except as contemplated by this Agreement, the other

Transaction Agreements and the Transaction Compensation Agreements, none of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger or the Blyvoor Resources Acquisition to fail to qualify for the Intended Tax Treatment.

(f) This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Merger and the Blyvoor Resources Acquisition.

(g) The Parties shall use commercially reasonable efforts to execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Rigel or Newco for purposes of rendering opinions regarding the Intended Tax Treatment, at such time or times as may be requested by counsel to Rigel or Newco, including in connection with any filing with the Securities and Exchange Commission.

(h) Following the Closing Date, but, in the case of any taxable period that ends after the Closing Date, only if Newco knows, reasonably should know or there is a substantial likelihood that Newco is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, Newco shall use its commercially reasonable efforts to (i) publicly post a PFIC Annual Information Statement (as defined in Treasury Regulations Sections 1.1295-1(g)(1)) to enable the Persons who were Rigel Stockholders prior to the Closing Date to make or maintain a “Qualifying Electing Fund” election under Section 1295 of the Code and compute any income or gain arising as a result of Rigel’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for such taxable period and (ii) upon reasonable request and at the cost of such Persons, any other information reasonably necessary and readily available for such Person (or its direct or indirect owners) to compute any income or gain arising as a result of Rigel’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable year ending on or after the Closing Date, including by timely providing information to enable the applicable Person to report its allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

(i) Following implementation of the Tailings Acquisition and the Blyvoor Resources Acquisition, insofar as a Target Company has Tax losses (including the balance of unredeemed capital expenditure) in excess of R50 million (fifty million South African Rand) for the prior tax year of assessment, or is expected to have Tax losses in excess of R50 million (fifty million South African Rand) for the current tax year of tax assessment such Target Company shall report the Tailings Acquisition and the Blyvoor Resources Acquisition in the prescribed form, to SARS in accordance with and to the extent required in terms of Part B of Chapter 4 of the Tax Administration Act no 28 of 2011 (“TAA”) within 45 Business Days after the date on which the Tailings Acquisition or the Blyvoor Resources Acquisition, as applicable, qualifies as a “reportable arrangement” (as defined in the TAA). Each Target Company shall provide a written statement, as contemplated by section 37(3) of the TAA, to Newco, Merger Sub and each of the Sellers stating that it has disclosed the reportable arrangement as required.

Section 10.05 Confidentiality; Publicity.

(a) Each of Rigel, Newco and Merger Sub acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Target Companies acknowledges that, in connection with the PIPE Investment and the PIPE Financing, Rigel shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors or the Additional PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided that, Rigel provides the Target Companies with a reasonable opportunity to review and provide comments to such presentation and the Target Companies consent to the contents thereof.

(b) The Target Companies and Rigel shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Target Companies and Rigel prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 10.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 10.07 Employee Matters.

(a) Each employee and other individual service provider of a Target Group Company immediately prior to the Closing shall continue in employment with a Target Group Company) immediately following the Closing (such employees, the “Continuing Employees”). Following the Closing, Newco and the Target Group shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements.

(b) Except where applicable Law or the provisions of a Company Benefit Plan in effect as of the date hereof require more favorable treatment, Newco shall, or shall cause an Affiliate of Newco (including the Target Group Companies) to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Newco or its Affiliates (including the Target Group Companies)), provide to each Continuing Employee (a) a base salary or wage rate and annual cash bonus opportunity that are, in each case, no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the applicable Target Group Company to such Continuing Employee immediately prior to the Closing Date, and (b) employee benefits (excluding any long-term incentive, equity, or equity-based benefits) that are substantially comparable in the aggregate to those provided by any Target Group Company to such Continuing Employee immediately prior to the Closing Date.

(c) Prior to the Closing, the Target Group Companies will be permitted to implement the arrangements described on Section 10.07(c) of the Target Company Disclosure Letter.

(d) Following the date hereof, the Parties will utilize the services of an independent compensation consultant to review and make recommendations with respect to other post-Closing compensation arrangements not referred to in this Section 10.07, and the Parties will work together to review the Target Group Companies’ existing compensation arrangements for purposes of developing post-Closing market-based compensation arrangements, including terms and conditions of customary employment agreements for key employees, taking into account such recommendations.

(e) No fewer than 30 Business Days following the date hereof, the Target Group Companies shall provide Rigel with a true and complete list, of all employees and independent contractors of the Target Companies, containing: (i) their names (or if required by applicable Law, a serial number) and status as an employee or contractor; (ii) the entity with which they are employed or engaged; (iii) their positions or description of services; (iv) their full-time, part-time, or temporary status; (v) their base salaries or base hourly wage or contract rate; (vi) their target bonus rates or target commission rates; (vii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments).

(f) This Section 10.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 10.07, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 10.07. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 10.07 shall not create any right in any employee or any other Person to any continued employment with Rigel or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

Section 10.08 PIPE Financing. Rigel shall, and shall cause its respective Affiliates to, use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to secure the PIPE Financing, on terms (including as to type of security and price per security) reasonably acceptable to the Target Companies, including all things reasonably necessary (x) to obtain executed Subscription Agreements with respect to the PIPE Financing, which shall have terms, and be in a form, substantially similar to the Subscription Agreements pertaining to the PIPE Investment and otherwise as reasonably acceptable to the Target Companies and Rigel, from investors that are reasonably acceptable to the Target Companies and Rigel (the “Additional PIPE Investors”) pursuant to which the Additional PIPE Investors commit to make private investments in Newco in the form of the purchase Newco Ordinary Shares, other securities of Newco or indebtedness (including convertible indebtedness) of Newco, including a committed equity facility on terms acceptable to the Target Companies and Rigel, in exchange for an aggregate purchase price of at least $48,500,000.00 (the “PIPE Financing Amount”, and such financing, collectively, the “PIPE Financing”), and (y) to consummate the PIPE Financing substantially concurrently with the Closing. Rigel and the Target Companies shall reasonably cooperate and coordinate the PIPE Financing process, including the timing and substance of outreach to Additional PIPE Investors. Without limiting the foregoing, from the date hereof until the Closing Date, Rigel and the Target Companies shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing. Promptly following the execution thereof, Rigel shall deliver to the Target Companies a true, correct and complete copy of each Subscription Agreement entered into by Newco with the Additional PIPE Investors named therein.

Section 10.09 Nasdaq Listing. Rigel, Newco, Merger Sub and the Target Companies shall each, and shall each cause their respective Subsidiaries to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and the rules and policies of Nasdaq to cause the Newco Securities issued in connection with the Transactions to be approved for listing on the Nasdaq as of the Closing (the “Listing”).

Section 10.10 Additional Financial Information. The Target Companies shall use reasonable best efforts to deliver the PCAOB consolidated audited financials of the Target Companies for (i) the fiscal year ended February 28, 2023, not later than April 1, 2024 and (ii) the fiscal year ended February 29, 2024, not later than May 30, 2024.

Article XI
CONDITIONS TO OBLIGATIONS

Section 11.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Target Companies and Rigel:

(a) Governmental Approvals. The approvals or clearances from a Governmental Authority listed on Section 11.01(a) of the Target Company Disclosure Letter and the termination or expiration of any applicable waiting period(s) under applicable antitrust Laws in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of any Governmental Authority) shall have expired, been terminated or obtained, as applicable.

(b) No Prohibition. There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Rigel shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Rigel Stockholder Redemption.

(d) Rigel Stockholder Approval. The Rigel Stockholder Approval shall have been duly obtained in accordance with (i) the Cayman Act, (ii) the Rigel Organizational Documents and (iii) the rules and regulations of the Nasdaq.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Listing Approval. The Listing shall be approved (subject to official notice of issuance).

Section 11.02 Additional Conditions to Obligations of Rigel, Newco and Merger Sub. The obligations of Rigel, Newco and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Rigel:

(a) Representations and Warranties.

(i) The representations and warranties of the Target Group Companies contained in the first and second sentences of Section 6.01 (Corporate Organization of the

Target Companies), Section 6.03 (Due Authorization) and Section 6.06(a) (Current Capitalization) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) other than de minimis inaccuracies, as of the Merger Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Target Group Companies contained in Section 6.21 (Absence of Changes) shall be true and correct in all respects as of the Merger Date.

(iii) The representations and warranties of the Target Group Companies contained in Article VI (other than the Specified Representations and the representations and warranties of the Target Companies contained in Section 6.21), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Merger Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of The Target Companies in this Agreement to be performed as of or prior to the Merger Date shall have been performed in all material respects; provided, that for purposes of this Section 11.02(b), a covenant of a Target Company shall only be deemed to have not been performed if such Target Company has materially breached such covenant and failed to cure within twenty (20) days after notice (or if earlier, the Termination Date).

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Target Companies shall have delivered to Rigel a certificate signed by an officer of each Target Company, dated the Merger Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a), Section 11.02(b) and Section 11.02(c) have been fulfilled.

Section 11.03 Additional Conditions to Obligations of the Target Companies. The obligation of each Target Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Target Companies:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Rigel, Newco and Merger Sub contained in Article VII (other than the representations and warranties of Rigel contained in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization), Section 7.10(k) (Tax Matters) and Section 7.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Merger Date as though then made

(except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse impact on Rigel or prevent or materially delay or impair the ability of Rigel to perform its obligations under this Agreement or to consummate the Merger.

(ii) The representations and warranties of Rigel, Newco and Merger Sub contained in Section 7.01 (Corporate Organization), Section 7.02 (Due Authorization) and Section 7.11 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Merger Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of Rigel, Newco and Merger Sub contained in Section 7.10(k) (Tax Matters) shall be true and correct in all respects as of the Merger Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of Rigel, Newco and Merger Sub in this Agreement to be performed as of or prior to the Merger shall have been performed in all material respects; provided, that for purposes of this Section 11.03(b), a covenant of Rigel shall only be deemed to have not been performed if Rigel has materially breached such covenant and failed to cure within twenty (20) days after notice (or if earlier, the Termination Date).

(c) Aggregate Cash Proceeds. The Aggregate Cash Proceeds shall not be less than $50,000,000; provided that the aggregate amount of Target Group Company Transaction Expenses and Rigel Transaction Expenses to be paid in cash by Newco in connection with the Closing shall not be in excess of $17,000,000.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Rigel, Newco and Merger Sub that is continuing; provided, that the definition of “Material Adverse Effect” with respect to this Section 11.03(d) shall replace references to (i) “Rigel” with “Target Group Companies”, (ii) “Target Group Companies” with “Rigel”, (iii) “Target Company Disclosure Letter” with “Rigel Disclosure Letter” and (iv) “Section 1.01(a) of the Rigel Disclosure Letter” with “Section 1.01(c) of the Target Disclosure Letter”.

(e) Officer’s Certificate. Rigel shall have delivered to the Target Companies a certificate signed by an officer of Rigel, dated the Merger Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b), Section 11.03(c) and Section 11.03(d) have been fulfilled.

Section 11.04 Conditions to Obligations of Target Companies With Respect to the Tailings Acquisition and the Blyvoor Resources Acquisition. The obligations of the Target Companies to consummate, or cause to be consummated, the Tailings Acquisition and the Blyvoor Resources Acquisition are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Target Companies:

(a) Merger. The Merger shall have been consummated at least one (1) day prior to the Tailings Acquisition and the Blyvoor Resources Acquisition.

(b) Officer’s Certificate. Prior to the consummation of the transactions contemplated by Section 4.01 and Section 4.02(a), Rigel shall have delivered to the Target Companies a certificate signed by an officer of Rigel, dated the Merger Date, certifying that, to the knowledge and belief of such officer, all actions required to effect the consummation of the Merger shall have been taken.

(c) Other Closing Deliverables.

(i) At or prior to the Closing, Rigel shall have delivered, or caused to be delivered, to the Target Companies all deliverables required by Section 5.03(a).

(ii) At or prior to the Closing, the Target Companies shall have delivered, or caused to be delivered, to Rigel all deliverables required by Section 5.03(b).

Section 11.05 Frustration of Conditions. None of Rigel, Newco, Merger Sub or any Target Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.

Article XII
TERMINATION/EFFECTIVENESS

Section 12.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Target Companies and Rigel;

(b) prior to the Closing, by written notice to the Target Companies from Rigel if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Target Companies set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Target Companies through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Rigel provides written notice of such violation or breach and the Termination Date) after receipt by the Target Companies of notice from Rigel of such breach, but only as long as the Target Companies, as applicable, continue to use their reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before August 9, 2024 (the “Termination Date”); or (iii) the consummation of the Transactions is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Rigel, Newco or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Rigel from the Target Companies if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Rigel, Newco or Merger Sub set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating Rigel Breach”), except that, if any such Terminating Rigel Breach is curable by Rigel, Newco or Merger Sub, as applicable, through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Target Companies provides written notice of such violation or breach and the Termination Date) after receipt by Rigel of notice from the Target Companies of such breach, but only as long as Rigel, Newco or Merger Sub, as applicable, continues to exercise such reasonable efforts to cure such Terminating Rigel Breach (the “Rigel Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Rigel Breach is not cured within the Rigel Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Transactions is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; or (iv) if there has been a Change in Recommendation; provided that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Target Companies’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from the Target Companies to Rigel if the Extraordinary General Meeting has been held, the Rigel Stockholders have duly voted, and the Rigel Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 12.02 Effect of Termination. Except as otherwise set forth in this Section 12.02 or Section 13.13, in the event of the termination of this Agreement pursuant to and in accordance with Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (No Claim Against the Trust Account), Section 10.05 (Confidentiality; Publicity), this Section 12.02 (Effect of Termination) and Article XIII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XIII
MISCELLANEOUS

Section 13.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 13.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or

(iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Rigel, Newco or Merger Sub to:

Rigel Resource Acquisition Corp

7 Bryant Park
1045 Avenue of the Americas, Floor 25
New York, NY 10018
Attention: Nate Abebe
E-mail: nabebe@rigelresources.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Joshua DuClos; George Vlahakos
E-mail: jduclos@sidley.com; gvlahakos@sidley.com

(b)	If to the Target Companies, to:

Blyvoor Gold Proprietary Limited
Upper Level Change House
8 Fir Drive
Northcliff
Gauteng, 2195
South Africa
Attention: Alan Smith
E-mail: alan@aurousresources.com; alan@blyvoorgold.com

with copies (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attention: David Dixter and Iliana Ongun
E-mail: ddixter@milbank.com; iongun@milbank.com

and

ENS
Tower 1, The Marc
129 Rivonia Road
Sandton
Gauteng, 2196
South Africa
Attention: Atlegang Govuza and Lebusa Meso
E-mail: agovuza@ensafrica.com; lmeso@ensafrica.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 13.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of Sellers and Rigel; provided that each Target Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of thereof so long as such assigning Party remains fully responsible and liable for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

Section 13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Target Companies and Rigel (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 13.14 and Section 13.15 and (c) Counsel are intended to be third-party beneficiaries of, and may enforce, Section 13.17.

Section 13.05 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (and with respect to Rigel, any and all Antitrust Fees); provided that if the Closing occurs, then Newco shall pay or cause to be paid, the Target Group Company Transaction Expenses, Rigel Transaction Expenses, and other specified expenses of Rigel or its Affiliates, in each case in accordance with Section 4.04(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Rigel pursuant to this Section 13.05 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

Section 13.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 13.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes. The Parties agree that the content and scope of the representations and warranties of the Target Group Companies contained in Section 6.08, Section 6.15, Section 6.20 and Section 6.27 shall be limited by any matter that has been disclosed in the Data Room.

Section 13.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Nondisclosure Agreement, dated as of March 7, 2023, by and between Blyvoor Resources and Rigel (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 12.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 13.10.

Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the state and federal courts located within the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 13.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 13.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.14 Non-Recourse. Subject in all respects to the last sentence of this Section 13.14, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. The Parties further agree that, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Target Companies or Rigel under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 13.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any Action based on, in respect of or by reason of such rights or obligations.

Section 13.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XIII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.

Section 13.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Target Group Companies contained in Article VI constitute the sole and exclusive representations and warranties of the Target Companies in connection with the Transactions; (iii) the Rigel Representations constitute the sole and exclusive representations and warranties of Rigel; (iv) except for the Target Company Representations by the Target Companies and the Rigel Representations by Rigel, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Target Company Representations by the Target Companies and the Rigel Representations by Rigel. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Rigel understands and agrees that any assets, properties and business of the Target Companies and their respective Subsidiaries are furnished “as is”, “where is” and subject to and except for the Target Company Representations by the Target Companies or as provided in any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 13.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights and Actions it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.16. Notwithstanding anything herein to the contrary, nothing in this Section 13.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 13.16 on behalf of any Person that would be benefitted or protected by this Section 13.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Agreement.

Section 13.17 Provisions Respecting Representation of the Target Companies. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Milbank LLP and ENSafrica (each, “Counsel”) may serve as counsel to the Target Group Companies and their respective directors, officers and employees (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Counsel (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued

representations, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing any Target Group Company in connection with the Transactions shall survive the Closing and shall remain in effect. As to any privileged attorney-client communications between Counsel and any Target Group Company in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Rigel and each Target Group Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such Persons may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. In addition, if the Transactions are consummated, all Privileged Communications related to such Transactions will become the property of (and be controlled by) the Seller Group, and none of Rigel, any Target Group Company or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that Rigel is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, Rigel shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request.

Section 13.18 Obligations of Rigel, Newco and Merger Sub.

(a) Prior to the Merger, Rigel shall cause Merger Sub and each of its other Subsidiaries to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Rigel shall be jointly and severally liable with its Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities.

(b) Following the Merger, Newco shall cause Merger Sub, each of its other Subsidiaries, and the Surviving Company, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Newco shall be jointly and severally liable with its Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

Blyvoor Gold Resources (Proprietary) Limited

By:	/s/Alan Smith
Name:	Alan Smith
Title:	Director

Blyvoor Gold Underground Operations Proprietary Limited

By:	/s/Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

Rigel Resource Acquisition Corp

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Director

RRAC NEWCO

By:	/s/ Alan Smith
Name:	Alan Gordon Smith
Title:	Director

RRAC MERGER SUB

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

[see attached]

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2024, is made and entered into by and among RRAC NewCo, a Cayman Islands exempted company (the “Company”), and Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder”, the “Existing Holders” and, each, an “Existing Holder”) and the undersigned parties listed under New Holders on the signature pages hereto (the “New Holders” and, each, a “New Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Rigel Resource Acquisition Corp., a Cayman Islands exempted company (“SPAC”), the Sponsor and the Existing Holders are party to that certain Registration Rights Agreement, dated November 4, 2021, (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of SPAC;

WHEREAS, SPAC has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of [●], 2024, by and among SPAC, the Company, Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings”), and RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, (i) the New Holders will receive ordinary shares of par value per share of US$[0.0001] in the share capital of the Company (“Ordinary Shares”) and (ii) the outstanding shares of the SPAC owned by the Existing Holders will be retired and the Existing Holders will receive Ordinary Shares upon the closing (the “Closing”) of the Transactions; and

WHEREAS, the Company, SPAC and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to grant the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1. Definitions.

1.2. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder in a non-marketed underwritten takedown offering taking the form of a bought deal or a block sale to a financial institution (including, without limitation, a same day trade, overnight trade or similar transaction).

“Business Combination” shall mean any merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Johannesburg, South Africa are authorized or required by applicable law to close.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Permitted Transferee” shall mean a person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any applicable lock-up period in accordance with the terms of such lock-up agreement, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any Ordinary Shares, including any shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for Ordinary Shares, held by a Holder immediately following the Closing, (ii) any Ordinary Shares acquired by a Holder following the date hereof to the extent that such securities are (a) “restricted securities” (as defined in Rule 144) or (b) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to the manner or timing of sale, and (iii) any other equity security of the Company sold or issued or issuable with respect to any such Ordinary Share by way of a share dividend or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(c)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(d)	printing, messenger, telephone and delivery expenses;

(e)	reasonable fees and disbursements of counsel for the Company;

(f)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g)	reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable, excluding, for the avoidance of doubt, any underwriting fees, expenses, commissions and discounts, which shall be borne by the Holder of Registrable Securities included in such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1. Shelf Registration.

2.1.1 Initial Registration. The Company shall promptly, but in no event later than 45 days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the filing deadline (or 120 days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) 15 Business Days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

2.1.2 Form F-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form F-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form F-3 (a “Form F-3 Shelf”), the Company shall use commercially reasonable efforts to amend such initial Registration Statement to a Form F-3 Shelf or file a Form F-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as promptly as practicable thereafter. If the Company files a Form F-3 Shelf and at any time thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form F-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form F-3 Shelf and have the Form F-1 Shelf declared effective as promptly as practicable and to cause such Form F-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[●] from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[●]. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within five Business Days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within five Business Days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities with the managing Underwriter or Underwriters selected by the initiating Holders after consultation with the Company and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling shareholders as are customary in underwritten offerings of securities by the Company.

2.1.4 Holder Information Required for Participation in Registration. At least ten Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use commercially reasonable efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2. Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering all the Registrable Securities, at any time and from time to time on or after the first anniversary of the Closing, either (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than 45 days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect (i) a Demand Registration under this subsection 2.2.1 unless such Demand Registration includes Registrable Securities having an aggregate market value of at least $[●] (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration) or (ii) more than an aggregate of three Demand Registrations under this subsection 2.2.1; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available for such purposes has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement (or, where applicable, the Pro Rata allocation thereof) have been sold, in accordance with Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[●] (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) such interference by any stop order or injunction of the Commission, federal or state court or any other governmental agency is resolved and a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five Business Days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company (such consent not to be unreasonably withheld conditioned or delayed).

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders or the Shelf Demanding Holders, as applicable, in writing that the dollar amount or number of Registrable Securities that the Demanding Holders or the Shelf Demanding Holders, as applicable, desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or the Shelf Demanding Holders and the Requesting Holders or Shelf Requesting Holders, as applicable, (pro rata based on the respective number of Registrable Securities that each such Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that such Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder or Shelf Requesting Holder pursuant to an Underwritten Registration under subsection 2.2.1 (as applicable) shall have the right to withdraw in good faith from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw in good faith from such Registration prior to the effectiveness of the Registration Statement (or, in the case of a Shelf Underwritten Offering, at least 5 Business Days prior to the time of the pricing of the applicable offering) filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration or Shelf Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal of any such Holder under this subsection 2.2.5.

2.3. Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to register an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or an at-the-market offering or (v) on Form F-4 or Form F-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3 hereof.

2.4. Restrictions on Registration Rights. If (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 180 days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Company, such Registration would be detrimental to the Company (including, inter alia, requiring preparation of audited financial statements for the Company as of a date other than its fiscal year end or rendering the Company unable to comply with requirements under the Securities Act or Exchange Act) or would require the Company to make an Adverse Disclosure and the Company concludes as a result that it is reasonable to defer the filing of such Registration Statement at such time, in which case the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company stating that in their good faith judgment it would be detrimental to the Company to file such Registration Statement in the near future or would require the Company to make an Adverse Disclosure and that it is therefore reasonable to defer the filing of such Registration Statement, then in each case, the Company shall have the right to defer such filing for a period of not more than 90 days in any 12-month period. (the “Aggregate Blocking Period”). Notwithstanding anything to the contrary in this Agreement, (A) the Company shall not be required to effect or permit any Registration or cause any Registration Statement to become effective within 90 days after the effective date of a previous Registration in which Holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold at least 80% of Registrable Securities requested to be included therein (or, where applicable, the Pro Rata allocation thereof) and (B) each of the parties hereto agrees that the registration rights provided to the Holders herein are not intended to, and shall not be deemed to, override or modify any other restrictions on transfer to which any such Holder may otherwise be subject.

2.5. Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade by delivering a Shelf Takedown Notice pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) Business Days prior to the proposed date such Block Trade will commence. The Company shall use its reasonable best efforts to facilitate such Block Trade. The Demanding Holders shall use best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade, in good faith and en bloc, upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to such Demanding Holders’ withdrawal under this Section 2.5. Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement. The Demanding Holder(s) initiating a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), which Underwriter(s) shall be reasonably satisfactory to the Company. No Holder may effect more than [●] Block Trades pursuant to this Section 2.5 in any 12 month period.

2.6. Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each Holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the Holders of a majority in-interest of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense, provided such cost is in line with market practice) to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

Article III
COMPANY PROCEDURES

3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to Article II hereof, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) 3.1.4 notify the Holders whose Registrable Securities are included in a Registration Statement promptly in all events within two Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;

(e) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of any applicable jurisdiction as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(f) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(g) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(h) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(i) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(j) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(k) permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document;

(l) obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(m) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

(n) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(o) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(p) upon reasonable notice and during normal business hours, make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;

(q) if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[●], use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering with all out-of-pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemption provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, judgements, claims, actions, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred and documented by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, judgements, claims, actions, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability (after payment of any underwriting fees, discounts commissions or taxes). The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Newco Address], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto.

5.2. Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK.

5.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group or (y) the New Holders as a group, respectively, in a manner that is materially adversely different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver, provided, further that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially adversely different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7. Term. This Agreement shall terminate upon the tenth anniversary of the date of this Agreement, and shall be of no further force or effect with respect to any party (other than the Company) on the date that such party no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8. Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).

5.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.10. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.11. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

RIGEL RESOURCE ACQUISITION CORP.
a Cayman Islands exempted company

By:
Name:
Title:

SPONSOR:

RIGEL RESOURCE ACQUISITION HOLDING LLC,
a Cayman Islands limited liability company

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXISTING HOLDERS:

[●], a [●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

[●], a [●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT B

Sponsor Support Agreement

[see attached]

EXHIBIT C

Form of Restrictive Legend

[see attached]

ANNEX A-1

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT (this “Amendment”) is made and entered into as of October 17, 2024 by and among Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company (“Tailings”, and together with Blyvoor Resources, “Target Companies”), Rigel Resource Acquisition Corp, a Cayman Islands exempted company (“Rigel”), Aurous Resources (f/k/a RRAC NewCo), a Cayman Islands exempted company (“Newco”), RRAC Merger Sub, a Cayman Islands exempted company (“Merger Sub”), and Rigel Resource Acquisition Holding LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”). Blyvoor Resources, Tailings, Rigel, Newco, Merger Sub and the Sponsor Holdco are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meanings ascribed to them under the Business Combination Agreement or the Sponsor Support Agreement (each as defined below), as the context requires.

WHEREAS, Rigel, Newco, Merger Sub and the Target Companies entered into that certain Business Combination Agreement, dated as of March 11, 2024 (as may be amended and modified from time to time, the “Business Combination Agreement”);

WHEREAS, Rigel, Newco, the Target Companies, the Sponsor Holdco and the persons set forth on Schedule I thereto entered into that certain Sponsor Support Agreement, dated as of March 11, 2024 (as may be amended from time to time, the “Sponsor Support Agreement”);

WHEREAS, Section 13.10 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Target Companies, Merger Sub, Newco and Rigel, and which makes reference to the Business Combination Agreement;

WHEREAS, Section 3.6 of the Sponsor Support Agreement provides that the Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Rigel, the Target Companies and the Sponsor Holdco;

WHEREAS, each of Orion Mine Finance GP III LP, a Cayman Islands limited partnership, and Orion Mine Finance has become party to the Sponsor Support Agreement as a “Sponsor” thereunder by executing a joinder to the Sponsor Support Agreement concurrently with the effectiveness of this Amendment;

WHEREAS, the applicable Parties hereto desire to amend the Business Combination Agreement and the Sponsor Support Agreement, respectively, as set forth below; and

WHEREAS, each of the Target Companies, Merger Sub, Newco, Rigel and the Sponsor Holdco has validly approved the execution and delivery of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Target Companies, Merger Sub, Newco, Rigel and the Sponsor Holdco, as applicable, agree as follows:

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1. Amendments to the Business Combination Agreement.

1.1 No Claim Against the Trust Account. The reference to “August 9, 2024” in Section 8.04 of the Business Combination Agreement is hereby amended and replaced by “the Termination Date”.

1.2 Amendment to the Termination Date. The reference to “August 9, 2024” in Section 12.01(b) of the Business Combination Agreement is hereby deleted and replaced with “December 31, 2024”.

1.3 Capitalization. Section 7.11(d) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Newco anticipates issuing 1,125,000 Newco Ordinary Shares to the PIPE Investors, assuming no additional PIPE investments in excess of the PIPE Investment Amount, and to issue 7,200,000 Newco Ordinary Shares upon the conversion of the Rigel Class B Shares in accordance with the Sponsor Support Agreement, and Newco will have up to 29,000,000 Newco Warrants issued and outstanding, of which (A) up to 14,000,000 will be issued to the Sponsor and (B) up to 15,000,000 Newco Warrants will be issued to holders of Rigel Class A Shares, assuming 85% of the outstanding Rigel Class A Shares is redeemed prior to the Closing, entitling the holders thereof to purchase Newco Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.”

1.4 Working Capital Loans. The following is hereby added as a new definition in Section 1.01 of the Business Combination Agreement:

“Working Capital Loans” means any documented and outstanding Indebtedness (including, for the avoidance of doubt, accrued and unpaid interest) of Rigel or Newco owed to the Sponsor, Orion Mine Finance GP III LP or any of their respective Affiliates (a) existing as of the date hereof or (b) issued from after the date hereof and through and including the Closing Date (it being understood that Rigel and Newco shall not incur any further Indebtedness other than pursuant to the Existing Notes without the prior written consent of Blyvoor Gold), including the following: (i) that certain Promissory Note, dated as of May 6, 2021, in the principal amount of $300,000 issued by Rigel in favor of the Sponsor, (ii) that certain Convertible Promissory Note, dated as of May 18, 2022, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor, (iii) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $3,000,000 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III L.P., (iv) that certain Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, in the principal amount of $4,200,000 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III L.P., (v) that certain Promissory Note, dated as of December 28, 2023, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor, (vi) that certain Promissory Note, dated as of May 30, 2024, in the principal amount of $1,000,000 issued by Rigel in favor of the Sponsor, (vii) that certain Convertible Promissory Note, dated as of August 12, 2024, in the principal amount of $1,283,321 issued by Rigel in favor of the Sponsor and Orion Mine Finance GP III, L.P., and (viii) that certain Promissory Note, dated as of August 23, 2024, in the principal amount of $1,500,000 issued by Rigel in favor of the Sponsor (collectively, the “Existing Notes”).

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1.5 Amendment to the Definition of Rigel Transaction Expenses. The definition of “Rigel Transaction Expenses” in the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Rigel Transaction Expenses” means all accrued and unpaid fees, costs and expenses of Rigel and its Affiliates incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Rigel or any of its Affiliates at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Rigel or any of its Affiliates, (b) fifty percent (50%) of (i) any and all filing fees payable to the antitrust or competition Law authorities of any jurisdiction in connection with the Transactions (the “Antitrust Fees”), (ii) the cost of the D&O Tail to be obtained pursuant to Section 9.02 (the “D&O Cost”), (iii) the fees, costs and expenses incurred in connection with the preparation, filing and mailing of the Proxy Statement and the Registration Statement, as applicable, pursuant to and in accordance with the terms of this Agreement (collectively, the “Mailing Costs”) and (iv) the fees, costs and expenses incurred in connection with the arrangement of the PIPE Investment and the PIPE Financing (the “Arrangement Costs”) and (c) the aggregate amount of outstanding principal and accrued interest under the Working Capital Loans.”

1.6 Closing Payments. Section 4.04(c) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“pay or cause to be paid by wire transfer of immediately available funds, (i) all Rigel Transaction Expenses as set forth on the Rigel Closing Statement; and (ii) all Target Group Company Transaction Expenses as set forth on the Company Closing Statement (it being understood and agreed that (x) the payment of funds on account, and in satisfaction, of the Target Group Company Transaction Expenses may be effected through means of a subscription for ordinary shares in the Target Companies and subsequent payment of the Target Group Company Transaction Expenses by the Target Companies and (y) the closing payments contemplated by this Section 4.04(c) shall be made in the following priority: (I) first, on account, and in satisfaction, of any Target Group Company Transaction Expenses or Rigel Transaction Expenses comprising the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Target Group Companies, on the one hand, or Rigel or any of its Affiliates, on the other hand; (II) second, on account, and in satisfaction, of any Target Group Company Transaction Expenses or Rigel Transaction Expenses (excluding the Working Capital Loans), other than those contemplated by clause (I); and (III) thereafter, on account, and in satisfaction, of the Working Capital Loans).

1.7 Conduct of Rigel During the Interim Period. Section 9.03(a)(vi) of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness incurred by Rigel pursuant to and in accordance with the Existing Notes, in each case, upon prior written notice to the Target Companies”.

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1.8 The Orion Forward Purchase Agreement. Section 9.04 of the Business Combination Agreement is hereby amended by replacing such section in its entirety with the following:

“Section 9.04. PIPE and the Orion Forward Purchase Agreement. Unless otherwise approved in writing by the Target Companies, neither Rigel or Newco shall permit any material amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements with respect to the PIPE Investment, the PIPE Financing or the Orion Forward Purchase Agreement (except, in the case of the Orion Forward Purchase Agreement, solely to contemplate the issuance of Newco Ordinary Shares in lieu of Rigel Class A Shares). Subject to the immediately preceding sentence, each of Rigel and Newco shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing and the Orion Forward Purchase Agreement, in each case, on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing to cause the PIPE Investors and the Additional PIPE Investors, as applicable, to pay to (or as directed by) Newco the applicable purchase price under each PIPE Investor’s or Additional PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Orion Forward Purchase Agreement to cause Orion Mine Finance to pay to (or as directed by) Newco the applicable purchase price under the Orion Forward Purchase Agreement in accordance with its terms. Notwithstanding the foregoing, Rigel shall, and shall cause its Affiliates to procure that Orion Mine Finance does not receive any Rigel Warrants in connection with the exercise of any rights to purchase or otherwise acquire any equity interests of Rigel or otherwise pursuant to the Orion Forward Purchase Agreement (it being understood and agreed that in no event shall Rigel issue any such Rigel Warrants under the Orion Forward Purchase Agreement).”

1.9 South African Controlled Board. Section 9.09 of the Business Combination Agreement is hereby amended by inserting the following at the end of clause (a): “The Parties shall ensure that, as of the Closing, a majority of the board of directors of Newco shall be South African citizens who are ordinarily resident in South Africa.”

1.10 Notices. The notice information of the Target Companies as set forth in Section 13.02(b) of the Business Combination Agreement is hereby amended by replacing such notice information with the following:

“Blyvoor Gold Resources (Pty) Ltd / Aurous Gold (Pty) Ltd

Inanda Greens Business Park, Block A Wierda Gables

54 Wierda Rd West

Wierda Valley

Sandton, 2196

South Africa

Attention: Alan Smith

Email: alan@aurousresources.com; alan@blyvoorgold.com”

2. Amendments to the Sponsor Support Agreement.

2.1 Schedule I. Schedule I of the Sponsor Support Agreement is hereby amended by replacing such schedule in its entirety with the schedule set forth on Annex A attached hereto.

2.2 Forfeiture. Section 1.8 of the Sponsor Support Agreement is hereby amended by replacing such section in its entirety with the following:

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“Section 1.8. Forfeiture.

(a) Each Sponsor hereby agrees that, to the extent Blyvoor Gold would not beneficially own, as of the Closing, an aggregate amount of Newco Ordinary Shares representing at least a majority of the issued and outstanding Newco Ordinary Shares on a fully diluted, as exercised and as converted basis as of immediately following the Transactions (after giving effect to the issuance of any Rigel Class B Shares or Rigel Warrants as a result of anti-dilution rights or other adjustments and the number of Rigel Class B Shares and Rigel Warrants redeemed, transferred, assigned, sold or forfeited in connection with the Transactions) (such threshold, the “Minimum Percentage”), then immediately prior to the Merger Effective Time, and subject to the Closing, such Sponsor shall sell, assign and transfer to Newco, and Newco shall purchase and acquire from such Sponsor, on a pro rata basis based on the aggregate number of Rigel Class B Shares and Rigel Warrants owned by such Sponsor as of immediately prior to the Merger relative to all Sponsors (with respect to each Sponsor, a “Pro Rata Portion”), a number of Rigel Warrants, at a price per Rigel Warrant equal to the Warrant VWAP (as defined below), (the “Sponsor Warrant Redemption”), and the aggregate purchase price of the Rigel Warrants in connection with the Sponsor Warrant Redemption, the “Warrant Purchase Price”), such that after giving effect to the Sponsor Warrant Redemption, Blyvoor Gold will own a number of Newco Ordinary Shares representing at least the Minimum Percentage; provided, that, in the event (i) aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses exceed (ii) Remaining Net Cash Proceeds (as defined below), Newco shall, in lieu of a cash payment in respect of the Sponsor Warrant Redemption, prepare, execute and issue to each Sponsor a promissory note in favor of such Sponsor with a non-interest bearing principal amount equal to such Sponsor’s Pro Rata Portion of the Warrant Purchase Price. “Warrant VWAP” means, with respect to the Rigel Warrants as of any date(s), the dollar volume-weighted average price for the Rigel Public Warrants on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the Rigel Public Warrants in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Rigel Public Warrants by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc., in each case, for the thirty (30) trading days immediately preceding, and excluding, such date of determination. If the Warrant VWAP cannot be calculated on such date(s) on any of the foregoing bases, the Warrant VWAP on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors of Newco. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

(b) In the event (i) aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses exceed (ii) Remaining Net Cash Proceeds (any such excess, the “Expense Overage Amount”), each of Newco and the Sponsor Holdco shall, and shall cause their respective Affiliates to (as applicable), with respect to each Working Capital Loan where the principal amount of indebtedness outstanding thereunder comprises a portion of the unpaid Expense Overage Amount (collectively, the “Excess WC Loans”), extend the Maturity Date (as defined in each applicable Working Capital Loan) for one additional 12-month period, such extension to be effective as of the Closing; provided, that, in connection with any such extension, the principal amount of indebtedness outstanding under each applicable Excess WC Loan shall, for the period commencing on the date that is the three (3)-month anniversary of the Closing until the Maturity Date thereunder (as extended pursuant to this Sponsor Agreement), bear interest at a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate), which interest shall be payable in kind on the Maturity Date thereunder (as extended pursuant to this Sponsor Agreement). For purposes of this Section 1.8(b), “Remaining Net Cash Proceeds” shall mean an amount equal to (1) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Rigel Stockholder Redemption), plus (2) the aggregate amount of cash that has been funded to Rigel pursuant to the Subscription Agreements with respect to the PIPE Investment and the PIPE Financing, in each case, as of immediately prior to the Closing, plus (3) the aggregate amount of cash that has been funded to Newco pursuant to the Orion Forward Purchase Agreement, minus (4) the Cash Consideration, minus (5) $33,000,000.00.”

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2.3 Transaction Expenses Cap. Section 1.12 of the Sponsor Support Agreement is hereby amended by replacing such section in its entirety with the following:

“Notwithstanding anything in this Sponsor Agreement or the Business Combination Agreement to the contrary, the Sponsor Holdco shall be liable for, 100% of the unpaid aggregate Target Group Company Transaction Expenses and Rigel Transaction Expenses (other than the Working Capital Loans) (i) in excess of $17 million in the event that Aggregate Cash Proceeds are less than or equal to $50 million and (ii) in excess of $20 million in the event that Aggregate Cash Proceeds are greater than $50 million.

2.4 Rigel Warrants. The Sponsor Support Agreement is hereby amended to add the following as a new Section 1.13:

“Section 1.13. Rigel Warrants. Each Sponsor hereby agrees that, notwithstanding anything to the contrary in any Rigel Warrant, such Sponsor shall not, and shall causes its Affiliates not to, exercise any Rigel Warrant for cash, and acknowledges that such Rigel Warrant may only be exercised on a “cashless basis” pursuant to the terms thereof. Each Sponsor further agrees that, in the event that such Sponsor or any of their respective successors or assigns (i) sells, transfers, conveys or otherwise disposes of any Rigel Warrant, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, proper provision shall be made so that the applicable transferee of such Rigel Warrant or successors and assigns of such Sponsor, as the case may be, shall assume the obligations set forth in this Section 1.13.”

2.5 Working Capital Loans. The Sponsor Support Agreement is hereby amended to add the following as a new Section 1.14:

“Section 1.14. Working Capital Loans. Sponsor Holdco hereby agrees that, notwithstanding anything to the contrary in any Working Capital Loan, Sponsor shall not, and shall cause its Affiliates not to, exercise at any time any right of conversion with respect to any Working Capital Loan (including any right to convert any such Working Capital Loan into any Rigel Security or otherwise). Sponsor Holdco further agrees on behalf of itself and its Affiliates that, in the event that Sponsor Holdco, any of its Affiliates or any of their respective successors or assigns (i) sells, transfers, conveys or otherwise disposes of any Working Capital Loan, (ii) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (iii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, proper provision shall be made so that the applicable transferee of such Working Capital Loan or successors and assigns of the Sponsor Holdco or any such Affiliate, as the case may be, shall assume the obligations set forth in this Section 1.14.”

2.6 Listing Matters. Each of the Target Companies hereby (i) acknowledges and agrees that, notwithstanding anything to the contrary in the Business Combination Agreement, a de-listing of Rigel or the Rigel Securities pursuant to Section 802.01B, subsection (iii) under “Criteria for Acquisition Companies – Prior to Consummation of Business Combination” and Section 102.06(e) of the NYSE Listed Company Manual (a “De Listing”) will be deemed not to breach, violate or constitute a default under, in any manner, any of the obligations of Rigel under Section 9.06 of the Business Combination Agreement and (ii) waives any failure of the condition to Closing set forth in Section 11.03(b) of the Business Combination Agreement solely with respect to any breach of the obligations of Rigel under Section 9.06 of the Business Combination Agreement in connection with a De-Listing, other than any failure that arises from a willful breach of such covenants or obligations following the date of this Agreement.

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2.7 Conduct of Business. In addition to any limitations set forth in Section 8.01(c) of the Business Combination Agreement, no Target Company shall take any action that would reasonably be expected to cause Blyvoor Gold to not hold the Minimum Percentage as of immediately prior to the Merger Effective Time; except as contemplated by the Subscription Agreements or as otherwise consented to in writing by Sponsor.

3. Miscellaneous.

3.1 No Further Amendment. The Parties hereto agree that, except as expressly provided herein, this Amendment shall not by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Business Combination Agreement or the Sponsor Support Agreement, as applicable, all of which are ratified and confirmed in all respects by the Parties, and that all other provisions of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, shall continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment or waiver to any other term or condition of the Business Combination Agreement or the Sponsor Support Agreement, as applicable, or any of the documents referred to therein and shall not be deemed to prejudice any right or rights which any Party may now have or may have in the future under or in connection with the Business Combination Agreement or the Sponsor Support Agreement, as applicable, or any of the instruments or agreements referred to therein, as the same may be amended from time to time. This Amendment shall form an integral and inseparable part of the Business Combination Agreement and the Sponsor Support Agreement, as applicable. To the extent any provision of this Amendment conflicts with or is inconsistent with any provision of the Business Combination Agreement or the Sponsor Support Agreement, such provision of this Amendment shall control and prevail.

3.2 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Business Combination Agreement and the Sponsor Support Agreement, as applicable, shall, effective from the date of this Amendment, refer to the Business Combination Agreement or the Sponsor Support Agreement, as applicable, as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, and references in the Business Combination Agreement and the Sponsor Support Agreement, as applicable, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to March 11, 2024, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to October 17, 2024.

3.3 Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement and the Sponsor Support Agreement, as applicable, for all purposes, and each party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties hereto.

3.4 Other Miscellaneous Terms. Where applicable, the provisions of Article XIII (Miscellaneous) of the Business Combination Agreement and Article III (Miscellaneous) of the Sponsor Support Agreement shall apply mutatis mutandis to this Amendment, and to the Business Combination Agreement and the Sponsor Support Agreement, as applicable, as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties hereunto have caused this Amendment to be duly executed as of the date first set forth above.

BLYVOOR GOLD RESOURCES (PROPRIETARY) LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Omnibus Amendment]

A-1-8

BLYVOOR GOLD OPERATIONS PROPRIETARY LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Omnibus Amendment]

A-1-9

RIGEL RESOURCE ACQUISITION CORP

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Chief Executive Officer

[Signature Page to Omnibus Amendment]

A-1-10

AUROUS RESOURCES
(f/k/a RRAC NEWCO)

By:	/s/ Alan Smith
Name:	Alan Smith
Title:	Director

[Signature Page to Omnibus Amendment]

A-1-11

RRAC MERGER SUB

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Director

[Signature Page to Omnibus Amendment]

A-1-12

RIGEL RESOURCE ACQUISITION HOLDING LLC

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Chief Executive Officer

[Signature Page to Omnibus Amendment]

A-1-13

ANNEX A

Schedule I

Sponsor Rigel Class B Shares and Rigel Warrants

Sponsor	Address	Rigel Class B Shares	Rigel Warrants
Rigel Resource Acquisition Holding LLC	7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	5,905,000	11,300,000
Oskar Lewnowski	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	1,170,000	2,340,000
Nathanael Abebe	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	155,000	100,000
Christine Coignard	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	52,500	35,000
Kelvin Dushnisky	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	47,500	25,000
Timothy Keating	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	35,000	—
L. Peter O’Hagan	c/o Rigel Resource Acquisition Holding LLC 7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	135,000	200,000
Orion Mine Finance GP III LP	7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	—	—
Orion Mine Finance Fund III LP	7 Bryant Park 1045 Avenue of the Americas, Floor 25 New York, NY 10018	—	—

A-1-14

ANNEX B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] 2024 by and between RRAC Merger Sub (the “Surviving Company”) and Rigel Resource Acquisition Corp (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company, having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Cayman Islands Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated as of March 11, 2024, by and among inter alios, the Surviving Company and the Merging Company (the “Business Combination Agreement”), a copy of which is annexed at Annex 1 hereto.

Capitalised terms used but not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each and the Surviving Company shall have one (1) share in issue.

5	Immediately prior to the Effective Date, the share capital of the Merging Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [ ] Class A ordinary shares and 7,500,000 Class B ordinary shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Registrar”) in accordance with Section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting or exchanging shares in each constituent company, as applicable, into other property, including shares in Aurous Resources, the parent company of the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annex 1 hereto.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annex 2 hereto.

9	The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[Insert name of Director] of [Insert personal address of Director];

12.2	[Insert name of Director] of [Insert personal address of Director]; and

12.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

13	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to Section 233(3) of the Statute.

14	This Plan of Merger has been authorised by the sole shareholder of the Surviving Company by way of written resolution pursuant to Section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to Section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company (provided such termination is in accordance with the Business Combination Agreement);

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date, provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature pages follow)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

RRAC Merger Sub	)

By:	)	Name:

	)	Title:	Director

SIGNED by	)

Rigel Resource Acquisition Corp	)

By:	)	Name:

	)	Title:	Director

Annex 1

Business Combination Agreement

Annex 2

Memorandum and Articles of Association of the Surviving Company

ANNEX C

AUROUS RESOURCES

2024 EQUITY INCENTIVE PLAN

AUROUS RESOURCES

2024 EQUITY INCENTIVE PLAN

Article I

PURPOSE

The purpose of this 2024 Equity Incentive Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer Participants share-based incentives in the Company to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders.

Article II

Definitions

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. No Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of the capital shares of the Company.

2.2 “Applicable Agreement” means with respect to any Participant, an employment agreement, consulting agreement, retention agreement, change in control agreement, severance agreement or similar agreement in effect between the Company (or an Affiliate of the Company) and the Participant at the time of the grant of the applicable Award that defines “cause” (or words of like import) or “good reason” (or words of like import).

2.3 “Award” means any award under the Plan of any Share Option, any Restricted Shares or any Other Share-Based Award. All Awards shall be subject to the terms of an agreement executed by the Company and, if required by the Company, executed or accepted by the Participant.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Business Combination Agreement” means that certain Business Combination Agreement made and entered into as of March 11, 2024, by and among Blyvoor Gold Resources Proprietary Limited, a South African private limited liability company, Blyvoor Gold Operations Proprietary Limited, a South African private limited liability company, Rigel Resource Acquisition Corp, a Cayman Islands exempted company, RRAC NewCo, a Cayman Islands exempted company, and RRAC Merger Sub, a Cayman Islands exempted company.

2.6 “Bylaws” means the Bylaws of the Company, as amended or amended and restated from time to time.

2.7 “Cause” as a reason for a Participant’s termination of employment or service shall, unless otherwise agreed to in writing between the Participant and the Company at the time of the grant of the applicable Award, have the meaning assigned to such term in the Applicable Agreement, if any, between the Participant and the Company. If the Participant is not a party to an Applicable Agreement with the Company in which such term is defined, then unless otherwise defined in the applicable Award agreement, “Cause” shall mean the Participant’s: (A) indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty, fraud or moral turpitude; (B) willful misconduct, embezzlement, or any dishonest or fraudulent act or omission, or breach of fiduciary duty; (C) material violation of the policies of the Company or, if appliable to the Participant, of an Affiliate on harassment and discrimination; or (D) a violation by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant contained in any written agreement between the Participant and the Company or any of its Affiliates. Any determination of whether Cause exists shall be made by the Board in its good faith discretion. Notwithstanding the foregoing, nothing in this Plan shall be construed or deemed to interfere with any protected right of a Participant to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency, or to recover any award offered by such administrative agency associated with such charge or complaint.

2.8 “Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended or as amended and restated from time to time.

2.9 “Chief Executive Officer” means the chief executive officer of the Company.

2.10 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.11 “Committee” means a committee or subcommittee of the Board appointed from time to time by the Board.

2.12 “Company” means Aurous Resources, and its successors by operation of law.

2.13 “Consultant” means any natural Person who (a) provides bona fide consulting or advisory services to the Company or any of its Affiliates pursuant to an agreement with the Company or any of its Affiliates, which services are not in connection with the offer and sale of securities in a capital-raising transaction, and (b) who does not, directly or indirectly, promote or maintain a market for the Company’s or any of its Affiliates’ securities.

2.14 “Change of Control” means, unless otherwise set forth in an Award agreement:

(a) the acquisition by any Person, entity or affiliated group in one or a series of transactions, of more than 50% of the voting power of the Company;

(b) a merger, combination, amalgamation, consolidation, spin-off or any other transaction in which the holders of the Company’s Ordinary Shares immediately prior to such transaction do not hold in respect of their holdings of such shares 50% or more of the voting power of the merged, combined, amalgamated, consolidated, spun-off or other resulting entity;

(c) a sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including its Subsidiaries); or

(d) during any period of two consecutive years, Incumbent Directors cease to constitute at least a majority of the Board. “Incumbent Directors” shall mean: (1) the directors who were serving at the beginning of such two-year period, or (2) any directors whose election or nomination was approved by the directors referred to in clause (1) or by a director approved under this clause (2).

2.15 “control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and words such as “controlled” and “controlling” have meanings correlative to the foregoing.

2.16 “Effective Date” means the date on which the Effective Time occurs.

2.17 “Effective Time” means the closing of the transactions contemplated by the Business Combination Agreement.

2.18 “Eligible Employee” means each employee of the Company or one of its Affiliates.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.20 “Exercisable Awards” has the meaning set forth in Section 10.1(c)(iii).

2.21 “Fair Market Value” means (i) with respect to any property other than Ordinary Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board and (ii) with respect to the Ordinary Shares, (1) a price that is based on the opening, closing, actual, high, low, or average selling prices of an Ordinary Share reported on the established stock exchange on which the Ordinary Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Board in its discretion, or (2) in the event there shall be no public market for the Ordinary Shares as of any such date, the fair market value of the Ordinary Shares as determined in good faith by the Board.

2.22 “Family Member” means, with respect to any natural Person, “family members” within the meaning of the Registration Statement on Form S-8 under the Securities Act.

2.23 “Good Reason” with respect to a Participant’s voluntary termination of employment, shall have the meaning ascribed in a Participant’s Applicable Agreement. Unless provided for in the Participant’s Applicable Agreement or otherwise provided in an Award agreement, a Participant shall not have “Good Reason” in the absence of an agreement defining such term.

2.24 “Incentive Share Option” means any Share Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent (if any) under the Plan intended to be and designated as an “Incentive Share Option” within the meaning of Section 422 of the Code.

2.25 “Non-Employee Director” means a non-employee director of the Company.

2.26 “Non-Qualified Share Option” means any Share Option awarded under the Plan that is not an Incentive Share Option.

2.27 “Other Share-Based Award” means an Award under Article VIII of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Ordinary Shares, including an Award valued by reference to an Affiliate.

2.28 “Ordinary Shares” means ordinary shares of the Company, par value $0.0001 per share.

2.29 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.30 “Participant” means a current or former Eligible Employee, Consultant or Non-Employee Director to whom an Award has been granted pursuant to the Plan.

2.31 “Permitted Transferee” means, unless determined by the Board, with respect to a Participant or any shareholder of the Company who is a natural Person, a Family Member of such Person or a trust for the benefit of such Participant or Family Member.

2.32 “Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

2.33 “Plan” means this Aurous Resources 2024 Equity Incentive Plan, as amended from time to time.

2.34 “Replacement Award” has the meaning set forth in Section 10.01(a).

2.35 “Restricted Share” means an Award of Ordinary Shares that is subject to restrictions under Article VII.

2.36 “Restriction Period” has the meaning set forth in Section 7.1(b).

2.37 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.38 “Section 4.2 Event” means any share split, reverse share split, share dividend, business combination, or combination or reclassification of shares, recapitalization or other change in capital structure of the Company, or an extraordinary cash dividend.

2.39 “Section 409A Covered Awards” has the meaning set forth in Section 13.18.

2.40 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury Regulation or other official guidance promulgated thereunder.

2.41 “Securities Act” means the Securities Act of 1933, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.42 “Share Option” means any option to purchase Ordinary Shares granted to Participants pursuant to Article VI.

2.43 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44 “Ten Percent Shareholder” means an individual described in Section 422(b) of the Code.

2.45 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, offer, sale, assignment, pledge, lease, donation, grant, gift, bequest, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, offer, sell, assign, pledge, lease, donate, grant, gift, bequest, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferable” and “Transferred” shall each have a correlative meaning.

Article III

Administration

3.1 The Board. The Plan shall be administered and interpreted by the Board. If a Committee is appointed by the Board and delegated authority to take any actions or to administer the Plan, then the Committee shall have all power and authority so delegated to it.

3.2 Grants of Awards. Subject to the terms and conditions of this Plan, the Board shall have full authority to grant Awards to Eligible Employees, Consultants and Non-Employee Directors. Without limiting the foregoing, the Board shall have the authority, in accordance with the terms of the Plan:

(a) to select the Participants to whom Awards may from time to time be granted under the Plan;

(b) to determine whether and to what extent Awards are to be granted under the Plan to one or more Participants;

(c) to determine the number of Ordinary Shares to be covered by each Award granted under the Plan;

(d) to determine the terms and conditions of any Award granted under the Plan (including the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration of such Award or the vesting thereof, or any forfeiture restrictions or waiver of such Award);

(e) to determine whether and under what circumstances the exercise price of any Share Option may be paid in cash or Ordinary Shares under Section 6.3(e);

(f) to determine whether a Share Option is an Incentive Share Option or Non-Qualified Share Option;

(g) to determine at the time of grant whether to require a Participant, as a condition of the granting of any Share Option, not to Transfer Ordinary Shares acquired pursuant to the exercise of a Share Option for a period of time as determined by the Board, following the date of acquisition of such Ordinary Shares;

(h) to modify, extend or renew an Award, subject to Article XI; and

(i) generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

The Board may, to the extent permitted pursuant to its charter (i) designate employees of the Company and its Affiliates and advisors (including counsel and consultants) to assist the Board in the administration of the Plan, (ii) rely upon any opinion received from any such advisor and (iii) to the extent permitted by applicable law and applicable exchange rules, grant authority to officers or employees of the Company and its Affiliates to grant Awards or execute agreements or other documents on behalf of the Board. Without limiting the foregoing, the Board may (to the extent permitted by applicable law and applicable exchange rules) delegate to the Chief Executive Officer, to a committee of officers or employees of the Company or one of its Subsidiaries, or to a committee of one or more members of the Board, the authority to grant Awards pursuant to the terms of the Plan to employees of the Company and its Subsidiaries and Affiliates who are not subject to (or expected to become subject to) Section 16 of the Exchange Act, within the parameters set forth by the Board. Notwithstanding the foregoing, the Board may limit or qualify the authority under any such delegation in any manner it deems appropriate.

3.3 Guidelines. Subject to Article XI, the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award granted under the Plan (and any related agreements); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Board may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply with Rule 16b-3.

3.4 Sub-Plans; Foreign Jurisdictions. The Board shall have the authority to adopt, alter and repeal such sub-plans to the Plan as it shall deem necessary or advisable. In order to facilitate the making of any Award or combination of Awards under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Affiliate of the Company outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the general counsel or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

3.5 Decisions Final. Any decision, interpretation, determination, evaluation, election, approval, authorization, appointment, consent or other action made or taken by or at the direction of the Company, the Board (or any of its members) arising out of or in connection with the Plan or any agreement relating to an Award or the Plan, shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants, Permitted Transferees and their respective heirs, executors, administrators, successors and assigns. Nothing in the Plan shall obligate the Company, the Board (or any of its members) to treat any Participants alike, and the exercise of any power or discretion by any such Person with respect to any Participant shall not create any obligation on the part of such Person to take any similar action in the case of any other Participant; any power or discretion of the Company, or the Board (or any of its members) shall be treated as having been so conferred as to each Participant separately.

3.6 Limitation of Liability; Indemnification.

(a) The Board, its members and any Person designated pursuant to Section 3.3 shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or any of its Affiliates or member or former member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

(b) To the maximum extent permitted by applicable law and the Certificate of Incorporation and Bylaws and to the extent not covered by insurance directly insuring such Person, each officer and employee of the Company or any of its Affiliates, and each member and former member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Board) or liability (including any sum paid in settlement of a claim with the approval of the Board), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former officer’s, employee’s or member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the employees, officers, directors or members or former employees, officers, directors or members may have under applicable law, under the Certificate of Incorporation or Bylaws of the Company or the governing documents of any of its Affiliates, or otherwise.

Article IV

Share Limitations

4.1 General Limitations.

(a) Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of Ordinary Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted under the Plan, including with respect to Incentive Share Options (which shall be limited to 100,000 Ordinary Shares), shall not exceed the sum of (i) a number of Ordinary Shares equal to 7.5% of the number of Ordinary Shares outstanding as of immediately following the Effective Time, plus (ii) 1,075,000 Ordinary Shares. Unless the Board acts, prior to the first day of a given fiscal year, to provide otherwise, the total number of Ordinary Shares reserved and available for delivery in connection with Awards under the Plan will be increased on the first day of the first nine (9) fiscal years following the Company’s fiscal year in which the Effective Date occurs, in an amount equal to 2% of the outstanding Ordinary Shares on the last day of the immediately preceding fiscal year. Such shares may be either authorized and unissued Ordinary Shares or Ordinary Shares held in or acquired for the treasury of the Company or both. If any Award granted under the Plan expires, terminates, or is canceled or forfeited for any reason (in the case of any Share Option, without having been exercised in full), the number of Ordinary Shares underlying such Award (in the case of any Share Option, to the extent unexercised) shall again be available for issuance under the Plan. Upon payment in cash of the benefit provided by any Award granted under the Plan, any Ordinary Shares that were covered by that Award will again be available for Awards under the Plan. Ordinary Shares tendered to the Company by a Participant to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award that was exercised or that created the tax obligation) shall be added back to the number of shares available for the future grant of Awards, other than with respect to the grant of Incentive Share Options. No fractional Ordinary Shares shall be issued under the Plan. Ordinary Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Share Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan, nor shall such number of purchased shares be added to the limit described in Section 4(a).

(b) Individual Participant Limitations. The maximum amount of compensation that may be paid to any single Non-Employee Director in respect of any single fiscal year (including Awards under the Plan, determined based on the Fair Market Value of such Award as of the grant date, as well as any retainer fees, but excluding any amounts paid in respect of a director’s first year of service with the Company, and excluding any special committee fees) shall not exceed $[_____].

4.2 Changes.

(a) The existence of the Plan and the Awards granted under the Plan shall not affect the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure, (ii) any merger or consolidation of the Company or any of its Affiliates, (iii) any issuance of bonds, debentures, preferred shares or Ordinary Shares, (iv) the dissolution or liquidation of the Company or any of its Affiliates, (v) any Transfer of all or part of the assets or business of the Company or any of its Affiliates, (vi) any Section 4.2 Event or (vii) any other corporate act or proceeding.

(b) Subject to the provisions of this Section 4.2(b), in the event of any Section 4.2 Event, then (i) the aggregate number and kind of shares that thereafter may be issued under the Plan, (ii) the number and kind of shares or other property (including cash) subject to any Award or to be issued upon exercise of an outstanding Share Option granted under the Plan (iii) the purchase, base or exercise price thereof, and/or (iv) the performance-based or market-based vesting conditions thereof, in each case, shall be appropriately adjusted consistent with such change in such manner as the Board may determine, or the Board may provide for the payment of cash or other property as the Board may determine. Any such adjustment determined by the Board shall be final, binding and conclusive on the Company and all Participants, Permitted Transferees and their respective heirs, executors, administrators, successors and assigns. In connection with any Section 4.2 Event, the Board may provide for the cancellation of any outstanding Awards and payment in cash or other property in exchange therefor, in a manner intended to be exempt from or comply with Section 409A of the Code.

(c) Fractional Ordinary Shares resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be eliminated at the time of such adjustment by rounding-down for any fractional shares. Notice of any adjustment shall be given by the Board to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

Article V

Eligibility and General Requirements for Awards

5.1 General Eligibility. All current Eligible Employees, Consultants and Non-Employee Directors and prospective Eligible Employees are eligible to be granted Non-Qualified Share Options, Restricted Shares and Other Share-Based Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Board.

5.2 Incentive Share Options. Only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Share Options under the Plan. Eligibility for the grant of an Incentive Share Option and actual participation in the Plan shall be determined by the Board.

5.3 General Requirement. The granting, vesting and exercise of Awards granted to a prospective Eligible Employee, Consultant and Non-Employee Director are conditioned upon such individual actually becoming an Eligible Employee, Consultant and Non-Employee Director. No Award may be granted to a prospective Eligible Employee, Consultant and Non-Employee Director unless the Company determines that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions.

Article VI

SHare Options

6.1 Share Options. Each Share Option granted under the Plan shall be either: (a) an Incentive Share Option; or (b) a Non-Qualified Share Option.

6.2 Grants. Subject to Section 5.2, the Board may grant to any Eligible Employee, Incentive Share Options, Non-Qualified Share Options or both types of Share Options. To the extent that any Share Option does not qualify as an Incentive Share Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Share Option or the portion of such Share Option that does not qualify, shall constitute a separate Non-Qualified Share Option. The Board shall have the authority to grant any Consultant or Non-Employee Director Non-Qualified Share Options.

6.3 Terms of Share Options. Share Options granted under the Plan shall be subject to the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall determine:

(a) Exercise Price. The exercise price per Ordinary Share subject to a Share Option shall be determined by the Board on the date of the grant. Unless otherwise determined by the Board and subject to any appliable law, the per share exercise price of a Share Option shall not be less than 100% (or, in the case of an Incentive Share Option granted to a Ten Percent Shareholder, 110%) of the Fair Market Value per Ordinary Share on the date of the grant.

(b) Share Option Term. The term of each Share Option shall be fixed by the Board. However, (i) no Share Option shall be exercisable more than ten years after the date such Share Option is granted; and (ii) the term of an Incentive Share Option granted to a Ten Percent Shareholder shall not exceed five years.

(c) Exercisability. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant, including, if applicable, the attainment of specified performance targets or such other factors as the Board may determine. If the Board provides, that any Share Option is exercisable subject to certain limitations (including that such Share Option is exercisable only in installments or within certain time periods or upon the attainment of certain financial results or other criteria), the Board may waive such limitations on the exercisability at any time at or after grant in whole or in part (including waiver of the installment exercise provisions or acceleration of the time at which such Share Option may be exercised), based on such factors, if any, as the Board shall determine. In the event that an Applicable Agreement provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Share Option award agreement, the vesting schedule in such Applicable Agreement shall govern so long as such agreement is in effect on the date of grant and applicable to the specific Share Option.

(d) Method of Exercise. Subject to any installment exercise and waiting period provisions that apply under subsection (c) above, to the extent vested, a Share Option may be exercised in whole or in part at any time and from time to time during the Share Option term by giving written notice of exercise to the Company or its authorized agent specifying the number of Ordinary Shares to be acquired. Such notice shall be accompanied by payment in full of the exercise price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Ordinary Shares are traded on a national securities exchange or quoted on a national quotation system, through a “cashless exercise” procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Board to deliver promptly to the Company an amount equal to the purchase price, to the extent authorized by the Board; or (iii) on such other terms and conditions as may be acceptable to the Board and permitted by applicable law. No Ordinary Shares shall be issued until payment therefor, as provided in the Plan, has been made or provided for.

(e) Incentive Share Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan or any other share option plan of the Company, any Subsidiary or any Parent exceeds the applicable limit set forth in the Code ($100,000 as of the Effective Date), such Share Options shall be treated as Non-Qualified Share Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Share Option is granted until three months prior to the date of exercise of such Share Option (or such other period as required by applicable law), such Share Option shall be treated as a Non-Qualified Share Option. Should any provision of the Plan not be necessary for the Share Options to qualify as Incentive Share Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company unless otherwise required by applicable law.

(f) Other Terms and Conditions. Share Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Board shall deem appropriate, as set forth in a Share Option grant agreement, including terms relating to the treatment of the Share Options upon a termination of employment or service.

Article VII

Restricted Shares

7.1 Awards of Restricted Shares.

(a) Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Board shall determine the Eligible Employees, Consultants and Non-Employee Directors to whom, and the time or times within which, grants of Restricted Shares will be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times at which such Awards may be subject to forfeiture (if any), the vesting schedule (if any) and rights to acceleration of such Restricted Shares, and all other terms and conditions of the Awards. The Board may condition the grant or vesting of Restricted Shares upon the attainment of specified performance targets or such other factors as the Board may determine.

(b) Restriction Period. The Participant shall not be permitted to Transfer of Restricted Shares awarded under the Plan during a period set by the Board (if any) (the “Restriction Period”) commencing with the date of such Award, as set forth in the applicable Award agreement and such agreement shall set forth a vesting schedule and any events that would accelerate vesting of the Restricted Shares. Within these limits, based on service or such other factors or criteria as the Board may determine, the Board may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Share Award.

7.2 Awards and Certificates. Unless otherwise determined by the Board, an Eligible Employee, Consultant and Non-Employee Director selected to receive Restricted Shares shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price (if any) of Restricted Shares shall be determined by the Board, but shall not be less than as permitted under applicable law.

(b) Acceptance. Awards of Restricted Shares must be accepted within a period of 60 days (or such other period as the Board may specify at grant) after the grant date, by executing or accepting an Award agreement and by paying whatever price (if any) the Board has designated in accordance with Section 7.2(a), and all applicable withholding taxes due upon the granting and acceptance of the Award (if any) in accordance with the provisions of Section 13.4.

(c) Legend. Each Participant receiving Restricted Shares shall be issued a stock or share certificate in respect of such Restricted Shares, unless the Board elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of Aurous Resources (the “Company”) 2024 Equity Incentive Plan (as amended from time to time), and an Award agreement entered into between the registered owner and the Company dated ________________. Copies of such Plan and Award agreement are on file at the principal office of the Company.”

(d) Custody. The Board may require that any stock or share certificates evidencing such shares be held in custody by the Company until the restrictions on such shares shall have lapsed, and that, as a condition of any grant of Restricted Shares, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Ordinary Shares covered by such Award.

(e) Rights as Shareholder. Except as provided in this subsection and subsection (d) above and as otherwise determined by the Board in an Award agreement, the Participant shall have, with respect to the shares of Restricted Shares, all of the rights of a holder of Ordinary Shares of the Company including the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender such shares. Solely to the extent determined by the Board and set forth in an Award agreement, the payment of dividends may be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(f) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. The legend referred to in subsection (c) above shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

Article VIII

Other Share-Based Awards

8.1 Other Awards. The Board is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Share-Based Awards, including Ordinary Shares awarded purely as a bonus and not subject to any restrictions or conditions, Ordinary Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, share equivalent units, restricted share units, deferred share units, and Awards valued by reference to the value of Ordinary Shares. The Board may condition the grant or vesting of Other Share-Based Awards upon the attainment of specified performance criteria or such other factors as the Board may determine. The Board may also provide for the grant of Ordinary Shares under such Awards upon the completion of a specified performance period. Other Share-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Board shall have authority to determine the Eligible Employees, Consultants and Non-Employee Directors to whom, and the time or times at which, such Awards shall be made, the number of Ordinary Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. To the extent permitted by law, the Board may permit Eligible Employees or Non-Employee Directors to defer all or a portion of their cash compensation in the form of Other Share-Based Awards granted under the Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company, which shall be in a manner intended to comply with Section 409A of the Code.

Article IX

Non-Transferability

9.1 Non-Transferability

(a) Except as otherwise permitted by the Board, (i) no Award shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) all Share Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Any attempt to Transfer an Award other than in accordance with the provisions of this Section 9.1 shall be void.

(b) Notwithstanding the foregoing, the Board may determine at the time of grant or thereafter that an Award is Transferable to a Family Member of a Participant, in whole or in part and in such circumstances, and under such conditions, as specified by the Board. However, such Transfer shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws. An Award that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award agreement.

(c) In the event of a Participant’s death, the Board may require the transferee of a Participant to supply it with written notice of the Participant’s death and to supply it with a copy of the will or such other evidence as the Board deems necessary to establish the validity of the Transfer of any Award. The Board may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

(d) No Award shall in any manner be liable for, or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such Award, or be subject to attachment or legal process for or against such Person.

Article X

CHANGE OF CONTROL

10.1 Except as otherwise provided by the Board in an Award agreement, in the event of a Change of Control after the Effective Time, a Participant’s Awards shall be treated as follows:

(a) If an Award is continued, assumed, replaced, converted or has new rights substituted therefor by the resulting or continuing entity in the form of a “Replacement Award” (as defined below), then any restrictions to which such Award is subject shall not lapse upon a Change of Control and such Awards, as continued, assumed, replaced, converted or substituted, shall continue to be subject to the terms and conditions as in effect immediately prior to the Change in Control; provided, that with respect to any outstanding Award that is subject to performance goals or performance criteria, the Board may, in its discretion, provide that such Award will be converted, assumed or replaced by the resulting or continuing entity as if the greater of target or actual performance had been achieved as of the date of the Change of Control and such Awards would continue to remain subject to the time-based service requirements applicable to such award, if any. An Award meets the conditions of this Section 10.1(a) (and hence qualifies as a “Replacement Award”) only if (i) it is of the same type (e.g., share option for Share Option, etc.) as the Award it replaces, (ii) it has a value at least equal to the value of the Award it replaces, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) the tax consequences to such Participant are not less favorable to such Participant than the tax consequences of the replaced award, and (v) its other terms and conditions are not less favorable to the Participant. The determination of whether the conditions of this Section 10.1(a) are satisfied will be made by the Board, as constituted immediately before the Change of Control, in its sole discretion.

(b) Except as otherwise provided in an Award agreement or Applicable Agreement, to the extent outstanding Awards granted under the Plan are continued, assumed, replaced, converted or substituted with a Replacement Award, if a Participant’s employment or service is terminated without Cause by the Company or a Subsidiary or Affiliate of the Company or, if applicable to a Participant, such Participant terminates his or her employment or service with the Company or a Subsidiary or Affiliate of the Company for Good Reason, in either case, during the two year period immediately following a Change of Control, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(c) If Awards are not continued, assumed, replaced, converted or substituted with a Replacement Award, then a Participant’s Awards may be treated in accordance with one or more of the following methods, as determined by the Board, as constituted immediately before the Change of Control, in its sole discretion:

(i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award;

(ii) cancel Awards for fair value (as determined by the Board based on the fair market value of the Ordinary Shares in connection with such Change of Control) which, in the case of Share Options or other Exercisable Awards may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Ordinary Shares subject to such Share Options or other Exercisable Awards (or, if no consideration is paid in any such transaction, the Fair Market Value of the Ordinary Shares subject to such Share Options or other Exercisable Awards on the date of such cancellation) over the aggregate exercise price of such Share Options or other Exercisable Awards; and for avoidance of doubt, any such Share Options or other Exercisable Awards that have an exercise price that is greater than the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Ordinary Shares subject to such Share Option or other Exercisable Award, may be cancelled without any payment therefor;

(iii) terminate all outstanding and unexercised Share Options or other Awards that provide for a Participant elected exercise (“Exercisable Awards”), effective as of the date of the Change of Control, by delivering notice of termination to each Participant at least ten days prior to the date of consummation of the Change of Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change of Control, each such Participant shall have the right to exercise his or her Exercisable Awards that are then outstanding, to the extent vested as of the date on which such notice of termination is delivered (or, at the discretion of the Board, without regard to any limitations on exercisability otherwise contained in the Award agreements), contingent upon and subject to the occurrence of the Change of Control, and, if the Change of Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant to such notice shall be null and void. If the Change of Control does take place after giving such notice, any Exercisable Awards not exercised prior to the date of the consummation of such Change of Control shall be forfeited simultaneous with the consummation of the Sale. For the avoidance of doubt, in the event of a Change of Control, the Board may terminate any Exercisable Award for which the exercise price is equal to or exceeds the Fair Market Value of the Ordinary Shares subject to such Exercisable Award on the date of such termination, without payment of consideration therefor; and/or

(iv) The Board may, in its sole discretion, make any other determination as to the treatment of Awards in connection with such Change of Control as the Board may determine.

Article XI

Termination or Amendment

11.1 Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIII or Section 409A of the Code as described below), or suspend or terminate it entirely, retroactively or otherwise. Notwithstanding the foregoing, (x) if the Board determines in good faith that the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination would be adversely impaired in any material respect, the consent of such Participant shall be required prior to such amendment, suspension or termination, and (y) if any amendment, suspension or termination would require the approval of the shareholders of the Company pursuant to the terms of any governing documents of the Company or applicable exchange listing rule(s), no such amendment, suspension or termination shall be made without the approval of the shareholders of the Company entitled to vote in accordance with applicable law.

11.2 All authority of the Board with respect the Awards will continue during any suspension of the Plan and in respect of Awards outstanding upon or following the termination of the Plan. The Board may amend the terms of any Award theretofore granted, prospectively or retroactively, subject to Article IV. Notwithstanding the foregoing, no such amendment or other action by the Board shall adversely impair in any material respect the rights of any holder without the holder’s consent. Notwithstanding anything in the Plan to the contrary, the Board or the Board may amend the Plan or any Award granted under the Plan at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law. Nothing in the Plan is intended to provide a guarantee of particular tax treatment to any Participant.

11.3 Except in connection with a corporate transaction or event described in Section 4.2 hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of any Share Option, or cancel any Share Option in exchange for cash, other Awards or Share Option(s) with an exercise price or grant price, as applicable, that is less than the exercise price of the original Share Option, as applicable, without shareholder approval. This Section 11.3 is intended to prohibit the repricing of “underwater” Share Options and other Exercisable Awards and will not be construed to prohibit the adjustments provided for in Section 4.2 of this Plan.

Article XII

Unfunded Plan

12.1 The Plan is intended to constitute an “unfunded” plan. Awards payable under the Plan will be payable from the general assets of the Company and no special or separate reserve, fund or deposit will be made to assure payment of such Awards. Neither the provisions of the Plan (or of any related documents), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or its Affiliates, on the one hand, and any Participant, beneficiary or other Person, on the other hand. With respect to any payments as to which a Participant has a fixed and vested interest but that are not yet made to a Participant by the Company, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Article XIII

General Provisions

13.1 Legend. The Board may require each Person receiving Ordinary Shares pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that such Person is acquiring the shares without a view to distribute such shares and in accordance with such other securities law related representations as the Board shall request. In addition to any legend required by the Plan, the certificates and book entry accounts for such shares may include any legend that the Board deems appropriate to reflect any restrictions on Transfer.

All certificates and book entry accounts for Ordinary Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Ordinary Shares is then listed or any national automated quotation system on which the Ordinary Shares is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.3 No Right to Employment/Consultancy/Directorship. Neither the Plan nor the grant of any Award under the Plan shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any of its Affiliates, or shall limit in any way the right of the Company or any of its Affiliates by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

13.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any Ordinary Shares or the payment of any cash under the Plan, payment by the Participant of, the Federal, state, local or other taxes required to be withheld. The Participant shall be solely responsible for any and all tax liability incurred by the Participant in connection with an Award. Upon the date the obligation to withhold or pay taxes arises in connection with an Award, a Participant shall pay the required withholding taxes to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Board, by reducing the number of Ordinary Shares otherwise deliverable to the Participant or by delivering Ordinary Shares already owned by the Participant or such other methods as may be approved by the Board.

13.5 Listing and Other Conditions.

(a) Unless otherwise determined by the Board, if at any time the Ordinary Shares is listed on a national securities exchange or national automated quotation system, the issuance of any Ordinary Shares pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Ordinary Shares pursuant to an Award is or may in the circumstances be unlawful, result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction or violate the rules of any established securities exchange, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to Ordinary Shares or Awards, and the right to exercise any Award shall be suspended until, in the opinion of said counsel, such sale or delivery will be lawful, will not result in the imposition of excise taxes on the Company and will not violate the rules of any established securities exchange.

(c) Upon termination of any period of suspension under this Section 13.5, an Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

13.6 Governing Law. All matters arising out of or relating to the Plan, the actions taken in connection with the Plan and the transactions contemplated under the Plan, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the Cayman Islands, without giving effect to its principles of conflict of laws.

13.7 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. As used in the Plan, (i) “or” shall mean “and/or” and (ii) “including” or “include” shall mean “including, without limitation.” Any reference in the Plan to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

13.8 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.9 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Ordinary Shares pursuant to any Award granted under the Plan.

13.10 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and Awards granted to individual Participants need not be the same.

13.11 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving Ordinary Shares are intended to comply with any applicable exemptive condition under Rule 16b-3. The Board may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder. In the event a Participant is or becomes subject to Section 16 of the Exchange Act, then the approval of any Awards (or transactions related to Awards) will be approved by a Committee consisting solely of two or more intended to qualify as “non-employee directors” as defined in Rule 16b-3, to the extent required by applicable stock exchange rules, who are “independent” as defined under applicable stock exchange rules. Notwithstanding the foregoing, if the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of such grants.

13.12 Severability of Provisions. If at any time any of the provisions of the Plan shall be held invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over the Plan, and the provisions of the Plan, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.

13.13 Headings and Captions. The headings and captions in the Plan are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

13.14 Successors and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

13.15 Payment to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent Person or other Person incapable of receipt thereof shall be deemed paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment shall fully discharge the Board, any Committee, the Company, its Affiliates and their employees, agents and representatives with respect to any such payment.

13.16 Agreement. Unless otherwise specified in the applicable Award agreement, as a condition to the grant of an Award, if requested by the Company, a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise Transfer or dispose of, any interest in any Ordinary Shares or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Ordinary Shares (except Ordinary Shares included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act.

13.17 No Rights as Shareholder. Subject to the provisions of the Award agreement and the other provisions of this Plan, no Participant or Permitted Transferee shall have any rights as a shareholder of the Company with respect to any Award until such individual becomes the holder of record of the Ordinary Shares underlying the Award.

13.18 Section 409A of the Code. Although the Company does not guarantee to a Participant the particular tax treatment of any Award, all Awards are intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the Plan and any Award agreement shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it is intended to be paid in a manner that will comply with Section 409A of the Code. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in the Plan or the Award, to the extent applicable, if the Participant is deemed on the date of the Participant’s termination of employment or service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A of the Code, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 13.18(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.

(b) With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change of Control, unless otherwise provided in the Award agreement at grant, the settlement of such Award shall not occur until the earliest of (i) the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (ii) the date such Award otherwise would be settled pursuant to the terms of the applicable Award agreement and (iii) the Participant’s “separation from service” within the meaning of Section 409A of the Code, subject to Section 13.8(a).

(c) For purposes of Section 409A of the Code, a Participant’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments.

(d) Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.19 Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or Ordinary Shares delivered pursuant to such an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Article XIV

Effective TIME of Plan

The Plan shall become effective upon the Effective Time.

Article XV

Term of Plan

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards granted prior to such tenth anniversary may, and the Board’s authority to administer the terms of such Awards shall, extend beyond that date.

ANNEX D

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

Second Amended and Restated

Memorandum and Articles of Association

of

Aurous Resources

Adopted by a Special Resolution Dated [       ] and effective on [       ]

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

AUROUS RESOURCES

(adopted by Special Resolution dated [       ] and effective on [       ])

1	The name of the Company is Aurous Resources

2	The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each shareholder is limited to the amount, if any, unpaid on such shareholder’s shares.

5	The share capital of the Company is US$50,500 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

CONTENTS

1.	Exclusion of Table A	D-1
2.	Definitions	D-1
Shares
3.	Limited Liability	D-7
4.	Rights Attached to Shares	D-7
5.	Authority to Allot	D-7
6.	Redemption, Repurchase and Surrender of Shares	D-7
7.	Variation of Rights	D-8
8.	Matters Not Constituting Variation of Rights	D-8
9.	Shares	D-8
10.	Payment of Commission	D-9
11.	Trusts Not Recognised	D-9
12.	Amendments of these Articles	D-9
13.	Certificates for shares	D-10
14.	Transfer	D-10
15.	No Fee for Registration	D-10
16.	Transmission of shares	D-11
17.	Alteration of Capital	D-11
18.	Fractions	D-12
Shareholder meetings
19.	Participation in General Meetings	D-12
20.	Electronic Facilities and Satellite Meetings	D-13
21.	Notice of General Meetings	D-13
22.	Changes to Arrangements for General Meetings	D-14
23.	Quorum	D-14
24.	Procedure if Quorum Not Present	D-14
25.	Security, Health and Safety and Access Arrangements	D-15
26.	Chair and Deputy Chair	D-15
27.	Orderly Conduct	D-16
28.	Entitlement to Attend and Speak	D-16
29.	Adjournments	D-16
30.	Notice of Adjournment	D-17
31.	Amendments to Resolutions	D-17
32.	Amendments Ruled Out of Order	D-17
33.	Votes of Shareholders	D-18
34.	Voting on behalf of Incapable Shareholder	D-18
35.	Objections or Errors in Voting	D-18
36.	Appointment of Proxies	D-18
37.	Receipt of Proxies	D-19

D-i

38.	Maximum Validity of Proxy	D-19
39.	Form of Proxy	D-20
40.	Cancellation of Proxy’s Authority	D-20
41.	Separate General Meetings	D-20
42.	Shareholders’ resolutions and requisitioned meetings	D-20
Directors
43.	Number of Directors	D-22
44.	Power of Company to Appoint Directors	D-23
45.	Power of Directors to Appoint Directors	D-23
46.	Annual Retirement of Directors	D-23
47.	Filling Vacancies	D-24
48.	Power of Removal by Special Resolution	D-24
49.	Persons Eligible as Directors	D-25
50.	Position of Retiring Directors	D-27
51.	Vacation of Office by Directors	D-27
52.	Alternate Directors	D-27
53.	Executive Directors	D-28
54.	Directors’ Fees	D-29
55.	Additional Remuneration	D-29
56.	Expenses	D-29
57.	Pensions and Gratuities for Directors	D-30
58.	Directors’ Interests	D-30
59.	General Powers of Company Vested in Directors	D-31
60.	Minutes	D-31
61.	Borrowing Powers	D-31
62.	Agents	D-32
63.	Delegation to Individual Directors	D-32
64.	Registers	D-33
65.	Use of Seals	D-33
66.	Indemnity of Directors	D-33
Directors’ meetings
67.	Directors’ Meetings	D-36
68.	Notice of Directors’ Meetings	D-36
69.	Quorum	D-37
70.	Directors below Minimum through Vacancies	D-37
71.	Competence of Meetings	D-37
72.	Voting	D-37
73.	Delegation to Committees	D-37
74.	Participation in Meetings	D-38
75.	Resolution in Writing	D-38
76.	Validity of Acts of Directors or Committee	D-38

D-ii

Dividends
77.	Declaration of Dividends by Company	D-39
78.	Payment of Interim and Fixed Dividends by Directors	D-39
79.	Calculation and Currency of Dividends	D-39
80.	Amounts Due on Shares can be Deducted from Dividends	D-39
81.	No Interest on Dividends	D-40
82.	Payment Procedure	D-40
83.	Uncashed Dividends	D-41
84.	Forfeiture of Unclaimed Dividends	D-42
85.	Dividends Not in Cash	D-42
86.	Scrip Dividends	D-42
87.	Capitalisation	D-45
88.	Settlement of Difficulties in Distribution	D-45
89.	Power to Choose Any Record Date	D-45
Service of notices
90.	Offices and Places of Business	D-45
91.	Method of Service	D-46
92.	Record Date for Service and Voting	D-47
93.	Service of Notices on Persons Entitled by Transmission	D-47
94.	Deemed Delivery	D-48
General
95.	Audit	D-49
96.	Presumptions Where Documents Destroyed	D-50
97.	Financial Year	D-50
98.	Transfer by Way of Continuation	D-51
99.	Mergers and Consolidations	D-51
100.	Winding Up	D-51
MISCELLANEOUS
101.	Exclusive Jurisdiction	D-51
102.	Rights Plan	D-52

D-iii

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AUROUS RESOURCES

(adopted by Special Resolution dated [       ] and effective on [       ])

1.	Exclusion of Table A

Table A in the First Schedule to the Statute does not apply.

2.	Definitions

The following table gives the meaning of certain words and expressions as they are used in these articles. However, the meaning given in the table does not apply if it is not consistent with the context in which a word or expression appears.

“acting in concert”	means persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of a company or to frustrate the successful outcome of an offer for a company;

“address”	includes a number or address used for sending or receiving documents or information by electronic means;

“amount” (of a share)	this refers to the nominal or par value amount of the share;

“Audit Committee”	means the audit committee of the directors established pursuant to these articles, or any successor committee;

“auditor”	means the person for the time being performing the duties of auditor of the company (if any).

“these articles”	means these second amended and restated memorandum and articles of association, and the expression “this article” refers to a particular article in these articles;

“beneficial owner” (and related terms)	has the meaning given to it in Rule 13d-3 of the Exchange Act;

“Blyvoor”	means Blyvoor Gold Proprietary Limited (Registration No. 2015/122164/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa;

“Blyvoor Director”	means a director nominated and appointed by Blyvoor from time to time (by way of written notice to the company);

“certificated share”	means a share which is normally held in certificated form;

“chair”	means the chair of the board of directors;

“clear days”	in relation to the period of a notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“clearing house”	means a clearing house recognised by the laws of the jurisdiction in which the shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction;

“depositary”	means any depositary, clearing agency, custodian, nominee or similar entity authorised under arrangements entered into by the company or otherwise approved by the directors that holds legal title to shares for the purposes of facilitating beneficial ownership of such shares (or the transfer thereof) by other persons, and may include a person that holds, or is interested directly or indirectly, including through a nominee, in, shares, or rights or interests in respect thereof, and that issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the shareholders thereof, or account shareholders, to or to receive such shares, rights or interests and shall include, where so approved by the directors, the trustees (acting in their capacity as such) of any employees’ share scheme established by the company;

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the company are listed for trading, including the Nasdaq Capital Market;

“directors”	means the directors of the company from time to time who make up the company’s board of directors (and “director” means any one of them) or, where applicable, the directors present at a meeting of the directors at which a quorum is present;

“electronic facility”	includes (without limitation) website addresses and conference call systems and any device, system, procedure, method or other facility providing an electronic means of attendance at and/or participation in a general meeting decided by the directors under these articles and available in respect of that meeting;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands;

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations promulgated thereunder;

“independent director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange (as applicable to the company) or in Rule 10A-3 under the Exchange Act, as the case may be;

“independent third party sale”	means an outright sale of shares to a person who is an independent third party (in that they are not connected with the seller of the shares or with any person appearing to be interested or in fact is interested in or otherwise associated with the shares). Any sale through the Designated Stock Exchange or by way of acceptance of a takeover offer will be treated as an outright sale to an independent third party;

“legislation”	means the Statute and every other statute (and any orders, regulations or other subordinate legislation made under it) applying to the company under and in terms of the laws of the Cayman Islands, the laws of the United States of America applicable to the company, including the Securities Act, the Exchange Act and all the rules and regulations promulgated thereunder by the U.S. Securities and Exchange Commission or otherwise, and any rules and regulations of Designated Stock Exchange, for so long as they apply to the company;

“memorandum”	means the second amended and restated memorandum of association of the company;

“ordinary resolution”	means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority, regard shall be had to the number of votes to which each shareholder is entitled by these articles.

“ordinary shareholder”	means a shareholder holding ordinary shares;

“ordinary share”	means an ordinary share of a par value of US$0.0001 in the share capital of the company and having the rights provided for in these articles;

“offeror”	means companies wherever incorporated and individuals wherever resident. Any reference to an offeror includes a potential offeror;

“Orion”	means Orion Mine Finance Fund II L.P., a limited partnership established in accordance with the laws of Bermuda;

“paid up”	means paid up or treated (credited) as paid up;

“pay”	includes any kind of reward or payment for services;

“public announcement”	means disclosure in a press release reported by any credible global news service or in a document filed or furnished by the company with or to the U.S. Securities and Exchange Commission;

“preference share”	means a preference share of a par value of US$0.0001 in the share capital of the company;

“register”	means the company’s register of the members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of members;

“relevant system”	means the computer-based system, and procedures, which enable title to shares to be transferred without a written instrument and which facilitate supplementary and incidental matters in accordance with the uncertificated securities rules;

“seal”	means any common or official seal of the company;

“secretary”	means the secretary, or (if there are joint secretaries) any one of the joint secretaries, of the company and includes an assistant or deputy secretary and any person appointed by the directors to perform any of the duties of the secretary;

“Securities Act”	means the Securities Act of 1933 of the United States, as amended, and the rules and regulations promulgated thereunder;

“shareholder”	has the same meaning as a “Member” where used in the Statute;

“shares”	means an ordinary share or preference share;

“special resolution”	means a resolution passed by at least 75 per cent. of votes cast by shareholders, entitled to vote, who do so in person or, where proxies are allowed, by proxy at a general meeting.

“Statute”	means the Companies Act (as revised) of the Cayman Islands;

“the office”	means the company’s principal place of business at Inanda Greens Business Park, Block A Wierda Gables,54 Wierda Rd West, Wierda Valley, Sandton, 2196, South Africa;

“uncertificated securities rules”	means any provision in the legislation of which relates to uncertificated shares or to the transfer of uncertificated shares or how the ownership of uncertificated shares is evidenced;

“uncertificated share”	means a share which is noted on the register as being held in uncertificated form;

“voting rights”	means all the voting rights attributable to the share capital of the company which are exercisable at a general meeting; and

“working day”	means a day (other than a Saturday, Sunday or public holiday) when banks are open for business in the Cayman Islands, New York City and Johannesburg

(A)	References in these articles to a document being “signed” or to “signature” include references to its being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the legislation.

(B)	References in these articles to “writing” and to any form of “written” communication include references to any method of representing or reproducing words, symbols or other information in a legible and non-transitory form whether sent or supplied in electronic form or otherwise.

(C)	Any words or expressions defined in the legislation in force when these articles or any part of these articles are adopted will (if not inconsistent with the subject or context in which they appear) have the same meaning in these articles or that part save the word “company” includes any body corporate.

(D)	References to a meeting:

(i)	refer to a meeting convened and held in any manner permitted by these articles, including a general meeting at which any of those entitled to be present, attend and participate by means of an electronic facility and/or attend and participate at a satellite meeting, and such persons shall be deemed to be present at that meeting for all purposes of the legislation and these articles and “attend”, “attending”, “attendance”, “participate”, “participating” and “participation” shall be construed accordingly; and

(ii)	will not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

(E)	Headings in these articles are only included for convenience. They do not affect the meaning of these articles.

(F)	Where these articles refer to a person who is entitled to a share by law, this means a person who has been noted in the register as being entitled to a share as a result of the death or bankruptcy of a shareholder or some other event which gives rise to the transmission of the share by operation of law.

(G)	A reference to any statute, statutory provision or listing rule shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re- enacted.

(H)	In these articles:

(i)	powers of delegation shall not be restrictively construed, but the widest interpretation shall be given to them;

(ii)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and

(iii)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other person who is for the time being authorised to exercise it.

(I)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply in these articles.

Shares

3.	Limited Liability

The liability of the company’s shareholders is limited to any unpaid amount on the shares in the company held by them.

4.	Rights Attached to Shares

Subject to the memorandum, the company can issue shares (including in separate classes) with any rights or restrictions attached to them as long as the issuance of such shares is not restricted by any rights attached to existing shares. These rights or restrictions can be decided either by an ordinary resolution passed by the shareholders or by the directors as long as there is no conflict with any resolution passed by the shareholders. These rights and restrictions will apply to the relevant shares as if they were set out in these articles.

5.	Authority to Allot

Subject to article 4, the directors are generally and unconditionally authorised to issue and allot shares in the company, and to grant rights to subscribe for or convert any security into shares in the company. The company shall not issue shares to bearer.

6.	Redemption, Repurchase and Surrender of Shares

Subject to any rights attached to existing shares and the legislation, the company can issue shares which can be redeemed. This can include shares which can be redeemed if the shareholders want to do so, as well as shares which the company can insist on redeeming. The directors can decide on the terms and conditions and the manner of redemption of any redeemable share. These terms and conditions will apply to the relevant shares as if they were set out in these articles. Subject to the legislation, the company may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant shareholder. The company may make a payment in respect of any redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital. The Directors may accept the surrender for no consideration of any fully paid share. For the avoidance of doubt, redemptions, repurchases and surrenders of shares in the circumstances described in this article 6 shall not require further approval of the other shareholders.

7.	Variation of Rights

Subject to the provisions of the legislation, the rights attached to any class of shares can be varied in a way provided by those rights or, if no such provision exists, upon the approval of such variation by shareholders holding at least three quarters of the issued shares of that class by amount (excluding any shares of that class held as treasury shares) or by a special resolution passed at a separate meeting of the shareholders of the relevant class of shares. This is called a “class meeting”.

These articles, to the extent relating to general meetings, will apply to any such class meeting, with any necessary changes. The following changes will also apply:

(A)	a quorum is one or more shareholders present in person or by proxy who together hold at least one third in amount of the issued shares of the class (excluding any shares of that class held as treasury shares) provided that where a shareholder is present by one or more proxies, each proxy shall be treated as holding only the shares in respect of which it is authorised to exercise voting rights; and

(B)	at an adjourned meeting, one person entitled to vote and who holds shares of the class, or a proxy for such person, will be a quorum.

The provisions of this article 7 will apply to any change of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this article 7.

8.	Matters Not Constituting Variation of Rights

If new shares are created or issued which rank equally with, or with preferred or other rights to, any other existing shares, or if the company purchases or redeems any of its own shares or makes any other return of capital on any other class of shares, the rights of the existing shares will not be regarded as varied or abrogated unless the terms of the existing shares expressly say otherwise.

9.	Shares

(A)	Subject to these articles, the directors can decide how to deal with any shares in the company. They can, for instance, offer the shares for sale, reclassify them, grant options or warrants to acquire them, allot them, issue any securities convertible to shares, or dispose of the shares in any other way. The directors are free to decide who they deal with, when they deal with the shares and the terms on which they deal with the shares. However, in making their decision they must take account of:

(i)	the provisions of the legislation;

(ii)	the provisions of these articles;

(iii)	any resolution passed by the shareholders; and

(iv)	any rights attached to existing shares.

(B)	The ordinary shares shall have attached to them full voting, dividend and capital distribution rights, including on a winding up; such ordinary shares do not confer any rights of redemption.

10.	Payment of Commission

In connection with any share issue or any sale of treasury shares for cash, the company can use all the powers given by the legislation to pay a commission or brokerage. The company can pay the commission in cash or by allotting fully or partly-paid shares or other securities or by a combination of both.

11.	Trusts Not Recognised

The company will only be affected by, or recognise, a current and absolute right to whole shares. The fact that any share, or any part of a share, may not be owned outright by the registered owner (for example, where a share is held by one person as a nominee or otherwise as a trustee for another person) shall not bind the company and the company shall not be compelled to recognise the same in any way. This applies even if the company knows about the ownership of the share. The only exceptions to this are where the rights of the kind described are expressly given by these articles or are of a kind which the company has a legal duty to recognise.

12.	Amendments of these Articles

Subject to the provisions of the legislation and the provisions of these articles as regards the matters to be dealt with by ordinary resolution, the company may by special resolution change its name, alter or add to these articles, alter or add to the memorandum with respect to any objects, powers or other matters specified therein and reduce its share capital or any capital redemption reserve fund.

13.	Certificates for shares

A shareholder shall only be entitled to a share certificate if the directors resolve that share certificates shall be issued. Share certificates representing shares, if any, shall be in such form as the directors may determine. Share certificates shall be signed by one or more directors or other person authorised by the directors. The directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. All certificates surrendered to the company for transfer shall be cancelled and, subject to these articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. The company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the company in investigating evidence, as the directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate. Every share certificate sent in accordance with these articles will be sent at the risk of the Shareholder or other person entitled to the certificate. The company will not be responsible for any share certificate lost or delayed in the course of delivery. Share certificates shall be issued within the relevant time limit as prescribed by the legislation and/or any other competent regulatory authority may from time to time determine, whichever is shorter, after the allotment or, except in the case of a share transfer which the company is for the time being entitled to refuse to register and does not register, after lodgement of a share transfer with the company.

14.	Transfer

(A)	Form of transfer

Unless these articles say otherwise, any shareholder can transfer some or all of their shares to another person by an instrument of transfer provided that such transfer complies with the legislation and/or any other competent regulatory authority. The instrument of transfer of any share shall be in writing in the usual or common form or in a form prescribed by the legislation and/or any other competent regulatory authority or otherwise in any other form approved by the directors and, as applicable, shall be executed by or on behalf of the transferor (and, as applicable, if the directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the directors may approve from time to time.

(B)	Entry on register

The person making a transfer will continue to be treated as a shareholder until the name of the person to whom the share is being transferred is put on the register for that share.

15.	No Fee for Registration

Except as otherwise expressly set forth herein, no fee is payable to the company for transferring shares or registering changes relating to the ownership of shares.

16.	Transmission of shares

If a shareholder dies, the survivor or survivors (where he was a joint shareholder), or his legal personal representatives (where he was a sole shareholder), shall be the only persons recognised by the company as having any title to his shares. The estate of a deceased shareholder is not thereby released from any liability in respect of any share, for which he was a joint or sole shareholder. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a shareholder (or in any other way than by transfer) may, upon such evidence being produced as may be required by the directors, elect, by a notice in writing sent by him to the company, either to become the shareholder of such share or to have some person nominated by him registered as the shareholder of such share. If he elects to have another person registered as the shareholder of such share he shall sign an instrument of transfer of that share to that person. The directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant shareholder before his death or bankruptcy or liquidation or dissolution, as the case may be. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a shareholder (or in any other case than by transfer) shall be entitled to the same dividends, other distributions and other advantages to which he would be entitled if he were the shareholder of such share. However, he shall not, before becoming a shareholder in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the company and the directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the shareholder of the share (but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the relevant shareholder before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these articles), the directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

17.	Alteration of Capital

The company may by ordinary resolution:

(A)	increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the company in general meeting may determine;

(B)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(C)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(D)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum or into shares without par value; and

(E)	cancel any shares that at the date of the passing of the ordinary resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

All new shares created in accordance with the provisions of this article 17 shall be subject to the same provisions of these articles with reference to transfer, transmission and otherwise as the shares in the original share capital.

18.	Fractions

The directors have the power to deal with any fractions of shares arising from any consolidation, subdivision or otherwise. For example, they can decide that fractions are aggregated and sold or deal with fractions in some other way. The directors can arrange for any shares representing fractions to be entered in the register as certificated shares if they consider that this makes it easier to sell them. The directors can sell those shares to anyone, including the company, and can authorise any person to transfer or deliver the shares to the buyer or in accordance with the buyer’s instructions

Shareholder meetings

19.	Participation in General Meetings

(A)	The directors or the chair may call general meetings, and they shall on a shareholders’ requisition (pursuant to article 42) forthwith proceed to convene a general meeting of the company.

(B)	The directors can make whatever arrangements they think fit to allow those entitled to do so to attend and participate in any general meeting.

(C)	Unless the notice of meeting says otherwise or the chair of the meeting decides otherwise, a general meeting will be treated as taking place where the chair of the meeting is at the time of the meeting.

(D)	Two or more persons who may not be in the same place as each other can attend and participate in a general meeting if they are able to exercise their rights to speak and vote at that meeting. A person is able to exercise the right to speak at a general meeting if that person can communicate to all those attending the meeting while the meeting is taking place. A person is able to exercise the right to vote at a general meeting if that person can vote on resolutions put to the meeting and that person’s vote can be taken into account in deciding whether or not such resolutions are passed at the same time as the votes of others attending the meeting.

(E)	When deciding whether a person is attending or participating in a meeting by means of an electronic facility, it is immaterial where that person is or how that person is able to communicate with others who are attending and participating.

(F)	Where persons can participate at a general meeting by means of an electronic facility, any document required to be on display or available for inspection will be made available for the required period in electronic form to those persons entitled to inspect it and this will satisfy any such requirement.

20.	Electronic Facilities and Satellite Meetings

(A)	The directors can decide to let persons entitled to attend and participate in a general meeting do so by simultaneous attendance and participation by means of an electronic facility. Shareholders present in person or by proxy by means of such electronic facility will be counted in the quorum for, and entitled to participate in, the general meeting.

(B)	The directors can also decide to let persons entitled to attend and participate in a general meeting do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world (referred to in these articles as a satellite meeting). Shareholders present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to participate in, the general meeting. The satellite meeting will be treated as taking place where the chair of the meeting is at the time of the meeting and the powers of the chair will apply to the satellite meeting. The directors may appoint a person (a satellite chair) to preside at each satellite meeting. Each satellite chair will act on instructions from the chair of the meeting and may also take such action as the satellite chair considers necessary to maintain the proper and orderly conduct of the satellite meeting and shall have all powers necessary or desirable for such purposes.

(C)	Any general meeting at which electronic facilities have been made available and any satellite meeting will be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities have been made available to enable all shareholders attending the meeting by whatever means and at all the meeting places to participate in the business for which the meeting has been called.

(D)	All persons seeking to attend and participate in a general meeting by way of electronic facility are responsible for having in place the necessary means to enable them to do so. Subject to the right of the chair to adjourn a general meeting under these articles, any inability of a person to attend or participate in a general meeting by means of electronic facility, or any interruption to a person being so able, shall not invalidate the proceedings of that meeting.

21.	Notice of General Meetings

(A)	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the company, provided that a general meeting of the company shall, whether or not the notice specified in this article 21 has been given and whether or not the provisions of these articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote thereat; and (ii) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the shares giving that right.

(B)	If any notice, document or other information relating to any meeting or other proceeding is accidentally not sent or supplied, or is not received (even if the company becomes aware of such failure to send or supply or non-receipt), the meeting or other proceeding will not be invalid as a result.

(C)	A shareholder present in person or by proxy at a shareholders’ meeting is treated as having received proper notice of that meeting and, where necessary, of the purpose of that meeting.

22.	Changes to Arrangements for General Meetings

If the directors in their discretion consider that it is impracticable or undesirable to hold a general meeting, whether generally or on the date or at the time or place (or places in the case of a satellite meeting) stated in the notice calling the meeting or by means of the electronic facilities available for that meeting or if otherwise the directors in their discretion consider it appropriate to change other arrangements in relation to a general meeting, they can move or postpone (either sine die or to another date, time or place) the meeting or change, cancel or introduce any electronic facility or make other changes in respect of the meeting (or do any of these things). Notice of the date, time and place (or places in the case of a satellite meeting) of, or other changes in respect of, any rearranged meeting will be given as the directors in their discretion decide. Notice of the business of the meeting does not need to be given again. If a meeting is rearranged in this way, proxy forms are valid if they are received as required by these articles not less than 48 hours before the time of the rearranged meeting. The directors can also move, postpone, or make other changes in respect of, the rearranged meeting under this article 22 (or do any of these things).

23.	Quorum

No business shall be transacted at a general meeting unless a quorum is present. Unless these articles say otherwise, a quorum for all purposes is one or more shareholders present in person or by proxy who together hold at least 25 percent of the issued shares (excluding any shares held as treasury shares), provided that where a shareholder is present by one or more proxies, each proxy shall be treated as holding only the shares in respect of which it is authorised to exercise voting rights. They can be shareholders who are personally present or proxies for shareholders or a combination of both. If a quorum is not present, a chair of the meeting can still be chosen (if applicable pursuant to article 26) and this will not be treated as part of the business of the meeting.

24.	Procedure if Quorum Not Present

(A)	This article 24 applies if a quorum is not present within five minutes of the time fixed for a general meeting to start or within any longer period not exceeding one hour which the chair of the meeting can decide or if a quorum ceases to be present during a general meeting.

(B)	If the meeting was called by a requisitioning person (as defined in article 42 below) it will be cancelled. Any other meeting will be adjourned to a day (being not less than ten days later, excluding the day on which the meeting is adjourned and the day for which it is reconvened), time and place or places and with such means of attendance and participation decided on by the chair of the meeting.

(C)	Shareholders present in person or by proxy and entitled to exercise, in aggregate, at least 25 percent of all voting rights that are entitled to be exercised in respect of at least one matter to be decided at the general meeting will constitute a quorum at any adjourned meeting and any notice of an adjourned meeting will say this.

25.	Security, Health and Safety and Access Arrangements

(A)	The directors or the secretary can put in place arrangements, both before and during any general meeting, which they consider to be appropriate for the proper and orderly conduct of the general meeting and/or the health and safety of people attending it. This authority includes power to refuse physical or electronic entry to, or remove (physically or electronically) from meetings, people who fail to comply with the arrangements. The notice of meeting does not have to give details of any such arrangements or restrictions imposed under this article 25 and the presence of such arrangements or restrictions shall not invalidate the business conducted at the meeting.

(B)	Where a general meeting is held partly by means of an electronic facility, the directors or the secretary may make any arrangement and impose any requirement or restriction that is necessary to ensure the identification of those taking part by this means and the security of the electronic facility.

26.	Chair and Deputy Chair

(A)	Blyvoor shall be entitled to nominate, after consultation with Orion, for appointment by the board of directors, one director to act as the chair and one director to act as the deputy chair.

(B)	The chair will be the chair of the meeting at every general meeting, if they are willing and able to take the chair.

(C)	If the board of directors does not have a chair, or if they are not willing and able to take the chair, a deputy chair will chair the meeting if any such deputy is willing and able to take the chair.

(D)	If the board of directors does not have a chair or a deputy chair, or if neither the chair nor a deputy chair is willing and able to chair the meeting, after waiting five minutes from the time that a meeting is due to start, the directors who are present will choose (by a majority vote) one of themselves to act as chair of the meeting. If there is only one director present, the director will be the chair of the meeting, if such person agrees.

(E)	If there is no director willing and able to be the chair of the meeting, then the persons who are present at the meeting and entitled to vote will decide which one of them is to be the chair of the meeting.

(F)	If the chair of the meeting is participating in that meeting electronically and becomes disconnected from the meeting for any period of time, another person (determined in accordance with this article 26) shall preside as chair of the meeting for such period. If no replacement chair is appointed and presiding over the general meeting, and the original chair has not regained electronic connection with the meeting, within 30 minutes after the original chair becomes disconnected from the meeting, the meeting shall be adjourned to a time and place (or places in the case of a satellite meeting) to be fixed by the directors.

(G)	Nothing in these articles is intended to restrict or exclude any of the powers or rights of a chair of a meeting which are given by law.

27.	Orderly Conduct

The chair of a meeting shall be entitled to, and can, take any action the chair considers appropriate (including to eject (physically or electronically) any person from the meeting) to facilitate proper and orderly conduct at the general meeting, the appropriate behaviour (including use of language) of persons attending the meeting, the discussion of any item of business of the meeting and the maintenance of good order generally. The chair’s decision on any such matters, points of order, matters of procedure or other matters that arise incidentally from the business of a meeting is final, as is the chair’s decision on whether a point or matter is of this nature.

28.	Entitlement to Attend and Speak

Each director can attend and speak at any general meeting of the company. The chair of a meeting can also allow anyone to attend and speak where the chair considers that this will help the business of the meeting.

29.	Adjournments

(A)	The chair of a meeting can adjourn the meeting before or after it has started, and whether or not a quorum is present, if the chair considers that:

(i)	there is not enough room for the number of shareholders and proxies who can and wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the business of the meeting being carried out in an orderly way;

(iii)	an adjournment is necessary for any other reason; or

(iv)	the facilities or security at the place of the meeting (or places in the case of a satellite meeting) or the electronic facility provided for the general meeting have become inadequate or are otherwise not sufficient to allow the meeting to be conducted as intended.

The chair of the meeting does not need the consent of the meeting to adjourn it for any of these reasons to a time, date and place (or places in the case of a satellite meeting) and with such means of attendance and participation as the chair decides. The chair can also adjourn the meeting to a later time on the same day or indefinitely. If a meeting is adjourned indefinitely, the directors will fix the time, date and place of the adjourned meeting.

(B)	The chair of a meeting can also adjourn a meeting which has a quorum present for any other reason if this is agreed by the meeting. This can be to a time, date and place (or places in the case of a satellite meeting) and with such means of attendance and participation proposed by the chair of the meeting or the adjournment can be indefinite. The chair of the meeting must adjourn the meeting if the meeting directs the chair to. In these circumstances the meeting will decide how long the adjournment will be and where it will adjourn to. If a meeting is adjourned indefinitely, the directors will fix the time, date and place (or places in the case of a satellite meeting) of, and the means of attendance and participation at, the adjourned meeting.

(C)	A reconvened meeting can only deal with business that could have been dealt with at the meeting which was adjourned.

(D)	Meetings can be adjourned more than once.

30.	Notice of Adjournment

If the continuation of an adjourned meeting is to take place three months or more after it was adjourned, notice of the adjourned meeting must be given in the same way as was required for the original meeting. Except as provided in this article 30, there is no need to give notice of the adjourned meeting or of the business to be considered there.

31.	Amendments to Resolutions

(A)	Amendments can be proposed to any resolution if they are clerical amendments or amendments to correct some other obvious error in the resolution. No other amendments can be proposed to any special resolution.

(B)	Amendments to an ordinary resolution which are within the scope of the resolution can be proposed if:

(i)	notice of the proposed amendment has been received by the company at the office at least two working days before the date of the meeting, or adjourned meeting; or

(ii)	the chair of the meeting decides that the amendment is appropriate for consideration by the meeting.

No other amendment can be proposed to an ordinary resolution. The chair of the meeting can agree to the withdrawal of any proposed amendment before it is put to the vote.

32.	Amendments Ruled Out of Order

If the chair of a meeting rules that a proposed amendment to any resolution under consideration is out of order, any error in that ruling will not affect the validity of a vote on the original resolution.

33.	Votes of Shareholders

Subject to any rights or restrictions attached to any shares, every shareholder present in person or by proxy shall have one vote for every share of which he is the holder. A resolution put to the vote of the meeting shall be decided on a poll. A poll shall be taken as the chair of the meeting directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. No person shall be entitled to vote at any general meeting unless he is registered as a shareholder on the record date for such meeting.

34.	Voting on behalf of Incapable Shareholder

This article 34 applies where a court or official claiming jurisdiction to protect people who are unable to manage their own affairs has made an order about the shareholder. The person appointed to act for that shareholder can vote for the shareholder. The appointed representative can also exercise any other rights of the shareholder relating to meetings. This includes appointing a proxy and voting on a poll. Before the representative does so however, such evidence of the representative’s authority as the directors require must be received by the company not later than the latest time at which proxy forms must be received to be valid for use at the relevant meeting.

35.	Objections or Errors in Voting

(A)	If:

(i)	any objection to the right of any person to vote is made;

(ii)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(iii)	any votes are not counted which ought to have been counted,

the objection or error must be raised or pointed out at the meeting (or the adjourned meeting). Any objection or error must be raised with or pointed out to the chair of the meeting. The decision of the chair of the meeting is final. If a vote is allowed at a meeting, it is valid for all purposes and if a vote is not counted at a meeting, this will not affect the decision of the meeting.

(B)	The company will not be obliged to check whether a proxy or company representative has voted in accordance with a shareholder’s instructions and if a proxy or company representative fails to do so, this will not affect the decision of the meeting (or adjourned meeting).

36.	Appointment of Proxies

(A)	If the proxy form:

(i)	is in writing, it shall be executed by the shareholder or the shareholder’s attorney authorised in writing or, if the shareholder is a company, either under its seal or under the hand of an officer, attorney or other person signed by the shareholder appointing the proxy, or by the shareholder’s attorney;

(ii)	is in electronic form, it shall be executed by or on behalf of the shareholder or otherwise authenticated by the shareholder in a manner satisfactory to the directors; or

(iii)	relates to shares held by a depositary, it shall be in a form or manner of communication approved by the company, (which may be in hard copy or electronic form) to be provided to the company by certain third parties on behalf of the depositary.

(B)	The directors may (but need not) allow proxy appointments to be made in electronic form and if they do, they may make such appointments subject to such stipulations, conditions or restrictions and require such evidence of valid execution or authentication as the directors see fit.

(C)	A shareholder can attend and vote at a general meeting even if the shareholder has appointed a proxy to attend and vote on their behalf at that meeting (and in such event the relevant proxy shall be automatically revoked without further action on behalf of the shareholder).

(D)	If a shareholder appoints more than one proxy and the proxy forms appointing those proxies would give those proxies the apparent right to exercise votes on behalf of the shareholder in a general meeting over more shares than are held by the shareholder, then each of those proxy forms will be invalid and none of the proxies so appointed will be entitled to attend, speak or vote at the relevant general meeting.

37.	Receipt of Proxies

The directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the company, the instrument appointing a proxy shall be deposited physically at the office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote. The chair of the meeting may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chair, shall be invalid.

38.	Maximum Validity of Proxy

A proxy form will cease to be valid 12 months from the date of its receipt. But it will be valid, unless the proxy form itself states otherwise, if it is used at an adjourned meeting even after 12 months, if it was valid for the original meeting.

39.	Form of Proxy

A proxy form can be in any form which the directors approve. A proxy form gives the proxy the authority to vote on any amendment to a resolution put to, or any other business which may properly come before, the meeting. Unless it says otherwise, a proxy form is valid for the meeting to which it relates and also for any adjournment of that meeting.

40.	Cancellation of Proxy’s Authority

Any vote cast in the way a proxy form authorises made by a proxy will be valid even though:

(A)	the person who appointed the proxy has died or is of unsound mind;

(B)	the proxy form has been revoked; or

(C)	the authority of the person who signed the proxy form for the shareholder has been revoked.

Any vote cast by a company representative will also be valid even though the company representative’s authority has been revoked.

However, this does not apply if written notice of the relevant fact has been received at the office (or at any other place specified by the company for the receipt of proxy forms) not later than the last time at which a proxy form should have been received to be valid for use at the meeting.

41.	Separate General Meetings

If a separate general meeting of shareholders of shares of a class is called otherwise than for changing or abrogating the rights of the shares of that class, the provisions of these articles relating to general meetings will apply to such a meeting with any necessary changes. A general meeting where ordinary shareholders are the only shareholders who can attend and vote in their capacity as shareholders will also constitute a separate general meeting of the shareholders of the ordinary shares.

42.	Shareholders’ resolutions and requisitioned meetings

(A)	Where any shareholder or shareholders holding not less than 10 percent in par value of the issued shares which carry the right to vote at general meetings of the company (the “requisitioning person”) (i) requests that a resolution be put to an annual general meeting; or (ii) requests that the company call a general meeting:

(i)	in the case of a request to put a resolution (other than a resolution to remove a director in accordance with these articles) to an annual general meeting, the requisitioning person must deliver any such request in writing to the office, marked for the attention of “The Company Secretary”, not less than 90 nor more than 120 days before the day prior to the date of the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of an annual general meeting is more than thirty calendar days before or more than sixty calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the requisitioning person must be so delivered in writing not earlier than the close of business on the 120th calendar day prior to the scheduled date for such annual general meeting and not later than the close of business on the later of (a) the 90th calendar day prior to the scheduled date for such annual general meeting and (b) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the company. In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the delivery of a notice or request. In relation to the first annual general meeting of the company occurring after [ ], references to the anniversary date of the preceding year’s annual general meeting shall be to [ ];

(ii)	the requisitioning person must provide, together with the text of the resolution, its reasons for proposing such resolution or requesting such general meeting and any material interest such requisitioning person and its associated persons (individually or in the aggregate, including any anticipated benefit to the requisitioning person or the associated person therefrom) has in the resolution or the business to be proposed at the meeting; and

(iii)	in addition to the information required by the legislation (if any), the requisitioning person must provide the following information to the company:

(a)	the name and address of such requisitioning person and of such requisitioning person’s associated persons;

(b)	a description of all agreements, arrangements and understandings between: (1) such requisitioning person (other than where the requisitioning person is a depositary) and its associated persons; and (2) such requisitioning person (other than where the requisitioning person is a depositary) or its associated persons and any other person (or amongst such associated persons) in connection with the proposed resolution;

(c)	the proposal of any other business by such requisitioning person or its associated persons;

(d)	any other information relating to such requisitioning person or its associated persons that would be required to be disclosed in (1) a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act (whether or not Regulation 14A under the Exchange Act applies to the company) or (2) a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder; and

(e)	to the extent known by the requisitioning person or its associated persons, the name and address of any other shareholder or person supporting the resolution on the date of such request.

(B)	For the purposes of this article 42, an associated person shall mean:

(i)	any person controlling, directly or indirectly, or acting in concert with such requisitioning person;

(ii)	any beneficial owner of shares which are owned of record or beneficially by such requisitioning person; and

(iii)	any person controlling, controlled by or under common control with such associated person.

(C)	Where the requisitioning person is a depositary, the company shall only be required to put the resolution to the annual general meeting or to call the general meeting where the request has been authenticated by such beneficial owners of shares who would, had they been shareholders, have been entitled under the legislation to require the company to put the resolution to the annual general meeting or to call the general meeting (as applicable).

(D)	The company shall have the power to determine whether a request made by a requisitioning person in respect of the matters referred to in article 42(A) complies with the requirements of this article 42. If a requisitioning person fails to comply with the requirements of this article 42, the company shall not be obliged to put the resolution to the annual general meeting (and such resolution may not be properly moved at the annual general meeting) or to call the general meeting.

(E)	If Regulation 14A under the Exchange Act applies to the company, nothing in this article 42 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the company to omit proposals from, the company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, subject in each case to compliance with the Exchange Act.

(F)	For the purpose of this article 42, where a request or resolution is delivered by or on behalf of more than one requisitioning person, references to a requisitioning person in relation to such request or resolution and other information requirements shall apply to each requisitioning person.

Directors

43.	Number of Directors

The company shall have a minimum of: (i) three Blyvoor Directors during the period ending at the company’s third annual general meeting and (ii) three directors for the period following the company’s third annual general meeting, and a maximum of seven directors (disregarding alternate directors). The majority of directors shall be ordinarily resident in South Africa.

44.	Power of Company to Appoint Directors

Subject to these articles (including article 43), the company can, by passing an ordinary resolution, appoint any willing person to be a director, either as an additional director or to fill a vacancy where a director has stopped being a director for some reason (save for a vacancy left by a Blyvoor Director ceasing to be a director during the period ending at the company’s third annual general meeting, in respect of which Blyvoor shall have the sole right to nominate and appoint any person to fill such vacancy (by way of written notice to the company)).

45.	Power of Directors to Appoint Directors

Subject to these articles (including article 43), the directors can appoint any willing person to be a director, either as an additional director or as a replacement for another director, provided that:

(A)	the appointment does not cause the number of directors to exceed any number fixed by or in accordance with these articles as the maximum number of directors;

(B)	if the appointment is to fill a vacancy left by a Blyvoor Director during the period ending at the company’s third annual general meeting, Blyvoor shall have the sole right to nominate and appoint any person to act as such replacement (by way of written notice to the company).

46.	Annual Retirement of Directors

(A)	The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of these articles, the existing director(s) shall by resolution of the board classify each director as Class I, Class II or Class III directors. The Class I directors shall stand appointed for a term expiring at the company’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at the company’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at the company’s third annual general meeting.

(B)	Commencing at the company’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in these articles), or by the sole remaining director.

(C)	All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.

(D)	A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

(E)	Retiring directors shall be eligible for re-election.

(F)	No person, other than a director retiring at the meeting shall, unless recommended by the directors, be eligible for election to the office of a director at any general meeting, unless:

(i)	not more than twenty eight, but at least seven clear days before the day appointed for the meeting, there shall have been delivered at the office of the company a notice in writing by a shareholder (who may also be the proposed director) duly qualified to be present and to vote at the meeting for which such notice is given;

(ii)	such notice sets out the shareholder’s intention to propose a specific person for election as director; and

(iii)	notice in writing by the proposed person of his willingness to be elected is attached thereto (except where the proposer is the same person as the proposed).

(G)	Subject to the preceding article 45, the company may at the meeting at which a director retires, fill the vacated office by electing a person thereto and in default the retiring director, if willing to continue to act, shall be deemed to have been re-elected, unless:

(i)	it is expressly resolved at such meeting not to fill such vacated office; or

(ii)	a resolution for the re-election of such director was put to the meeting and rejected.

47.	Filling Vacancies

Subject to these articles, at the annual general meeting at which a director retires, shareholders can pass an ordinary resolution to re-appoint the director or to appoint some other eligible person in place of the director.

48.	Power of Removal by Special Resolution

The company can pass an ordinary resolution to remove a director from office even though the director’s time in office has not ended (save for any Blyvoor Director who shall only be removed during the period ending at the company’s third annual general meeting upon the passing of a special resolution) and can (subject to these articles) appoint a person to replace a director who has been removed in this way by passing an ordinary resolution.

49.	Persons Eligible as Directors

(A)	The only people who can be appointed as directors at an annual general meeting are the following:

(i)	directors retiring at the meeting;

(ii)	anyone recommended by the directors;

(iii)	anyone nominated by Blyvoor in writing to the company during the period ending at the company’s third annual general meeting; and

(iv)	anyone nominated by a requisitioning person (not being the person to be nominated) (for the purposes of this article 49, the “nominee”) in the following way:

The requisitioning person must deliver to the office within the timeframes specified in article 42:

(a)	a letter stating that the requisitioning person intends to nominate another person for appointment as a director;

(b)	written confirmation from the nominee that they are willing to be appointed;

(c)	written confirmation from the nominee that:

(1)	neither they nor the requisitioning person nominating them nor any associated person of such requisitioning person is, nor will become, a party to any agreement, arrangement, understanding (whether written or oral) or relationship with, and has not given any commitment or assurance to, any person as to how the nominee, if appointed as a director, will act or vote on any issue or question (a “voting commitment”) that has not been disclosed to the company, including any voting commitment that could limit or interfere with such nominee’s ability to comply, if appointed as a director, with such nominee’s fiduciary duties under applicable law; and

(2)	neither they nor the requisitioning person nominating them nor any associated person of such requisitioning person is, nor will become, a party to any agreement, arrangement, understanding (whether written or oral) or relationship with any person other than the company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the company;

or alternatively a description of any such agreement, arrangement, understanding or relationship;

(d)	all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of such director, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (whether or not Regulation 14A under the Exchange Act applies to the company); and

(e)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such requisitioning person or any associated person of such requisitioning person, and their respective affiliates and associates, on the one hand, and each proposed nominee, and such nominee’s respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission under the Exchange Act if the requisitioning person making the nomination and any associated person of such requisitioning person on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

(B)	If Rule 14a-19 of the Exchange Act applies to the company, (i) for any requisitioning person nominating a person for appointment as director (and the beneficial owner of shares, if any, on whose behalf the nomination is being made), such letter must include a representation that the requisitioning person and/or beneficial owner of shares will, to the extent any proxies in support of director nominees other than the company’s nominees are solicited, (a) solicit proxies from shareholders of the company’s outstanding shares representing at least 67% of the voting rights of shares entitled to vote on the election of directors, (b) include a statement to that effect in its proxy statement and/or the proxy form, (c) otherwise comply with Rule 14a-19 of the Exchange Act and (d) provide the company secretary not less than five days prior to the meeting or any adjournment, rescheduling or postponement thereof, with reasonable documentary evidence (as determined by the company secretary in good faith) that such requisitioning person and/or beneficial owner of shares complied with such representation; (ii) if a requisitioning person and/or beneficial owner of shares that intends to solicit proxies in support of director nominees other than the company’s nominees no longer intends to solicit proxies in accordance with its representation pursuant to the above requirements, such requisitioning person and/or beneficial owner of shares shall inform the company of this change by delivering a notice in writing to the company secretary no later than two business days after the occurrence of such change; and (iii) if a requisitioning person and/or beneficial owner of shares providing such notice is not in compliance with such representation and these articles, no action shall be taken on such nomination and such nominee shall be deemed disqualified, notwithstanding that proxies in respect of such nominee may have been received by the company.

(C)	The company shall determine whether a nomination of a nominee by a requisitioning person complies with the requirements of paragraphs (A)(iii) and (B) above. If a requisitioning person fails to comply with the requirements of paragraphs (A)(iii) and (B) above in nominating a nominee, the company shall not be obliged to put the resolution for appointment of the nominee to the general meeting (and such resolution may not be properly moved at the general meeting).

(D)	If at a general meeting, the number of directors approved to be appointed shall exceed the maximum number of directors set out in article 43, the first 4 directors approved to be appointed at the general meeting shall be so appointed and no further directors shall be appointed at such meeting.

50.	Position of Retiring Directors

A director retiring at an annual general meeting retires at the end of that meeting or (if earlier) when a resolution is passed to appoint another person in the director’s place. Where a retiring director is re-appointed, the director continues as a director without a break.

51.	Vacation of Office by Directors

Any director automatically vacates the office of being a director if:

(A)	the director gives the company a written notice of resignation and the resignation becomes effective;

(B)	the director gives the company a written notice in which the director offers to resign, the directors decide to accept this offer and the resignation becomes effective;

(C)	all of the other directors (who must comprise at least three people) pass a resolution or sign a written notice removing the director as a director;

(D)	the director is or has been suffering from mental or physical ill health and the directors pass a resolution removing the director from office;

(E)	the director has missed directors’ meetings (whether or not an alternate director appointed by the absent director attends those meetings) for a continuous period of six months without permission from the directors and the directors pass a resolution removing the director from office;

(F)	a bankruptcy order is made against the director or the director makes any arrangement or composition with their creditors generally;

(G)	the director is removed from office under these articles.

If a director stops being a director for any reason, that person will also automatically cease to be a member of any committee or sub-committee of the directors.

52.	Alternate Directors

(A)	Any executive director can appoint any person (including another director) to act in their place (called an “alternate director”). That appointment requires the approval of the directors, unless previously approved by the directors or unless the appointee is another director. An executive director appoints an alternate director by sending a signed written notice of appointment to the office or to an address specified by the company or by tabling it at a meeting of the directors, or in such other way as the directors approve.

(B)	The appointment of an alternate director ends on the happening of any event which, if the alternate director were a director, would cause the alternate director to vacate that office. It also ends if the alternate director resigns as an alternate director by written notice to the company or if the relevant appointor stops being a director, unless that director retires but is then re-appointed at the same general meeting. Directors can also remove their alternates by a written notice sent to the office or to an address specified by the company or tabled at a meeting of the directors.

(C)	An alternate director is entitled to receive notices of meetings of the directors. Alternate directors are entitled to attend and vote as a director at any meeting at which their appointor is not personally present and generally at that meeting are entitled to perform all of the functions of their appointor as a director. The provisions of these articles regulating the meeting apply as if the alternate director (instead of the relevant appointor) were a director. If the alternate director is also a director, or the alternate director attends any meeting as an alternate director for more than one director, that person can vote cumulatively for themselves and for each other director they represent but they cannot be counted more than once for the purposes of the quorum. An alternate director’s signature to any resolution in writing of the directors is as effective as the signature of their appointor, unless the notice of their appointment provides to the contrary. This article 52 also applies in a similar fashion to any meeting of a committee of which the relevant appointor is a shareholder. Except as set out in this article 52, an alternate director:

(i)	does not have power to act as a director;

(ii)	is not deemed to be a director for the purposes of these articles; and

(iii)	is not deemed to be the agent of their appointor.

(D)	An alternate director is entitled to contract and be interested in and benefit from contracts, transactions or arrangements and to be repaid expenses and to be indemnified by the company to the same extent as if the alternate director were a director. However, a person who acts as an alternate director is not entitled to receive from the company as an alternate director any pay, except for that part (if any) of the pay otherwise payable to that person’s appointor as the appointor may tell the company in writing to pay to the relevant alternate director.

53.	Executive Directors

(A)	The directors or any committee authorised by the directors can appoint one or more directors to any executive position, on such terms and for such period as they think fit. They can also terminate or vary an appointment at any time. The directors or any committee authorised by the directors will decide how much remuneration a director appointed to an executive office will receive (whether as salary, commission, profit share or any other form of remuneration) and whether this is in addition to or in place of the director’s fees as a director.

(B)	If the directors terminate the appointment, the termination will not affect any right of the company or the director in relation to any breach of any employment contract which may be involved in the termination.

(C)	Any director appointed in terms of this article 53 shall:

(i)	not, during the currency of such appointment, be taken into account in determining the directors to retire by rotation; and

(ii)	be subject to the same provisions as to removal as the other directors of the company, and if such person ceases to hold office as a director, without prejudice to any claims for damages which may accrue to such person as a result of such termination.

(D)	If the provisions regarding the retirement of directors by rotation apply, only a minority of the directors may be so appointed on the basis that they shall not be subject to retirement by rotation.

54.	Directors’ Fees

Subject to the terms of the company’s remuneration policy, the directors or any committee authorised by the directors may decide how much to pay each director by way of fees.

55.	Additional Remuneration

The directors or any committee authorised by the directors can award extra fees to any director who serves on any committee or who devotes special attention to the business of the company or who otherwise, in their view, performs any special or extra services for the company. In the case of executive directors, extra fees can take the form of salary, commission, profit-sharing or other benefits (and can be paid partly in one way and partly in another). This is all decided by the directors or any committee authorised by the directors.

56.	Expenses

The company can pay the reasonable travel, hotel and incidental expenses of each director incurred in attending and returning from general meetings, meetings of the directors or committees of the directors or any other meetings which the director is entitled to attend as a director. The company will pay all other expenses properly and reasonably incurred by each director in connection with the company’s business or in the performance of their duties as a director. The company can also fund a director’s or former director’s expenditure and that of a director or former director of any holding company of the company for such purposes approved by the directors and can do anything approved by the directors to enable a director or former director or a director or former director of any holding company of the company to avoid incurring such expenditure.

57.	Pensions and Gratuities for Directors

(A)	The directors or any committee authorised by the directors can decide whether to provide pensions, annual payments or other benefits to any director or former director of the company, or any relation or dependant of, or person connected to, such a person. The directors can also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes. The company can only provide pensions and other benefits to people who are or were directors but who have not been employed by, or held an office or executive position in, the company or any of its subsidiary undertakings or former subsidiary undertakings or any predecessor in business of the company or any such other company or to relations or dependants of, or persons connected to, these directors or former directors if the shareholders approve this by passing an ordinary resolution.

(B)	A director or former director will not be accountable to the company or the shareholders for any benefit provided pursuant to this article 57. Anyone receiving such a benefit will not be disqualified from being or becoming a director of the company.

58.	Directors’ Interests

A director may hold any other office or place of profit under the company (other than the office of auditor) in conjunction with his office of director for such period and on such terms as to remuneration and otherwise as the directors may determine. A director may act by himself or by, through or on behalf of his firm in a professional capacity for the company and he or his firm shall be entitled to remuneration for professional services as if he were not a director. A director may be or become a director or other officer of or otherwise interested in any company promoted by the company or in which the company may be interested as a shareholder, a contracting party or otherwise, and no such director shall be accountable to the company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company. No person shall be disqualified from the office of director or prevented by such office from contracting with the company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the company in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the company for any profit realised by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of counting towards the quorum and voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

59.	General Powers of Company Vested in Directors

(A)	The board of directors will manage the company’s business. The board of directors can use all the company’s powers except where these articles or the legislation say that powers can only be used by the shareholders voting to do so at a general meeting. The general management powers under this article 59 are not limited in any way by specific powers given to the directors by other articles.

(B)	The directors are, however, subject to:

(i)	the requirements of these articles; and

(ii)	any regulations laid down by the shareholders by passing a special resolution at a general meeting.

(C)	If a change is made to these articles or if the shareholders lay down any regulation relating to something which the directors have already done which was within their powers, that change or regulation cannot invalidate the directors’ previous action.

60.	Minutes

The directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the directors, all proceedings at meetings of the company or the shareholders of any class of shares and of the directors, and of committees of the directors, including the names of the directors present at each meeting.

61.	Borrowing Powers

The directors can exercise all the company’s powers:

(A)	to borrow money;

(B)	to guarantee;

(C)	to indemnify;

(D)	to mortgage or charge all or any of the company’s undertaking, property and assets (present and future) and uncalled capital;

(E)	to issue debentures and other securities; and

(F)	to give security, either outright or as collateral security, for any debt, liability or obligation of the company or of any third party.

62.	Agents

(A)	The directors can appoint anyone as the company’s attorney by granting a power of attorney or by authorising them in some other way. Attorneys can either be appointed directly by the directors or the directors can give someone else the power to select attorneys. The directors or the persons who are authorised by them to select attorneys can decide on the purposes, powers, authorities and discretions of attorneys. But they cannot give an attorney any power, authority or discretion which the directors do not have under these articles.

(B)	The directors can decide how long a power of attorney will last for and attach any conditions to it. The power of attorney can include any provisions which the directors decide on for the protection and convenience of anybody dealing with the attorney. The power of attorney can allow the attorney to grant any or all of the attorney’s power, authority or discretion to any other person.

(C)	The directors can:

(i)	delegate any of their authority, powers or discretions to any manager or agent of the company;

(ii)	allow managers or agents to delegate to another person;

(iii)	remove any people they have appointed in any of these ways; and

(iv)	cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not had any notice of any cancellation or change.

Any appointment or delegation by the directors which is referred to in this article 62 can be on any conditions decided on by the directors.

(D)	The ability of the directors to delegate under this article 62 applies to all their powers and is not limited because certain articles refer to powers being exercised by the directors or by a committee authorised by the directors while other articles do not.

63.	Delegation to Individual Directors

(A)	The directors can give a director any of the powers which they have jointly as directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the directors either in parallel with, or in place of, the powers of the directors acting jointly.

(B)	The directors can change the basis on which such powers are given or withdraw such powers. But if a person deals with an individual director in good faith without knowledge of the change or withdrawal, the person will not be affected by it.

(C)	The ability of the directors to delegate under this article 63 applies to all their powers and is not limited because certain articles refer to powers being exercised by the directors or by a committee authorised by the directors while other articles do not.

64.	Registers

The company shall maintain or cause to be maintained the registers in accordance with the Statute. The directors may determine that the company shall maintain one or more branch registers of members in accordance with the Statute. The directors may also determine which register of members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

65.	Use of Seals

(A)	The directors must arrange for every seal of the company to be kept safely (to the extent that the directors have determined to have a seal).

(B)	A seal can only be used with the authority of the directors or a committee authorised by the directors.

(C)	Subject to as otherwise provided in these articles, every document which is sealed using the common seal must be signed by one director and the secretary, or by two directors or by one director in the presence of a witness who attests the signature or by any other person or persons authorised by the directors.

(D)	Any document to which the official seal is applied need not be signed, unless the directors decide otherwise or the legislation requires otherwise.

(E)	The directors can resolve that the requirement for any counter-signature in this article 65 can be dispensed with on any occasion.

66.	Indemnity of Directors

(A)	Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative is or was, at any time during which this article 66 is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the company, or is or was at any such time serving at the request of the company as a director or officer (each an “Indemnified Person”), shall be indemnified and held harmless by the company, out of the assets of the company, to the fullest extent permitted by the legislation as the same exists or may hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than said law permitted the company to provide prior to such amendment). Such coverage shall relate to any and all liability, loss, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, whatsoever which such person may incur or suffer in connection with any such proceeding other than such liability (if any) etc that an Indemnified Person may incur by reason of their own actual fraud, wilful neglect or wilful default. Further, such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators, whether or not as a result of any act or failure to act in carrying out such person’s functions; provided, however, that except as provided in herein, the company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.

(B)	The right to indemnification conferred in these articles shall include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the company within twenty (20) days after the receipt by the company of a statement or statements from the Indemnified Person requesting such advance or advances from time to time; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the company of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, arbitral award or regulatory finding from which there is no further right of appeal (a “final disposition”) that such liability (if any) was incurred by reason of their own actual fraud, wilful neglect or wilful default.

(C)	For the avoidance of doubt, no Indemnified Person shall be liable to the company for any loss or damage incurred by the company as a result (whether direct or indirect) of the carrying out of their functions unless such liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under this article 66 unless or until there is a final disposition to that effect.

(D)	To obtain indemnification under these articles, a claimant shall submit to the company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this article 66, a determination, if required by the legislation, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the directors by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or (b) by a committee of Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (c) if there are no Disinterested Directors or the Disinterested Directors so direct, by Independent Counsel in a written opinion to the directors, a copy of which shall be delivered to the claimant, or (d) if a quorum of Disinterested Directors so directs, by the shareholders of the company. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(E)	If a claim under this article 66 is not paid in full by the company within thirty (30) days after a written claim pursuant to this article 66 has been received by the company (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the company) that the claimant has not met the standard of conduct which makes it permissible under the Applicable Law and/or these articles for the company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the company. Neither the failure of the company (including the Disinterested Directors, Independent Counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct, nor an actual determination by the company (including the Disinterested Directors, Independent Counsel or shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. If a determination shall have been made that the claimant is entitled to indemnification, the company shall be bound by such determination in any judicial proceeding commenced pursuant to this article 66. The company shall be precluded from asserting in any judicial proceeding commenced pursuant to this article 66 that the procedures and presumptions of these articles are not valid, binding and enforceable and shall stipulate in such proceeding that the company is bound by all the provisions of these articles.

(F)	The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in these articles (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any legislation, agreement, vote of shareholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the company, the directors or the shareholders of the company with respect to a person’s service prior to the date of such termination. Any amendment, modification, alteration or repeal of these articles that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnified Person or the Indemnified Person’s successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(G)	The company may, to the extent authorized from time to time by the directors, grant rights to indemnification, and rights to be paid by the company the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the company to the fullest extent of the provisions of these articles with respect to indemnification.

(H)	If any provision or provisions of these articles shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of these articles (including, without limitation, each portion of any paragraph of this article containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of these articles (including, without limitation, each such portion of any paragraph of these articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(I)	For the purposes of these articles: (i) “Disinterested Director” means a director of the company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant; and (ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner (such as a barrister or King’s Counsel), selected by the Disinterested Directors, that is sufficiently experienced in relevant matters of company law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the company or the claimant in an action to determine the claimant’s rights under this article.

(J)	The company may purchase and maintain insurance, at its expense, to protect itself, any current or former director, officer, employee or agent of the company, and any current or former director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including any person who serves or served in any such capacity with respect to any employee benefit plan maintained or sponsored by the company, against any expense, liability or loss which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the company, and whether or not the company would have the power to indemnify such person against such expense, liability or loss under the Statute.

Directors’ meetings

67.	Directors’ Meetings

The directors can decide when and where to have meetings and how they will be conducted. They can also adjourn their meetings. A directors’ meeting can be called by any director. The secretary, if any, must call a directors’ meeting if asked to by a director.

68.	Notice of Directors’ Meetings

Directors’ meetings are called by giving at least 2 days’ notice in writing (which for the avoidance of doubt includes notice in writing via email) to all the directors. Any director can waive their entitlement to notice of any directors’ meeting, including one which has already taken place and any waiver after the meeting has taken place will not affect the validity of the meeting or any business conducted at the meeting.

69.	Quorum

The majority of directors then appointed are a quorum, provided always that at least one Blyvoor Director shall be present. Subject to these articles, if a director ceases to be a director at a directors’ meeting, that person can continue to be present and to act as a director and be counted in the quorum until the end of the meeting if no other director objects and if otherwise a quorum of directors would not be present.

70.	Directors below Minimum through Vacancies

The directors can continue to act even if one or more of them stops being a director. If the number of directors falls below the minimum which applies under these articles (including any change to that minimum number approved by an ordinary resolution of shareholders), or the number fixed as the quorum for directors’ meetings, the remaining director(s) may continue to act to (i) appoint further directors and convene general meetings to make up the shortfall and (ii) to perform such other duties as are appropriate to maintain the company as a going concern and to comply with the company’s legal and regulatory obligations.

If no director or directors are willing or able to act under this article 70, any shareholder (excluding any shareholder holding shares as treasury shares) can call a general meeting to appoint extra directors(s).

71.	Competence of Meetings

A directors’ meeting at which a quorum is present can exercise all the powers and discretions of the directors.

72.	Voting

Matters to be decided at a directors’ meeting will be decided by a majority vote. If votes are equal, the chair of the meeting has a second, casting vote.

73.	Delegation to Committees

(A)	The directors can delegate any of their powers or discretions to committees (including local boards) of one or more persons consisting of at least one Blyvoor Director, save for the Audit Committee to the extent required to comply with the rules and regulations of the Designated Stock Exchange, the legislation and/or any other competent regulatory authority. If the directors have delegated any power or discretion to a committee, any references in these articles to using that power or discretion include its use by the committee. Any committee must comply with any regulations laid down by the directors. These regulations can require or allow people who are not directors to be members of the committee, and can give voting rights to such people. But:

(i)	there must be more directors on a committee than persons who are not directors; and

(ii)	a resolution of the committee is only effective if a majority of the members of the committee present at the time of the resolution were directors including at least one Blyvoor Director, save for the Audit Committee if no Blyvoor Director is appointed.

(B)	Unless the directors decide not to allow this, any committee can sub-delegate any of its powers or discretions to sub-committees. Reference in these articles to committees include sub-committees permitted under this article 73.

(C)	If a committee consists of more than one person, these articles, to the extent they regulate directors’ meetings and their procedure, will also apply to committee meetings (if they can apply to committee meetings), unless these are inconsistent with any regulations for the committee which have been laid down under this article 73.

(D)	The ability of the directors to delegate under this article 73 applies to all their powers and discretions and is not limited because certain articles refer to powers and discretions being exercised by committees authorised by directors while other articles do not.

74.	Participation in Meetings

All or any of the directors can take part in a meeting of the directors by way of a conference telephone or any communication equipment which allows everybody to take part in the meeting by being able to hear each of the other people at the meeting and by being able to speak to all of them at the same time. A person taking part in this way will be treated as being present at the meeting and will be entitled to vote and be counted in the quorum.

75.	Resolution in Writing

A resolution in writing must be signed by all of the directors who at the time are entitled to receive notice of a directors’ meeting and who would be entitled to vote on the resolution at a directors’ meeting, and who together meet the quorum requirement for directors’ meetings. This kind of resolution is just as valid and effective as a resolution passed by those directors at a meeting which is properly called and held. The resolution can be passed using several copies of the resolution if each copy is signed by one or more directors.

76.	Validity of Acts of Directors or Committee

Everything which is done by any directors’ meeting, or by a committee of the directors, or by a person acting as a director, or as a member of a committee, will be valid even if it is discovered later that any director, or person acting as a director, was not properly appointed. This also applies if it is discovered later that anyone was disqualified from being a director, or had ceased to be a director or was not entitled to vote. In any of these cases, anything done will be as valid as if there was no defect or irregularity of the kind referred to in this article 76.

Dividends

77.	Declaration of Dividends by Company

Subject to the Statute and this article 77 and except as otherwise provided by the rights attached to any shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorise payment of the dividends or other distributions out of the funds of the company lawfully available therefor. No dividend or other distribution shall be paid except out of the realised or unrealised profits of the company, out of the share premium account or as otherwise permitted by applicable law.

78.	Payment of Interim and Fixed Dividends by Directors

Subject to the legislation, if the directors consider that the financial position of the company justifies such payments, they can:

(A)	pay the fixed or other dividends on any class of shares on the dates prescribed for the payment of those dividends; and

(B)	pay interim dividends on shares of any class of any amounts and on any dates and for any periods which they decide.

If the directors act in good faith, they will not be liable for any loss that any shareholders may suffer because a lawful dividend has been paid on other shares which rank equally with or behind their shares.

79.	Calculation and Currency of Dividends

(A)	All dividends will be declared and paid in proportions based on the amounts paid up on the shares during any period for which the dividend is paid. If the terms of any share say that it will be entitled to a dividend as if it were a fully paid up, or partly paid up, share from a particular date (in the past or future), it will be entitled to a dividend on this basis. This article 79 applies unless these articles, the rights attached to any shares, or the terms of any shares, say otherwise.

(B)	Unless the rights attached to any shares, the terms of any shares or these articles say otherwise, a dividend or any other money payable in respect of a share can be paid in whatever currency the directors decide using an exchange rate selected by the directors for any currency conversions required. The directors can also decide how any costs relating to the choice of currency will be met.

80.	Amounts Due on Shares can be Deducted from Dividends

If a shareholder owes the company any money in any way relating to their shares, the directors can deduct any of this money from any dividend or other money payable to the shareholder on or in respect of any share held by the shareholder. Money deducted in this way can be used to pay amounts owed to the company.

81.	No Interest on Dividends

Unless the rights attached to any shares, or the terms of any shares, say otherwise, no dividend or other sum payable by the company on or in respect of its shares carries a right to interest from the company.

82.	Payment Procedure

(A)	Any dividend or other money payable in cash relating to a share can be paid:

(i)	by inter-bank transfer or by other electronic means directly to an account with a bank or other financial institution (or other organisations operating deposit accounts if allowed by the company) named in a written instruction from the persons entitled to receive the payment under this article 82;

(ii)	in the case of uncertificated shares, by means of the relevant system (provided the company has been authorised to do so by or on behalf of the shareholder);

(iii)	by sending a cheque, warrant or similar financial instrument payable to the shareholder who is entitled to it by post addressed to the shareholder’s registered address;

(iv)	by sending a cheque, warrant or similar financial instrument payable to someone else named in a written instruction from the shareholder (or all joint shareholders) and sent by post to the address specified in that instruction; or

(v)	in some other way requested in writing by the shareholder (or all joint shareholders) and agreed with the company.

(B)	In respect of the payment of any dividend or other money, the directors can decide and notify shareholders that:

(i)	one or more of the payment means described in paragraph (A) above will be used for payment and, where more than one means will be used, a shareholder (or all joint shareholders) may elect to receive payment by one of the means so notified in the manner prescribed by the directors;

(ii)	one or more of such means will be used for the payment unless a shareholder (or all joint shareholders) elects for another means of payment in the manner prescribed by the directors; or

(iii)	one or more of such means will be used for the payment and that shareholders will not be able to elect to receive the payment by any other means.

For these purposes the directors can decide that different means of payment will apply to different shareholders or groups of shareholders.

(C)	If:

(i)	a shareholder (or all joint shareholders) does not specify an address, or does not specify an account of a type prescribed by the directors, or does not specify other details, and in each case that information is necessary in order to make a payment of a dividend or other money in the way in which under this article 82 the directors have decided that the payment is to be made or by which the shareholder (or all joint shareholders) has validly elected to receive the payment; or

(ii)	payment cannot be made by the company using the information provided by the shareholder (or all joint shareholders),

then the dividend or other money will be treated as unclaimed for the purposes of these articles.

(D)	For joint shareholders or persons jointly entitled to shares by law, payment can be made to the shareholder whose name stands first in the register. The company can rely on a receipt for a dividend or other money paid on shares from any one of them on behalf of all of them.

(E)	Cheques, warrants and similar financial instruments are sent, and payment in any other way is made, at the risk of the person who is entitled to the money. The company is treated as having paid a dividend if the cheque, warrant or similar financial instrument is cleared or if a payment is made through bank transfer or other electronic means. The company will not be responsible for a payment which is lost or delayed. Once a dividend has been paid to a shareholder, the company’s obligation in respect of such dividend shall be discharged and no person may bring a claim against the company in respect of such dividend.

(F)	Dividends can be paid to a person who has become entitled to a share by law as if that person were the shareholder of the share.

83.	Uncashed Dividends

(A)	The company can stop sending dividend payments through the post, or cease using any other method of payment, for any dividend if:

(i)	for two consecutive dividends:

(a)	the dividend payments sent through the post have been returned undelivered or remain uncashed during the period for which they are valid; or

(b)	the payments by any other method have failed; or

(ii)	for any one dividend:

(a)	the dividend payment sent through the post has been returned undelivered or remains uncashed during the period for which it is valid; or

(b)	the payment by any other method has failed,

and reasonable enquiries have failed to establish any new postal address or account of the registered shareholder.

(B)	Subject to these articles, the company must recommence sending dividend payments if requested in writing by the shareholder, or the person entitled to a share by law.

84.	Forfeiture of Unclaimed Dividends

Where any dividends or other amounts payable on a share have not been claimed, the directors can invest them or use them in any other way for the company’s benefit until they are claimed. The company will not be a trustee of the money and will not be liable to pay interest on it. If a dividend or other money has not been claimed for six years after being declared or becoming due for payment, it will be forfeited and go back to the company unless the directors decide otherwise.

85.	Dividends Not in Cash

The directors can resolve (without any shareholder approval requirement) that any dividend be paid, wholly or partly, in each case, by distributing specific assets (and, in particular, paid up shares or debentures of any other company). Where any difficulty arises on such a distribution, the directors can resolve it as they decide. For example, they can:

(A)	authorise any person to sell and transfer any fractions;

(B)	ignore any fractions;

(C)	value assets for distribution purposes;

(D)	pay cash of a similar value to adjust the rights of shareholders; and/or

(E)	vest any assets in trustees for the benefit of more than one shareholder.

86.	Scrip Dividends

(A)	Subject to the memorandum, the directors can offer shareholders (excluding any shareholder holding shares as treasury shares) the right to choose to receive extra shares, which are credited as fully paid up, instead of some or all of their cash dividend. Before they can do this, shareholders must have passed an ordinary resolution authorising the directors to make this offer.

(B)	The ordinary resolution can apply to some or all of a particular dividend or dividends or it can apply to some or all of the dividends, which may be declared or paid in a specified period. The specified period must not end later than the third anniversary of the date on which the ordinary resolution is passed.

(C)	The directors can also offer shareholders the right to request new shares instead of cash for all future dividends (if a share alternative is available), until they tell or are treated as telling the company that they no longer wish to receive new shares.

(D)	A shareholder will be entitled to ordinary shares whose total “relevant value” is as near as possible to the cash dividend the shareholder would have received (disregarding any tax credit), but not more than it, and rounding down any fractions. The relevant value of a share is the average value of the company’s ordinary shares for five consecutive dealing days selected by the directors starting on or after the day when the shares are first quoted “ex dividend”. This average value is worked out from the middle market quotations for the company’s ordinary shares on the Designated Stock Exchange (or any other publication of an investment exchange showing quotations for the company’s ordinary shares) for the relevant dealing days.

(E)	The ordinary resolution can require that the relevant value is worked out in some different way.

(F)	After the directors have decided how many new shares shareholders will be entitled to, they can notify them in writing of their right to opt for new shares. This notice should also say how, where and when shareholders must notify the company if they wish to receive new shares. Where shareholders have opted to receive new shares in place of all future dividends, if new shares are available, the company will not need to notify them of a right to opt for new shares. No shareholders will receive a fraction of a share. The directors can decide how to deal with any fractions left over. For example, they can decide that the benefit of these fractions belongs to the company or that fractions are ignored or deal with fractions in some other way.

(G)	If a notice informing any shareholders of their right to opt for new shares is accidentally not sent or supplied or is not received (even if the company becomes aware of such failure to send or supply or non-receipt), the offer will not be invalid as a result nor give rise to any claim, suit or action.

(H)	The directors can exclude or restrict the right to opt for new shares or make any other arrangements where they decide that this is necessary or convenient to deal with any of the following legal or practical problems:

(i)	problems relating to laws of any territory, or

(ii)	problems relating to the requirements of any recognised regulatory body or stock exchange in any territory,

or where the directors believe that for any other reason the right should not be given.

(I)	If a shareholder has opted to receive new shares, no dividend on the shares for which the shareholder has opted to receive new shares (which are called the “elected shares”), will be declared or payable. Instead, new ordinary shares will be allotted on the basis set out earlier in this article 86. To do this, the directors will convert into capital the sum equal to the total amount of the new ordinary shares to be allotted. They will use this sum to pay up in full the appropriate number of new ordinary shares. These will then be allotted and distributed to the shareholders of the elected shares on the basis set out above. The sum to be converted into capital can be taken from:

(i)	any amount which is then in any reserve or fund (including the share premium account, any capital redemption reserve and the profit and loss account or retained earnings); or

(ii)	any other sum which is available to be distributed.

The directors can do anything they think necessary to give effect to any such conversion into capital.

(J)	The new shares will rank equally in all respects with the existing fully paid up ordinary shares at the time when the new ordinary shares are allotted. But, such new shares will not be entitled to share in the dividend from which they arose, or to have new shares instead of that dividend.

(K)	The directors can decide that new shares will not be available in place of any cash dividend and the relevant dividend will instead be paid in cash. They can decide this at any time before new shares are allotted in place of such dividend, whether before or after shareholders have opted to receive new shares.

(L)	The directors can decide how any costs relating to making new shares available in place of a cash dividend will be met. For example, they can decide that an amount will be deducted from the entitlement of a shareholder under this article 86.

(M)	Unless the directors decide otherwise or unless the uncertificated securities rules require otherwise, any new ordinary shares which a shareholder has chosen to receive instead of some or all of the shareholder’s cash dividend will be:

(i)	uncertificated shares if the corresponding elected shares were uncertificated shares on the record date for that dividend; and

(ii)	certificated shares if the corresponding elected shares were certificated shares on the record date for that dividend.

(N)	The directors may not proceed with any election unless the company has sufficient reserves or funds that may be capitalised, and the directors have sufficient authority to allot shares, to give effect to it after the basis of allotment is determined.

87.	Capitalisation

The directors may at any time capitalise any sum standing to the credit of any of the company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to shareholder in the proportions in which such sum would have been divisible amongst such shareholders had the same been a distribution of profits by way of dividend or other distribution; and apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the directors shall do all acts and things required to give effect to such capitalisation, with full power given to the directors to make such provisions as they think fit in the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the company rather than to the shareholders concerned). The directors may authorise any person to enter on behalf of all of the shareholders interested into an agreement with the company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such shareholders and the company.

88.	Settlement of Difficulties in Distribution

If any difficulty arises in connection with any distribution of any capitalised reserve or fund, the directors can resolve it in any way which they decide. For example, they can deal with entitlements to fractions by deciding that the benefit of fractions belong to the company or that fractions are ignored or deal with fractions in some other way.

89.	Power to Choose Any Record Date

This article 89 applies to any dividend on any shares, or any distribution, allotment or issue to the shareholders of any shares. This can be paid or made to the registered shareholder or shareholders of the shares, or to anyone entitled in any other way, at a particular time on a particular day selected by the directors. It will be based on the number of shares registered at that time on that day, even if this is before any resolution to authorise what is being done was passed. This article 89 applies whether what is being done is the result of a resolution of the directors, or a resolution at a general meeting. The time and date can be before the dividend and so on is to be paid or made, or before any relevant resolution was passed.

Service of notices

90.	Offices and Places of Business

Subject to the provisions of the Statute, the company may by resolution of the directors change the location of its registered office. The company may, in addition to its registered office, maintain such other offices or places of business as the directors determine.

91.	Method of Service

(A)	The company can send or supply any notice, document, including a share certificate, or other information to a shareholder:

(i)	by delivering it to the shareholder personally;

(ii)	by addressing it to the shareholder and posting it to, or leaving it at, the shareholder’s registered address;

(iii)	through the relevant system, where it relates to uncertificated shares;

(iv)	as authorised in writing by the relevant shareholder;

(v)	where appropriate, by sending or supplying it in electronic form to an address notified by the relevant shareholder to the company for that purpose; or

(vi)	where appropriate, by making it available on a website and notifying the shareholder of its availability in accordance with this article 91.

Where there are joint shareholders, the notice, document or other information can be sent or supplied to any one of the joint shareholders and will be treated as having been sent or supplied to all the joint shareholders.

(B)	Where there are joint shareholders, anything which needs to be agreed or specified in relation to any notice, document or other information to be sent or supplied to them can be agreed or specified by any one of the joint shareholders. The agreement or specification of the senior will be accepted to the exclusion of the agreement or specification of the other joint shareholder(s). For this purpose, seniority will be determined by the order in which the joint shareholders’ names stand in the register in respect of the joint shareholding.

(C)	If on two consecutive occasions any notice, document or other information sent or supplied to a shareholder has been returned undelivered, the company need not send or supply further notices, documents or other information to that shareholder until the shareholder has communicated with the company and supplied the company (or its agents) with a new registered address, or a postal address for the service of notices and the despatch or supply of documents and other information, or has informed the company of an address for the service of notices and the sending or supply of documents and other information in electronic form. Any notice, document or other information sent by post will be treated as returned undelivered if the notice, document or other information is sent back to the company (or its agents), and any notice, document or other information sent or supplied in electronic form will be treated as returned undelivered if the company (or its agents) receives notification that the notice, document or other information was not delivered to the address to which it was sent.

(D)	The company may at any time and in its sole discretion choose (i) to serve, send or supply notices, documents or other information in hard copy form alone to some or all shareholders; and/or (ii) not to serve, send or supply a notice, document or other information to a particular shareholder where it considers this necessary or appropriate to deal with legal, regulatory or practical problems in, or under the laws of, any territory.

(E)	A shareholder whose registered address is outside the Cayman Islands, the United States or South Africa and who has not supplied to the company:

(i)	a postal address within the Cayman Islands, the United States or South Africa; or

(ii)	an address for the purposes of communications by electronic means,

for the service, sending or supply of notices, documents or other information, shall not be entitled to receive any notice, document or other information from the company.

92.	Record Date for Service and Voting

The directors may fix in advance or arrears a date as the record date for any such determination of shareholders entitled to notice of, or to vote at any meeting of the shareholders or any adjournment thereof or in order to make a determination of shareholders for any other purpose. If no record date is fixed for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders, the date on which notice of the meeting is sent shall be the record date for such determination of the shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this article 92, such determination shall apply to any adjournment thereof.

93.	Service of Notices on Persons Entitled by Transmission

(A)	This article 93 applies where a shareholder has died or become bankrupt or is in liquidation, or where someone else has otherwise become entitled by law to that shareholder’s shares, but is still registered as a shareholder. It applies whether the shareholder is registered as a sole or joint shareholder.

(B)	A person who is entitled to that shareholder’s shares by law, and who proves this to the reasonable satisfaction of the directors, can give the company a postal address for the sending or supply of notices, documents and other information and/or an address for the purposes of communications by electronic means. If this is done, the company can send notices, documents and other information or, where applicable, a notification about the availability of the notice, document or other information on a website, to that address.

(C)	Otherwise, if any notice, document or other information is sent or supplied to the shareholder named on the register, this will be valid despite the shareholder’s death, bankruptcy or liquidation or the fact that any other event giving rise to an entitlement to the shares by law has occurred. This applies even if the company knew about these things. If any notice, document or other information is sent or supplied in accordance with this article 93, there is no need to send or supply it to any other people who may be involved.

(D)	The company may at any time and in its sole discretion choose to serve, send or supply notices, documents or other information in hard copy form alone to some or all persons who are entitled to a shareholder’s shares by law and may also in its sole discretion, where it considers necessary or appropriate to deal with legal, regulatory or practical problems in, or under the laws of, any territory, determine not to serve, send or supply a particular notice, document or other information to any particular such person.

94.	Deemed Delivery

(A)	If any notice, document or other information is given, sent or supplied by the company by post, it is treated as being received the day after it was posted if first class post (or a service similar to first class post) was used or 48 hours after it was posted if first class post (or a service similar to first class post) was not used. If a notice or document is sent by the company by airmail, it is treated as being received 72 hours after it was posted. In proving that any notice, document or other information was given, sent or supplied, it is sufficient to show that the envelope was properly addressed and put into the postal system with postage paid.

(B)	If any notice, document or other information is left by the company at a shareholder’s registered address or at a postal address notified to the company in accordance with these articles by a shareholder or a person who is entitled to a share by law, it is treated as being received on the day it was left.

(C)	If a notice is sent through a relevant system, it is treated as being received when the company, or any person acting for the company, sends the issuer-instruction relating to the notice, document or other information.

(D)	If any notice, document or other information is given, sent or supplied by the company using electronic means, it is treated as being received on the day it was sent even if the company becomes aware that the shareholder failed to receive the relevant notice, document or information and even if the company subsequently sends a hard copy of such notice, document or other information by post. In the case of any notice, document or other information made available on a website, the notice, document or other information is treated as being received on the day on which the notice, document or other information was first made available on the website, or, if later, when a notice of availability is received or treated as being received by the shareholder in accordance with these articles. In proving that any notice, document or other information was given, sent or supplied by electronic means, it is sufficient to show that it was properly addressed.

(E)	If any notice, document or other information is given, sent or supplied by the company by any other means authorised in writing by a shareholder, it is treated as being received when the company has done what it was authorised to do by that shareholder.

(F)	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before that person’s name is entered in the register, has been sent to a person from whom they derive title.

General

95.	Audit

The directors may appoint an auditor of the company who shall hold office on such terms as the directors determine. Without prejudice to the freedom of the directors to establish any other committee, if the shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the legislation and/or any other competent regulatory authority, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the legislation and/or any other competent regulatory authority. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate. If the shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest. The remuneration of the auditor shall be fixed by the Audit Committee (if one exists). If the office of auditor becomes vacant by resignation or death of the auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such auditor. Every auditor of the company shall have a right of access at all times to the books and accounts and vouchers of the company and shall be entitled to require from the directors and officers such information and explanation as may be necessary for the performance of the duties of the auditor. Auditors shall, if so required by the directors, make a report on the accounts of the company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the shareholders. Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval. At least one member of the Audit Committee must have accounting or related financial management expertise (for example, past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities) as determined by the board of directors in its business judgment.

96.	Presumptions Where Documents Destroyed

(A)	The company can destroy or delete:

(i)	all transfer forms or instructions transferring shares, and documents sent to support a transfer, and any other documents which were the basis for making an entry by the company on the register, after six years from the date of registration;

(ii)	all dividend and other payment instructions and notifications of a change of address or name, after two years from the date these were recorded;

(iii)	all cancelled share certificates, after one year from the date they were cancelled; and

(iv)	all proxy forms after one year from the date they were used.

(B)	If the company destroys or deletes a document under this article 96, it is conclusively treated as having been a valid and effective document in accordance with the company’s records relating to the document. Any action of the company in dealing with the document in accordance with its terms before it was destroyed or deleted is conclusively treated as having been properly taken.

(C)	This article 96 only applies to documents which are destroyed or deleted in good faith and where the company is not on notice of any claim to which the document may be relevant.

(D)	If the documents relate to uncertificated shares, the company must comply with any requirements of the uncertificated securities rules which limit its ability to destroy or delete these documents.

(E)	This article 96 does not make the company or the directors liable if:

(i)	they destroy or delete a document earlier than the time limit referred to in paragraph (A) above;

(ii)	they do not comply with the conditions in paragraph (C) above; or

(iii)	the company or the directors (as the case may be) would not be liable if this article 96 did not exist.

(F)	This article 96 applies whether a document is destroyed or deleted or disposed of in some other way.

97.	Financial Year

Unless the directors otherwise prescribe, the financial year of the company shall end on 28 February in each year (and 29 February on each leap year) and, following the year of incorporation, shall begin on 1 March in each year.

98.	Transfer by Way of Continuation

If the company is exempted as defined in the legislation, it shall, subject to the provisions of the legislation and with the approval of a special resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

99.	Mergers and Consolidations

The company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the legislation) upon such terms as the directors may determine and (to the extent required by the Statute) with the approval of a special resolution.

100.	Winding Up

If the company shall be wound up, the liquidator shall apply the assets of the company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up: (i) if the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them; or (ii) if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the company for unpaid calls or otherwise. If the company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution of the company and any other approval required by the Statute, divide amongst the shareholders in kind the whole or any part of the assets of the company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

MISCELLANEOUS

101.	Exclusive Jurisdiction

(A)	Unless the company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the memorandum, these articles or otherwise related in any way to each shareholder’s shareholding in the company (other than those arising under the Securities Act or the Exchange Act), including but not limited to:

(i)	any derivative action or proceeding brought on behalf of the company;

(ii)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the company to the company or the shareholders;

(iii)	any action asserting a claim arising pursuant to any provision of the Statute, the memorandum or these articles; or

(iv)	any action asserting a claim against the company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

(B)	Unless the company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the Securities Act or the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than the company.

(C)	Any person or entity purchasing or otherwise acquiring any interest in the company’s shares, warrants or other securities of the company shall be deemed to have notice of and to have consented to the provisions of this article.

(D)	Without prejudice to the foregoing, if the provision in this article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these articles shall not be affected and this article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the company.

102.	Rights Plan

The board of directors may, when it deems desirable and in the best interests of the company that steps be taken to preserve for the shareholders the long-term value of the company in the event of a takeover or other opportunistic acquisition of shares, consider and authorize a dividend to shareholders of rights to purchase shares of a newly established and designated series of preference shares, which preference shares shall have the relative rights, preferences and limitations determined by the board of directors.

ANNEX E

Opinion of Kroll, LLC

Confidential	March 11, 2024

The Board of Directors

Rigel Resource Acquisition Corp

7 Bryant Park

1045 Avenue of the Americas, Floor 25

New York, NY 10018

Ladies and Gentlemen:

Rigel Resource Acquisition Corp. (“RRAC”) has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of RRAC (solely in its capacity as such) to provide an opinion (this “Opinion”), dated the date hereof, as to the fairness, from a financial point of view, to holders of Class A ordinary shares of RRAC (other than Rigel Resource Acquisition Holding LLC, Orion Mine Finance Fund III LP, investors in the PIPE Investment (defined below) and the PIPE Financing (defined below) (collectively, “PIPE Investors”), and their respective affiliates) of the Aggregate Consideration (defined below) to be paid by RRAC in the contemplated transaction described below (without giving effect to any impact of the Initial Business Combination (defined below) on any particular shareholder other than in its capacity as a shareholder).

Description of the Initial Business Combination

Duff & Phelps understands that Blyvoor Gold Resources Proprietary Limited (“Blyvoor Resources”), Blyvoor Gold Operations Proprietary Limited (“Tailings” and, together with Blyvoor Resources, the “Target Companies”), RRAC, RRAC NewCo, a wholly owned subsidiary of RRAC (“Newco”), and RRAC Merger Sub, a wholly owned subsidiary of Newco (“Merger Sub”), propose to enter into a Business Combination Agreement (the “Business Combination Agreement”) and Newco, Blyvoor Gold Proprietary Limited (“Blyvoor Gold”), Orion Mine Finance Fund II L.P. (“Orion”) and the Target Companies propose to enter into an Exchange Agreement (together with the Business Combination Agreement, the “Agreements”). Pursuant to and in connection with the Agreements, after giving effect to certain related transactions (defined below), all of the outstanding ordinary shares of the Target Companies will be acquired by Newco through the transfer to Newco (i) by Blyvoor Gold of 590 ordinary shares, no par value, of Blyvoor Resources (“Blyvoor Resources Shares”) owned by Blyvoor Gold in exchange for a number of ordinary shares, par value $1.00 per share, of Newco (“Newco Ordinary Shares”) with an aggregate ascribed value of $280,175,000, (ii) by Orion of 147 Blyvoor Resources Shares owned by Orion in exchange for a number of Newco Ordinary Shares with an aggregate ascribed value of $69,825,000 and (iii) by Blyvoor Gold of all outstanding ordinary shares, no par value, of Tailings in exchange for 600,000 Newco Ordinary Shares (such share exchange transactions described in the foregoing clauses (i) through (iii), the “Initial Business Combination”). We understand that the aggregate number of Newco Ordinary Shares to be issued by Newco to Blyvoor Gold and Orion in the Initial Business Combination consists of (A) 35,600,000 Newco Ordinary Shares, payable upon consummation of the Initial Business Combination (the “Closing Consideration”), (B) deferred share consideration payable by Newco to Blyvoor Gold within approximately 90 days following

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consummation of the Initial Business Combination, which we have been directed to assume will be 86,667 Newco Ordinary Shares (the “Deferred Share Consideration”) based on the amount of proceeds from the PIPE Investment (defined below), and (C) an earnout of up to an additional 2,625,000 Newco Ordinary Shares in the aggregate in exchange for the Blyvoor Resources Shares, payable during the approximately 30-month period following consummation of the Initial Business Combination, contingent on a specified Newco net cash amount immediately prior to consummation of the Initial Business Combination and the cumulative payable gold production exceeding certain milestones at a gold mine as specified in the Business Combination Agreement (such aggregate number of Newco Ordinary Shares issuable as earnout consideration, the “Earnout Consideration” and, together with the Closing Consideration and the Deferred Share Consideration, the “Aggregate Consideration”). With respect to the Deferred Share Consideration, we have been directed to assume for purposes of our analyses and this Opinion that the aggregate proceeds from the PIPE Investment will be $25 million as described below. With respect to the Earnout Consideration, we have been directed, based on financial projections for Blyvoor OpCo and Tailings provided to us by the managements of Blyvoor Resources and Tailings, respectively, to assume for purposes of our analyses and this Opinion that the full Earnout Consideration will be issuable in connection with the Initial Business Combination.

Duff & Phelps also understands that, prior to or concurrently with consummation of the Initial Business Combination, among other things, (i) RRAC will merge with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Newco, pursuant to which the outstanding securities of RRAC will be exchanged for Newco Ordinary Shares, cash consideration and/or equivalent securities of Newco, as the case may be, subject to the exercise of applicable redemption rights (such merger, the “Merger”), (ii) RRAC will consummate private placements of Newco Ordinary Shares for aggregate proceeds of $25 million, of which an aggregate of $7.5 million will be secured in connection with the execution of the Business Combination Agreement and, as we have been advised, an aggregate of $17.5 million will be secured following execution of the Business Combination Agreement (collectively, the “PIPE Investment”), and also will consummate a forward purchase transaction with Orion Mine Finance Fund III LP and (iii) RRAC will attempt to secure additional private investments in Newco Ordinary Shares for an aggregate purchase price of at least $48.5 million inclusive of the PIPE Investment (the “PIPE Financing”) (the transactions described in the foregoing clauses (i) through (iii) and the other transactions contemplated by the Agreements (other than the Initial Business Combination), the “related transactions”). The terms and conditions of the Initial Business Combination and the related transactions are more fully set forth in the Agreements and related documents.

Scope of Analyses

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuations, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

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1. Reviewed the following documents:

a.	RRAC’s prospectus on Form S-1 dated and filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2021, RRAC’s audited financial statements for the fiscal years ended December 31, 2021 and December 31, 2022 included in RRAC’s Form 10-K filed with the SEC and RRAC’s unaudited interim financial statements for the three and nine months ended September 30, 2023 included in RRAC’s Form 10-Q filed with the SEC;

b.	Audited financial statements for Blyvoor Gold Capital Proprietary Limited (“Blyvoor OpCo”) for the fiscal years ended February 28, 2022 and February 28, 2023;

c.	Audited financial statements for Blyvoor Resources for the fiscal years ended February 28, 2022 and February 28, 2023;

d.	Audited financial statements for Tailings for the fiscal years ended February 28, 2021 and February 28, 2022 and unaudited financial statements for Tailings for the fiscal year ended February 28, 2023;

e.	Blyvoor OpCo’s December 2023 Monthly Report, including unaudited financial statements for the year-to-date period ended December 31, 2023, and unaudited financial statements for Tailings for the year-to-date period ended December 31, 2023, in each case which the respective managements of the Target Companies identified as the most current financial statements available with respect to Blyvoor Resources and Tailings, as the case may be;

f.	The S-K 1300 Technical Report Summary on the Blyvoor Gold Mine, South Africa, dated February 28, 2023, prepared by Minxcon (Pty) Ltd for Blyvoor OpCo;

g.	The S-K 1300 Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa, dated February 28, 2023, prepared by Minxcon (Pty) Ltd for Tailings;

h.	The PIPE Investor Presentation, dated November 2023;

i.	Other internal documents relating to the history, financial conditions and prospects, current and future operations and probable future outlook of the Target Companies and Blyvoor OpCo provided to or otherwise discussed with us by the managements of the Target Companies and RRAC, including financial projections for Blyvoor OpCo for the fiscal years ending February 28, 2024 through February 28, 2058 provided to us by the management of Blyvoor Resources and financial projections for Tailings for the fiscal years ending February 28, 2024 through February 28, 2041 provided to us by the management of Tailings, in each case as approved for our use by the management of RRAC, and future commodity price estimates and other information and assumptions provided to us by the management of RRAC;

j.	A letter, dated March 10, 2024, from the management of RRAC, which made certain representations as to historical financial statements, financial projections, future commodity price estimates and other information and assumptions and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Target Companies and Blyvoor OpCo on a post-transaction basis; and

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k.	Documents related to the proposed Initial Business Combination, including execution versions, provided to us on March 11, 2024, of the Agreements;

2.	Discussed the information referred to above and the background and other elements of the Initial Business Combination and the related transactions with the management of RRAC;

3.	Performed certain financial and comparative analyses using generally accepted methodologies and analytical techniques, including a discounted cash flow analysis, and reviewed, for informational purposes, selected public companies and selected precedent transactions; and

4.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with the consent of RRAC and the Board of Directors:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including RRAC, the Target Companies, Blyvoor OpCo and their respective managements, and Duff & Phelps did not independently verify such information;

2.	Relied upon the fact that RRAC and the Board of Directors have been advised by counsel as to all legal matters with respect to the Initial Business Combination and the related transactions, including whether all procedures required by law to be taken in connection with the Initial Business Combination and the related transactions have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections and pro forma and other information, including the financial projections for Blyvoor OpCo and Tailings and future commodity price estimates and other information and assumptions, that Duff & Phelps has been directed to utilize in its analyses were reasonably prepared and based upon the best currently available information and good faith judgments of the respective managements of the Target Companies and RRAC, as the case may be, and are a reasonable basis upon which to evaluate the future financial performance of the Target Companies, Blyvoor OpCo and RRAC, the potential pro forma financial effects of the Initial Business Combination and the related transactions and the other matters covered thereby, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and pro forma and other information or any underlying assumptions;

4.	Assumed that, when delivered as contemplated by the Business Combination Agreement, additional audited financial statements relating to the Target Companies will not reflect any information that would be material to our analyses or this Opinion;

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5.	Assumed that information supplied and representations made by RRAC, the Target Companies and their respective managements regarding RRAC, the Target Companies, Blyvoor OpCo, the Initial Business Combination and the related transactions are accurate;

6.	Assumed that the representations and warranties made in the Agreements are accurate;

7.	Assumed that the final versions of all documents conform in all material respects to the execution versions reviewed by Duff & Phelps;

8.	Assumed that the aggregate proceeds from the PIPE Financing (inclusive of the PIPE Investment) will be $56 million as described by the management of RRAC;

9.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of RRAC, the Target Companies or Blyvoor OpCo since the dates of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or fact that would make the information reviewed by Duff & Phelps inaccurate, incomplete or misleading;

10.	Assumed that all of the conditions required to implement the Initial Business Combination and the related transactions will be satisfied and that the Initial Business Combination and the related transactions will be completed in accordance with the terms of the Agreements without any amendments thereto or any waivers of any terms or conditions thereof;

11.	Assumed that the consummation of the Initial Business Combination and the related transactions will comply in all respects with all applicable federal, state and local statutes, rules and regulations, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination and the related transactions will be obtained, and that, in the course of obtaining such consents and approvals for the Initial Business Combination, the related transactions or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on RRAC, the Target Companies, Blyvoor OpCo, the Initial Business Combination or the related transactions (including the contemplated benefits expected to be derived in the Initial Business Combination) or that otherwise would be meaningful in any respect to Duff & Phelps’ analyses or this Opinion;

12.	Assumed that the Initial Business Combination will qualify for the intended tax treatment contemplated by the Agreements; and

13.	Assumed, at RRAC’s direction and for purposes of our analyses, a value of $10.00 per Newco Ordinary Share (inclusive of cash consideration payable with respect to outstanding securities of RRCA pursuant to the Merger).

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analyses and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.

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Duff & Phelps has rendered this Opinion on the date hereof. This Opinion is necessarily based upon information available, and market, economic, financial and other conditions as they exist and can be evaluated, as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion that may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate RRAC’s, the Target Companies’, Blyvoor OpCo’s or any other entity’s solvency or conduct an independent appraisal or physical inspection of any properties, assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of RRAC, the Target Companies, Blyvoor OpCo or any other entity. Duff & Phelps expresses no view or opinion as to the potential impact on RRAC, the Target Companies, Blyvoor OpCo or any other entity of any actual or potential litigation, claims or arbitration or governmental, regulatory or other third-party proceedings, audits or investigations. Duff & Phelps is not an expert in the evaluation of mineral resources or reserves and we express no view or opinion as to the exploration, development or production (including, without limitation, as to the costs, feasibility or timing thereof) of or at any properties of RRAC, the Target Companies, Blyvoor OpCo or any other entity. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination or any related transactions, the assets, businesses or operations of RRAC, the Target Companies or Blyvoor OpCo or any alternatives to the Initial Business Combination or any related transactions, (ii) negotiate the terms of the Initial Business Combination or the related transactions, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from RRAC’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreements, the Initial Business Combination and the related transactions, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination or the related transactions.

Duff & Phelps is not expressing any view or opinion as to the actual value of Newco Ordinary Shares when issued as contemplated by the Initial Business Combination and the related transactions or the market price or value of RRAC’s Class A ordinary shares or the securities of the Target Companies or Blyvoor OpCo either before or after the announcement or consummation of the Initial Business Combination and the related transactions. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion or analysis of RRAC’s, the Target Companies’ or Blyvoor OpCo’s credit worthiness or as to tax, accounting, legal, regulatory or similar advice, including as to tax or other consequences of the Initial Business Combination, any related transactions or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting RRAC, the Target Companies, Blyvoor OpCo, the Initial Business Combination or the related transactions (including the contemplated benefits expected to be derived in the Initial Business Combination), and we have relied, with your consent, upon the assessments of representatives of RRAC as to such matters. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any tax, accounting, legal or regulatory matters.

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This Opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Aggregate Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of RRAC or Newco held or to be held by such holders, and this Opinion does not in any way address proportionate allocation or relative fairness. This Opinion does not address any terms (other than the Aggregate Consideration to the extent expressly specified herein), aspects or implications of the Initial Business Combination, including, without limitation, the form or structure of the Aggregate Consideration or the Initial Business Combination or any terms, aspects or implications of any support agreements, registration rights agreements, forward purchase agreements, redemption rights or lock-up arrangements, any special cash dividend payable to Newco in connection with the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Initial Business Combination, the related transactions or otherwise. In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of RRAC’s, the Target Companies’ or Blyvoor OpCo’s officers, directors, or employees, or any class of such persons, relative to the Aggregate Consideration or otherwise, or with respect to the fairness (financial or otherwise) of any such compensation.

This Opinion is furnished for the use and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the Initial Business Combination. Duff & Phelps consents to the inclusion of this Opinion in its entirety in the proxy statement/prospectus to be mailed to RRAC’s shareholders in connection with the Initial Business Combination if such inclusion is required by applicable law. This Opinion (i) does not address the underlying business decision of RRAC to effect or enter into the Initial Business Combination or any related transactions, the relative merits of the Initial Business Combination or any related transactions as compared to any alternative strategy or transaction or the effect of any other transaction; (ii) does not address any related transactions; (iii) is not a recommendation as to how the Board of Directors or any shareholder should vote or act with respect to any matters relating to the Initial Business Combination or any related transactions, including without limitation, whether shareholders of RRAC should redeem their shares in connection with the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Aggregate Consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the Aggregate Consideration payable in the Initial Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transactions may depend on an assessment of factors unrelated to the financial analyses on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps and is subject to the terms set forth in the engagement letter between Duff & Phelps and RRAC, dated January 18, 2024.

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Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Board of Directors with respect to this Opinion in connection with the proposed Initial Business Combination and will receive a fee for its services, of which a portion was paid as a non-refundable retainer in connection with the engagement of Duff & Phelps, a portion was payable upon Duff & Phelps informing RRAC that it is prepared to deliver this Opinion, and the principal portion is payable upon consummation of the Initial Business Combination. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. During the approximately two years preceding the date of this Opinion, Duff & Phelps performed various valuation services for Orion Resource Partners (USA) LP and its affiliates. For these prior engagements, Duff & Phelps received customary fees, expense reimbursements and indemnification with aggregate professional fees totaling approximately $1,100,000.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by RRAC in the Initial Business Combination is fair, from a financial point of view, to holders of Class A ordinary shares of RRAC (other than Rigel Resource Acquisition Holding LLC, Orion Mine Finance Fund III LP, PIPE Investors, and their respective affiliates and without giving effect to any impact of the Initial Business Combination on any particular shareholder other than in its capacity as a shareholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps Opinions Practice

Kroll, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

The Amended and Restated Memorandum and Articles of Association of Aurous Resources provide that Aurous Resources shall indemnify each of its directors and officers (including former directors and officers) out of its assets, to the fullest extent permissible under the laws of the Cayman Islands, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever, which any of those directors or officers may incur as a result of any act or failure to act in carrying out their functions unless that liability arises through their actual fraud, willful neglect or willful default.

Aurous Resources intends to purchase a policy of directors’ and officers’ liability insurance that insures Aurous Resources officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Aurous Resources against its obligations to indemnify its officers and directors.

These provisions may have the effect of reducing the likelihood of derivative litigation against Aurous Resources officers and directors, even though such an action, if successful, might otherwise benefit Aurous Resources and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Aurous Resources pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Aurous Resources pursuant to the foregoing provisions, the directors, officers or persons controlling Aurous Resources have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*†	Business Combination Agreement, dated March 11, 2024, by and among Rigel, Aurous Gold, Gauta Tailings, Aurous Resources, and Merger Sub, set forth on the signature pages thereto (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).
2.2*	Form of Plan of Merger, by and among, Rigel and Merger Sub (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
2.3	Exchange Agreement, dated March 11, 2024, by and among Aurous Resources, Blyvoor Gold, Orion Fund II, Aurous Gold and Gauta Tailings (incorporated by reference to Exhibit 2.2 to Rigel’s Current Report on Form 8-K (File No. 001-40122) filed with the SEC on March 11, 2024).
2.4	Omnibus Amendment, dated as of October 17, 2024, by and among Rigel Resource Acquisition Corp, Blyvoor Gold Resources Proprietary Limited, Blyvoor Gold Operations Proprietary Limited, Aurous Resources, RRAC Merger Sub and Rigel Resource Acquisition Holding, LLC (attached as Annex A-1 to the proxy statement/prospectus that forms a part of this registration statement).
3.1***	Amended and Restated Memorandum of Association and Articles of Association of Aurous Resources.
3.2*	Second Amended and Restated Memorandum of Association and Articles of Association of Aurous Resources (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
4.1*	Specimen ordinary share certificate of Aurous Resources.
4.2	Specimen Unit Certificate of Rigel Resource Acquisition Corp (incorporated by reference to Exhibit 4.1 to Rigel Resource Acquisition Corp’s Registration Statement on Form S-1 filed with the SEC on October 19, 2021).
4.3

Specimen Share Certificate of Rigel Resource Acquisition Corp (incorporated by reference to Exhibit 4.2 to Rigel Resource Acquisition Corp’s Registration Statement on Form S-1 filed with the SEC on October 19, 2021).

4.4	Warrant Agreement, dated November 3, 2021, between Rigel and Continental Stock Transfer & Trust Company, (incorporated by reference to Exhibit 4.1 to Rigel’s Current Report on Form 8-K (File No. 001-40122) filed with the SEC on November 4, 2021).
4.5*	Form of Warrant Assignment, Assumption and Amendment Agreement.
5.1*	Opinion of Conyers, Dill & Pearman LLP as to the validity of the securities being registered.
8.1*	Opinion of Sidley Austin LLP regarding certain federal income tax matters.
10.1	Sponsor Support Agreement, dated March 11, 2024, by and among Rigel, Aurous Resources, the Target Companies, the Sponsor and the persons set forth on Schedule I thereto (collectively with the Sponsor, the “Sponsors”) (incorporated by reference to Exhibit 10.1 to Rigel’s Current Report on Form 8-K (File No. 001-40122) filed with the SEC on March 11, 2024).
10.2	Form of Subscription Agreement entered into by and among Rigel, Aurous Resources, Blyvoor Gold, the Sponsor and institutional subscribers (incorporated by reference to Exhibit 10.2 to Rigel’s Current Report on Form 8-K (File No. 001-40122) filed with the SEC on March 11, 2024).
10.3*	Form of the Amended and Restated Registration Rights Agreement, by and among Aurous Resources, the Sponsor and certain other holders of the Aurous Resources Ordinary Shares (included as Exhibit A to Exhibit 2.1).
10.4*††	Form of Equity Incentive Plan (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to Rigel Resource Acquisition Corp’s Registration Statement on Form S-1 filed with the SEC on October 19, 2021).
10.6	Investment Management Trust Agreement, dated November 4, 2021, by and between Rigel Resource Acquisition Corp and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.7	Amendment No. 1 to the Investment Management Trust Agreement, dated as of October 5, 2023, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference as Exhibit 10.1 To Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on October 11, 2023).
10.8	Convertible Promissory Note, dated May 8, 2023, by and between Rigel Resource Acquisition Corp and Rigel Resource Acquisition Holding, LLC (incorporated by reference to Exhibit 10.1 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on August 10, 2023).

10.9	Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, by and between Rigel Resource Acquisition Corp, Rigel Resource Acquisition Holding LLC and Orion Mine Finance GP III LP (incorporated by reference to Exhibit 10.1 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on December 29, 2023).
10.10	Convertible Promissory Note, dated August 9, 2023, by and between Rigel Resource Acquisition Corp and Rigel Resource Acquisition Holding, LLC (incorporated by reference to Exhibit 10.2 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on August 10, 2023).
10.11	Amended and Restated Convertible Promissory Note, dated as of December 28, 2023, by and between Rigel Resource Acquisition Corp, Rigel Resource Acquisition Holding LLC and Orion Mine Finance GP III LP (incorporated by reference to Exhibit 10.2 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on December 29, 2023).
10.12	Promissory Note, dated December 23, 2023, by and between Rigel Resource Acquisition Corp and Rigel Resource Acquisition Holding LLC (incorporated by reference to Exhibit 10.1 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on December 29, 2023).
10.13	Promissory Note, dated August 12, 2024 by and between Rigel Resource Acquisition Corp, Rigel Resource Acquisition Holding LLC and Orion Mine Finance GP III LP (incorporated by reference to Exhibit 10.1 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on August 13, 2024).
10.14	Promissory Note, dated August 23, 2024, by and between Rigel Resource Acquisition Corp and Rigel Resource Acquisition Holding LLC (incorporated by reference to Exhibit 10.1 to Rigel Resource Acquisition Corp’s Current Report on Form 8-K filed with the SEC on August 26, 2024).
10.15***#	Sandstorm Stream Agreement, dated August 30, 2018, by and between Blyvoor Capital, as seller, and OMF Fund II (SO) Ltd, as purchaser (currently Sandstorm), as amended on April 1, 2019, and further amended on August 11, 2022.
10.16***#	Trident Offtake Agreement, date August 30, 2018, by and between Blyvoor Capital and OMF Fund II (SO) Ltd., as novated to OMF Fund II (O) Ltd on May 12, 2020, further amended on August 24, 2021, and as novated to Trident on January 11, 2022.
10.17***#	Orion Shareholder Loan, dated August 30, 2018, by and between Blyvoor Capital, as borrower, Blyvoor Gold and Aurous Gold, as guarantors, and Orion Fund II, as lender.
10.18***#†	Aurous Gold Shareholder Agreement, dated August 30, 2018, by and between Aurous Gold, Blyvoor Gold, Orion Fund II and Stratocorp Holdings.
10.19***#†	Blyvoor Capital Shareholder Agreement, dated November 14, 2018, by and between Aurous Gold, Blyvoor Capital, Orion Fund II, Blyvoor Empowerment Partners (RF) Proprietary Limited, Mapogo, the Workers Trust and the Community Trust.
10.20***#	Blyvoor Gold Shareholder Loan, dated November 14, 2018 by and between Blyvoor Gold Proprietary Limited, as lender, and Blyvoor Gold Resources Proprietary Limited, as borrower.
10.21	Joinder to Sponsor Support Agreement, dated as of October 17, 2024, by and among Rigel Resource Acquisition Holding LLC, Rigel Resource Acquisition Corp, Aurous Resources, Blyvoor Gold Resources Proprietary Limited, Blyvoor Gold Operations Proprietary Limited, Orion Mine Finance GP III LP, Orion Mine Finance Fund III LP (incorporated by reference to Exhibit 10.1 to Rigel’s Current Report on Form 8-K (File No. 001-860879) filed with the SEC on October 18, 2024).
21.1***	List of subsidiaries of Aurous Resources.
23.1*	Consent of Uwe Engelmann, Qualified Person for Minxcon’s 2024 Technical Report Summary on the Blyvoor Gold Mine, South Africa
23.2*	Consent of Daan van Heerden, Qualified Person for Minxcon’s 2024 Technical Report Summary on the Blyvoor Gold Mine, South Africa
23.3*	Consent of Uwe Engelmann, Qualified Person for Minxcon’s 2024 Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa
23.4*	Consent of Daan van Heerden, Qualified Person for Minxcon’s 2024 Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa
23.5*	Consent of BDO LLP, independent registered public accounting firm for Aurous Gold and Gauta Tailings.
23.6*	Consent of Marcum LLP, independent registered public accounting firm for Rigel.
23.7*	Consent of Conyers, Dill & Pearman LLP (included in Exhibit 5.1).
23.8*	Consent of Sidley Austin LLP (included in Exhibit 8.1).
23.9*	Consent of Marcum LLP, independent registered public accounting firm for Aurous Resources.
96.1***	Technical Report Summary on the Blyvoor Gold Mine, South Africa, effective at February 29, 2024, prepared by Minxcon.
96.2***	Technical Report Summary on the Blyvoor Tailings Retreatment Project, South Africa, effective at February 29, 2024, prepared by Minxcon.
99.1***	Consent of Kroll, LLC, operating through its Duff & Phelps Opinions Practice.
99.2*	Form of Proxy Card for Rigel’s extraordinary general meeting.
99.3*	Consent of Alan Smith to be named as director.
99.4*	Consent of Richard Floyd to be named as director.
99.5*	Consent of Izak Marais to be named as director.
99.6*	Consent of Jan Hendrik (Hennie) van Greuning to be named as director.
99.7*	Consent of Christine Coignard to be named as director.
99.8*	Consent of Steven Hayes to be named as director.
107***	Filing Fee Table.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
††	Indicates a management contract or compensatory plan.
#	Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish supplementally an unredacted copy of such exhibit to the Commission upon request.

Item 22.	Undertakings.

Each of the undersigned registrants hereby undertakes:

●	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

●	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

●	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

●	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

●	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of each registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

●	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

●	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa, on December 6, 2024.

AUROUS RESOURCES

By:	/s/ Alan Smith
Name:	Alan Smith, for and on behalf of Aurous Resources
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Alan Smith	Director	December 6, 2024
Alan Smith, for and on behalf of Aurous Resources

/s/ Richard Floyd	Director	December 6, 2024
Richard Floyd, for and on behalf of Aurous Resources

/s/ Jeff Feeley	Chief Financial Officer	December 6, 2024
Jeff Feeley, for and on behalf of Aurous Resources

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Johannesburg, South Africa, on December 6, 2024.

BLYVOOR GOLD RESOURCES PROPRIETARY LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith, for and on behalf of Blyvoor Gold Resources Proprietary Limited
Title:	Director

BLYVOOR GOLD OPERATIONS PROPRIETARY LIMITED

By:	/s/ Alan Smith
Name:	Alan Smith, for and on behalf of Blyvoor Gold Operations Proprietary Limited
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Alan Smith	Director	December 6, 2024
Alan Smith, for and on behalf of Blyvoor Gold Resources Proprietary Limited

/s/ Richard Floyd	Director	December 6, 2024
Richard Floyd, for and on behalf of Blyvoor Gold Resources Proprietary Limited

/s/ Alan Smith	Principal Executive Officer	December 6, 2024
Alan Smith, for and on behalf of Blyvoor Gold Resources Proprietary Limited

/s/ Pieter du Preez	Principal Financial Officer	December 6, 2024
Pieter du Preez, for and on behalf of Blyvoor Gold Resources Proprietary Limited

/s/ Alan Smith	Director	December 6, 2024
Alan Smith, for and on behalf of Blyvoor Gold Operations Proprietary Limited

/s/ Richard Floyd	Director	December 6, 2024
Richard Floyd, for and on behalf of Blyvoor Gold Operations Proprietary Limited

/s/ Alan Smith	Principal Executive Officer	December 6, 2024
Alan Smith, for and on behalf of Blyvoor Gold Operations Proprietary Limited

/s/ Pieter du Preez	Principal Financial Officer	December 6, 2024
Pieter du Preez, for and on behalf of Blyvoor Gold Operations Proprietary Limited

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Aurous Resources, Aurous Gold and Gauta Tailings, has signed this registration statement in the United States on December 6, 2024.

By:	/s/ Jonathan Lamb
Name:	Jonathan Lamb
Title:	Authorized Representative